Exhibit 99.1

TABLE OF CONTENTS

		Page
PART I

Item 1.	Business	1
	Risk Factors	35
Item 2.	Properties	36
Item 3.	Legal Proceedings	38
Item 4.	Submission of Matters to a Vote of Shareholders	40

PART II
Item 5.	Market for Registrant’s Common Equity and Related Shareholder Matters and Issuer Purchases of Equity Securities	40
Item 6.	Selected Financial Data	43
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	45
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk	71
Item 8.	Financial Statements and Supplementary Data	72
Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	185
Item 9A.	Controls and Procedures	185
Item 9B.	Other Information	185

PART III
Item 10.	Directors and Executive Officers of the Registrant	185
Item 11.	Executive Compensation	192
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	198
Item 13.	Certain Relationships and Related Transactions	203
Item 14.	Principal Accountant Fees and Services	205

PART IV
Item 15.	Exhibits and Financial Statement Schedules	207
	Signatures	208

Exhibit 3.1	Restated Certificate of Incorporation of News Corporation.
Exhibit 4.5	Second Supplemental Indenture, dated as of November 12, 2004, by and among News America Incorporated, News Corporation, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the Liquid Yield Option™ Notes due February 28, 2021.
Exhibit 4.19	Thirteenth Supplemental Indenture, dated as of November 12, 2004, by and among News America Incorporated, News Corporation, The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.
Exhibit 4.29	Ninth Supplemental Indenture, dated as of November 12, 2004, by and among News America Incorporated, News Corporation, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.
Exhibit 4.34	Fourth Supplemental Indenture, dated as of November 12, 2004, by and among News America Incorporated, News Corporation, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the 5% Subordinated Discount Debentures due 2016.
Exhibit 4.37	Second Supplemental Indenture, dated as of November 12, 2004, by and among News America Incorporated, News Corporation, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the Beneficial Unsecured exChangeable Securities.
Exhibit 4.39	Amendment No. 1 to Rights Agreement, by and between News Corporation and Computershare Investor Services, LLC
Exhibit 10.3	Letter Amendment No. 2 to Five Year Credit Agreement, dated as of August 30, 2004, among News America Incorporated, various guarantors, various lenders, agents and banks.
Exhibit 10.11	Amended and Restated Employment Agreement, dated as of August 1, 2004, by and between News America Incorporated and Peter Chernin.
Exhibit 10.12	News Corporation 2004 Stock Option Plan.
Exhibit 10.13	News Corporation 2004 Replacement Stock Option Plan.
Exhibit 10.14	Master Assignment, Assumption and Indemnity Agreement, dated as of September 13, 2004, by and between The News Corporation Limited, Carlholt Pty. Ltd. and News Corporation, Inc.
Exhibit 21	List of Subsidiaries.
Exhibit 23.1	Consent of Ernst & Young LLP regarding News Corporation.
Exhibit 23.2	Consent of Ernst & Young LLP regarding Fox Entertainment Group, Inc.
Exhibit 23.3	Consent of Ernst & Young LLP regarding Gemstar–TV Guide International, Inc.
Exhibit 31.1	Certification of the Chairman and Chief Executive Officer.
Exhibit 31.2	Certification of the Chief Financial Officer.
Exhibit 32.1	Certification of the Chairman and Chief Executive Officer.
Exhibit 32.2	Certification of the Chief Financial Officer.

i

ITEM 1. BUSINESS

Background

News Corporation is a diversified international media and entertainment company with operations in eight industry segments, including (i) filmed entertainment, (ii) television, (iii) cable network programming, (iv) direct broadcast satellite television, (v) magazines and inserts, (vi) newspapers, (vii) book publishing and (viii) other. The activities of News Corporation are conducted principally in the United States, the United Kingdom, Australia, Italy, Asia and the Pacific Basin. For financial information regarding the Company’s segments and operations in geographic areas see “Item 8. Financial Statements and Supplementary Data”.

On November 12, 2004, a reorganization transaction was consummated (the “Reorganization”), whereby News Corporation became the parent company of News Holdings Limited (formerly known as The News Corporation Limited) (“TNCL”), a South Australia corporation, and its subsidiaries. The Reorganization was consummated pursuant to schemes of arrangements under Australian law in which all ordinary and preferred shares of TNCL were cancelled and holders received in exchange shares of News Corporation Class B Common Stock (Voting) and Class A Common Stock (Non-Voting), respectively, on a one for two basis. Unless otherwise indicated, references herein to “News Corporation”, the “Group” or the “Company” means TNCL and its subsidiaries prior to November 12, 2004 and News Corporation and its subsidiaries from such date forward. Descriptions of transactions contained herein that occurred prior to the Reorganization have been adjusted to reflect the consummation of the Reorganization.

News Corporation’s subsidiaries, Fox Entertainment Group, Inc. (“FEG”) and NDS Group plc (“NDS”), and certain of the companies in which News Corporation owns equity interests, either directly or indirectly, including British Sky Broadcasting Group plc (“BSkyB”), Gemstar-TV Guide International, Inc. (“Gemstar-TV Guide”), The DIRECTV Group, Inc. (“DIRECTV”), are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission (“SEC”).

News Corporation’s principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036 and its telephone number is 212 852-7000. The Company’s website is www.newscorp.com. TNCL’s filings with the SEC are available, free of charge, through the Company’s website and News Corporation will make available, free of charge, through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. The Company maintains a 52-53 week fiscal year ending on the Sunday nearest to June 30 in each year. At June 30, 2004, the Company had approximately 38,800 full-time and part-time employees of whom approximately 20,000 were located in the U.S., approximately 9,000 in the U.K. and approximately 9,800 in Australia.

Special Note Regarding Forward-Looking Statements

This document and the documents incorporated by reference into this Report, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contain statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words “expect,” “estimate,” “anticipate,” “predict,” “believe” and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this document and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, trends affecting the Company’s financial condition or results of operations. The readers of this document are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. More information regarding these risks, uncertainties and other factors is set forth under the heading “Risk Factors” set forth on pages 35 and 36 of Item 1. The Company does not ordinarily make projections of its future operating results and undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review this document and the other documents filed by the Company with the Securities and Exchange Commission. This section should be read in conjunction with the audited consolidated financial statements of the Company and related notes set forth elsewhere herein.

BUSINESS OVERVIEW

Filmed Entertainment

News Corporation is engaged in the development, production and worldwide distribution of feature films and television programs through its subsidiary, FEG. As of November 22, 2004, News Corporation owned approximately 82.3% of the equity and 97.0% of the voting power of FEG. FEG’s Class A Common Stock is listed on the New York Stock Exchange under the symbol “FOX”.

Feature Film Production and Distribution

One of the world’s largest producers and distributors of motion pictures, Fox Filmed Entertainment (“FFE”), a subsidiary of FEG, produces, acquires and distributes motion pictures throughout the world under a variety of arrangements. During fiscal 2002, 2003 and 2004, FFE placed 22, 23, and 24 motion pictures, respectively, in general release in the U.S. Those motion pictures were produced or acquired by the following units of FFE: Twentieth Century Fox and Fox 2000, which produce motion pictures for mainstream audiences; Fox Searchlight Pictures, which produces and acquires specialized motion pictures; and Twentieth Century Fox Animation, which produces feature length animated motion pictures. Motion pictures produced and/or distributed by FFE in the U.S. and international territories since the beginning of fiscal 2002 include Planet of the Apes, Ice Age, Star Wars Episode II: Attack of the Clones, Minority Report (together with DreamWorks SKG), Road to Perdition (together with DreamWorks SKG), X-2: X-Men United, Daredevil, 28 Days Later, Bend it Like Beckham, League of Extraordinary Gentlemen, Master and Commander (together with Universal Studios and Miramax Film Corp.), Cheaper by the Dozen, Man on Fire (together with New Regency), The Day After Tomorrow, Garfield, Dodgeball: A True Underdog Story, Thirteen, Johnson Family Vacation and Napoleon Dynamite (together with Paramount Pictures Corporation and MTV). FEG has already released or currently plans to release approximately 30 motion pictures in the United States in fiscal 2005, including I, Robot, Alien vs. Predator, Robots, Star Wars Episode III: Revenge of the Sith, Kingdom of Heaven, Elektra (together with New Regency), Fat Albert and Garden State (together with Miramax Film Corp.).

In addition, pursuant to an agreement with Monarchy Enterprises Holdings B.V. (“MEH”), the parent company of Regency Entertainment (USA), Inc. (“New Regency”) in which FEG has a 20% interest, FFE distributes certain New Regency films and all films co-financed by FEG and New Regency in all media worldwide, excluding certain international territories with respect to theatrical and home video rights and most international territories with respect to television rights. Among its 2005 releases, FEG currently expects to release five New Regency films, two of which are co-financed by FEG and New Regency.

Motion picture companies, such as FFE, typically seek to generate revenues from various distribution channels. FFE derives its worldwide motion picture revenues primarily from four basic sources (set forth in general chronology of exploitation): (i) distribution of motion pictures for theatrical exhibition in the U.S. and Canada and markets outside of the U.S. and Canada (“International” markets); (ii) distribution of motion pictures in various home media formats; (iii) distribution of motion pictures for exhibition on pay-per-view, video-on-demand and premium pay television programming services; and (iv) distribution of motion pictures for exhibition on free television networks, other broadcast program services, independent television stations and basic cable programming services, including certain services which are affiliates of FEG and News Corporation. FEG does not always have rights in all media of exhibition to all motion pictures which it releases, and does not necessarily distribute a given motion picture in all of the foregoing media in all markets.

FEG believes that the pre-release marketing of a feature film is an integral part of its motion picture distribution strategy and generally begins marketing efforts three to six months in advance of a film’s release date in any given territory. FEG markets and distributes its films worldwide principally through its own distribution and marketing companies.

Through Twentieth Century Fox Home Entertainment, Inc., FEG distributes motion pictures and other programming produced by units of FFE, its affiliates and other producers in the U.S., Canada and International markets in all home media formats, including the sale and rental of DVDs and videocassettes. In fiscal 2004, the domestic home entertainment division released or re-released over 500 produced and acquired titles, including 26 new FFE film releases, approximately 315 catalog titles and approximately 160 television and non-theatrical titles. In International markets, FEG distributed, produced and acquired titles both directly and through foreign distribution channels, with approximately 480 releases in fiscal 2004, including approximately 22 new FFE film releases, over 350 catalog titles and approximately 110 television and non-theatrical releases. In addition, FEG continued an agreement with Metro-Goldwyn-Mayer (“MGM”) to distribute its video product in certain international markets in return for fees. FEG released nearly 450 MGM home entertainment theatrical, catalog and television programs internationally in fiscal 2004.

Units of FFE license motion pictures and other programs in the U.S., Canada and International markets to various third party and certain affiliated subscription pay television, pay-per-view and video-on-demand services. The license agreements reflecting the subscription pay television arrangements generally provide for a specified number of exhibitions of the program during a fixed term in exchange for a license fee which is based on a variety of factors, including the box office performance of each program and the number of subscribers to the service or system. The license agreements reflecting the pay-per-view and video-on-demand services arrangements generally provide for a license fee based on a percentage of the licensee’s gross receipts from the exhibition of the program, and in some cases, a guaranteed minimum fee. In addition, these agreements generally provide for a minimum number of scheduled pay-per-view exhibitions and a minimum video-on-demand exhibition period during a fixed term. Among third-party license agreements that units of FFE have in place in the U.S. for television exhibition of its motion pictures are exclusive subscription pay television license agreements with Home Box Office (“HBO”), providing for the licensing of films initially released for theatrical exhibition through the year 2009, as well as arrangements with Starz Encore Group. Units of FFE also license motion pictures in the U.S. to direct broadcast satellite (“DBS”) pay-per-view services operated by DIRECTV and EchoStar Communications Corporation, as well as to pay-per-view and video-on-demand services operated by iN Demand L.L.C. In addition, in International markets, units of FFE license motion pictures to leading third-party pay television services and pay-per-view services as well as to emerging video-on-demand services and programming services operated by various affiliated entities.

Competition. Motion picture production and distribution are highly competitive businesses. FEG competes with other film studios, independent production companies and others for the acquisition of artistic properties, the services of creative and technical personnel, exhibition outlets and the public’s interest in its products. The number of motion pictures released by FEG’s competitors, particularly the other major film studios, in any given period may create an oversupply of product in the market, and that may reduce FEG’s shares of gross box office admissions and may make it more difficult for FEG’s motion pictures to succeed. The commercial success of the motion pictures produced and/or distributed by FEG is substantially affected by the public’s unpredictable response to them. In addition, television networks are now producing more programs internally, which may reduce such networks’ demand for programming from other parties.

Competitive risks affecting FEG’s home entertainment business include competition among home video formats, such as DVDs, and with other methods of distribution, such as video-on-demand services, as well as risks associated with controlling unauthorized copying and distribution of FEG’s programs. For a further discussion of issues relating to unauthorized copying and distribution of FEG’s programs, see “– Intellectual Property Rights.”

Television Programming, Production and Distribution

Twentieth Century Fox Television (“TCFTV”). During the past three fiscal years, TCFTV produced television programs for the FOX, ABC, CBS, NBC, UPN and WB broadcast television networks. TCFTV currently produces, or has orders to produce, episodes of the following television series: Boston Legal and Untitled John Stamos Project for ABC; Judging Amy, Still Standing and Yes Dear (each co-produced with CBS Worldwide Inc.) for CBS; 24, American Dad, Arrested Development, The Bernie Mac Show (a co-production with Regency Television), Family Guy, The Inside, The Jury, King of the Hill, Method & Red (a co-production with Regency Television), North Shore, Quintuplets, The Simpsons, and Tru Calling for FOX; and Reba for the WB. Generally, a network will license a specified number of episodes for exhibition on the network during the license period. All other distribution rights, including International and off-network syndication rights, are typically retained by TCFTV and utilized by other units of FEG.

Generally, television programs are produced under contracts that provide for license fees which may cover only a portion of the anticipated production costs. As these costs have increased in recent years, the resulting deficit between production costs and license fees for domestic first-run programming has also increased. Therefore, additional licensing is often critical to the financial success of a series since the license fee paid by a network generally does not fully recover production costs. Successful U.S. network television series are licensed for (i) first-run exhibition in Canadian and International markets, (ii) off-network exhibition in the U.S. (including in syndication or to cable programmers) and (iii) syndication in International markets. Generally, a series must be broadcast for at least three to four television seasons for there to be a sufficient number of episodes to offer the series in syndication in the U.S. or to cable and DBS programmers in the U.S. The decision of a television network to continue a series through an entire television season or to renew a series for another television season depends largely on the series’ audience ratings.

Twentieth Television. Twentieth Television licenses both television programming and feature films for domestic syndication. Twentieth Television has a program portfolio that includes original reality and first-run television programming produced by its production companies for sales to the Fox Television Stations, other local stations throughout the United States, FEG’s cable network business and basic cable networks. Twentieth Television sells national advertising units retained by Twentieth Television in off-network and first-run programming. Twentieth Television derives revenue from off-network and first-run program sales in the form of cash license fees paid by both broadcast and cable licensees, and from the sales of national advertising units retained by Twentieth Television in its programs. Twentieth Television also sells advertising units for DIRECTV.

Fox Television Studios (“FtvS”). FtvS is a program supplier to the major U.S. broadcast and cable networks, including FX, Sci-Fi, TNT and A&E, as well as a growing number of international networks (including the BBC). FtvS produces The Shield for FX, and has a pilot order from FX for Thief (through Regency Television). FtvS also produces or has orders to produce several broadcast series through Regency Television (a partnership with New Regency), including Malcolm in the Middle, The Bernie Mac Show (a co-production between Regency Television and TCFTV), and Method & Red (a co-production between Regency Television and TCFTV) for FOX; Listen Up (a co-production with CBS Productions) for CBS; and Shacking Up for the WB. FtvS has or will produce a variety of television movies/extended series and non-fiction shows. Its international productions include multiple versions of Temptation Island and Joe Millionaire. FtvS also produces game shows, specials and other forms of programming for U.S. and international broadcasters.

Competition. Similar to motion picture production and distribution, production and distribution of television programming is extremely competitive. FEG competes with other film studios, independent production companies and others for the acquisition of artistic properties, the services of creative and technical personnel, exhibition outlets and the public’s interest in its products. In addition, television networks are now producing more programs internally, which may reduce such networks’ demand for programming from other parties.

Motion Picture and Television Libraries

FEG’s motion picture and television library (the “Fox Library”) consists of varying rights to over 3,260 previously released motion pictures, of which over 400 have been released since 1980, and many well-known television programs. The motion pictures in the Fox Library include many successful and well-known titles, such as The Sound of Music, Mrs. Doubtfire, Planet of the Apes, Dr. Dolittle, X-Men, The Day After

Tomorrow and eight of the top 23 domestic box office grossing films of all time, which are Titanic (together with Paramount Pictures Corporation), Star Wars, Star Wars Episode I: The Phantom Menace, Star Wars Episode II: Attack of the Clones, Return of the Jedi, Independence Day, The Empire Strikes Back and Home Alone. FEG earns significant revenues through licensing of titles in the Fox Library in many distribution channels, including television and home entertainment formats.

The Fox Library contains varying rights to many television series and made-for-television motion pictures. The television programming in the Fox Library consists of such classic series as Batman, The Mary Tyler Moore Show, M*A*S*H, Hill Street Blues, Doogie Howser, M.D., L.A. Law, The Wonder Years, Picket Fences, Room 222, Trapper John, M.D., Daniel Boone, The X-Files and Buffy the Vampire Slayer, as well as such current hits as The Simpsons, NYPD Blue, King of the Hill, Judging Amy (together with CBS Worldwide, Inc.), Malcolm in the Middle, The Bernie Mac Show, 24, The Shield, Yes, Dear, Family Guy, American Idol, The Simple Life, Joe Millionaire and The Swan.

Television

News Corporation is engaged in the distribution of network and television programming and the operation of broadcast television stations, principally through FEG and through News Corporation’s indirect wholly-owned subsidiary STAR Group Limited (“STAR”).

Fox Television Stations

Fox Television Stations, currently owns and operates 35 full power stations including stations located in nine of the top ten largest designated market areas (“DMAs”). Fox Television Stations owns and operates two stations in nine DMAs, including New York, Los Angeles, and Chicago, the first, second, and third largest DMAs, respectively.

Fox Television Stations owns and operates twenty-five stations that are affiliates of Fox Broadcasting Company (“FOX Affiliates”). For a description of the programming offered to FOX Affiliates, see “— Fox Broadcasting Company.” In addition, Fox Television Stations owns and operates stations that are affiliated with the United Paramount Network (“UPN”) in nine markets including four of the top 10 DMAs. The affiliation agreements with UPN generally extend through the 2005-2006 season. UPN provides approximately 13 hours of programming a week, including two-hour prime-time programming blocks five nights a week, to its affiliates.

The following table lists certain information about each Fox Television Station. Unless otherwise noted, all stations are FOX Affiliates.

	DMA/RANK	STATION		CHANNEL/TYPE		PERCENTAGE OF U.S. TELEVISION HOUSEHOLDS REACHED(1)
New York, NY	1	WNYW		5	VHF	6.7%
		WWOR	(2)	9	VHF
Los Angeles, CA	2	KTTV		11	VHF	5.0%
		KCOP	(2)	13	VHF
Chicago, IL	3	WFLD		32	UHF	3.1%
		WPWR	(2)	50	UHF
Philadelphia, PA	4	WTXF		29	UHF	2.7%
Boston, MA	5	WFXT		25	UHF	2.2%
Dallas, TX	7	KDFW		4	VHF	2.1%
		KDFI	(3)	27	UHF
Washington, DC	8	WTTG		5	VHF	2.0%
		WDCA	(2)	20	UHF
Atlanta, GA	9	WAGA		5	VHF	1.9%
Detroit, MI	10	WJBK		2	VHF	1.8%
Houston, TX	11	KRIV		26	UHF	1.7%
		KTXH	(2)	20	UHF
Tampa, FL	13	WTVT		13	VHF	1.5%
Minneapolis, MN (4)	14	KMSP		9	VHF	1.5%
		WFTC	(2)	29	UHF
Phoenix, AZ	15	KSAZ		10	VHF	1.5%
		KUTP	(2)	45	UHF
Cleveland, OH	16	WJW		8	VHF	1.4%
Denver, CO(5)	18	KDVR		31	UHF	1.3%
Orlando, FL	20	WOFL		35	UHF	1.2%
		WRBW	(2)	65	UHF
St. Louis, MO	21	KTVI		2	VHF	1.1%
Baltimore, MD	23	WUTB	(2)	24	VHF	1.0%
Kansas City, MO	31	WDAF		4	VHF	0.8%
Milwaukee, WI	32	WITI		6	VHF	0.8%
Salt Lake City, UT	36	KSTU		13	VHF	0.7%
Birmingham, AL	40	WBRC		6	VHF	0.7%
Memphis, TN	44	WHBQ		13	VHF	0.6%
Greensboro, NC	48	WGHP		8	VHF	0.6%
Austin, TX	54	KTBC		7	VHF	0.5%
Gainesville, FL	162	WOGX		51	UHF	0.1%

Total:						44.5%

Source: Nielsen Media Research, January 2005

(1)	VHF television stations transmit on Channels 2 through 13 and UHF television stations on Channels 14 through 69. UHF television stations in many cases have a weaker signal and therefore do not achieve the same coverage as VHF television stations. To address this disparity, the Federal Communications Commission (“FCC”) ownership rule applies a UHF discount (the “UHF Discount”) which attributes only 50% of the television households in a local television market to the audience reach of a UHF television station for purposes of calculating whether that station’s owner complies with the national station ownership cap imposed by FCC regulations and by statute. In addition, the coverage of two commonly owned stations in the same market is only counted once. The percentages listed are rounded and do not take into account the UHF Discount. For more information regarding the FCC’s national station ownership cap, see “Regulation—Television Stations and Television Broadcast Network.”
(2)	UPN affiliate.
(3)	Independent station and secondary FOX affiliate, carrying children’s programming provided by FOX.
(4)	The Company also owns and operates KFTC, Channel 26, Bemidji, MN as a satellite station of WFTC, Channel 29, Minneapolis, MN.
(5)	The Company also owns and operates KFCT, Channel 22, Fort Collins, CO, as a satellite station of KDVR, Channel 31, Denver, CO.

The Fox Television Stations derive substantially all of their revenues from local and national spot advertising. Advertising rates are determined by each Fox Television Station based on market conditions in the area which it serves. In addition to cash sales, the Fox Television Stations enter into customary agreements with syndicators, pursuant to which the Fox Television Stations acquire programming and the rights to sell a specified amount of advertising time for use in national spot and local advertising markets in exchange for allowing the syndicator to retain a specified amount of advertising time for sale in the national advertising market in lieu of, or in addition to, cash consideration.

Fox Broadcasting Company (“FOX”)

FOX has 196 FOX Affiliates, including 25 full power television stations that are owned by subsidiaries of FEG, which reach, along with Fox Net, a FEG-owned cable service which reaches areas not served by an over-the-air FOX affiliate, approximately 98% of all U.S. television households. In general, each week FOX regularly delivers to its affiliates 15 hours of prime-time programming and one hour of late-night programming on Saturday. FOX’s prime time programming features such series as The Simpsons, King of the Hill, That ‘70s Show, Malcolm in the Middle, The OC, 24 and The Bernie Mac Show; unscripted series such as American Idol; and various movies and specials. In addition, a significant component of FOX’s programming consists of sports programming, with FOX providing to its affiliates live coverage (including post-season) of the National Football Conference of the National Football League (the “NFL”) and Major League Baseball (“MLB”) as well as live coverage of the premiere racing series (the Nextel Cup and the Busch series) of the National Association of Stock Car Auto Racing (“NASCAR”). FOX also provides a four-hour block of children’s programming on Saturday morning, programmed by 4Kids Entertainment (“4Kids”), a children’s entertainment company. FOX’s agreement with 4Kids extends until the 2005-2006 broadcast season.

FOX derives the majority of its revenues from sales of commercial advertising time in the national advertising marketplace. FOX’s programming line-up is intended to appeal primarily to target audiences of 18 to 49-year old adults, the demographic group that advertisers seek to reach most often. During the 2003-2004 broadcast season, FOX ranked second in prime-time programming based on viewership of adults aged 18 to 49 (NBC had a 4.2 rating and a 12 share, FOX had a 4.1 rating and an 11 share, CBS had a 3.9 rating and an 11 share and ABC had a 3.2 rating and a 9 share). The median age of the FOX viewer is 36 years, as compared to 46 years for NBC, 45 years for ABC and 53 years for CBS.

FOX obtains programming from major television studios and independent television production companies pursuant to license agreements. The terms of such agreements generally provide the Company with the right to broadcast a television series for a minimum of four seasons. FOX licenses its film programming from major film studios and independent film production companies. National sports programming, such as NFL, MLB and NASCAR programming, is obtained under license agreements with professional sports leagues or organizations. The Company’s current licenses with the NFL, MLB, and NASCAR extend until the 2005-2006 NFL season, the 2006 MLB season, and the 2008 NASCAR season, respectively, assuming no early termination. In November 2004, FOX announced that it has extended its license with the NFL through 2011.

FOX provides programming to the FOX Affiliates in accordance with affiliation agreements of varying durations, which grant to each affiliate the right to broadcast network television programming on the affiliated station. Such agreements typically run three or more years and have staggered expiration dates. These affiliation agreements generally require FOX Affiliates to carry FOX programming in all time periods in which FOX programming is offered to such affiliates, subject to certain exceptions stated in the affiliation agreements. In 2003, FOX renewed agreements with FOX Affiliates primarily relating to the amount of commercial advertising time FOX provides to them in NFL programming and the affiliates’ contributions toward the cost of those rights.

Competition. The network television broadcasting business is highly competitive. FOX directly competes for programming and for viewers with the ABC, NBC, CBS, and the WB and UPN networks. ABC, NBC and CBS each broadcasts a significantly greater number of hours of programming than FOX and, accordingly, may be able to designate or change time periods in which programming is to be broadcast with greater flexibility than FOX. FOX also competes with other non-network sources of television service, including cable television and DBS services. Other sources of competition may include home video exhibition, the Internet and home computer usage. In addition, future technological developments may affect competition within the television marketplace.

FOX competes for advertising revenues with other broadcast networks. Each of ABC, NBC and CBS has a greater number of affiliates with VHF signals, which are generally considered to have greater reach in their markets and, therefore, are more appealing to advertisers.

In addition, each of the Fox Television Stations competes for advertising revenues with television stations, radio and cable systems in its market area and with other advertising media such as newspapers, magazines, outdoor advertising, direct mail and Internet websites. All of the Fox Television Stations are located in highly competitive markets. Additional elements which are material to the competitive position of each of the television stations include management experience, authorized power and assigned frequency of such station. Competition for sales of broadcast advertising time is based primarily on the anticipated and actually delivered size and demographic characteristics of audiences as determined by various rating services, price, the time of day when the advertising is to be broadcast, competition from the other broadcast networks, cable television systems, DBS services and other media and general economic conditions. Competition for audiences is based primarily on the selection of programming, the acceptance of which is dependent on the reaction of the viewing public which is often difficult to predict.

STAR

News Corporation, through its indirect wholly-owned subsidiary STAR Group Limited (“STAR”), is engaged in the development, production and broadcasting of television programming to 53 countries throughout Asia and the Middle East. STAR currently broadcasts in seven languages and across 54 channels. STAR divides its markets into four regions: India; mainland China; Taiwan; and the rest of Asia. STAR estimates that approximately 300 million people in 95 million households have access to STAR’s owned and affiliated channels. STAR’s owned and affiliated channels are also distributed in Europe, Australia and North America.

STAR’s programming is primarily distributed via satellite to local cable and direct-to-home (“DTH”) operators for distribution to their subscribers. STAR is the leading provider of television programming in Asia. Of the 54 channels offered by STAR, 26 channels are wholly owned and operated by STAR, including Xing Kong Wei Shi (“Xing Kong”) (a mainland China general entertainment channel, launched in March 2002, that is broadcast in southern China where STAR has been granted official landing rights), several versions of STAR Plus (the highest rated cable channel in India) and STAR Movies (the highest rated international movie channel in India), STAR Chinese Channel (one of the leading cable channels in Taiwan).

STAR has also expanded into regional language programming in India. In August 2004, STAR increased its ownership from 56% to 100% in Vijay Television Limited, which supplies content for Vijay channel, a Tamil language general entertainment channel which is distributed by STAR throughout India. In addition, STAR provides an additional 28 channels owned and operated by third parties or joint ventures between News Corporation and other entities, including NGC Networks Asia (National Geographic), Phoenix Satellite Holdings Limited, and ESPN STAR Sports, a 50/50 joint venture between STAR and ESPN.

The primary sources of programming on STAR’s owned and affiliated channels include exclusive rights to broadcast: (i) original Indian and Chinese television programming produced or commissioned by STAR; (ii) many of Asia’s most popular sporting events (such as English Premier League soccer); (iii) theatrical movies produced by Twentieth Century Fox, Dreamworks SKG, MGM, The Walt Disney Company and StudioCanal; (iv) an extensive contemporary Chinese film library comprising over 600 titles; and (v) an extensive Hindi film library comprising over 600 titles. STAR’s other sources of programming include rights to broadcast music videos, as well as music and youth-oriented programming, carried on Channel [V], STAR’s 24-hour music television service, which is also a free-to-air channel in mainland China.

Competition. Generally, STAR competes against various channels for a share of subscription, distribution, channel position, ratings as well as programming.

India. In India the pay-TV broadcasting industry has several participants. Competition for STAR’s Hindi entertainment channels in the pay-TV sector is provided by both pay and free-to-air channels since they are delivered by common cable. The competition is mainly from Zee Telefilms, Sony Entertainment Television (Sony), Sahara TV, SAB TV and Doordarshan (the government-owned broadcasting company which currently has a monopoly on terrestrial broadcasting).

STAR competes against Zee Telefilms and Sony in bidding for both Hindi film and programming rights and, through its 50% owned sports joint venture with ESPN STAR Sports, for sports broadcast rights such as cricket rights.

China. In mainland China, STAR competes primarily in two distinct markets for which it has received government approvals to distribute its services. One is among 3-star and above hotels and other approved organizations and institutions that are allowed to receive overseas satellite TV channels throughout mainland China. The second is among general households in Guangdong that can view local Chinese channels as well as Xing Kong channel via cable networks. In the hotel and other institutional market, STAR competes mainly with foreign satellite television providers such as Discovery, HBO, AXN, MTV and CETV.

In the Guangdong cable market, STAR competes with CETV and other Chinese and Hong-Kong based satellite television channels.

Taiwan. In Taiwan, STAR competes against various channels, depending on programming genre.

Cable Network Programming

The Company, through FEG, holds interests in cable network programming businesses in the areas of news, sports, general entertainment and movies.

Fox News Channel. Fox News Channel (“Fox News”) is a 24-hour all news cable channel which is currently available to approximately 86 million households according to Nielsen Media Research. Fox News also produces a weekend political commentary show, Fox News Sunday, for broadcast on FOX. Fox News, through its Fox News Edge service, licenses news feeds to Fox affiliates and other subscribers to use as part of local news broadcasts. Fox News has also launched the national Fox News Radio Network which licenses hourly updates and long form programs to local radio stations.

Sports programming operations. Fox Sports Net, Inc. (“FSN”) is the largest RSN programmer in the U.S., focusing on live professional and major collegiate home team sports events. FSN’s sports programming business consists primarily of ownership interests in 19 RSNs (the “Fox Sports RSNs”) and National Sports Partners, a partnership between FSN and Rainbow Media Sports Holdings, Inc. (“Rainbow”), an indirect subsidiary of Cablevision Systems Corporation (“Cablevision”), which operates

Fox Sports Net, a national sports programming service. Fox Sports Net provides its affiliated RSNs with 24-hour national sports programming featuring original and licensed sports-related programming and live and replay sporting events.

FSN owns an equity interest in, or through Fox Sports Net is affiliated with, 21 RSNs. These RSNs reach approximately 81 million households according to Nielsen Media Research and have rights to telecast live games of 63 professional sports teams in the MLB, the National Basketball Association (“NBA”) and the National Hockey League (“NHL”) out of a total of 81 such teams in the U.S. and numerous collegiate conferences and sports teams.

FSN owns a 40% interest in Regional Programming Partners (“RPP”), a partnership with Rainbow which owns various interests in RSNs, the New York Knickerbockers NBA franchise, the New York Rangers NHL franchise, the Madison Square Garden entertainment complex in New York, New York, and Radio City Music Hall in New York, New York. In December 2003, the Company sold to RPP the 50% direct interest that RPP did not own in each of the Fox Sports Net Bay Area RSN and the Fox Sports Net Chicago RSN for an aggregate of $150 million. For a discussion of purchase and sale rights related to the investment in RPP, see “Item 8. Financial Statements and Supplementary Data.”

FX Network. Launched in 1994, FX Networks LLC (“FX”) currently reaches approximately 85 million households according to Nielsen Media Research. FX is a general entertainment network that provides a growing roster of original series and films as well as acquired television series and motion pictures. In addition, FX carries sports programming with live coverage of certain NASCAR events. FX’s line-up for the Fall 2004 season includes the following syndicated shows: King of the Hill, Fear Factor, COPS, Buffy the Vampire Slayer, The Practice and Married…with Children; and the following original programming: the Emmy® and Golden Globe® award winning drama series, The Shield, the critically-acclaimed drama series Nip/Tuck and the new drama series Rescue Me.

SPEED Channel. Currently reaching approximately 63 million households according to Nielsen Media Research, SPEED Channel focuses on the world of racing automobile and motorcycle enthusiast programming, including NASCAR races, events and original programming as well as other top racing series, such as Formula One, World Rally, Grand American Road Racing, American Motorcycle Association and Moto GP racing and events.

FUEL. Launched on July 1, 2003, FUEL is a 24-hour programming service dedicated to the world of extreme sports. FUEL covers both competitive and performance action in the arenas of skateboarding, surfing, BMX, freestyle motocross, snowboarding and wakeboarding. Programming includes international extreme sports events and competitions, and original and co-produced series.

Fox College Sports. Fox College Sports, consists of three regionally-aligned networks, FCS Pacific, FCS Central and FCS Atlantic. Fox College Sports provides live and delayed collegiate events from the nation’s top collegiate conferences, daily regional news and coaches’ shows from Fox Sports Net affiliated RSNs across the country.

Fox Movie Channel. Fox Movie Channel (“FMC”) is Hollywood’s first and only studio-based movie network. FMC showcases commercial-free, unedited contemporary hits and classics from the Fox Library, as well as documentaries and series exploring the movie-making process.

Fox Sports International. Fox Sports International owns Fox Sports World, a U.S. programming English-language service devoted to international sports such as soccer and rugby, and Fox Sports World-Middle East, an English-language sports network which airs in the Middle East.

Fox Sports International owns approximately 37.8% of Fox Pan American Sports LLC (“FPAS”), with Liberty Media Corporation (“Liberty”) and Hicks, Muse, Tate & Furst Incorporated owning the remainder. FPAS owns and operates Spanish-language sports businesses, including the Fox Sports Latin America network (a Spanish-language sports network distributed to subscribers in certain Caribbean and Central and South American nations outside of Brazil) and Fox Sports en Espanol (a Spanish-language sports network distributed in the United States).

Fox International Channels. Fox International Channels (“FIC”) owns and operates channels in 26 countries in Europe, Latin America and Asia, including Fox-branded channels in Latin America, Italy, Spain and Japan, FX in the UK, Fox Life in Italy, Voyage in France, and History in Italy and India. FIC has recently announced plans to launch an FX channel in Brazil in the first quarter of 2005.

The Fox, FX and FoxLife branded channels have first-run and library series programming and theatrical movies acquired primarily from major film studios, as well as original productions. The History Channel provides factual series and specials acquired primarily from A&E Television Networks. The Voyage Channel is focused on travel related programming.

Fox Reality Channel. FEG announced its plans to launch a new 24-hour national programming service in early 2005, the Fox Reality Channel.

Sale of Dodgers. In February 2004, FEG sold the Los Angeles Dodgers (the “Dodgers”), together with Dodger Stadium and the team’s training facilities in Vero Beach, Florida and the Dominican Republic, to entities owned by Frank McCourt (the “McCourt Entities”). The gross consideration for the sale of the Dodgers franchise and real estate assets was $421 million, subject to further adjustment. The consideration at closing was comprised of (i) $225 million in cash, (ii) a $125 million two-year note secured by non-team real estate, (iii) a $40 million four-year note secured by bank letters of credit and (iv) a $31 million three-year note that is convertible, at FEG’s option, into preferred equity in the McCourt Entities if unpaid at maturity. FEG has agreed to remit $50 million during the first two years following the closing of the transaction to reimburse the McCourt Entities for certain pre-existing commitments. For further information regarding this transaction, please see “Item 8: Financial Statements and Supplementary Data”.

Competition.

General. Cable network programming is another highly competitive business. Cable programming services compete for distribution and, when distribution is obtained, compete for viewers and advertisers with over-the-air broadcast television, radio, print media, motion picture theaters, videocassettes, DVDs and other sources of information and entertainment. Important competitive factors include the prices charged for programming, the quantity, quality and variety of programming offered and the effectiveness of marketing efforts. More generally, FEG’s cable networks compete with various other leisure-time activities such as home videos, movie theatres, personal computers and other alternative sources of entertainment and information.

Fox News. Fox News Channel’s primary competition comes from the cable networks CNN, MSNBC, CNBC and Headline News. Fox News also competes for viewers and advertisers within a broad spectrum of television networks, including other cable networks and over-the-air broadcast television.

Sports programming operations. A number of basic and pay television programming services (such as ESPN) as well as free over-the-air stations and broadcast networks provide programming that targets the Fox Sports RSNs’ audience. Fox Sports Net is currently the only programming service distributing a full range of sports programming on both a national and regional level. On a national level, Fox Sports Net’s primary competitor is ESPN and, to a lesser extent, ESPN2. In regional markets, the Fox Sports RSNs compete with other regional sports networks, including those operated by team owners, local broadcast television stations and other sports programming providers and distributors.

In addition, the Fox Sports RSNs and Fox Sports Net compete, to varying degrees, for sports programming rights. The Fox Sports RSNs compete for local and regional rights with local broadcast television stations, other local and regional sports networks and the owners of distribution outlets such as cable television systems. Fox Sports Net competes for national rights principally with the national broadcast television networks, a number of national cable services that specialize in or carry sports programming, television “superstations,” which distribute sports and other programming to cable television systems by satellite, and with independent syndicators that acquire and resell such rights nationally, regionally and locally. The owners of distribution outlets such as cable television systems may also contract directly with the sports teams in their service area for the right to distribute a number of such teams’ games on their systems.

The owners of teams may also launch their own RSN and contract with cable television systems for carriage. In certain markets, the owners of distribution outlets, such as cable television systems, also own one or more of the professional teams in the region, increasing their ability to launch competing networks and thereby limiting the professional sports rights available for acquisition by Fox Sports RSNs.

FX. FX faces competition from a number of basic and pay television programming services (such as the USA Network, Turner Network Television, HBO and Showtime) as well as free over-the-air broadcast networks that provide programming that targets the same viewing audience as FX. FX also faces competition from these programming services in the acquisition of distribution rights to programming.

Direct Broadcast Satellite Television

The Company engages in the direct broadcast satellite business through its subsidiary, SKY Italia. The Company also owns equity interests in BSkyB and DirecTV, which are engaged in the DBS business (for a description of the businesses of these equity interests, please see discussion under heading “— Equity Interests”).

SKY Italia

In April 2003, News Corporation and Telecom Italia acquired Telepiu, S.p.A. (“Telepiu”), for approximately $874 million, consisting of the assumption of $388 million in outstanding indebtedness and a cash payment of $486 million. In the acquisition, Telepiu was merged with Stream S.p.A., and the combined platform was renamed SKY Italia. On September 28, 2004, the Company purchased the remaining 19.9% interest held by Telecom Italia that it did not already own for $108 million, before fees.

SKY Italia currently distributes over 100 channels of basic and premium programming services via satellite directly to subscribers. This programming includes exclusive rights to popular sporting events, newly-released movies and SKY Italia’s original programming such as SKY News, Italy’s first 24-hour news channel. As of September 30, 2004, SKY Italia had approximately 2.8 million subscribers.

Competition. The number of pay television subscribers with services other than SKY Italia is minimal; however, competition in the Italian pay television market is growing and is expected to continue to increase. Both video through a DSL connection and digital terrestrial have developed over the past year with the support of government subsidies of set top boxes and a number of operators are expected to launch new pay television offers on these alternative platforms in the near future. The development of competition is also encouraged through the regulatory environment which requires SKY Italia to wholesale its premium programming, to limit the length and exclusivity of certain of its premium programming contracts as well as to provide third parties with access to the SKY Italia platform.

Magazines and Inserts

The Company, through its subsidiaries, engages in marketing operations and magazine publishing.

News America Marketing Group

News Corporation’s U.S. marketing operations are organized under News America Marketing Group (“NAMG”).

NAMG consists primarily of the free-standing insert division (“FSI”), and the in-store division, a provider of in-store promotional services (“In-Store”).

FSI is one of the two largest publishers of promotional free-standing inserts in the U.S. Free-standing inserts are multiple-page promotional booklets containing coupons, sweepstakes, rebates and other consumer offers which are distributed to consumers through insertion into local Sunday newspapers. Advertisers, primarily packaged goods companies, pay FSI to produce free-standing inserts, and FSI contracts with and pays newspapers to include the free-standing inserts into their Sunday editions. FSI produces over 68 million free-standing inserts 48 times a year, which are inserted in more than 1000 Sunday newspapers throughout the U.S. FSI, through an affiliate, also produces over 5 million free-standing inserts 15 times annually in Canada, which are inserted into more than 140 Canadian newspapers.

NAMG is a leading provider of in-store marketing products and services, primarily to consumer packaged goods manufacturers, with products in more than 38,000 supermarkets, drug stores and mass merchandisers worldwide.

SmartSource®, the first branded endeavor in the couponing industry, is the brand name which is linked with NAMG’s vast assortment of promotional and marketing products, including free-standing inserts and In-Store’s instant coupon machines. The SmartSource® brand currently reaches more than 120 million consumers weekly.

The SmartSource iGroup manages NAMG’s portfolio of database marketing and on-line marketing products and services. The database marketing business, branded SmartSource Direct, provides database marketing and technology solutions for both retailers and manufacturers. The SmartSource Savings Network, which includes SmartSource.com, is an Internet-based network of more than 85 newspaper, retailer and lifestyle sites connected through a common platform that currently delivers printable coupons, samples and other consumer promotions to an audience of more than 50 million consumers.

Competition. NAMG competes against other producers of promotional, advertising inserts and direct mailers of promotional and advertising materials, as well as trade and in-store advertisements and promotions. Competition is based on advertising rates, availability of markets and rate of coupon redemption.

Magazines

United States. News Corporation publishes The Weekly Standard, a weekly magazine offering political commentary, in the United States.

Australia. News Magazines Pty. Ltd. (“News Magazines”) produces three tiers of magazines:– inserts for the Company’s Australian newspapers, direct sale and those magazines produced through News Custom Publishing, including INSIDEout, a home and lifestyle magazine, and donna hay, a home cooking and entertainment magazine.

Competition. The Weekly Standard, INSIDEout and donna hay compete for readership and advertising with other magazines of similar character and/or with other forms of print and non-print media. Competition for circulation is based upon the editorial and informational content of each publication and its price. Competition for advertising is based on circulation levels, reader demographics, advertising rates and advertiser results.

Newspapers

News Corporation is engaged in the newspaper publishing business in the United Kingdom, Australia and the United States.

United Kingdom. News International Limited (“News International”), a subsidiary of News Corporation, publishes The Times, The Sunday Times, The Sun and the News of the World in the U.K. Sales of these four newspapers account for approximately one-third of all national newspapers sold in the U.K. Both The Times, a daily published Monday through Saturday, and The Sunday Times are leading broadsheet newspapers. The Sun, published each morning Monday through Saturday, and the News of the World, published on Sunday, are both popular, mass market newspapers. The average paid circulation for each of these four national newspapers during the year ended June 30, 2004 was approximately: The Times– 644,000; The Sunday Times– 1,362,000; The Sun– 3,410,000; and News of the World– 3,876,000.

The printing of all four of News Corporation’s U.K. newspapers (except Saturday and Sunday supplements) takes place principally in four printing facilities owned by News Corporation which are situated in London, Knowsley (near Liverpool), Glasgow, and Ireland. News Corporation has begun a major project to update its presses in the UK. It has acquired new sites in two locations - Broxbourne (in North London) and North Lanarkshire (in Scotland). Over the next four to five years the Company will install new printing presses on these sites and on its existing sites at Knowsley (near Liverpool) and Kells (in the Republic of Ireland). The Wapping production facility will move to Broxbourne.

News International’s subsidiary, TSL Education Ltd. (“TSL”), publishes four periodicals for education professionals. The Times Literary Supplement, The Times Educational Supplement, The Times Higher Education Supplement and Nursery World are published weekly.

Australia. News Corporation is the largest newspaper publisher in Australia, owning more than 110 daily, Sunday, weekly, bi-weekly and tri-weekly newspapers, of which 80 are suburban publications. News Corporation publishes the only nationally distributed general interest newspaper in Australia, leading metropolitan newspapers in each of the major Australian cities of Sydney, Melbourne, Adelaide, Perth, Hobart and Darwin and leading suburban newspapers in the suburbs of Sydney, Melbourne, Adelaide, and Brisbane. News Corporation’s daily and Sunday newspapers (exclusive of its suburban and regional newspapers) account for in excess of 50% of the total circulation of all daily and Sunday newspapers (excluding suburban and regional newspapers) published in Australia. In addition, News Corporation owns an approximate 42% equity interest in Queensland Press Limited (“QPL”) which owns two metropolitan and eight regional newspapers in Australia. In November 2004, as part of the Reorganization, News Corporation purchased the remaining 58% interest in QPL. See “Item 13. Certain Relationships and Related Transactions.”

News Corporation’s principal daily newspapers in Australia are The Australian; The Daily Telegraph, which is published in Sydney; the Herald Sun, which is published in Melbourne; The Advertiser, which is published in Adelaide, The Mercury, which is published in Hobart, and the Northern Territory News, which is published in Darwin. The Courier-Mail, which is owned by QPL, is the daily newspaper in Brisbane. The Australian, which is Australia’s only general interest national daily newspaper, is printed in six cities and distributed nationwide in Australia. News Corporation’s other principal daily newspapers in Australia, as well as The Courier-Mail, are mass circulation, metropolitan newspapers with broadly-based readerships and are published and distributed regionally. The average Monday to Saturday paid circulation of each of these daily newspapers during fiscal 2004 was approximately as follows: The Australian – 158,000; The Daily Telegraph – 391,000; the Herald Sun – 546,000; The Advertiser – 213,000; The Courier-Mail – 235,000; The Mercury – 52,000; and the Northern Territory News – 24,000.

News Corporation’s principal Sunday newspapers in Australia are The Sunday Telegraph, which is published in Sydney; the Sunday Herald Sun, which is published in Melbourne; the Sunday Mail, which is published in Adelaide; The Sunday Times, which is published in Perth, the Sunday Tasmanian, which is published in Hobart, and the Sunday Territorian, which is published in Darwin. The Sunday Mail, which is published by QPL in Brisbane, is the Sunday newspaper in that city. All of these newspapers are mass circulation, metropolitan Sunday newspapers with broadly-based readerships reflecting the diversity of the populations of the cities in which they are published. The average paid circulation of each of these Sunday newspapers during fiscal 2004 was approximately as follows: The Sunday Telegraph –728,000; the Sunday Herald Sun – 597,000; the Sunday Mail (Adelaide) – 334,000; The Sunday Times – 353,000; The Sunday Mail (Brisbane) – 614,000; the Sunday Tasmanian – 59,000; and the Sunday Territiorian – 25,000.

The balance of the newspapers which News Corporation owns and publishes in Australia are distributed to a wide range of readers in urban, suburban and rural areas and are principally weekly publications. The majority of such newspapers are free-distribution suburban publications, having average weekly circulations of between approximately 15,000 and 128,000. In the Sydney suburban markets, News Corporation owns 18 newspapers; in Melbourne, 30 newspapers; in Brisbane, 16 newspapers; in Adelaide, 11 newspapers and one monthly magazine; and in Perth, News Corporation’s 50% owned suburban group publishes 16 weekly newspapers. The average weekly circulations of News Corporation’s suburban newspapers for the year ended June 30, 2004 aggregated approximately 5,403,000 homes. News Corporation’s suburban newspapers are leading publications in terms of advertising and circulation in each of their respective markets. News Corporation’s other newspapers in Australia are regional newspapers, circulating throughout broader, less densely populated areas.

Except for 43 of its suburban newspapers and 1 provincial newspaper, News Corporation’s Australian newspapers are produced and printed in facilities owned by News Corporation.

United States. News Corporation owns the New York Post (the “Post”), a mass circulation, metropolitan morning newspaper that is published seven days a week in New York City, Florida and California. For the year ended June 30, 2004, the newspaper had average daily circulation of approximately 677,000. Additionally, News Corporation operates NYPOST.COM (www.nypost.com), an Internet website that provides content of a nature similar to that contained in the print version of the Post. News Corporation prints the Post in a printing facility in Bronx, New York and uses third party printers in Florida and California.

Competition. The newspapers published by News Corporation compete for readership and advertising with local and national newspapers and compete with television, radio and other communications media in their respective locales. Competition for newspaper circulation is based on the news and editorial content of the newspaper, cover price and, from time to time, various promotions. The success of the newspapers published by News Corporation in competing with other newspapers and media for advertising depends upon advertisers’ judgments as to the most effective use of their advertising budgets. Competition for advertising among newspapers is based upon circulation levels, reader demographics, advertising rates and advertiser results. Such judgments are based on factors such as cost, availability of alternative media, circulation and quality of readership demographics.

Book Publishing

Through HarperCollins Publishers (“HarperCollins”), News Corporation is engaged in English language book publishing on a worldwide basis. HarperCollins is one of the world’s largest English language book publishers. Its most significant components are HarperCollins Publishers Inc., headquartered in New York, HarperCollins Publishers

Limited, headquartered in London, and The Zondervan Corporation (“Zondervan”), headquartered in Grand Rapids, Michigan. HarperCollins primarily publishes fiction and non-fiction, including religious books, for the general consumer. In the U.K., HarperCollins publishes some titles for the educational market as well.

During fiscal 2004, HarperCollins U.S. had 97 adult and children’s titles on The New York Times bestseller list, with nine titles that reached the #1 spot including One Hundred Years of Solitude by Gabriel Garcia Marquez; Deliver Us From Evil by Sean Hannity; Ella Enchanted by Gail Carson Levine; Mystic River by Dennis Lehane; I Already Know I Love You by Billy Crystal and Elizabeth Sayles; The Slippery Slope by Lemony Snicket; and Diary of A Worm by Doreen Cronin and Harry Bliss. HarperCollins Children’s Books earned the title of the publisher with the most children’s titles on The New York Times bestseller list.

Zondervan, HarperCollins’ Evangelical Christian Publishing division, published the bestseller The Purpose Driven Life in October 2002. The Purpose Driven Life, a #1 New York Times bestseller, has remained on the list for more than 74 weeks.

Competition. HarperCollins competes with other book publishers in all consumer markets.

Other

NDS

News Corporation owns approximately 77.8% of the equity and 97.1% of the voting power of NDS. NDS’ ADRs are quoted on both the Nasdaq National Market and on Nasdaq Europe under the symbol “NNDS.” For more information on NDS, please see its reports filed with the Securities and Exchange Commission.

NDS supplies open end-to-end digital technology and services to digital pay television platform operators and content providers. NDS’ technologies include conditional access and microprocessor security, broadcast stream management, set-top box middleware, electronic program guides, personal video recorder systems, interactive applications, mobile digital rights management, Secure Video Processing, internet and television-based bookmaking and gaming technology and Synamedia. NDS’ software systems, consultancy and systems integration services are focused on providing platform operators and content providers with technology to help them profit from the secure distribution of digital information and entertainment and the development and implementation of enhanced-television and interactive-television services from which broadcasters can derive additional revenues.

As of June 30, 2004, approximately 44.0 million authorized smart cards containing NDS technology were in use. NDS’ customers include leading broadcasters such as DIRECTV in the U.S., and BSkyB in the U.K., as well as a number of broadcasters in Latin America, Europe, Israel and the Asia-Pacific region.

Competition. NDS competes with a number of companies, although no single company competes with it in all of its product lines.

Other Operations

News Corporation owns an interest in two Dutch FM and cable radio stations, Sky Radio and Radio Veronica, as well as Classic FM, a Dutch cable radio station. News Corporation also owns Sky Radio A/S, a Danish FM and cable radio station and Sky Radio Hessen Verwaltung GmbH, a German FM and cable radio station. News Corporation, through its Balkan News Corporation subsidiary, operates bTV, the first national private free over-the-air television station in Bulgaria. bTV provides original and acquired general entertainment programming and news programs.

News Corporation owns 75% of News Out of Home BV, a joint venture with an affiliate of Capital International, Inc. News Out of Home BV owns and operates Town & City II S.A., News Outdoor Romania s.r.l., News Outdoor Hungary Kft and NewsOutdoor Czech Republic s.r.o., which are outdoor advertising companies located in Poland, Romania, Hungary and the Czech Republic, respectively. News Out of Home BV also owns 68% of Media Support Services Limited, an outdoor advertising company with operating subsidiaries located in Russia.

News Corporation owns Global Cricket Corporation, which has the exclusive rights to broadcast the Cricket World Cup and other related International Cricket Council cricket events through 2007.

News Interactive is News Corporation’s Australian online division. In addition to maintaining News Corporation’s Australian websites, News Interactive is responsible for online advertising in Australia. During the year, News Corporation re-branded its employment advertising as CareerOne and motor advertising as CARSguide on a national basis across metropolitan newspapers and online. News Interactive also operates NEWS.com.au, AustralianIT.com.au and FOXSPORTS.com.au.

News Corporation owns Festival Mushroom Records and Festival Mushroom Records (NZ) which are engaged in the recording, manufacturing, marketing and distribution of pre-recorded music in Australia and New Zealand.

Equity Interests

BSkyB

News Corporation holds an approximate 35.3% interest in BSkyB. BSkyB’s ordinary shares are listed on the London Stock Exchange and its American Depositary Shares, each representing four BSkyB ordinary shares, are listed on the New York Stock

Exchange, in each case under the symbol “BSY”. BSkyB is the leading pay television broadcaster in the U.K. and Ireland and is one of the leading suppliers of content, including movies, news, sports and general entertainment programming, to pay television operators in the U.K. For more information on BSkyB, please see its reports filed with the Securities and Exchange Commission.

DIRECTV

On December 22, 2003, the Company acquired a 34% interest in Hughes Electronics Corporation (“Hughes”) for total consideration of approximately $6.8 billion. General Motors Corporation (“GM”) sold its 19.8% interest in Hughes to the Company in exchange for approximately $3.1 billion in cash, and 57.2 million shares of News Corporation Class A Common Stock, valued at approximately $800 million. TNCL acquired 14.2% of Hughes from the former GM Class H common stockholders in exchange for approximately 204.2 million shares of News Corporation Class A Common Stock, valued at $2.9 billion. Immediately following the acquisition, TNCL transferred its entire 34% interest in Hughes to FEG in exchange for two promissory notes totaling $4.5 billion and approximately 74.5 million shares of FEG’s Class A common stock valued at $2.3 billion. Subsequent to the above transaction, Hughes changed its corporate name to The DIRECTV Group, Inc. For more information regarding the transaction, please see “Item 8: Financial Statements and Supplementary Data”.

DIRECTV’s common stock is listed on the New York Stock Exchange under the symbol “DTV.” DIRECTV is the largest provider of DTH television services and the second largest multichannel video programming distributor (“MVPD”) provider in the U.S., in each case based on the number of subscribers. DIRECTV provides its customers with access to hundreds of channels of digital-quality video and audio programming that are transmitted directly to its customers’ homes or businesses via high-powered geosynchronous satellites. For more information on DIRECTV, please see its reports filed with the Securities and Exchange Commission.

Gemstar-TV Guide

News Corporation owns approximately 41.3% of Gemstar-TV Guide International, Inc. (“Gemstar–TV Guide”). Gemstar–TV Guide’s common stock is quoted on the Nasdaq National Market under the symbol “GMST”. Gemstar–TV Guide is a media and technology company that develops, licenses, markets, and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. For more information on Gemstar–TV Guide, please see its reports filed with the Securities and Exchange Commission.

FOXTEL

News Corporation, Telstra Corporation Limited, an Australian telecommunications company, and Publishing and Broadcasting Limited (“PBL”) own and operate FOXTEL, a cable and satellite television service in Australia with 25%, 50% and 25% interests, respectively. At June 30, 2004, FOXTEL had approximately 1.1 million subscribers (including subscribers to Optus, an Australian telecommunications company). In connection with the joint venture, News Corporation agreed to offer to FOXTEL all programming for which they have Australian pay television rights for the next five years. This offer is subject to standard industry exceptions, and does not apply to rights previously granted to other parties at the date of the agreement (including the grant to Premium Movie Partnership referred to below). Units of FFE currently license programming to FOXTEL for exhibition on channels carried on FOXTEL’s service. In addition, FOXTEL carries two movie services, Showtime and Showtime Greats, programmed by the Premium Movie Partnership, in which a News Corporation subsidiary holds a 20% interest and to which a unit of FFE licenses motion pictures. In December 2002, the FOXTEL channels became available as part of bundled telephony and subscription television offerings by Telstra and Optus. Foxtel launched a new digital service on March 14, 2004 and, as at June 30, 2004, approximately a quarter of the FOXTEL managed subscriber base (excluding wholesale) was connected to the new digital service. Through this new digital service FOXTEL delivers over 100 channels on cable and satellite.

Sky Latin America

News Corporation holds a 49.7% economic interest in Sky Brasil Servicos Limitada (“Sky Brasil”), the leading DTH pay television service in Brazil. The remaining interests in Sky Brasil are held by Globopar Communicacoes e Participacoes S.A. and Liberty Media International, Inc. (“LMI”), which own 40.3% and 10% of Sky Brasil, respectively.

News Corporation holds a 30% interest in Innova, operator of Sky Mexico, the leading DTH pay television service in Mexico. The remaining interests in Innova are held by Grupo Televisa, S.A. and LMI, which own 60% and 10% of Innova, respectively.

In October 2004, News Corporation and DIRECTV announced a series of transactions that will result in the reorganization of the companies’ DTH satellite television platforms in Latin America. As part of these transactions, DIRECTV will acquire News Corporation’s interests in Sky Brasil and Innova. These transactions are subject to the satisfaction of customary closing conditions including certain regulatory approvals. In connection with these transactions, DIRECTV acquired News Corporation’s 30% interests in (i) Sky Multi-Country Partners, an entity which currently has interests in DTH businesses in Chile (Sky Chile) and Colombia (Sky Colombia), and (ii) DTH Techco Partners (“Techco”) which provides uplink services for the various “Sky” DTH services in Latin America and Sky Latin America Partners which provides management services to Techco and Sky Multi-Country Partners.

Other Investments

National Geographic Channel. FEG also holds a non-controlling 66.7% interest in the National Geographic Channel in the U.S., with National Geographic Television (“NGT”)

holding the remaining interest. The National Geographic Channel currently reaches approximately 51.6 million U.S. cable and DBS households according to Nielsen Media Research. FEG, NBC and NGT own 50%, 25% and 25% interests, respectively, in NGC Network International, LLC (“NGCI”), which produces the National Geographic Channel for distribution in various international markets, including certain countries in Europe and Asia. FEG and NGT also own 66.7% and 33.3% interests, respectively, in NGC Network Latin America, LLC, which owns and operates the National Geographic Channel in Latin America. The National Geographic Channel airs documentary programming on such topics as natural history, adventure, science, exploration and culture. The National Geographic Channel is currently shown in approximately 147 countries internationally, excluding the United States. National Geographic programming is provided in Australia, Africa, Israel, the UK, Scandinavia and central and eastern Europe, by a partnership in which British Sky Broadcasting Limited, NBC and NGT are currently partners.

LAPTV. FEG owns a 22.5% equity interest in LAPTV, a partnership which distributes three premium pay television channels (Movie City East and West, Cinecanal East and West and its multiplex channel Cinecanal 2) and one basic television channel (The Film Zone East and West) in Latin America (excluding Brazil). Such channels primarily feature theatrical motion pictures of the Company and three other studio partners in the English language with Spanish subtitles.

Telecine. FEG owns a 12.5% equity interest in Telecine, Ltda., which distributes five premium pay television channels (Telecine Premium, Telecine Action, Telecine Emotion, Telecine Happy and Telecine Classic) in Brazil. Such channels primarily feature theatrical motion pictures of FEG and three other studio partners in the English language with Portuguese subtitles.

Premium Movie Partnership. FEG owns a 20% equity interest in The Premium Movie Partnership, which distributes three premium pay television channels (Showtime and its multiplex channel, Showtime 2, and Showtime Greats) in Australia. Such channels primarily feature theatrical motion pictures of FEG and three other studio partners.

Phoenix. STAR owns approximately a 37.6% interest in Phoenix Satellite Television Holdings Limited (“Phoenix”), a company listed on the Stock Exchange of Hong Kong, which owns and operates general entertainment channels (Phoenix Chinese Channel, Phoenix Chinese News and Entertainment Channel and Phoenix North America Chinese Channel), a 24-hour news channel (Phoenix InfoNews Channel) and a movies channel (Phoenix Movies Channel), targeted at Chinese audiences around the world. Phoenix’s channels are distributed on a free-to-air or encrypted basis in Asia and via pay TV platforms in the United Kingdom, the United States and various countries in continental Europe.

Other STAR Interests. STAR has equity interests in a number of distribution platforms in Asia. Early in 2004, STAR entered into a joint venture with the Tata Group, one of India’s leading conglomerates. Subject to regulatory approval, the joint venture, in which STAR holds a 20% stake, aims to build India’s largest DTH television platform. STAR also has a 26% stake in Hathway Cable & Datacom Private Limited, one of the leading multi-system cable operators in India, which also provides broadband Internet services. STAR also holds 26% of Media Content and Communications Services India Pvt Ltd, which broadcasts STAR News – STAR’s 24 hour Hindi language news channel.

STAR also has minority interests in 16 cable systems throughout Taiwan, including systems affiliated with the Koos Group, a leading Taiwan business conglomerate. These 16 cable systems had over 2.6 million homes passed and approximately 1.2 million subscribers, based on numbers as at the end of September 2004. The Koos Group and STAR also formed a joint venture company in which STAR has a 20% interest, to fund the digitization and encryption of certain of the Taiwan cable systems in which both the Koos Group and STAR have ownership interests. This digitalization and encryption involves the installation of a digital set-top box in each subscriber’s home through which cable operators can offer additional pay TV channels and simple interactive services.

A joint venture of STAR has an alliance with Music Broadcast Private Limited in connection with the Radio City FM radio stations in India. Currently, Radio City has FM stations in Bangalore, Mumbai, Delhi and Lucknow.

China Netcom. News Corporation holds an indirect minority interest in China Netcom Corporation (Hong Kong) Limited, a public company which is one of the few licensed telecommunication operations in mainland China.

The Wireless Group. News Corporation owns a 38.2% interest in The Wireless Group, which owns and operates a national AM radio franchise and several independent local radio franchises in the U.K.

INL. News Corporation owns a 43.7% interest in Independent Newspaper Limited (“INL”). INL owns a 78.3% interest in Sky Network Television Limited, a land-linked UHF network and digital DBS service in Australia.

Recent Transactions regarding the Company’s Other Investments

In December 2003, FEG exercised its right to require Discovery Communications, Inc. (“Discovery”) to purchase FEG’s 10% interest in Discovery Health Channel, LLC for a purchase price of approximately $93 million. FEG had acquired this interest in connection with the sale of The Health Network to Discovery in June 2001. This transaction is expected to close in fiscal year 2005, subject to the satisfaction of customary closing conditions.

In May 2004, FEG sold its 40% interest in the Staples Center, a sports and entertainment complex in Los Angeles, California, and certain related interests for aggregate consideration of $128 million. In connection with the sale of this interest, FEG was released from several guarantees in the aggregate amount of $22.6 million outstanding at the time of this sale.

In May 2004, FEG acquired a 10% interest in an affiliate of Anschutz Entertainment Group, Inc. that has rights to develop and operate an entertainment and sports complex to be located inside and adjacent to the Millennium Dome in London, England for $25 million.

In August 2004, STAR entered into an agreement to acquire up to 26% in Balaji Telefilms Limited, the largest television content production company in India, whose shares are listed for trading on The Stock Exchange, Mumbai and the National Stock Exchange of India.

Government Regulation

General

Various aspects of News Corporation’s activities are subject to regulation in numerous jurisdictions around the world. News Corporation believes that it is in material compliance with the requirements imposed by such laws and regulations. The introduction of new laws and regulations in countries where News Corporation’s products and services are produced or distributed (and changes in the enforcement of existing laws and regulations in such countries) could have a negative impact on the interests of News Corporation.

Filmed Entertainment

United States

FFE is subject to the provisions of so-called “trade practice laws” in effect in 25 states relating to theatrical distribution of motion pictures. These laws substantially restrict the licensing of motion pictures unless theater owners are first invited to attend a screening of such motion pictures and, in certain instances, also prohibit payment of advances and guarantees to motion picture distributors by exhibitors. Further, pursuant to various consent judgments, FFE and certain other motion picture companies are subject to certain restrictions on their trade practices in the U.S., including a requirement to offer motion pictures for exhibition to theaters on a theater-by-theater basis and, in some cases, a prohibition against the ownership of theaters.

Other International Regulation

In countries outside of the U.S., there are a variety of existing or contemplated governmental laws and regulations which may affect the ability of FFE to distribute and/or license its motion picture and television products to cinema, television or in-home media, including copyright laws and regulations which may or may not be adequate to protect its interests, cinema screen quotas, television quotas, contract term limitations, discriminatory taxes and other discriminatory treatment of U.S. products. The ability of countries to deny market access or refuse national treatment to products originating outside their territories is regulated under various international agreements including the World Trade Organization’s General Agreement on Tariffs and Trade and General Agreement on Trade and Services; however, these agreements have limited application with respect to preventing the denial of market access to audio-visual products originating outside the European Union.

Television

United States

In general, the television broadcast industry in the U.S. is highly regulated by federal laws and regulations issued and administered by various federal agencies, including the FCC. The FCC regulates television broadcast stations pursuant to the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act permits the operation of television broadcast stations only in accordance with a license issued by the FCC upon a finding that grant of the license would serve the public interest, convenience and necessity. The FCC grants television broadcast station licenses for specific periods of time and, upon application, may renew the licenses for additional terms. Under the Communications Act, television broadcast licenses may be granted for a maximum permitted term of eight years. Generally, the FCC renews broadcast licenses upon finding that (i) the television station has served the public interest, convenience and necessity; (ii) there have been no serious violations by the licensee of the Communications Act or FCC rules and regulations; and (iii) there have been no other violations by the licensee of the Communications Act or FCC rules and regulations which, taken together, indicate a pattern of abuse. After considering these factors, the FCC may grant the license renewal application with or without conditions, including renewal for a lesser term than the maximum otherwise permitted, or hold an evidentiary hearing. For information on the television stations owned and operated by News Corporation, see “—Fox Television Stations” above.

In February 1998, the FCC adopted a final table of digital channel allotments and rules for the implementation of digital television (“DTV”) service (including high-definition television) in the U.S. The digital table of allotments provides each existing full power television station licensee or permittee, including the 35 Fox Television Stations, with a second broadcast channel in order to facilitate a transition from analog to digital transmission, conditioned upon the surrender of one of the channels at the end of the DTV transition period. The FCC and Congress are considering several regulatory and legislative proposals aimed at ensuring a speedy transition to DTV and at establishing a firm timeframe for the surrender of one of the two channels currently allocated to each full power television station. All of the Fox Television Stations have launched digital facilities. Under FCC rules, television stations may use their second channel to broadcast either one or two streams of “high definition” digital programming or to “multicast” several streams of standard definition digital programming or a mixture of both. Broadcasters may also deliver data over these channels, provided that such supplemental services do not derogate the mandated, free over-the-air program service. FEG is currently formulating plans for use of its digital channels. It is difficult to assess how digital television will affect FEG’s broadcast business with respect to other broadcasters and video program providers.

Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than one-fifth of its capital stock owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. The Communications Act further provides that no FCC broadcast license may be granted to any corporation directly or indirectly controlled by any other corporation of which more than one-fourth of its capital stock is owned of record or voted by non-U.S. citizens if the FCC finds the public interest will be served by the refusal of such license. In 1995, the FCC acknowledged that News Corporation owns the vast preponderance of equity of the corporate parent of the Fox Television Stations. The FCC also concluded that Mr. K. Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation, a U.S. citizen, controls the corporate licensee and thus found the level of alien equity to be consistent with the public interest. Mr. Murdoch has 76% voting control of Fox Television Holdings, Inc., the corporate parent of Fox Television Stations, and News Corporation will continue to hold indirectly stock representing the majority of equity of the corporate licensee.

On June 2, 2003 the FCC concluded the 2002 biennial review of its broadcast ownership regulations required by the 1996 Telecom Act by amending its rules governing the ownership of television and radio stations and by replacing its newspaper/broadcast cross-ownership ban and the radio/television cross-ownership restriction with a new set of cross-media ownership limits (the “June 2003 Order”). Several parties appealed the FCC’s biennial review decision and/or petitioned the FCC to reconsider the new rules. On September 3, 2003 the United States Court of Appeals for the Third Circuit issued an Order staying the effectiveness of the new rules.

In the Consolidated Appropriations Act of 2004, Congress increased the national television station ownership cap to permit an entity to have an attributable ownership interest in an unlimited number of television stations nationally so long as the audience reach of such stations does not exceed, in the aggregate and after the application of the UHF Discount, 39% of U.S. television households. The revised national cap permits Fox Television Stations to retain its current complement of owned television stations.

On June 24, 2004 the U.S. Court of Appeals for the Third Circuit remanded the FCC’s June 2003 Order for additional justification or modification of the revisions the FCC had made to its ownership regulations. The Court’s September 3, 2003 stay remains in effect pending the remand, and therefore the FCC broadcast ownership rules that were operative prior to the June 2003 Order continue to govern station multiple and cross-ownership. Those rules (i) permit the ownership of two television stations with overlapping coverage areas if the stations are in separate DMAs; (ii) permit the ownership of two stations in the same DMA if their Grade B coverage areas do not overlap or if eight independently owned full power television stations will remain in the DMA after the stations that had been independently owned become commonly owned, and one of the merged stations is not among the top four-ranked stations in the market, based on audience share; (iii) prohibit the common ownership of a broadcast station and a newspaper in the same market. Fox Television Stations is in compliance with the rules governing ownership of multiple stations in the same market. Fox Television Stations retains an attributable interest in the New York Post and two television stations in the New York DMA pursuant to a temporary waiver from the FCC. Notwithstanding the Third Circuit decision, legislative measures have been introduced in Congress to repeal or prevent the implementation of the June 2003 Order. It is not possible to predict the timing or outcome of the FCC’s action on remand, Congressional action or their effect on the Company.

FCC regulations implementing the 1992 Cable Act require each television broadcaster to elect, at three-year intervals, either to (i) require carriage of its signal by cable systems in the station’s market (“must carry”) or (ii) negotiate the terms on which such broadcast station would permit transmission of its signal by the cable systems within its market (“retransmission consent”). The FCC has initiated a rulemaking proceeding to determine carriage requirements for digital broadcast television signal on cable systems, including carriage during the period of transition from analog to digital signals. The Satellite Home Viewer Improvement Act of 1999 required satellite carriers, as of January 1, 2002, to carry upon request all television stations located in markets in which the satellite carrier retransmits at least one local station pursuant to the copyright license provided in the statute. FCC regulations implementing this statutory provision require affected stations to either elect mandatory carriage at the same three year intervals applicable to cable must carry or to negotiate carriage terms with the satellite operators.

Legislation enacted in 1990 limits the amount of commercial matter that may be broadcast during programming designed for children 12 years of age and younger. In addition, under FCC license renewal processing guidelines, television stations are generally required to broadcast a minimum of three hours per week of programming, which, among other requirements, must serve, as a “significant purpose,” the educational and informational needs of children 16 years of age and under. A television station found not to have complied with the programming requirements or commercial limitations could face sanctions, including monetary fines and the possible non-renewal of its license.

In March 2004 the FCC announced a new policy regarding enforcement of the prohibition against the broadcast of indecent programming on television and radio stations. Under the new policy, the single use of a certain expletive, or variations of that expletive, will be deemed “indecent,” regardless of context. The FCC also warned broadcasters that serious multiple violations of the indecency prohibition could lead to license revocation proceedings, and that fines could be imposed for each indecent utterance in a single broadcast. The Company and other broadcasters, among others, have asked the FCC to reconsider this new policy on First Amendment grounds.

Several bills have been introduced in Congress relating to program content, including (i) a bill that would increase the fines for the broadcast of obscenity, indecency or profanity to $275,000 per violation up to a maximum of $3 million for a continuing violation; and (ii) a bill that would require the FCC to assess and report to Congress on the effectiveness of the V Chip ratings/blocking technology with respect to televised violence, and, if the V Chip technology is deemed ineffective, to adopt a rule prohibiting the distribution of violent programming on broadcast stations and cable during the hours when children are likely to comprise a substantial portion of the audience. It is not possible to predict the timing or outcome of the FCC’s reconsideration of its new indecency policy, of Congressional action on the pending program content-related legislation or of their effect on the Company.

The FCC continues to enforce strictly its regulations concerning political advertising, children’s television, environmental concerns, equal employment opportunity, technical operating matters and antenna tower maintenance. FCC rules require the closed captioning of most broadcast and cable programming on a phased in basis, beginning in the year 2000. Although not required by FCC regulation, the Company has committed to provide program ratings information for its broadcast network programming for use in conjunction with V Chip technology. FCC regulations governing network affiliation agreements mandate that television broadcast station licenses retain the right to reject or refuse network programming in certain circumstances or to substitute programming that the licensee reasonably believes to be of greater local or national importance. Violation of FCC regulations can result in substantial monetary forfeitures, periodic reporting conditions, short-term license renewals and, in egregious cases, denial of license renewal or revocation of license.

Asia

STAR broadcasts television programming over a “footprint” covering approximately 53 countries. Government regulation of direct reception and redistribution via cable or other means of satellite television signals, where it is addressed at all, is treated differently throughout STAR’s footprint. At one extreme are absolute bans on private ownership of satellite receiving equipment. Some countries, however, have adopted a less restrictive approach, opting to allow ownership of satellite receiving equipment by certain institutions and individuals but they can receive only authorized broadcasts. At the opposite end of the spectrum are countries where private satellite dish ownership is allowed and laws and regulations have been adopted which support popular access to satellite services through local cable redistribution.

Most television services within STAR’s footprint, whether free or pay, are also subject to licensing requirements, although these requirements are imposed on the local broadcast operators who collect the subscription fees rather than on program suppliers, such as STAR, which license local broadcast operators to receive its programming. In addition, most countries in STAR’s footprint control the content offered by local broadcast operators through censorship requirements to which program suppliers, such as STAR are subject. Certain countries also impose obligations to carry government-operated or terrestrial channels or require a minimum percentage of local content. Other countries require local broadcast operators to obtain government approval to retransmit foreign programming.

Most countries within STAR’s footprint, including in STAR’s key markets (India, Taiwan and mainland China), have promulgated legislative regulatory frameworks for the satellite and cable television industry.

In India, private satellite dish ownership is allowed. There is a licensing framework in place to govern DTH platform operators. Local cable television operators are required to carry certain government-operated or free-to-air terrestrial channels but retransmissions of foreign satellite channels by local cable operators is freely permitted, subject to them complying with a programming code. A price cap has also been imposed since December 2003 on the rates per subscriber that can be paid by cable operators to broadcasters.

In mainland China, private satellite dish ownership is prohibited except with special approval for hotels, government and foreign institutions which can receive only authorized broadcasts. Local cable and free-to-air terrestrial operators are required to broadcast a minimum percentage of local content and retransmission of foreign satellite channels by local operators is prohibited except with special approval.

In Taiwan, private satellite dish ownership is allowed. The maximum subscription fee chargeable by cable television operators is set by both the national and local governments. Cable television operators may offer a basic package of channels but are not permitted to offer a tier of premium channels; premium channels may only be offered on an a-la-carte basis. Retransmission of foreign satellite programming by local cable operators is permitted but local cable operators are also required to carry terrestrial channels and broadcast a minimum percentage of local content.

Additional categories of regulation of actual or potential significance to STAR are restrictions on foreign investment in platform or channel businesses, uplink-downlink licensing regulations and copyright protection and enforcement.

Cable Network Programming

United States

FCC regulations adopted pursuant to the 1992 Cable Act (the “Program Access Rules”) prevent a cable operator that has an attributable interest (including voting or non-voting stock ownership of 5% or more or limited partnership equity interests of 5% or more) in a programming vendor from exercising undue or improper influence over the vendor in its dealings with competitors to cable. The Program Access Rules also prohibit a cable programmer in which a cable operator has an attributable interest from entering into exclusive contracts with any cable operator or from discriminating among competing MVPDs in the price, terms and conditions of sale or delivery of programming. As a result of Liberty’s ownership interest in News Corporation, Cablevision’s interest in RPP and the conditions imposed on FEG by the FCC in connection with News Corporation’s acquisition of an interest in Hughes Electronics Corporation, cable networks operated by the Fox Cable Networks Group and Fox News are subject to the Program Access Rules. These regulations therefore restrict the ability of FEG’s cable programming services to enter into exclusive contracts. The rules also permit MVPDs (such as cable operators, multi-channel multi-point distribution services (“MMDS”), satellite master antenna television services (“SMATV”), DBS and direct-to-home operators) to bring complaints against FEG to the FCC charging they are unable to obtain the affected programming networks on nondiscriminatory terms and conditions.

The FCC’s regulations concerning the commercial limits in children’s programs also apply to certain cable television programming services carried by cable system operators. FEG provides V Chip program ratings information for many of its cable programming networks. FEG must provide increased closed captioning of its cable programming services to comply with FCC regulations, which could increase its operating expenses.

Program Access Conditions

In connection with its approval of the transfer of licenses controlled by Hughes Electronics Corporation to News Corporation, the FCC imposed the following conditions on FEG relating to the carriage and availability of its broadcast and cable programming services: (i) extended the requirements of the Program Access Rules to DIRECTV; (ii) extended the non-discrimination requirements of the Program Access Rules to any television station owned and operated or represented by FEG with respect to negotiations or agreements for retransmission consent, and required FEG to negotiate in “good faith” over retransmission consent rights for as long as the Program Access Rules are in effect; (iii) required FEG to enter into commercial arbitration if negotiations with an MVPD over retransmission consent for its television stations’ signals and/or carriage of the regional sports networks it owns, controls or manages reach an impasse; and (iv) prohibited FEG from unduly or improperly influencing the decision of any affiliated program rights holder (a program rights holder that holds an attributable interest in FEG or in which FEG holds an attributable interest) to sell programming to an unaffiliated MVPD, or the prices, terms and conditions of such a sale.

Internet

The Children’s Online Privacy Protection Act of 1998 (“COPPA”) prohibits web sites from collecting personally identifiable information online from children under age 13 without prior parental consent. The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”) regulates the distribution of unsolicited commercial emails, or “spam.” Online services provided by FEG may be subject to COPPA and CAN-SPAM requirements. Congress and individual states may also consider online privacy legislation that would apply to personal information collected from teens and adults.

Raw Materials

As a major publisher of newspapers, magazines, free-standing inserts and books, News Corporation utilizes substantial quantities of various types of paper. In order to obtain the best available prices, substantially all of News Corporation’s paper purchasing is done on a centralized, volume purchase basis, and draws upon major paper manufacturing countries around the world. News Corporation believes that under present market conditions, its sources of paper supply used in its publishing activities are adequate and that there are alternative sources of supply available at prices comparable to those presently being paid.

Intellectual Property

The Company is a leading creator, owner and distributor of intellectual property. The Company’s intellectual property assets include copyrights in motion pictures, television programming, newspapers, books, magazines and technologies; trademarks in names, logos and characters; patents or patent applications for inventions related to its products and services; and licenses of intellectual property rights of various kinds. The Company derives value from these assets through the theatrical release of films, the licensing of its films and television programming to domestic and international television and cable networks, pay television services, pay-per-view and video-on-demand services, and the sale of products such as DVDs, videocassettes, books and magazines, among others.

The Company devotes significant resources to protecting its intellectual properties in the United States and other key foreign interests. To protect these assets, the Company relies upon a combination of copyright, trademark, unfair competition, patent trade secret and internet/domain name statutes and laws and contract provisions. However, there can be no assurance of the degree to which these measures will be successful in any given case. Policing unauthorized use of the Company’s products and related intellectual property is often difficult and the steps taken may not in every case prevent the misappropriation of the Company’s intellectual property. The Company seeks to limit that threat through a combination of approaches, including offering legitimate market alternatives, applying digital rights management technologies, pursuing legal sanctions for infringement, promoting appropriate legislative initiatives, and enhancing public awareness of the meaning and value of intellectual property. In addition, piracy, particularly in the digital environment, continues to present a threat to revenues from products and services based on intellectual property.

Third parties may challenge the validity or scope of the Company’s intellectual property from time to time, and such challenges could result in the limitation or loss of intellectual property rights. Irrespective of their validity, such claims may result in substantial costs and diversion of resources which could have an adverse effect on our operations. Moreover, effective intellectual property protection may be either unavailable or limited in certain foreign territories. The Company therefore engages in efforts to strengthen and update intellectual property protection around the world, including efforts to ensure effective remedies for infringement.

Risk Factors

Prospective investors should consider carefully the risk factors set forth below before making an investment in News Corporation securities.

A Decline in Advertising Expenditures Could Cause Our Revenues and Operating Results to Decline Significantly in any Given Period or in Specific Markets. We derive substantial revenues from the sale of advertising on our television stations, broadcast and cable networks and direct-to-home television services and in our newspapers and inserts. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. This could cause our revenues and operating results to decline significantly in any given period or in specific markets.

Acceptance of Our Film and Television Programming by the Public is Difficult to Predict, Which Could Lead to Fluctuations in Revenues. Feature film and television production and distribution are speculative businesses since the revenues derived from the production and distribution of a feature film or television series depend primarily upon its acceptance by the public, which is difficult to predict. The commercial success of a feature film or television series also depends upon the quality and acceptance of other competing films and television series released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a feature film and the audience ratings for a television series are generally key factors in generating revenues from other distribution channels, such as home video and premium pay television with respect to feature films and syndication with respect to television series.

The Loss of Carriage Agreements Could Cause Our Revenue and Operating Results to Decline Significantly in any Given Period or in Specific Markets. We are dependent upon the maintenance of affiliation agreements with third-party owned television stations, and there can be no assurance that these affiliation agreements will be renewed in the future on terms acceptable to us. The loss of a significant number of these affiliation arrangements could reduce the distribution of FOX thereby adversely affecting our ability to sell national advertising time. Similarly, our cable networks maintain affiliation and carriage arrangements that enable them to reach a large percentage of cable and DBS households across the United States. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of our cable networks, thereby adversely affecting such networks’ revenues from subscriber fees and ability to sell advertising time.

The Inability to Renew Sports Programming Rights Could Cause Our Advertising Revenue to Decline Significantly in any Given Period or in Specific Markets. The sports rights contracts between us, on the one hand, and various professional sports leagues and teams, on the other, have varying duration and renewal terms. As these contracts expire, renewals on favorable terms may be sought; however, third parties may outbid the current rights holders for such rights contracts, the professional sports leagues or teams may create their own network, or the renewal costs could substantially exceed the original contract cost. The loss of rights could impact the extent of the sports coverage offered by us and our affiliates, as it relates to FOX, and could adversely affect our advertising revenues. In addition, if escalations in sports programming rights costs are unmatched by increases in advertising rates and, in the case of cable networks, subscriber fees, our businesses that acquire or own such rights could be adversely affected.

Changes in U.S. or Foreign Communications Laws and Other Regulations May Have an Adverse Effect on Our Business. In general, the television broadcasting and cable industries in the United States are highly regulated by federal laws and regulations issued and administered by various federal agencies, including the FCC. The FCC generally regulates, among other things, the ownership of media, including ownership by non-U.S. citizens, broadcast programming and technical operations. Further, the United States Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters, including technological changes, which could, directly or indirectly, affect the operations and ownership of our U.S. broadcast properties. Similarly, changes in regulations imposed by governments in other jurisdictions in which we, or entities in which we have an interest, operate could adversely affect our business and results of operations.

ITEM 2. PROPERTIES

News Corporation owns and leases various real properties in the U.S, Latin America, Europe, Australia and Asia which are utilized in the conduct of its businesses. Each of these properties is considered to be in good condition, adequate for its purpose and suitably utilized according to the individual nature and requirements of the relevant operations. News Corporation’s policy is to improve and replace property as considered appropriate to meet the needs of the individual operation.

United States

News Corporation’s principal real properties in the U.S. are the following:

(a) The Fox Studios Lot, in Los Angeles, California, owned by FEG. The Fox Studios Lot consists of approximately 54 acres containing sound stages, production facilities, administrative, technical and dressing room structures, screening theaters and machinery, equipment facilities and three restaurants. FEG also leases approximately 300,000 square feet of office space at Fox Plaza, located adjacent to the Fox Studios Lot.

(b) The U.S. headquarters of News Corporation and FEG, located at 1211 Avenue of the Americas, New York, New York, consisting of an aggregate of approximately 800,000 square feet of leased building space. This space includes the editorial offices of the New York Post (the “Post”), the executive offices of NAMG, and various operations of FEG including the offices and broadcast studios of Fox News.

(c) The headquarters of HarperCollins Publishers Inc. in New York, New York consisting of approximately 800,000 square feet of leased office space.

(d) The printing plant of the NY Post located in a 420,000 square foot building on a 16.4 acre site in Bronx, New York, owned by the NY Post.

Europe

News Corporation’s principal real properties in Europe for newspaper production and printing facilities in the U.K. are located in Wapping (in East London), Knowsley (near Liverpool) and Kinning Park (in Glasgow) where The Times, The Sunday Times, The Sun and the News of the World are printed. The three newspaper production and printing facilities contain approximately 990,000, 487,000 and 150,000 square feet of building space, respectively. News Corporation owns the real property located at Kinning Park. With respect to the real property located at Wapping and Knowsley, News Corporation owns the buildings and leases on a long-term basis the land on which the buildings are situated. The headquarters of HarperCollins Publishers Limited (which also includes editorial offices) are located in London and consist of approximately 120,000 square feet of leased building space.

Australia and Asia

News Corporation’s principal real properties in Australia and Asia are the following:

(a) The facility in Sydney (Chullora) at which The Australian, the Daily Telegraph and The Sunday Telegraph are printed. This facility, owned by News Limited, contains approximately 482,000 square feet of building space.

(b) The Australian headquarters facility of News Corporation and News Limited in Sydney (Surry Hills), owned by News Limited, containing approximately 370,000 square feet of building space.

(c) The facility in Melbourne (Westgate Park) at which the Herald-Sun and the Sunday Herald-Sun are printed, owned by News Limited, containing approximately 524,000 square feet of space.

(d) The building in Adelaide utilized in publishing The Advertiser newspaper, owned by News Corporation, containing approximately 380,000 square feet of office and printing plant space.

(e) The facility in Adelaide (Mile End) at which The Advertiser and The Sunday Mail are printed, owned by News Limited, containing approximately 300,000 square feet of space.

(f) The facility used by STAR for its television broadcasting and programming operations is located in Hong Kong and consists of approximately 170,000 square feet of space.

Latin America

FEG owns a studio facility in Rosarito, Mexico which consists of approximately 37 acres of land containing office space, production facilities and the largest fresh and salt water tanks used in motion picture production in the world.

ITEM 3. LEGAL PROCEEDINGS

NDS

On June 6, 2003, Echostar Communications Corporation, Echostar Satellite Corporation, Echostar Technologies Corporation and Nagrastar L.L.C. (collectively, “Echostar”) filed an action against NDS in the United States District Court for the Central District of California. Echostar filed an amended complaint on October 8, 2003 which purported to allege claims for violation of the Digital Millennium Copyright Act (“DMCA”), the Communications Act of 1934 (“CA”), the Electronic Communications Privacy Act, The Computer Fraud and Abuse Act, California’s Unfair Competition statute and the federal RICO statute. The complaint also purported to allege claims for civil conspiracy, misappropriation of trade secrets and interference with prospective business advantage. The complaint sought injunctive relief, compensatory and exemplary damages and restitution. On December 22, 2003, all of the claims were dismissed by the court, except for the DMCA, CA and unfair competition claims, and the Court limited these claims to acts allegedly occurring within three years of the filing of the complaint. Echostar filed a second amended complaint. NDS filed a motion to dismiss the second amended complaint on March 31, 2004. The motion was scheduled to be heard by the Court on July 23, 2004. On July 21, 2004, the Court issued an order vacating the July 23, 2004 hearing date and ordering, among other things, Echostar to file a third amended complaint within 10 days correcting various deficiencies in the second amended complaint noted by the Court. Echostar filed its third amended complaint on August 4, 2004. On August 6, 2004, the Court ruled that NDS was free to file a motion to dismiss the third amendment complaint, which NDS did on September 20, 2004. The hearing is set for December 13, 2004.

On July 25, 2003, Sogecable, S.A. and its subsidiary Canalsatellite Digital, S.L., Spanish satellite broadcasters and customers of Canal+ Technologies SA (together, “Sogecable”), filed an action against NDS in the United States District Court for the Central District of California. Sogecable filed an amended complaint on October 9, 2003 which purported to allege claims for violation of the DMCA and the federal RICO statute. The amended complaint also purported to allege claims for interference with contract and prospective business advantage. The complaint sought injunctive relief, compensatory and exemplary damages and restitution. On December 22, 2003, all of the claims were dismissed by the court. Sogecable filed a second amended complaint. NDS filed a motion to dismiss the second amended complaint on March 31, 2004. On July 23, 2004, the Court heard oral argument on the motion and advised that a formal ruling should be issued by early August. On August 4 2004, the court issued an order dismissing the second amended complaint in its entirety. Sogecable had until October 4, 2004 to file a third amended complaint. On October 1, 2004, Sogecable notified the Court that it would not be filing a third amended complaint, but would appeal the Court’s entry of final judgement dismissing the suit to the Ninth Circuit Court of Appeals.

DIRECTV

TNCL was named as a defendant in a Revised Amended Consolidated Complaint filed on May 7, 2004 in a lawsuit captioned “In re General Motors (Hughes) Shareholders Litigation,” filed in the Court of Chancery of the State of Delaware, Consolidated Civil Action No. 20269-NC. The lawsuit relates to TNCL’s acquisition of stock in Hughes Electronics Corporation on December 22, 2003 which was subsequently transferred to FEG. The complaint alleges that TNCL aided and abetted an alleged breach of fiduciary duty by the Board of Directors of GM allegedly owed to a class of certain GM shareholders. The plaintiffs allegedly seek “appropriate equitable relief…including rescissory remedies to the extent feasible… .” The Company believes that the lawsuit is without merit and intends to vigorously defend against claims brought against TNCL in the lawsuit. The Company also believes it is entitled to indemnification by GM under the agreements related to the transaction. On August 30, 2004, TNCL filed a brief in support of its motion to dismiss the complaint. On October 18, 2004, the plaintiffs filed their opposition to the motion. TNCL filed its reply on November 17, 2004.

Other

The Company experiences routine litigation in the normal course of its business. The Company believes that none of its pending litigation will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SHAREHOLDERS

No matters were submitted to a vote of shareholders during the fourth fiscal quarter of 2004.

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS, AND ISSUER PURCHASES OF EQUITY SECURITIES

The Company’s Class A Common Stock and Class B Common Stock are listed and traded on the New York Stock Exchange under the symbols “NWS.A” and “NWS”, respectively. The Class A and Class B Common Stock began trading on the NYSE on November 3, 2004. CHESS Depositary Interests (CDIs) representing the Class A Common Stock and Class B Common Stock are listed and trade on the ASX under the symbols “NWS” and “NWSLV”. The Class A and Class B Common Stock will also be traded on the London Stock Exchange in due course. As of November 22, 2004, there were approximately 52,412 holders of record of shares of Class A Common Stock and 2,688 holders of record of shares of Class B Common Stock.

Prior to November 3, 2004, TNCL Ordinary Shares and TNCL Preferred Shares were listed on the ASX, the London Stock Exchange and the New Zealand Stock Exchange and TNCL American Depositary Receipts (“ADRs”), each representing four TNCL Ordinary Shares or TNCL Preferred Shares, were listed on the NYSE.

The following table sets forth in Australian dollars the reported high and low closing sales prices on the ASX of TNCL Ordinary Shares and TNCL Preferred Shares for the periods listed.

	Ordinary Shares of TNCL $A		Preferred Shares of TNCL $A
	High	Low	High	Low
Fiscal Year Ended June 30,
2003
First Quarter	10.81	8.46	9.28	7.20
Second Quarter	12.98	8.76	10.96	7.43
Third Quarter	12.74	9.39	10.63	7.86
Fourth Quarter	12.07	10.63	10.05	8.68
2004
First Quarter	13.62	11.06	11.50	9.16
Second Quarter	13.12	11.27	10.80	9.31
Third Quarter	12.46	11.49	10.87	9.95
Fourth Quarter	13.24	11.90	12.36	10.47

The following table sets forth in U.S. dollars the reported high and low closing prices on the ASX of the TNCL Ordinary Shares and TNCL Preferred Shares as adjusted for the consummation of the Reorganization and reflected as News Corporation Class B Common Stock and Class A Common Stock, respectively, and converted to U.S. dollars using the currency exchange rate at such time.

	Class B Common Stock US$		Class A Common Stock US$
	High	Low	High	Low
Fiscal Year Ended June 30,
2003
First Quarter	11.71	9.07	10.53	7.72
Second Quarter	14.54	9.60	12.28	8.15
Third Quarter	14.91	11.35	12.44	9.50
Fourth Quarter	15.90	12.87	13.24	10.52
2004
First Quarter	17.45	15.01	14.78	12.43
Second Quarter	18.62	16.68	15.33	13.81
Third Quarter	18.92	17.11	16.51	15.46
Fourth Quarter	18.28	18.03	17.06	16.06

The following table sets forth in U.S. dollars the reported high and low closing sales prices on the NYSE of TNCL Ordinary ADRs and TNCL Preferred ADRs for the periods listed.

	TNCL Ordinary ADRs US$		TNCL Preferred ADRs US$
	High	Low	High	Low
Fiscal Year Ended June 30,
2003
First Quarter	23.72	18.03	20.26	15.32
Second Quarter	28.54	18.90	23.95	16.00
Third Quarter	29.42	22.84	24.60	18.95
Fourth Quarter	32.39	25.45	26.64	21.00
2004
First Quarter	35.20	29.87	29.84	25.05
Second Quarter	37.60	33.20	31.02	27.60
Third Quarter	39.48	34.46	34.10	30.15
Fourth Quarter	38.50	35.10	36.10	32.24

The following table sets forth in U.S. dollars the reported high and low closing sales prices on the NYSE for the periods listed of TNCL Ordinary ADRs and TNCL Preferred ADRs as adjusted for the consummation of the Reorganization and reflected as News Corporation Class B Common Stock and Class A Common Stock, respectively.

	Class B Common Stock US$		Class A Common Stock US$
	High	Low	High	Low
Fiscal Year Ended June 30,
2003
First Quarter	11.86	9.02	10.13	7.66
Second Quarter	14.27	9.45	11.98	8.00
Third Quarter	14.71	11.42	12.30	9.48
Fourth Quarter	16.20	12.73	13.32	10.50
2004
First Quarter	17.60	14.94	14.92	12.53
Second Quarter	18.80	16.60	15.51	13.80
Third Quarter	19.74	17.23	17.05	15.08
Fourth Quarter	19.25	17.55	18.05	16.12

The Company’s Board declared the following dividends for Fiscal 2003: (i) interim cash dividends in February 2003 of A$0.015 per ordinary share and A$0.0375 per preferred share and US$0.0372295 per ADR representing ordinary shares and US$0.0930027 per ADR representing preferred shares; and (ii) final cash dividends in August 2003 of A$0.015 per ordinary share and A$0.0375 per preferred share and US$0.041196 per ADR representing ordinary shares and US$0.10299 per ADR representing preferred shares. As adjusted for the consummation of the Reorganization and converted to U.S. dollars using the relevant currency exchange rate, the Board of Directors declared dividends of $.09 per share of Class A Common Stock and $.04 per share of Class B Common Stock for the fiscal year 2003.

The Company’s Board declared the following dividends for Fiscal 2004: (i) interim cash dividends in February 2004 of A$0.015 per ordinary share and A$0.0375 per preferred share and US$0.043062 per ADR representing ordinary shares and US$0.107655 per ADR representing preferred shares; and (ii) final cash dividends in August 2004 of A$0.015 per ordinary share and A$0.0375 per preferred share and US$0.044622 per ADR representing ordinary shares and US$0.111555 per ADR representing preferred shares. As adjusted for the consummation of the Reorganization and converted to U.S. dollars using the relevant currency exchange rate, the Board of Directors declared dividends of $.10 per share of Class A Common Stock and $.04 per share of Class B Common Stock for the fiscal year 2004.

Information regarding the Company’s equity compensation plans is incorporated by reference from Item 12 in Part III of this report.

The Company did not repurchase any of our shares in the fourth quarter of fiscal year ending June 30, 2004.

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data should be read in conjunction with “Item 7-Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8-Financial Statements and Supplementary Data” and the other financial information included elsewhere herein.

	FOR THE YEARS ENDED JUNE 30, (1)
	2004	2003	2002	2001(3)	2000(4)
	(in millions, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues (2)	$20,802	$17,380	$15,070	$13,699	$14,083
Operating income	2,931	2,380	176	1,003	970
Net income (loss)	1,533	822	(7,691)	(142)	(192)

Basic earnings (loss) per share(5)(6):
Class A	$0.58	$0.33	$(3.35)	$(0.09)	$(0.12)
Class B	$0.49	$0.28	$(2.79)	$(0.08)	$(0.10)

Diluted earnings (loss) per share(5)(6):
Class A	$0.58	$0.33	$(3.35)	$(0.09)	$(0.12)
Class B	$0.48	$0.28	$(2.79)	$(0.08)	$(0.10)

Cash dividend per share(5):
Class A	$0.10	$0.09	$0.08	$0.08	$0.09
Class B	$0.04	$0.04	$0.03	$0.03	$0.04

	AS OF JUNE 30,
	2004	2003	2002	2001	2000
	(in millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$4,051	$4,477	$3,574	$2,842	$2,778
Total assets	48,343	42,149	36,898	39,685	34,735
Borrowings and perpetual preference shares(7)	10,509	10,003	9,840	10,809	11,349

FOOTNOTES:

(1)	See Notes 4,5,7 and 17 to the Consolidated Financial Statements of News Corporation for information with respect to significant acquisitions, disposals and other transactions during fiscal 2004, 2003 and 2002.
(2)	In January 2002, the Company adopted Emerging Issues Task Force (“EITF”) No. 01-09, “Accounting for the Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which was effective for the Company as of January 1, 2002. As required, the Company has classified the amortization of cable distribution investments against revenues for all periods presented. Operating income (loss), Net income (loss) and Earnings (loss) per share are not affected by this classification. This classification affects the Company’s and the Cable Network Programming segment’s revenues. The effect of the classification on the Company’s revenues is as follows:

	FOR THE YEARS ENDED JUNE 30,
	2004	2003	2002	2001	2000
	(in millions)
Revenues before amortization of cable distribution investments	$20,931	$17,505	$15,186	$13,789	$14,155
Amortization of cable distribution investments	(129)	(125)	(116)	(90)	(72)

Revenues	$20,802	$17,380	$15,070	$13,699	$14,083

(3)	Fiscal 2001 Net income (loss) and Basic and diluted earnings (loss) per share include the impact of the after-tax charges of $494 million and $66 million for the cumulative effect of accounting change relating to the Company’s adoption of SOP 00-2 and SFAS No. 133, respectively.
(4)	Fiscal 2000 includes the operating results of Fox Sports Networks, LLC, which was fully acquired in July 1999.
(5)	Basic and diluted earnings (loss) per share and cash dividend per share reflect per share amounts based on the adjusted share amounts to reflect the one for two share exchange in the reorganization.

(6)	Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock, Class A common stock and Class B common stock. The allocation between classes was based upon the two-class method. See Notes 1, 2 and 23 to the Consolidated Financial Statements of News Corporation for further discussion. In fiscal 2008, Class A shares cease to carry any rights to a greater dividend than Class B shares. As such, earnings (loss) per share based on the total weighted average shares outstanding (Class A and Class B combined) are as follows:

	FOR THE YEARS ENDED JUNE 30,
	2004	2003	2002	2001	2000
Diluted earnings (loss) per share	$0.54	$0.31	$(3.12)	$(0.08)	$(0.11)

(7)	Each fiscal year presented includes $345 million of perpetual preference shares, which were redeemed at par by the Company on November 12, 2004.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT DEVELOPMENTS

Effective November 12, 2004, we changed our corporate domicile from Australia to the United States and our reporting currency from the Australian dollar to the U.S. dollar (the “Reorganization”). As a result, our accompanying consolidated financial statements are stated in U.S. dollars as opposed to Australian dollars, which was the currency we previously used to present our financial statements, and have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP.

In the Reorganization, all outstanding News Corporation Limited (“TNCL”) ordinary shares and preferred limited voting ordinary shares were cancelled and shares of Class A Common Stock and Class B Common Stock were issued in exchange on a one for two share basis. The financial statements have been presented as if the one for two share exchange took place on July 1, 2001.

INTRODUCTION

Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to help provide an understanding of News Corporation’s (together with its subsidiaries the “Company”) financial condition, changes in financial condition and results of operations. MD&A is organized as follows:

•	Overview of Our Business - This section provides a general description of the Company’s businesses, as well as recent developments that have occurred either during fiscal 2004 or early fiscal 2005 that the Company believes are important in understanding the results of operations and financial condition or to disclose known trends.

•	Results of Operations - This section provides an analysis of the Company’s results of operations for the three years ended June 30, 2004. This analysis is presented on both a consolidated and a segment basis. In addition, a brief description is provided of significant transactions and events that have an impact on the comparability of the results being analyzed.

•	Liquidity and Capital Resources - This section provides an analysis of the Company’s cash flows for the three years ended June 30, 2004, as well as a discussion of the Company’s outstanding debt and commitments, both firm and contingent, that existed as of June 30, 2004. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to fund the Company’s future commitments and obligations, as well as a discussion of other financing arrangements.

•	Critical Accounting Policies - This section discusses accounting policies considered important to the Company’s financial condition and results of operations, and which require significant judgment and estimates on the part of management in application. In addition, Note 2 to the accompanying consolidated financial statements and footnotes summarizes the Company’s significant accounting policies, including the critical accounting policy discussion found herein.

OVERVIEW OF OUR BUSINESS

The Company is a diversified entertainment company, which manages and reports its businesses in eight segments:

•	Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production of original television programming in the United States and Canada.

•	Television, which principally consists of the operation of 35 full power broadcast television stations, including nine duopolies, in the United States. Of these stations, 25 are affiliated with the FOX network, nine with the UPN network and one is an independent station; the broadcasting of network programming in the United States, and the development, production and broadcasting of television programming in Asia and the Middle East.

•	Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and direct broadcast satellite (“DBS”) operators in the United States.

•	Direct Broadcast Satellite Television, which principally consists of the distribution of premium programming services via satellite directly to subscribers in Italy.

•	Magazines and Inserts, which principally consists of the publication of free standing inserts, which are promotional booklets containing consumer offers distributed through insertion in local Sunday newspapers in the United States, and providing in-store marketing products and services, primarily to consumer packaged goods manufacturers, in the United States and Canada.

•	Newspapers, which principally consists of the publication of four national newspapers in the UK, the publication of more than 100 newspapers in Australia, and the publication of a mass circulation, metropolitan morning newspaper in the United States.

•	Book Publishing, which principally consists of the publication of English language books throughout the world.

•	Other, which includes NDS Group plc, a supplier of open end-to-end digital pay-television solutions for the secure delivery of entertainment to television set-top boxes and personal computers and Global Cricket Corporation, which has the exclusive rights to broadcast the Cricket World Cup and other related International Cricket Council cricket events through 2007.

Filmed Entertainment

The Filmed Entertainment segment derives revenue from theatrical distribution, home entertainment sales and distribution through pay-per-view, pay television services and broadcast television. The revenues and operating results of the Filmed Entertainment segment are significantly affected by the timing of the Company’s theatrical and home entertainment releases, the number of its original and returning television series that are aired by television networks, and the number of its television series in off-network syndication. Theatrical release dates are determined by several factors, including timing of vacation and holiday periods and competition in the marketplace.

Operating costs incurred by the Filmed Entertainment segment include exploitation costs, primarily prints and advertising; the amortization of capitalized production, overhead and interest costs; and participations and talent residuals. Selling, general and administrative expenses include salaries, employee benefits, rent and other routine overhead.

Feature film and television production and distribution are speculative businesses since the revenues derived from the production and distribution of a feature film or television series depend primarily upon their acceptance by the public, which is difficult to predict. The commercial success of a feature film or television series also depends upon the quality and acceptance of other competing films and television series released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a feature film and the audience ratings for a television series are generally key factors in generating revenues from other distribution channels, such as home entertainment and premium pay television, with respect to feature films, and syndication, with respect to television series. The home entertainment market, more specifically DVDs, has emerged as the fastest growing revenue stream in the filmed entertainment industry.

Piracy continues to be a significant issue for the filmed entertainment industry, especially from online file sharing, which has expanded from music to movies and television programming due to changes in technology. The Company has taken, and will continue to take, a variety of actions to combat piracy, both individually and together with industry associations. To the extent that piracy in the filmed entertainment industry continues or increases, our revenues in this segment may be materially adversely impacted.

Television and Cable Network Programming

The Company’s U.S television operations consist of the Company’s 35 owned and operated television stations (“O&O’s”) and the FOX Broadcast Network (“FOX”). The Company’s International television operations consist primarily of STAR Group Limited (“STAR”).

The Television segment derives revenues principally from the sale of advertising time. The Cable Network Programming segment also derives a portion of its revenues from advertising sales. The sale of advertising time is affected by viewer demographics, program ratings, major sporting events, major political elections and general market conditions. Adverse changes in the general market conditions for advertising may affect revenues and operating results. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions, as well as buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. This could cause our revenues and operating results to decline significantly in any given period. Rating points for the Television segment and Cable Network Programming segment are also factors that are weighed when deciding on the advertising rates and the renegotiation of affiliate rates that the Company receives. Poor ratings can lead to a reduction in pricing and advertising spending.

The Cable Network Programming segment derives a majority of its revenues from monthly affiliate fees received from cable television systems and DBS operators based on the number of its subscribers, net of the amortization of cable distribution investments (capitalized fees paid to a cable operator or DBS operator to facilitate the launch of a cable network). Monthly affiliate fees are dependent on maintenance of the cable networks’ multi-year carriage arrangements with cable television systems and DBS operators. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of our cable networks, which may also adversely affect such networks’ revenues from subscriber fees and our ability to sell national and local advertising time.

In Asia, STAR’s programming is primarily distributed via satellite to local cable operators or other pay TV platform operators including DBS and cable for distribution to their subscribers. STAR derives its revenue from the sale of advertising time as well as affiliate fees from these pay TV platform operators.

The most significant operating expenses of the Television segment and the Cable Network Programming segment are expenses related to acquiring programming and the production and technical expenses related to operating the technical facilities of the broadcaster or cable network. Other expenses include promotional expenses related to improving the market visibility and awareness of the broadcaster or cable network and sales commissions paid to the in-house advertising sales force as well as salaries, employee benefits, rent and other routine overhead.

Sports programming rights contracts between the Company, on the one hand, and various professional sports leagues and teams, on the other, have varying duration and renewal terms. As these contracts expire, the Company may seek renewals on commercial terms. However, third parties may outbid the current rights holders for such rights contracts. In addition, professional sports leagues or teams may create their own networks or the renewal costs could substantially exceed the original contract cost. The loss of rights could impact the extent of the sports coverage offered by the Company’s affiliates and could adversely affect their advertising and affiliate revenues. Conversely, if we are able to renew these contracts, our results could be adversely affected if escalations in sports programming rights costs are unmatched by increases in advertising rates and, in the case of cable networks, subscriber fees.

The Company continually evaluates the recoverability of the rights costs against the revenues directly associated with the program material and related direct expenses over the expected contract lives. At December 31, 2001, the Company recorded an Other operating charge of $909 million for U.S. sports rights agreements and $49 million for International sports rights agreements. This charge related to a change in accounting estimate on the Company’s national sports rights agreements caused by the downturn in the advertising market, which caused the Company to write off programming cost inventory and to provide for estimated losses on these contracts over their estimated terms. For the U.S. sports rights, this evaluation considered the severe downturn in sports-related advertising, the lack of any sustained advertising rebound subsequent to September 11, 2001 and the industry-wide reduction of projected long-term advertising growth rates and for International sports rights, lower projected sponsorship and television revenue, all of which resulted in the Company’s estimate of future directly attributable revenues associated with these contracts being lower than previously anticipated. Because the vast majority of costs incurred under these contracts are fixed, such as the rights costs and production costs, the results of these lower revenue estimates indicated that the Company would generate a loss over the estimated remaining term of the sports contracts. In accordance with Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes,” the Company determined that the impact of the charge on Basic and diluted earnings (loss) per share, net of tax benefit of $345 million, for the year ended June 30, 2002 was a per share loss of $0.27 per Class A share and $0.22 per Class B share.

The profitability of these long-term national sports contracts as discussed above is based on the Company’s best estimates at June 30, 2004 of directly attributable revenues and costs; such estimates may change in the future, and such changes may be significant. Should revenues decline from estimates applied at June 30, 2004, an additional loss will be recorded. Should revenues improve as compared to estimated revenues, none of the recorded loss will be restored, but the Company will have a positive operating profit, which will be recognized over the estimated remaining contract term.

While the Company seeks to ensure compliance with federal indecency laws and related Federal Communications Commission (“FCC”) regulations, the definition of “indecency” is subject to interpretation and there can be no assurance that the Company will not broadcast programming that is ultimately determined by the FCC to violate the prohibition against indecency. Such programming could subject the Company to regulatory review or investigation, fines, adverse publicity or other sanctions including the loss of station licenses. For a further discussion of governmental regulations that affects the Company, please see “Item 1 — Government Regulation”.

Direct Broadcast Satellite Television

In April 2003, the Company and Telecom Italia S.p.A. (“Telecom Italia”) completed the acquisition of Telepiu, S.p.A. (“Telepiu”) from Vivendi Universal. Telepiu was merged with Stream S.p.A. (“Stream”) and the combined platform was renamed SKY Italia, which was owned 80% by the Company and 20% by Telecom Italia. In September 2004, the Company purchased Telecom Italia’s ownership interest and now owns 100% of SKY Italia. The results of SKY Italia have been included in the Company’s Consolidated Statement of Operations from April 2003. (See Note 27 to the Consolidated Financial Statements of News Corporation for information with respect to SKY Italia.)

SKY Italia derives revenues principally from subscriber fees. The Company believes that the quality and variety of video, audio and interactive programming, quality of picture, access to service, customer service and price are the key elements for gaining and maintaining market share. SKY Italia’s competition includes companies that offer video, audio, interactive programming, telephony, data and other information and entertainment services, including broadband Internet providers, wireless companies, and companies that are developing new technologies.

As of June 30, 2004, SKY Italia had approximately 2.7 million subscribers, with over 90% of new subscribers opting for premium-programming including movies and/or sports programming. The Company anticipates continued growth of the existing subscriber base.

SKY Italia’s most significant operating expenses are expenses related to acquiring programming and the production and technical expenses related to operating the technical facilities.

Magazines and Inserts

The Magazine and Inserts segment derives revenues from the sale of advertising space in free standing inserts, in-store promotional advertising, subscriptions and production fees. Adverse changes in general market conditions for advertising may affect revenues. Operating expenses for the Magazine and Inserts segment include paper costs, promotional, printing, retail commissions and distribution expenses. Selling, general and administrative expenses include salaries, employee benefits, rent and other routine overhead.

Newspapers

The Newspapers segment derives revenues from the sale of advertising space and the sale of published newspapers. Adverse changes in general market conditions for advertising may affect revenues. Circulation revenues can be greatly affected by changes in competitors’ cover prices and by promotion activities. Operating expenses for the Newspapers segment include costs related to newsprint, ink, printing costs and editorial content. Selling, general and administrative expenses include salaries, employee benefits, rent and other routine overhead.

The Newspapers segment’s advertising volume and the price of newsprint are the key uncertainties whose fluctuations can have a material effect on the Company’s operating results and cash flow. The Company has to anticipate the level of advertising volume and newsprint prices in managing its businesses to maximize operating profit during expanding and contracting economic cycles. Newsprint is a basic commodity and its price is sensitive to the balance of supply and demand. The Company’s costs and expenses are affected by the cyclical increases and decreases in the price of newsprint. The Company’s newspapers compete for advertising and readers’ time and attention with broadcast, satellite and cable television, the Internet and other computer services, radio, magazines, billboards and direct mail. The Company’s newspapers compete with other media for advertising principally on the basis of their advertising rates and their performance in helping to sell the advertisers’ products or services. They compete for circulation principally on the basis of their content, price, promotion and brand loyalty. In addition, most of the Company’s newspapers compete with daily newspaper competitors that are published in the same city and with free distribution and paid advertising weeklies, as well as other print and non-print media.

Book Publishing

The Book Publishing segment derives revenues from the sale of books. The revenues and operating results of the Book Publishing segment are significantly affected by the timing of the Company’s releases and the number of its books in the marketplace. The book publishing marketplace is subject to increased periods of demand in the summer months and during the end-of-year holiday season. Each book is a separate and distinct product, and its financial success depends upon many factors, including public acceptance.

Operating expenses for the Book Publishing segment include costs related to paper, printing, authors’ royalties, and editorial, art and design expenses. Selling, general and administrative expenses include promotional expenses, salaries, employee benefits, rent and other routine overhead.

The book publishing business operates in a highly competitive market and has been affected by consolidation trends. This market continues to change in response to technological innovations and other factors. Recent years have brought a number of significant mergers among the leading book publishers. The Company must compete with other publishers for the rights to works by well-known authors and public personalities. Although we currently have strong positions in each of our markets, further consolidation in the book publishing industry could place us at a competitive disadvantage with respect to scale and resources.

RESULTS OF OPERATIONS

Results of Operations—Fiscal 2004 versus Fiscal 2003

The following table sets forth the Company’s operating results by segment, for fiscal 2004 as compared to fiscal 2003.

	For the year ended June 30,
	2004	2003	Change	% Change
		($ millions)
Revenues:
Filmed Entertainment	$5,187	$4,486	$701	16%
Television	5,027	4,763	264	6%
Cable Network Programming	2,409	2,145	264	12%
Direct Broadcast Satellite Television	1,665	220	1,445	* *
Magazines & Inserts	979	923	56	6%
Newspapers	3,425	2,718	707	26%
Book Publishing	1,276	1,162	114	10%
Other	834	963	(129)	(13)%

Total revenues	$20,802	$17,380	$3,422	20%

Operating income (loss):
Filmed Entertainment	$905	$661	$244	37%
Television	950	859	91	11%
Cable Network Programming	488	300	188	63%
Direct Broadcast Satellite Television	(277)	(81)	(196)	* *
Magazines & Inserts	271	257	14	5%
Newspapers	565	401	164	41%
Book Publishing	157	131	26	20%
Other	(128)	(148)	20	14%

Total operating income	$2,931	$2,380	$551	23%

Interest expense, net	$(532)	$(524)	$(8)	(2)%
Equity earnings (losses) of affiliates	170	(344)	514	* *
Gain on issuance of subsidiary/affiliate shares	—	163	(163)	* *
Other, net	186	(9)	195	* *

Income before income tax expense, minority interest in subsidiaries and cumulative effect of accounting change	$2,755	$1,666	$1,089	65%

Income tax expense	(1,014)	(629)	(385)	(61)%
Minority interest in subsidiaries, net of tax	(208)	(215)	7	3%

Net income	$1,533	$822	$711	86%

**	not meaningful

Overview of Results of Operations

For the year ended June 30, 2004, the Company’s revenues increased $3,422 million from $17,380 million for the year ended June 30, 2003 to $20,802 million. This 20% increase was primarily due to revenue increases at the Filmed Entertainment, Television, Cable Network Programming, Direct Broadcast Satellite Television and Newspapers segments. Operating expenses increased approximately 17% for the year ended June 30, 2004 primarily due to the inclusion of twelve months of operating results of SKY Italia as compared to only two months of results in fiscal 2003, higher film amortization and increased home entertainment manufacturing and marketing costs at the Filmed Entertainment segment, increased sports programming costs for MLB at the Television segment and system integration costs at the Direct Broadcast Satellite Television segment. For the year ended June 30, 2004, Operating income increased $551 million to $2,931 million from fiscal 2003. These increases were primarily due to improved results at the Filmed Entertainment, Television, Cable Network Programming and Newspapers segments partially offset by the inclusion of twelve months of operating losses of SKY Italia as compared to only two months of losses in fiscal 2003.

Equity earnings of affiliates of $170 million for the year ended June 30, 2004 improved from a loss of $344 million for fiscal 2003. This improvement was primarily due to improved results at BSkyB and the absence of losses due to the consolidation of SKY Italia. Also contributing to this improvement were favorable results at Regional Programming Partners (“RPP”) due to income recognized from the termination of a sports broadcast agreement. These improvements were partially offset by the inclusion of our share of losses from DIRECTV, which was acquired in December 2003.

Net income for the year ended June 30, 2004 was $1,533 million, an improvement of $711 million from $822 million for fiscal 2003. This improvement was due to the increased operating results noted above for the year ended June 30, 2004 as compared to fiscal 2003.

Filmed Entertainment. For the year ended June 30, 2004, revenues at the Filmed Entertainment segment increased from $4,486 million to $5,187 million, or 16%. This increase was primarily due to higher worldwide home entertainment revenues reflecting the strong worldwide performances of previously successful theatrical releases, X-2: X-Men United, Daredevil, League of Extraordinary Gentlemen, and Cheaper by the Dozen, and improved performance from various library titles on DVD as compared to fiscal 2003. Television titles, including The Simpsons, 24, Buffy the Vampire Slayer, Dharma & Greg, and Family Guy, also contributed to the increase in home entertainment revenue. The Company’s DVD revenues rose approximately 54% for the year ended June 30, 2004 over the prior year, with 78% and 22% of DVD revenues generated from the sale and distribution of film titles and television titles, respectively. In addition, a stronger film lineup and more feature films available during fiscal 2004 contributed higher revenues from worldwide pay and free television. Fiscal 2003 home entertainment titles included the successes of Ice Age, Minority Report, and Shallow Hal.

The year ended June 30, 2004 also included several strong theatrical releases, including Day After Tomorrow, Dodgeball, Man on Fire, Garfield, and Master and Commander: The Far Side of the World. Fiscal 2003 theatrical releases included X-2: X-Men United, Daredevil, Minority Report, Road to Perdition, and Drumline.

For the year ended June 30, 2004, the Filmed Entertainment segment reported Operating income of $905 million as compared to $661 million in fiscal 2003. These improvements were due to the revenue increases noted above, partially offset by increased home entertainment marketing and manufacturing costs directly associated with the increase in worldwide home entertainment revenues.

Television. For the year ended June 30, 2004, the Television segment reported revenues of $5,027 million as compared to $4,763 million in fiscal 2003. This increase was primarily due to advertising revenue increases at the Company’s O&Os and FOX driven by an increased number of MLB games televised and improved ratings and pricing for the MLB 2003 post season, the 2004 broadcast of the Emmy Awards, which were not telecast on FOX in fiscal 2003, higher pricing and strong sales for NFL broadcasts, and strong sales for American Idol. Additionally, the Company’s 35 O&Os experienced strong advertising sales for their local morning newscasts. Also contributing to the increase, STAR advertising revenues increased approximately 20% primarily due to increasing popularity of STAR channels in China and STAR Plus maintaining its strong ratings in India. These increases were partially offset by a ratings decline of 14% at FOX primarily due to fewer episodes of American Idol being broadcast in fiscal 2004, the success in fiscal 2003 of Joe Millionaire and the non-renewal of the Boston Red Sox broadcasts in the Boston market O&O.

Operating income for the television segment for the year ended June 30, 2004 increased $91 million from $859 million in fiscal 2003 to $950 million. This increase was primarily due to the revenue increases discussed above, offset by increased MLB, NFL and primetime programming costs at FOX.

Cable Network Programming. Total revenues for the Cable Network Programming segment increased by $264 million or approximately 12% from $2,145 million to $2,409 million for the year ended June 30, 2004. This increase reflected improved results across all of the Cable Network Programming channels. Fox News Channel’s (“Fox News”), the FX Network’s (“FX”) and the Regional Sports Networks’ (“RSN”) revenues increased 24%, 10%, and 14%, respectively, over fiscal 2003.

At Fox News, advertising revenues increased 34% from fiscal 2003 primarily due to improved pricing and volume. Affiliate revenue increased 5%, which can be attributed to an increase in subscribers from fiscal 2003. As of June 30, 2004, Fox News reached 85 million Nielsen households, a 3% increase over fiscal 2003.

At FX, advertising revenues increased 14% over fiscal 2003 due to higher ratings and improved pricing. Affiliate revenues increased 6% over fiscal 2003, reflecting an increase in subscribers and average rates per subscriber. As of June 30, 2004, FX reached approximately 84 million Nielsen households, a 5% increase over fiscal 2003.

At the RSNs, affiliate revenues increased 14% over fiscal 2003 primarily due to an increase in DBS subscribers and higher average rates per subscriber. Advertising revenues increased 11% primarily due to higher pricing per game for MLB telecasts resulting from an improved sports advertising market, more National Hockey League (“NHL”) and National Basketball Association (“NBA”) events and improved news and collegiate advertising sales.

The Cable Network Programming segment had Operating income of $488 million, an increase of $188 million from fiscal 2003. These improvements were primarily driven by the revenue increases noted above as well as decreased losses resulting from the sale of the Dodgers in February 2004 and the recovery of approximately $15 million of certain receivable claims against Adelphia in November 2003. Partially offsetting these improvements were higher expenses for programming enhancements at Fox News, higher average sports rights fees and higher entertainment programming costs.

Direct Broadcast Satellite Television. In April 2003, the Company and Telecom Italia acquired Telepiu, Vivendi Universal’s satellite pay-television platform in Italy, for approximately $874 million, consisting of the assumption of approximately $388 million in outstanding indebtedness and a cash payment of approximately $486 million. As a result of the transaction, the Company and Telecom Italia combined Telepiu with Stream to form SKY Italia, resulting in the Company owning 80% of SKY Italia and Telecom Italia owning the remaining 20%. The platform was launched on July 31, 2003.

For the year ended June 30, 2004, Sky Italia revenues were $1,665 million as compared to only two months of revenues in fiscal 2003 of $220 million. During fiscal 2004, Sky Italia increased its subscriber base to nearly 2.7 million. Over 90% of the new subscribers during the year opted for a premium programming tier which includes movies and/or sports programming. In addition to acquiring over 1 million new subscribers, over 1.7 million subscribers of Telepiu or Stream migrated to Sky Italia programming during the year. Sky Italia’s operating losses were $277 million in fiscal 2004 as compared to $81 million in fiscal 2003 reflecting initial losses from the integration of the two platforms and only reflecting two months of results in fiscal 2003.

Magazines and Inserts. For the year ended June 30, 2004, revenues at the Magazines and Inserts segment increased $56 million to $979 million from $923 million in fiscal 2003. This increase was primarily due to an increase in volume from the Free Standing Insert (“FSI”) business because of increased market share and a volume increase in our InStore advertising business due to an increase in demand for our at-shelf advertising products in supermarkets in the U.S. Operating income increased to $271 million in fiscal 2004 from $257 million in fiscal 2003. This increase resulted primarily from the revenue increases noted above.

Newspapers. For the year ended June 30, 2004, the Newspapers segment reported revenues of $3,425 million, an increase of $707 million over $2,718 million in fiscal 2003. The Newspaper segment reported operating income of $565 million, an increase of $164 million over fiscal 2003 resulting from increases in our U.K. and Australian operations, partially offset by a $27 million charge relating to the refurbishment of our U.S. printing plant.

For the year ended June 30, 2004, UK newspapers’ revenues increased 22% due to higher circulation, advertising revenues and the weakening of the U.S. dollar against Sterling. Circulation revenues increased following the cessation of fiscal 2003 cover price reductions at The Sun, increased circulation revenues at The Times and The News of the World following cover price increases and the successful launch of The Times Compact. The increase in advertising revenue was driven by growth across all titles, primarily at The Sun, due to higher classified and display advertisements. Operating income at the UK Newspapers increased 43% in fiscal 2004 as a result of increased circulation and advertising revenues, partially offset by increased promotion, editorial and production costs as a result of product development initiatives and increased employee costs. In fiscal 2004, the weakening of the U.S. dollar against Sterling resulted in 11% and 13% of the increases to revenue and operating income noted above, respectively.

For the year ended June 30, 2004, the Australian newspapers’ revenues were 33% higher. This increase was due to increases in advertising and classified revenues and the weakening of the U.S. dollar against the Australian dollar. Advertising revenues increased due to increases in display advertising revenue driven by the strong, national, retail and real estate categories. Classified revenues increased due to the growing Australian economy. The Australian newspapers’ Operating income was 40% higher in fiscal 2004 as compared to fiscal 2003. This increase was due to the revenue increases noted above. In fiscal 2004, the weakening of the U.S. dollar against the Australian dollar resulted in 24% and 25% of the increases to revenue and operating income noted above, respectively.

Book Publishing. HarperCollins recorded revenues of $1,276 million, a $114 million or 10% increase from fiscal 2003 revenues of $1,162 million. Increased revenues are primarily attributable to strong performances at the Zondervan, Canadian and the Australian / New Zealand divisions. In fiscal year 2004, HarperCollins had 97 titles on the New York Times Bestseller List, with 9 titles reaching the number one position compared to 111 titles on the New York Times Bestseller List in fiscal 2003. Notable releases and strong titles in fiscal 2004 included The Purpose Driven Life by Rick Warren, The Proper Care and Feeding of Husbands by Laura Schlessinger, Good to Great by Jim Collins, Deliver Us From Evil by Sean Hannity, One Hundred Years Of Solitude by Gabriel Garcia Marquez, Dr. Atkins New Diet Revolution by Robert Atkins, I Already Know I Love You by Billy Crystal and My Side by David Beckham. In addition, the 10th book in the successful Lemony Snicket Childrens series, The Slippery Slope, achieved bestseller status after its release. Fiscal 2004 Operating income was $157 million, an increase of 20% due to the revenue increases noted above.

Other. For the year ended June 30, 2004, Other revenues decreased $129 million to $834 million from $963 million in fiscal 2003. This decrease is primarily due to the revenue generated from the broadcast of the Cricket World Cup in fiscal 2003 with no comparable broadcast revenue in fiscal 2004. Other Operating loss decreased to $128 million in fiscal 2004 from $148 million in fiscal 2003. This decrease resulted primarily from the revenue decreases noted above coupled with a decrease in expenses. In fiscal 2003, expenses were higher due to the expenses associated with the Cricket World Cup played.

Equity earnings (losses) of affiliates. Equity earnings of affiliates of $170 million improved $514 million from losses of $344 million in fiscal 2003. This improvement is primarily due to improved results at BSkyB and the absence of losses due to the consolidation of Stream S.p.A. (now Sky Italia) in fiscal 2004. Also in fiscal 2003, the Company recorded a $305 million charge to recognize an other-than-temporary decline in value of the investment in Gemstar-TV Guide International, Inc. (“Gemstar-TV Guide”). Also contributing to the increases noted above were favorable results at RPP, due to income it recognized from the termination of certain MLB rights agreements. These improvements were partially offset by the inclusion of our share of losses from DIRECTV, which was acquired in December 2003.

	For the year ended 30 June,
	2004	2003	Change	% Change
		( $ millions)
The Company’s share of equity earnings (losses) of affiliates consist principally of:
British Sky Broadcasting Group plc	$265	$128	$137	*	*
Gemstar - TV Guide	(39)	(298)	259	87%
DIRECTV	(57)	—	(57)	*	*
Stream, S.p.A	—	(198)	198	*	*
Other associated entities	1	24	(23)	(96)%

Total Equity earnings (losses) of affiliates	170	(344)	514	*	*

**	not meaningful

Gain on issuance of subsidiary/affiliate shares. In November 2002, Fox Entertainment Group, Inc. (“FEG”), a subsidiary of the Company sold 50 million shares of its Class A common stock in a public offering. The net proceeds received by FEG were approximately $1.2 billion and were used to repay intercompany indebtedness to the Company and its affiliates. This offering reduced the Company’s equity ownership and voting percentage in FEG from 85% and 98% to 81% and 97%, respectively, and increased minority interest in subsidiaries. In accordance with SAB No. 51, the Company recognized a gain of approximately $71 million in connection with this transaction in Gain on sale of subsidiary/affiliate shares in the accompanying consolidated statements of operations for the year ended June 30, 2003. This gain was limited because the Company’s ownership interest in FEG increased since the time of FEG’s initial public offering in fiscal year 1999.

Also in fiscal 2003, BSkyB, an affiliate of the Company issued 43.2 million new shares as consideration related to its purchase of an interest in British Interactive Broadcasting Holdings Limited. In accordance with SAB No. 51, the Company recognized a gain of approximately $92 million in connection with this transaction in Gain on sale of subsidiary/affiliate shares in the accompanying consolidated statements of operations for the year ended June 30, 2003. As a result of this transaction, the Company’s ownership in BSkyB was diluted to 35%.

No such transactions occurred during fiscal 2004.

Other, net. Other, net was a gain of $186 million for the year ended June 30, 2004. Other, net included a gain of $105 million on the sale of the Company’s interest in Sky PerfecTV!. Also, during fiscal 2004, the Company received a special dividend from Monarchy Enterprises Holdings B.V., a cost based investment. The portion of the dividend representing a distribution of the Company’s share of cumulative earnings of the investee of $52 million is reflected as Other, net while the balance was reflected as a return of capital. Other, net also included a gain of $26 million related to the settlement in fiscal 2004 of the Company’s insurance claim primarily for for the September 2001 loss of its broadcast tower at the World Trade Center in New York, New York. The fiscal 2003 amount primarily includes a gain on the settlement of the Company’s exchangeable debt securities embedded derivatives, as discussed below, which was more than offset by a charge of $92 million to write down the Company’s investment in Knowledge Enterprises. The charge was based on Knowledge Enterprises’ planned equity rights offering and reflects the estimated recoverable value of this investment.

The Company has certain outstanding exchangeable debt securities which contain embedded derivatives. Pursuant to SFAS No. 133, these embedded derivatives are not designated as hedges, and, as such, changes in their fair value are recognized in Other, net. Fiscal 2004 and fiscal 2003, Other, net included gains on the change in fair value of exchangeable securities of $18 million and loss of $14 million, respectively. (See Notes 2 and 11 to the Consolidated Financial Statements of News Corporation for a more detailed description of the Company’s exchangeable securities and their corresponding embedded derivatives.)

Provision for income tax. The effective tax rate for the year ended June 30, 2004 was 37% as compared to the fiscal 2003 effective tax rate of 38%. The change in the effective tax rate was principally from the non-recognition of a tax benefit on the Gemstar-TV Guide impairment charge in fiscal 2003 with no comparable charge in fiscal 2004.

Minority interest expense. For the year ended June 30, 2004, Minority interest expense decreased $7 million from $215 million for fiscal year 2003 to $208 million. This decrease was primarily due to the allocation of losses of SKY Italia to its minority shareholder, partially offset by improved results at FEG.

Results of Operations—Fiscal 2003 versus Fiscal 2002

The following table sets forth the Company’s operating results by segment, for fiscal 2003 as compared to fiscal 2002.

	For the year ended 30 June,
	2003	2002	Change	% Change
		($ millions)
Revenues:
Filmed Entertainment	$4,486	$4,040	$446	11%
Television	4,763	4,274	489	11%
Cable Network Programming	2,145	1,754	391	22%
Direct Broadcast Satellite Television	220	—	220	* *
Magazines & Inserts	923	864	59	7%
Newspapers	2,718	2,411	307	13%
Book Publishing	1,162	1,078	84	8%
Other	963	649	314	48%

Total revenues	$17,380	$15,070	$2,310	15%

Operating income (loss):
Filmed Entertainment	$661	$480	$181	38%
Television	859	267	592	* *
Cable Network Programming	300	6	294	* *
Direct Broadcast Satellite Television	(81)	—	(81)	* *
Magazines & Inserts	257	195	62	32%
Newspapers	401	412	(11)	(3)%
Book Publishing	131	99	32	32%
Other	(148)	(325)	177	54%
Other Operating Charge	—	(958)	958	100%

Total operating income	$2,380	$176	$2,204	* *

Interest expense, net	$(524)	$(580)	$56	10%
Equity earnings (losses) of affiliates	(344)	(7,782)	7,438	96%
Gain on issuance of subsidiary/affiliate shares	163	—	163	* *
Other, net	(9)	984	(993)	(101)%

Income (loss) before income tax expense, minority interest in subsidiaries and cumulative effect of accounting change	$1,666	$(7,202)	$8,868	* *

Income tax expense	(629)	(294)	(335)	* *
Minority interest in subsidiaries, net of tax	(215)	(133)	(82)	(62)%

Income (loss) before cumulative effect of accounting change	$822	$(7,629)	$8,451	* *

Cumulative effect of accounting change, net of tax	—	(62)	62	100%

Net income (loss)	$822	$(7,691)	$8,513	* *

**	not meaningful

Overview. For the year ended June 30, 2003, the Company’s revenues increased $2,310 million from $15,070 million for the year ended June 30, 2002 to $17,380 million. This 15% increase was primarily due to revenue increases at all Company segments. Fiscal 2003 Operating expenses increased 10% from fiscal 2002 amounts. Operating income increased $2,204 million to $2,380 million in fiscal 2003 from the fiscal 2002. This increase was in part due to the Company’s $958 million Other operating charge during the year ended June 30, 2002 for the write down of the Company’s sports contracts without a comparative charge in fiscal 2003. In addition, improved results at Television, Cable Network Programming and Filmed Entertainment segments contributed to the increases in Operating income.

Equity losses of affiliates of $344 million improved $7,438 million from losses of $7,782 million in fiscal 2002. In fiscal 2002, the Company recorded a $6.1 billion charge to record an other-than-temporary decline in value of the investment in Gemstar-TV Guide. Also included in fiscal 2002 is the Company’s equity accounted share of the charge recorded by its associate BSkyB of its investment in KirchPayTV of approximately $0.5 billion. No significant comparable charges were taken in fiscal 2003.

Net income for the year ended June 30, 2003 was $822 million, an improvement of $8,513 million from a loss of $7,691 million for fiscal 2002. This improvement is due to the increased operating results noted above for the year ended June 30, 2003 as compared to fiscal 2002 which included the Company’s $6.1 billion write down of Gemstar-TV Guide and the $958 million Other operating charge for the write down of the Company’s national sports contracts without a comparative charge in fiscal 2003. These improvements were partially offset by the non-recurring gain recognized on the sale of Fox Family Worldwide in fiscal 2002 without comparative gains in fiscal 2003.

Filmed Entertainment. Revenue at the Filmed Entertainment segment increased from $4,040 million for the year ended June 30, 2002 to $4,486 million in fiscal 2003, or 11%. This increase was primarily due to increased worldwide home entertainment revenues, most notably from the strong worldwide performance of Ice Age and Shallow Hal, and increased worldwide theatrical revenues due to the strong releases of X-2: X-Men United and Daredevil. During fiscal 2003, the Company had several additional successful theatrical releases, including the domestic theatrical launches and subsequent strong home entertainment performances of Like Mike and Drumline and the international theatrical launches and subsequent strong home entertainment performances of Minority Report and Road to Perdition. Fiscal 2002 results included the strong worldwide theatrical, worldwide home entertainment and domestic pay-television performances of Planet of the Apes and Dr. Dolittle 2, worldwide theatrical performance of Ice Age and the international theatrical and worldwide home entertainment performance of Moulin Rouge.

For the year ended June 30, 2003, the Filmed Entertainment segment reported Operating income of $661 million as compared to $480 million in fiscal 2002. This increase is primarily due to the revenue increases noted above, most notably from Ice Age, and improved margins on DVD product due to increased volume, which were partially offset by increased home entertainment marketing costs. At Twentieth Century Fox Television (“TCFTV”), for the year ended June 30, 2003, contributions increased due to increased worldwide home entertainment revenues for 24, Angel, Buffy the Vampire Slayer and The Simpsons, higher network revenues for The Practice and the domestic syndication of The X-Files and King of the Hill. Improved profit rates on series due to DVD products and lower series production costs due to fewer episodes being produced also contributed to TCFTV’s increased results.

Television. For the year ended June 30, 2003, the Television segment reported revenues of $4,763 million as compared to $4,274 million in fiscal 2002. This increase is primarily due to advertising revenue increases at the Company’s 35 O&Os and FOX, driven by higher ratings and pricing increases for prime time programming, most notably from American Idol and Joe Millionaire, higher ratings for the NFL, and the Daytona 500, which was not telecast on FOX in fiscal 2002. In addition, the Company’s O&Os market share increased due to strong automotive, movies, telecommunications and political advertising sales. Also contributing to the revenue growth, STAR’s revenues increased approximately 17% due to an increase in subscribers and average affiliate fees due to STAR’s expansion into China, improved ratings for the STAR channels in Taiwan and India and STAR Plus continuing to maintain its strong ratings in India. These revenue increases were partially offset by the non-recurring telecast of the Super Bowl on FOX in fiscal 2002.

Operating income for the Television segment for the year ended June 30, 2003 increased $592 million from $267 million in fiscal 2002 to $859 million. This increase was primarily due to the revenue increases discussed above, offset by higher programming costs, increased costs for series cancellations and increases in marketing expenses for prime time series in fiscal 2003. Further offsetting the revenue increases was the inclusion of operating expenses at the O&Os for a station acquired in fiscal 2003, as well as expenses associated with the expansion of operations in China by STAR.

Cable Network Programming. Total revenues for the Cable Network Programming segment increased by $391 million or approximately 22% from $1,754 million to $2,145 million for the year ended June 30, 2003. This increase reflects improved results across all of the Cable Network Programming channels. Also contributing to this increase was the full year consolidation of the Sunshine Network (“Sunshine”) and Fox Sports International. Fox News’, FX’s and the RSN’s revenues increased 49%, 15%, and 16%, respectively, from fiscal 2002.

At Fox News, advertising revenues increased 85% from fiscal 2002 due to improved ratings and increased pricing, partially offset by higher pre-emptions. Affiliate revenues increased by 12%, attributed to an increase in subscribers versus fiscal 2002, partially offset by a 4% increase in amortization of cable distribution investments. As of June 30, 2003, Fox News reached approximately 83 million Nielsen households, a 3% increase over fiscal 2002.

At FX, advertising revenues increased 25% over fiscal 2002 as a result of increased subscribers and higher pricing. FX affiliate revenues increased 8% from fiscal 2002, reflecting an increase in subscribers, partially offset by a 15% increase in amortization of cable distribution investments. As of June 30, 2003, FX reached over 80 million Nielsen households, a 3% increase over fiscal 2002.

At the RSNs, affiliate revenues increased 20% over fiscal 2002 primarily from an increase in DBS subscribers and the consolidation of Sunshine. Advertising revenues increased 12% primarily due to the telecast of more MLB and collegiate games and the higher pricing per game for MLB, NBA and NHL telecasts resulting from an improved sports advertising market, partially offset by a reduced number of NBA games.

The Cable Network Programming segment reported Operating income of $300 million, an increase of $294 million from fiscal 2002. These improvements were primarily driven by the revenue increases noted above, lower amortization expense due to the Company’s adoption of SFAS No. 142 on July 1, 2002, the fiscal 2002 bad debt provision related to Adelphia receivables and the consolidation of Sunshine for the full year. Partially offsetting these improvements were higher expenses for programming enhancements and consumer marketing at Fox News, higher programming costs at FX and SPEED Channel, higher average rights fees for professional events at the RSNs and the consolidation of expenses from Sunshine and Fox Sports International for the full year.

Direct Broadcast Satellite Television. For the two months ended June 30, 2003, in which the Company consolidated the results of SKY Italia, SKY Italia reported revenues of $220 million. For the two months ended June 30, 2003, SKY Italia reported an operating loss of $81 million reflecting initial losses from the integration of the two platforms. The integration process focused on the subscriber management systems, broadcast operations and programming content to support the unified platform which was launched on July 31, 2003.

Magazines and Inserts. For the year ended June 30, 2003, the revenues of the Magazine and Inserts segment increased 7% from $864 million to $923 million due to volume increases at both the FSI business and the InStore advertising business. The volume increase at FSI was due to an increase in market share and the increase at InStore was due to higher demand for their shelf products. Operating income increased $62 million to $257 million in fiscal 2003 primarily due to the revenue increases noted above, lower paper, media and printing costs, partially offset by an increase in operating expenses directly correlated to the volume increases at FSI and InStore and higher marketing costs.

Newspapers. The Newspapers segment reported revenue of $2,718 million in fiscal 2003 compared to $2,411 million in fiscal 2002. For the year ended June 30, 2003, Operating income at the Newspapers segment was $401 million, a decrease of 3% from $412 million reported in fiscal 2002, primarily due to decreases at the UK Newspapers.

For the year ended June 30, 2003, the UK newspapers’ revenues improved by 10% due to increases in advertising revenues and the weakening of the U.S. dollar against Sterling in fiscal 2003 being offset by declines in circulation revenues. The increase in advertising revenue was driven by growth at The Sun and The News of the World due to higher classified and display advertisements. Circulation revenues declined as a result of cover price reductions at The Sun, partially offset by increased circulation revenues at The Times and The Sunday Times. As a result of the reduction in cover price at The Sun, circulation of The Sun has increased 2% as compared to fiscal 2002. Operating income at the UK Newspapers decreased by 21% in fiscal 2003 due to cover price reductions at The Sun and the costs associated with the war coverage and higher employee costs. In fiscal 2003, the weakening of the U.S. dollar against Sterling resulted in a 10% and 7% increase to revenue and operating income, respectively.

For the year ended June 30, 2003, the Australian newspapers’ revenues increased by 17% due to an increase in advertising and circulation revenues and the weakening of the U.S. dollar against the Australian dollar. Advertising revenues increased due to increases in display advertising driven by strong growth in the national, retail and real estate categories. Circulation revenues increased due to increases in circulation and cover prices. The Australian newspapers’ Operating income was 35% higher in fiscal 2003. This operating income increase primarily resulted from the revenue increases noted above, partially offset by an increase in salaries, new editorial costs and increased marketing costs. In fiscal 2003, the weakening of the U.S. dollar against the Australian dollar resulted in 12% and 14% of the increases to revenue and operating income noted above, respectively.

Book Publishing. HarperCollins’ revenues of $1,162 million in fiscal 2003 improved 8% as compared to $1,078 million in fiscal 2002, primarily due to the strong performances in US General Books, Zondervan and the UK divisions. In fiscal 2003, HarperCollins had 111 titles on the New York Times bestseller lists as compared to 106 in fiscal 2002. During fiscal 2003, 13 titles reached the number one position as compared to nine in fiscal 2002. Notable releases in fiscal 2003 include Prey by Michael Crichton, The Purpose Driven Life by Rick Warren, Let Freedom Ring by Sean Hannity, Who Says Elephants Can’t Dance by Louis V. Gerstner and Unless I’m Very Much Mistaken by Murray Walker. The Lemony Snicket series in the Children’s division continued to contribute significant revenues in fiscal 2003. For the year ended June 30, 2003, Operating income increased 32% to $131 million as a result of revenue increases noted above and strict cost controls, partially offset by increased operating expenses as a result of higher volume sales.

Other. For the year-ended June 30, 2003, Other revenues increased $314 million to $963 million from $649 million in fiscal 2002. This increase is primarily due to the revenue from the Cricket World Cup occurring in fiscal 2003 with no comparable revenue in fiscal 2002. The Other operating loss of $148 million in fiscal 2003 decreased $177 million from the $325 million operating loss in fiscal 2002. The revenue increases noted above were offset by the expenses associated with the Cricket World Cup played in fiscal 2003. Fiscal 2002 included losses on the disposition and operations of the Company’s music businesses and costs related to the settlement of litigation, which did not recur in fiscal 2003.

Equity earnings (losses) of affiliates. Equity losses of affiliates of $344 million improved $7,438 million from losses of $7,782 million in fiscal 2002. In fiscal 2002, the Company recorded a $6.1 billion charge to record an other-than-temporary decline in value of the investment in Gemstar-TV Guide. Also included in fiscal 2002 is the Company’s equity accounted share of the charge recorded by its associate BSkyB of its investment in KirchPayTV of approximately $0.5 billion. No significant comparable charges were taken in fiscal 2003.

	For the year ended 30 June,
	2003	2002	Change	% Change
		( $ millions)
The Company’s share of equity earnings (losses) of affiliates consist principally of:
British Sky Broadcasting Group plc	$128	$(470)	$598	*	*
Gemstar - TV Guide	(298)	(6,729)	6,431	96%
Fox Family	—	(54)	54	*	*
Stream, S.p.A	(198)	(218)	20	9%
Other associated entities	24	(311)	335	*	*

Total Equity earnings (losses) of affiliates	(344)	(7,782)	7,438	96%

**	not meaningful

Gain on issuance of subsidiary/affiliate shares. In November 2002, FEG sold 50 million shares of its Class A common stock in a public offering. The net proceeds received by FEG were approximately $1.2 billion and were used to repay intercompany indebtedness to the Company and its affiliates. This offering reduced the Company’s equity ownership and voting percentage in FEG from 85% and 98% to 81% and 97%, respectively, and increased minority interest in subsidiaries. In accordance with SAB No. 51, the Company recognized a gain of approximately $71 million in connection with this transaction in Gain on sale of subsidiary/affiliate shares in the accompanying consolidated statements of operations for the year ended June 30, 2003. This gain was limited because the Company’s ownership interest in FEG increased since the time of FEG’s initial public offering in fiscal year 1999.

Also in fiscal 2003, BSkyB issued 43.2 million new shares as consideration related to its purchase of an interest in British Interactive Broadcasting Holdings Limited. In accordance with SAB No. 51, the Company recognized a gain of approximately $92 million in connection with this transaction in Gain on sale of subsidiary/affiliate shares in the accompanying consolidated statements of operations for the year ended June 30, 2003. As a result of this transaction, the Company’s ownership in BSkyB was diluted to 35%.

No such transactions occurred during fiscal 2002.

Other, net. Other, net was a loss of $9 million for the year ended June 30, 2003 as compared to a gain of $984 million for the year ended June 30, 2002. The fiscal 2003 amount primarily includes a gain on the settlement of the Company’s exchangeable debt securities embedded derivatives, more than offset by a charge of $92 million to write down the Company’s investment in Knowledge Enterprises. The fiscal 2002 amount includes the gains recognized on the sales of Fox Family Worldwide ($1,318 million), Echostar ($245 million) and Outdoor Life ($147 million). These gains were partially offset by the write down of certain long-term assets and investments and a loss on the early extinguishment of debt.

The Company has certain outstanding exchangeable debt securities which contain embedded derivatives. Pursuant to SFAS No. 133, these embedded derivatives are not designated as hedges, and, as such, changes in their fair value are recognized in Other, net. Fiscal 2003 and fiscal 2002, Other, net included losses on the change in fair value of exchangeable securities of $14 million and $32 million, respectively. (See Notes 2 and 11 to the Consolidated Financial Statements of News Corporation for a more detailed description of the Company’s exchangeable securities and their corresponding embedded derivatives.)

Provision for income tax – The effective tax rate for the year ended June 30, 2003 and June 30, 2002 was 38% and (4%) as compared to the statutory rate of 35%. The effective tax rates for fiscal 2003 and 2002 were impacted due to the non-recognition of a tax benefit on the Gemstar-TV Guide impairment charges since it is more likely than not that such tax benefits will not be realized.

Minority interest expense. For the year ended June 30, 2003, Minority interest expense increased $82 million from $133 million for fiscal year 2002 to $215 million. This increase was primarily due to improved results at the Fox Entertainment Group, Inc. and NDS partially offset by the allocation of losses of SKY Italia to its minority shareholder.

LIQUIDITY AND CAPITAL RESOURCES

Current Financial Condition

The Company’s principal source of liquidity is internally generated funds; however, the Company has access to the worldwide capital markets, a $1.75 billion Revolving Credit Facility and various film financing alternatives to supplement its cash flows. The outstanding balance on the Revolving Credit Facility as of June 30, 2004 was reduced by letters of credit issued which totalled $188 million. Also as of June 30, 2004, the Company had consolidated cash and cash equivalents of $4.1 billion. We believe that cash flows from operations will be adequate for the Company to conduct its operations. The Company’s internally generated funds are highly dependent upon the state of the advertising market and public acceptance of film and television products. Any significant decline in the advertising market or the performance of its films could adversely impact its cash flows from operations which could require the Company to seek other sources of funds including proceeds from the sale of certain assets or other alternative sources.

The principal uses of cash that effect the Company’s liquidity position include the following: investments in the production and distribution of new feature films and television programs, the acquisition of and payments under programming rights for entertainment programming and sporting events, operational expenditures, capital expenditures, interest expense, income tax payments and investments in associated entities.

Sources and Uses of Cash

Net cash provided by operating activities for the fiscal year ended June 30, 2004 and 2003 is as follows (in millions):

Year Ended June 30,	2004	2003
Net cash provided by operating activities	$2,395	$1,633

The increase in net cash provided by operating activities principally reflects a $711 million increase in net income and a $113 million increase in cash received from investees in fiscal 2003. Fiscal 2004 operating cash flow increases were partially offset by increased film and television production spending, higher sports rights payments and higher discretionary pension contributions. Also offsetting operating cash flows were new platform launch costs and subscriber acquisition costs at Sky Italia. Sky Italia operations were consolidated for the twelve months ended June 30, 2004 as compared to the two months ended June 30, 2003. Sky Italia was treated as an investment during the first ten months of fiscal 2003.

During fiscal 2004, the Company made cash contributions to its pension plans in the amount of $214 million as compared to cash contributions of $70 million during fiscal 2003. As a result of these cash contributions and improved asset returns, the Company reduced its minimum pension liability by approximately $95 million at June 30, 2004 as compared to increasing its minimum pension liability by $294 million at June 30, 2003. Substantially all of the fiscal 2004 contributions were voluntary to enhance the funded status of the Company’s plans. The Company does not expect mandatory pension funding requirements to be significant in fiscal 2005. However, the Company does expect to continue making discretionary contributions to the plans during fiscal 2005.

Net cash used in investing activities for the fiscal year ended June 30, 2004 and 2003 is as follows (in millions):

Year Ended June 30,	2004	2003
Cash flows (used in) provided by investing activities:
Purchases of property, plant and equipment	$(361)	$(366)
Acquisitions, net of cash acquired	(202)	(427)
Investments in associated entities	(3,237)	(527)
Proceeds from sale of investments, non-current assets and business disposals	869	111
Other	(91)	—

Net cash used in investing activities	$(3,022)	$(1,209)

Investments in associated entities primarily represents the acquisition of 34% of DIRECTV in fiscal 2004 and the acquisition of Chicago based television station, WPWR-TV and the funding of our investment in Stream in fiscal 2003. Proceeds from the sale of investments, non-current assets and business disposals include proceeds from the sale of Sky PerfecTV!, the Los Angeles Dodgers, and the Staples Center in fiscal 2004. There were no significant asset sales in fiscal 2003.

In October 2004, the Company announced its intentions to invest in new printing plants in the United Kingdom and Australia to take advantage of technological and market changes. The Company intends to invest approximately $1 billion in the United Kingdom printing plants for The Sun, the News of the World, The Times, The Sunday Times and the TSL Education supplements and $500 million for the Australian printing plants. The Company plans to fully fund the investment out of its operating cash flow. Depreciation expense on plant and equipment that will be replaced will be accelerated over the next four to five years.

Net cash provided by financing activities for the fiscal year ended June 30, 2004 and 2003 is as follows (in millions):

Year Ended June 30,	2004	2003
Cash flows provided by (used in) financing activities:
Issuance of debt	$548	$2,105
Repayment of debt	(943)	(2,438)
Issuances of shares	580	68
Proceeds from offering of subsidiary stock, net	—	1,211
Dividends paid	(202)	(181)
Cash on deposit	162	(463)

Net cash provided by financing activities	$145	$302

Issuance and repayment of debt includes funding received from and principal repayments made for the New Millennium II financing for the production of films at the Filmed Entertainment segment. Repayment of debt also includes the redemption of the Fox Sports public debt in fiscal 2003.

Issuance of shares includes proceeds received from the issuance of News Corporation shares to Liberty Media Corporation in fiscal 2004.

Proceeds from offering of subsidiary stock includes proceeds received from the issuance of FEG shares in a public offering in fiscal 2003.

Issuances of Shares

Transaction	Approximate amount of issuance	Number of Class A shares
	(in millions)
Fiscal 2004
DIRECTV (a)	$3,728	261.4
Liberty Media (b)	$500	46.5
Fiscal 2002
Chris-Craft (c)	$3,030	137.7
Gemstar - TV Guide (d)	$751	57.6
Fox Sports International (c)	$115	7.3

FOOTNOTES:

(a)	See Note 4 to the Consolidated Financial Statements of News Corporation for information with respect to the DIRECTV transaction.
(b)	See Note 15 to the Consolidated Financial Statements of News Corporation for information with respect to the Liberty Media transaction.
(c)	See Note 5 to the Consolidated Financial Statements of News Corporation for information with respect to the Chris-Craft and Fox Sports International transactions.
(d)	See Note 7 to the Consolidated Financial Statements of News Corporation for information with respect to the Gemstar-TV Guide transaction.

Debt Instruments, Guarantees and Related covenants

Debt Instruments

Amount of indebtedness
(in millions)
Issuance of debt during the year ended June 30, 2004 (1)
European Bank for Reconstruction and Development	$69
New Millennium II	$479

Total issuance of debt	$548

Repayment of debt during the year ended June 30, 2004 (1)
New Millennium II	$556
MOPPRSSM	$150
Eurobond	$128
All other	$109

Total repayment of debt	$943

FOOTNOTES:

(1)	See Note 10 to the Consolidated Financial Statements of News Corporation for information with respect to the issuance and repayment of debt.

Revolving Credit Agreement

On June 27, 2003, News America Incorporated, a subsidiary of the Company, terminated its existing Revolving Credit Agreement (the “Prior Credit Agreement”) and entered into a new $1.75 billion Five Year Credit Agreement (the “New Credit Agreement”) with Citibank N.A., as administrative agent, JP Morgan Chase Bank, as syndication agent, and the lenders named therein. News Corporation, FEG Holdings, Inc., Fox Entertainment Group, Inc., News America Marketing FSI, Inc., and News Publishing Australia Limited are guarantors (the “Guarantors”) under the New Credit Agreement. The New Credit Agreement provides a $1.75 billion revolving credit facility with a sub-limit of $600 million available for the issuance of letters of credit, and expires on June 30, 2008. Borrowings are in US dollars only, while letters of credit are issuable in US dollars or Euros. The significant terms of the agreement include the requirement that the Company maintain specific gearing and interest coverage ratios and limitations on secured indebtedness. The Company pays a facility fee of 0.20% regardless of facility usage. The Company pays interest for borrowings and letters of credit at LIBOR plus 0.675%. The Company pays additional fees of 0.125% if borrowings under the facility exceed 25% of the committed facility. The interest and fees are based on the Company’s current debt rating. At June 30, 2004, letters of credit representing $188 million were issued under the New Credit Agreement.

New Millennium II

Considering the competitive environment and costs associated with film production, film studios, including the Company, constantly evaluate the risks and rewards of film production. Various strategies are used to balance risk with capital needs, including, among other methods, co-production, contingent profit participations, acquisition of distribution rights only and insurance. Historically, the Company has funded its film production by borrowing under a commercial paper facility (the “Facility”) but is presently funding film production through operating cash flows.

During fiscal 2002 and 2003, the Company was party to a series of film rights agreements whereby a controlled consolidated subsidiary of the Company funded the production or acquisition costs of all eligible films, as defined, to be produced or acquired by Twentieth Century Fox Film Corporation, a subsidiary of the Company, (these film rights agreements, as amended, are collectively referred to as the “New Millennium II Agreement”). Under the New Millennium II Agreement, a preferred limited liability membership interest (“Preferred Interest”) was issued to a third party to fund the film financing, which was presented on the consolidated balance sheets as minority interest in subsidiaries, and the corresponding return on the Preferred Interests (the “Preferred Payments”) were presented as an expense in minority interest in subsidiaries on the consolidated statement of operations.

During fiscal 2004, the Company purchased substantially all of the outstanding equity of Tintagel Investors L.L.C. (“Tintagel”), the entity that held the Preferred Interest (discussed above) for $25.5 million, plus accrued and unpaid Preferred Payments in the amount of approximately $106,000. As a result of the acquisition of this equity interest, the Company consolidated the assets and liabilities of Tintagel for accounting purposes and all Preferred Interests and Preferred Payments have been eliminated. Tintagel’s outstanding indebtedness of $659 million at June 30, 2004 is included in borrowings on the consolidated balance sheet and the corresponding interest included in interest expense, net in the consolidated statement of operations. As of June 30, 2003, there was $762 million of Preferred Interests outstanding, which was presented on the consolidated balance sheet as minority interest in subsidiaries. Tintagel continues to be a separate legal entity from the Company with separate assets and liabilities. For the three years ended June 30, 2004, the Company borrowed $479 million, $520 million and $657 million, respectively, and repaid $556 million, $608 million and $649 million, respectively, under the Facility.

In May 2004, the Company ended the transfer term under the New Millennium II Agreement and will no longer draw any borrowings under the Facility. In accordance with the terms of the termination, the Company will retire $636 million of the Facility in fiscal 2005 and $23 million in fiscal 2006. Subsequent to year-end, the Company retired $506 million of the amount due in fiscal 2005.

Ratings of News Corporation Public Debt

The table below summarizes News Corporation’s credit ratings as of June 30, 2004.

Rating Agency	Senior Debt	Outlook
Moody’s	Baa 3	Positive
S&P	BBB-	Positive

Commitments and Guarantees

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The following table summarizes the Company’s material firm commitments at June 30, 2004.

	As of June 30, 2004
	Payments Due by Period
	Total	1 year	2-3 years	4-5 years	After 5 years
			(in millions)
Contracts for Capital Expenditure
Land and buildings	$60	$40	$20	$—	$—
Plant and machinery	44	36	8	—	—
Operating leases (a)
Land and buildings	2,605	202	362	304	1,737
Plant and machinery	1,169	177	317	246	429

Other commitments
Unsecured loans payable	104	44	34	26	—
Term loans	7,939	404	—	550	6,985
Exchangeable securities	1,462	—	—	—	1,462
New Millennium II Preferred Interest	659	636	23	—	—
News America Marketing (b)	257	70	82	36	69
Major League Baseball (c)	1,308	412	896	—	—
National Football League (d)	1,580	765	815	—	—
National Association of Stock Car Auto Racing (e)	1,226	301	536	285	104
Cricket (f)	271	41	230	—	—
Other including programming (g)	8,836	2,577	2,888	1,613	1,758

Total commitments, borrowings and contractual obligations	$27,520	$5,705	$6,211	$3,060	$12,544

The Company also has certain contractual arrangements in relation to certain associates that would require the Company to make payments or provide funding if certain circumstances occur (“contingent guarantees”). The Company does not expect that these contingent guarantees will result in any material amounts being paid by the Company in the foreseeable future. The timing of the amounts presented in the table below reflect when the maximum contingent guarantees will expire and does not indicate that the Company expects to incur an obligation to make payments during that time frame.

	As of June 30, 2004
		Amount of Guarantees Expiration Per Period
	Total Amounts Committed	1 year	2-3 years	4-5 years	After 5 years
			(in millions)
Contingent Guarantees
Sports rights (h)	$11	$11	$—	$—	$—
Transponder leases (i)	317	32	59	54	172
Star Channel (j)	49	49	—	—	—
Other	3	3	—	—	—

	$380	$95	$59	$54	$172

a)	The Company leases transponders, office facilities, warehouse facilities, equipment and microwave transmitters used to carry broadcast signals. These leases, which are classified as operating leases, expire at certain dates through 2036. In addition, the Company leases various printing plants, which expire at various dates through 2094.

b)	News America Marketing (“NAM”), a leading provider of in-store marketing products and services primarily to consumer packaged goods manufacturers, enters into minimum guarantee agreements with retailers.

c)	The Company’s contract with MLB grants the Company rights to telecast certain regular season and all post-season MLB games. The contract began with the 2001 MLB season and ends with the 2006 MLB season. The remaining future scheduled payments for telecast rights to such MLB games aggregated approximately $1.3 billion as of June 30, 2004. For the duration of the term of its contract with MLB, the Company has sublicensed telecast rights to certain MLB post-season games to The Walt Disney Company, and is entitled to be paid a sublicense fee aggregating $385 million over the remaining term. The amounts reflected on this schedule have not been reduced by the sublicense.

d)	Under the Company’s contract with the National Football League (“NFL”) through fiscal 2006, remaining future minimum payments for program rights to broadcast certain football games aggregated approximately $1.6 billion as of June 30, 2004, and are payable over the remaining term of the contract. (See Note 27 to the Consolidated Financial Statements of News Corporation for information with respect to the NFL Contract.)

e)	The Company’s contracts with the National Association of Stock Car Auto Racing (“NASCAR”), which contain certain termination clauses, give the Company rights to broadcast certain NASCAR races through fiscal 2009 and exclusive NASCAR content rights as well as the NASCAR brand to be exploited with a new NASCAR cable channel or the existing Speed Channel through fiscal 2013. The remaining future minimum payments aggregated approximately $1.2 billion as of June 30, 2004, and are payable over the remaining terms assuming no early terminations.

f)	The Company acquired the exclusive rights to transmit and exploit the broadcast of the 2003 and 2007 Cricket World Cups and other related International Cricket Council cricket events for a minimum guarantee of $550 million through fiscal year 2007. The Company has guaranteed this contract and has been granted the first right of refusal and the last right to match the highest bid received for the broadcast rights in their respective territories. As of June 30, 2004, the remaining minimum guarantee is $271 million over the remaining term.

g)	The Company’s minimum commitments and guarantees under certain other programming, local sports broadcast rights, licensing, telecommunications services and other agreements aggregated approximately $8,836 million at June 30, 2004.

h)	The Company guaranteed sports rights agreements for SportsChannel Chicago. SportsChannel Chicago has been notified of the termination, effective September 30, 2004, of these sports rights agreements and as a result, as of June 30, 2004, the remaining guarantee has been reduced to approximately $11 million and expired on September 30, 2004.

i)	The News Corporation Limited has guaranteed various transponder leases for certain associated companies operating in Latin America. The aggregate of these guarantees is approximately $317 million and extends to 2019. The Company will be released from these guarantees upon the transfer of the Company’s interests in Latin American direct-to-home investments to DIRECTV, as discussed in Note 27 to the Consolidated Financial Statements of News Corporation.

j)	The Company has guaranteed a bank loan facility of $56 million (¥6 billion) for Star Channel Japan pro rata with the Company’s ownership interest (18%). The facility covers a term loan of $26 million (¥2.8 billion), which matures in September 2005, and an agreement for overdraft with $23 million (¥2.5 billion) outstanding.

Contingencies

The Company is party to several purchase and sale arrangements, which become exercisable over the next ten years by the Company or the counter-party to the agreement. Total contingent receipts/payments under these agreements (including cash and stock) have not been included in the Company’s financial statements. In fiscal 2005, one arrangement is exercisable, which would not have a material impact on the Company’s financial statements. In fiscal 2006, the 40% equity interest in RPP, which is owned by the Company’s majority owned subsidiary, can be purchased by a subsidiary of Cablevision Systems Corporation (“Cablevision”) and Cablevision can, independently, put to the Company’s majority owned subsidiary their 50% equity interest in both National Sports Partners and National Advertising Partners in accordance with the terms of the respective partnership agreement. If Cablevision does not elect to purchase the Company’s equity interest in RPP, the Company can put to Cablevision its 40% equity interest in RPP.

NDS

On June 6, 2003, Echostar Communications Corporation, Echostar Satellite Corporation, Echostar Technologies Corporation and Nagrastar L.L.C. (collectively, “Echostar”) filed an action against NDS in the United States District Court for the Central District of California. Echostar filed an amended complaint on October 8, 2003 which purported to allege claims for violation of the Digital Millennium Copyright Act (“DMCA”), the Communications Act of 1934 (“CA”), the Electronic Communications Privacy Act, The Computer Fraud and Abuse Act, California’s Unfair Competition statute and the federal RICO statute. The complaint also purported to allege claims for civil conspiracy, misappropriation of trade secrets and interference with prospective business advantage. The complaint sought injunctive relief, compensatory and exemplary damages and restitution. On December 22, 2003, all of the claims were dismissed by the court, except for the DMCA, CA and unfair competition claims, and the Court limited these claims to acts allegedly occurring within three years of the filing of the complaint. Echostar filed a second amended complaint. NDS filed a motion to dismiss the second amended complaint on March 31, 2004. The motion was scheduled to be heard by the Court on July 23, 2004. On July 21, 2004, the Court issued an order vacating the July 23, 2004 hearing date and ordering, among other things, Echostar to file a third amended complaint within 10 days correcting various deficiencies in the second amended complaint noted by the Court. Echostar filed its third amended complaint on August 4, 2004. On August 6, 2004, the Court ruled that NDS was free to file motion to dismiss the third amendment complaint, which NDS did on September 20, 2004. The hearing is set for December 13, 2004.

On July 25, 2003, Sogecable, S.A. and its subsidiary Canalsatellite Digital, S.L., Spanish satellite broadcasters and customers of Canal+ Technologies SA (together, “Sogecable”), filed an action against NDS in the United States District Court for the Central District of California. Sogecable filed an amended complaint on October 9, 2003 which purported to allege claims for violation of the DMCA and the federal RICO statute. The amended complaint also purported to allege claims for interference with contract and prospective business advantage. The complaint sought injunctive relief, compensatory and exemplary damages and restitution. On December 22, 2003, all of the claims were dismissed by the court. Sogecable filed a second amended complaint. NDS filed a motion to dismiss the second amended complaint on March 31, 2004. On July 23, 2004, the Court heard oral argument on the motion and advised that a formal ruling should be issued by early August. On August 4, 2004, the court issued an order dismissing the second amended complaint in its entirety. Sogecable had until October 4, 2004 to file a third amended complaint. On October 1, 2004, Sogecable notified the Court that it would not be filing a third amended complaint, but would appeal the Court’s entry of final judgement dismissing the suit to the Ninth Circuit Court of Appeals.

DIRECTV

TNCL was named as a defendant in a Revised Amended Consolidated Complaint filed on May 7, 2004 in a lawsuit captioned “In re General Motors (Hughes) Shareholders Litigation,” filed in the Court of Chancery of the State of Delaware, Consolidated Civil Action No. 20269-NC. The lawsuit relates to TNCL’s acquisition of stock in Hughes Electronics Corporation on December 22, 2003 which was subsequently transferred to the FEG. The complaint alleges that TNCL aided and abetted an alleged breach of fiduciary duty by the Board of Directors of GM allegedly owed to a class of certain GM shareholders. The plaintiffs allegedly seek “appropriate equitable relief…including rescissory remedies to the extent feasible… .” The Company believes that the lawsuit is without merit and intends to vigorously defend against claims brought against the TNCL in the lawsuit. The Company also believes it is entitled to indemnification by GM under the agreements related to the transaction. On August 30, 2004, TNCL filed a brief in support of its motion to dismiss the complaint. On October 18, 2004, the plaintiffs filed their opposition to the motion. The Company filed its reply on November 17, 2004.

Other

The Company experiences routine litigation in the normal course of its business. The Company believes that none of its pending litigation will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

Related Party Transactions

Immediately prior to and as part of the reorganization changing the Company’s place of incorporation from Australia to the United States, the Company acquired from certain trusts the beneficiaries of which include Mr. K.R. Murdoch, members of his family and certain charities (“the Murdoch Trusts”) the 58% shareholding in Queensland Press Pty Limited (“QPL”) which was not already owned by the Company’s predecessor through the acquisition of the Cruden Group of companies (“the Cruden/QPL Transaction”). The principal assets of the Cruden Group were shares of News Corporation and a 58% interest in QPL. QPL owns a publishing business which includes two metropolitan and eight regional newspapers in Queensland, Australia, as well as shares in News Corporation. Following this transaction, Mr. K.R. Murdoch and the Murdoch Trusts own approximately 29.5% of the Company’s Class B common stock.

CRITICAL ACCOUNTING POLICIES

The SEC considers an accounting policy to be critical if it is important to the Company’s financial condition and results, and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by management of the Company and the related disclosures have been reviewed with the Audit and Finance Committees of the Board of Directors. For a summary of all of the Company’s significant accounting policies, see Note 2 to the accompanying consolidated financial statements.

Use of Estimates

The preparation of the Company’s Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the Consolidated Financial Statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the company may undertake in the future, actual results may differ from the estimates.

Revenue Recognition

Filmed Entertainment - Revenues from distribution of feature films are recognized in accordance with paragraph .07 of Statement of Position No. 00-2, “Accounting by Producers or Distributors of Films” (“SOP 00-2”). Specifically, revenues from the theatrical distribution of motion pictures are recognized as they are exhibited and revenues from home video and DVD sales, net of a reserve for estimated returns, together with related costs, are recognized on the date that video and DVD units are made widely available for sale by retailers and all Company-imposed restrictions on the sale of video and DVD units have expired. Revenues from television distribution are recognized when the motion picture or television program is made available to the licensee for broadcast.

Management bases its estimates of ultimate revenue for each film on the historical performance of similar films, incorporating factors such as the past box office record of the lead actors and actresses, the genre of the film, prerelease market research (including test market screenings) and the expected number of theaters in which the film will be released. Management updates such estimates based on information available on the actual results of each film through its life cycle.

License agreements for the telecast of theatrical and television product in the broadcast network, syndicated television and cable television markets are routinely entered into in advance of their available date for telecast. Cash received and amounts billed in connection with such contractual rights for which revenue is not yet recognizable is classified as deferred revenue. Because deferred revenue generally relates to contracts for the licensing of theatrical and television product which have already been produced, the recognition of revenue for such completed product is principally only dependent upon the commencement of the availability period for telecast under the terms of the related licensing agreement.

Television, Cable Network Programming and Direct Broadcast Satellite – Advertising revenue is recognized as the commercials are aired, net of agency commissions. Subscriber fees received from subscribers, cable systems and DBS operators are recognized as revenue in the period that services are provided, net of amortization of cable distribution investments.

Filmed entertainment and programming costs

Accounting for the production and distribution of motion pictures and television programming is in accordance with SOP 00-2, which requires management’s judgment as it relates to total revenues to be received and costs to be incurred throughout the life of each program or its license period. These judgments are used to determine the amortization of capitalized filmed entertainment and television programming costs associated with revenues earned and any fair value adjustments.

In accordance with GAAP, the Company amortizes Filmed Entertainment and television programming costs using the individual-film-forecast method. Under the individual-film-forecast method, such programming costs are amortized for each film or television program in the ratio that current period actual revenue for such title bears to management’s estimated remaining unrecognized ultimate revenue as of the beginning of the current fiscal year to be recognized over approximately a six year period or operating profits to be realized from all media and markets for such title. Management regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write down of the asset to fair value.

The costs of National sports contracts at the Fox Broadcasting Company (“FOX”) and Cable Network Programming segment and for international sports rights agreements are charged to expense based on the ratio of each period’s operating profits to estimated total remaining operating profit of the contract. Estimates of total operating profit can change and accordingly, are reviewed periodically and amortization is adjusted as necessary. Such changes in the future could be material.

The costs of local and regional sports contracts, which are for a specified number of events, are amortized on an event-by-event basis. Those costs, which are for a specified season, are amortized over the season on a straight-line basis, and if applicable, a portion of the cost is allocated to rebroadcasts.

Original cable programming is amortized on an accelerated basis. Management regularly reviews, and revises when necessary, its total revenue estimates on a contract basis, which may result in a change in the rate of amortization and/or a write down of the asset to fair value.

Sales Returns

Consistent with industry practice, certain of the Company’s products, such as home entertainment products, books and newspapers, are sold with the right of return. The Company records, as a reduction of revenue, the estimated impact of such returns. In determining the estimate of product sales that will be returned, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of the Company’s product. Based on this information, management reserves a percentage of each dollar of product sales that provide the customer with the right of return.

Accounts Receivable

The Company continuously monitors its customers’ payment profile and maintains a provision for estimated losses based on its historical experience and any specific customer issues that have been identified.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost and are depreciated on a straight-line method over the estimated useful lives of such assets. Changes in circumstances such as technological advances, changes to the Company’s business model or capital strategy could result in the actual useful lives differing from the Company’s estimates. In those cases where the Company determines that the useful life of buildings and equipment should be shortened, the Company would depreciate the asset over its revised remaining useful life thereby increasing depreciation expense.

Intangible Assets

The Company has a significant amount of intangible assets, including goodwill, FCC licenses, and other copyright products and trademarks. Intangible assets acquired in business combinations are recorded at their estimated fair market value at the date of acquisition. Goodwill is recorded as the difference between the cost of acquiring an entity as compared to estimated fair values assigned to their tangible and identifiable intangible net assets. The judgments made in determining the estimated fair value assigned to each class of intangible assets acquired as well as their useful lives can significantly impact net income.

The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the tangible net assets acquired is recorded as intangibles. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives, and market multiples, among other items.

On July 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” In accordance with SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized, resulting in a reduction of Depreciation and amortization expense beginning in fiscal 2003.

Carrying values of goodwill and intangible assets with indefinite lives are reviewed periodically for possible impairment in accordance with SFAS No. 142. The Company’s impairment review is based on, among other methods, a discounted cash flow approach that requires significant management judgments. Impairment occurs when the carrying value of the reporting unit exceeds the discounted present value of the cash flows for that reporting unit. An impairment charge is recorded for the difference between the carrying value and the net present value of estimated future cash flows, which represents the estimated fair value of the asset. The

Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts, may signal that an asset has become impaired.

Income Taxes

The Company is subject to income taxes in both U.S. and numerous foreign jurisdictions. Significant judgement is required in evaluating our tax positions and determining our provision for income taxes. During the course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, taxes and interest will be due. The Company adjusts these reserves in light of changing facts and circumstances.

The Company has recorded a valuation allowance to reduce the amount of its deferred tax assets, as the Company believes that it is more likely than not that such assets will not be realized. In making this estimate, management has future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance. In the event that management determines that it would not be able to realize all or part of the net deferred tax asset in the future, a valuation allowance would be recorded against the deferred tax asset with a corresponding charge to Provision for income tax expense recognized in the period such determination was made.

Employee Costs

Pension and other postretirement benefits costs and obligations are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, expected return on plan assets, mortality rates and other factors. In accordance with GAAP, differences between actual results and assumptions are accumulated and amortized as part of net periodic pension costs over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect the Company’s pension and other postretirement obligations and future expense.

The Company’s expected weighted average long-term rate of return on plan assets used to compute the fiscal 2004 pension expense was 7.5%. In developing the expected long-term rate of return, the Company considered the pension portfolio’s past average rate of earnings, discussions with portfolio managers and comparisons with similar companies. The expected long-term rate of return is based on an asset allocation assumption of 65% equities, 28% fixed-income securities and 7% of other investments. A decrease in the expected long-term rate of return of 25 basis points while holding all other assumptions constant would have resulted in an increase in the Company’s pension expense of approximately $3 million in fiscal 2004.

The Company used a weighted average discount rate of 5.6% to compute fiscal 2004 pension expense. The discount rate is evaluated annually and compared to the prevailing market rate at June 30, 2004 of a portfolio of long-term high quality corporate bonds. A decrease in the discount rate of 25 basis points while holding all other assumptions constant would have resulted in an increase in the Company’s pension expense of approximately $8 million in fiscal 2004.

Recent Accounting Pronouncements

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) was signed into law. The Medicare Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position 106-1, the Company elected to defer recognizing the effects of the Medicare Act on the accounting for its retirement health care plans in fiscal 2004. In May 2004, the FASB issued FASB Staff Position 106-2, providing final guidance on accounting for the Medicare Act. FASB Staff Position 106-2 will be implemented by the Company in the first quarter of fiscal 2005. The Company anticipates that the adoption of FASB Staff Position 106-2 will not have a material impact on the financial condition and results of operations of the Company in Fiscal 2005, but will reduce the Company’s Accumulated Postretirement Benefit Obligation (“APBO”) by approximately $5 million. The amortization of the $5 million reduction in APBO will reduce our future net postretirement benefit cost.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

News Corporation has exposure to several types of market risk: changes in foreign currency exchange rates, interest rates and stock prices. The Company neither holds nor issues financial instruments for trading purposes.

The following sections provide quantitative information on the Company’s exposure to foreign currency exchange rate risk, interest rate risk and stock price risk. It makes use of sensitivity analyses that are inherently limited in estimating actual losses in fair value that can occur from changes in market conditions.

Foreign Currency Exchange Rates

News Corporation conducts operations in three principal currencies: the U.S. dollar, the British pound sterling, the Australian dollar and, to a lesser extent, the Euro. These currencies operate as the functional currency for the Company’s U.S., European. and Australian operations, respectively. Cash is managed centrally within each of the three regions with net earnings reinvested locally and working capital requirements met from existing liquid funds. To the extent such funds are not sufficient to meet working capital requirements, drawdowns in the appropriate local currency are available either under the New Credit Agreement or from intercompany borrowings. Currently, the Company’s foreign (i.e., Australian and European) operations account for approximately 32% of consolidated revenues, 11% of consolidated operating income and 31% of consolidated assets. However, since earnings of the Company’s Australian and European operations are expected to be reinvested in those businesses indefinitely, the Company does not hedge its investment in the net assets of those foreign operations.

At June 30, 2004, the Company’s outstanding financial instruments with foreign currency exchange rate risk exposure had an aggregate fair value of $419 million (including the Company’s non-U.S. dollar-denominated fixed rate debt). The potential decrease in the fair values of these instruments resulting from a 10% adverse change in quoted foreign currency exchange rates would be approximately $46 million for the fiscal year ended June 30, 2004.

Interest Rates

The Company’s current financing arrangements and facilities include $9.4 billion of outstanding debt with fixed interest and the New Credit Agreement, which carries variable interest. Fixed and variable rate debts are impacted differently by changes in interest rates. A change in the interest rate or yield of fixed rate debt will only impact the fair value of such debt, while a change in the interest rate of variable debt will impact interest expense as well as the amount of cash required to service such debt. As of June 30, 2004 substantially all of the Company’s financial instruments with exposure to interest rate risk was denominated in U.S. dollars and had an aggregate fair value of $11.3 billion. The potential change in fair value for these financial instruments from an adverse 10% change in quoted interest rates across all maturities, often referred to as a parallel shift in the yield curve, would be approximately $500 million for fiscal 2004. Further, had the estimated fair value of the BUCS conversion feature been 10% higher during the year ended June 30, 2004, Other, net revenue would have been reduced by $38 million.

Stock Prices

The Company has common stock investments in several publicly traded companies that are subject to market price volatility. These investments principally represent the Company’s equity affiliates and have an aggregate fair value of approximately $17,276 million as of June 30, 2004. A hypothetical decrease in the market price of these investments of 10% would result in a fair value of approximately $15,548 million. Such a hypothetical decrease would result in a decrease in comprehensive income of approximately $14 million, as any changes in fair value of the Company’s equity affiliates are not recognized, as these investments are accounted for under the equity method.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

NEWS CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of News Corporation:

We have audited the accompanying consolidated balance sheets of News Corporation as of June 30, 2004 and 2003, and the related consolidated statements of operations, cash flows, and shareholders’ equity and other comprehensive income (loss) for each of the three years in the period ended June 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of News Corporation at June 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 9 to the consolidated financial statements, effective July 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

/s/ ERNST & YOUNG LLP

New York, New York
August 27, 2004, except for Notes 3 and 27,
as to which the date is November 23, 2004

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	For the years ended June 30,
	2004	2003	2002
Revenues	$20,802	$17,380	$15,070

Expenses:
Operating	13,942	11,894	10,794
Selling, general and administrative	3,364	2,692	2,437
Depreciation and amortization	565	414	705
Other operating charge	—	—	958

Operating income	2,931	2,380	176

Other (Expense) Income:
Interest expense, net	(532)	(524)	(580)
Equity earnings (losses) of affiliates, net	170	(344)	(7,782)
Gain on issuance of subsidiary/affiliate shares	—	163	—
Other, net	186	(9)	984

Income (loss) before income tax expense, minority interest in subsidiaries and cumulative effect of accounting change	2,755	1,666	(7,202)
Income tax expense	(1,014)	(629)	(294)
Minority interest in subsidiaries, net of tax	(208)	(215)	(133)

Income (loss) before cumulative effect of accounting change	1,533	822	(7,629)
Cumulative effect of accounting change, net of tax	—	—	(62)

Net income (loss)	$1,533	$822	$(7,691)

Basic earnings (loss) per share:
Income (loss) before cumulative effect of accounting change, net of tax
Class A	$0.58	$0.33	$(3.32)
Class B	$0.49	$0.28	$(2.77)
Cumulative effect of accounting change, net of tax
Class A	$—	$—	$(0.03)
Class B	$—	$—	$(0.02)
Net income (loss)
Class A	$0.58	$0.33	$(3.35)
Class B	$0.49	$0.28	$(2.79)
Diluted earnings (loss) per share:
Net income (loss)
Class A	$0.58	$0.33	$(3.35)
Class B	$0.48	$0.28	$(2.79)

The accompanying notes are an integral part of these consolidated financial statements.

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	As of June 30,
	2004	2003
Assets:
Current Assets:
Cash and cash equivalents	$4,051	$4,477
Cash on deposit	287	—
Receivables, net	4,214	3,784
Inventories, net	1,530	1,282
Deferred income taxes	521	439
Other	396	307

Total Current Assets	10,999	10,289

Non-current Assets:
Cash on deposit	—	463
Receivables	766	863
Investments	10,914	4,327
Inventories, net	2,669	2,723
Property, plant and equipment, net	3,796	4,093
Intangible assets	10,998	11,204
Goodwill	7,153	7,236
Other non-current assets	1,048	951

Total Non-current Assets	37,344	31,860

Total assets	$48,343	$42,149

Liabilities and Shareholders’ Equity:

Current Liabilities:
Borrowings	$1,084	$22
Accounts payable, accrued expenses and other current liabilities	3,963	4,037
Participations, residuals and royalties payable	890	746
Program rights payable	654	671
Deferred revenue	467	533

Total Current Liabilities	7,058	6,009

Non-current Liabilities:
Borrowings	9,080	9,636
Other liabilities	3,878	4,496
Deferred income taxes	3,620	3,102
Minority interest in subsidiaries	3,832	4,129
Commitments and contingencies
Shareholders’ Equity:
Class A common stock, $0.01 par value, 6,000,000,000 shares authorized, 1,934,840,645 and 1,615,044,130 shares issued and outstanding as of June 30, 2004 and 2003, respectively	19	16
Class B common stock, $0.01 par value, 3,000,000,000 shares authorized, 1,049,962,215 and 1,048,705,525 shares issued and outstanding as of June 30, 2004 and 2003, respectively	11	10
Additional paid-in capital	23,636	19,511
Accumulated deficit and accumulated other comprehensive loss	(2,791)	(4,760)

Total shareholders’ equity	20,875	14,777

Total liabilities and shareholders’ equity	$48,343	$42,149

The accompanying notes are an integral part of these consolidated financial statements.

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	For the years ended June 30,
	2004	2003	2002
Operating activities:
Net income (loss)	$1,533	$822	$(7,691)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	565	414	705
Amortization of cable distribution investments	129	125	116
Other operating charge	—	—	(958)
Cumulative effect of accounting change, net of tax	—	—	62
Equity (earnings) losses of affiliates, net	(170)	344	7,782
Cash distributions received from investees	133	20	38
Gain on issuance of subsidiary/affiliate shares	—	(163)	—
Other, net	(186)	9	(984)
Minority interest in subsidiaries, net of tax	208	215	133
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(306)	(385)	26
Inventories, net	(320)	(137)	782
Accounts payable and other liabilities	809	369	1,724

Net cash provided by operating activities	2,395	1,633	1,735

Investing activities:
Property, plant and equipment	(361)	(366)	(285)
Acquisitions, net of cash acquired	(202)	(427)	(998)
Investments in associated entities	(3,237)	(527)	(531)
Other investments	(91)	(96)	(377)
Repayment of loan by an associate	—	96	—
Proceeds from sale of investments, non-current assets and business disposals	869	111	2,416

Net cash (used in) provided by investing activities	(3,022)	(1,209)	225

Financing activities:
Issuance of debt	548	2,105	—
Repayment of debt	(943)	(2,438)	(1,230)
Cash on deposit	162	(463)	—
Issuance of shares	580	68	75
Proceeds from offering of subsidiary stock, net	—	1,211	—
Dividends paid	(202)	(181)	(158)
Leasing and other finance costs	—	—	(4)

Net cash provided by (used in) financing activities	145	302	(1,317)

Net (decrease) increase in cash and cash equivalents	(482)	726	643
Cash and cash equivalents, beginning of year	4,477	3,574	2,842
Exchange movement of opening cash balance	56	177	89

Cash and cash equivalents, end of year	$4,051	$4,477	$3,574

The accompanying notes are an integral part of these consolidated financial statements.

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)

(IN MILLIONS)

	For the years ended June 30,
	2004		2003		2002
	Shares	Amount	Shares	Amount	Shares	Amount
Class A common stock:
Balance, beginning of year	1,615	$16	1,604	$16	1,330	$13
Acquisitions	261	3	—	—	209	2
Shares issued	59	—	11	—	65	1

Balance, end of year	1,935	19	1,615	16	1,604	16

Class B common stock:
Balance, beginning of year	1,049	10	1,047	10	1,046	10
Shares issued	1	1	2	—	1	—

Balance, end of year	1,050	11	1,049	10	1,047	10

Additional Paid-In Capital:
Balance, beginning of year		19,511		19,272		14,208
Acquisitions		3,725		—		4,039
Issuance of shares		580		68		75
Dividends declared		(261)		(205)		—
Other		81		376		950

Balance, end of year		23,636		19,511		19,272

(Accumulated Deficit) Retained Earnings:
Balance, beginning of year		(4,188)		(5,010)		2,787
Net income (loss)		1,533		822		(7,691)
Dividends declared		—		—		(106)

Balance, end of year		(2,655)		(4,188)		(5,010)

Accumulated Other Comprehensive Loss:
Balance, beginning of year		(572)		(1,174)		(1,003)
Other comprehensive income (loss), net of income tax (expense) benefit of $(29) million, $239 million and $202 million		436		602		(171)

Balance, end of year		(136)		(572)		(1,174)

Accumulated deficit and accumulated other comprehensive loss, end of year		(2,791)		(4,760)		(6,184)

Total Shareholders’ Equity		$20,875		$14,777		$13,114

Comprehensive Income (Loss):
Net income (loss)		1,533		822		(7,691)

Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities		8		81		(277)
Minimum pension liability adjustment		62		(206)		(61)
Foreign currency translation adjustments		366		727		167

Total Other comprehensive income (loss), net of tax		436		602		(171)

Total Comprehensive Income (Loss)		$1,969		$1,424		$(7,862)

The accompanying notes are an integral part of these consolidated financial statements.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS

On November 12, 2004, a new Delaware corporation named News Corporation became, through a wholly-owned subsidiary named News Australia Holdings Pty Ltd (“News Australia Holdings”), the parent of News Holdings Inc. (formerly known as The News Corporation Limited), an Australian corporation (“TNCL” or for periods prior to November 12, 2004, the “Company”). We refer to these transactions collectively as the “Reorganization.”

In the Reorganization, all outstanding TNCL ordinary shares and preferred limited voting ordinary shares were cancelled and shares of Class A Common Stock and Class B Common Stock were issued in exchange on a one for two share basis. The financial statements have been presented as if the one for two share exchange took place on July 1, 2001.

On November 12, 2004, as part of the Reorganization, News Corporation acquired from certain trusts, the beneficiaries of which include Mr. K.R. Murdoch, our Chairman and Chief Executive Officer (“CEO”), members of his family and certain charities, the approximate 58% shareholding in Queensland Press Pty Limited (“QPL”) not already owned by TNCL through the acquisition of the Cruden Group of companies. The principal assets of the Cruden Group were the shareholding in QPL and shares of TNCL. (See Note 3 Incorporation in the United States)

News Corporation and its subsidiaries (together, “News Corporation” or the “Company”) is a Delaware corporation, incorporated in 2004 (See Note 3 Incorporation in the United States). News Corporation is a diversified company, which manages and reports its businesses in eight segments. These business segments are: Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production of original television programming primarily in the United States and Canada; Television, which consists of the operation of broadcast television stations in the United States; the broadcasting of network programming in the United States through FOX; and the development, production and broadcasting of television programming in Asia and the Middle East through STAR; Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and direct broadcast satellite (“DBS”) operators in the United States; Direct Broadcast Satellite Television, which principally consists of the distribution of premium programming services via satellite directly to subscribers in Italy; Magazines and Inserts, which principally consists of the publication of free standing inserts, which are promotional booklets containing consumer offers distributed through insertion in local Sunday newspapers in the United States, and providing in-store marketing products and services, primarily to consumer packaged goods manufacturers in the United States and Canada; Newspapers, which principally consists of the publication of four national newspapers in the UK, the publication of more than 100 newspapers in Australia, and the publication of a mass circulation, metropolitan morning newspaper in the United States; Book Publishing, which principally consists of the publication of English language books throughout the world through HarperCollins; and Other, which includes NDS Group plc (“NDS”), a supplier of open end-to-end digital pay-television solutions for the secure delivery of entertainment to television set-top boxes and personal computers and Global Cricket Corporation, which has the exclusive rights to broadcast the Cricket World Cup and other related International Cricket Council cricket events through 2007.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries. In addition, the Company reviews its relationships with other entities to assess whether it is the primary beneficiary of a variable interest entity. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” as revised in December 2003 (“FIN 46R”), which was adopted in fiscal 2004.

The adoption of FIN 46R required the Company to de-consolidate certain trust subsidiaries considered to be special purpose entities. As a result of this deconsolidation, the Company reclassified (i) $1,462 million and $1,409 million, as of June 30, 2004 and 2003, respectively, in exchangeable securities related to the Beneficial Unsecured Exchangeable Securities (“BUCS”) and Trust Originated Preferred Securities (“TOPrS”) issuances from minority interest in subsidiaries to non-current borrowings on the consolidated balance sheets and (ii) $82 million, $61 million and $56 million for the fiscal years ended June 30, 2004, 2003 and 2002, respectively, from Minority interest expense to Interest expense, net on the consolidated statements of operations with no resulting effect on the Company’s net income. The Company adopted the provisions of FIN 46R related to all other types of entities for the period ended March 31, 2004 and the adoption did not materially impact the Company’s consolidated financial statements.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Fox Television Holdings, Inc. (“FTH”), a subsidiary of the Company, has 7,600 shares of voting preferred stock issued and outstanding with a liquidation value of $760,000 and cumulative dividends at the rate of 12% per annum. Such shares are held by an executive of the Company and represent 76% of the voting power of FTH. FTH is included in these consolidated financial statements because the Company is deemed to control FTH for financial reporting purposes. Among the reasons why the Company has a controlling financial interest in FTH are (i) the Company has the ability to redeem the voting preferred stock, at any time, at the liquidation value of $760,000 plus accrued dividends, (ii) the dividends on, and amounts to be paid on redemption of, the voting preferred stock are fixed, and not related to the performance of FTH, and, (iii) senior management of FTH, including its Board of Directors, consists solely of persons employed by the Company. As a result, the controlling financial interest in FTH rests with the Company through its common stock ownership of FTH.

Investments in majority-owned subsidiaries where control does not exist and investments in which the Company exercises significant influence but does not control (generally a 20% to 50% ownership interest) are accounted for under the equity method of accounting. Investments in which there is no significant influence (generally less than a 20% ownership interest) are accounted for under the cost method of accounting.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Acquisitions of controlled entities are accounted for using the purchase method of accounting.

The Company maintains a 52-53 week fiscal year ending on the Sunday nearest to June 30th. Fiscal years 2002 through 2004 were comprised of 52 week periods.

Use of estimates

The preparation of the Company’s Consolidated Financial Statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts that are reported in the Consolidated Financial Statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the company may undertake in the future, actual results may differ from the estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.

Cash on deposit includes cash placed on deposit as security for repayment of Eurobond indebtedness assumed on consolidation of SKY Italia. (See Note 10 Borrowings)

Concentration of credit risk

Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal credit risk.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Inventories

Filmed Entertainment Costs:

In accordance with Statement of Position (“SOP”) No. 00-2, “Accounting by Producers or Distributors of Films,” Filmed entertainment costs include capitalized production costs, overhead and capitalized interest costs, net of any amounts received from outside investors. These costs, as well as participations and talent residuals, are recognized as operating expenses on an individual film basis in the ratio that the current year’s gross revenues bear to management’s estimate of total ultimate gross revenues from all sources. Marketing costs and development costs under term deals are charged as operating expenses as incurred. Development costs for projects not produced are written-off at the earlier of the time the decision is taken not to develop the story or after three years.

Filmed entertainment costs are stated at the lower of unamortized cost or estimated fair value on an individual motion picture or television product basis. Revenue forecasts for both motion pictures and television products are continually reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and other events or changes in circumstances indicate that a motion picture or television production has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television production’s fair value.

Programming Costs:

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 63, “Financial Reporting by Broadcasters,” program rights for entertainment programs for the Television, Direct Broadcast Satellite Television and Cable Network Programming segments are amortized based on the usage of the program or term of license. Television broadcast network and original cable programming are amortized on an accelerated basis. The Company has single and multi-year contracts for broadcast rights of programs and sporting events. At the inception of these contracts and at each subsequent reporting date, the Company evaluates the recoverability of the costs associated therewith, using aggregate estimated advertising revenues directly associated with the program material and related expenses. Where an evaluation indicates that a multi-year contract will result in an ultimate loss, additional amortization is provided to currently recognize that loss. The costs of National sports contracts at the Fox Broadcasting Company (“FOX”) and Cable Network Programming segment and for international sports rights agreements are charged to expense based on the ratio of each period’s operating profits to estimated total remaining operating profit of the contract. Estimates of total operating profit can change and accordingly, are reviewed periodically and amortization is adjusted as necessary. Such changes in the future could be material.

The costs of local and regional sports contracts, which are for a specified number of events, are amortized on an event-by-event basis. Those costs, which are for a specified season, are amortized over the season on a straight-line basis and if applicable, a portion of the cost is allocated to rebroadcasts.

Inventories for other divisions are valued at the lower of cost or net realizable value. Cost is primarily determined by the first in first out, average cost method or by specific identification.

Investments in equity affiliates

Investments in and advances to equity affiliates or joint ventures in which the Company has a substantial ownership interest of approximately 20% to 50% and exercises significant influence, or for which the Company owns more than 50% but does not control policy decisions, are accounted for by the equity method. Prior to the Company’s July 1, 2002 adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company’s share of net earnings or losses of affiliates included the amortization of the difference between the Company’s investment and its share of the fair value of the underlying net assets of the investee. Upon adoption of SFAS No. 142, the portion of excess costs on equity method investments that represents goodwill and indefinite-lived intangibles is no longer amortized, but continues to be considered for impairment under Accounting Principles Board Opinion (“APB”) No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Cost investments

The Company reports investments in marketable equity securities at fair value based on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with credit quality and maturity of the investment. Substantially all investment securities are designated as available for sale with unrealized gains and losses included in shareholders’ equity, net of applicable taxes and other adjustments. The Company regularly reviews investment securities for impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, the Company’s ability to hold until recovery and the financial strength and specific prospects of the issuer of the security. Unrealized losses that are other than temporary are recognized in earnings. Realized gains and losses are accounted for on the specific identification method.

Property, plant and equipment

Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over an estimated useful life of three to forty years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the life of the lease. Costs associated with the repair and maintenance of property are expensed as incurred.

Changes in circumstances such as technological advances, changes to the Company’s business model or capital strategy could result in the actual useful lives differing from the Company’s estimates. In those cases where the Company determines that the useful life of buildings and equipment should be shortened, the Company would depreciate the asset over its revised remaining useful life thereby increasing depreciation expense.

Goodwill and intangible assets

As a creator and distributor of branded content, the Company has a significant amount of intangible assets, including goodwill, film and television libraries, Federal Communications Commission (“FCC”) licenses, newspaper mastheads, distribution networks, publishing rights and other copyright products and trademarks. Goodwill is recorded as the difference between the cost of acquiring entities and amounts assigned to their tangible and identifiable intangible net assets. The Company follows SFAS No. 142, which eliminated the requirement to amortize goodwill, indefinite-lived intangible assets and the excess cost over the Company’s share of net assets, which requires it to assess goodwill and indefinite-lived intangible assets annually for impairment or earlier if required. Intangible assets that are deemed to have a definite life will continue to be amortized over their useful lives. SFAS No. 142 requires the Company to perform an annual impairment assessment of its goodwill and indefinite-lived intangible assets. This impairment assessment compares the fair value of these intangible assets to their carrying value. As a result of the tests performed, the Company determined that the goodwill and indefinite-lived intangible assets included in the consolidated balance sheets were not impaired.

Impairment of long-lived and intangible assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that the Company periodically review the carrying amounts of its property, plant and equipment and its finite-lived intangible assets to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Financial instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, cost investments and long-term borrowings, approximate fair value. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. Derivative instruments embedded in other contracts, such as our Exchangeable Securities, are separated into their host and derivative financial instrument components. The derivative component is recorded at its estimated fair value in our consolidated balance sheet with changes in estimated fair value recorded in Other, net.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Guarantees

In fiscal 2003, the Company adopted FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 elaborates on the disclosure requirements of a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing certain guarantees. FIN 45 also incorporates, without change, the guidance in FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” which it supersedes. The adoption of this policy did not impact the Company’s financial statements.

Revenue recognition

Filmed Entertainment:

Revenues are recognized in accordance with SOP 00-2 paragraph .07. Specifically, revenues from the distribution of motion pictures are recognized as they are exhibited and revenues from home entertainment sales, net of a reserve for estimated returns, together with related costs, are recognized on the date that video and DVD units are made widely available for sale by retailers and all Company-imposed restrictions on the sale of video and DVD units have expired.

License agreements for the telecast of theatrical and television product in the broadcast network, syndicated television and cable television markets are routinely entered into in advance of their available date for telecast. Cash received and amounts billed in connection with such contractual rights for which revenue is not yet recognizable is classified as deferred income. Because deferred revenue generally relates to contracts for the licensing of theatrical and television product which have already been produced, the recognition of revenue for such completed product is principally only dependent upon the commencement of the availability period for telecast under the terms of the related licensing agreement.

Television, Cable Network Programming and Direct Broadcast Satellite Television:

Advertising revenue is recognized as the commercials are aired. Subscriber fees received from cable systems and DBS operators for cable network programming are recognized as revenue in the period services are provided. DBS subscription and pay-per-view revenues are recognized when programming is broadcast to subscribers, while fees for equipment rental are recognized as revenue is earned.

The Company classifies the amortization of cable distribution investments (capitalized fees paid to a cable or DBS operator to facilitate the launch of a cable network) against revenue in accordance with Emerging Issues Task Force No. (“EITF”) 01-09, “Accounting for the Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” as detailed in the following table:

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Revenues before amortization of cable distribution investments	$20,931	$17,505	$15,186
Amortization of cable distribution investments	(129)	(125)	(116)

Revenues	$20,802	$17,380	$15,070

Advertising revenue from newspapers, inserts and magazines is recognized when the advertisements are published. Revenues earned from book publishing and from newspaper circulation are recognized upon passing of control to the buyer.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Sales returns

Consistent with industry practice, certain of the Company’s products, such as home entertainment product, books and newspapers, are sold with the right of return. The Company records, as a reduction of revenue, the estimated impact of such returns. In determining the estimate of product sales that will be returned, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of the Company’s product. Based on this information, management reserves a percentage of each dollar of product sales that provide the customer with the right of return.

Subscriber acquisition costs

Subscriber acquisition costs in our Direct Broadcast Satellite Television segment primarily consist of amounts paid for third-party customer acquisitions, which consist of the cost of commissions paid to authorized retailers and dealers for subscribers added through their respective distribution channels and the cost of hardware and installation subsidies for subscribers. All costs including hardware, installation and commissions are expensed upon activation. However, where legal ownership is retained in the set-top box, the cost of the set-top box is capitalized and depreciated over the useful life. (See Note 8 Property, plant and equipment) Additional components of subscriber acquisition costs include the cost of print, radio and television advertising, which are expensed as incurred.

Advertising expenses

The Company expenses advertising costs as incurred, including advertising expenses for theatrical and television product in accordance with SOP 00-2. Advertising expenses recognized for the years ended June 30, 2004, 2003, and 2002 totaled $1.9 billion, $1.6 billion, and $1.4 billion, respectively.

Translation of foreign currencies

Income and expense accounts of foreign subsidiaries and affiliates are translated into U.S. dollars using the current rate method whereby trading results are converted at the average rate of exchange for the period and assets and liabilities are converted at the closing rates on the period end date. The resulting translation adjustments are accumulated as a component of accumulated other comprehensive income (loss). Foreign currency receivables and payables are translated at appropriate year-end current rates and the resulting translation gains or losses are taken into income currently.

The Company enters into limited forward foreign exchange contracts with the objective of protecting the Company against future adverse foreign exchange fluctuations. Exchange gains or losses on these contracts are included in net income (loss), except where they relate to specific commitments, whereby they are deferred until the commitment to sell or purchase is satisfied.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Capitalization of interest

Interest cost on funds invested in major projects, for example theatrical productions, with substantial development and construction phases are capitalized until production or operations commence. Once production or operations commence, the interest costs are expensed as incurred. Capitalized interest is amortized over future periods on a basis consistent with that of the project to which it relates. Total interest capitalized was $42 million, $26 million and $23 million, for the years ended June 30, 2004, 2003 and 2002, respectively. Amortization of capitalized interest for the years ended June 30, 2004, 2003 and 2002 was $40 million, $35 million and $35 million, respectively.

Sale of stock by a subsidiary or equity method investee

When one of the Company’s subsidiaries or equity investees issues additional shares to third parties, the Company’s percentage ownership interest in the investee decreases. In the event the issuance price per share is more or less than the average carrying amount per share, in accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 51, “Accounting for Sales of Stock by a Subsidiary,” the Company recognizes a non-cash gain or loss on the issuance. This non-cash gain or loss is recognized in the Company’s consolidated statements of operations in the period the change in ownership interest occurs. The Company provides deferred taxes on these SAB No. 51 gains (losses).

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries to the extent amounts are expected to be reinvested indefinitely.

Earnings per share

Net income available to the Company’s common stockholders is allocated between our two classes of common stock, Class A common stock and Class B common stock. The allocation between classes is based upon the two-class method. Under the two-class method, earnings per share for each class of common stock is allocated according to dividends declared and participation rights in undistributed earnings. See Note 23 Earnings per share for the calculation of basic and diluted earnings per share under the two-class method.

Basic earnings per share for the Company’s Class A and Class B common stock is calculated by dividing net income or loss, less dividends on perpetual preference shares, by the weighted average number of shares of Class A and Class B common stock outstanding.

Diluted earnings per share for the Company’s Class A and Class B common stock is calculated similarly, except that the calculation includes the dilutive effect of the assumed exercise of options issuable under the Company’s stock incentive plans and the dilutive effect of convertible securities.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Comprehensive income (loss)

The Company follows SFAS No. 130, “Reporting Comprehensive Income,” for the reporting and display of comprehensive income.

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities:
Balance, beginning of year	$169	$88	$365
Fiscal year activity	8	81	(277)

Balance, end of year	177	169	88

Minimum pension liability adjustment:
Balance, beginning of year	(274)	(68)	(7)
Fiscal year activity	62	(206)	(61)

Balance, end of year	(212)	(274)	(68)

Foreign currency translation adjustments:
Balance, beginning of year	(467)	(1,194)	(1,361)
Fiscal year activity	366	727	167

Balance, end of year	(101)	(467)	(1,194)

Total Other comprehensive loss, net of tax	$(136)	$(572)	$(1,174)

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Stock-based compensation

Stock-based compensation is accounted for by using the intrinsic value-based method in accordance with APB No. 25, “Accounting for Stock Issued to Employees.” The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”

The following table reflects the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions for stock-based employee compensation. These pro forma effects may not be representative of future amounts since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period and additional options may be granted in future years.

	For the years ended June 30,
	2004	2003	2002
	(in millions except per share data)
Net income (loss), as reported	$1,533	$822	$(7,691)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(89)	(81)	(64)

Pro forma net income (loss)	$1,444	$741	$(7,755)

Basic earnings (loss) per share:
As reported:
Net income (loss)
Class A	$0.58	$0.33	$(3.35)
Class B	$0.49	$0.28	$(2.79)
Pro forma:
Net income (loss)
Class A	$0.55	$0.30	$(3.37)
Class B	$0.46	$0.25	$(2.81)

Diluted earnings (loss) per share:
As reported:
Net income (loss)
Class A	$0.58	$0.33	$(3.35)
Class B	$0.48	$0.28	$(2.79)
Pro forma:
Net income (loss)
Class A	$0.55	$0.30	$(3.37)
Class B	$0.45	$0.25	$(2.81)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in fiscal years ending June 30:

	2004	2003	2002
Weighted average Australian risk free interest rate	5.60%	5.72%	4.95%
Dividend yield	0.9%	1.5%	1.5%
Expected volatility	41.83%	43.40%	33.27%
Expected life of options	7 years	7 years	7 years

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Derivatives

SFAS No. 133, “Accounting for Derivate Instruments and Hedging Activities,” requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet at fair value as either an asset or a liability. The statement also requires that changes in the fair value of recorded derivatives be recognized currently in earnings unless specific hedge accounting criteria are met.

The Company uses financial instruments designated as cash flow hedges to hedge its limited exposures to foreign currency exchange risks associated with the costs for producing films abroad. All cash flow hedges are recorded at fair value on the consolidated balance sheet. As of June 30, 2004 and 2003, the notional amount of foreign exchange forward contracts with foreign currency risk was $10.8 million and $17.6 million, respectively and the net unrealized gain was approximately $0.1 million and $0.3 million, respectively. The potential loss in fair value for such financial instruments for a 10% adverse change in quoted foreign currency exchange rates would be approximately $0.6 million and $1.0 million, respectively. The effective changes in fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (loss) with foreign currency translation adjustments. Amounts are reclassified from accumulated other comprehensive income (loss) when the underlying hedged item is recognized in earnings. If derivatives are not designated as hedges, changes in fair value are recorded in earnings. See Note 11 Exchangeable securities for discussion of derivative instruments embedded in the Company’s exchangeable securities.

Cumulative effect of accounting changes

Fox Family Worldwide, Inc. (“FFW”), a former equity affiliate of the Company, adopted SOP 00-2 on July 1, 2001, at which time they recorded a one-time, non-cash cumulative effect of accounting change, net of tax. The Company’s portion, approximately $22 million, has been accounted for as a cumulative effect of accounting change, net of tax, in the accompanying consolidated statements of operations.

Gemstar-TV Guide International, Inc. (“Gemstar-TV Guide”), an equity affiliate of the Company, adopted SFAS No. 142 on January 1, 2002, at which time they recorded a one-time, non-cash cumulative effect of accounting change, net of tax. The Company’s portion, approximately $40 million, has been accounted for as a cumulative effect of accounting change, net of tax, in the accompanying consolidated statements of operations.

Recently issued accounting pronouncements

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) was signed into law. The Medicare Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position 106-1, the Company elected to defer recognizing the effects of the Medicare Act on the accounting for its retirement health care plans in fiscal 2004. In May 2004, the FASB issued FASB Staff Position 106-2, providing final guidance on accounting for the Medicare Act. FASB Staff Position 106-2 will be implemented by the Company in the first quarter of fiscal 2005. The Company anticipates that the adoption of FASB Staff Position 106-2 will not have a material impact on the financial condition and results of operations of the Company in Fiscal 2005, but will reduce the Company’s Accumulated Postretirement Benefit Obligation (“APBO”) by approximately $5 million. The amortization of the $5 million reduction in APBO will reduce our future net postretirement benefit cost.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INCORPORATION IN THE UNITED STATES

In April 2004, the Company announced that it would pursue a reorganization that would change the Company’s place of incorporation from Australia to the United States. In August 2004, the Company announced that a Special Committee of Non-executive Directors and the Board of Directors of the Company have unanimously recommended the proposed reorganization of the Company. On October 26, 2004, the reorganization was approved by the Company’s shareholders and option holders and on November 3, 2004, the Federal Court of Australia also approved the reorganization.

On November 12, 2004, the proposed reorganization was accomplished under Australian law whereby the holders of TNCL’s ordinary and preferred shares, including those ordinary shares and preferred limited voting ordinary shares represented by American Depositary Shares (“ADSs”), had their shares cancelled and received in exchange shares of voting and non-voting common stock of News Corporation at a one-for-two ratio. In connection with this reorganization, the Company acquired from the Murdoch Interests the approximate 58% interest in Queensland Press Pty Ltd. (“QPL”) not already owned by the Company through the acquisition of the Cruden Group of companies. The Murdoch Interests are certain trusts, the beneficiaries of which include Mr. Rupert Murdoch, members of his family and certain charities.

The principal assets of the Cruden Group were shares of the Company and a 58% interest in QPL. QPL owns a publishing business which includes two metropolitan and eight regional newspapers in Queensland, Australia, as well as shares of News Corporation.

The Special Committee retained independent legal counsel, and retained UBS as independent financial adviser, to advise it with respect to the Cruden/QPL transaction and the reincorporation. The Special Committee unanimously recommended the transactions to the Board. In reaching its recommendation, the Special Committee considered the fairness opinion of UBS Australia with respect to the consideration to be paid by the Company in the Cruden/QPL transaction and financial and market advice given by UBS with respect to the reincorporation.

As a result of the reorganization, News Corporation became the new parent company of TNCL. News Corporation has a primary listing on the New York Stock Exchange and secondary listings on the Australian Stock Exchange and in due course, expects to obtain a secondary listing on the London Stock Exchange.

The Special Committee, advised by UBS, and the Murdoch Interests agreed to a valuation of $2 billion for the entire QPL publishing business, less the net debt of QPL which was estimated to be approximately $341 million at closing plus $15 million which is the market value of QPL’s non-publishing assets. The Murdoch Interests received voting common stock in News Corporation in exchange for the value of their 58% pro rata ownership of the QPL publishing business, net of debt, based on the average closing price of the shares of the Company on the Australian Stock Exchange for the five trading days ending on July 15, 2004. In exchange for the TNCL shares owned directly through the Cruden Group and indirectly (through QPL) by the Cruden Group, the Murdoch Interests received shares of News Corporation in the same exchange ratio as all other holders of the TNCL shares in the reorganization. The shares of News Corporation non-voting stock that the Murdoch Interests received were reduced by the number of shares equal in value to the net debt of the Cruden Group which was assumed by the Company in the transaction. Following the reorganization, Mr. K. R. Murdoch and the Murdoch Interests own approximately 29.5% of the voting shares of News Corporation.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. DIRECTV TRANSACTION

On December 22, 2003, the Company acquired a 34% interest in Hughes Electronics Corporation (“Hughes”) for total consideration of approximately $6.8 billion. General Motors Corporation (“GM”) sold its 20% interest in Hughes to the Company in exchange for approximately $3.1 billion, in cash, and 57.2 million News Corporation Class A shares valued at approximately $800 million. The Company acquired 14% of Hughes from the former GM Class H common stockholders in exchange for approximately 204.2 million News Corporation Class A shares valued at $2.9 billion.

Immediately following the acquisition, the Company transferred its entire 34% interest in Hughes to its majority owned subsidiary, the Fox Entertainment Group, Inc. (“FEG”) in exchange for two promissory notes totaling $4.5 billion and approximately 74.5 million shares of FEG’s Class A common stock valued at $2.3 billion (the “Exchange”). The issuance of approximately 74.5 million shares of FEG’s Class A common stock to the Company increased its equity interest in FEG from approximately 81% to approximately 82% while its voting power remained at approximately 97%.

Subsequent to the above transaction, Hughes changed its corporate name to The DIRECTV Group, Inc. (“DIRECTV”).

The increase in Investments reflects the Company’s investment in DIRECTV and includes the excess of fair value over the Company’s proportionate share of DIRECTV’s underlying net assets as of December 22, 2003 as adjusted to record such net assets at fair value, most notably the adjustment to the carrying value of DIRECTV’s PanAmSat business and assets and its deferred subscriber acquisition costs. This excess is being preliminarily allocated to both finite-lived intangibles, which are being amortized, and to certain indefinite-lived intangibles and goodwill, which are not being amortized in accordance with SFAS No. 142. The allocation of the excess is not final and is subject to changes upon completion of final valuations of certain assets and liabilities. A future reduction in goodwill for additional value to be assigned to identifiable finite-lived intangible assets or tangible assets could reduce future equity earnings recognized by the Company resulting from additional amortization. For every $100 million reduction in goodwill for additional value to be assigned to identifiable finite-lived intangible assets or tangible assets, Equity earnings (losses) of affiliates would decrease by approximately $10 million per year representing amortization expense assuming an average useful life of 10 years.

The Company’s share of DIRECTV’s results has been adjusted to reflect the Company’s preliminary allocation of the fair value of DIRECTV’s assets and liabilities as of December 22, 2003 and, as required, excludes certain items that were recognized by DIRECTV as income and expense within its results during the six months ended June 30, 2004. Such adjustments, including DIRECTV’s gains on the sale of securities, charges related to the sale of its PanAmSat business and write-off of deferred costs in connection with DIRECTV’s change of accounting, were recognized in fiscal 2004 through the Company’s purchase price allocation. The Company’s resulting share of DIRECTV’s losses was $57 million during the year ended June 30, 2004, which included $29 million from the amortization of certain finite-lived intangibles.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. OTHER ACQUISITIONS AND DISPOSALS

Fiscal Year 2004 Transactions

In December 2003, NDS, a subsidiary of the Company, acquired 100% of the MediaHighway middleware business from a subsidiary of Thomson SA and licensed certain related patents from Thomson SA for a total consideration of $73 million (€60 million) in cash. Subsequent to this acquisition, the Company concluded that certain intangible assets recognized on acquisition were not supported by projections of the incremental future cash flows attributable to the acquired business. Accordingly, the Company has recorded an impairment charge against these intangibles of $11.3 million reflected in Operating expenses within Operating income.

In December 2003, SKY Italia sold two wholly owned subsidiaries, Prima S.p.A. and Europa S.p.A., for total consideration of $112 million (€90 million). The Company ascribed a fair value of $112 million to these assets in connection with the Telepiu acquisition (see below) and accordingly no gain or loss was recognized on the sale.

In December 2003, the Company sold its 50% direct ownership interests in SportsChannel Chicago Associates (“SportsChannel Chicago”) and SportsChannel Pacific Associates (“SportsChannel Bay Area”) (collectively the “SportsChannels”) to subsidiaries of Regional Programming Partners (“RPP”) for consideration of $150 million. This consideration was paid wholly in the form of two three-year promissory notes issued by the subsidiaries of RPP, which own only the acquired interests in the SportsChannels, in an aggregate amount of $150 million and bearing interest at prime plus 1% per annum. The notes are secured by a pledge of 100% of the interests in SportsChannel Bay Area. Upon the close of this sale, the SportsChannels are held 100% by RPP and indirectly 60% by Rainbow Media Sports Holdings, Inc. and 40% by the Company. The Company recognized a net gain on the sale of the SportsChannels of $9 million, which is reflected in Other, net in the accompanying consolidated statements of operations.

In December 2003, the Company exercised its right to require Discovery Communications, Inc. (“Discovery”) to purchase its 10% interest in Discovery Health Channel, LLC for a purchase price of approximately $93 million. The Company had acquired this interest in connection with the sale of The Health Network to Discovery in June 2001. This transaction is expected to close in fiscal 2005, subject to the satisfaction of customary closing conditions.

In February 2004, the Company sold the Los Angeles Dodgers (“Dodgers”), together with Dodger Stadium and the team’s training facilities in Vero Beach, Florida and the Dominican Republic, to entities owned by Frank McCourt (the “McCourt Entities”). The gross consideration for the sale of the Dodgers franchise and real estate assets was $421 million, subject to further adjustment. The consideration at closing was comprised of (i) $225 million in cash, (ii) a $125 million two-year note secured by non-team real estate, (iii) a $40 million four-year note secured by bank letters of credit and (iv) a $31 million three-year note that is convertible, at the Company’s option, into preferred equity in the McCourt Entities if unpaid at maturity. The Company has agreed to remit $50 million during the first two years following the closing of the transaction to reimburse the McCourt Entities for certain pre-existing commitments. Pending the final determination of contractual adjustments, the sale has resulted in an estimated pre-tax loss of $19 million, which was recorded in Other, net in the Company’s statement of operations.

In May 2004, the Company sold its 40% interest in the Staples Arena for aggregate consideration of $128 million. The Company has recorded a loss on the sale of the interest in the Staples Arena of approximately $7 million in Other, net on the consolidated statement of operations. In connection with the sale of this interest, the Company was released from several guarantees in the aggregate amount of $22.6 million outstanding at the time of this sale.

In May 2004, the Company acquired a 10% interest in an affiliate of Anschutz Entertainment Group, Inc. that has the right to develop and operate an entertainment and sports complex to be located inside and adjacent to the Millennium Dome in London, England, for $25 million.

Fiscal Year 2003 Transactions

In August 2002, the Company acquired WPWR-TV in the Chicago designated market area (“DMA”) from Newsweb Corporation for $425 million in cash. This transaction has been treated as a purchase in accordance with SFAS No. 141, “Business Combinations.”

In April 2003, the Company and Telecom Italia acquired Telepiu, S.p.A. (“Telepiu”), Vivendi Universal’s satellite pay-television platform in Italy, for approximately $874 million (€788 million), consisting of the assumption of $388 million (€350 million) in outstanding indebtedness and a cash payment of $486 million (€438 million). In the acquisition, Telepiu was merged with Stream S.p.A. (“Stream”), and the combined platform was renamed SKY Italia, which is owned 80% by the Company and 20% by Telecom Italia S.p.A. The excess purchase price over the fair value of the net assets acquired of $638 million is reported within publishing rights, titles, television licenses, and goodwill. The results of SKY Italia have been included in the Company’s consolidated statements of operations from April 30, 2003, the date of acquisition. As a result of the acquisition, commencing April 30, 2003, the Company ceased to equity account its share of Stream’s results. (See Note 27 Subsequent events).

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. OTHER ACQUISITIONS AND DISPOSALS – CONTINUED

Fiscal Year 2002 Transactions

In July 2001, the Company, through a wholly-owned subsidiary, acquired all of the outstanding common stock of Chris-Craft Industries, Inc. and its subsidiaries, BHC Communications, Inc. and United Television, Inc., (collectively, “Chris-Craft”). The consideration for the acquisition was approximately $2 billion in cash and the issuance of 137.7 million News Corporation Class A shares valued at $3 billion. Simultaneously with the closing of the acquisition, the Company transferred $3,432 million of certain net assets, constituting Chris-Craft’s ten television stations (the “Acquired Stations”) to its majority owned subsidiary, FEG, in exchange for 122.2 million shares of FEG’s Class A Common Stock and net indebtedness of $48 million (the “Chris-Craft Exchange”), thereby increasing the Company’s ownership in FEG. FEG assigned the licenses issued by the FCC for the Acquired Stations to its indirect subsidiary, Fox Television Stations, Inc., which became the licensee and controls the operations of the Acquired Stations. The Company acquired Chris-Craft and transferred to FEG the Acquired Stations in order to strengthen FEG’s existing television station business. This transaction has been treated as a purchase in accordance with SFAS No. 141.

The Company consolidated the operations of the Acquired Stations, as of the date of Chris-Craft Exchange, July 31, 2001, with the exception of KTVX-TV in Salt Lake City, whose operations were not consolidated as of the Chris-Craft Exchange due to regulatory requirements which precluded the Company from controlling the station and required its disposal (see description for Clear Channel swap below).

In October 2001, the Company exchanged KTVX-TV in Salt Lake City and KMOL-TV in San Antonio with Clear Channel Communications, Inc. for WFTC-TV in Minneapolis (the “Clear Channel swap”). In addition, in November 2001, the Company exchanged KBHK-TV in San Francisco with Viacom Inc. for WDCA-TV in Washington, DC and KTXH-TV in Houston (the “Viacom swap”). In June 2002, the Company exchanged KPTV-TV in Portland, an Acquired Station, for Meredith Corporation’s WOFL-TV in Orlando and WOGX-TV in Ocala (the “Meredith Swap”, and together with the Viacom and Clear Channel swaps, the “Station Swaps”). All of the stations exchanged in the Station Swaps were Acquired Stations. The stations received in the Station Swaps have been independently appraised at the same fair values as those Acquired Stations that were exchanged. Accordingly, no gain or loss was recognized by the Company as a result of the Station Swaps.

In July 2001, as a result of the exercise of rights by existing shareholders of Outdoor Life Network, LLC (“Outdoor Life”), the Company acquired 50% of Outdoor Life for approximately $309 million. This acquisition resulted in the Company owning approximately 83% of Outdoor Life. In October 2001, a shareholder of Outdoor Life acquired the Company’s ownership interest in Outdoor Life for approximately $512 million in cash. During the period from July 2001 until the closing of the sale of Outdoor Life in October 2001, the ownership interest in Outdoor Life was held for sale and control of Outdoor Life was deemed temporary. Therefore, in accordance with SFAS No. 94, “Consolidation of All Majority-Owned Subsidiaries,” and EITF 87-11, “Allocation of Purchase Price to Assets to be Sold,” the results of Outdoor Life were not consolidated in the Company’s statement of operations for this period. Upon the closing of the sale of the Company’s ownership interest in Outdoor Life, the Company recognized a gain of $147 million, which was reflected in Other, net in the accompanying consolidated statements of operations for the year ended June 30, 2002.

In July 2001, as a result of the exercise of rights by existing shareholders of Speedvision Network, LLC, the Company acquired an additional 53% of Speedvision Network, LLC, now Speed Channel, Inc. (“Speed Channel”) for approximately $401 million, increasing the Company’s ownership in Speed Channel to approximately 85%. As a result, the Company consolidated the results of Speed Channel beginning July 2001. In October 2001, the Company acquired the remaining 15% minority interest in Speed Channel for approximately $111 million bringing the Company’s ownership percentage to 100%. These transactions have been treated as a purchase in accordance with SFAS No. 141.

In October 2001, Fox Broadcasting Company (“FOX”), Haim Saban and the other stockholders of FFW, sold FFW to The Walt Disney Company (“Disney”) for total consideration of approximately $5.2 billion (including the assumption of certain debt) of which approximately $1.6 billion was in consideration of the Company’s interest in FFW, which was rebranded ABC Family. As a result of this transaction, the Company recognized a pre-tax gain of approximately $1.3 billion, which was reflected in Other, net in the accompanying consolidated statements of operations for the year ended June 30, 2002. In addition, the Company sublicensed certain post-season Major League Baseball (“MLB”) games through the 2006 MLB season to Disney for aggregate consideration of approximately $675 million, payable over the entire period of the sublicense.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. OTHER ACQUISITIONS AND DISPOSALS – CONTINUED

Fiscal Year 2002 Transactions – continued

In December 2001, the Company acquired from Liberty Media Corporation (“Liberty”) its 50% interest in Fox Sports International, in exchange for 7.3 million News Corporation Class A shares valued at $115 million. Under the terms of this transaction, the Company transferred the acquired interest in Fox Sports International to its majority owned subsidiary, FEG, in exchange for the issuance of 3.6 million FEG Class A Common Stock. As a result of this transaction, the Company’s equity ownership interest in FEG increased, while its voting interest remained the same. This transaction has been treated as a purchase in accordance with SFAS No. 141.

In January 2002, the Company acquired an approximate 23% voting interest in the Sunshine Network (“Sunshine”) for approximately $23.3 million. This resulted in the acquisition of a controlling financial interest in Sunshine and increased the Company’s ownership percentage in Sunshine to approximately 93%. Since the acquisition of a controlling financial interest in January 2002, the Company consolidated Sunshine into the Cable Network Programming segment. This transaction has been treated as a purchase in accordance with SFAS No. 141. During fiscal 2004, the Company acquired the remaining minority interests in Sunshine held by third parties increasing the Company’s ownership interest to 100%.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. INVENTORIES

	As of June 30,
	2004	2003
	(in millions)
Current inventories:
Raw materials	$98	$81
Work and projects in progress	139	131
Finished goods	52	25
Programming rights	1,270	1,082

	1,559	1,319
Less: inventory reserve	(29)	(37)

Total current inventories, net	1,530	1,282

Non-current inventories:
Finished goods	98	99
Programming rights	540	647
Filmed entertainment costs:
Films:
Released (including acquired film libraries)	734	733
Completed, not released	125	31
In production	545	603
In development or preproduction	52	52

	1,456	1,419

Television productions:
Released (including acquired libraries)	449	481
Completed, not released	13	—
In production	112	77
In development or preproduction	1	—

	575	558

Total filmed entertainment costs, less accumulated amortization	2,031	1,977

Total non-current inventories	2,669	2,723

Total inventories, net	$4,199	$4,005

As of June 30, 2004, the Company estimated that approximately 68% of unamortized filmed entertainment costs from the completed films are expected to be amortized during fiscal year 2005 and approximately 96% of released filmed entertainment costs will be amortized within the next three years. As of June 30, 2004, the Company estimated that approximately 49% of $1,109 million in accrued participation liabilities, included in Participations, residuals and royalties payable on the consolidated balance sheet, will be payable during fiscal 2005. At June 30, 2004, acquired film and television libraries have remaining unamortized film costs of $138 million, which are generally amortized using the individual film forecast method over a remaining period of approximately 6 to 17 years.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INVESTMENTS

As of June 30, 2004, the Company’s investments were comprised of the following:

		Ownership Percentage	As of June 30,
			2004	2003
			(in millions)
Equity investments:
The DIRECTV Group, Inc. (1)(2)(5)	DBS operator principally in the U.S.	34% (2003 -0%)	$6,813	$—
Gemstar-TV Guide International Inc (5)	U.S. print and electronic guidance company	41% (2003 - 43%)	604	652
Regional Programming Partners (1)	U.S. partnership holding interests in sporting networks, teams and arenas	40%	943	918
British Sky Broadcasting Group plc (5)	U.K. DBS operator	35%	495	262
China Network Systems	Taiwan cable TV operator	various	250	244
Staples Arena (1)(3)	U.S. company holding interests in sporting arenas	0% (2003 - 40%)	—	129
Independent Newspapers Limited	New Zealand media company	44% (2003 - 45%)	315	377
FOXTEL	Australian pay TV operator	25%	90	102
National Geographic Channel (US) (1) (4)	U.S. cable channel	67%	172	174
National Geographic International (1)	International cable channel	50%	71	64
Other equity affiliates		various	493	599
Cost investments			668	806

			$10,914	$4,327

(1)	Held by the Company’s 82% (2003 81%) owned subsidiary, FEG.
(2)	The Company purchased its 34% interest in DIRECTV during fiscal 2004. (See Note 4 DIRECTV Transaction).
(3)	The Company sold its interest in Staples Arena during fiscal 2004. (See Note 5 Other Acquisitions and Disposals).
(4)	The Company does not control this entity as it does not hold a majority on the Board, is unable to dominate operating decision-making and is not a variable interest entity.
(5)	The market values of our investments in DIRECTV, Gemstar-TV Guide and BSkyB were $7,809 million, $815 million and $7,680 million, respectively, as of June 30, 2004.

The Company’s investment in several of its affiliates exceeded its equity in the underlying net assets at their acquisition by a total of $3,934 million and $402 million as of June 30, 2004 and 2003, respectively. In accordance with SFAS No. 142, the Company amortized $29 million and $0 million in fiscal 2004 and 2003, respectively, related to amounts allocated to definite-lived intangible assets. Prior to the adoption of SFAS No. 142, the Company amortized $12 million in fiscal 2002.

The aggregate fair value of those investments whose shares are publicly traded was $17,276 million and $9,439 million as of June 30, 2004 and 2003, respectively.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INVESTMENTS – CONTINUED

Gemstar-TV Guide

During fiscal 2002, the Company acquired approximately 4% of Gemstar – TV Guide from Liberty in exchange for approximately 58 million of News Corporation’s Class A shares. This acquisition was a non-cash transaction, with investments and contributed equity increasing by $751 million. As a result of this transaction, the Company’s ownership interest in Gemstar-TV Guide increased to approximately 43%.

Also during fiscal year 2002, Gemstar-TV Guide, which is accounted for using the equity method, experienced a significant decline in its market capitalization.

In determining if the decline in Gemstar-TV Guide’s market value was other than temporary, the Company considered a number of factors: (i) the financial condition, operating performance and near term prospects of the investee; (ii) the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; (iii) analysts’ ratings and estimates of 12 month share price targets for the investee; (iv) the length of the time and the extent to which the market value has been less than the carrying value of the Company’s investment; and (v) the Company’s intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value.

As a result of this review, the Company recorded a $6.1 billion charge in fiscal 2002, included in Equity earnings (losses) of affiliates, net, to reduce the carrying value of the investment to reflect an other-than-temporary decline in value. The charge was determined by reference to Gemstar-TV Guide’s share price at June 28, 2002 of $5.39 per share and the Company’s ownership of approximately 175 million shares.

During fiscal 2003, Gemstar-TV Guide’s market value continued to decline and the Company considered the factors discussed above to determine if an additional charge was required. As a result of this review, during fiscal 2003 the Company recorded a $305 million charge included in Equity earnings (losses) of affiliates, net to reduce the carrying value of its investment in Gemstar-TV Guide to $3.75 per share to reflect a decline in value.

Other Impairments

During fiscal 2003, the Company wrote down its investment in Knowledge Enterprises, Inc. (“Knowledge”) by $92 million reflected in Other, net in the consolidated statements of operations. The charge was based on Knowledge’s planned equity rights offering and reflects the estimated recoverable value of this investment.

Also, during fiscal 2003, the Company wrote down its investment in Sky Multi-Country Partners by $35 million reflected in Equity earnings (losses) of affiliates, net on the consolidated statements of operations due to a permanent diminution of assets resulting from sustained losses of the platform and the decision of the partners to limit future financial support of this business.

Sales of Investments

In August 2003, the Company sold its entire 8% cost investment in SKY Perfect Communications Inc. (“SKY PerfecTV!”). The Company’s 182,000 shares of SKY PerfecTV! were sold for total consideration of $177 million (¥20.8 billion). The Company recognized a gain of approximately $105 million on the sale, which is reflected in Other, net in the accompanying consolidated statements of operations for the fiscal year ended June 30, 2004.

During fiscal 2003, Independent Newspapers Limited (“INL”) sold its publishing assets. This sale resulted in a gain for the Company of $161 million, which is reflected in Equity earnings (losses) of affiliates, net on the consolidated statements of operations.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INVESTMENTS – CONTINUED

The Company’s share of the income (loss) of each of its equity affiliates is a follows:

	For the years ended June 30,
	2004	2003	2002
	(in millions)
British Sky Broadcasting Group plc (a)	$265	$128	$(470)
Gemstar-TV Guide International Inc.	(39)	(298)	(6,729)
The DIRECTV Group, Inc.	(57)	—	—
Fox Family Worldwide, Inc.	—	—	(54)
Stream S.p.A. (b)	—	(198)	(218)
Other equity affiliates	1	24	(311)

Total equity earnings (losses) of affiliates, net	$170	$(344)	$(7,782)

(a)	In fiscal 2002, the Company’s investment in British Sky Broadcasting Group plc (“BSkyB”) was recorded at zero, and the Company had ceased to equity account its share of BSkyB’s results. During fiscal 2003, the Company had not recorded $101 million of its share of BSkyB losses. The Company recommenced equity accounting its share of BSkyB results from November 11, 2002 after the $101 million in losses had been recouped but not recorded.
(b)	In April 2003, the Company acquired a controlling interest in Stream (now Sky Italia). As a result of the acquisition, commencing April 30, 2003, the Company ceased to equity account its share of Stream’s results.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INVESTMENTS – CONTINUED

Summarized financial information for significant equity affiliates, determined in accordance with Regulation S-X, accounted for under the equity method is as follows:

	For the years ended June 30,
	2004 (1)	2003	2002
	(in millions)
Revenues	$17,527	$5,824	$5,002
Operating income (loss)	525	(792)	(1,848)
Income (loss) from continuing operations	172	(916)	(2,767)
Net loss	(737)	(916)	(7,027)

	As of June 30,
	2004 (1)	2003
	(in millions)
Current assets	$12,033	$1,892
Non-current assets	12,612	4,645
Current liabilities	7,263	1,985
Non-current liabilities	6,730	2,951
Minority interest	68	—

(1)	The following summarized financial information for DIRECTV is included in the chart above:

For the years ended June 30, 2004

(in millions)
Revenues	$10,659
Operating income (loss)	(161)
Income (loss) from continuing operations	(113)
Net loss	(985)

As of June 30, 2004

(in millions)
Current assets	$8,639
Non-current assets	8,959
Current liabilities	4,844
Non-current liabilities	3,992
Minority interest	68

The above table represents the combined financial information of those entities in which News Corporation has an investment accounted for using the equity method of accounting. These amounts are not the amounts reflected on the Company’s accompanying consolidated financial statements, consistent with the Company’s accounting policy for investments accounted for using the equity method of accounting.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INVESTMENTS – CONTINUED

Equity affiliates of the Company have balance sheet dates consistent with the Company with the following exceptions:

Investment	Year End
Gemstar-TV Guide International Inc.	December 31
Regional Programming Partners	December 31
National Geographic Channel (US)	December 31
National Geographic International	December 31
The DIRECTV Group Inc	December 31

NOTE 8. PROPERTY, PLANT AND EQUIPMENT

	Useful Lives	As of June 30,
		2004	2003
		(in millions)
Land		$263	$310
Buildings and leaseholds	3 to 40 years	2,205	2,211
Machinery and equipment	3 to 20 years	4,359	4,348

		6,827	6,869
Less accumulated depreciation and amortization		(3,031)	(2,776)

Total property, plant and equipment, net		$3,796	$4,093

Depreciation and amortization related to property, plant and equipment was $539 million, $407 million and $356 million for the years ended June 30, 2004, 2003, and 2002, respectively. This includes depreciation of set top boxes at our Direct Broadcast Satellite Television segment of $93 million and $34 million for the years ended June 30, 2004 and 2003, respectively.

Construction in progress as of June 30, 2004 and 2003, which amounted to $63 million and $34 million, respectively, was included in Property, plant and equipment, net above.

Total operating lease expense was approximately $342 million, $220 million and $198 million for the years ended June 30, 2004, 2003 and 2002, respectively.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. GOODWILL AND OTHER INTANGIBLE ASSETS

In accordance with SFAS No. 142, the Company’s intangible assets and related accumulated amortization are as follows:

	Weighted average useful lives	As of June 30,
		2004	2003
		(in millions)
FCC licenses	Indefinite-lived	$8,616	$8,558
Distribution networks	Indefinite-lived	743	1,023
Publishing rights & imprints	Indefinite-lived	501	501
Newspaper mastheads	Indefinite-lived	476	404
Franchise rights	Indefinite-lived	—	206
Other	Indefinite-lived	457	340

Intangible assets not subject to amortization		10,793	11,032
Intangible assets subject to amortization, net	4.3 -10 years	205	172

Total intangibles, net		$10,998	$11,204

The changes in the carrying value of goodwill, by segment, are as follows:

	Balance as of June 30, 2003	Purchase Price adjustments (1)	Other	Balance as of June 30, 2004
	(in millions)
Filmed Entertainment	$246	$—	$—	$246
Television	2,942	—	5	2,947
Cable Network Programming	2,823	(1)	(54)	2,768
Direct Broadcast Satellite Television	771	(112)	—	659
Magazines & Inserts	257	—	—	257
Newspapers	11	—	1	12
Book Publishing	—	—	—	—
Other	186	—	78	264

Total goodwill	$7,236	$(113)	$30	$7,153

(1)	Adjustments primarily relate to the purchase price allocations for the acquisition of SKY Italia.

Amortization related to finite-lived intangible assets was $26 million and $7 million for the years ended June 30, 2004 and 2003, respectively. Amortization related to intangible assets and goodwill was $349 million for the year ended June 30, 2002 prior to the adoption of SFAS No. 142.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. GOODWILL AND OTHER INTANGIBLE ASSETS - CONTINUED

The following table provides a reconciliation of reported Loss before cumulative effect of accounting change for the year ended June 30, 2002 to Adjusted loss before cumulative effect of accounting change that would have been reported had SFAS No. 142 been adopted as of July 1, 2001.

	For the year ended June 30, 2002
	Loss before cumulative effect of accounting change	Basic and diluted earnings (loss) per share before cumulative effect of accounting change
		Class A	Class B
	(in millions, except per share amounts)
As reported - historical basis	$(7,629)	$(3.32)	$(2.77)
Add: Goodwill amortization	45	0.02	0.02
Add: Intangible amortization	304	0.13	0.11
Add: Intangible amortization related to equity investees	51	0.02	0.02
Income tax impact of the above adjustments	(126)	(0.06)	(0.04)
Minority interest impact on the above adjustments	(41)	(0.02)	(0.01)

Adjusted loss before cumulative effect of accounting change	$(7,396)	$(3.23)	$(2.67)

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. BORROWINGS

					As of June 30,
					2004	2003
				Note	(in millions)
Bank Loans (a)
Current					$44	$22
Long-term					60	44

					$104	$66

Public Debt
Description		Original face value	Due date
5.625% Eurobond		€350m	July 29, 2004	(b)	$272	$400
8 1/2% Senior notes	US$	500m	February 15, 2005	(c) (g)	132	132
6.625% Senior debentures	US$	350m	January 9, 2008	(d)	350	350
7 3/8% Senior debentures	US$	200m	October 17, 2008	(d)	200	200
4.750% Senior notes	US$	150m	March 15, 2010	(g)	150	150
9 1/4% Senior debentures	US$	500m	February 1, 2013	(c)	500	500
8 5/8% Senior debentures	A$	150m	February 7, 2014	(d)	105	100
7.6% Senior debentures	US$	200m	October 11, 2015	(d)	200	200
8% Senior debentures	US$	400m	October 17, 2016	(d)	400	400
7.25% Senior debentures	US$	350m	May 18, 2018	(d)	350	350
8 1/4% Senior debentures	US$	250m	August 10, 2018	(d)	250	250
Liquid Yield Option Notes (LYONs™)	US$	1,515m	February 28, 2021	(e)	850	821
8 7/8% Senior debentures	US$	250m	April 26, 2023	(d)	250	250
7 3/4% Senior debentures	US$	200m	January 20, 2024	(d)	200	200
7 3/4% Senior debentures	US$	90m	February 1, 2024	(d)	90	90
9 1/2% Senior debentures	US$	200m	July 15, 2024	(d)	200	200
8 1/2% Senior debentures	US$	200m	February 23, 2025	(d)	200	200
7.7% Senior debentures	US$	250m	October 30, 2025	(d)	250	250
7.43% Senior debentures	US$	240m	October 1, 2026	(d)	240	240
7 1/8% Senior debentures	US$	200m	April 8, 2028	(d)	200	200
7.3% Senior debentures	US$	200m	April 30, 2028	(d)	200	200
7.28% Senior debentures	US$	200m	June 30, 2028	(d)	200	200
7.625% Senior debentures	US$	200m	November 30, 2028	(d)	200	200
6.55% Senior notes	US$	350m	March 15, 2033	(g)	350	350
6.703% MOPPRS	US$	150m	May 21, 2034	(f)	—	150
8.45% Senior debentures	US$	200m	August 1, 2034	(d)	200	200
8.15% Senior debentures	US$	300m	October 17, 2036	(d)	300	300
6.75% Senior debentures	US$	250m	January 9, 2038	(d)	250	250
7.75% Senior debentures	US$	600m	December 1, 2045	(d)	600	600
7.9% Senior debentures	US$	150m	December 1, 2095	(d)	150	150
8 1/4% Senior debentures	US$	100m	October 17, 2096	(d)	100	100
Exchangeable securities				Note 11	1,462	1,409

Total public debt					9,401	9,592

New Millennium II borrowings				Note 12	659	—

Total borrowings					$10,164	$9,658

Current maturities of borrowings					1,084	22
Long-term borrowings					9,080	9,636

Total borrowings					$10,164	$9,658

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. BORROWINGS - CONTINUED

At June 30, 2004 the fair value of interest bearing liabilities in aggregate amounts to $9.6 billion.

a) During fiscal 2004, a subsidiary of the Company, entered into two loan agreements with the European Bank for Reconstruction and Development in the aggregate amount of $93 million. Both loans bear interest at 3-month LIBOR plus 5%, which is to be paid in quarterly installments over a five-year period ending in December 2008. The loans are secured by certain bank accounts and share pledges of the Company’s Russian operating subsidiaries. During fiscal 2004, the Company drew down $69 million under these facilities. The cash flows from these facilities were used to expand the Company’s businesses in Russia.

b) On April 30, 2003, in connection with its acquisition of Telepiu, the Company assumed Telepiu’s obligations under its $388 million (€350 million) 5.625% Guaranteed Notes due 2004 (the “Eurobonds”). The Eurobonds matured on July 29, 2004 and accrued interest at 5.625% per annum with annual interest payments made on each anniversary date. The Company procured the issuance of a letter of credit for the benefit of the holders of the Eurobonds and established a cash collateral account, reflected as Cash on deposit on the Balance Sheet, to make any required payments on the Eurobonds and secure the Company’s obligations under the letter of credit. Subsequent to June 30, 2003, certain Eurobond holders exercised their option to require the Company to purchase approximately $141 million (€126 million) aggregate principal amount of Eurobonds. As a result, on August 19, 2003, 36% of the Eurobonds were retired by the Company in accordance with the repurchase provision. On July 29, 2004, the Company retired the remaining Eurobonds.

c) The terms include covenants, which, among other things, restrict secured indebtedness to 10% of tangible assets and in certain circumstances limit new senior indebtedness. Redemption may occur, at the option of the holders, at 101% of the principal plus an accrued interest amount in certain circumstances where a change of control is deemed to have occurred.

d) The terms include covenants, which, among other things, restrict secured indebtedness to 10% of tangible assets. Redemption may occur, at the option of the holders, at 101% of the principal amount in certain circumstances where a change of control is deemed to have occurred.

e) The Liquid Yield Option Notes (“LYONS™”) pay no interest. However, the aggregate principal amount at maturity of $1,515 million represents a yield of 3.5% per annum on the issue price. The holders may exchange the notes at any time into Class A shares of News Corporation or, at the option of the Company, the cash equivalent thereof at a fixed exchange rate of 24.2966 Class A shares per $1,000 note. The notes are redeemable at the option of the holders on certain dates at specified redemption amounts. The Company, at its election, may satisfy the redemption amounts in cash, Class A shares or any combination thereof. The Company can redeem the notes in cash at any time on or after February 28, 2006 at specified redemption amounts. The notes were recorded at a discount and are being accreted using the effective interest rate method.

f) In May 1998, News America Incorporated (“NAI”), a subsidiary of the Company, issued 6.703% Mandatory Par Put Remarketed Securities (“MOPPRSSM”) due May 21, 2034. In connection with the issuance of MOPPRSSM, the Company entered into a remarketing agreement dated as of May 21, 1998 (the “Remarketing Agreement”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated, (the “Remarketing Dealer”), pursuant to which the MOPPRSSM were subject to mandatory tender in favor of the Remarketing Dealer on May 21, 2004 (the “Remarketing Date”), for a purchase price equal to 100% of the principal amount of the outstanding MOPPRSSM.

On May 17, 2004, NAI, terminated the Remarketing Agreement with the Remarketing Dealer with respect to the $150 million aggregate principal amount of the MOPPRSSM due 2034. As a result of the termination, the MOPPRSSM were not remarketed on May 21, 2004 and NAI purchased the 6.703% MOPPRSSM from the beneficial owners at a price equal to the principal amount plus accrued and unpaid interest being $5 million.

g) In March 2003, the Company purchased approximately 74% of its outstanding $500 million aggregate principal amount of 8 1/2% Senior Notes due February 2005 at a premium, plus accrued interest. Concurrent with this transaction, the Company issued $150 million of 4.750% Senior Notes due March 2010 and $350 million of 6.55% Senior Notes due March 2033 at a discount. Proceeds from the issuance of these new Senior Notes were used to purchase the 8 1/2% Senior Notes and for general corporate purposes. The Company recognized a loss of $45 million on the early redemption of the 8 1/2% Senior Notes which is included within Other, net in the Statements of Operations.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. BORROWINGS - CONTINUED

Interest expense, net for the fiscal year ended June 30, 2004 was $532 million compared to $524 and $580 million at fiscal year 2003 and 2002, respectively. Interest expense, net consists of interest paid to third parties, interest income and capitalized interest. Interest income was $144 million, $119 million and $148 million for fiscal years 2004, 2003 and 2002, respectively. External interest paid was $726 million, $677 million and $757 million for the years ended June 30, 2004, 2003, and 2002, respectively. The total interest capitalized was $42 million, $26 million, and $23 million, for the years ended June 30, 2004, 2003, and 2002, respectively. Dividends received were $8 million, $8 million and $6 million for the years ended June 30, 2004, 2003 and 2002, respectively.

Ratings of Public Debt

The table below summarizes the Company’s credit ratings as of June 30, 2004.

Rating Agency	Senior Debt	Outlook
Moody’s	Baa 3	Positive
Standard & Poor’s	BBB -	Positive

Original Currencies of Borrowings

Borrowing are payable in the following currencies:

	As of June 30,
	2004	2003
	(in millions)
United States Dollars	$9,752	$9,093
€224 million (2003 €350 million) Euros	272	400
A$150 million (2003 A$150 million) Australian Dollars	105	100
JPY 3,132 million (2003 JPY 6,324 million) Japanese Yen	30	53
INR 255 million (2003 INR 575 million) Indian Rupees	5	12

Total borrowings	$10,164	$9,658

At June 30, 2004 and 2003, the impact of foreign currency movements from the respective prior fiscal year increased reported debt by $37 million and $16 million, respectively.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. BORROWINGS - CONTINUED

On June 27, 2003, NAI terminated its existing Revolving Credit Agreement (the “Prior Credit Agreement”) and entered into a new $1.75 billion Five Year Credit Agreement (the “New Credit Agreement”) with Citibank N.A., as administrative agent, JP Morgan Chase Bank, as syndication agent, and the lenders named therein. The News Corporation Limited, FEG Holdings, Inc., FEG, News America Marketing FSI, Inc., and News Publishing Australia Limited are guarantors (the “Guarantors”) under the New Credit Agreement. The New Credit Agreement provides a $1.75 billion revolving credit facility with a sub-limit of $600 million available for the issuance of letters of credit, and expires on June 30, 2008. Borrowings are in U.S. dollars only, while letters of credit are issuable in US dollars or Euros. The significant terms of the agreement include the requirement that the Company maintain specific gearing and interest coverage ratios and limitations on secured indebtedness. The Company pays a facility fee of 0.20% regardless of facility usage. The Company pays interest for borrowings and letters of credit at LIBOR plus 0.675%. The Company pays an additional fee of 0.125% if borrowings under the facility exceed 25% of the committed facility. The interest and fees are based on the Company’s current debt rating. As of June 30, 2004, letters of credit representing $188 million (€154 million) were outstanding under the New Credit Agreement.

Total unused credit facilities as of June 30, 2004 and 2003 amounted to $1,586 million and $1,750 million, respectively.

NOTE 11. EXCHANGEABLE SECURITIES

TOPrS

In November 1996, the Company, through a trust (the “Exchange Trust”) wholly-owned by NAI issued 10 million 5% TOPrS for aggregate gross proceeds of $1 billion. Such proceeds were invested in (i) preferred securities representing a beneficial interest of NAI’s 5% Subordinated Discount Debentures due November 12, 2016 (the “Subordinated Debentures”) and (ii) 10,000,000 warrants to purchase from NAI ordinary shares of BSkyB (the “Warrants”). These investments represent the sole assets of the Exchange Trust. Cumulative cash distributions are payable on the TOPrS at an annual rate of 5%. The TOPrS are mandatorily redeemable on November 12, 2016 or earlier to the extent of any redemption by NAI of any Subordinated Debentures or Warrants. The Company has the right to pay cash equal to the market value of the BSkyB ordinary shares for which the Warrants are exercisable in lieu of delivering freely tradable shares. The Company and certain of its direct and indirect subsidiaries have certain obligations relating to the TOPrS, the preferred securities representing a beneficial interest in the Subordinated Debentures, the Subordinated Debentures and Warrants which amount to a full and unconditional guarantee of the respective issuer’s obligations with respect thereto.

The total net proceeds from the issuance of the TOPrS were allocated between the fair value of the obligation and the fair value of the Warrants on their date of issuance. The fair value of the Warrants are determined at the end of each period using the Black-Scholes method. The fair values of the obligation has been recorded in non-current borrowings and in accordance with SFAS No. 133, the Warrants are reported at fair value and in non-current other liabilities. The fair value of the obligation is accreted to its maturity value through the effective interest method.

In March 2003, 8,247,953 TOPrS and related warrants were redeemed by the Company using proceeds from the issuance of BUCS, as detailed below. The Company recognized a loss of $37 million on early redemption of the TOPrS (including the write off of deferred issuance costs) and recognized a gain of approximately $115 million on the retirement of the related Warrants, which is included within Other, net in the statement of operations.

As of June 30, 2004, $125 million and $54 million of the TOPrS were included in borrowings and non-current liabilities, respectively, on the consolidated balance sheet. As of June 30, 2003, $122 million and $18 million of the TOPrS were included in borrowings and non-current liabilities, respectively, on the consolidated balance sheet.

BUCS

During 2003, News Corporation Finance Trust II (the “Trust”) issued an aggregate of $1.655 billion 0.75% BUCS representing interests in debentures issued by NAI and guaranteed on a senior basis by the Company and certain of its subsidiaries. On or after April 2, 2004, at the holders’ option, the BUCS are exchangeable into BSkyB ordinary shares based on an exchange ratio of 77.09 BSkyB ordinary shares per $1,000 original liquidation amount of BUCS. The trust may pay the exchange market value of each BUCS in cash, by delivering ordinary shares of BSkyB, or a combination of cash and ordinary shares of BSkyB.

The holders also have the right to tender the BUCS for redemption on March 15, 2010, March 15, 2013, or March 15, 2018 for payment of the adjusted liquidation preference plus accrued and unpaid distributions and any final period distribution in, at the Company’s election, cash, BSkyB ordinary shares, or the Company’s Class A shares, or any combination thereof.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EXCHANGEABLE SECURITIES – CONTINUED

The Company may redeem the BUCS for cash or BSkyB ordinary shares, or a combination thereof in whole or in part, at any time on or after March 20, 2010, at the adjusted liquidation preference of the BUCS plus any accrued and unpaid distributions and any final period distribution thereon.

The net proceeds from BUCS issuance were used to purchase approximately 85% of the Company’s outstanding TOPrS from their holders in privately negotiated transactions for approximately $877 million.

The total net proceeds from the issuance of the BUCS were allocated between the fair value of the obligation and the fair value of the exchange feature. The fair values of the obligation and the exchange feature were determined by pricing the issuance with and without the exchange feature. The fair values of the obligation has been recorded in non-current borrowings and in accordance with SFAS No.133, the call option feature of the exchangeable debentures is reported at fair value and in non-current other liabilities. The fair value of the obligation is being accreted to its maturity value through the effective interest method.

As of June 30, 2004, $1,337 million and $378 million of the BUCS were included in borrowings and non-current liabilities, respectively, on the consolidated balance sheet. As of June 30, 2003, $1,287 million and $418 million of the BUCS were included in borrowings and non-current liabilities, respectively, on the consolidated balance sheet.

NOTE 12. NEW MILLENNIUM II

Considering the competitive environment and costs associated with film production, all film studios, including the Company, constantly evaluate the risks and rewards of film production. Various strategies are used to balance risk with capital needs, including, among other methods, co-production, contingent profit participations, acquisition of distribution rights only and insurance. Historically, the Company has funded its film production by borrowing under a commercial paper facility (the “Facility”) but is presently funding film production through operating cash flows.

During fiscal 2002 and 2003, the Company was party to a series of film rights agreements whereby a controlled consolidated subsidiary of the Company funded the production or acquisition costs of all eligible films, as defined, to be produced or acquired by Twentieth Century Fox Film Corporation, a subsidiary of the Company, (these film rights agreements, as amended, are collectively referred to as the “New Millennium II Agreement”). Under the New Millennium II Agreement, a preferred limited liability membership interest (“Preferred Interest”) was issued to a third party to fund the film financing, which was presented on the consolidated balance sheets as Minority interest in subsidiaries, and the corresponding return on the Preferred Interests (the “Preferred Payments”) were presented as an expense in Minority interest in subsidiaries, net of tax on the consolidated statements of operations.

During fiscal 2004, the Company purchased substantially all of the outstanding equity of Tintagel Investors L.L.C. (“Tintagel”), the entity that held the Preferred Interest discussed above for $25.5 million plus accrued and unpaid Preferred Payments of $106,000. As a result of the acquisition of this equity interest, the Company consolidated the assets and liabilities of Tintagel for accounting purposes and all Preferred Interests and Preferred Payments have been eliminated. Tintagel’s outstanding indebtedness of $659 million at June 30, 2004 was included in Borrowings on the consolidated balance sheet and the corresponding interest was included in Interest expense, net in the consolidated statement of operations. As of June 30, 2003, there was $762 million of Preferred Interests outstanding, which was presented on the consolidated balance sheet as Minority interest in subsidiaries. Tintagel continues to be a separate legal entity from the Company with separate assets and liabilities. For the three years ended June 30, 2004, the Company borrowed $479 million, $520 million and $657 million, respectively, and repaid $556 million, $608 million and $649 million, respectively, under the Facility.

In May 2004, the Company ended the transfer term under the New Millennium II Agreement and will no longer draw any borrowings under the Facility. In accordance with the terms of the termination, the Company will repay $636 million of the Facility in fiscal 2005 and $23 million in fiscal 2006. Subsequent to year-end, the Company retired $506 million of the amount due in fiscal 2005.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. MINORITY INTEREST IN SUBSIDIARIES

Fox Entertainment Group

During November 1998, a subsidiary of the Company, FEG, which consists of all of the Company’s film and television production and distribution, television broadcasting, cable network programming and related businesses in the United States, sold 124,800,000 shares of its Class A Common Stock in an initial public offering (“IPO”). As of June 30, 2004, News Corporation had an equity interest of approximately 82% of FEG, while its voting interest was approximately 97%.

In May 2002, FEG filed a Form S-3 with the Securities and Exchange Commission, which allows FEG to issue, from time to time, Class A Common Stock and/or debt securities for aggregate proceeds of up to $2.5 billion. In November 2002, FEG sold 50 million shares of its Class A Common Stock for net proceeds of approximately $1.2 billion. FEG used the net proceeds to reduce obligations due to the Company. Upon consummation of the offering, the Company’s equity and voting interests in FEG decreased from 85% and 98% to 81% and 97%, respectively.

NDS

In November 1999, NDS, an indirect subsidiary of News Corporation, completed an IPO of 10,350,000 ADS at $20 per ADS. At June 30, 2004, the Company had an equity interest of 78% of NDS.

SKY Italia

In April 2003, the Company and Telecom Italia acquired Telepiu, Vivendi Universal’s satellite pay-television platform in Italy. In the acquisition, Telepiu was merged with Stream, and the combined platform was renamed SKY Italia, as of June 30, 2004 and 2003 owned 80% by the Company and 20% by Telecom Italia. (See Note 27 Subsequent Events).

Perpetual Preference Shares

Adjustable rate cumulative perpetual preference share

A subsidiary of News Corporation issued 3,800,000 adjustable rate cumulative preference shares in July 1994. These shares are redeemable at the option of News Corporation and rank after all debt holders in respect to both capital and dividends. As of June 30, 2003 and 2004, the Adjustable rate cumulative perpetual preference shares had a balance of $95 million and were included in Minority interest in subsidiaries on the consolidated balance sheets. (See Note 27 Subsequent events)

Guaranteed 8 5/8% perpetual preference shares

A subsidiary of News Corporation issued 10,000,000 8 5/8% guaranteed perpetual preference shares in July 1993. These shares are redeemable at the option of News Corporation and rank after all debt holders in respect to both capital and dividends. As of June 30, 2003 and 2004, the 8 5/8% perpetual preference shares had a balance of $250 million and were included in Minority interest in subsidiaries on the consolidated balance sheets. (See Note 27 Subsequent events)

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK OPTION PLAN

The Company grants stock options and other awards to certain employees of the Company. These employees are entitled to participate in these plans however the Compensation Committee of the Board of Directors of the Company determines to whom and how many options should be granted. These stock options are granted at exercise prices, which are equal to or exceeding the market price at the date of grant. Options vest over a four-year period from the date of grant and expire ten years after the date of grant. The options granted under the Company’s stock option plan can not exceed 6% of the Company’s issued share capital.

As a result of the Company’s reincorporation, all preferred limited voting ordinary shares which the Company issued options over, have been cancelled and holders received in exchange options for shares of Class A Common Stock of the Company on a one for two basis with no change in the original terms. In addition, all other outstanding stock options to purchase preferred limited voting ordinary shares have been adjusted to be exercisable into shares of Class A Common Stock with no change in the original terms, subject to the one for two share exchange. The Company’s stock option plans have been presented below as if the one for two share exchange took place on July 1, 2001.

The following table summarizes information about the Company’s stock option transactions (option numbers in thousands of shares):

	2004			2003			2002
	Options	Weighted average exercise price		Options	Weighted average exercise price		Options	Weighted average exercise price
		(in US$)	(in A$)		(in US$)	(in A$)		(in US$)	(in A$)
Outstanding at the beginning of the year	136,299	$13.44	$23.13	110,395	$14.74	$25.15	80,050	$15.54	$25.31
Granted	26,767	12.97	19.73	35,559	8.87	16.09	42,837	12.03	22.96
Exercised	(9,738)	8.77	14.00	(2,470)	8.21	12.79	(9,009)	9.06	16.03
Cancelled	(9,479)	13.05	22.99	(7,185)	12.62	22.75	(3,483)	14.25	25.71

Outstanding at the end of the year	143,849	$13.69	$23.13	136,299	$13.44	$23.13	110,395	$14.74	$25.15

Exercisable at the end of the year	82,549			70,616			57,292
Weighted average fair value of options granted (a)		$7.13	$10.01		$4.60	$7.89		$4.68	$8.93

(a)	Refer to Note 2 Summary of Significant Accounting Policies for Black Scholes assumptions.

The exercise prices for the options presented above are in Australian dollars. The US dollar equivalents above have been converted at historical exchange rates; therefore, the proceeds from the exercise of these options may differ due to fluctuations in exchange rates in periods subsequent to the date of the grants.

The following table summarizes information about the Company’s stock option transactions (option numbers in thousands of shares):

Tranches	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Exercisable Options	Weighted Average Exercise Price
(in US$)		(in US$)			(in US$)
$3.80 to $5.07	97	$4.44	1.77	97	$4.44
$5.90 to $8.84	38,173	8.43	6.95	15,766	7.88
$8.89 to $13.30	66,749	12.50	7.00	32,121	12.17
$13.41 to $20.00	22,231	16.99	5.89	17,991	16.75
$21.47 to $27.74	16,599	26.25	5.50	16,574	26.26

	143,849	$13.69		82,549	$15.17

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK OPTION PLAN - CONTINUED

Fox Entertainment Group

There are presently no options outstanding over FEG shares.

NDS Option Schemes

NDS, an indirect majority-owned subsidiary of the Company, has three executive share option schemes (“the NDS Plans”). The NDS Plans provide for the grant of options to purchase Series A ordinary shares in NDS with a maximum term of 10 years. Options granted under the NDS Plans vest over a four-year period. The NDS Plans authorize options to be granted subject to a maximum of 10% of the ordinary shares of NDS on issue at the date of grant.

In November 1999, NDS consummated an IPO. Options granted prior to the IPO were granted at the Directors’ estimate of the market value of NDS, as supported by independent advice. Vested options became exercisable following the IPO of the Series A ordinary shares on November 22, 1999. Options granted on, and subsequent to, the IPO have been granted at an exercise price equal to the quoted closing price of the Series A ordinary shares on the NASDAQ Exchange on the last trading day before the date of grant. All NDS employees are entitled to participate in the plans, however (with the exception of the employee share ownership schemes which are open to all), management determines to whom and how many options are granted.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. STOCK OPTION PLAN - CONTINUED

A summary of the NDS options (option numbers in thousands of shares and US$):

	2004		2003		2002
	Options	Weighted average exercise price	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding at the beginning of the year	4,208	$14.06	4,506	$25.23	3,753	$26.55
Granted	864	17.12	961	7.60	1,022	21.73
Exercised	(203)	11.01	—	—	(70)	10.66
Cancelled	(25)	39.66	(1,259)	49.10	(199)	37.31

Outstanding at the end of the year	4,844	$14.60	4,208	$14.06	4,506	$25.23

Exercisable at the end of the year	2,729		2,390		2,205
Weighted average fair value of options granted		$8.82		$3.71		$7.06

The following table summarizes information about the NDS options, as of June 30, 2004. (Option numbers in thousands of shares and US$)

Tranches	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Exercisable Options	Weighted Average Exercise Price
$6.50 to $10.00	2,291	$8.29	3.93	1,492	$8.62
$10.01 to $20.00	1,613	18.42	7.52	752	19.92
$20.01 to $30.00	893	21.90	7.26	445	21.90
$30.01 to $40.00	3	34.50	0.33	3	34.50
$40.01 to $50.00	12	43.00	5.57	12	43.00
$50.01 to $60.00	32	58.89	6.22	25	58.58

	4,844	$14.60		2,729	$14.53

The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option Pricing Model, with the following assumptions: weighted average risk-free interest rate of 4.38%; dividend yield of 0%; expected volatility of 87%; and expected life of options of 5 years.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. RELATED PARTIES

Director transactions

In fiscal 2000, the Company advanced $1 million to Mr. Carey, a Director of the Company, in connection with the Director’s relocation when he was an employee of the Company. Mr. Carey resigned from his position as an Executive of the Company in January 2004, but continued as a Director. In fiscal 2004, concurrent with the resignation of Mr. Carey as an executive, the Company cancelled his outstanding advance of $1 million and Mr. Carey received compensation totaling $1.3 million.

Mr. Shuman is a non-executive Director of the Company. He is also the Managing Director of Allen & Company LLC, a U.S. based investment bank. The fees paid to Allen & Company LLC were $3.9 million for June 30, 2004 and $0 for June 30, 2003 and 2002.

During fiscal 2004, Mr. K. R. Murdoch purchased real estate from the Company for its fair market value of $13 million in cash. The Company recorded a gain on the sale of $800 thousand.

Related entities

The Company conducts several transactions with QPL. Cruden Investments Pty. Limited, which K R Murdoch AC, by reason of his beneficial and trustee interest, may be deemed to have an interest, controls QPL. Primarily, QPL participates in the Company’s newsprint supply agreement which allows QPL to purchase at the Company’s negotiated rates. In addition, QPL and the Company utilize each other’s printing facilities and share the same call center to sell advertising on a group basis. The net value of these transactions was $55 million, $56 million and $33 million for the fiscal years ended June 30, 2004, 2003 and 2002, respectively.

During 2002, QPL had a loan outstanding with the Company of $89 million (A$170 million). This loan was fully repaid to the Company in fiscal 2003. Interest related to the above loan was $3 million and $5 million for the fiscal years ended June 30, 2003 and 2002, respectively. In addition, QPL had funds on deposit with News Limited, a subsidiary of the Company, in the amount of $16 million (A$30.5 million). This arrangement ceased in fiscal 2003.

Other related entities

In the ordinary course of business, the Company enters into transactions with related parties, such as equity affiliates, to purchase and/or sell advertising, the sale of programming, administrative services and supplying digital technology and services for digital pay television platforms. The following table summarizes the Company’s related party transactions, excluding transactions with QPL above:

	For the year ended June 30,
	2004	2003	2002
	(in millions)
Sale of programming inventory	$195	$144	$162
Provision of broadcasting systems	199	117	108
Provision of channel compilation and uplink services	162	9	16
Lease of transponder capacity	10	9	9
Provision of administrative services	18	6	7
Sale of advertising	32	10	4
Purchase of advertising	(21)	(7)	(8)
Sale of telephony services	89	56	49
Provision of printed matter	8	5	—

The following table sets forth the amount of accounts receivable due from and payable to related parties outstanding on the consolidated balance sheets:

	As of June 30,
	2004	2003
	(in millions)
Accounts receivable from related parties	$219	$100
Accounts payable to related parties	35	1

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. RELATED PARTIES – CONTINUED

Liberty Media Transaction

In March 2003, the Company and Liberty entered into an agreement under which Liberty had the right to purchase $500 million of the News Corporation’s Class A shares at $10.75 per share. In October 2003, Liberty exercised their right and purchased $500 million of the News Corporation’s Class A shares at $10.75 per share and the proceeds received were used to partially fund the acquisition of DIRECTV. As a result of the above transaction, Liberty’s equity ownership in the Company increased from approximately 18% to approximately 19%.

NOTE 16. COMMITMENTS AND CONTINGENCIES

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The following table summarizes the Company’s material firm commitments at June 30, 2004.

	As of June 30, 2004
	Payments Due by Period
	Total	1 year	2-3 years	4-5 years	After 5 years
	(in millions)
Contracts for Capital Expenditure
Land and buildings	$60	$40	$20	$—	$—
Plant and machinery	44	36	8	—	—
Operating leases (a)
Land and buildings	2,605	202	362	304	1,737
Plant and machinery	1,169	177	317	246	429
Other commitments
Unsecured loans payable	104	44	34	26	—
Term loans	7,939	404	—	550	6,985
Exchangeable securities	1,462	—	—	—	1,462
New Millennium II Preferred Interest	659	636	23	—	—
News America Marketing (b)	257	70	82	36	69
Major League Baseball (c)	1,308	412	896	—	—
National Football League (d)	1,580	765	815	—	—
National Association of Stock Car Auto Racing (e)	1,226	301	536	285	104
Cricket (f)	271	41	230	—	—
Other including programming (g)	8,836	2,577	2,888	1,613	1,758

Total commitments, borrowings and contractual obligations	$27,520	$5,705	$6,211	$3,060	$12,544

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES - CONTINUED

The Company also has certain contractual arrangements in relation to certain associates that would require the Company to make payments or provide funding if certain circumstances occur (“contingent guarantees”). The Company does not expect that these contingent guarantees will result in any material amounts being paid by the Company in the foreseeable future. The timing of the amounts presented in the table below reflect when the maximum contingent guarantees will expire and does not indicate that the Company expects to incur an obligation to make payments during that time frame.

	As of June 30, 2004
Contingent Guarantees	Total Amounts Committed	Amount of Guarantees Expiration Per Period
		1 year	2-3 years	4-5 years	After 5 years
	(in millions)
Sports rights (h)	$11	$11	$—	$—	$—
Transponder leases (i)	317	32	59	54	172
Star Channel (j)	49	49	—	—	—
Other	3	3	—	—	—

	$380	$95	$59	$54	$172

a)	The Company leases transponders, office facilities, warehouse facilities, equipment and microwave transmitters used to carry broadcast signals. These leases, which are classified as operating leases, expire at certain dates through 2036. In addition, the Company leases various printing plants, which expire at various dates through 2094.
b)	News America Marketing (“NAM”), a leading provider of in-store marketing products and services primarily to consumer packaged goods manufacturers, enters into minimum guarantee agreements with retailers.
c)	The Company’s contract with MLB grants the Company rights to telecast certain regular season and all post-season MLB games. The contract began with the 2001 MLB season and ends with the 2006 MLB season. The remaining future scheduled payments for telecast rights to such MLB games aggregated approximately $1.3 billion as of June 30, 2004. For the duration of the term of its contract with MLB, the Company has sublicensed telecast rights to certain MLB post-season games to The Walt Disney Company, and is entitled to be paid a sublicense fee aggregating $385 million over the remaining term. The amounts reflected on this schedule have not been reduced by the sublicense.
d)	Under the Company’s contract with the National Football League (“NFL”) through fiscal 2006, remaining future minimum payments for program rights to broadcast certain football games aggregated approximately $1.6 billion as of June 30, 2004, and are payable over the remaining term of the contract. (See Note 27 Subsequent Events)
e)	The Company’s contracts with the National Association of Stock Car Auto Racing (“NASCAR”), which contain certain termination clauses, give the Company rights to broadcast certain NASCAR races through fiscal 2009 and exclusive NASCAR content rights as well as the NASCAR brand to be exploited with a new NASCAR cable channel or the existing Speed Channel through fiscal 2013. The remaining future minimum payments aggregated approximately $1.2 billion as of June 30, 2004, and are payable over the remaining terms assuming no early terminations.
f)	The Company acquired the exclusive rights to transmit and exploit the broadcast of the 2003 and 2007 Cricket World Cups and other related International Cricket Council cricket events for a minimum guarantee of $550 million through fiscal year 2007. The Company has guaranteed this contract and has been granted the first right of refusal and the last right to match the highest bid received for the broadcast rights in their respective territories. As of June 30, 2004, the remaining minimum guarantee is $271 million over the remaining term.
g)	The Company’s minimum commitments and guarantees under certain other programming, local sports broadcast rights, licensing, telecommunications services and other agreements aggregated approximately $8,836 million at June 30, 2004.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES - CONTINUED

h)	The Company guaranteed sports rights agreements for SportsChannel Chicago. SportsChannel Chicago has been notified of the termination, effective September 30, 2004, of these sports rights agreements and as a result, as of June 30, 2004, the remaining guarantee has been reduced to approximately $11 million and expired on September 30, 2004.
i)	The News Corporation Limited has guaranteed various transponder leases for certain associated companies operating in Latin America. The aggregate of these guarantees is approximately $317 million and extends to 2019. The Company will be released from these guarantees upon the transfer of the Company’s interests in Latin American direct-to-home investments to DIRECTV, as discussed in Note 27 – Subsequent events.
j)	The Company has guaranteed a bank loan facility of $56 million (¥6 billion) for Star Channel Japan pro rata with the Company’s ownership interest (18%). The facility covers a term loan of $26 million (¥2.8 billion), which matures in September 2005, and an agreement for overdraft with $23 million (¥2.5 billion) outstanding.

Contingencies

The Company is party to several purchase and sale arrangements, which become exercisable over the next ten years by the Company or the counter-party to the agreement. Total contingent receipts/payments under these agreements (including cash and stock) have not been included in the Company’s financial statements. In fiscal 2005, one arrangement is exercisable, which would not have a material impact on the Company’s financial statements. In fiscal 2006, the 40% equity interest in RPP, which is owned by the Company’s majority owned subsidiary, can be purchased by a subsidiary of Cablevision Systems Corporation (“Cablevision”) and Cablevision can, independently, put to the Company’s majority owned subsidiary their 50% equity interest in both National Sports Partners and National Advertising Partners in accordance with the terms of the respective partnership agreement. If Cablevision does not elect to purchase the Company’s equity interest in RPP, the Company can put to Cablevision its 40% equity interest in RPP.

NDS

On June 6, 2003, Echostar Communications Corporation, Echostar Satellite Corporation, Echostar Technologies Corporation and Nagrastar L.L.C. (collectively, “Echostar”) filed an action against NDS in the United States District Court for the Central District of California. Echostar filed an amended complaint on October 8, 2003, which purported to allege claims for violation of the Digital Millennium Copyright Act (“DMCA”), the Communications Act of 1934 (“CA”), the Electronic Communications Privacy Act, The Computer Fraud and Abuse Act, California’s Unfair Competition statute and the federal RICO statute. The complaint also purported to allege claims for civil conspiracy, misappropriation of trade secrets and interference with prospective business advantage. The complaint sought injunctive relief, compensatory and exemplary damages and restitution. On December 22, 2003, all of the claims were dismissed by the court, except for the DMCA, CA and unfair competition claims, and the Court limited these claims to acts allegedly occurring within three years of the filing of the complaint. Echostar filed a second amended complaint. NDS filed a motion to dismiss the second amended complaint on March 31, 2004. The motion was scheduled to be heard by the Court on July 23, 2004. On July 21, 2004, the Court issued an order vacating the July 23, 2004 hearing date and ordering, among other things, Echostar to file a third amended complaint within 10 days correcting various deficiencies in the second amended complaint noted by the Court. Echostar filed its third amended complaint on August 4, 2004. On August 6, 2004, the Court ruled that NDS was free to file motion to dismiss the third amendment complaint, which NDS did on September 20, 2004. The hearing is set for December 13, 2004.

On July 25, 2003, Sogecable, S.A. and its subsidiary Canalsatellite Digital, S.L., Spanish satellite broadcasters and customers of Canal+ Technologies SA (together, “Sogecable”), filed an action against NDS in the United States District Court for the Central District of California. Sogecable filed an amended complaint on October 9, 2003, which purported to allege claims for violation of the DMCA and the federal RICO statute. The amended complaint also purported to allege claims for interference with contract and prospective business advantage. The complaint sought injunctive relief, compensatory and exemplary damages and restitution. On December 22, 2003, all of the claims were dismissed by the court. Sogecable filed a second amended complaint. NDS filed a motion to dismiss the second amended complaint on March 31, 2004. On July 23, 2004, the Court heard oral argument on the motion and advised that a formal ruling should be issued by early August. On August 4 2004, the court issued an order dismissing the second amended complaint in its entirety. Sogecable had until October 4, 2004 to file a third amended complaint. On October 1, 2004, Sogecable notified the Court that it would not be filing a third amended complaint, but would appeal the Court’s entry of final judgement dismissing the suit to the Ninth Circuit Court of Appeals.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. COMMITMENTS AND CONTINGENCIES - CONTINUED

DIRECTV

TNCL was named as a defendant in a Revised Amended Consolidated Complaint filed on May 7, 2004 in a lawsuit captioned “In re General Motors (Hughes) Shareholders Litigation,” filed in the Court of Chancery of the State of Delaware, Consolidated Civil Action No. 20269-NC. The lawsuit relates to TNCL’s acquisition of stock in Hughes Electronics Corporation on December 22, 2003 which was subsequently transferred to the FEG. The complaint alleges that TNCL aided and abetted an alleged breach of fiduciary duty by the Board of Directors of GM allegedly owed to a class of certain GM shareholders. The plaintiffs allegedly seek “appropriate equitable relief…including rescissory remedies to the extent feasible… .” The Company believes that the lawsuit is without merit and intends to vigorously defend against claims brought against the TNCL in the lawsuit. The Company also believes it is entitled to indemnification by GM under the agreements related to the transaction. On August 30, 2004, TNCL filed a brief in support of its motion to dismiss the complaint. On October 18, 2004, the plaintiffs filed their opposition to the motion. The Company filed its reply on November 17, 2004.

Other

The Company experiences routine litigation in the normal course of its business. The Company believes that none of its pending litigation will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

NOTE 17. OTHER OPERATING CHARGE

The Company has several multi-year sports rights agreements including a contract with the NFL through fiscal year 2006, a contract with NASCAR through fiscal year 2009 and contracts with MLB through fiscal year 2007 and a contract with International Cricket Council through fiscal year 2008. These contracts provide the Company with the broadcast rights to certain U.S. national and international sporting events during their respective terms. NASCAR contract contains certain early termination clauses that are exercisable by NASCAR. The costs of these sports contracts are charged to expense based on the ratio of each period’s operating profits to estimated total operating profit of the contract.

The Company continually evaluates the recoverability of the rights costs against the revenues directly associated with the program material and related direct expenses over the expected contract lives. At December 31, 2001, the Company recorded an Other operating charge of $909 million for U.S. sports rights agreements and $49 million on international sports rights agreements. This charge related to a change in accounting estimate on the Company’s sports rights agreements caused by the downturn in the worldwide advertising market, which caused the Company to write off programming costs inventory and to provide for estimated losses on these contracts over their estimated terms. For the U.S. sports rights, this evaluation considered the severe downturn in sports-related advertising, the lack of any sustained advertising rebound subsequent to September 11, 2001 and the industry-wide reduction of projected long-term advertising growth rates and for the international sports rights, lower projected sponsorship and television revenue, all of which resulted in the Company’s estimate of future directly attributable revenues associated with these contracts being lower than previously anticipated. Because the vast majority of costs incurred under these contracts are fixed, such as the rights costs and production costs, the results of these lower revenue estimates indicated that the Company would generate a loss over the estimated remaining term of the sports contracts. In accordance with APB No. 20, “Accounting Changes,” the Company determined that the impact of the charge on Basic and diluted earnings (loss) per share, net of tax benefit of $345 million, for the year ended June 30, 2002 was a per share loss of $0.27 per Class A Shares and $0.22 per Class B Shares.

The profitability of these long-term national sports contracts as discussed above is based on the Company’s best estimates at June 30, 2004, of directly attributable revenues and costs; such estimates may change in the future, and such changes may be significant. Should revenues decline from estimates applied at June 30, 2004, an additional loss will be recorded. Should revenues improve as compared to estimated revenues, then none of the recorded loss will be restored, but the Company will have a positive operating profit, which will be recognized over the estimated remaining contract term.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

The Company participates in more than 70 pension and savings plans of various types, in a variety of jurisdictions covering, in aggregate, substantially all employees. The Company has a legally enforceable obligation to contribute to some plans and is not required to contribute to others. Non-US plans include both contributory and non-contributory defined benefit plans and non-contributory accumulation plans covering all eligible employees. The plans in the United States include both defined benefit pension plans and non-contributory and contributory accumulation plans covering all eligible employees not covered by union administered plans. The Company makes contributions in accordance with applicable laws or contract terms in each jurisdiction in which the Company operates. The Company’s benefit obligation is calculated using several assumptions which the Company reviews on a regular basis.

From time to time, plan assets are in excess/deficit of the plan’s obligations but plan assets have been sufficient to fund all benefits in each of the years 2004, 2003 and 2002.

The Company uses a June 30 measurement date for all pension and postretirement benefit plans. The following table sets forth the change in the benefit obligation for the Company’s benefit plans:

	Pension benefits		Postretirement benefits
	As of June 30,
	2004	2003	2004	2003
	(in millions)
Benefit obligation, beginning of the year	$1,685	$1,252	$168	$128
Service cost	83	61	9	11
Interest cost	97	79	8	9
Benefits paid	(76)	(68)	(6)	(5)
Actuarial loss	3	210	(2)	22
Foreign exchange rate changes	95	88	2	2
Amendments, transfers and other	14	63	(45)	1

Benefit obligation, end of year	$1,901	$1,685	$134	$168

The following table sets forth the change in the fair value of plan assets for the Company’s benefit plans:

	Pension benefits
	As of June 30,
	2004	2003
	(in millions)
Fair value of plan assets, beginning of the year	$1,094	$974
Actual return on plan assets	149	(20)
Employer contributions	214	70
Benefits paid	(76)	(68)
Foreign exchange rate changes	66	83
Amendments, transfers and other	15	55

Fair value of plan assets, end of the year	$1,462	$1,094

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PENSIONS AND OTHER POSTRETIREMENT BENEFITS – CONTINUED

The accrued pension and postretirement costs recognized in the Company’s consolidated balance sheets were computed as follows:

	Pension benefits		Postretirement benefits
	As of June 30,
	2004	2003	2004	2003
	(in millions)
Funded status	$(439)	$(591)	$(134)	$(168)
Unrecognized net loss	463	535	44	50
Unrecognized prior service cost	4	6	(43)	(2)
Unrecognized net transition obligation	(4)	(8)	—	—

Net amount recognized, end of the year	$24	$(58)	$(133)	$(120)

Amounts recognized in the consolidated balance sheets consist of:

	Pension benefits		Postretirement benefits
	As of June 30,
	2004	2003	2004	2003
	(in millions)
Prepaid pension assets	$70	$67	$—	$—
Accrued pension/ postretirement liabilities	(357)	(534)	(133)	(120)
Intangible asset	9	12	—	—
Other Comprehensive Income	302	397	—	—

Net amount recognized	$24	$(58)	$(133)	$(120)

Accumulated plan benefits and plan net assets for the Company’s non-contributory pension plans are as follows as of June 30, 2004:

	Assets exceed projected benefit (1)	Projected benefits exceed assets	Total
	(in millions)
Accumulated benefit obligation	$399	$1,338	$1,737
Effect of projected future salary increases	3	161	164

Projected benefit obligation	402	1,499	1,901
Plan assets at market value	476	986	1,462

Plan assets in excess of (less than) projected benefit obligation	$74	$(513)	$(439)

(1)	The Company’s Australian plans are over funded at June 30, 2004 and 2003.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PENSIONS AND OTHER POSTRETIREMENT BENEFITS – CONTINUED

Accumulated plan benefits and plan net assets for the Company’s non-contributory pension plans are as follows as of June 30, 2003:

	Assets exceed projected benefit (1)	Projected benefits exceed assets	Total
	(in millions)
Accumulated benefit obligation	$355	$1,220	$1,575
Effect of projected future salary increases	4	106	110

Projected benefit obligation	359	1,326	1,685
Plan assets at market value	405	689	1,094

Plan assets in excess of (less than) projected benefit obligation	$46	$(637)	$(591)

(1)	The Company’s Australian plans are over funded at June 30, 2004 and 2003.

The components of net periodic costs were as follows:

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2004	2003	2002	2004	2003	2002
	(in millions)
Components of net periodic cost:
Service cost benefits earned during the period	$83	$61	$50	$9	$11	$7
Interest costs on projected benefit obligations	97	79	69	8	9	6
Expected return on plan assets	(88)	(76)	(80)	—	—	—
Amortization of deferred losses	35	15	—	4	3	1
Other	(1)	(1)	7	(4)	(1)	—

Net periodic costs	$126	$78	$46	$17	$22	$14

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2004	2003	2002	2004	2003	2002
	(in millions)
Additional information:
Decrease (increase) in minimum liability reflected in other comprehensive income	$95	$(294)	$(92)	N/A	N/A	N/A
Weighted-average assumptions used to determine benefit obligations
Discount rate	5.7%	5.6%	6.3%	5.9%	5.9%	6.9%
Rate of increase in future compensation	4.7%	4.7%	4.8%	N/A	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	5.6%	6.3%	6.6%	5.9%	6.9%	7.2%
Expected return on plan assets	7.5%	7.6%	8.2%	—	—	—
Rate of increase in future compensation	4.7%	4.8%	4.7%	N/A	N/A	N/A

N/A - not applicable

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PENSIONS AND OTHER POSTRETIREMENT BENEFITS – CONTINUED

Overall asset returns were based upon the target asset allocation and return estimates for equity and debt securities. The expected rate of return for equities was based upon the long-term equity risk premium over the risk-free rate, which was then adjusted downward from the historical rate to reflect recent market conditions. The expected return on debt securities was based upon an analysis of current and historical yields on portfolios of similar quality and duration.

The following assumed health care cost trend rates at June 30 were also used in accounting for postretirement benefits:

	Postretirement benefits
	2004	2003
Health care cost trend rate	10.0%-11.5%	11.4%-13.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.5%	4.9%
Year that the rate reaches the ultimate trend rate	2013	2011

Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement health care plan. The effect of a one percentage point increase and one percentage point decrease in the assumed health care cost trend rate would have the following effects on the results for fiscal 2004:

	Service and interest costs	APBO
	(in millions)
One percentage point increase	$2	$10
One percentage point decrease	$(2)	$(8)

The following table sets forth the estimated benefit payments for the next five fiscal years, and in aggregate for the five fiscal years thereafter. The expected benefits are estimated based on the same assumptions used to measure the Company’s benefit obligation at the end of the year and include benefits attributable to estimated future employee service:

	Expected benefit payments
	Pension benefits	Postretirement benefits
Fiscal year:
2005	$89	$6
2006	90	7
2007	93	7
2008	99	8
2009	106	9
2010-2014	609	50

The Company’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits while maintaining adequate funding levels. The Company’s practice is to conduct a periodic strategic review of its asset allocation. The Company’s current broad strategic targets are to have a pension asset portfolio comprising of 65% equity securities, 28% fixed income securities and 7% in other instruments. At June 30, 2004 and 2003, less than 3% of the total pension asset portfolio is invested in the Company’s equity securities. A portion of the other allocation is reserved in short-term cash to provide for expected benefits to be paid in short term. The Company’s equity portfolios are managed in such a way as to achieve optimal diversity. The Company’s fixed income portfolio is investment grade in the aggregate. The Company does not manage any assets internally, does not have any passive investments in index funds and does not utilize hedging, futures or derivative instruments.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. PENSIONS AND OTHER POSTRETIREMENT BENEFITS – CONTINUED

The Company’s benefit plan weighted-average asset allocations at June 30, 2004 and 2003, by asset category, are as follows:

	Pension benefits
	As of June 30,
	2004	2003
	(in millions)
Asset Category:
Equity securities	61%	61%
Debt securities	25%	28%
Real estate	3%	3%
Other	11%	8%

Total	100%	100%

The Company contributes to multi-employer plans that provide pension and health and welfare benefits to certain employees under collective bargaining agreements. The contributions to these plans were $68 million, $62 million, and $58 million for the years ended June 30, 2004, 2003, and 2002, respectively. In addition, the Company has defined contribution plans for the benefit of substantially all employees meeting certain eligibility requirements. Employer contributions to such plans were $60 million, $49 million, and $41 million for the years ended June 30, 2004, 2003 and 2002, respectively.

The Company does not expect mandatory pension funding requirements to be significant in fiscal 2005. However, the Company does expect to continue making discretionary contributions to the plans during fiscal 2005.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. OTHER, NET

The following table sets forth the components of Other, net included in the accompanying consolidated condensed statements of operations:

	Footnote reference	For the years ended June 30,
		2004	2003	2002
		(in millions)
Gain on sale of Sky PerfecTV!	7	$105	$—	$—
Monarchy dividend (a)		52	—	—
Gain on sale of FFW	5	—	—	1,318
Gain on sale of Echostar (b)		—	—	245
Gain on sale of Outdoor Life	5	—	—	147
Gain on sale of Radio 538		—	51	—
Early extinguishment of debt (c)		(13)	(46)	(86)
Write down of investment in KirchMedia (d)		—	—	(236)
World Trade Center insurance settlement		26	—	—
Change in fair value of Exchangeable securities (e)		18	(14)	(32)
Investment impairments (f)		—	(98)	(195)
Gain on repurchase of TOPrS, net (g)		—	78	—
Other		(2)	20	(177)

Total Other, net		$186	$(9)	$984

(a)	During fiscal 2004, the Company received a special dividend from Monarchy Enterprises Holdings B.V., a cost based investment. The portion of the dividend representing a distribution of the Company’s share of cumulative earnings of the investee of $52 million is reflected as Other, net while the balance was a return of capital.
(b)	During fiscal 2002, the Company sold its investment in EchoStar Communications Corporation.
(c)	During fiscal 2004, the loss recognized relates to the redemption of the 6.703% MOPPRS (See Note 10 Borrowings). This loss was recognized in accordance with SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”

During fiscal 2003, the Company recognized an aggregate loss of approximately $46 million on the early extinguishments of debt obligations. In March 2003, the Company purchased approximately 74% of its outstanding $500 million aggregate principal 8 1/2% Senior Notes due February 2005 at a premium, plus accrued interest. The Company recognized a loss of approximately $45 million on the early redemption of the 8 1/2% Senior Notes. The balance of the loss relates to the redemption of the remaining portion of the 10 1/8% Senior Debentures due in October 2012 not redeemed in fiscal 2002.

During fiscal 2002, the Company recognized an aggregate loss of $86 million on the following early extinguishments of debt. The Company extinguished a portion of the 10 1/8% Senior Debentures due in October 2012 and on the 8 5/8% Senior Notes due February 2003. The Company recognized a loss of $34 million and $24 million, respectively, due to the early extinguishment of debt. Also during fiscal 2002, the Company fully repaid the 8.75% Notes due 2006 issued by Heritage Media Corporation, an indirect subsidiary of the Company. The Company recognized a gain on the redemption of the notes of approximately $14 million. In June 2002, the Company called for the redemption of all outstanding 8.875% Senior Notes due August 2007 and the 9.75% Senior Discount Notes due August 2007. The Company recognized a loss of $42 million on the early extinguishment of the debt. The redemption was completed in August 2002.

(d)	Given the uncertainties surrounding KirchPayTV and its parent Kirch Gruppe, the Company wrote-off its entire investment in KirchMedia of approximately $236 million.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. OTHER, NET - CONTINUED

(e)	The Company has certain outstanding exchangeable debt securities which contain embedded derivatives. Pursuant to SFAS No. 133, these embedded derivatives are not designated as hedges and, as such, changes in their fair value are recognized in Other, net.
(f)	The Company continually monitors its investments to assess their realizability. Where an “other than temporary” impairment is deemed to have occurred an impairment charge is recorded in the relevant period to adjust the carrying value of the investment to estimated fair value. During fiscal 2003, the Company recorded a $92 million write-down of its cost-based investment in Knowledge Enterprises (See Note 7 Investments). During fiscal 2002, the Company recorded total investment impairment charges of $195 million. The charge primarily includes the diminution of value in certain technology and media cost-based investments.
(g)	In March 2003, 8,247,953 TOPrS were redeemed by the Company using proceeds from the issuance of BUCS. The Company recognized a loss of approximately $37 million on early redemption of the TOPrS and recognized a gain of approximately $115 million on the retirement of the related Warrants.

NOTE 20. GAIN ON SALE OF SUBSIDIARY/AFFILIATE SHARES

FEG

In November 2002, FEG sold 50 million shares of its Class A common stock in a public offering. The net proceeds received by FEG were approximately $1.2 billion and were used to repay intercompany indebtedness to the Company and its affiliates. This offering reduced the Company’s equity ownership and voting percentage in FEG from 85% and 98% to 81% and 97%, respectively, and increased minority interest in subsidiaries. In accordance with SAB No. 51, the Company recognized a gain of approximately $71 million in connection with this transaction in Gain on sale of subsidiary/affiliate shares in the accompanying consolidated statements of operations for the year ended June 30, 2003. This gain was limited because the Company’s ownership interest in FEG increased since the time of FEG’s initial public offering in fiscal year 1999.

BSkyB

In November 2002, BSkyB issued 43.2 million new shares as consideration related to its purchase of an interest in British Interactive Broadcasting Holdings Limited. In accordance with SAB No. 51, the Company recognized a gain of approximately $92 million in connection with this transaction in Gain on sale of subsidiary/affiliate shares in the accompanying consolidated statements of operations for the year ended June 30, 2003. As a result of this transaction, the Company’s ownership in BSkyB was diluted to 35%.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. INCOME TAXES

Income (loss) before income tax (expense) benefit was attributable to the following jurisdictions:

	For the years ended June 30,
	2004	2003	2002
	(in millions)
United States (including exports)	$1,995	$782	$(7,037)
Foreign	760	884	(165)

Income before income tax (expense) benefit	$2,755	$1,666	$(7,202)

Significant components of the Company’s provisions for income taxes were as follows:

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Current:
United States
State & local	$38	$16	$4
Foreign	401	278	176

Total current	$439	$294	$180

Deferred:
United States
Federal	$613	$370	$140
State & local	—	—	6
Foreign	(38)	(35)	(32)

Total deferred	$575	$335	$114

Total provision for income taxes	$1,014	$629	$294

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. INCOME TAXES - CONTINUED

The reconciliation of income tax attributable to continuing operations computed at the statutory rate to income tax expense is:

	For the years ended June 30,
	2004	2003	2002
US federal income tax rate	35%	35%	35%
State and local taxes	1	1	—
Effect of foreign taxes	—	1	(1)
Gain (loss) for which no (benefit) expense was recognized	1	6	(39)
Permanent basis difference on sale of investment	(5)	—	—
Change in valuation allowance	8	—	—
Other permanent differences	(3)	(5)	1

Effective tax rate	37%	38%	(4)%

The following is a summary of the components of the deferred tax accounts:

	As of June 30,
	2004	2003
	(in millions)
Deferred tax assets:
Net operating loss carry forwards	$536	$755
Capital loss carry forwards	541	294

Total deferred tax assets	1,077	1,049

Deferred tax liabilities, net:
Accrued Liabilities	373	262
Amortization and basis difference	(3,383)	(3,283)
Revenue recognition	(233)	(205)
Sports rights contracts	(124)	(63)
Other	(263)	(89)

Total deferred tax liabilities	(3,630)	(3,378)

Net deferred tax liabilities before valuation allowance	(2,553)	(2,329)
Less: valuation allowance	(546)	(334)

Net deferred tax liabilities	$(3,099)	$(2,663)

At June 30, 2004 and 2003, the Company had net current deferred tax assets of $521 million and $439 million, respectively, and non-current deferred tax liabilities of $3,626 million and $3,102 million, respectively.

At June 30, 2004, the Company had approximately $1.5 billion of net operating and $1.7 billion of capital loss carryforwards available to offset future taxable income. These net operating loss carryforwards, if not utilized to reduce taxable income in future periods, will expire in varying amounts between 2005 and 2023, while approximately half of the capital loss carryforwards expire in five years, the remaining capital loss carryforward are in jurisdiction where they do not expire. In assessing the realizability of deferred tax assets, management evaluates a variety of factors in considering whether it is more likely than not that some portion or all of the deferred tax assets will ultimately be realized. Management considers earnings expectations, the existence of taxable temporary differences, tax planning strategies and the periods in which estimated losses can be utilized. Based upon this analysis, management has concluded that it is more likely than not that the Company will not realize all of the benefits of its deferred tax assets. In particular, this is due to the uncertainty of generating capital gains as well as the uncertainty of fully utilizing the capital losses through tax planning strategies or reversing taxable temporary differences in the foreseeable future. Accordingly, valuation allowances of $546 million and $334 million have been established to reflect the expected realization of the deferred tax assets as to June 30, 2004 and 2003, respectively. The net increase in the valuation allowance during 2004 of $212 million was primarily due to capital loss carryforwards, generated in 2004, that are not expected to be realized.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. INCOME TAXES - CONTINUED

The Company has not provided for possible U.S. taxes on the undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely. Calculation of the unrecognized deferred tax liability for temporary differences related to these earnings is not practicable. Where it is contemplated that earnings will be remitted, credit for foreign taxes already paid generally will offset applicable U.S. income taxes. In cases where they will not offset U.S. income taxes, appropriate provisions are included in the consolidated statements of income. Undistributed earnings of foreign subsidiaries considered to be indefinitely reinvested amounted to approximately $3.8 billion at June 30, 2004.

NOTE 22. SEGMENT INFORMATION

The Company is a diversified entertainment company, which manages and reports its businesses in eight segments:

•	Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production of original television programming in the United States and Canada.

•	Television, which principally consists of the operation of 35 full power broadcast television stations, including nine duopolies, in the United States. Of these stations, 25 are affiliated with the FOX network, nine with the UPN network and one is an independent station; the broadcasting of network programming in the United States, and the development, production and broadcasting of television programming in Asia and the Middle East.

•	Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and DBS operators in the United States.

•	Direct Broadcast Satellite Television, which principally consists of the distribution of premium programming services via satellite directly to subscribers in Italy.

•	Magazines and Inserts, which principally consists of the publication of free standing inserts, which are promotional booklets containing consumer offers distributed through insertion in local Sunday newspapers in the United States, and providing in-store marketing products and services, primarily to consumer packaged goods manufacturers in the United States and Canada.

•	Newspapers, which principally consists of the publication of four national newspapers in the UK, the publication of more than 100 newspapers in Australia, and the publication of a mass circulation, metropolitan morning newspaper in the United States.

•	Book Publishing, which principally consists of the publication of English language books throughout the world.

•	Other, which includes NDS, a supplier of open end-to-end digital pay-television solutions for the secure delivery of entertainment to television set-top boxes and personal computers and Global Cricket Corporation, which has the exclusive rights to broadcast the Cricket World Cup and other related International Cricket Council cricket events through 2007.

The Company’s operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measures are segment operating income (loss).

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. SEGMENT INFORMATION - CONTINUED

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Revenues:
Filmed Entertainment	$5,187	$4,486	$4,040
Television	5,027	4,763	4,274
Cable Network Programming	2,409	2,145	1,754
Direct Broadcast Satellite Television	1,665	220	—
Magazines & Inserts	979	923	864
Newspapers	3,425	2,718	2,411
Book Publishing	1,276	1,162	1,078
Other	834	963	649

Total revenues	$20,802	$17,380	$15,070

Operating income (loss):
Filmed Entertainment	$905	$661	$480
Television	950	859	267
Cable Network Programming	488	300	6
Direct Broadcast Satellite Television	(277)	(81)	—
Magazines & Inserts	271	257	195
Newspapers	565	401	412
Book Publishing	157	131	99
Other	(128)	(148)	(325)
Other operating charge	—	—	(958)

Total operating income	2,931	2,380	176

Interest expense, net	(532)	(524)	(580)
Equity earnings (losses) of affiliates, net	170	(344)	(7,782)
Gain on issuance of subsidiary/affiliate shares	—	163	—
Other, net	186	(9)	984

Income (loss) before income tax expense, minority interest in subsidiaries and cumulative effect of accounting change	2,755	1,666	(7,202)
Income tax expense	(1,014)	(629)	(294)
Minority interest in subsidiaries, net of tax	(208)	(215)	(133)

Income (loss) before cumulative effect of accounting change	1,533	822	(7,629)
Cumulative effect of accounting change, net of tax	—	—	(62)

Net income (loss)	$1,533	$822	$(7,691)

Other operating charge, Interest expense, net, Equity earnings (losses) of affiliates, net, Minority interest in subsidiaries, Gain on issuance of subsidiaries shares, Other, net and Income tax expense are not allocated to segments, as they are not under the control of segment management.

Intersegment revenues generated primarily by the Filmed Entertainment segment of approximately $777 million, $657 million and $781 million for the years ended June 30, 2004, 2003, and 2002 respectively, have been eliminated within the Filmed Entertainment segment. Intersegment operating profit (losses) generated primarily by the Filmed Entertainment segment of approximately $27 million, $(3) million, and $42 million for the years ended June 30, 2004, 2003 and 2002, respectively, have been eliminated within the Filmed Entertainment segment.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. SEGMENT INFORMATION - CONTINUED

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Depreciation and amortization
Filmed Entertainment	$54	$55	$59
Television	93	96	277
Cable Network Programming	41	47	122
Direct Broadcast Satellite Television	152	25	—
Magazines & Inserts	5	6	43
Newspapers	157	130	133
Book Publishing	6	5	26
Other	57	50	45

Total depreciation and amortization	$565	$414	$705

Capital expenditures:
Filmed Entertainment	$29	$61	$16
Television	84	88	38
Cable Network Programming	25	46	35
Direct Broadcast Satellite Television	86	18	—
Magazines & Inserts	6	2	5
Newspapers	72	99	109
Book Publishing	8	5	6
Other	51	47	76

Total capital expenditures	$361	$366	$285

	As of June 30,
	2004	2003
	(in millions)
Total assets:
Filmed Entertainment	$4,408	$4,167
Television	14,268	14,214
Cable Network Programming	4,795	4,834
Direct Broadcast Satellite Television	2,232	2,276
Magazines & Inserts	1,209	1,600
Newspapers	4,038	2,943
Book Publishing	1,362	1,456
Other	5,117	6,332
Investments	10,914	4,327

Total assets	$48,343	$42,149

Goodwill and Intangible assets, net:
Filmed Entertainment	$246	$246
Television	11,562	11,522
Cable Network Programming	2,774	3,033
Direct Broadcast Satellite Television	685	811
Magazines & Inserts	1,000	1,373
Newspapers	488	416
Book Publishing	501	501
Other	895	538

Total goodwill and intangibles, net	$18,151	$18,440

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. SEGMENT INFORMATION - CONTINUED

Geographic Segments

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Revenues:
United States and Canada	$12,022	$11,150	$9,830
Europe	6,015	3,846	3,415
Australasia and Other	2,765	2,384	1,825

Total revenues	$20,802	$17,380	$15,070

	As of June 30,
	2004	2003
	(in millions)
Long-Lived Assets:
United States and Canada	$30,683	$24,859
Europe	3,407	3,908
Australasia and Other	3,254	3,093

Total long-lived assets	$37,344	$31,860

There is no material reliance on any single customer. Revenues from any individual foreign country were not material in the periods presented.

Australasia comprises Australia, Asia, Fiji, Papua New Guinea and New Zealand.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23. EARNINGS PER SHARE

Earnings per share (“EPS”) is computed individually for the Class A and Class B shares. Net income (loss) is apportioned to both Class A shareholders and Class B shareholders on the ratio of 1.2 to 1, respectively, in accordance with the rights of the shareholders as described in the Company’s Certificate of Incorporation. In order to give effect to this apportionment when determining EPS, the weighted average Class A share is increased by 20% (the “Adjusted Class”) and is then compared to the sum of the weighted average Class B shares and the weighted average Adjusted Class. The resulting percentage is then applied to the Net income (loss) to determine the apportionment for the Class A shareholders with the balance attributable to the Class B shareholders.

EPS has been presented in the two-class presentation, as the Class B shares participate in dividends with the Class A shares.

The following table sets forth the computation of basic and diluted earnings (loss) per share under SFAS No. 128, “Earnings per Share” (in $ millions except per share amounts and %):

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Income (loss) before cumulative effect of accounting change	$1,533	$822	$(7,629)
Perpetual preference dividends	(27)	(27)	(27)

Income (loss) before cumulative effect of accounting change - basic	1,506	795	(7,656)
Cumulative effect of accounting change, net of tax	—	—	(62)

Net income (loss) available to shareholders - basic	1,506	795	(7,718)
Interest on convertible debt	19	—	—

Net income (loss) available to shareholders - diluted	$1,525	$795	$(7,718)

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23. EARNINGS PER SHARE - CONTINUED

	2004			2003			2002
	Class A	Class B	Total	Class A	Class B	Total	Class A	Class B	Total
	(in millions, except % and per share data)
Allocation percent - basic	68%	32%	100%	66%	34%	100%	65%	35%	100%
Allocation of income - basic:
Income (loss) before cumulative effect of accounting change	$1,027	$479	$1,506	$523	$272	$795	$(4,943)	$(2,713)	$(7,656)
Cumulative effect of accounting change, net of tax	$—	$—	$—	$—	$—	$—	$(40)	$(22)	$(62)
Net income (loss) available to shareholders	$1,027	$479	$1,506	$523	$272	$795	$(4,983)	$(2,735)	$(7,718)
Allocation percent - diluted	69%	31%	100%	66%	34%	100%	65%	35%	100%
Allocation of income - diluted:
Net income (loss) available to shareholders	$1,051	$474	$1,525	$525	$270	$795	$(4,983)	$(2,735)	$(7,718)
Weighted average shares - basic	1,756	983	2,739	1,576	982	2,558	1,490	981	2,471
Weighted average shares - diluted (a)	1,815	983	2,798	1,591	982	2,573	1,490	981	2,471
Earnings per Share:
Income (loss) before cumulative effect of accounting change - basic	$0.58	$0.49		$0.33	$0.28		$(3.32)	$(2.77)
Cumulative effect of accounting change, net of tax - basic	$—	$—		$—	$—		$(0.03)	$(0.02)
Net income (loss) available to shareholders - basic	$0.58	$0.49		$0.33	$0.28		$(3.35)	$(2.79)
Net income (loss) available to shareholders - diluted	$0.58	$0.48		$0.33	$0.28		$(3.35)	$(2.79)

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23. EARNINGS PER SHARE - CONTINUED

(a) Diluted EPS for 2003 excludes approximately 36.8 million potential common shares related to our LYONs because the assumed issuance of such potential common shares is antidilutive. Diluted EPS for 2002 excludes approximately 56.6 million potential common shares, respectively, related to our stock option plans and LYONs because the assumed issuance of such potential common shares is antidilutive in periods in which there is a loss from continuing operations.

	For the years ended June 30,
	2004	2003	2002
Cash dividends per share
Class A	$0.10	$0.09	$0.08
Class B	$0.04	$0.04	$0.03

NOTE 24. QUARTERLY DATA (UNAUDITED)

	For the three months ended
	September 30,	December 31,	March 31,	June 30,
	(in millions, except per share amounts)
Fiscal 2004
Revenues	$4,615	$5,553	$5,164	$5,470
Operating income	672	770	815	674
Net income	455	215	434	429
Basic earnings per share
Class A	$0.19	$0.08	$0.16	$0.16
Class B	$0.16	$0.07	$0.13	$0.13
Diluted earnings per share
Class A	$0.18	$0.08	$0.16	$0.15
Class B	$0.15	$0.07	$0.13	$0.13

Fiscal 2003
Revenues	$3,779	$4,646	$4,373	$4,582
Operating income	522	672	671	515
Net income (loss)	171	(12)	304	359
Basic and diluted earnings (loss) per share
Class A	$0.07	$(0.01)	$0.12	$0.15
Class B	$0.06	$(0.01)	$0.10	$0.12

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25. VALUATION AND QUALIFYING ACCOUNTS

	Balance at beginning of year	Additions	Acquisitions and disposals	Utilization	Foreign exchange	Balance at end of year
	(in millions)
Fiscal 2004
Allowances for returns and doubtful accounts	$(924)	$(874)	$19	$790	$(28)	$(1,017)
Deferred tax valuation allowance	(334)	(230)	—	18	—	(546)
Fiscal 2003
Allowances for returns and doubtful accounts	(469)	(740)	(312)	604	(7)	(924)
Deferred tax valuation allowance	(334)	—	—	—	—	(334)
Fiscal 2002
Allowances for returns and doubtful accounts	(274)	(538)	(3)	350	(4)	(469)
Deferred tax valuation allowance	$(334)	$—	$—	$—	$—	$(334)

NOTE 26. SUPPLEMENTAL DISCLOSURE FOR CASH FLOWS

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Supplemental cash flows information:
Cash paid for income taxes	$467	$250	$184
Shares issued on exchange of convertible debt	—	—	2
Shares issued in lieu of cash dividend payments	63	48	45
Supplemental information on businesses acquired:
Fair value of assets acquired	7,013	2,340	6,803
Cash acquired	11	484	1,567
Less: liabilities assumed	10	1,915	1,764
cash paid	3,286	909	2,565

Fair value of stock consideration	$3,728	$—	$4,041

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27. SUBSEQUENT EVENTS

In August 2004, the Company guaranteed the obligations of Sky Brasil, an equity affiliate of the Company, under a $210 million three- year credit agreement with JP Morgan Chase Bank and Citibank N.A. Upon the closing of the Latin America television reorganization transactions mentioned below, the Company will be released from this guarantee.

In August 2004, STAR entered into an agreement to acquire up to 26% in Balaji Telefilms Limited, the largest television content production company in India, whose shares are listed for trading on The Stock Exchange, Mumbai and the National Stock Exchange of India.

In September 2004, the Company purchased Telecom Italia’s 20% interest in SKY Italia, increasing the Company’s ownership interest in SKY Italia to 100%, for aggregate consideration of $108 million (€88 million) before fees.

In October 2004, the Company and DIRECTV announced a series of transactions that will result in the reorganization of the companies’ DTH satellite television platforms in Latin America. Pursuant to these transactions, DIRECTV will acquire the Company’s interests in its Latin America satellite television platforms. The completion of certain of these transactions is subject to regulatory approval.

In October 2004, the Company announced its intentions to invest in new printing plants in the United Kingdom and Australia to take advantage of technological and market changes. The Company intends to invest approximately $1 billion in the United Kingdom printing plants for The Sun, the News of the World, The Times, The Sunday Times and the TSL Education supplements and $500 million for the Australian printing plants. Depreciation expense on plant and equipment that will be replaced will be accelerated over the next four to five years.

In November 2004, the Company redeemed the adjustable rate cumulative perpetual preference shares and the guaranteed 8 5/8% perpetual preference shares for $345 million at par.

In November 2004, the Company entered into a six-year follow-on contract with the NFL, increasing the Company’s commitments with respect to sports programming rights by approximately $4.3 billion. This amount was not included in the commitments schedule in Note 16.

In November 2004, the Company retired all of the debt assumed in the Reorganization in the amount of $661 million.

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION

As discussed in Note 10, on June 27, 2003, NAI terminated its existing Revolving Credit Agreement and entered into the New Credit Agreement with Citibank N.A., as administrative agent, JP Morgan Chase Bank, as syndication agent, and the lenders named therein. News Corporation, FEG Holdings, Inc., FEG, News America Marketing FSI, Inc., and News Publishing Australia Limited are guarantors (the “Guarantors”) under the New Credit Agreement. Certain subsidiaries of News Corporation that were guarantors under the Prior Credit Agreement are not guarantors under the New Credit Agreement and therefore, in accordance with the indentures pursuant to which NAI has issued public debt (a listing of the public debt is set forth in Note 10 (the “Public Debt”)), as of June 27, 2003, these subsidiaries have ceased to be guarantors of the Public Debt.

The Guarantors presently guarantees the senior public indebtedness of News Corporation’s indirect wholly owned subsidiary, NAI. Supplemental condensed consolidating financial information of the Guarantors is presented on pages F-65 through F-72. This supplemental financial information should be read in conjunction with the Consolidated Financial Statements.

In accordance with SEC Rules and Regulations, in the “Guarantor Wholly Owned Subsidiaries” column, the Company uses the equity method to account for the results of all of the non-guarantor subsidiaries, representing substantially all of the Company’s consolidated results of operations, excluding certain intercompany eliminations.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF BALANCE SHEET

AS OF JUNE 30, 2004

	News America Incorporated	News Corporation	Guarantor Wholly Owned Subsidiaries (1)(2)	Guarantor Non-Wholly Owned Subsidiaries (1)	Non-Guarantor Wholly Owned Subsidiaries	Non-Guarantor Non-Wholly Owned Subsidiaries	Reclassifications and Eliminations	News Corporation and Subsidiaries
	(in millions)
ASSETS:
Current Assets:
Cash and cash equivalents	$1,972	$3	$—	$—	$1,591	$485	$—	$4,051
Cash on deposit	287	—	—	—	—	—	—	287
Receivables, net	40	—	—	—	1,157	3,017	—	4,214
Inventories, net	—	—	35	—	292	1,203	—	1,530
Deferred income taxes	—	—	—	—	—	—	521	521
Other	1	—	2	93	180	120	—	396

Total Current Assets	2,300	3	37	93	3,220	4,825	521	10,999

Non-current Assets:
Receivables	10	—	—	—	62	694	—	766
Inventories, net	—	—	—	—	114	2,555	—	2,669
Property, plant and equipment, net	94	—	1	—	2,191	1,510	—	3,796
Intangible assets	153	—	465	37	1,876	8,467	—	10,998
Goodwill	—	—	150	—	1,290	5,713	—	7,153
Other	140	—	1	—	279	628	—	1,048
Investments
Investments in associated companies and other investments	125	—	1,156	70	1,142	8,421	—	10,914
Intragroup investments	40,466	26,700	42,936	23,493	48,770	12,923	(195,288)	—

Total Investments	40,591	26,700	44,092	23,563	49,912	21,344	(195,288)	10,914

Total Non-current Assets	40,988	26,700	44,709	23,600	55,724	40,911	(195,288)	37,344

TOTAL ASSETS	$43,288	$26,703	$44,746	$23,693	$58,944	$45,736	$(194,767)	$48,343

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF BALANCE SHEET

AS OF JUNE 30, 2004

	News America Incorporated	News Corporation	Guarantor Wholly Owned Subsidiaries (1)(2)	Guarantor Non-Wholly Owned Subsidiaries (1)	Non-Guarantor Wholly Owned Subsidiaries	Non-Guarantor Non-Wholly Owned Subsidiaries	Reclassifications and Eliminations	News Corporation and Subsidiaries
	(in millions)
LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:
Borrowings	$161	$—	$—	$—	$14	$909	$—	$1,084
Other current liabilities	839	34	935	—	758	3,542	(134)	5,974

Total Current Liabilities	1,000	34	935	—	772	4,451	(134)	7,058

Non-current Liabilities:
Borrowings	8,996	—	—	—	60	24	—	9,080
Other non-current liabilities	7	—	1,620	668	2,661	5,524	(2,982)	7,498
Intercompany	25,576	(270)	(10,526)	3,348	(19,967)	1,839	—	—

Minority interest in subsidiaries	—	—	3,398	—	426	8	—	3,832

Shareholders’ Equity	7,709	26,939	49,319	19,677	74,992	33,890	(191,651)	20,875

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$43,288	$26,703	$44,746	$23,693	$58,944	$45,736	$(194,767)	$48,343

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF BALANCE SHEET

AS OF JUNE 30, 2003

	News America Incorporated	News Corporation	Guarantor Wholly Owned Subsidiaries (1)(2)	Guarantor Non-Wholly Owned Subsidiaries (1)	Non-Guarantor Wholly Owned Subsidiaries	Non-Guarantor Non-Wholly Owned Subsidiaries	Reclassifications and Eliminations	News Corporation and Subsidiaries
	(in millions)
ASSETS:
Current Assets:
Cash and cash equivalents	$3,622	$6	$—	$—	$574	$275	$—	$4,477
Receivables, net	21	—	—	—	1,404	2,359	—	3,784
Inventories, net	—	—	27	—	447	808	—	1,282
Deferred income taxes	—	—	—	—	—	—	439	439
Other	3	—	14	8	172	110	—	307

Total Current Assets	3,646	6	41	8	2,597	3,552	439	10,289

Non-current Assets:
Cash on deposit	463	—	—	—	—	—	—	463
Receivables	80	—	—	90	410	283	—	863
Inventories, net	—	—	—	—	363	2,360	—	2,723
Property, plant and equipment, net	114	—	1	—	2,491	1,487	—	4,093
Intangible assets	152	—	505	38	2,777	7,716	16	11,204
Goodwill	—	—	82	—	1,403	5,732	19	7,236
Other	158	—	3	—	298	492	—	951
Investments
Investments in associated companies and other investments	275	—	1,265	64	731	1,992	—	4,327
Intragroup investments	28,514	20,393	34,399	13,007	43,758	12,668	(152,739)	—

Total Investments	28,789	20,393	35,664	13,071	44,489	14,660	(152,739)	4,327

Total Non-current Assets	29,756	20,393	36,255	13,199	52,231	32,730	(152,704)	31,860

TOTAL ASSETS	$33,402	$20,399	$36,296	$13,207	$54,828	$36,282	$(152,265)	$42,149

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF BALANCE SHEET

AS OF JUNE 30, 2003

	News America Incorporated	News Corporation	Guarantor Wholly Owned Subsidiaries (1)(2)	Guarantor Non-Wholly Owned Subsidiaries (1)	Non-Guarantor Wholly Owned Subsidiaries	Non-Guarantor Non-Wholly Owned Subsidiaries	Reclassifications and Eliminations	News Corporation and Subsidiaries
	(in millions)
LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:
Borrowings	$9	$—	$—	$—	$13	$—	$—	$22
Other current liabilities	42	—	340	—	2,820	2,951	(166)	5,987

Total Current Liabilities	51	—	340	—	2,833	2,951	(166)	6,009

Non-current Liabilities:
Borrowings	9,235	—	—	—	401	—	—	9,636
Other non-current liabilities	1,866	—	1,185	642	—	5,513	(1,608)	7,598
Intercompany	24,495	(58)	(7,510)	(1,653)	(18,040)	2,766	—	—

Minority interest in subsidiaries	—	—	2,929	—	409	791	—	4,129

Shareholders’ Equity	(2,245)	20,457	39,352	14,218	69,225	24,261	(150,491)	14,777

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,402	$20,399	$36,296	$13,207	$54,828	$36,282	$(152,265)	$42,149

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2004

	News America Incorporated	News Corporation	Guarantor Wholly Owned Subsidiaries (1)(2)	Guarantor Non-Wholly Owned Subsidiaries (1)	Non-Guarantor Wholly Owned Subsidiaries	Non-Guarantor Non-Wholly Owned Subsidiaries	Reclassifications and Eliminations	News Corporation and Subsidiaries
	(in millions)
Revenues	$4	$—	$642	$—	$6,012	$14,144	$—	$20,802
Expenses	197	—	444	48	5,132	12,050	—	17,871

Operating (loss) income	(193)	—	198	(48)	880	2,094	—	2,931

Other (Expense) Income:
Interest expense, net	(2,637)	1,539	606	2	169	(211)	—	(532)
Equity earnings (losses) of affiliates, net	—	—	(21)	(1)	194	(2)	—	170
Earnings (losses) from subsidiary entities	3,995	(6)	3,076	1,913	1,232	(1)	(10,209)	—
Other, net	44	—	(357)	177	456	(134)	—	186

Income (loss) before income tax expense and minority interest in subsidiaries	1,209	1,533	3,502	2,043	2,931	1,746	(10,209)	2,755
Income tax (expense) benefit	(423)	—	(1,226)	(715)	(1,026)	(611)	2,987	(1,014)
Minority interest in subsidiaries, net of tax	—	—	(196)	—	(7)	(5)	—	(208)

Net income (loss)	$786	$1,533	$2,080	$1,328	$1,898	$1,130	$(7,222)	$1,533

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2003

	News America Incorporated	News Corporation	Guarantor Wholly Owned Subsidiaries (1)(2)	Guarantor Non-Wholly Owned Subsidiaries (1)	Non-Guarantor Wholly Owned Subsidiaries	Non-Guarantor Non-Wholly Owned Subsidiaries	Reclassifications and Eliminations	News Corporation and Subsidiaries
	(in millions)
Revenues	$5	$—	$586	$—	$5,373	$11,416	$—	$17,380
Expenses	177	—	404	46	4,841	9,532	—	15,000

Operating (loss) income	(172)	—	182	(46)	532	1,884	—	2,380

Other (Expense) Income:
Interest expense, net	(2,253)	2,548	524	125	(1,200)	(268)	—	(524)
Equity earnings (losses) of affiliates, net	—	—	(316)	(2)	(28)	2	—	(344)
Earnings (losses) from subsidiary entities	2,950	(1,749)	1,589	1,257	463	—	(4,510)	—
Other, net	(40)	23	84	170	81	(164)	—	154

Income (loss) before income tax expense and minority interest in subsidiaries	485	822	2,063	1,504	(152)	1,454	(4,510)	1,666

Income tax (expense) benefit	(183)	—	(779)	(568)	57	(549)	1,393	(629)
Minority interest in subsidiaries, net of tax	—	—	(184)	—	(16)	(15)	—	(215)

Net income (loss)	$302	$822	$1,100	$936	$(111)	$890	$(3,117)	$822

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2002

	News America Incorporated	News Corporation	Guarantor Wholly Owned Subsidiaries (1)(2)	Guarantor Non-Wholly Owned Subsidiaries (1)	Non-Guarantor Wholly Owned Subsidiaries	Non-Guarantor Non-Wholly Owned Subsidiaries	Reclassifications and Eliminations	News Corporation and Subsidiaries
	(in millions)
Revenues	$5	$—	$542	$—	$4,381	$11,106	$(964)	$15,070
Expenses	144	—	404	37	4,004	11,238	(933)	14,894

Operating (loss) income	(139)	—	138	(37)	377	(132)	(31)	176

Other (Expense) Income:
Interest expense, net	(1,897)	2	315	101	1,233	(339)	5	(580)
Equity earnings (losses) of affiliates, net	(40)	—	(5,489)	(3)	(2,103)	(145)	(2)	(7,782)
Earnings (losses) from subsidiary entities	389	(7,693)	(686)	861	(871)	—	8,000	—
Other, net	11	—	3,526	(65)	(4,335)	1,707	140	984

Income (loss) before income tax expense, minority interest in subsidiaries and cumulative effect of accounting change	(1,676)	(7,691)	(2,196)	857	(5,699)	1,091	8,112	(7,202)

Income tax (expense) benefit	587	—	769	(300)	1,995	(383)	(2,962)	(294)
Minority interest in subsidiaries, net of tax	—	—	(89)	—	(8)	(36)	—	(133)

Income (loss) before cumulative effect of accounting change	(1,089)	(7,691)	(1,516)	557	(3,712)	672	5,150	(7,629)

Cumulative effect of accounting change, net of tax	—	—	(40)	—	—	(22)	—	(62)

Net (loss) income	$(1,089)	$(7,691)	$(1,556)	$557	$(3,712)	$650	$5,150	$(7,691)

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2004

	News America Incorporated	News Corporation	Guarantor Wholly Owned Subsidiaries (1)(2)	Guarantor Non-Wholly Owned Subsidiaries (1)	Non-Guarantor Wholly Owned Subsidiaries	Non-Guarantor Non-Wholly Owned Subsidiaries	Reclassifications and Eliminations	News Corporation and Subsidiaries
	(in millions)
Operating activities:
Net cash (used in) provided by operating activities	$(2,285)	$157	$2	$18	$1,014	$3,489	$—	$2,395

Investing and other activities:
Property, plant and equipment	(3)	—	—	—	(124)	(234)	—	(361)
Investments	(14)	—	—	(18)	(243)	(3,255)	—	(3,530)
Proceeds from sale of investments, non-current assets and business disposals	107	—	—	—	322	440	—	869

Net cash provided by (used in) investing activities	90	—	—	(18)	(45)	(3,049)	—	(3,022)

Financing activities:
Issuance of debt	—	—	—	—	69	479	—	548
Repayment of debt	(192)	—	—	—	(13)	(738)	—	(943)
Cash on deposit	162	—	—	—	—	—	—	162
Issuance of shares	574	8	(2)	—	—	—	—	580
Dividends paid	—	(168)	—	—	(29)	(5)	—	(202)

Net cash provided by (used in) financing activities	544	(160)	(2)	—	27	(264)	—	145

Net (decrease) increase in cash and cash equivalents	(1,651)	(3)	—	—	996	176	—	(482)
Cash and cash equivalents, beginning of year	3,622	6	—	—	574	275	—	4,477
Exchange movement on opening cash balance	1	—	—	—	21	34	—	56

Cash and cash equivalents, end of year	$1,972	$3	$—	$—	$1,591	$485	$—	$4,051

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2003

	News America Incorporated	News Corporation	Guarantor Wholly Owned Subsidiaries (1)(2)	Guarantor Non-Wholly Owned Subsidiaries (1)	Non-Guarantor Wholly Owned Subsidiaries	Non-Guarantor Non-Wholly Owned Subsidiaries	Reclassifications and Eliminations	News Corporation and Subsidiaries
	(in millions)
Operating activities:
Net cash provided by (used in) operating activities	$2,322	$—	$(219)	$(1,202)	$(1,212)	$1,797	$147	$1,633

Investing and other activities:
Property, plant and equipment	(11)	—	—	—	(186)	(169)	—	(366)
Investments	(9)	—	(297)	(46)	(127)	(571)	—	(1,050)
Repayment of loan by an associate	—	—	—	—	96	—	—	96
Proceeds from sale of investments, non-current assets and business disposals	27	—	—	—	76	8	—	111

Net cash provided by (used in) investing activities	7	—	(297)	(46)	(141)	(732)	—	(1,209)

Financing activities:
Issuance of debt	—	—	—	—	2,105	—	—	2,105
Repayment of debt	(514)	—	—	—	(887)	(1,037)	—	(2,438)
Cash on Deposit	(463)	—	—	—	—	—	—	(463)
Funding from related entities	—	147	—	—	—	—	(147)	—
Issuance of shares	60	1	—	1,211	—	7	—	1,279
Dividends paid	—	(147)	—	—	(27)	(7)	—	(181)

Net cash (used in) provided by financing activities	(917)	1	—	1,211	1,191	(1,037)	(147)	302

Net increase (decrease) in cash and cash equivalents	1,412	1	(516)	(37)	(162)	28	—	726
Cash and cash equivalents, beginning of year	2,211	4	439	37	672	211	—	3,574
Exchange movement on opening cash balance	(1)	1	77	—	64	36	—	177

Cash and cash equivalents, end of year	$3,622	$6	$—	$—	$574	$275	$—	$4,477

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2002

	News America Incorporated	News Corporation	Guarantor Wholly Owned Subsidiaries (1)(2)	Guarantor Non-Wholly Owned Subsidiaries (1)	Non-Guarantor Wholly Owned Subsidiaries	Non-Guarantor Non-Wholly Owned Subsidiaries	Reclassifications and Eliminations	News Corporation and Subsidiaries
	(in millions)
Operating activities:
Net cash provided by (used in) operating activities	$1,410	$—	$155	$(43)	$740	$(629)	$102	$1,735

Investing activities:
Property, plant and equipment	(29)	—	(11)	—	(123)	(122)	—	(285)
Investments	(558)	—	(201)	(16)	(319)	(812)	—	(1,906)
Proceeds from sale of investments, non-current assets and business disposals	699	—	27	50	1	1,639	—	2,416

Net cash provided by (used in) investing activities	112	—	(185)	34	(441)	705	—	225

Financing activities:
Repayment of debt	(1,062)	—	—	—	(168)	—	—	(1,230)
Funding from related entities	—	118	—	—	—	—	(118)	—
Issuance of shares	—	—	75	—	—	—	—	75
Dividends paid	—	(117)	—	(9)	(27)	(5)	—	(158)
Leasing and other finance costs	—	—	—	—	(1)	(3)	—	(4)

Net cash (used in) provided by financing activities	(1,062)	1	75	(9)	(196)	(8)	(118)	(1,317)

Net increase (decrease) in cash and cash equivalents	460	1	45	(18)	103	68	(16)	643
Cash and cash equivalents, beginning of year	1,751	3	354	55	536	130	13	2,842
Exchange movement of opening cash balance	—	—	40	—	33	13	3	89

Cash and cash equivalents, end of year	$2,211	$4	$439	$37	$672	$211	$—	$3,574

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. SUPPLEMENTAL GUARANTOR INFORMATION – CONTINUED

Notes to Supplemental Guarantor Information

(1) Guarantors consist of News Corporation and the following subsidiaries:

Wholly Owned Subsidiaries	Jurisdiction of Incorporation	Principal Business
FEG Holdings, Inc.	Delaware, USA	Wholly owned subsidiary of NAI, which holds all of News Corporation’s equity and voting interest in FEG.

News America Marketing FSI, Inc.	Delaware, USA	Publishes free-standing inserts.

News Publishing Australia Limited	Delaware, USA	U.S. holding company, owns 100% of NAI.
Non-Wholly Owned Subsidiary

Fox Entertainment Group, Inc.	Delaware, USA	Principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting, and cable network programming.

(2) In November 1998, FEG, a subsidiary of News Corporation, issued 124.8 million shares of its Class A Common Stock in an IPO. The shares issued represented an equity interest of approximately 15%. As a result of this transaction, FEG has been classified in the “Guarantor Non-Wholly Owned Subsidiary” column and FEG’s subsidiaries have been included in the “Non-Guarantor Non-Wholly Owned Subsidiaries” column. In addition, News Corporation has agreed to indemnify FEG from and against any liabilities it may incur pursuant to its guarantees.

(3) Investments in News Corporation subsidiaries, for purposes of the supplemental consolidating presentation, are accounted for by their parent companies under the equity method of accounting whereby earnings of subsidiaries are reflected in the parent company’s investment account and earnings.

(4) The guarantees of NAI’s senior public indebtedness constitute senior indebtedness of each of the guarantors thereto, including the Company, and rank pari passu with all present and future senior indebtedness of such guarantors. Because the factual basis underlying the obligations created pursuant to the various facilities and other obligations constituting senior indebtedness of the Company and the guarantors of NAI’s senior public indebtedness, including News Corporation differ, it is not possible to predict how a court in bankruptcy would accord priorities among the obligations of News Corporation and its subsidiaries.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Fox Entertainment Group, Inc.

We have audited the accompanying consolidated balance sheets of Fox Entertainment Group, Inc., a Delaware corporation, and Subsidiaries (the “Company”), as of June 30, 2004 and 2003 and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended June 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fox Entertainment Group, Inc. and Subsidiaries as of June 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 10 to the consolidated financial statements, effective July 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

/s/    ERNST & YOUNG LLP

Los Angeles, California

August 11, 2004

FOX ENTERTAINMENT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	As of June 30,
	2004	2003
Assets:

Cash and cash equivalents	$122	$72
Accounts receivable, net	3,002	2,647
Filmed entertainment and television programming costs, net	3,193	3,161
Investments in equity affiliates	8,194	1,560
Property and equipment, net	1,247	1,464
Intangible assets	8,400	8,663
Goodwill	4,758	4,813
Other assets and investments	1,132	919

Total assets	$30,048	$23,299

Liabilities and Shareholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$1,566	$1,665
Participations and residuals payable	1,395	1,141
Television programming rights payable	1,102	1,397
Deferred revenue	318	449
Borrowings	659	—
Deferred income taxes	2,063	2,053
Other liabilities	735	797

	7,838	7,502
Due to affiliates of News Corporation	4,236	704

Total liabilities	12,074	8,206

Minority interest in subsidiaries	7	790

Commitments and contingencies

Shareholders’ Equity:

Preferred stock, $.01 par value per share; 100,000,000 shares authorized; 0 shares issued and outstanding	—	—
Class A Common stock, $.01 par value per share; 1,000,000,000 authorized; 426,959,080 and 352,436,375 issued and outstanding as of June 30, 2004 and 2003, respectively	4	4
Class B Common stock, $.01 par value per share; 650,000,000 authorized; 547,500,000 issued and outstanding	6	6
Additional paid-in capital	15,081	12,780
Retained earnings and accumulated other comprehensive income	2,876	1,513

Total shareholders’ equity	17,967	14,303

Total liabilities and shareholders’ equity	$30,048	$23,299

The accompanying notes are an integral part of these consolidated financial statements.

FOX ENTERTAINMENT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	For the years ended June 30,
	2004	2003	2002
Revenues	$12,175	$11,002	$9,725

Expenses:
Operating	8,396	7,693	7,226
Selling, general and administrative	1,306	1,343	1,293
Depreciation and amortization	175	183	400
Other operating charge	—	—	909

Operating income (loss)	2,298	1,783	(103)

Other (Expense) Income:
Interest expense, net	(166)	(136)	(241)
Equity earnings (losses) of affiliates, net	(5)	(1)	(144)
Minority interest in subsidiaries	(6)	(29)	(37)
Other, net	60	—	1,540

Income before provision for income taxes and cumulative effect of accounting change	2,181	1,617	1,015
Provision for income tax expense on a stand-alone basis	(828)	(586)	(408)

Income before cumulative effect of accounting change	1,353	1,031	607
Cumulative effect of accounting change, net of tax	—	—	(26)

Net income	$1,353	$1,031	$581

Basic and diluted earnings per share before cumulative effect of accounting change	$1.44	$1.17	$0.72
Basic and diluted cumulative effect of accounting change, net of tax, per share	—	—	(0.03)

Basic and diluted earnings per share	$1.44	$1.17	$0.69

Basic and diluted weighted average number of common equivalent shares outstanding	938	881	838

The accompanying notes are an integral part of these consolidated financial statements.

FOX ENTERTAINMENT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	For the years ended June 30,
	2004	2003	2002
Operating activities:
Net income	$1,353	$1,031	$581
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	175	183	400
Amortization of cable distribution investments	129	125	116
Other operating charge	—	—	909
Cumulative effect of accounting change, net of tax	—	—	26
Equity (earnings) losses of affiliates, net	5	1	144
Cash distribution received from investees	68	4	35
Other, net	(60)	—	(1,540)
Minority interest in subsidiaries	6	11	1
Deferred income taxes	59	218	(56)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable and other assets	(383)	(79)	(18)
Filmed entertainment and television programming costs, net	(209)	(99)	267
Accounts payable and accrued liabilities	(213)	(101)	(117)
Participations and residuals payable and other liabilities	246	13	239

Net cash provided by operating activities	1,176	1,307	987

Investing activities:
Acquisitions, net of cash acquired	(8)	(424)	(332)
Proceeds from sale of investments in equity affiliates	177	—	1,543
Investments in equity affiliates	(132)	(117)	(321)
Other investments	(69)	(50)	(132)
Purchases of property and equipment, net of acquisitions	(128)	(170)	(80)
Proceeds from sale of business	132	—	—
Disposals of property and equipment	9	9	—

Net cash (used in) provided by investing activities	(19)	(752)	678

Financing activities:
Borrowings	479	95	26
Repayment of borrowings	(556)	(1,042)	(194)
(Decrease) increase in minority interest in subsidiaries	(2)	(7)	6
(Decrease) increase in Preferred Interests	(26)	(88)	8
Proceeds from the issuance of common stock	—	1,212	—
Repayments (to) from affiliates of News Corporation, net	(1,002)	(709)	(1,521)

Net cash used in financing activities	(1,107)	(539)	(1,675)

Net increase (decrease) in cash and cash equivalents	50	16	(10)
Cash and cash equivalents, beginning of year	72	56	66

Cash and cash equivalents, end of year	$122	$72	$56

Cash paid for income taxes	$769	$401	$426

Supplemental information on businesses acquired:
Fair value of assets acquired	$6,802		$5,267
Cash acquired	—		20
Less: liabilities assumed	—		1,730
cash paid	—		10
promissory notes issued	4,500		—

Fair value of stock consideration	$2,302		$3,547

The accompanying notes are an integral part of these consolidated financial statements.

FOX ENTERTAINMENT GROUP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME

(IN MILLIONS)

	For the years ended June 30,
	2004		2003		2002
	Shares	Amount	Shares	Amount	Shares	Amount
Class A Common Stock:
Balance, beginning of year	352.4	$3.6	302.4	$3.1	176.6	$1.8
Issuance of shares for acquisitions and investments	74.5	0.7	50.0	0.5	125.8	1.3

Balance, end of year	426.9	4.3	352.4	3.6	302.4	3.1

Class B Common Stock:
Balance, beginning of year	547.5	6.0	547.5	6.0	547.5	6.0

Balance, end of year	547.5	6.0	547.5	6.0	547.5	6.0

Additional Paid-In Capital:
Balance, beginning of year		12,780		11,569		8,023
Issuance of shares for acquisitions and investments		2,301		1,211		3,546

Balance, end of year		15,081		12,780		11,569

Retained Earnings:
Balance, beginning of year		1,538		507		(74)
Acquisition of News Broadcasting Japan		(30)		—		—
Net income		1,353		1,031		581

Balance, end of year		2,861		1,538		507

Accumulated Other Comprehensive Income (Loss):
Balance, beginning of year		(25)		10		11
Other comprehensive income (loss), net of tax (expense) benefit of $(10) million, $42 million and $0 million for the years ended June 30, 2004, 2003 and 2002, respectively		40		(35)		(1)

Balance, end of year		15		(25)		10

Retained earnings and accumulated other comprehensive income, end of year		2,876		1,513		517

Total Shareholders’ Equity		17,967		14,303		12,095

Comprehensive Income (Loss):
Net income		1,353		1,031		581

Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment		23		(70)		(9)
Foreign currency translation adjustments		17		35		8

Total Other comprehensive income (loss), net of tax		40		(35)		(1)

Total Comprehensive Income		$1,393		$996		$580

The accompanying notes are an integral part of these consolidated financial statements.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Fox Entertainment Group, Inc. (together with its subsidiaries, the “Company”) is a diversified entertainment company with operations in four business segments. These business segments are: Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide and the production of original television programming; Television Stations, which principally consist of the operation of broadcast television stations; Television Broadcast Network, which principally consists of the broadcasting of network programming; and Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and direct broadcast satellite (“DBS”) operators. The Company is a majority owned subsidiary of The News Corporation Limited (“News Corporation”), which owned 82.06% and 80.58% of the equity interest and controlled 97.04% and 97.00% of the voting interest as of June 30, 2004 and 2003, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries. In addition, the Company reviews its relationships with other entities to assess whether it is the primary beneficiary of a variable interest entity. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” as revised in December 2003 (“FIN 46R”), which was adopted in fiscal 2004.

Fox Television Holdings, Inc. (“FTH”), a subsidiary of the Company, has 7,600 shares of voting preferred stock issued and outstanding with a liquidation value of $760,000 and cumulative dividends at the rate of 12% per annum. Such shares are held by an executive of the Company and represent 76% of the voting power of FTH. FTH is included in these consolidated financial statements because the Company is deemed to control FTH for financial reporting purposes in accordance with FIN 46R. Among the reasons why the Company has a controlling financial interest in FTH are (i) the Company has the ability to redeem the voting preferred stock, at any time, at the liquidation value of $760,000 plus accrued dividends, (ii) the dividends on, and amounts to be paid on redemption of, the voting preferred stock are fixed, and not related to the performance of FTH, and, (iii) senior management of FTH, including its Board of Directors, consists solely of persons employed by the Company. As a result of these facts, the Company consolidated FTH prior to the adoption of FIN 46R because the controlling financial interest in FTH rests with the Company through its common stock ownership of FTH.

Investments in majority-owned subsidiaries where control does not exist and investments in which the Company exercises significant influence but does not control (generally a 20% to 50% ownership interest) are accounted for under the equity method of accounting. Investments in which there is no significant influence (generally less than a 20% ownership interest) are accounted for under the cost method of accounting.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Acquisitions of controlled entities are accounted for using the purchase method of accounting.

The Company maintains a 52-53 week fiscal year ending on the Sunday nearest to June 30. Fiscal years 2002 through 2004 were comprised of 52-week periods.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the fiscal 2004 presentation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company uses significant estimates in determining the amortization of filmed entertainment costs and programming contracts. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates. These differences could be material.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

BALANCE SHEET PRESENTATION

As permitted by Statement of Position No. (“SOP”) 00-2, “Accounting by Producers or Distributors of Films,” the Company presents an unclassified balance sheet.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.

FILMED ENTERTAINMENT AND TELEVISION PROGRAMMING COSTS

Filmed Entertainment Costs:

In accordance with SOP 00-2, Filmed entertainment costs include capitalized production costs, overhead and capitalized interest costs, net of any amounts received from outside investors. These costs, as well as participations and talent residuals, are recognized as operating expenses on an individual film basis in the ratio that the current year’s gross revenues bear to management’s estimate of total ultimate gross revenues from all sources. Marketing costs and development costs under term deals are charged as operating expenses as incurred. Development costs for projects not produced are written-off at the earlier of the time the decision is taken not to develop the story or after three years.

Filmed entertainment costs are stated at the lower of unamortized cost or estimated fair value on an individual motion picture or television product basis. Revenue forecasts for both motion pictures and television products are continually reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and other events or changes in circumstances indicate that a motion picture or television production has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television production’s fair value.

Fox Family Worldwide, Inc. (“FFW”), then an equity affiliate of the Company, adopted SOP 00-2 on July 1, 2001, at which time they recorded a one-time, non-cash charge of approximately $53 million as a cumulative effect of accounting change. The Company’s portion, approximately $26 million, has been accounted for as a cumulative effect of accounting change in the accompanying consolidated statement of operations.

Television and Cable Programming Costs:

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 63, “Financial Reporting by Broadcasters,” program rights for entertainment programs for the Television Stations, Television Broadcast Network and Cable Network Programming segments are amortized based on the usage of the program or term of license. Television broadcast network and original cable programming are amortized on an accelerated basis. The Company has single and multi-year contracts for broadcast rights of programs and sporting events. At the inception of these contracts and at each subsequent reporting date, the Company evaluates the recoverability of the costs associated therewith, using aggregate estimated advertising revenues directly associated with the program material and related expenses. Where an evaluation indicates that a multi-year contract will result in an ultimate loss, additional amortization is provided to currently recognize that loss. The costs of national sports contracts for the Television Broadcast Network and Cable Network Programming segments are charged to expense based on the ratio of each period’s operating profits to estimated total remaining operating profit of the contract. Estimates of total operating profit can change and accordingly, are reviewed periodically and amortization is adjusted as necessary. Such changes in the future could be material.

The costs of regional sports contracts for the Cable Network Programming segment, which are for a specified number of events, are amortized on an event-by-event basis and those costs, which are for a specified season, are amortized over the season on a straight-line basis.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

CAPITALIZATION OF INTEREST

Interest expense on funds invested in theatrical productions with substantial development are capitalized, into Filmed entertainment costs, until production is completed. Thereafter, the capitalized interest is amortized in the film ultimate consistent with the film costs mentioned above. The balance of capitalized interest in Filmed entertainment costs as of June 30, 2004 and 2003 was $52 million and $41 million, respectively. The total interest capitalized for the years ended June 30, 2004, 2003, and 2002 was $42 million, $26 million, and $22 million, respectively. Amortization of capitalized interest for the years ended June 30, 2004, 2003 and 2002 was $31 million, $27 million and $27 million, respectively.

INVESTMENTS IN EQUITY AFFILIATES

Investments in and advances to equity affiliates or joint ventures in which the Company has a substantial ownership interest of approximately 20% to 50% and exercises significant influence, or for which the Company owns more than 50% but does not control policy decisions, are accounted for by the equity method. Prior to the Company’s July 1, 2002 adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company’s share of net earnings or losses of equity affiliates included the amortization of the difference between the Company’s investment and its share of the fair value of the underlying net assets of the investee. Upon adoption of SFAS No. 142, the portion of excess costs on equity method investments that represents goodwill and indefinite-lived intangibles is no longer amortized, but continues to be considered for impairment under Accounting Principles Board Opinion (“APB”) No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

COST INVESTMENTS

The Company reports investments in debt and marketable equity securities at fair value based on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with credit quality and maturity of the investment. Substantially all investment securities are designated as available for sale with unrealized gains and losses included in shareholders’ equity, net of applicable taxes and other adjustments. The Company regularly reviews investment securities for impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, the Company’s ability to hold until recovery and the financial strength and specific prospects of the issuer of the security. Unrealized losses that are other than temporary are recognized in earnings. Realized gains and losses are accounted for on the specific identification method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over an estimated useful life of three to forty years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the life of the lease. Costs associated with the repair and maintenance of property are expensed as incurred.

INTANGIBLE ASSETS

As a creator and distributor of branded content, the Company has a significant amount of intangible assets, including goodwill, film and television libraries, Federal Communications Commission (“FCC”) licenses and trademarks. Goodwill is recorded as the difference between the cost of acquiring entities and amounts assigned to their tangible and identifiable intangible net assets. The Company follows SFAS No. 142, which eliminated the requirement to amortize goodwill, indefinite-lived intangible assets and the excess cost over the Company’s share of equity investees’ net assets, superseded APB No. 17, “Intangible Assets,” and replaced it with the requirement to assess goodwill and indefinite-lived intangible assets annually for impairment or earlier if required. Intangible assets that are deemed to have a definite life continue to be amortized over their useful lives. SFAS No. 142 requires the Company to perform an annual impairment assessment of its goodwill and indefinite-lived intangible assets. This impairment assessment compares the fair value of these intangible assets to their carrying value. As a result of the tests performed, the Company determined the goodwill and indefinite-lived intangible assets included in the consolidated balance sheets were not impaired.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

IMPAIRMENT OF LONG-LIVED AND INTANGIBLE ASSETS

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that the Company periodically review the carrying amounts of its property and equipment and its finite-lived intangible assets to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

FINANCIAL INSTRUMENTS

The carrying value of the Company’s financial instruments, including cash and cash equivalents, investments and long-term borrowings, approximate fair value. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where market prices are not available, fair value is based on estimates using present value or other valuation techniques.

GUARANTEES

In fiscal 2003, the Company adopted FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 elaborates on the disclosure requirements of a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing certain guarantees. FIN 45 also incorporates, without change, the guidance in FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” which it supersedes. The adoption of this policy did not impact the Company’s financial statements.

REVENUE RECOGNITION

Filmed Entertainment:

Revenues are recognized in accordance with SOP 00-2 paragraph .07. Specifically, revenues from the distribution of motion pictures are recognized as they are exhibited and revenues from home entertainment sales, net of reserve for estimated returns, together with related costs, are recognized on the date that video and DVD units are made widely available for sale by retailers and all Company-imposed restrictions on the sale of video and DVD units have expired.

License agreements for the telecast of theatrical and television product in the broadcast network, syndicated television and cable television markets are routinely entered into in advance of their available date for telecast. Cash received and amounts billed in connection with such contractual rights for which revenue is not yet recognizable is classified as deferred revenue. Because deferred revenue generally relates to contracts for the licensing of theatrical and television product which have already been produced, the recognition of revenue for such completed product is principally only dependent upon the commencement of the availability period for telecast under the terms of the related licensing agreement.

Television Stations, Television Broadcast Network and Cable Network Programming:

Advertising revenue is recognized as the commercials are aired. Subscriber fees received from cable system and DBS operators for cable network programming are recognized as revenue in the period services are provided.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

SALES RETURNS

At the time of sale of home entertainment product, the Company records as a reduction of revenue the estimated impact of returns, rebates and other incentives. In determining the estimate of home entertainment product sales that will be returned, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of the Company’s product. Based on this information, management reserves a percentage of each dollar of product sales that provide the customer with the right of return.

ADVERTISING EXPENSES

The Company expenses advertising costs as incurred, including advertising expenses for theatrical and television product in accordance with SOP 00-2. Advertising expenses recognized for the years ended June 30, 2004, 2003, and 2002 totaled $1.3 billion, $1.2 billion, and $1.1 billion, respectively.

TRANSLATION OF FOREIGN CURRENCIES

Income and expense accounts of foreign subsidiaries and affiliates are translated into US dollars using the current rate method whereby trading results are converted at the average rate of exchange for the period and assets and liabilities are converted at the closing rates on the period end date. The resulting translation adjustments are accumulated as a component of accumulated other comprehensive income (loss). Foreign currency receivables and payables are translated at appropriate year-end current rates and the resulting translation gains or losses are taken into income currently.

INCOME TAXES

The Company accounts for income taxes using SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries to the extent the amounts are expected to be reinvested indefinitely.

COMPREHENSIVE INCOME

The Company follows SFAS No. 130, “Reporting Comprehensive Income,” for the reporting and display of comprehensive income.

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment:
Balance, beginning of year	$(79)	$(9)	$—
Fiscal year activity	23	(70)	(9)

Balance, end of year	(56)	(79)	(9)

Foreign currency translation adjustments:
Balance, beginning of year	54	19	11
Fiscal year activity	17	35	8

Balance, end of year	71	54	19

Total Other comprehensive income (loss), net of tax:	$15	$(25)	$10

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

STOCK-BASED COMPENSATION

SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company follows the disclosure-only provisions of SFAS No. 123 and in accordance with its provisions has chosen to account for stock-based compensation awards to employees using the intrinsic value method set forth in APB No. 25, “Accounting for Stock Issued to Employees,” and its interpretation, FIN 44, “Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25.” However, SFAS No. 123 does require certain disclosures for those companies that will continue to use the intrinsic value method for measuring compensation cost in connection with employee stock compensation plans.

The following table reflects the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions for stock-based employee compensation. These pro forma effects may not be representative of future amounts since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period and additional options may be granted in future years.

	For the years ended June 30,
	2004	2003	2002
	(in millions except per share data)
Net income, as reported	$1,353	$1,031	$581
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(70)	(47)	(30)

Pro forma net income	$1,283	$984	$551

Basic and diluted earnings per share:
As reported	$1.44	$1.17	$0.69
Pro forma	$1.37	$1.12	$0.66

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in the fiscal years ended June 30,

	2004	2003	2002
Weighted average Australian risk free interest rate	5.60%	5.75%	4.92%
Dividend yield	0.9%	1.5%	1.5%
Expected volatility	41.83%	43.47%	33.27%
Expected life of options	7 years	7 years	7 years

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

DERIVATIVES

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet at fair value as either an asset or a liability. The statement also requires that changes in the fair value of recorded derivatives be recognized currently in earnings unless specific hedge accounting criteria are met.

The Company uses financial instruments designated as cash flow hedges to hedge its limited exposures to foreign currency exchange risks associated with the costs for producing films abroad. All cash flow hedges are recorded at fair value on the consolidated balance sheet. As of June 30, 2004 and 2003, the contractual amount of foreign exchange forward contracts was $2.0 million and $7.6 million, respectively. These contracts expired in July 2004. The effective changes in fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (loss) within foreign currency translation adjustments. Amounts are reclassified from accumulated other comprehensive income (loss) when the underlying hedged item is recognized in earnings. If derivatives are not designated as hedges, changes in fair value are recorded in earnings.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) was signed into law. The Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position 106-1, the Company elected to defer recognizing the effects of the Act on the accounting for its retirement health care plans in fiscal 2004. In May 2004, the FASB issued FASB Staff Position 106-2, providing final guidance on accounting for the Act. FASB Staff Position 106-2 will be implemented by the Company in the first quarter of fiscal 2005. The Company is currently evaluating the impact of this guidance on the Company’s financial position, results of operations and cash flows. Therefore, the accumulated benefit obligation and the net periodic postretirement benefit cost do not reflect the impact of the new law.

3. ISSUANCE OF COMMON STOCK

In May 2002, the Company filed a Form S-3 with the Securities and Exchange Commission, which allows the Company to issue, from time to time, Class A Common Stock and/or debt securities for aggregate proceeds of up to $2.5 billion. In November 2002, the Company sold 50 million shares of its Class A Common Stock for net proceeds of approximately $1.2 billion. The Company used the net proceeds to reduce obligations Due to affiliates of News Corporation. Upon consummation of the offering, News Corporation’s equity and voting interests in the Company decreased.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4. CHRIS-CRAFT ACQUISITION

On July 31, 2001, News Corporation, through a wholly-owned subsidiary, acquired all of the outstanding common stock of Chris-Craft Industries, Inc. and its subsidiaries, BHC Communications, Inc. and United Television, Inc., (collectively, “Chris-Craft”). The consideration for the acquisition was approximately $2 billion in cash and approximately $3 billion in News Corporation American Depositary Shares, each representing four News Corporation preferred limited voting ordinary shares (“News Corporation Preferred ADSs”). Simultaneously with the closing of the acquisition, News Corporation transferred $3,432 million of net assets, constituting Chris-Craft’s ten television stations (the “Acquired Stations”) to the Company in exchange for 122,244,272 shares of the Company’s Class A Common Stock and net indebtedness of $48 million (the “Exchange”). The Company assigned the licenses issued by the FCC for the Acquired Stations to its indirect subsidiary, Fox Television Stations, Inc., which became the licensee and controls the operations of the Acquired Stations. News Corporation acquired Chris-Craft and transferred to the Company the Acquired Stations in order to strengthen the Company’s existing television station business. This transaction has been treated as a purchase in accordance with SFAS Nos. 141 and 142. For financial reporting purposes, in accordance with Emerging Issues Task Force No. (“EITF”) 90-5, “Exchanges of Ownership Interests between Entities under Common Control,” the Company recognized the assets and liabilities of Chris-Craft based upon their acquired basis in the News Corporation merger and issued equity to News Corporation at that value.

The Company consolidated the results of operations of the Acquired Stations as of the date of Exchange, July 31, 2001, with the exception of KTVX-TV in Salt Lake City, whose operations were not consolidated as of the Exchange due to regulatory requirements which precluded the Company from controlling the station and required its disposal (see description of Clear Channel swap below).

In October 2001, the Company exchanged KTVX-TV in Salt Lake City and KMOL-TV in San Antonio with Clear Channel Communications, Inc. for WFTC-TV in Minneapolis (the “Clear Channel swap”). In addition, in November 2001, the Company exchanged KBHK-TV in San Francisco with Viacom Inc. (“Viacom”) for WDCA-TV in Washington, DC and KTXH-TV in Houston (the “Viacom swap”). In June 2002, the Company exchanged KPTV-TV in Portland for Meredith Corporation’s WOFL-TV in Orlando and WOGX-TV in Ocala (the “Meredith swap”, and together with the Viacom and Clear Channel swaps, the “Station Swaps”). All of the stations exchanged in the Station Swaps were Acquired Stations. The stations received in the Station Swaps have been independently appraised at the same fair values as those Acquired Stations that were exchanged. Accordingly, no gain or loss was recognized by the Company as a result of the Station Swaps.

The purchase price was allocated to the fair value of assets acquired and liabilities assumed. The allocation to acquired intangible assets included both goodwill and FCC licenses, which are deemed to have indefinite lives, and therefore are not subject to amortization in accordance with the provisions of SFAS No. 142. The goodwill and intangibles were assigned to the Television Stations segment, the majority of which are not deductible for tax purposes. In accordance with SFAS No. 109, the Company has recorded deferred taxes for the basis difference related to FCC licenses and other acquired assets and liabilities.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. DIRECTV TRANSACTION

On December 22, 2003, News Corporation acquired a 34% interest in Hughes Electronics Corporation (“Hughes”) for total consideration of approximately $6.8 billion. General Motors Corporation (“GM”) sold its 19.8% interest in Hughes to News Corporation in exchange for approximately $3.1 billion in cash, and 28.6 million News Corporation Preferred ADSs, valued at approximately $800 million. News Corporation acquired 14.2% of Hughes from the former GM Class H common stockholders in exchange for approximately 102.1 million News Corporation Preferred ADSs valued at $2.9 billion. Immediately following the acquisition, News Corporation transferred its entire 34% interest in Hughes to the Company in exchange for two promissory notes totaling $4.5 billion and approximately 74.5 million shares of the Company’s Class A common stock valued at $2.3 billion (the “Exchange”). One of the promissory notes the Company issued to News Corporation is in the amount of $2 billion, bears interest at a rate of LIBOR plus 1% per annum, and matures on June 30, 2009. The other promissory note the Company issued to News Corporation is in the amount of $2.5 billion, bears interest at 8% per annum, and has a maturity date of June 30, 2009, which can be extended at the Company’s option for not more than two successive one-year periods. The issuance of approximately 74.5 million shares of Class A common stock to News Corporation increased its equity interest in the Company from approximately 80.6% to approximately 82.0% while its voting power remained at approximately 97.0%. For financial reporting purposes, in accordance with EITF 90-5, the Company recognized the Exchange based upon the acquired basis of News Corporation and issued equity to News Corporation at that value. The Company is accounting for its interest in Hughes in accordance with APB No. 18.

Subsequent to the above transaction, Hughes changed its corporate name to The DIRECTV Group, Inc. (“DTV”).

The increase in Investments in equity affiliates reflects the Company’s investment in DTV and includes the excess of fair value over the Company’s proportionate share of DTV’s underlying net assets as of December 22, 2003 as adjusted to record such net assets at fair value, most notably the adjustment to the carrying value of DTV’s PanAmSat business and assets and its deferred subscriber acquisition costs. This excess is being preliminarily allocated to both finite-lived intangibles, which are being amortized, and to certain indefinite-lived intangibles and goodwill, which are not being amortized in accordance with SFAS No. 142. The allocation of the excess is not final and is subject to changes upon completion of final valuations of certain assets and liabilities. A future reduction in goodwill for additional value to be assigned to identifiable finite-lived intangible assets or tangible assets could reduce future equity earnings recognized by the Company resulting from additional amortization. For every $100 million reduction in goodwill for additional value to be assigned to identifiable finite-lived intangible assets or tangible assets, Equity earnings (losses) of affiliates would decrease by approximately $10 million per year representing amortization expense assuming an average useful life of 10 years.

The Company’s share of DTV’s results has been adjusted to reflect the Company’s determination of the fair value of DTV’s assets and liabilities as of December 22, 2003 and, as required, excludes certain transactions that were recognized by DTV as income and expense within its results during the six months ended June 30, 2004. Such adjustments, including DTV’s gains on the sale of securities, charges related to the sale of its PanAmSat business and write-off of deferred costs in connection with DTV’s change of accounting, were recognized in fiscal 2004 through the Company’s purchase price allocation. The Company’s resulting share of DTV’s losses was $54 million during the year ended June 30, 2004, which included $29 million from amortization of certain finite-lived intangibles.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. OTHER ACQUISITIONS AND DISPOSALS

Fiscal 2004 Transactions

In December 2003, the Company sold its 50% direct ownership interests in SportsChannel Chicago Associates (“SportsChannel Chicago”) and SportsChannel Pacific Associates (“SportsChannel Bay Area”) (collectively the “SportsChannels”) to subsidiaries of Regional Programming Partners (“RPP”) for consideration of $150 million. This consideration was paid in the form of two three-year promissory notes issued by the subsidiaries of RPP, which own only the acquired interests in the SportsChannels, in an aggregate principal amount of $150 million and bearing interest at prime plus 1% per annum. The notes are secured by a pledge of 100% of the interests in SportsChannel Bay Area. Upon the close of this sale, the SportsChannels are held 100% by RPP and indirectly 60% by Rainbow Media Sports Holdings, Inc. and 40% by the Company. The Company recognized a net gain on the sale of the SportsChannels of $9 million, which is reflected in Other, net in the accompanying consolidated statements of operations.

In December 2003, the Company acquired News Broadcasting Japan, a cable and satellite channel in Japan, from News Corporation for net consideration of approximately $38 million based upon an independent valuation. The Company acquired this entity to expand its international cable channel ownership. At December 31, 2003, the net purchase price of $38 million was included in Due to affiliates of News Corporation and the Company recorded the net assets acquired at News Corporation’s historical cost of $8 million. The excess $30 million of purchase price was recorded as a reduction to Retained earnings in accordance with EITF 90-5.

In February 2004, the Company sold the Los Angeles Dodgers (“Dodgers”), together with Dodger Stadium and the team’s training facilities in Vero Beach, Florida and the Dominican Republic, to entities owned by Frank McCourt (the “McCourt Entities”). The gross consideration for the sale of the Dodgers franchise and real estate assets was $421 million, subject to further adjustment. The consideration at closing was comprised of (i) $225 million in cash, (ii) a $125 million two-year note secured by non-team real estate, (iii) a $40 million four-year note secured by bank letters of credit and (iv) a $31 million three-year note that is convertible, at the Company’s option, into preferred equity in the McCourt Entities if unpaid at maturity. The Company has agreed to remit $50 million during the first two years following the closing of the transaction to reimburse the McCourt Entities for certain pre-existing commitments. Pending the final determination of contractual adjustments, the sale has resulted in an estimated loss of $19 million, which was recorded in Other, net in the accompanying consolidated statements of operations.

In May 2004, the Company sold its 40% interest in the Staples Arena for aggregate consideration of $128 million. The Company has recorded a loss on the sale of the interest in the Staples Arena of approximately $7 million. In connection with the sale of this interest, the Company was released from several guarantees in the aggregate amount of $22.6 million outstanding at the time of the sale.

In May 2004, the Company acquired a 10% interest in an affiliate of Anschutz Entertainment Group, Inc. that has rights to develop and operate an entertainment and sports complex to be located inside and adjacent to the Millennium Dome in London, England, for $25 million.

Fiscal 2003 Transactions

In August 2002, the Company acquired WPWR-TV in the Chicago designated market area (“DMA”) from Newsweb Corporation for $425 million. This transaction has been treated as a purchase in accordance with SFAS Nos. 141 and 142.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. OTHER ACQUISITIONS AND DISPOSALS - CONTINUED

Fiscal 2002 Transactions

In July 2001, as a result of the exercise of rights by existing shareholders of Speedvision Network, LLC, the Company acquired an additional 53.44% of Speedvision Network, LLC, now SPEED Channel, Inc. (“SPEED Channel”), for approximately $401 million, increasing the Company’s ownership in SPEED Channel to approximately 85.46%. As a result, the Company consolidated the results of SPEED Channel beginning in July 2001. In October 2001, the Company acquired the remaining 14.54% minority interest in Speed Channel for approximately $111 million bringing the Company’s ownership to 100%. These transactions have been treated as a purchase in accordance with SFAS Nos. 141, “Business Combinations,” and 142.

In July 2001, as a result of the exercise of rights by existing shareholders of Outdoor Life Network, LLC (“Outdoor Life”), the Company acquired 50.23% of Outdoor Life for approximately $309 million. This acquisition resulted in the Company owning approximately 83.18% of Outdoor Life. In October 2001, a shareholder of Outdoor Life acquired the Company’s ownership interest in Outdoor Life for approximately $512 million in cash. During the period from July 2001 until the closing of the sale of Outdoor Life in October 2001, the ownership interest in Outdoor Life was held for sale and control of Outdoor Life was deemed temporary. Therefore, in accordance with SFAS No. 94, “Consolidation of All Majority-Owned Subsidiaries,” and EITF 87-11, “Allocation of Purchase Price to Assets to Be Sold,” the results of Outdoor Life were not consolidated in the Company’s statement of operations for this period. Upon the closing of the sale of the Company’s ownership interest in Outdoor Life, the Company recognized a gain of $147 million, which was reflected in Other, net in the accompanying consolidated statements of operations for the year ended June 30, 2002.

In October 2001, the Company, Haim Saban and the other stockholders of FFW, sold FFW to The Walt Disney Company (“Disney”) for total consideration of approximately $5.2 billion (including the assumption of certain debt) of which approximately $1.6 billion was in consideration of the Company’s interest in FFW, which was rebranded ABC Family. As a result of this transaction, the Company recognized a pre-tax gain of approximately $1.4 billion, which was reflected in Other, net in the accompanying consolidated statement of operations for the year ended June 30, 2002. The proceeds from this transaction were used to reduce obligations Due to affiliates of News Corporation. In addition, the Company sublicensed certain post-season Major League Baseball (“MLB”) games through the 2006 MLB season to Disney for aggregate consideration of approximately $675 million, payable over the entire period of the sublicense.

In December 2001, News Corporation acquired from Liberty Media Corporation (“Liberty”) its 50% interest in Fox Sports International, in exchange for 3,673,183 News Corporation Preferred ADSs valued at $115 million. Under the terms of the transaction, the Company purchased News Corporation’s acquired interest in Fox Sports International, which increased the Company’s ownership interest from 50% to 100%, in exchange for the issuance of 3,632,269 shares of the Company’s Class A Common Stock. As a result of this transaction, News Corporation’s equity ownership interest in the Company increased from 85.25% to 85.32%. For financial reporting purposes, in accordance with EITF 90-5, the Company recognized the assets and liabilities of Fox Sports International based upon their acquired basis in the News Corporation acquisition and issued 3,632,269 shares of the Company’s Class A Common Stock to News Corporation at that value. This transaction has been treated as a purchase in accordance with SFAS Nos. 141 and 142.

In January 2002, the Company acquired an approximate 23.3% voting interest in the Sunshine Network (“Sunshine”) for approximately $23.3 million. This resulted in the acquisition of a controlling financial interest in Sunshine and increased the Company’s ownership percentage in Sunshine to approximately 83.3%. Since the acquisition of a controlling financial interest in January 2002, the Company consolidated Sunshine into the Cable Network Programming segment. This transaction has been treated as a purchase in accordance with SFAS Nos. 141 and 142. In October 2002, the Company acquired News Corporation’s 9.8% equity interest in Sunshine for consideration of approximately $3 million. For financial reporting purposes, in accordance with EITF 90-5, the Company recognized the carrying basis of Sunshine based upon its acquired basis from News Corporation. This acquisition increased the Company’s ownership interest in Sunshine to 93.7% with the remaining minority interest held by third parties. During fiscal 2004, the Company acquired the remaining minority interests in Sunshine held by third parties increasing the Company’s ownership interest to 100%.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7. FILMED ENTERTAINMENT AND TELEVISION PROGRAMMING COSTS, NET

Filmed entertainment and television programming costs, net consisted of the following as of June 30:

	As of June 30,
	2004	2003
	(in millions)
Filmed entertainment costs:
Films:
Released (including acquired film libraries)	$734	$733
Completed, not released	125	31
In production	545	603
In development or preproduction	52	52

	1,456	1,419

Television productions:
Released (including acquired film libraries)	449	481
Completed, not released	13	—
In production	112	77
In development or preproduction	1	—

	575	558

Total filmed entertainment costs, less accumulated amortization	2,031	1,977
Television programming costs, less accumulated amortization	1,162	1,184

Total filmed entertainment and television programming costs, net	$3,193	$3,161

As of June 30, 2004, the Company estimated that approximately 68% of unamortized filmed entertainment costs from completed films are expected to be amortized during fiscal 2005 and approximately 96% of unamortized released filmed entertainment costs will be amortized within the next three fiscal years. As of June 30, 2004, the Company estimated that approximately 49% of $1,109 million in accrued participation liabilities, included in Participations and residuals payable on the consolidated balance sheets, will be payable during fiscal 2005. At June 30, 2004, acquired film and television libraries have remaining unamortized film costs of $138 million, which are generally amortized using the individual film forecast method over a remaining period of approximately 6 to 17 years.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. INVESTMENTS

The Company’s investments were comprised of the following:

		Ownership Percentage	As of June 30,
			2004	2003
			(in millions)
Equity investments:
The DIRECTV Group, Inc.	a provider of digital television entertainment, broadband satellite networks and services and video and data broadcasting	34%	$6,813	$—

Regional Programming Partners	holds interests in various regional sports networks, sporting teams and arenas	40%	943	918

National Sports Partners	a national sports programming service	50%	64	60

National Geographic Channel - Domestic(a)	a cable channel which airs documentary programming	67%	172	174
National Geographic Channel - International	an international cable channel which airs documentary programming	50%	71	64
Other equity affiliates		various	131	344

Total equity investments			8,194	1,560
Other investments: (b)
Cost investments		various	291	327
Cable distribution investments			340	443

Total investments			$8,825	$2,330

(a)	The Company does not control this entity as it does not hold a majority on the board and is unable to dominate operating decision making.
(b)	Included in Other assets and investments on the consolidated balance sheets as of June 30, 2004 and 2003. Cable distribution investments are amortized, against revenues, on a straight line basis over their remaining terms through 2012.

The Company’s investment in several of its affiliates exceeded its equity in the underlying net assets at their acquisition by a total of $3,934 million and $402 million as of June 30, 2004 and 2003, respectively. In fiscal 2004, in accordance with SFAS No. 142, the Company amortized $29 million related to amounts allocated to definite-lived intangible assets.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. INVESTMENTS – CONTINUED

The Company’s share of the income (loss) of each of its equity affiliates is as follows:

	Ownership Percentage	For the years ended June 30,
		2004	2003	2002
		(in millions)
Regional Programming Partners	40%	$71	$23	$(9)
The DIRECTV Group, Inc. (a)	34%	(54)	—	—
Fox Family Worldwide (b)	50%	—	—	(51)
Fox Sports International (c)	50%	—	—	(9)
National Geographic Channel - Domestic	67%	(14)	(19)	(42)
National Geographic Channel - International	50%	(1)	(2)	(3)
National Sports Partners	50%	(25)	(20)	(25)
Other	Various	18	17	(5)

Total equity earnings (losses) of affiliates, net		$(5)	$(1)	$(144)

(a)	The Company purchased its interest in DTV in December 2003 (See Note 5).
(b)	The Company sold its interests in FFW in October 2001 (See Note 6).
(c)	Subsequent to the acquisition of the remaining 50% interest in December 2001, the results of Fox Sports International have been consolidated in the Cable Network Programming segment (See Note 6).

SUMMARIZED FINANCIAL DATA

Summarized financial information for significant equity affiliates and joint ventures, determined in accordance with Regulation S-X, accounted for under the equity method is as follows:

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Revenues	$12,404	$1,605	$1,378
Operating income (loss)	91	20	(82)
Net (loss) income	(819)	21	(77)

	As of June 30,
	2004	2003
	(in millions)
Total assets	$20,708	$2,959
Total liabilities	10,008	1,047

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. INVESTMENTS – CONTINUED

The following equity affiliates have balance sheet dates that differ from the Company:

Equity investment:	Year End
RPP	12/31
National Geographic-US	12/31
National Geographic - International	12/31
DTV	12/31

The Company’s share of income (losses) of equity affiliates is based on unaudited amounts reported through June 30, 2004.

OTHER INVESTMENTS

In connection with the sale of The Health Network (“THN”) in June 2001, the Company retained a 10% carried interest in the newly formed entity, Discovery Health Network (“Discovery”). On December 29, 2003, the Company exercised its right to put its 10% carried interest to Discovery for $93 million.

9. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	Useful Lives	As of June 30,
		2004	2003
		(in millions)
Machinery and equipment	3 to 20 years	$1,356	$1,341
Buildings and leaseholds (a)	3 to 40 years	871	935
Land (a)		125	194

		2,352	2,470
Less accumulated depreciation and amortization		(1,105)	(1,006)

Total property and equipment, net		$1,247	$1,464

(a)	The reduction in Buildings and leaseholds and Land above relates to the sale of the Dodgers during fiscal 2004 (See Note 6).

Construction in progress as of June 30, 2004 and 2003, which amounted to $41 million and $30 million, respectively, was included in Property and equipment, net above.

Depreciation and amortization expenses related to property and equipment were $175 million, $176 million and $171 million for the years ended June 30, 2004, 2003 and 2002, respectively.

Total operating lease expense was approximately $124 million, $87 million, and $98 million for the years ended June 30, 2004, 2003 and 2002, respectively.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. GOODWILL AND INTANGIBLE ASSETS

Effective July 1, 2002, the Company adopted SFAS No. 142. In accordance with SFAS No. 142, the Company’s intangible assets are as follows:

	Useful Life	As of June 30,
		2004	2003
		(in millions)
FCC licenses	Indefinite	$8,400	$8,456
Franchise rights and other (a)	Indefinite	—	207

Intangible assets not subject to amortization		$8,400	$8,663

(a)	The reduction in Intangible assets above primarily relates to the sale of the Dodgers (See Note 6).

Aggregate amortization expense of intangible assets for the years ended June 30, 2003 and 2002 was $7 million and $198 million, respectively. As of June 30, 2004, all remaining intangible assets were determined to have indefinite lives.

The changes in the carrying value of goodwill, by segment, are as follows:

	Filmed Entertainment	Television Stations	Television Broadcast Network	Cable Network Programming	Total
	(in millions)
Balance as of June 30, 2003	$445	$1,593	$—	$2,775	$4,813
Disposal (b)	—	—	—	(55)	(55)

Balance as of June 30, 2004	$445	$1,593	$—	$2,720	$4,758

(b)	The reduction in Goodwill above primarily relates to the sale of the Dodgers (See Note 6).

The following table provides a reconciliation of reported Income before cumulative effect of accounting change for the year ended June 30, 2002 to Adjusted income before cumulative effect of accounting change that would have been reported had SFAS No. 142 been adopted as of July 1, 2001.

	For the year ended June 30, 2002
	Income before cumulative effect of accounting change	Basic and diluted earnings per share before cumulative effect of accounting change
	(in millions, except per share amounts)
As reported - historical basis	$607	$0.72
Add: Goodwill amortization	75	0.09
Add: Intangible amortization	138	0.17
Add: Intangible amortization related to equity investees	29	0.03
Income tax impact of the above adjustments	(59)	(0.07)

Adjusted income before cumulative effect of accounting change	$790	$0.94

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11. BORROWINGS

In June 2002, the Company and its subsidiary, Fox Sports Networks, irrevocably called for redemption all of the outstanding $405 million 9 3/4% Senior Discount Notes due 2007 and all of the outstanding $500 million 8 7/8% Senior Notes due 2007 (collectively, the “Notes”). The Notes were fully redeemed in the amount of $947 million in August 2002. The Company recorded a pre-tax loss of $42 million on the early redemption of the Notes in Other, net on the consolidated statement of operations for the year ended June 30, 2002 in accordance with SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”

The Company had a single-film production financing arrangement for approximately $95 million, which was secured by the film assets and bore interest at approximately 1.9% for fiscal 2003. In April 2003, the Company repaid this arrangement.

Interest expense, net for the years ended June 30, 2004 was $166 million, $136 million and $241 million, respectively. Interest expense, net consists of interest paid on amounts due to affiliates of News Corporation, interest paid to third parties, interest income and capitalized interest. The Company capitalizes interest on filmed entertainment and television programming in process. For the years ended June 30, 2004, 2003, and 2002, interest paid on amounts due to affiliates of News Corporation was $178 million, $130 million and $182 million, respectively. Interest income was $20 million, $15 million and $24 million for the years ended June 30, 2004, 2003 and 2002, respectively. External interest paid was $50 million, $47 million and $105 million for the years ended June 30, 2004, 2003, and 2002, respectively. The total interest capitalized was $42 million, $26 million, and $22 million for the years ended June 30, 2004, 2003, and 2002, respectively.

Refer to Note 12 – New Millennium for June 30, 2004 balance of Borrowings.

12. NEW MILLENNIUM

Considering the competitive environment and costs associated with film production, film studios, including the Company, constantly evaluate the risks and rewards of film production. Various strategies are used to balance risk with capital needs, including, among other methods, co-production, contingent profit participations, acquisition of distribution rights only and insurance. Historically, the Company has funded its film production by borrowing under a commercial paper facility (the “Facility”) but is presently funding film production through operating cash flows or through borrowings from News Corporation.

During fiscal 2002 and 2003, the Company was party to a series of film rights agreements whereby a controlled consolidated subsidiary of the Company funded the production or acquisition costs of all eligible films, as defined, to be produced or acquired by Twentieth Century Fox Film Corporation, a subsidiary of the Company, (these film rights agreements, as amended, are collectively referred to as the “New Millennium II Agreement”). Under the New Millennium II Agreement, a preferred limited liability membership interest (“Preferred Interest”) was issued to Tintagel Investors L.L.C. (“Tintagel”) to fund the film financing, which was presented on the consolidated balance sheets as Minority interest in subsidiaries, and the corresponding return on the Preferred Interests (the “Preferred Payments”) were presented as an expense in Minority interest in subsidiaries on the consolidated statements of operations.

During fiscal 2004, the Company purchased substantially all of the outstanding equity of Tintagel, the entity that held the Preferred Interest (discussed above) for $25.5 million, plus accrued and unpaid Preferred Payments of $106,000. As a result of the acquisition of this equity interest, the Company consolidated the assets and liabilities of Tintagel for accounting purposes and all Preferred Interests and Preferred Payments have been eliminated. Tintagel’s outstanding indebtedness of $659 million at June 30, 2004 was included in Borrowings on the consolidated balance sheet and the corresponding interest expense was included in Interest expense, net in the consolidated statement of operations. As of June 30, 2003, there was $762 million of Preferred Interests outstanding, which was presented on the consolidated balance sheets as Minority interest in subsidiaries. Tintagel continues to be a separate legal entity from the Company with separate assets and liabilities. For the three years ended June 30, 2004, the Company borrowed $479 million, $520 million and $657 million and repaid $556 million, $608 million and $649 million, respectively, under the Facility.

In May 2004, the Company ended the transfer term under the New Millennium II Agreement and will no longer draw any borrowings under the Facility. In accordance with the terms of the termination, the Company will repay $636 million of the Facility in fiscal 2005 and $23 million in fiscal 2006. In July 2004, the Company repaid $375 million of the amount due in fiscal 2005, with $261 million remaining to be repaid in fiscal 2005.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. RELATED PARTY TRANSACTIONS

As a subsidiary of News Corporation, the Company has entered into a Master Intercompany Agreement, which provides various cash management, financial, tax, legal and other services. The consideration for each of the services and other arrangements set forth in the Master Intercompany Agreement has been mutually agreed upon based upon direct costs incurred by News Corporation on behalf of the Company or an allocation of costs. News Corporation allocated costs to the Company of $28 million, $26 million, and $17 million for the years ended June 30, 2004, 2003, and 2002, respectively. Allocated costs include rent and other related charges, insurance coverage and other services. These costs are allocated to the Company based upon actual usage of square feet, the percentage insurance coverage applicable to the Company and the specific amount of other services provided. Although the cost of these services cannot be quantified on a stand-alone basis, the Company believes that the allocations are reasonable. The Company expects that it will continue to use various cash management, financial, tax, legal and other services provided by News Corporation or its subsidiaries.

The Master Intercompany Agreement has been entered into in the context of a parent-subsidiary relationship; therefore, these services are not the result of arm’s-length negotiations between independent parties. There can be no assurance, therefore, that each of such agreements, or the transactions provided for therein, or any amendments thereof will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

In the ordinary course of its operations, the Company enters into transactions with related parties to purchase and/or sell advertising and broadcast programming. Transactions entered into with News Corporation and its affiliates are considered related party transactions.

The following table summarizes the Company’s related-party transactions:

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Revenues	$411	$172	$137
Costs and expenses	63	54	90

The following table sets forth the amount of accounts receivable due from and payable to related parties outstanding on the consolidated balance sheets:

	As of June 30,
	2004	2003
	(in millions)
Accounts receivable from related parties	$126	$35
Accounts payable to related parties	14	—

Mr. S. Shuman is a non-executive Director of News Corporation. He is also the Managing Director of Allen & Company LLC, a United States based investment bank. The fees paid to Allen & Company LLC by the Company were $3.9 million for the year ended June 30, 2004 and $0 million for years ended June 30, 2003 and 2002.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

The Company sponsors non-contributory pension plans and retiree health and life insurance benefit plans covering specific groups of employees. The benefits for the non-contributory pension plans are based primarily on an employee’s years of service and pay near retirement. Participants are vested in the plans after five years of service. The Company’s policy for all pension plans is to fund amounts in accordance with statutory requirements. Plan assets consist principally of common stocks, marketable bonds and government securities. The retiree health and life insurance benefit plans offer medical and/or life insurance to certain full-time employees and eligible dependents that retire after fulfilling age and service requirements.

The Company uses a June 30 measurement date for all pension and postretirement benefit plans. The following table sets forth the change in the benefit obligation for the Company’s benefit plans:

	Pension benefits		Postretirement benefits
	As of June 30,
	2004	2003	2004	2003
	(in millions)
Benefit obligation, beginning of the year	$526	$392	$131	$98
Service cost	36	25	7	11
Interest cost	33	27	6	7
Benefits paid	(16)	(16)	(4)	(3)
Actuarial (gain) loss	12	98	(1)	18
Amendments, curtailments and other	24	—	(45)	—

Benefit obligation, end of year	$615	$526	$94	$131

The following table sets forth the change in the fair value for the Company’s benefit plans:

	Pension benefits
	As of June 30,
	2004	2003
	(in millions)
Fair value of plan assets, beginning of the year	$298	$274
Actual return on plan assets	44	(11)
Employer contributions	128	51
Benefits paid	(16)	(16)
Amendments, curtailments and other	15	—

Fair value of plan assets, end of the year	$469	$298

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS – CONTINUED

The accrued pension and postretirement costs recognized in the Company’s consolidated balance sheets were computed as follows:

	Pension benefits		Postretirement benefits
	As of June 30,
	2004	2003	2004	2003
	(in millions)
Funded status	$(146)	$(228)	$(94)	$(131)
Unrecognized net loss	167	193	44	50
Unrecognized prior service cost	(8)	(10)	(43)	(2)

Net amount recognized	$13	$(45)	$(93)	$(83)

Amounts recognized in the consolidated balance sheets consist of:

	Pension benefits
	As of June 30,
	2004	2003
	(in millions)
Accrued pension liabilities	$(74)	$(163)
Other comprehensive income	87	118

Net amount recognized	$13	$(45)

Accumulated plan benefits and plan net assets for the Company’s non-contributory pension plans are as follows as of June 30:

	Projected pension benefits exceed assets
	2004	2003
	(in millions)
Accumulated benefit obligation	$543	$461
Effect of projected future salary increases	72	65

Total projected benefit obligation	615	526
Plan assets at fair value	469	298

Plan assets less than projected benefit obligations	$146	$228

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS – CONTINUED

The components of net periodic costs were as follows:

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2004	2003	2002	2004	2003	2002
	(in millions)
Components of net periodic cost:
Service cost benefits earned during the period	$36	$25	$20	$7	$11	$6
Interest costs on projected benefit obligations	33	27	25	6	7	4
Expected return on plan assets	(26)	(22)	(25)	—	—	—
Amortization of deferred items, other	18	2	—	1	2	1

Net periodic costs	$61	$32	$20	$14	$20	$11

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2004	2003	2002	2004	2003	2002
	(in millions)
Additional information:
Decrease (increase) in minimum liability reflected in other comprehensive income	$31	$(109)	$(9)	N/A	N/A	N/A
Weighted-average assumptions used to determine benefit obligations at June 30,
Discount rate	6%	6%	7%	6%	6%	7%
Rate of increase in future compensation	5.7%	6%	5.5%	N/A	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for years ended June 30,
Discount rate	6%	7%	7%	6%	7%	7%
Expected return on plan assets	8%	8%	9%	—	—	—
Rate of increase in future compensation	6%	5.5%	5.5%	N/A	N/A	N/A

N/A - not applicable

The discount rate is evaluated annually and compared to the prevailing market rate at June 30, 2004 of a portfolio of long-term high quality corporate bonds.

Overall asset returns were based upon the target asset allocation and return estimates for equity and debt securities. The expected rate of return for equities was based upon the long-term equity risk premium over the risk-free rate, which was then adjusted downward from the historical rate to reflect recent market conditions. The expected return on debt securities was based upon an analysis of current and historical yields on portfolios of similar quality and duration.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS – CONTINUED

The following assumed health care cost trend rates at June 30 were also used in accounting for postretirement benefits:

	Postretirement benefits
	2004	2003
Health care cost trend rate	10.0% - 12.0%	12.5% - 16.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	4.25%
Year that the rate reaches the ultimate trend rate	2013	2010

Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement health care plan. The effect of a one percentage point increase and one percentage point decrease in the assumed health care cost trend rate would have the following effects on the results for fiscal 2004:

	Service and interest costs	APBO
	(in millions)
One percentage point increase	$2	$5
One percentage point decrease	$(1)	$(5)

The following table sets forth the estimated benefit payments for the next five fiscal years and in aggregate for the five fiscal years thereafter. The expected benefits are estimated based on the same assumptions used to measure the Company’s benefit obligation at the end of the year and include benefits attributable to estimated future employee service:

	Expected benefit payments
	Pension benefits	Postretirement benefits
Fiscal year:
2005	$17	$4
2006	17	5
2007	18	5
2008	21	6
2009	22	6
2010-2014	146	38

The Company’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits while maintaining adequate funding levels. The Company’s practice is to conduct a periodic strategic review of its asset allocation strategy. The Company’s current broad strategic targets are to have a pension asset portfolio comprising of 60% equity securities, 35% fixed income securities and 5% in other instruments. A portion of the other allocation is reserved in short-term cash to provide for expected benefits to be paid in short term. The Company’s equity portfolios are managed in such a way as to achieve optimal diversity. The Company’s fixed income portfolio is investment grade in the aggregate. The Company does not manage any assets internally, does not have any passive investments in index funds and does not utilize hedging, futures or derivative instruments.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS – CONTINUED

The Company’s pension plan weighted-average asset allocations, by asset category, are as follows:

	Pension benefits
	As of June 30,
	2004	2003
	(in millions)
Asset Category:
Equity securities	48%	48%
Debt securities	24%	32%
Other	28%	20%

Total	100%	100%

The Company contributes to multi-employer plans that provide pension and health and welfare benefits to certain employees under collective bargaining agreements. The contributions to these plans were $62 million, $56 million, and $53 million for the years ended June 30, 2004, 2003, and 2002, respectively. In addition, the Company has defined contribution plans for the benefit of substantially all employees meeting certain eligibility requirements. Employer contributions to such plans were $16 million, $15 million, and $13 million for the years ended June 30, 2004, 2003 and 2002, respectively.

The Company does not expect mandatory pension funding requirements to be significant in fiscal 2005. However, the Company does expect to continue making discretionary contributions to the plans during fiscal 2005.The Company expects to pay $4 million to its other postretirement benefit plan participants in fiscal 2005.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. COMMITMENTS AND CONTINGENCIES

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments for goods and services. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The following table summarizes the Company’s material firm commitments and borrowings as of June 30, 2004 and the timing and effect that such obligations are expected to have on the Company’s liquidity and cash flow in future periods.

	As of June 30, 2004
	Payments Due by Period
	Total	1 year	2-3 years	4-5 years	After 5 years
	(in millions)
Contractual Obligations and Commitments
Due to affiliates of News Corporation (a)	$4,236	$—	$—	$4,236	$—
New Millennium II Preferred Interest (b)	659	636	23	—	—
Major League Baseball (c)	1,308	412	896	—	—
National Football League (d)	1,580	765	815	—	—
National Association of Stock Car Auto Racing (e)	1,226	301	536	285	104
Capital expenditures	80	60	20	—	—
Operating leases (f)	975	119	198	148	510
Other programming commitments and obligations (g)	5,643	1,495	1,528	1,056	1,564

Total Contractual Obligations and Commitments	$15,707	$3,788	$4,016	$5,725	$2,178

The Company also has certain contractual arrangements that would require the Company to make payments or provide funding if certain circumstances occur (“contingent guarantees”). The Company does not expect that these contingent guarantees will result in any amounts being paid by the Company in the foreseeable future. The timing of the amounts presented in the table reflect when the maximum contingent guarantees will expire and does not indicate that the Company expects to incur an obligation to make payments during that timeframe.

	As of June 30, 2004
	Total Amounts Committed	Amount of Guarantees Expiration Per Period
		1 year	2-3 years	4-5 years	After 5 years
	(in millions)
Contingent Guarantees
Guarantees (h)	$9,748	$—	$—	$—	$9,748
Guarantees of equity affiliates (i)	11	11	—	—	—

FOOTNOTES:

(a)	The Company is funded primarily by cash from operations and by loans from other subsidiaries and affiliates of News Corporation. The Company had approximately $4.2 billion of indebtedness to affiliates of News Corporation as of June 30, 2004, which extends through June 30, 2008.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. COMMITMENTS AND CONTINGENCIES – CONTINUED

(b)	See Note 12 for discussion of New Millennium II.
(c)	The Company’s contract with MLB grants the Company rights to telecast certain regular season and all post-season MLB games. The contract began with the 2001 MLB season and ends with the 2006 MLB season. The remaining future scheduled payments for telecast rights to such MLB games aggregated approximately $1.3 billion as of June 30, 2004. For the duration of the term of its contract with MLB, the Company has sublicensed telecast rights to certain MLB post-season games to Disney, and is entitled to be paid a sublicense fee aggregating $385 million over the remaining term. The amounts reflected on the above schedule have not been reduced by the sublicense.
(d)	Under the Company’s contract with the National Football League (“NFL”) through fiscal 2006, remaining future minimum payments for program rights to broadcast certain football games aggregated approximately $1.6 billion as of June 30, 2004, and are payable over the remaining term of the contract.
(e)	The Company’s contracts with the National Association of Stock Car Auto Racing (“NASCAR”), which contain certain termination clauses, give the Company rights to broadcast certain NASCAR races through fiscal 2009 and exclusive NASCAR content rights as well as the NASCAR brand to be exploited with a new NASCAR cable channel or the existing SPEED Channel through fiscal 2013. The remaining future minimum payments aggregated approximately $1.2 billion as of June 30, 2004 and are payable over the remaining terms assuming no early terminations.
(f)	The Company leases transponders, office facilities, equipment, and microwave transmitters used to carry its broadcast signals. These leases, which are classified as operating leases, expire at various dates through 2036.
(g)	The Company’s minimum commitments and guarantees under certain other programming, local sports broadcast rights and other agreements aggregated approximately $5.6 billion as of June 30, 2004.
(h)	See discussion of Guarantees below.
(i)	The Company guaranteed sports rights agreements for SportsChannel Chicago. SportsChannel Chicago has been notified by the team owners of the termination, effective September 30, 2004, of these sports rights agreements and as a result, as of June 30, 2004, the remaining guarantees have been reduced to approximately $11 million and will expire on September 30, 2004.

GUARANTEES

The Company, News Corporation and certain of News Corporation’s other subsidiaries are guarantors of various debt obligations of News Corporation and certain of its subsidiaries. The principal amount of indebtedness outstanding under such debt instruments as of June 30, 2004 and 2003 was approximately $10 billion. The debt instruments limit the ability of guarantors, including the Company, to subject their properties to liens, and certain of the debt instruments impose limitations on the ability of News Corporation and certain of its subsidiaries, including the Company, to incur indebtedness in certain circumstances. Such debt instruments mature at various times between 2005 and 2096, with a weighted average maturity of 19 years.

In the case of any event of default under such debt obligations, the Company will be directly liable to the creditors or debtholders. News Corporation has agreed to indemnify the Company from and against any obligations it may incur by reason of its guarantees of such debt obligations. As of June 30, 2004, News Corporation was in compliance with all of its debt covenants and had satisfied all financial ratios and tests and expects to remain in compliance and satisfy all such ratios and tests.

CONTINGENCIES

The Company is party to several purchase and sale arrangements, which become exercisable over the next ten years by the Company or the counter-party to the agreement. Total contingent receipts/payments under these arrangements (including cash and stock) have not been included in the Company’s financial statements. In fiscal 2005, one arrangement may be exercised. Such exercise would not have a material impact on the Company’s financial statements. In fiscal 2006, the 40% equity interest in RPP can be purchased by a subsidiary of Cablevision Systems Corporation (“Cablevision”) and Cablevision can, independently, put to the Company their 50% equity interest in both National Sports Partners and National Advertising Partners in accordance with the terms of the respective partnership agreements. If Cablevision does not elect to purchase the Company’s equity interest in RPP, the Company can put to Cablevision its equity interest.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. COMMITMENTS AND CONTINGENCIES – CONTINUED

DTV Litigation

News Corporation was named as a defendant in a Revised Amended Consolidated Complaint filed on May 7, 2004 relating to News Corporation’s acquisition of stock in Hughes on December 22, 2003 which was subsequently transferred to the Company. The complaint alleges that News Corporation aided and abetted an alleged breach of fiduciary duty by the Board of Directors of GM allegedly owed to a class of certain GM shareholders. The plaintiffs allegedly seek “appropriate equitable relief…including rescissory remedies to the extent feasible… .” News Corporation believes that the lawsuit is without merit and intends to vigorously defend against claims brought against News Corporation in the lawsuit. News Corporation also believes it is entitled to indemnification by GM under the agreements related to the transaction. In August 2004, News Corporation filed a brief in support of its motion to dismiss the complaint.

LITIGATION

In the ordinary course of business, the Company has become involved in disputes or litigation. While the results of such disputes cannot be predicted with certainty, in management’s opinion, based in part on the advice of counsel, the ultimate resolution of these disputes will not have a material adverse effect on the Company’s financial position or its results of operations.

16. OTHER OPERATING CHARGE

The Company has several multi-year sports rights agreements, including a contract with the NFL through fiscal 2006, contracts with NASCAR through fiscal 2013 and a contract with MLB through fiscal 2007. These contracts provide the Company with the broadcast rights to certain national sporting events during their respective terms. The NASCAR contract contains certain early termination clauses that are exercisable by NASCAR. The costs of these sports contracts are charged to expense based on the ratio of each period’s operating profits to estimated total operating profit of the contract.

The Company continually evaluates the recoverability of the rights costs against the revenues directly associated with the program material and related direct expenses over the expected contract lives. At December 31, 2001, the Company recorded an Other operating charge of $909 million. This charge related to a change in accounting estimate on the Company’s national sports rights agreements caused by the downturn in the advertising market, which caused the Company to write off programming costs inventory and to provide for estimated losses on these contracts over their estimated terms. This evaluation considered the severe downturn in sports-related advertising, the lack of any sustained advertising rebound subsequent to September 11, 2001 and the industry-wide reduction of projected long-term advertising growth rates, all of which resulted in the Company’s estimate of future directly attributable revenues associated with these contracts being lower than previously anticipated. Because the vast majority of costs incurred under these contracts are fixed, such as the rights costs and production costs, the results of these lower revenue estimates indicated that the Company would generate a loss over the estimated remaining term of the sports contracts.

In accordance with APB No. 20, “Accounting Changes,” the Company determined that the impact of the charge on Basic and diluted earnings (loss) per share, net of tax benefit of $346 million, for the year ended June 30, 2002 was a loss per share of $0.67.

The profitability of these long-term national sports contracts as discussed above is based on the Company’s best estimates at June 30, 2004, of directly attributable revenues and costs; such estimates may change in the future, and such changes may be significant. Should revenues decline from estimates applied at June 30, 2004, an additional loss will be recorded. Should revenues improve as compared to estimated revenues, then none of the recorded loss will be restored, but the Company will have a positive operating profit, which will be recognized over the estimated remaining contract term.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17. OTHER, NET

For the years ended June 30, 2004, 2003, and 2002, respectively, Other, net consisted of the following:

	Footnote reference	For the years ended June 30,
		2004	2003	2002
		(in millions)
Fox Family Worldwide Sale	6	$—	$—	$1,439
Outdoor Life Sale	6	—	—	147
Redemption of Fox Sports Networks’ bonds	6	—	—	(42)
Monarchy dividend (a)		52	—	—
World Trade Center insurance settlement (b)		26	—	—
Sale of interest in the SportsChannels	6	9	—	—
Sale of Staples Center investment	6	(7)	—	—
Loss on the sale of the Dodgers	6	(19)	—	—
Other		(1)	—	(4)

Total Other, net		$60	$—	$1,540

(a)	During fiscal 2004, the Company received a special dividend from Monarchy Enterprises Holdings B.V., a cost based investment. The portion of the dividend representing a distribution of the Company’s share of cumulative earnings of the investee of $52 million is reflected as Other, net while the balance was a return of capital.
(b)	Amount represents a gain related to the settlement of the Company’s insurance claim primarily for its broadcast tower at the World Trade Center in New York.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18. INCOME TAXES

Although, during the periods presented, the Company and certain of its subsidiaries were included in the consolidated tax returns of another News Corporation entity and other subsidiaries of the Company filed a separate tax return, the Company has provided for income taxes as if it were a stand-alone taxpayer, in accordance with SFAS No. 109.

Income before provision for income tax expense was attributable to the following jurisdictions:

	For the years ended June 30,
	2004	2003	2002
	(in millions)
United States (including exports)	$2,044	$1,544	$930
Foreign	137	73	85

Income before provision for income taxes	$2,181	$1,617	$1,015

Components of Provision for income tax expense were as follows:

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Current:
Federal - pursuant to the Tax Sharing Agreement	$635	$282	$348
State and local	16	12	34
Foreign	107	74	82

	$758	$368	$464

Deferred:
Federal	70	218	(56)

	$70	$218	$(56)

Total Provision for income tax expense on a stand-alone basis	$828	$586	$408

A reconciliation of the U.S. Federal statutory tax rate to the Company’s effective tax rate on income before provision for income tax expense is summarized as follows:

	For the years ended June 30,
	2004	2003	2002
U.S. Federal income tax rate	35%	35%	35%
State and local taxes (net of federal tax benefit)	2	1	2
Effect of foreign operations	—	2	(1)
Non-deductible amortization and expenses	1	—	3
Other	—	(2)	1

Effective tax rate	38%	36%	40%

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18. INCOME TAXES - CONTINUED

The following is a summary of the components of the deferred tax accounts:

	As of June 30,
	2004	2003
	(in millions)
Deferred tax assets (liabilities):
Amortization and basis difference on intangible assets	$(2,321)	$(2,286)
Revenue recognition	(233)	(240)
Accrued liabilities	580	408
Sports rights contracts	(124)	(63)
Other	(42)	41
Net operating loss carryforwards	121	144

Net deferred tax liability before income tax payable	(2,019)	(1,996)
Income tax payable	(44)	(57)

Net deferred tax liability	$(2,063)	$(2,053)

As of June 30, 2004, the Company had approximately $344 million of operating loss carryforwards available to reduce future taxable income of certain subsidiaries that file separate tax returns. If the operating losses are not utilized, they expire in varying amounts starting in 2005 through 2022. The realization of these loss carryforwards is dependent on generating sufficient taxable income prior to the expiration of the loss carryforwards, subject to any limitations on their use. Although realization is not assured, management believes it is more likely than not that the deferred tax assets relating to these loss carryforwards will be realized; accordingly, no valuation allowance has been provided.

As noted above, certain subsidiaries of the Company are included in the consolidated group of News Publishing Australia Limited (“NPAL”), the principal U.S. subsidiary of News Corporation, for U.S. federal income tax purposes (the “Consolidated Group”) as well as in certain consolidated, combined or unitary groups which include NPAL and/or certain of its subsidiaries (the “Combined Group”) for state and local income tax purposes. The Company and NPAL have entered into a tax sharing agreement (the “Tax Sharing Agreement”). Pursuant to the Tax Sharing Agreement, the Company and NPAL generally will make payments between them such that, with respect to tax returns for any taxable period in which the Company or any of its subsidiaries are included in the Consolidated Group or any Combined Group, the amount of such consolidated or combined taxes to be paid by the Company will be determined, subject to certain adjustments, as if the Company and each of its subsidiaries included in the Consolidated Group or Combined Group filed their own consolidated, combined or unitary tax return. Net operating losses and other future tax benefits actually availed of to reduce the tax liabilities of the Consolidated Group or Combined Group and any taxes actually paid by the Company’s subsidiaries included in such groups will be taken into account for this purpose. The Company will be responsible for any taxes with respect to tax returns that include only the Company and its subsidiaries.

Under the Tax Sharing Agreement, the Company paid $635 million in fiscal 2004, $282 million in fiscal 2003 and $370 million in fiscal 2002.

The Company has not provided for possible U.S. taxes on the undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely. Calculation of the unrecognized deferred tax liability for temporary differences related to these earnings is not practicable. Where it is contemplated that earnings will be remitted, credit for foreign taxes already paid generally will offset applicable U.S. income taxes. In cases where they will not offset U.S. income taxes, appropriate provisions are included in the consolidated statements of income. Undistributed earnings of foreign subsidiaries considered to be indefinitely reinvested amounted to $324 million at June 30, 2004.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19. SHARE OPTION PLAN

The Company does not have a share option plan.

Certain of the Company’s employees have been granted News Corporation stock options under News Corporation’s Share Option Plan (the “Plan”). The price of options granted under the Plan is the weighted average market price of the shares sold on the Australian Stock Exchange during the five trading days immediately prior to the date of the option being granted. Stock options are exercisable at a ratio of four options per News Corporation Preferred ADS.

Options issued under the Plan have a term of ten years, but are exercisable only after they have been vested in the option holder. The options granted vest and become exercisable as to one quarter on each anniversary of the grant until all options have vested.

As permitted under SFAS No. 123, the Company has chosen to account for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25.

A summary of the Plan activity is as follows for the year ended June 30, (in thousands of shares):

	2004			2003			2002
	Options	Weighted Average Exercise Price		Options	Weighted Average Exercise Price		Options	Weighted Average Exercise Price
		(in US$)			(in US$)			(in US$)
Outstanding at the beginning of the year	120,671		$5.76	90,177		$6.40	59,585		$6.56
Granted	31,342		6.70	43,206		4.41	40,976		6.03
Exercised	(11,363)		4.21	(2,681)		4.19	(5,483)		4.67
Cancelled	(7,793)		6.11	(10,031)		6.22	(4,901)		7.17

Outstanding at the end of the year	132,857		$6.09	120,671		$5.76	90,177		$6.40

Exercisable at the end of the year	68,308			48,987			29,322
Weighted average fair value of options granted			$3.30			$2.18			$2.92

	2004			2003			2002
	Options	Weighted Average Exercise Price		Options	Weighted Average Exercise Price		Options	Weighted Average Exercise Price
		(in A$)			(in A$)			(in A$)
Outstanding at the beginning of the year	120,671		$10.28	90,177		$11.40	59,585		$11.08
Granted	31,342		9.89	43,206		8.03	40,976		11.63
Exercised	(11,363)		7.10	(2,681)		7.01	(5,483)		8.25
Cancelled	(7,793)		11.16	(10,031)		11.47	(4,901)		12.93

Outstanding at the end of the year	132,857		$10.41	120,671		$10.28	90,177		$11.40

Exercisable at the end of the year	68,308			48,987			29,322
Weighted average fair value of options granted		A$	5.01		A$	3.97		A$	5.40

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19. SHARE OPTION PLAN – CONTINUED

The following table summarizes information about the Plan as of June 30, 2004.

Tranches	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Exercisable Options	Weighted Average Exercise Price
(in US$)		(in US$)			(in US$)
$3.25 to $4.83	45,731	$4.25	7.16	26,997	$4.14
$4.95 to $7.35	72,520	$6.51	7.51	30,344	$6.29
$8.20 to $9.79	14,606	$9.78	6.10	10,967	$9.78

	132,857			68,308

In connection with the Company’s acquisition of Chris-Craft (see Note 4), outstanding stock options held by employees of Chris-Craft became exercisable, according to their terms, for News Corporation Preferred ADSs effective at the acquisition date. The share equivalent of the News Corporation Preferred ADSs issued to employees of Chris-Craft has been included in the charts above. These options did not reduce the shares available for grant under any other option plan. The fair value of the options issued to the acquired companies’ employees, up to the fair value of the options surrendered, was included as part of the purchase price. The excess in fair value of the issued options over the surrendered options is accounted for in accordance with SFAS No. 123, whereby the excess fair value is recorded as unamortized deferred compensation expense and future amortization is based on the graded vesting schedule of the stock options. As of July 31, 2001, the Company began recording deferred compensation related to the unvested options held by employees of Chris-Craft, in accordance with FIN 44.

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. SEGMENT INFORMATION

The Company manages and reports its activities in four business segments:

•	Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production of original television programming in the United States and Canada;

•	Television Stations, which principally consists of the operation of 35 full power broadcast television stations, including nine duopolies, in the United States. Of these stations, 25 are affiliated with the FOX network, nine with the UPN network and one is an independent station;

•	Television Broadcast Network, which principally consists of the broadcasting of network programming in the United States; and

•	Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and DBS operators in the United States.

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Revenues:
Filmed Entertainment	$5,210	$4,498	$4,048
Television Stations	2,166	2,115	1,875
Television Broadcast Network	2,390	2,244	2,048
Cable Network Programming	2,409	2,145	1,754

Total revenues	$12,175	$11,002	$9,725

The Company’s reportable operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measures are segment operating income and Operating income before depreciation and amortization.

Operating income before depreciation and amortization, defined as operating income (loss) plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Through fiscal 2002 depreciation and amortization expense also included the amortization of goodwill and indefinite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and as such it is excluded from Operating income before depreciation and amortization. Operating income before depreciation and amortization is a non-GAAP measure and it should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from Operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance.

Management believes that Operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data, although historical results, including Operating income before depreciation and amortization, may not be indicative of future results (as operating performance is highly contingent on many factors including customer tastes and preferences).

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. SEGMENT INFORMATION – CONTINUED

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Operating income before depreciation and amortization:
Filmed Entertainment	$967	$717	$544
Television Stations	1,032	983	798
Television Broadcast Network	(55)	(81)	(263)
Cable Network Programming	658	472	243
Other operating charge	—	—	(909)

Total operating income before depreciation and amortization	2,602	2,091	413

Amortization of cable distribution investments	(129)	(125)	(116)
Depreciation and amortization	(175)	(183)	(400)

Total operating income (loss)	2,298	1,783	(103)

Interest expense, net	(166)	(136)	(241)
Equity earnings (losses) of affiliates, net	(5)	(1)	(144)
Minority interest in subsidiaries	(6)	(29)	(37)
Other, net	60	—	1,540

Income before provision for income taxes and cumulative effect of accounting change	2,181	1,617	1,015
Provision for income tax on a stand-alone basis	(828)	(586)	(408)

Income before cumulative effect of accounting change	1,353	1,031	607
Cumulative effect of accounting change, net of tax	—	—	(26)

Net income	$1,353	$1,031	$581

Other operating charge, Interest expense, net, Equity earnings (losses) of affiliates, net, Minority interest in subsidiaries, Other, net and Provision for income tax expense on a stand-alone basis are not allocated to segments, as they are not under the control of segment management.

	For the year ended June 30, 2004
	Operating income before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss)
	(in millions)
Filmed Entertainment	$967	$54	$—	$913
Television Stations	1,032	55	—	977
Television Broadcast Network	(55)	25	—	(80)
Cable Network Programming	658	41	129	488

Total	$2,602	$175	$129	$2,298

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. SEGMENT INFORMATION – CONTINUED

	For the year ended June 30, 2003
	Operating income before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss)
	(in millions)
Filmed Entertainment	$717	$55	$—	$662
Television Stations	983	62	—	921
Television Broadcast Network	(81)	19	—	(100)
Cable Network Programming	472	47	125	300

Total	$2,091	$183	$125	$1,783

	For the year ended June 30, 2002
	Operating income before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss)
	(in millions)
Filmed Entertainment	$544	$59	$—	$485
Television Stations	798	200	—	598
Television Broadcast Network	(263)	20	—	(283)
Cable Network Programming	243	121	116	6
Other operating charge	(909)	—	—	(909)

Total	$413	$400	$116	$(103)

Intersegment revenues generated primarily by the Filmed Entertainment segment of approximately $754 million, $645 million and $772 million for the years ended June 30, 2004, 2003, and 2002 respectively, have been eliminated within the Filmed Entertainment segment. Intersegment operating profit (losses) generated primarily by the Filmed Entertainment segment of approximately $21 million, $(4) million, and $40 million for the years ended June 30, 2004, 2003 and 2002, respectively, have been eliminated within the Filmed Entertainment segment.

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Capital expenditures:
Filmed Entertainment	$30	$61	$16
Television Stations	42	55	17
Television Broadcast Network	31	8	12
Cable Network Programming	25	46	35

Total capital expenditures	$128	$170	$80

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. SEGMENT INFORMATION – CONTINUED

	As of June 30,
	2004	2003
	(in millions)
Total assets:
Filmed Entertainment	$3,153	$2,976
Television Stations	12,464	12,604
Television Broadcast Network	1,063	978
Cable Network Programming	5,174	5,181
Investments in equity affiliates	8,194	1,560

Total assets	$30,048	$23,299

Intangible assets & Goodwill:
Filmed Entertainment	$445	$445
Television Stations	9,994	10,050
Television Broadcast Network	—	—
Cable Network Programming	2,719	2,981

Total intangibles assets & goodwill	$13,158	$13,476

There is no material reliance on any single customer. Revenues from any individual foreign country were not material in the periods presented.

Geographic Segments

	For the years ended June 30,
	2004	2003	2002
	(in millions)
Revenues:
United States and Canada	$9,851	$9,053	$8,047
Europe	1,535	1,263	1,111
Other	789	686	567

Total revenues	$12,175	$11,002	$9,725

	As of June 30,
	2004	2003
	(in millions)
Long-Lived Assets:
United States and Canada	$25,994	$18,322
Europe	115	63
Other	195	45

Total long-lived assets	$26,304	$18,430

FOX ENTERTAINMENT GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21. VALUATION OF QUALIFYING ACCOUNTS

	Balance at beginning of Year	Charged to costs and expenses	Deductions (a)	Balance at end of Year
	(in millions)
Fiscal 2004
Allowance for returns and doubtful accounts	$401	$672	$(670)	$403
Fiscal 2003
Allowance for returns and doubtful accounts	$275	$619	$(493)	$401
Fiscal 2002
Allowance for returns and doubtful accounts	$170	$376	$(271)	$275

(a)	For allowance for doubtful accounts, this column includes amounts written off as uncollectible, net of recoveries.

22. QUARTERLY FINANCIAL DATA (UNAUDITED)

	For the three months ended
	September 30,	December 31,	March 31,	June 30,
	(in millions, except per share amounts)
Fiscal 2004
Revenues	$2,758	$3,380	$2,840	$3,197
Operating income	611	558	582	547
Net income	401	330	299	323
Basic and diluted earnings per share	$0.45	$0.36	$0.31	$0.32

Fiscal 2003
Revenues	$2,344	$3,150	$2,707	$2,801
Operating income	389	500	464	430
Net income	214	283	276	258
Basic and diluted earnings per share	$0.25	$0.32	$0.31	$0.29

23. SUBSEQUENT EVENTS (UNAUDITED)

In July 2004, the Company guaranteed the obligations of Sky Brasil, an associated entity of News Corporation, under a $210 million credit agreement with JP Morgan Chase Bank and Citibank N.A. News Corporation has agreed to indemnify the Company from and against any obligations it may incur by reason of its guarantees of such obligations. Refer to Note 15 - Commitments and Contingencies.

In September 2004, the Company purchased a 14.6% limited partnership interest in the Colorado Rockies, a MLB franchise in Denver, Colorado, for a purchase price of $20 million.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Gemstar-TV Guide International, Inc.

We have audited the accompanying consolidated balance sheets of Gemstar-TV Guide International, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gemstar-TV Guide International, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 4 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142.

/s/    Ernst & Young LLP

Los Angeles, California

February 23, 2004, except for items c., d. and e. of

Note 19, as to which the date is March 2, 2004

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$257,360	$350,262
Restricted cash	37,546	37,068
Marketable securities	4,897	11,456
Receivables, net	131,531	152,522
Deferred tax assets, net	21,175	41,438
Other current assets	26,884	25,202

Total current assets	479,393	617,948
Property and equipment, net	51,115	60,334
Indefinite-lived intangible assets	125,673	316,273
Finite-lived intangible assets, net	180,860	347,551
Goodwill	380,070	589,845
Income taxes receivable	69,329	89,770
Other assets	47,729	67,453

	$1,334,169	$2,089,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$275,926	$292,427
Current portion of long-term debt and capital lease obligations	2,104	92,348
Current portion of deferred revenue	186,147	219,417

Total current liabilities	464,177	604,192
Deferred tax liabilities, net	156,645	210,219
Long-term debt and capital lease obligations, less current portion	138,736	163,861
Deferred revenue, less current portion	137,047	163,584
Other liabilities	61,591	52,848
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; authorized 150,000 shares, none issued	—	—
Common stock, par value $.01 per share; authorized 2,350,000 shares; 427,864 shares issued and 417,845 shares outstanding at December 31, 2003; 418,175 shares issued and 408,156 shares outstanding at December 31, 2002	4,279	4,182
Additional paid-in capital	8,452,702	8,422,797
Accumulated deficit	(7,983,239)	(7,405,841)
Accumulated other comprehensive income, net of tax	743	4,204
Unearned compensation	(246)	(32,606)
Treasury stock, at cost; 10,019 shares at December 31, 2003 and 2002	(98,266)	(98,266)

Total stockholders’ equity	375,973	894,470

	$1,334,169	$2,089,174

See accompanying Notes to Consolidated Financial Statements.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year ended December 31,
	2003	2002	2001
Revenues:
Publishing	$425,914	$475,242	$540,909
Cable and satellite	338,846	405,988	469,096
Consumer electronics licensing	113,892	120,161	149,167

	878,652	1,001,391	1,159,172

Operating expenses:
Publishing	417,738	450,686	430,953
Cable and satellite	219,132	237,572	319,148
Consumer electronics licensing	74,035	89,423	96,940
Corporate	169,486	104,026	44,567

Operating expenses, exclusive of expenses shown below	880,391	881,707	891,608
Stock compensation	33,551	23,965	46,538
Depreciation and amortization	172,940	356,354	940,670
Impairment of intangible assets	416,481	2,446,836	10,800

	1,503,363	3,708,862	1,889,616

Operating loss	(624,711)	(2,707,471)	(730,444)
Interest expense	(6,164)	(9,839)	(27,375)
Loss on debt extinguishment	—	—	(3,331)
Other expense, net	(3,105)	(106,931)	(168,171)

Loss before income taxes and cumulative effect of an accounting change	(633,980)	(2,824,241)	(929,321)
Income tax benefit	(56,582)	(589,103)	(178,645)

Loss before cumulative effect of an accounting change	(577,398)	(2,235,138)	(750,676)
Cumulative effect of an accounting change, net of tax	—	(4,188,037)	—

Net loss	$(577,398)	$(6,423,175)	$(750,676)

Basic and diluted loss per share:
Loss before cumulative effect of an accounting change	$(1.41)	$(5.44)	$(1.82)
Cumulative effect of an accounting change, net of taxes	—	(10.20)	—

Net loss	$(1.41)	$(15.64)	$(1.82)

Weighted average shares outstanding—basic and diluted	410,265	410,610	412,389

See accompanying Notes to Consolidated Financial Statements.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional paid-in capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Unearned Compensation	Treasury stock		Total stockholders’ equity
	Shares	Amount					Shares	Amount
Balances at December 31, 2000	413,749	$4,137	$8,318,099	$(231,990)	$29,337	$(71,726)	(2,789)	$(28,439)	$8,019,418
Comprehensive loss:
Net loss	—	—	—	(750,676)	—	—	—	—	(750,676)
Unrealized losses on marketable securities	—	—	—	—	(3,834)	—	—	—	(3,834)
Foreign currency translation adjustments	—	—	—	—	(492)	—	—	—	(492)

Total comprehensive loss									(755,002)
Exercise of stock options	3,377	34	20,239	—	—	—	—	—	20,273
Tax benefit associated with stock options	—	—	21,580	—	—	—	—	—	21,580
Issuance of common stock for acquisition	741	8	27,843	—	—	—	—	—	27,851
Amortization of unearned compensation	—	—	—	—	—	46,538	—	—	46,538
Purchase of treasury stock	—	—	—	—	—	—	(330)	(6,404)	(6,404)

Balances at December 31, 2001	417,867	4,179	8,387,761	(982,666)	25,011	(25,188)	(3,119)	(34,843)	7,374,254
Comprehensive loss:
Net loss	—	—	—	(6,423,175)	—	—	—	—	(6,423,175)
Unrealized losses on marketable securities	—	—	—	—	(20,901)	—	—	—	(20,901)
Foreign currency translation adjustments	—	—	—	—	94	—	—	—	94

Total comprehensive loss									(6,443,982)
Exercise of stock options	308	3	1,267	—	—	—	—	—	1,270
Tax benefit associated with stock options	—	—	1,651	—	—	—	—	—	1,651
Unearned compensation	—	—	32,118	—	—	(31,383)	—	—	735
Amortization of unearned compensation	—	—	—	—	—	23,965	—	—	23,965
Purchase of treasury stock	—	—	—	—	—	—	(6,900)	(63,423)	(63,423)

Balances at December 31, 2002	418,175	4,182	8,422,797	(7,405,841)	4,204	(32,606)	(10,019)	(98,266)	894,470
Comprehensive loss:
Net loss	—	—	—	(577,398)	—	—	—	—	(577,398)
Unrealized losses on marketable securities	—	—	—	—	(4,713)	—	—	—	(4,713)
Foreign currency translation adjustments	—	—	—	—	1,252	—	—	—	1,252

Total comprehensive loss									(580,859)
Exercise of stock options	9,689	97	28,714	—	—	—	—	—	28,811
Unearned compensation	—	—	(32,876)	—	—	32,876	—	—	—
Stock compensation expense	—	—	34,067	—	—	(516)	—	—	33,551

Balances at December 31, 2003	427,864	$4,279	$8,452,702	$(7,983,239)	$743	$(246)	(10,019)	$(98,266)	$375,973

See accompanying Notes to Consolidated Financial Statements.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net loss	$(577,398)	$(6,423,175)	$(750,676)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of an accounting change, net of tax	—	4,188,037	—
Depreciation and amortization	172,940	356,354	940,670
Deferred income taxes	(52,817)	(640,981)	(158,456)
Tax benefit associated with stock options	—	1,651	21,580
Stock compensation expense	33,551	23,965	46,538
Impairment of intangible assets	416,481	2,446,836	10,800
Accretion of discount on note receivable	(2,972)	(4,106)	(3,701)
Investment write-downs	—	50,696	154,701
Transfer to restricted cash	—	(37,068)	—
Other	112	6,765	—
Changes in operating assets and liabilities:
Receivables	25,705	137,541	(24,161)
Other assets	37,254	(95,932)	4,919
Accounts payable, accrued liabilities and other liabilities	12,541	159,978	(117,922)
Deferred revenue	(59,807)	(63,781)	(6,028)

Net cash provided by operating activities	5,590	106,780	118,264

Cash flows from investing activities:
Investments and acquisitions	—	(2,077)	(23,519)
Cash acquired in acquisitions	—	—	2,361
Purchases of marketable securities	(4,635)	(45,840)	(104,388)
Sales and maturities of marketable securities	12,811	114,414	112,061
Proceeds from sale of assets	848	16	107,011
Additions to property and equipment	(16,159)	(9,722)	(17,135)
Other	(493)	(3,703)	(3,187)

Net cash (used in) provided by investing activities	(7,628)	53,088	73,204

Cash flows from financing activities:
Repayments of long-term debt	(113,000)	(75,000)	(249,750)
Repayment of senior subordinated notes	—	—	(71,134)
Repayments of capital lease obligations	(2,369)	(2,021)	(2,674)
Purchase of treasury stock	—	(63,423)	(6,404)
Proceeds from exercise of stock options	28,811	1,270	20,273
Distributions to minority interests	(5,097)	(18,555)	(19,269)

Net cash used in financing activities	(91,655)	(157,729)	(328,958)

Effect of exchange rate changes on cash and cash equivalents	791	(1,127)	(322)

Net (decrease) increase in cash and cash equivalents	(92,902)	1,012	(137,812)
Cash and cash equivalents at beginning of period	350,262	349,250	487,062

Cash and cash equivalents at end of period	$257,360	$350,262	$349,250

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$12,235	$64,479	$91,161
Cash paid for interest	5,641	15,850	31,169

See accompanying Notes to Consolidated Financial Statements.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Business and Summary of Significant Accounting Policies

Description of Business

Gemstar-TV Guide International, Inc., a Delaware Corporation (“Gemstar” or together with its consolidated subsidiaries, the “Company”), is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide.

Effective January 1, 2003, the Company restructured its businesses into four groups that also represent its reportable business segments. Segments are now organized along three industry lines in addition to a segment comprising certain corporate functions and related expenses. The Publishing Segment consists of the Company’s print and electronic publishing units and websites including TV Guide magazine and Gemstar eBook brands, as well as TV Guide Online and the SkyMall catalog business. The Publishing Segment also includes TV Guide Data Solutions, a data collection and distribution business that gathers and distributes program listings and channel lineups. The Cable and Satellite Segment offers products, services and technologies to consumers and service providers in the cable and satellite industry. The business units in this segment include TV Guide Channel, TV Guide Interactive, TVG Network, Superstar/Netlink Group (“SNG”), UVTV, SpaceCom and several other smaller related businesses. The Consumer Electronics Licensing (“CE Licensing”) Segment licenses video recording technology currently marketed under the VCR Plus+ system brand in North America and under other brands in Europe and Asia, and IPGs marketed under the TV Guide On Screen brand in North America, under the GUIDE Plus+ brand in Europe and under the G-GUIDE brand in Asia. This segment also licensed intellectual property to manufacturers of set-top boxes for the digital satellite system (“DSS”) industry and continues to license its intellectual property to interactive television software providers and program listings providers in the online, personal computer and other non-television businesses. As a result of an agreement with DirecTV, the Company will no longer collect one-time license fees from manufacturers of DirecTV’s set-top boxes, but instead will be paid by DirecTV on a recurring revenue model based initially on new subscribers. Revenues paid by DirecTV will be recognized by the Cable and Satellite Segment. In addition, the CE Licensing Segment is responsible for the sale of advertising carried on the IPGs that are displayed in CE products and incurs costs associated with patent prosecution and certain litigation. The Corporate Segment comprises various centralized functions, including corporate management, corporate legal, corporate finance and other functions, and related costs such as certain litigation and insurance costs.

Prior to January 1, 2003, the Company had segmented its businesses by revenue type, which required allocation of operating results for certain business units, principally TV Guide Interactive, TVG Network and SkyMall, between two or more segments. By contrast, the Company’s new segments reflect full operating results of their respective business units. This change is intended to provide greater business unit accountability and improve the transparency of operating performance. The Company’s previous reportable segments were identified as Technology and Licensing, Interactive Platform and Media and Services.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned or majority owned subsidiaries and entities in which it has a controlling financial interest and exercises control over operations (collectively, “Subsidiaries”). All material intercompany balances and transactions have been eliminated in consolidation. The Company maintains a 52-53 week fiscal year ending on the Sunday nearest to December 31 for its TV Guide magazine and related businesses. Fiscal years 2001 through 2003 comprised 52-week periods.

Investments

Investments of 50% or less in entities as to which the Company has the ability to exercise significant influence over operations are accounted for using the equity method. Investments in corporate joint ventures are accounted for under the equity method due to the Company’s ability to exercise significant influence over their operations. All other investments are accounted for under the cost method.

The Company discontinues recognizing its share of net losses of the investee when the investment balance is reduced to zero and no additional funding is required. If the investee subsequently reports net income, the Company will resume recognizing its share of net income only after its share of that net income equals the share of net losses not recognized.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1) Description of Business and Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to revenue recognition, allowances for doubtful accounts, establishing the fair value of tangible and intangible assets and liabilities and the allocation thereof in purchase accounting for purchase business combinations, determining whether other than temporary declines in the fair value of our investments exist, impairment of goodwill and other indefinite-lived identifiable intangibles and long-lived assets, accruals for litigation and other contingencies, depreciation and amortization, and income taxes. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less.

Restricted Cash

Restricted cash represents funds placed in a segregated account on behalf of the Company’s former Chief Executive Officer and Chief Financial Officer under the terms of agreements executed in November 2002. (See Note 14.)

Marketable Securities

Marketable securities include equity investments and corporate debt securities. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Marketable equity securities and debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income. The Company’s marketable securities are reviewed each reporting period for declines in value that are considered to be other-than temporary and, if appropriate, written down to their estimated fair value. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in other income.

Credit Risk

Financial instruments, which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents, marketable securities and trade receivables. The Company currently invests the majority of its cash in money market funds and maintains them with several financial institutions with high credit ratings. The Company also invests in debt instruments of the U.S. government and its agencies and corporate issuers with high credit ratings. As part of its cash management process, the Company performs periodic evaluations of the relative credit ratings of these financial institutions. The Company has not experienced any credit losses on its cash, cash equivalents or marketable securities.

There is a concentration of credit risk associated with wholesale distributors of print products and consumer electronics which may be affected by changes in economic and industry conditions. Concentration of credit risk with respect to advertising and programming trade receivables is limited since a substantial number of the Company’s customers pay in advance, provide for the receipt of funds prior to service being rendered, or provide letters of credit as security. For other customers, revenue recognition is discontinued and in certain instances service is terminated in the event payment is not received within 30 to 60 days of service.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Assets acquired under capital lease arrangements are recorded at the present value of the minimum lease payments and are amortized over the shorter of the lease term or useful life of the leased asset. Estimated useful lives are as follows:

Machinery and equipment	2 to 25 years
Transponders under capital leases	12 years
Buildings and improvements	1 to 39 years

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1) Description of Business and Summary of Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets

Under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“Statement 142”), goodwill and other indefinite-lived intangible assets are no longer amortized but instead are reviewed for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired. Under Statement 142, indefinite-lived intangible assets are tested for impairment by comparing their fair values to their carrying values. Testing for impairment of goodwill is a two-step process. The first step requires the Company to compare the fair value of its reporting units to the carrying value of the net assets of the respective reporting units, including goodwill. If the fair value of the reporting unit is less than the carrying value, goodwill of the reporting unit is potentially impaired and the Company then completes the second step to measure the impairment loss, if any. The second step requires the calculation of the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less then the carrying amount of goodwill, an impairment loss is recognized equal to the difference. The Company utilizes a third party valuation expert to assess the fair values of the reporting units and individual indefinite-lived intangible assets. (See Note 4.) The Company’s reporting units represent components of its operating segments, as defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

Intangible assets that are deemed to have finite useful lives are recorded at cost and amortized using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of such intangibles are as follows:

Customer lists	3 to 5 years
Contracts	5 to 10 years
Patents and other intangible assets	3 to 15 years

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of, Excluding Goodwill and Indefinite-Lived Intangible Assets

Under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“Statement 144”), which excludes goodwill and other indefinite-lived intangible assets from its scope, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. The impairment recognized is the difference between the fair value of the asset and its carrying amount. The Company utilizes the assistance of third party valuation experts to assess the fair value of its significant long-lived assets. (See Note 4.)

Accounting for Stock Options

The Company accounts for its stock option plan under the provisions of SFAS No. 123 (“Statement 123”), “Accounting for Stock-Based Compensation” by electing to continue to apply the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and providing pro forma disclosures regarding net income (loss) and earnings (loss) per share as if the fair value method defined in Statement 123 had been applied.

Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, the Company’s net loss would have been changed to the pro forma amounts indicated below (in thousands, except per share data):

	Year ended December 31,
	2003	2002	2001
Net loss:
As reported	$(577,398)	$(6,423,175)	$(750,676)
Add: Stock-based compensation cost included in reported net loss, net of related tax effects	20,298	14,499	28,155
Less: Stock-based compensation cost, net of related tax effects	(12,663)	(22,073)	(65,287)

Pro forma	$(569,763)	$(6,430,749)	$(787,808)

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1) Description of Business and Summary of Significant Accounting Policies (continued)

Accounting for Stock Options (continued)

	Year ended December 31,
	2003	2002	2001
Basic and diluted loss per share:
As reported	$(1.41)	$(15.64)	$(1.82)
Pro forma	(1.39)	(15.66)	(1.91)

Because additional option grants are expected to be made each year, the above pro forma disclosures are not likely to be representative of pro forma effects on reported results for future years.

The per share weighted-average fair value of stock options granted during the years ended December 31, 2003, 2002 and 2001, was $2.89, $9.03 and $31.04, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year ended December 31,
	2003	2002	2001
Risk-free interest rate	3.8%	4.6%	5.2%
Expected volatility	83%	82%	76%
Expected life (years)	10.0	10.0	9.4
Expected dividend yield	—%	—%	—%

Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income (loss) at December 31, 2003 and 2002 are as follows (in thousands):

	December 31,
	2003	2002
Unrealized gains on marketable securities (net of tax of $2,800 in 2002)	$51	$4,764
Foreign currency translation adjustments (net of tax of $419 in 2003 and $(373) in 2002)	692	(560)

Total	$743	$4,204

Foreign Currency Translation

The financial statements of foreign subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollars using the exchange rate at the balance sheet date for assets and liabilities and the average exchange rate for the period for income and expense items. Gains and losses resulting from translation are accumulated as a separate component of accumulated other comprehensive income (loss) within stockholders’ equity until the investment in the foreign entity is sold or liquidated. The Company’s transactions predominantly occur in U.S. dollars.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short maturities. Available-for-sale marketable securities are reported at their fair value based on quoted market prices. The carrying amount of the Company’s outstanding debt approximates its fair value due to the debt’s variable rates of interest.

Revenue Recognition

General

The Company has followed the guidance of Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”) since its effective date of December 2003 and Emerging Issues Task Force (“EITF”) 00-21, Revenue Arrangements with Multiple

Deliverables since its effective date of June 2003, for revenue recognition and analogizes to the guidance in SOP 97-2, Software Revenue Recognition (“SOP 97-2”). Previously the Company followed SOP 97-2 and Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB 101”). Under this guidance, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists, (ii) delivery has occurred or service has been rendered, (iii) the price is fixed or determinable and (iv) collection is reasonably assured.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1) Description of Business and Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

General (continued)

EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), which is effective for periods commencing after December 31, 2001, clarifies the income statement classification of costs incurred by a vendor for certain cooperative advertising and product placement fees. As a result of the EITF consensus, certain of the Company’s cooperative advertising and product placement costs have been reflected as a reduction of revenues earned from that activity.

License Fees

The Company licenses its proprietary technologies to consumer electronics manufacturers and to service providers (including cable multiple system operators (“MSOs”) and other owners and operators of cable television systems, telephone networks, Internet service providers, Internet websites, direct-to-home broadcast satellite providers, wireless systems and other multi-channel video programming distributors). It is the Company’s normal practice to enter into written agreements with its customers. The Company generally recognizes such license fees based on a per unit shipped model (with consumer electronics manufacturers) or a per subscriber model (with service providers). The Company’s recognition of revenues from per unit license fees is based on units reported shipped in the period by the manufacturers. Revenues from per subscriber fees are recognized in the period services are provided by a licensee, as reported to us by the licensee. In certain instances, manufacturers prepay license fees for a guaranteed minimum number of unit shipments over a specified period. Revenues are recognized when the manufacturers report the number of units shipped. If any portion of the prepayment remains at the end of the period, it is recognized as revenue in the final month of the period. Fees for shipments in excess of the minimum are recognized in the period the manufacturers report the units shipped. See Multiple-Element Arrangements below.

Revenues from annual and other license fees are recognized based on the specific terms of the license agreements. For instance, the Company has arrangements under which substantial flat fees are paid upfront in addition to ongoing per-unit license fees. In such cases, the prepaid fees are deferred and recognized as revenue on a straight-line basis over the term of the agreement. In certain cases, the Company will license its technology for an unlimited number of units over a specified period of time and for which it has continuing obligations. The Company records the fees associated with these arrangements on a straight-line basis over the specified term. In addition, the Company has licensing arrangements with MSOs under which it shares a portion of the interactive platform advertising revenue that the Company generates through the MSO. In some cases, the Company guarantees that a substantial portion of the MSO’s license fees will be reimbursed through its ad-sharing obligation to the MSOs. To the extent the ad-sharing fees are not sufficient to meet these guarantees, the Company is obligated to purchase advertising on the MSO’s platform. Because the license fee is not fixed nor determinable until resolution of the sharing or advertising buyback, which is typically settled quarterly, the advertising buyback guarantees and advertising sharing are netted against the license fees so that only a net license fee amount is recognized.

From time to time, the license agreement between the Company and a licensee may expire. While a new license agreement is being negotiated, the licensee may continue to ship the same units or the same services may continue to be deployed which utilize the Company’s patented or proprietary technologies and the licensee continues to report units shipped or subscriber information on a periodic basis. License and subscriber fees may continue to be received at the old contract rates and on a timely basis. In such cases, the Company continues to recognize license and subscriber fee revenue. However, revenue is not recognized when collection is not reasonably assured and in no case when payment is not received for greater than 90 days.

Programming Services

The Company operates a cable network, TV Guide Channel, and a C-band satellite program provider, SNG, from which it earns monthly per subscriber fees from MSOs and subscribing C-band households, respectively. The Company recognizes revenue in the month the services are provided. Payments received in advance for subscription services are deferred until the month earned, at which time revenue is recognized. The Company’s liability is limited to the unearned prepayments in the event that the Company is unable to provide service. In addition, the Company has entered into an agreement with a satellite provider to convert existing SNG customers to this other service provider. The agreement requires a nonrefundable upfront payment as well as a per subscriber conversion fee and a residual monthly fee. The Company recognizes the upfront payment on a straight-line basis over the term of the contract and the other fees at the later of the date the conversion occurs or the refund obligations lapse.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1) Description of Business and Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Magazine Sales

Subscription revenue is recognized as magazines are delivered to subscribers on a straight-line basis over the term of the contract. Marketing fees paid to acquire bulk circulation are netted against subscription revenue. Newsstand revenues are recognized based on the on-sale dates of magazines. Allowances for estimated returns are recorded based upon historical experience. The Company’s liability for prepaid magazine subscriptions is limited to the unearned prepayments in the event customers cancel their subscriptions.

Advertising

The Company generates advertising revenue on four main platforms; TV Guide magazine, its IPGs, TV Guide Channel and TV Guide Online. Magazine advertising is recognized upon release of magazines for sale to consumers. The Company recognizes advertising revenue for the remaining media when the related advertisement is aired. All advertising is stated net of agency commissions and discounts. See Multiple-Element Arrangements below.

The Company enters into transactions that exchange advertising for advertising. Such transactions are recorded at the estimated fair value of the advertising received or given in accordance with the provisions of EITF 99-17, “Accounting for Advertising Barter Transactions.” In addition, the Company enters into transactions that exchange advertising for products and services, which are accounted for similarly. Revenue from barter transactions is recognized when advertising is provided, and services received are charged to expense when used. Barter transactions are not material to the Company’s consolidated statement of operations for all periods presented.

Merchandise Sales and Placement Fees

In connection with the Company’s SkyMall and eBook operations, the Company recognizes merchandise sales in accordance with EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent and in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs. When the Company is acting as a principal, revenue is recognized upon delivery of product to its customers either by the Company or participating merchants, net of estimated returns and allowances. When the Company is acting as an agent, only the net margin on the sale is reported as revenue. Placement fees represent amounts paid to the Company by participating merchants for inclusion of their products in the Company’s media channels. Placement fee revenue is recognized on a straight-line basis over the circulation period of the media channel, generally three months. The Company records shipping and handling fees as a component of revenue and their related costs in operating expenses.

Multiple-Element Arrangements

In accounting for multiple-element arrangements, one of the key judgments to be made is the accounting value that is attributable to the different contractual elements. The appropriate allocation of value not only impacts which segment is credited with the revenue, it also impacts the amount and timing of revenue recorded in the consolidated statement of operations during a given period due to the differing methods of recognizing revenue by each of the segments, as discussed previously.

For multiple-element arrangements the Company follows the guidance contained in EITF 00-21 and SAB 104 subsequent to their adoption dates. Prior to those dates the Company followed SAB 101: Frequently Asked Questions and Answers (“SAB 101 FAQ”) and the guidance contained in SOP 97-2. Under EITF 00-21, revenue arrangements with multiple deliverables are divided into separate units of accounting where the delivered item has value to the customer on a stand-alone basis and there is objective and reliable evidence of the fair value of the undelivered item. Consideration is allocated among the separate units of accounting based on their relative fair values.

Through December 31, 2003, in all instances in which IPG advertising has been part of a multiple-element transaction, no revenue has been allocated to IPG advertising for accounting purposes, and all revenue has been allocated to other elements of the transaction.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1) Description of Business and Summary of Significant Accounting Policies (continued)

Research and Development Costs

Research and development costs relate to the design, development and testing of new systems, applications and technologies, and are charged to expense as incurred. Research and development costs of $27.0 million, $27.4 million and $31.1 million for the years ended December 31, 2003, 2002 and 2001, respectively, are included in operating expenses.

Advertising Costs

Advertising costs are charged to expense as incurred and totaled $59.2 million, $42.2 million and $41.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. Advertising costs are included in operating expenses.

Patent Prosecution and Litigation Costs

The Company’s accounting policy with respect to patent prosecution and litigation costs incurred to protect and enforce the Company’s intellectual property rights is to expense such costs as incurred. Patent prosecution and litigation costs of $37.7 million, $44.3 million and $45.5 million for the years ended December 31, 2003, 2002 and 2001, respectively, are included in operating expenses.

Income Taxes

Income taxes are accounted for under the liability method. Deferred income taxes are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded, if necessary, to reduce deferred tax assets to an amount management believes is more likely than not to be realized.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share adjusts basic loss per share for the effects of convertible securities, stock options and other potentially dilutive financial instruments, only in periods in which such effect is dilutive. Diluted loss per share for the years ended December 31, 2003, 2002 and 2001 is computed using only the weighted average number of common shares outstanding during the period, as the inclusion of 4.3 million, 12.9 million and 38.3 million, respectively, of stock options would have been antidilutive.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), which requires variable interest entities (commonly referred to as special purpose entities) to be consolidated by the primary beneficiary of the entity if certain criteria are met. FIN 46 became effective immediately for variable interest entities created after January 31, 2003. For entities created before January 31, 2003, the provisions of FIN 46 have been delayed until March 31, 2004. A final determination regarding the impact of the provisions of FIN 46 will be reflected in the Company’s financial statements as of March 31, 2004.

The effective date of certain elements of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“Statement 150”), has been delayed indefinitely by the FASB. These elements of Statement 150 require that noncontrolling interests in limited-life subsidiaries be classified as liabilities. As a result of this indefinite delay, the Company has not adopted these elements of Statement 150. The Company has adopted the other elements of Statement 150, for which the effective date was not delayed. Currently, the Company does not expect that the adoption of the remaining elements of Statement 150 will have a material impact on its financial position or results of operations.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1) Description of Business and Summary of Significant Accounting Policies (continued)

Reclassifications

Certain reclassifications have been made to prior year financial information to conform with the current period presentation.

(2) Acquisitions and Dispositions

TV Guide—Purchase Reserves

In 2003, approximately $1.6 million ($1.2 million in third-party contract termination costs and $423,000 in separation costs) has been charged against the reserve for third-party contract termination and separation costs included in the purchase price allocation from the acquisition of TV Guide, Inc. (“TV Guide”) in 2000. The reserve had an outstanding balance of $2.0 million at December 31, 2002. The Company determined that the remaining reserve would not be expended in future periods and, accordingly, reclassified the outstanding balance at December 31, 2003 as an offset to operating expenses.

WGN Superstation Transaction

In April 2001, the Company sold the business that distributes the WGN Superstation signal for $106.0 million in cash. Concurrent with this transaction, the Company received a $100.0 million advertising commitment over a six-year period for the magazine and its other platforms from the acquirer pursuant to which the Company will be required to run advertising until 2007. The WGN Superstation signal distribution business was originally acquired in July 2000, as a part of the acquisition of TV Guide. Because the April 2001 transaction included the sale of assets and an advertising revenue commitment, this multiple-element transaction was covered by both Accounting Principles Board (“APB”) Opinion No. 16, Business Combinations, and the Company’s revenue recognition policy on multiple-element arrangements.

The terms of the $100.0 million advertising agreement provided that the distribution of advertising across the Company’s advertising platforms is at the Company’s discretion, except that at least 15% of the advertising had to be in print. Due to a lack of comparable stand-alone sales on which to compute a fair value for advertising on the IPG advertising platform, the Company determined that none of the consideration in the multiple element arrangement should be allocated to IPG advertising. Instead, the consideration was allocated to those elements of the transaction that could be valued objectively. These elements were the commitment to provide print advertising in TV Guide magazine and the sale of the WGN Superstation distribution business.

The Company determined there was sufficient objectively verifiable evidence to value the print advertising element in view of the 50-year history of TV Guide magazine. The Company determined the fair value of the 15% print advertising commitment based on the magazine’s standard rate card less a discount of approximately 35%, the discount level that large cable networks receive from TV Guide for similar advertising purchases.

While a precise value could not be determined for the WGN Superstation distribution business, the Company estimated the value by applying a multiple of seven to eight times adjusted EBITDA, which the Company believed to be a reasonable valuation multiple based on market conditions at that time.

As a result, $9.8 million was ascribed to the magazine advertising element, which is being recognized as the advertising is run. The remainder of the value ($75.5 million on a discounted basis) was ascribed to the book value of the assets sold and $14.7 million is being recognized as interest income over the six-year contract term. During the years ended December 31, 2003, 2002 and 2001, the Company recorded interest income related to this transaction of $3.0 million, $4.1 million and $3.7 million, respectively. At December 31, 2003, the Company had a receivable related to this transaction of $41.2 million, of which the current portion, or $11.9 million, is included in receivables, net and the non-current portion, $29.3 million, is included in other assets on the consolidated balance sheet. During the years ended December 31, 2003, 2002 and 2001, the Company recognized approximately $2.9 million, $2.7 million and $224,000 of advertising revenue, respectively, under the advertising commitment.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(2) Acquisitions and Dispositions (continued)

Gemstar eBook Operations - Shutdown

In June 2003, the Company adopted a plan to scale back and eventually shut down the operations of its electronic book (“eBook”) subsidiaries. The Company expensed exit costs of approximately $1.9 million, primarily for employee severance payments, in the year ended December 31, 2003, which are included in operating expenses. The Company does not expect to record any significant revenues or expenses related to its eBook business after 2003.

(3) Selected Balance Sheet Accounts

Marketable Securities

The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value of available-for-sale marketable securities by major security type and class of security as of December 31, 2003 and 2002, were as follows (in thousands):

	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Fair value
As of December 31, 2003:
Available-for-sale:
Corporate debt securities	$4,846	$51	$—	$4,897

As of December 31, 2002:
Available-for-sale:
Corporate debt securities	$4,962	$52	$—	$5,014
Equity securities	5,419	1,736	(713)	6,442

	$10,381	$1,788	$(713)	$11,456

During the years ended December 31, 2003 and 2002 the Company sold securities generating proceeds of $12.8 million and $13.8 million, respectively. These sales resulted in gains of $2.7 million and $5.4 million for the same respective periods based on the cost of the specific security sold, which are included in other expense, net. There were no such sales of securities in 2001. During 2003 and 2002, the Company reclassified $4.9 million and $18.1 million, respectively, from accumulated other comprehensive income to other expense, net as the gains were realized upon sale of the securities. In 2001, the Company reclassified approximately $10 million from accumulated other comprehensive income to other expense, net, as its securities realized a decline in value that was other-than-temporary, and the recoverability of the securities was not likely.

Receivables

Receivables consist of the following (in thousands):

	December 31,
	2003	2002
Receivables	$154,132	$187,624
Allowance for doubtful accounts	(22,601)	(35,102)

Receivables, net	$131,531	$152,522

The changes to the allowance for doubtful accounts for the years ended December 31, 2003, 2002 and 2001 are as follows (in thousands):

Description	Balance at Beginning of Period	Charged to Operating Expense	Charged to Other Accounts		Deductions	Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2003	$35,102	(2,620)	—		9,881	$22,601
Year ended December 31, 2002	$30,503	17,530	—		12,931	$35,102
Year ended December 31, 2001	$32,815	17,506	3,614	(1)	23,432	$30,503

(1)	Amount represents the allowance for doubtful accounts acquired as part of the SkyMall transaction.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(3) Selected Balance Sheet Accounts (continued)

Receivables (continued)

At December 31, 2003, no receivables from any one customer exceeded 10% of the total balance outstanding.

Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31,
	2003	2002
Machinery and equipment	$125,881	$118,436
Leased transponders	7,554	7,554
Buildings and improvements	18,597	16,704

	152,032	142,694
Less accumulated depreciation and amortization	(100,917)	(82,360)

Property and equipment, net	$51,115	$60,334

Depreciation and amortization expense related to property and equipment was $20.1 million, $30.4 million and $27.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. Amortization of property and equipment under capital lease was $1.7 million, $1.7 million and $2.3 million for the same respective periods.

Investments

The Company had investments in equity instruments of privately held and public companies which amounted to $2.7 million and $2.4 million as of December 31, 2003 and 2002, respectively, which are included in other assets in the consolidated balance sheets. These investments are accounted for using either the cost or equity method of accounting and consist of common stock, preferred stock and warrants for common stock.

The Company has an interest in three related joint ventures that are each accounted for under the equity method of accounting. In 2001, one of these joint ventures experienced an other-than temporary decline in the value of its investments. As a result of this decline, the Company recorded a charge of $7.5 million in other expense, net, representing the Company’s share of this decline. At December 31, 2001, the Company’s carrying value of this investment was $50.9 million. In 2002, this joint venture’s financial condition deteriorated significantly, including a substantial decrease in its revenues and cash shortages. Because of these facts, management determined that it was not likely that the Company’s investment would be recovered in the future, and recorded an additional charge of $43.9 million in 2002 to write off the remaining carrying value of the Company’s investment. This charge was recorded as other expense, net.

The Company has an investment in an entity engaged in developing a satellite system. In 2001, the entity experienced operating difficulties and a failed initial public offering. Because of these and other pertinent circumstances, the Company determined that its investment realized a decline in value that was other-than-temporary, and that the recoverability of this investment was not likely. As a result, in 2001 the Company recorded a charge of $107.7 million to write-off the carrying value of this investment. This charge was recorded as other expense, net.

At December 31, 2003, the Company owns 13.7% of the equity of an entity that provides online live event sports entertainment and wagering. The Company also holds a warrant to purchase additional shares of the entity to increase its ownership to 51% of the equity for an aggregate exercise price of $36.5 million. The Company has the right to relinquish this warrant in exchange for 1 million shares of the entity prior to April 1, 2004. The warrant expires in May 2004. These warrants were received in exchange for a license and content agreement with the Company. The Company shares in certain revenues and other fees earned by this entity. The Company also has the right to representation on the entity’s board of directors. As the Company had the ability to exercise significant influence over the entity’s operations at the time of the transaction, the Company accounts for this investment under the equity method of accounting. Because these warrants were received in exchange for a licensing agreement, the Company treated the transaction as a non-monetary exchange recorded at zero value, since the asset exchanged had no carrying value.

The Company holds various other investments that are accounted for under either the equity method or the cost method of accounting. In 2001, certain of these investments experienced significant declines in value and the carrying values were deemed by management to be unrecoverable, and thus were written off, resulting in charges of approximately $36.8 million recorded as other expense, net.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(3) Selected Balance Sheet Accounts (continued)

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following (in thousands):

	December 31,
	2003	2002
Accounts payable	$30,529	$42,965
Accrued liabilities:
Accrued legal and other matters	81,667	7,261
Accrued DIVA costs	—	40,000
Management restructuring	37,546	37,068
Accrued payroll	23,327	17,435
Other	102,857	147,698

Total accounts payable and accrued liabilities	$275,926	$292,427

Deferred Revenue

The Company receives upfront payments for license fees from customers who incorporate the Company’s patented proprietary technologies and for advertising. In addition, certain of the Company’s customers who subscribe to the Company’s magazine and programming services prepay subscription fees generally for periods of up to three years. Prepayment amounts, which have not yet been recognized as revenues under the Company’s accounting policies are recorded as revenues over the term of the agreement or subscription period on a straight-line basis.

Deferred revenue consists of the following (in thousands):

	December 31,
	2003	2002
Licensing fees	$123,248	$135,669
Magazine subscriptions	152,192	174,104
Programming subscriptions	35,482	56,905
Other	12,272	16,323

Total deferred revenue	323,194	383,001
Less current portion	186,147	219,417

	$137,047	$163,584

(4) Goodwill and Other Intangible Assets, and Impairment

Impairment of Intangible Assets

The Company completed its annual goodwill and indefinite-lived intangible assets impairment test as of October 31, 2003 for all of its reporting units and recorded impairment charges totaling $209.8 million for goodwill, primarily of TV Guide magazine (approximately $200 million) and the SNG C-band business (approximately $10 million) and $190.6 million for TV Guide magazine’s publishing rights and trademark for the year ended December 31, 2003. The primary cause of these impairment charges was management’s reassessment of the outlook for the magazine business, as compared with its forecasts and expectations in 2002, and continued erosion of the estimated fair value of the C-band business, as its subscriber base continues to decline.

The continued erosion of the estimated fair value of the C-band business due to a declining subscriber base caused the Company to impair its customer lists. The Company estimated the undiscounted future net cash flows to be generated by the customer lists to be less than their carrying amount of $56.3 million. The cash flow projections related to the customer lists as of December 31, 2003 reflected the continued decline of the C-band subscriber base. The Company, with the assistance of a third-party valuation expert, then estimated the fair value of these finite-lived intangible assets at $40.2 million. This resulted in a pre-tax impairment loss of $16.1 million.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(4) Goodwill and Other Intangible Assets, and Impairment

Impairment of Intangible Assets (continued)

Should the Company continue to operate the SNG C-band business and if its subscriber base continues to decline, the Company may record future goodwill impairment charges related to the SNG C-band business. At December 31, 2003, the carrying value of goodwill totaled $50.3 million for the SNG C-band business.

The Company determined the fair value of goodwill and indefinite-lived intangible assets by utilizing a third-party valuation expert who utilized a discounted cash flow analysis. The impaired goodwill is not deductible for tax purposes, and as a result, no tax benefit was recorded in relation to the impairment charge. The indefinite-lived impairment represents the excess of the carrying amount over its estimated fair value, utilizing the relief from royalty valuation method. This method estimates the benefit to the Company resulting from owning rather than licensing the publishing rights and trademark.

In addition to an annual test, goodwill and indefinite-lived intangible assets must be tested on an interim basis if events or circumstances indicate that the estimated fair value of the asset has decreased below its carrying value. During the second quarter of 2002, an adverse judgment in a legal proceeding, coupled with the sustained decline in the Company’s market capitalization, triggered an interim assessment by the Company to determine whether the fair values of goodwill and indefinite-lived intangible assets were less than their carrying values as of June 30, 2002. The Company, with the assistance of a third-party valuation expert, estimated the fair values of the Company’s indefinite-lived intangible assets and certain reporting units as of June 30, 2002. As a result, the Company determined that impairment charges of $206.8 million and $27.0 million should be recorded to goodwill and trademark, respectively.

These same events caused the Company to impair certain of its finite-lived intangibles assets. The Company estimated the undiscounted future net cash flows to be generated by these finite-lived intangible assets to be less than their carrying amount of $1.3 billion. The cash flow projections related to these finite-lived intangible assets as of June 30, 2002 reflected certain anticipated changes in the Company’s advertising delivery mechanism on TV Guide Interactive and anticipated consolidation in the cable television industry. The Company, with the assistance of a third-party valuation expert, then estimated the fair value of these finite-lived intangible assets at $266.0 million. This resulted in a pre-tax impairment loss of $1.1 billion. In addition, impairment charges for the year ended December 31, 2002 included $11.0 million for the write-down of the carrying value of certain finite-lived intangible assets to their fair values based on analyses performed as of January 1, 2002.

The Company completed its annual goodwill impairment test as of October 31, 2002 for all of its reporting units. With the assistance of a third party valuation expert, the Company estimated the fair values of goodwill and indefinite-lived intangible assets and concluded that various reporting units had incurred additional impairments over and above the previously discussed and disclosed impairments. The primary cause of this impairment recorded at October 31, 2002 was related to new management’s views on the interactive business. Management reevaluated the strategy for their U.S. cable and satellite IPG business in light of increased competition, slower than expected growth in distribution and advertising revenue, and unexpected adverse rulings in certain legal cases. This analysis resulted in charges totaling $865 million to goodwill and $85.6 million to indefinite-lived intangible assets.

These same events led the Company to assess the fair value of Statement 144 finite-lived assets in the fourth quarter of 2002, resulting in a pre-tax charge of $188 million.

Cumulative Effect of an Accounting Change, Net of Tax

During the three months ended June 30, 2002, the Company completed its assessment of the impact of Statement 142, which was effective January 1, 2002. Statement 142 is applicable to the assessment and measurement of impairment of goodwill and indefinite-lived intangible assets. Pursuant to the transitional rules of Statement 142, management performed a transitional impairment test of these assets, which resulted in impairment charges to goodwill of $4.0 billion and indefinite-lived intangible assets of $369.0 million ($223.2 million, net of tax), both of which were recorded as the cumulative effect of an accounting change, net of tax in the consolidated statement of operations for the year ended December 31, 2002.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(4) Goodwill and Other Intangible Assets, and Impairment (continued)

Prior to the adoption of Statement 142, the Company amortized goodwill and indefinite-lived intangible assets over their estimated useful lives ranging from 5 to 40 years. Had the Company accounted for goodwill and indefinite lived intangible assets consistent with the provisions of Statement 142 in prior periods, the Company’s net loss would have been affected as follows (in thousands, except per share data):

	Year Ended December 31,
	2003	2002	2001
Reported loss before cumulative effect of an accounting change	$(577,398)	$(2,235,138)	$(750,676)
Add back: Goodwill amortization	—	—	467,545
Add back: Indefinite-lived intangible assets amortization, net of tax	—	—	16,765

Adjusted loss before cumulative effect of an accounting change	$(577,398)	$(2,235,138)	$(266,366)

Basic and diluted loss per share:
Reported	$(1.41)	$(5.44)	$(1.82)
Add back: Goodwill amortization	—	—	1.13
Add back: Indefinite-lived intangible assets amortization, net of tax	—	—	0.04

Adjusted basic and diluted loss per share before cumulative effect of an accounting change	$(1.41)	$(5.44)	$(0.65)

Changes in the carrying amount of goodwill and intangible assets with indefinite lives for the years ended December 31, 2003 and 2002 are as follows (in thousands):

	Goodwill	Trademark and Trade Name	Publishing Rights
Balance at December 31, 2001	$5,633,183	$647,388	$147,953
Adjustments to purchase price allocations	(6,506)	2,500	—
Transitional impairment charge	(3,964,812)	(346,016)	(22,952)
Interim impairment charge	(206,807)	(27,000)	—
Annual impairment charge	(865,213)	(85,600)	—

Balance at December 31, 2002	589,845	191,272	125,001
Annual impairment charge	(209,775)	(95,300)	(95,300)

Balance at December 31, 2003	$380,070	$95,972	$29,701

In 2002, the Company finalized its allocation of the purchase price from the acquisition of SkyMall. As a result, the Company adjusted the preliminary purchase price allocation by decreasing the amount allocated to goodwill due to the reversal of certain liabilities assumed and increasing the amount allocated to trade name.

Intangible assets with finite lives at December 31, 2003 and December 31, 2002 are as follows (in thousands):

	Cost	Accumulated Amortization	Impairment Charge	Net Balance	Weighted Average Remaining Useful Life (Years)
December 31, 2003
Intangible assets with finite lives:
Contracts	$394,550	$(345,196)	$—	$49,354	6
Customer lists	732,780	(676,474)	(16,106)	40,200	2
Patents	129,278	(38,424)	—	90,854	11
Other	1,280	(828)	—	452	3

Total finite-lived intangible assets	$1,257,888	$(1,060,922)	$(16,106)	$180,860	6

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(4) Goodwill and Other Intangible Assets, and Impairment (continued)

	Cost	Accumulated Amortization	Impairment Charge	Net Balance	Weighted Average Remaining Useful Life (Years)
December 31, 2002
Intangible assets with finite lives:
Contracts	$1,641,000	$(336,809)	$(1,246,450)	$57,741	7
Customer lists	732,780	(542,002)	—	190,778	1
Patents	143,701	(30,116)	(14,553)	99,032	12
Other	2,000	(787)	(1,213)	—	—

Total finite-lived intangible assets	$2,519,481	$(909,714)	$(1,262,216)	$347,551	4

Amortization expense was $151.1 million, $324.3 million and $910.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. Scheduled amortization expense of the remaining balance at December 31, 2003 for the succeeding five years is as follows: $43.0 million —2004; $30.1 million —2005; $15.5 million —2006; $15.3 million —2007; and $15.2 million —2008. See Note 19.

(5) Credit Arrangements

The Company’s wholly owned subsidiary, TV Guide, has a $254.5 million six-year revolving credit facility (“Revolving Facility”), which expires in February 2005. Outstanding borrowings under the Revolving Facility at December 31, 2003 and 2002 were $138.4 million for both periods. TV Guide also has an outstanding letter of credit issued under the Revolving Facility of $1.0 million. As of December 31, 2003, TV Guide had available borrowing capacity under the Revolving Facility of $115.1 million.

In addition, TV Guide’s amortizing term loan (“Term Loan”) with outstanding borrowings of $113.0 million as of December 31, 2002 was repaid in 2003.

Borrowings under the Revolving Facility bear interest (1.89% at December 31, 2003) either at the banks’ prime rate or LIBOR, at the Company’s option, plus a margin based on a sliding scale tied to TV Guide’s leverage ratio, as defined in the loan documents. The Company pays its lenders a quarterly commitment fee of 0.125% on the unborrowed portion of its commitment under the Revolving Facility when outstanding borrowings are 50% or less of the total Revolving Facility commitment. In addition, the Company pays a quarterly facility fee on the total Revolving Facility commitment. The facility fee percentage (0.25% at December 31, 2003) is based on a sliding scale tied to TV Guide’s leverage ratio. The Revolving Facility is guaranteed by Gemstar and by certain subsidiaries of TV Guide, and the ownership interest of certain TV Guide subsidiaries is pledged as collateral. In addition, 79%, or $27.8 million at December 31, 2003, of the cash and marketable securities balances of Superstar/Netlink Group LLC is subject to a lien pursuant to the terms of the Revolving Facility. The Revolving Facility also restricts TV Guide’s ability to pay dividends. This restriction does not apply to the Company’s ability to pay dividends. In addition, TV Guide is required to maintain certain financial covenants. As of December 31, 2003 and 2002, TV Guide was in compliance with these covenants. The Revolving Facility also restricts the transfer of assets by TV Guide to the Company.

During 2002, the Company determined and disclosed that TV Guide may have been unable to maintain compliance with a financial covenant in its Revolving Facility and Term Loan (collectively, the “Facilities”) in the succeeding 12 months that requires it to maintain a minimum ratio of EBITDA to fixed charges, as defined in the loan documents. Accordingly, effective June 19, 2003, TV Guide and its lenders amended the Facilities to, among other things, allow for a $25.0 million prepayment on the Term Loan, which was paid in June 2003, to be deducted from the calculation of fixed charges. Additionally, the Company made an additional $20.5 million prepayment on the Term Loan, which was paid in December 2003, which further reduced fixed charges and the amount available under the Revolving Facility. The Company believes that its current financial liquidity position gives it adequate flexibility to refinance the Revolving Facility or seek other alternatives, if the Company determines that it may be unable to maintain compliance with the financial covenants in the future.

In June 2003, the Company paid the lenders fees of $660,000 in connection with the amendments to the Facilities. Such fees are included in other expense, net in the consolidated statements of operations for the year ended December 31, 2003.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(6) Leases

The Company leases office premises, land and satellite transponders under operating leases expiring through 2015. The terms of certain of the agreements provide for an option to cancel the agreements after a period of time, subject to cancellation charges and/or meeting certain conditions. Additionally, certain of the agreements also provide for options to renew and the lease amounts are subject to adjustment, as defined in the agreements. One satellite transponder is under a long-term lease arrangement that is accounted for as a capital lease. The remaining satellite transponder leases are accounted for as operating leases.

Future minimum lease payments under capital and noncancelable operating leases at December 31, 2003 are as follows (in thousands):

	Capital Leases	Operating Leases
Year ending December 31:
2004	$2,000	$22,716
2005	—	13,204
2006	—	8,941
2007	—	7,854
2008	—	6,811
Thereafter	—	6,270

Total future minimum lease payments	2,000	65,796
Less amount representing interest at 7%	(76)	—
Less sublease revenues	—	(262)

Net future minimum lease payments	$1,924	$65,534

Rent expense under operating leases was $26.7 million, $30.4 million and $29.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. Partially offsetting these rental charges were sublease revenues of $907,000, $1.4 million and $2.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

During the year ended December 31, 2002, a substantial amount of space at two of the Company’s leased facilities became idle, due to reductions in employee headcount and other strategic decisions by management. A charge of $16.2 million was recorded by the Company related to the present value of future lease payments on the idle space, net of estimated sublease income. The leases expire through 2010.

(7) Guarantees

TV Guide’s obligations under its credit facility are guaranteed by the Company and by certain subsidiaries of TV Guide, and the ownership interest of certain TV Guide subsidiaries is pledged as collateral. At December 31, 2003, outstanding borrowings under the credit facility were $138.4 million.

The Company is a party to a loan guaranty to assist a key printing services supplier in obtaining a line of credit and term loans with a bank. The loans permitted the printer to continue providing services to the Company. The maximum exposure to the Company under this guaranty at December 31, 2003 is $4.4 million.

In addition to the items listed above, the Company also guarantees from time to time the obligations and financial responsibilities of different subsidiaries incidental to their respective businesses.

The Company provides indemnification protection to certain of its licensees under which the licensee is indemnified and held harmless from certain claims arising out of the incorporation of the Company’s products, services and/or technologies into the licensee’s products, provided the licensee meets the terms and conditions of the agreement and/or additional performance or other requirements for such indemnification. The Company’s indemnification obligation is typically limited to the cumulative amount paid to the Company by the licensee under the license agreement; however, certain license agreements do not specify a limit on amounts that may be payable under the indemnity arrangements.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(7) Guarantees (continued)

The Company’s SkyMall catalog subsidiary provides indemnification protection to its airline and merchant partners. The indemnification arrangements with airline partners generally provide that SkyMall will indemnify the airline for, among other things, SkyMall’s negligent acts or omissions, its advertising and promotions and for intellectual property claims relating to products offered in the catalog. The merchant agreements generally provide that SkyMall will indemnify the merchant for claims relating to the activities or operations of SkyMall. These indemnity arrangements with SkyMall’s airlines and merchants limit the circumstances under which indemnification is required, but do not contain a limit on the amounts that may be payable under these arrangements. In addition, certain merchant agreements require SkyMall to circulate a specified number of catalogs or reach a specified number of airline passengers.

The Company also has agreements to indemnify a number of its former and current officers and directors against losses incurred by them as a result of their service as an officer and/or director of the Company. In particular, the Company has certain agreements to indemnify and/or reimburse individuals for legal fees and expenses incurred in connection with certain litigation and investigatory proceedings. Among the former officers and directors with whom the Company has such agreements are Dr. Yuen, Ms. Leung, Peter C. Boylan, Craig Waggy and Jonathan Orlick. The litigation and investigatory proceedings to which these agreements relate include, but are not limited to, the investigation presently being conducted by the SEC and the shareholder and derivative litigation to which the Company is a party. The Company recorded approximately $11.1 million and $1.8 million in legal expenses incurred by its current and former officers and directors in the years ended December 31, 2003 and 2002, respectively, which are included in operating expenses in the consolidated statements of operations. The Company maintains director and officer liability insurance with respect to liabilities arising out of certain matters, including matters arising under securities laws. This insurance is subject to limitations, conditions and deductibles set forth in the insurance policy. Through December 31, 2003, the Company has incurred legal fees of approximately $2.8 million in excess of its deductible in connection with the above-mentioned shareholder and derivative litigation. Of this amount, approximately $300,000 has been reimbursed by the insurance carrier. The remaining balance of $2.5 million has been charged to operating expense during 2003 in the accompanying consolidated statement of operations.

(8) Income Taxes

The Company’s loss before income taxes and cumulative effect of an accounting change for the years ended December 31, 2003, 2002 and 2001 consisted of the following components (in thousands):

	Year ended December 31,
	2003	2002	2001
Domestic	$(698,435)	$(2,859,507)	$(914,256)
Foreign	64,455	35,266	(15,065)

	$(633,980)	$(2,824,241)	$(929,321)

The income tax benefit consists of the following (in thousands):

	Year ended December 31,
	2003	2002	2001
Current:
Federal	$(15,269)	$(5,917)	$23,149
State	3,575	(761)	2,976
Foreign	7,929	2,921	6,171

	(3,765)	(3,757)	32,296

Deferred:
Federal	(46,800)	(518,661)	(186,985)
State	(6,017)	(66,685)	(23,956)

	(52,817)	(585,346)	(210,941)

Total	$(56,582)	$(589,103)	$(178,645)

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(8) Income Taxes (continued)

A reconciliation of the expected income tax benefit using the U.S. statutory rate of 35 percent to the income tax benefit is as follows (in thousands):

	Year ended December 31,
	2003	2002	2001
Expected income tax benefit	$(221,893)	$(988,484)	$(325,262)
State taxes, net of federal effect	(1,587)	(79,206)	(19,251)
Nondeductible amortization	73,422	493,025	166,576
Foreign tax impact	9,057	(8,790)	4,403
Change in valuation allowance	81,425	(5,648)	(5,111)
Other	2,994	—	—

Total	$(56,582)	$(589,103)	$(178,645)

Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below (in thousands):

	December 31,
	2003	2002
Deferred tax assets:
Net operating loss, capital loss and credit carryforwards	$51,507	$9,628
Write down of investments and other assets	49,345	66,833
Unrealized losses on marketable securities	—	3,951
Expense items	90,580	68,335
Other	—	6,176
Deferred revenue	19,517	52,535

Total deferred tax assets	210,949	207,458
Valuation allowance on deferred tax assets	(180,088)	(30,020)

Net deferred tax assets	30,861	177,438

Deferred tax liabilities:
Tax versus financial depreciation and amortization	(95,363)	(262,210)
Tax liability provided on intercompany income	(50,647)	(63,715)
State tax items	(17,615)	(17,921)
Other	(2,706)	(2,373)

Total deferred tax liabilities	(166,331)	(346,219)

Net deferred tax liabilities	$(135,470)	$(168,781)

Deferred tax assets and deferred tax liabilities are reported on the consolidated balance sheets as follows:

Deferred tax assets:
Included in current deferred tax assets, net	$25,856	$47,234
Included in deferred tax liabilities, net	5,005	130,204

	$30,861	$177,438

Deferred tax liabilities:
Included in current deferred tax assets, net	$(4,681)	$(5,796)
Included in deferred tax liabilities, net	(161,650)	(340,423)

	$(166,331)	$(346,219)

The valuation allowance on deferred tax assets relates to future deductible temporary differences, capital loss carryforwards, foreign credit carryforwards and net operating loss carryforwards for which the Company has concluded it is more likely than not that these items will not be realized in the ordinary course of operations. Although realization is not assured, management has concluded that it is more likely than not that the deferred tax assets for which a valuation allowance was determined to be unnecessary will be realized in the ordinary course of operations based on scheduling of deferred tax liabilities

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(8) Income Taxes (continued)

and the ability to carry back capital losses to offset capital gains in prior periods. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term if actual future income taxes are lower than estimated, or if there are differences in the timing or amount of future reversals of existing taxable temporary differences.

As of December 31, 2003, the Company had available net operating loss carryforwards aggregating approximately $106.1 million to offset future United States income taxes expiring in fiscal years 2009 through 2021. As a result of previous transactions, which involved an ownership change as defined in the applicable section of the Internal Revenue Code, the Company will be subject to limitations on the use of its net operating loss carryforwards. Additionally, the Company has approximately $12.7 million of foreign tax credits to offset future United States income taxes that begin to expire in fiscal year 2009.

Assessment of the Company’s current tax exposure includes assessing tax strategies, the status of tax audits and open audit periods with the taxing authorities. The ultimate resolution of the Company’s current tax exposure items may result in the recognition of significant amounts of income or significant cash outlays in future periods.

The Company had income tax refund receivables of $69.3 million and $89.8 million at December 31, 2003 and 2002, respectively. These receivables arose from claims for refunds primarily related to the application of net operating loss carryforwards from acquired companies, after consideration of the various statutory limitations. The Company expects to receive such refunds at the completion of an examination by taxing authorities.

(9) Stock Option Plans

In connection with various acquisitions, the Company has assumed four stock option plans and these plans, along with the Company’s stock option plan, are collectively referred to as the “Plans.” The Company’s Compensation Committee may grant stock options to purchase common stock of the Company to employees of the Company (including executive officers) and certain other persons (including directors and consultants) who are eligible to participate in the Plans. Subject to early termination or acceleration provisions, a stock option generally will be exercisable, in whole or in part, from the date specified in the related award agreement until the expiration date determined by the Compensation Committee. In no event, however, is a stock option exercisable after ten years from its date of grant.

The Company generally grants stock options under the Plans at exercise prices equal to the market value of the Company’s stock on the dates of grant, resulting in no compensation expense. The only exceptions to this policy are as follows:

(i)	In 1998, the Company entered into employment agreements with its then-CEO and CFO that provided accelerated vesting of options granted in the period 1995 to 1998, as well as an extended post-employment exercise period to the remaining term of the options. Prior to the 1998 agreements, such options were only exercisable during the employment period with a limited post-employment exercise period. Due to the extension of the post-employment exercise period, a new measurement date occurred, at which time the intrinsic value of the modification was determined to be $33.7 million. Compensation expense is recognized only when the Company determines that these executives will benefit from the extension of the post-employment exercise period. On April 18, 2003, the Company terminated the former executives’ employment for cause and recognized stock compensation expense of $33.7 million during the year ended December 31, 2003.

(ii)	In January 1998, the Company awarded stock options to its then-CEO, subject to stockholder approval. The exercise price for the award was set at the market price of the Company’s stock on the date of the award. The measurement date, however, was determined to be the date of stockholder approval (which was not a formality), at which date the market value of the underlying stock exceeded the exercise price by $25 million. Stock compensation expense related to this award of $0.2 million and $1.8 million was recognized using the accelerated method during the years ended December 31, 2002 and 2001, respectively.

(iii)	In recording the July 2000 TV Guide acquisition, a portion of the purchase price was assigned to unearned compensation expense for unvested TV Guide stock options assumed by the Company. Stock compensation expense of $2.7 million, $20.9 million and $44.7 million during the years ended December 31, 2003, 2002 and 2001 reflects the amortization of unearned compensation recorded in the TV Guide transaction using the accelerated method.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(9) Stock Option Plans (continued)

The Plans allow for the issuance of stock options to purchase a maximum of 118 million shares of the Company’s Common Stock. As of December 31, 2003, there were 30.6 million shares available for future option grants under the Plans.

The following table summarizes information about stock option transactions (shares in thousands):

	Year ended December 31,
	2003		2002		2001
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	47,676	$7.72	59,383	$14.55	59,885	$12.86
Granted	3,200	3.43	9,994	10.75	3,426	38.54
Exercised	(9,689)	2.97	(308)	4.14	(3,377)	6.05
Cancelled	(4,101)	19.89	(21,393)	28.49	(558)	34.59
Assumed options	—	—	—	—	7	187.73

Outstanding at end of period	37,086	7.25	47,676	7.72	59,383	14.55

Options exercisable at end of period	31,565	7.56	40,061	7.36	36,048	6.96

The following table summarizes information about the Company’s stock options outstanding as of December 31, 2003 (shares in thousands):

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted-Average Remaining Years of Contractual Life	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$1.44-$5.00	8,790	6.6	$3.28	4,662	$3.34
$5.01-$10.00	24,689	4.3	6.17	23,659	6.10
$10.01-$15.00	999	4.6	13.08	898	13.00
$15.01-$30.00	1,373	5.5	21.84	1,176	21.70
$30.01-$45.00	1,163	5.9	33.95	1,117	33.75
$45.01-$314.25	72	5.8	72.07	53	75.04

Total	37,086	4.9	7.25	31,565	7.56

(10) Warrants

In connection with the acquisition of SkyMall, the Company has reserved 90,402 shares of the Company’s common stock for issuance upon the exercise of outstanding warrants to acquire SkyMall common stock. Valued using the Black-Scholes option pricing model at $671,000 at the date of acquisition, the outstanding warrants are exercisable at prices ranging from $53 to $383 and expire at various dates through June 2005. As of December 31, 2003, none of these warrants have been exercised.

(11) Stock Repurchase Program

In April 2002, the Company’s Board of Directors approved an extension of its authorization granted in fiscal 2001 to repurchase up to $300.0 million of the Company’s outstanding shares of common stock. The authorization permitted the Company to purchase shares in the open market at prevailing prices, or in privately negotiated transactions at then prevailing prices, provided that the Company complied with SEC regulations regarding such purchases. The extension expired on September 18, 2002. During 2002 until such expiration, the Company repurchased a total of 6.9 million shares for an aggregate price of $63.4 million. Shares repurchased under the stock repurchase program are included in treasury stock in the accompanying consolidated balance sheets and statements of stockholders’ equity.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(12) Employee Benefit Plans

The Company has defined contribution plans, which provide most of its employees with the ability to defer a percentage of their annual compensation subject to certain limitations. The Company matches the employees’ deferrals based on certain percentages of the employees’ deferrals. The Company made contributions of $2.6 million, $3.5 million and $3.2 million to these plans during the years ended December 31, 2003, 2002 and 2001, respectively.

(13) Litigation and Other Contingencies

SEC Matters

In October 2002, the SEC issued a formal order of investigation to determine whether there have been violations of the federal securities laws by the Company and/or others formerly involved with the Company. In a related proceeding initiated by the SEC, an order was issued requiring the Company to maintain approximately $37 million in segregated, interest-bearing bank accounts established in connection with the Company’s November 2002 management and corporate governance restructuring, and preventing the Company from paying any portion of those funds to the Company’s former chief executive officer, Dr. Henry Yuen, or its former chief financial officer, Elsie Ma Leung. Dr. Yuen and Ms. Leung have appealed these orders. In June 2003, the SEC filed an action alleging violations of the federal securities laws by Dr. Yuen and Ms. Leung and subsequently amended its complaint to include three more of the Company’s former employees. The Company is not named as a party in this action, and continues to fully cooperate with the SEC in its investigation.

Shareholder and Derivative Litigation

As of February 23, 2004, five shareholder and derivative lawsuits are pending against the Company. In 2002, the Company and certain of its officers and directors were served with a number of complaints alleging violations of the federal securities laws, which have been consolidated in the U.S. District Court for the Central District of California. As discussed more fully below, the Company has reached an agreement with the lead plaintiffs in this consolidated shareholder class action to settle the class’ claims against the Company, subject to court approval after notice to the class. The Company along with certain of its current and former officers and directors was also sued in three shareholder derivative actions in 2002 and 2003. Some of these suits also name The News Corporation Limited, a significant shareholder of the Company, as a defendant. The lawsuits name some or all of the same parties as defendants, and state claims on behalf of all persons who purchased the Company’s common stock during various periods, the broadest of which is August 1999 through April 2002. Generally, the lawsuits allege that the defendants failed to properly account for various transactions reported during the period referred to above. Plaintiffs allege that this had the effect of materially overstating the Company’s reported financial results and seek money damages on behalf of a purported class of holders of the Company’s securities during the relevant time period. See Note 19.

The remaining shareholder and derivative litigation listed above are at various stages of pre-trial proceedings.

The Company has tendered various claims, including claims for defense costs, related to the ongoing SEC investigation and the pending shareholder and derivative actions to the issuers of its directors and officers liability insurance policies. The Company’s insurance carriers have reserved their rights under the policies with respect to the payment of these claims, have disputed the availability of coverage under these policies on various grounds and have made no payments under the policies for the vast majority of the costs incurred by the Company in connection with these matters. While the Company believes that the policies provide coverage for these claims, subject to the aggregate limits of coverage under such policies, the Company cannot estimate the amount of insurance proceeds, if any, that it will receive under the policies in connection with these matters, the timing of the receipt of any such proceeds or the conditions upon which such proceeds will be made available to the Company.

Patent and Antitrust Litigation

The Company is involved in several pending patent and antitrust litigations. The Company has not recorded a contingent receivable with respect to these matters in the accompanying financial statements.

In November 2000, Pioneer Digital Technologies, Inc. filed suit against the Company claiming, among other matters, that the Company violated state antitrust and unfair competition laws. Pioneer is seeking damages and injunctive relief against the Company. See Note 19.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(13) Litigation and Other Contingencies (continued)

MDL Patent Litigation

Various patent and antitrust litigation matters involving the Company have been consolidated in the U.S. District Court for the Northern District of Georgia (the “MDL Litigation”).

(a) Scientific-Atlanta, Inc. (“SA”). In December 1998, SA commenced an action against the Company, seeking a declaratory judgment of noninfringement and invalidity of eight U.S. patents. The complaint also alleges that the Company has violated federal antitrust laws and seeks damages and injunctive relief. The Company counterclaimed for infringement of five of the patents. In August and November 2002, the Court entered summary judgment of non-infringement as to two of the patents, and in June 2003, the Court entered summary judgment of non-infringement of two additional patents, in light of the construction given these patents in the SuperGuide case described below. Also in the wake of the SuperGuide claim construction, in July 2003, the Court ruled that SA did not infringe another of the patents. In August 2003 the Court entered a Consent Order whereby SA dismissed without prejudice its declaratory judgment claims under one of the patents and another Consent Order stipulating as to the non-infringement of another patent by certain SA digital set-top box products. SA has moved for summary judgment of non-infringement on two of the patents. Also, in December 1998, the Company commenced an action against SA alleging infringement of two patents and seeking damages and injunctive relief. In 2002, the Court ruled that the SA digital set-top boxes and other products at issue did not infringe the patents, and also ruled that the invalidity issues would not be heard unless and until the summary judgment orders were reversed in whole or in part.

(b) Pioneer Electronic Corp. In 1998, the Company commenced an action against Pioneer alleging infringement of two patents and seeking damages and injunctive relief. In 2002, the Court granted summary judgment dismissing all infringement claims under both patents. See Note 19.

(c) EchoStar Communications Corp. EchoStar filed federal and state antitrust claims commencing in 2000 and the Company counterclaimed for infringement of two U.S. patents. In 2003, the Court dismissed the infringement claims under one of the patents for lack of standing. The Company agreed to stipulate to the dismissal without prejudice of claims based on the other patent. See Note 19.

(d) Pegasus Development Corp., and Personalized Media Communications LLC v. DirecTV, Inc., Thomson Multimedia, Inc. et al. In 2000, Pegasus and PMC filed suit for infringement of seven U.S. patents. In 2001, Thomson filed a third-party complaint against the Company, seeking a declaratory judgment of non-infringement and invalidity of certain patents as to which the Company is a licensee, and also alleging antitrust violations under federal and state law. Thomson’s third-party complaint was settled in 2003.

Non-MDL Patent Litigation in the Northern District of Georgia

In June 1999, SA filed an action against the Company’s StarSight subsidiary seeking a declaratory judgment of invalidity and non-infringement of two patents. StarSight answered the complaint as to one of the patents and counterclaimed against SA for infringement of both patents, seeking damages and injunctive relief. The action is on hold pending completion of the appeal of the ITC Investigation.

In July 1999, SA filed another action against StarSight, alleging infringement of three patents and seeking damages and injunctive relief. The parties are in pretrial proceedings.

In February 2001, the Company filed four separate patent infringement actions against SA, Pioneer, EchoStar, and SCI Systems, Inc. Each of these actions is on hold pending completion of the appeal of the ITC Investigation.

In November 2002, SA and PowerTV, Inc. filed a counterclaim against the Company. At that time, SA and PowerTV asserted declaratory relief claims against the Gemstar parties seeking a declaration of non-infringement, invalidity and unenforceability of certain patents as to which the Company is a licensee. In February 2003, the Company answered SA’s and PowerTV’s counterclaims and asserted causes of action against PMC for patent infringement. A claim construction hearing on the infringement claims was held in February 2004.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(13) Litigation and Other Contingencies (continued)

Appeal of ITC Investigation

In February 2001, the Company and StarSight filed a complaint requesting that the U.S. International Trade Commission (“ITC”) commence an investigation regarding imports of certain set-top boxes and components thereof. The complaint alleges that Pioneer, SA, EchoStar and SCI Systems, Inc. are violating the law by their unlawful importation, sale for importation and/or sale in the United States after importation, of set-top boxes and/or components that infringe certain patents owned by the Company. In 2002, an initial determination was issued finding that all of the patents were valid, that none of the patents at issue had been infringed by any of the respondents, that one of the patents at issue was unenforceable both because it had been misused by the Company and also because a co-inventor had not been named on the patent, and that the Company failed to establish the technical prong of the ITC’s domestic industry requirement, which requires the Company to practice its inventions covered by the patents in suit. Also in 2002, the ITC determined not to review this determination and entered an additional finding with regard to the technical prong of the domestic industry requirement on one claim of one of the patents. The Commission took no position on the patent misuse findings of the administrative law judge. In October 2002, the Company filed a notice of appeal of the ITC determination, which was heard in October 2003, and the parties are awaiting a decision by the court.

Appeal of SuperGuide Case

In March 2001, the Company was added as a defendant in a lawsuit brought by SuperGuide Corporation (“SuperGuide”) against various third parties that alleges patent infringement with respect to three patents. After being added as a party, the Company brought claims for declaratory relief and breach of contract against SuperGuide relating to a 1993 license agreement between SuperGuide and the Company and claims against EchoStar for infringing the SuperGuide patents within the Company’s defined fields of use. In July 2002, the District Court granted the defendants’ motion for summary judgment, finding that the defendants did not infringe the SuperGuide patents and dismissing all remaining claims in the case without prejudice. The Company appealed this decision in August 2002. In February 2004, the appellate court issued its decision, vacating the lower court’s summary judgment ruling and remanding the case for further proceedings.

Other Litigation

During 2000, TV Guide was served with more than 20 class action complaints on behalf of magazine subscribers. These complaints, which have been consolidated into a single action, allege that TV Guide, the Magazine Publishers Association, and 12 other publishers of consumer magazines have violated federal antitrust laws by conspiring to limit the discounting of magazine subscription prices by means of rules adopted by the MPA and the Audit Bureau of Circulation. The plaintiffs seek injunctive relief, unspecified damages (trebled), and attorneys’ fees and costs. A hearing was held in 2003 to determine whether to certify the proposed settlement class, whether the proposed settlement is fair and reasonable and whether a final judgment should be entered dismissing the action as to class members. The parties are awaiting a final decision from the Court.

In 2000, a complaint was filed against Murdoch Magazines Distribution, Inc. (now TV Guide Distribution) and other parties by United Magazine Company, Inc. (“Unimag”). The complaint alleged claims against Murdoch Magazines for violation of assorted common law tort and contract claims and violation of federal and state antitrust laws. The complaint seeks monetary damages, plus treble and punitive damages, attorneys’ fees and costs. In 2000, Unimag filed an amended complaint adding TV Guide Distribution and six other national distributors as defendants and adding other claims. In 2003, one of the plaintiffs withdrew its claim alleging theft of trade secrets; however, other claims still exist. Discovery is continuing with respect to the remaining claims and counterclaims in the case and is set to conclude by April 2004.

In May 2003, Dr. Yuen and Ms. Leung commenced arbitration proceedings with the American Arbitration Association against the Company to contest their termination for cause. The arbitration is in its early stages.

In June 2003, the Company’s former general counsel filed a demand for arbitration for employment termination claims and related expense claims. In July 2003, the Company answered Mr. Orlick’s demand and filed various counterclaims. Discovery is ongoing and a hearing of all claims and counterclaims is scheduled to commence in August 2004.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(13) Litigation and Other Contingencies (continued)

In addition to the items listed above, the Company is party to various legal actions, claims and proceedings incidental to its business. Litigation is uncertain, and the outcome of individual cases is not predictable with any assurance. The Company has established loss provisions only for matters in which losses are probable and can be reasonably estimated. Some of the matters pending against the Company involve potential compensatory, punitive or treble damage claims, or sanctions, that if granted, could require the Company to pay damages or make other expenditures in amounts that could have a material adverse effect on the Company’s financial position or results of operations. At this time management has not reached a determination that any of the matters listed above or the Company’s other litigation are expected to result in liabilities that will have a material adverse effect on the Company’s financial position or results of operations.

(14) Management Restructuring and Post-Employment Compensation

On November 7, 2002, the Company entered into various management restructuring agreements with Dr. Yuen and Ms. Leung (the “Former Executives”). Dr. Yuen resigned as Chief Executive Officer, and Ms. Leung as Co-President, Co-Chief Operating Officer and Chief Financial Officer, and both became non-executive officers of a new wholly owned international-focused business unit. The Former Executives terminated their existing employment agreements and replaced them with new five- and three-year employment agreements, respectively, which provide for annual salaries totaling $2.5 million and certain other benefits. Under Dr. Yuen’s new employment agreement, Dr. Yuen assigned to the Company all intellectual property related to the business of the Company that he previously developed. Under the restructuring agreements, Dr. Yuen had the contractual right to serve as a non-executive chairman of the Board of Directors during the term of his employment agreement. Ms. Leung agreed to resign as a non-executive member of the Board of Directors effective as of the end of her term, which expired in May 2003. In addition, Dr. Yuen entered into a Patent Rights Agreement granting the Company the option to acquire certain inventions of Dr. Yuen and requiring certain payments by the Company and other obligations more fully described below. When Dr. Yuen was terminated on April 18, 2003, under the terms of the restructuring agreement, Dr. Yuen lost his right to receive 200,000 options that would have been granted in November 2003 under the Patent Rights Agreement.

In connection with the management restructuring agreements, the Former Executives:

•	consented to the Company’s cancellation of 20.2 million stock options, which represented all options granted to the Former Executives after March 1998 through the date of the management restructuring. In accordance with their 1998 employment agreements, their remaining 32.2 million options vested in full and became exercisable for their full remaining term. In 1998 a new measurement date occurred and no additional compensation expense was required for the vesting modification. Compensation expense is recognized only to the extent the individuals actually benefit from this modification and that amount would be charged as compensation expense over the remaining vesting period. The Company determined that the Former Executives will benefit from the extension of the post-employment exercise period when the Company terminated the Former Executives’ employment for cause on April 18, 2003, as more fully described below. Stock compensation related to this extension modification of $33.7 million was recognized during the year ended December 31, 2003.

•	were entitled to an issuance of 7.9 million shares of restricted stock. The aggregate market value of the restricted stock was $31.2 million and consistent with the Company’s past policy is recorded as unearned compensation and charged to expense using the accelerated method over the vesting period. Stock compensation expense related to this award of $2.9 million was recognized during the year ended December 31, 2002. This previously recorded expense was reversed in 2003, since the Former Executives’ employment was terminated in April 2003 and the restricted stock will not be issued.

•	were to be paid an aggregate termination fee of $29.4 million and accrued and unpaid salary, bonus and vacation totaling $8.2 million, of which $0.5 million was paid out through December 31, 2002. The Company deposited $37.1 million into a segregated interest bearing account (identified as restricted cash on the consolidated balance sheet) equal to the sum of the termination fee, unpaid salaries, bonuses and vacation. Pursuant to a court order, these funds totaling $37.5 million at December 31, 2003 will remain the property of the Company and the Company is prohibited from disbursing any portion of these funds to the Former Executives, absent further court order.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(14) Management Restructuring and Post-Employment Compensation (continued)

On April 18, 2003, the Company terminated the employment of Dr. Yuen and Ms. Leung for cause in accordance with the terms of each of their employment agreements. On May 30, 2003, Dr. Yuen and Ms. Leung commenced arbitration proceedings against the Company to contest their April 18, 2003 terminations for cause. If an arbitration panel concurs that each of them was properly terminated for cause, the Company is not obligated to make any awards of stock options, restricted stock or stock units contemplated by each of their respective employment and termination agreements. The cash payments and accelerated vesting of stock options set forth in their respective termination agreements are not directly affected by the Company’s determination to terminate their employment for cause under their respective employment agreements; however, the Company is disputing any obligation to make such payments or accelerate such vesting under a variety of legal theories in the arbitration proceedings against the Company.

The Company has continued to pay salary and benefits to Dr. Yuen and Ms. Leung during the post-employment period at pay rates in effect prior to their termination on April 18, 2003. Such payments totaled approximately $2.1 million for the period from the termination date through December 31, 2003. Under the terms of the former executives’ respective employment agreements, the Company is obligated to pay such amounts until an arbitration panel concurs that each of them was properly terminated. Such expense is included in operating expenses in the consolidated statements of operations.

Pursuant to the terms of the Patent Rights Agreement, the Company has the option to acquire certain of Dr. Yuen’s inventions during the period commencing on April 18, 2003 and ending on November 7, 2009. The Company may, in its sole discretion, terminate the agreement on April 18, 2006. The Company agreed to grant Dr. Yuen a license to use any acquired inventions outside of certain specified fields of use and Dr. Yuen agreed not to compete with the Company within the fields of interactive program guides and interactive television. Subject to applicable terms and conditions, the agreement provides for (i) annual compensation of $250,000, (ii) an acquisition fee of $250,000 for each acquired invention, (iii) a 2% royalty on net sales generated during the term of the Patent Rights Agreement from the sale of specified products and services with a guaranteed minimum of $1.25 million and a maximum of $2.75 million annually, with the minimum and maximum subject to annual adjustment for increases in the Consumer Price Index for Los Angeles, California, and (iv) 200,000 stock options per year to be granted each November at the market price on the date of grant during the term of this agreement. As a result of the termination of Dr. Yuen’s employment on April 18, 2003, and the resulting commencement of the effective term of the Patent Rights Agreement, the Company recognized a compensation charge and royalty fee totaling $2.1 million for the year ended December 31, 2003. These costs are included in operating expenses in the consolidated statements of operations. The Company will not be obligated to issue any stock options under the agreement as a result of the forfeiture, under the terms of the restructuring agreements, of Dr. Yuen’s right to receive such options.

(15) Related Party Transactions and Other Significant Relationships

As of December 31, 2003, The News Corporation Limited (“News Corporation”) beneficially owns approximately 42% of the Company’s outstanding common stock and four of the Company’s directors are also officers of News Corporation.

The Company charged entities controlled by News Corporation $15.5 million, $15.3 million and $19.3 million for advertising and other services during the years ended December 31, 2003, 2002 and 2001, respectively. During those same periods, the Company acquired programming from News Corporation-controlled entities of $2.3 million, $3.7 million and $11.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company also purchased broadcast advertising from a News Corporation-controlled entity in the amount of $1.4 million during the year ended December 31, 2003.

The Company reimburses News Corporation for facilities and other general and administrative costs incurred on the Company’s behalf. Expenses associated with these costs approximated $4.3 million, $4.1 million and $2.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

News Corporation also provided the Company with the services of various News Corporation personnel from October 2002 through June 2003, including the Company’s former acting chief financial officer. Expenses associated with these services approximated $649,000 and $400,000 for the years ended December 31, 2003 and 2002, respectively. In addition, the Company purchases paper through a paper procurement arrangement with News Corporation at negotiated prices with paper suppliers based on the combined paper requirements of the two organizations.

As of December 31, 2003 and 2002, the Company had receivables due from News Corporation-controlled entities totaling $1.8 million and $4.0 million, respectively, and payables due to News Corporation-controlled entities totaling $347,000 and $249,000, respectively.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(15) Related Party Transactions and Other Significant Relationships (continued)

Liberty Media Corporation (“Liberty Media”), formerly an indirect wholly owned subsidiary of AT&T Corp., beneficially owned approximately 21% of the issued and outstanding common stock of the Company from the date of the acquisition of TV Guide in 2000 until May 2, 2001, the date Liberty Media sold most of its interest in the Company to News Corporation. For the period January 1, 2001 to May 2, 2001, the date Liberty Media ceased to be considered a related party of the Company, the Company purchased programming from Liberty Media controlled affiliates of $4.5 million. During the same period, the Company also sold video, program promotion and guide services of $6.7 million to AT&T Broadband and Internet Services (“BIS”) and its consolidated affiliates. In addition, during the same period, the Company purchased production services and was provided satellite transponder facilities and uplink services from BIS consolidated affiliates of $2.4 million. BIS is also wholly owned by AT&T Corp. Prior to its acquisition of TV Guide, the Company did not have any significant transactions with Liberty Media or BIS.

The Company has included in the amounts discussed above transactions with News Corporation, BIS, and Liberty Media and all known entities in which BIS, Liberty Media and News Corporation have an interest greater than 50%. In addition, the Company has transactions with entities in which BIS, Liberty Media and News Corporation own, directly or indirectly, 50% or less.

The Company, through its wholly owned subsidiary, TV Guide On Screen, Inc., has leased approximately 18,887 square feet of office space from CMT Realty Partnership, a privately held real estate partnership. The two sons of Douglas Macrae, an executive officer of the Company, through the 1993 DBM Descendants Trust (“DBM Trust”), own a 45% interest in CMT Realty Partnership. In connection with the expiration of the lease, the Company entered into a new lease with CMT Realty Partnership for the same office space plus an additional 7,054 square feet of office space at the same location. This new lease took effect on January 1, 2004 and is scheduled to expire on December 31, 2008, subject to a renewal option. Rent expense recognized under the expired lease totaled $429,000, $443,000 and $404,000, for the years ended December 31, 2003, 2002 and 2001, respectively. The base rents payable under the new lease are $544,761 for the year ended December 31, 2004, and thereafter are to increase by 3% per year through the end of the lease term. DBM Trust may receive distributions from CMT Realty Partnership, which include profits from the lease arrangement with the Company.

(16) Segment and Geographical Information

Effective January 1, 2003, the Company restructured its businesses into four groups that also represent its reportable business segments. Segments are now organized along three industry lines in addition to a segment comprising certain corporate functions and related expenses. The Publishing Segment consists of the Company’s print and electronic publishing units and websites including TV Guide magazine and Gemstar eBook brands, as well as TV Guide Online and the SkyMall catalog business. The Publishing Segment also includes TV Guide Data Solutions, a data collection and distribution business that gathers and distributes program listings and channel lineups. The Cable and Satellite Segment offers products, services and technologies to consumers and service providers in the cable and satellite industry. The business units in this segment include TV Guide Channel, TV Guide Interactive, TVG Network, SNG, UVTV, SpaceCom and several other smaller related businesses. The Consumer Electronics Licensing (“CE Licensing”) Segment licenses video recording technology currently marketed under the VCR Plus+ system brand in North America and under other brands in Europe and Asia, and IPGs marketed under the TV Guide On Screen brand in North America, under the GUIDE Plus+ brand in Europe and under the G-GUIDE brand in Asia. This segment also licensed intellectual property to manufacturers of set-top boxes for the digital satellite system (“DSS”) industry and continue to license its intellectual property to interactive television software providers and program listings providers in the online, personal computer and other non-television businesses. As a result of an agreement with DirecTV, the Company will no longer collect one-time license fees from manufacturers of DirecTV’s set-top boxes, but instead will be paid by DirecTV on a recurring revenue model based initially on new subscribers. Revenues paid by DirecTV will be recognized by the Cable and Satellite Segment. In addition, the CE Licensing Segment is responsible for the sale of advertising carried on the IPGs that are displayed in CE products and incurs costs associated with patent prosecution and certain litigation. The Corporate Segment comprises various centralized functions, including corporate management, corporate legal, corporate finance and other functions, and related costs such as certain litigation and insurance costs.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(16) Segment and Geographical Information (continued)

The Company’s reportable industry segments are strategic business units that offer distinct products and services and compete in distinct industries. The Company’s chief operating decision maker uses adjusted EBITDA (operating (loss) income before stock compensation, depreciation and amortization and impairment of intangible assets) to evaluate the performance of and allocate resources to the industry segments. Balance sheets of the reportable segments are not used by the chief operating decision maker to allocate resources or assess performance of the businesses.

Prior to January 1, 2003, the Company had segmented its businesses by revenue type, which required allocation of operating results for certain business units, principally TV Guide Interactive, TVG Network and SkyMall, between two or more segments. By contrast, the Company’s new segments reflect full operating results of their respective business units. This change is intended to provide greater business unit accountability and improve the transparency of operating performance. The Company’s previous reportable segments were identified as Technology and Licensing, Interactive Platform and Media and Services.

Amounts for the years ended December 31, 2002 and 2001 have been reclassified to conform to the 2003 presentation.

Segment information for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

	Year ended December 31,
	2003	2002	2001 (1)
Publishing Segment:
Revenues	$425,914	$475,242	$540,909
Operating expenses(2)	417,738	450,686	430,953

Adjusted EBITDA(3)	$8,176	$24,556	$109,956

Cable and Satellite Segment:
Revenues	$338,846	$405,988	$469,096
Operating expenses(2)	219,132	237,572	319,148

Adjusted EBITDA(3)	$119,714	$168,416	$149,948

CE Licensing Segment:
Revenues	$113,892	$120,161	$149,167
Operating expenses(2)	74,035	89,423	96,940

Adjusted EBITDA(3)	$39,857	$30,738	$52,227

Corporate Segment:
Operating expenses(2)	$169,486	$104,026	$44,567

Adjusted EBITDA(3)	$(169,486)	$(104,026)	$(44,567)

Consolidated
Revenues	$878,652	$1,001,391	$1,159,172
Operating expenses(2)	880,391	881,707	891,608

Adjusted EBITDA(3)	(1,739)	119,684	267,564
Stock compensation	(33,551)	(23,965)	(46,538)
Depreciation and amortization	(172,940)	(356,354)	(940,670)
Impairment of intangible assets	(416,481)	(2,446,836)	(10,800)

Operating loss	(624,711)	(2,707,471)	(730,444)
Interest expense	(6,164)	(9,839)	(27,375)
Loss on debt extinguishment	—	—	(3,331)
Other expense, net	(3,105)	(106,931)	(168,171)

Loss before income taxes and cumulative effect of an accounting change	$(633,980)	$(2,824,241)	$(929,321)

(1)	Effective July 18, 2001, the Company’s consolidated operating results include the operating results of SkyMall. SkyMall was acquired in a transaction accounted for as a purchase. Effective April 2001, the consolidated operating results exclude the operating results of the business that distributes the WGN superstation signal, which was sold.
(2)	Operating expenses mean operating expenses, excluding stock compensation, depreciation and amortization, and impairment of intangible assets.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(16) Segment and Geographical Information (continued)

(3)	Adjusted EBITDA is defined as operating loss, excluding stock compensation, depreciation and amortization and impairment of intangible assets. Due to purchase accounting related to our mergers with TV Guide on July 12, 2000 and SkyMall on July 18, 2001, the results of operations reflect significant amortization of finite-lived intangible assets. Accordingly, our industry segments are measured based on adjusted EBITDA. We believe adjusted EBITDA to be relevant and useful information as adjusted EBITDA is the primary measure used by our chief operating decision maker to measure the operating profits or losses of our businesses, assess performance and make decisions about resource allocation.

A summary of the Company’s revenues, operating (loss) income and identifiable assets by geographic area is as follows (in thousands):

	Year ended December 31,
	2003	2002	2001
Revenues:
United States	$808,745	$924,737	$1,122,053
Foreign (1)	69,907	76,654	37,119

Total	$878,652	$1,001,391	$1,159,172

Operating (loss) income (2):
United States	$(675,789)	$(2,751,285)	$(734,471)
Foreign (1)	51,078	43,814	4,027

Total	$(624,711)	$(2,707,471)	$(730,444)

	December 31,
	2003	2002
Identifiable assets:
United States	$1,237,737	$1,904,374
Foreign (3)	96,432	184,800

Total	$1,334,169	$2,089,174

(1)	Revenues and operating loss included in foreign are principally earned by entities in the British Virgin Islands.
(2)	Operating loss consists of total revenues less operating expenses and does not include interest expense, loss on debt extinguishments and other expense.
(3)	Identifiable assets included in foreign are principally held by entities in the British Virgin Islands.

No single customer accounted for more than 10% of total revenues for the years ended December 31, 2003, 2002 and 2001.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(17) Quarterly Information (unaudited)

	Quarter ended
	March 31,	June 30,	September 30,	December 31, (1)
	(in thousands, except per share data)
2003
Revenues	$227,883	$226,081	$207,610	$217,078
Operating loss	(74,103)	(24,968)	(24,160)	(501,480)
Net loss	(45,362)	(22,534)	(18,137)	(491,365)
Basic and diluted loss per share	$(0.11)	$(0.06)	$(0.04)	$(1.20)

	Quarter ended
	March 31, (2)	June 30, (3)	September 30,	December 31,(4)
	(in thousands, except per share data)
2002
Revenues	$260,481	$259,293	$236,890	$244,727
Operating loss	(81,155)	(1,346,534)	(32,087)	(1,247,695)
Income (loss) before cumulative effect of an accounting change	(47,638)	(885,983)	3,877	(1,305,394)
Net income (loss)	(4,235,675)	(885,983)	3,877	(1,305,394)
Basic and diluted income (loss) per share before cumulative effect of an accounting change	$(0.11)	$(2.15)	$0.01	$(3.19)

(1)	The Company completed its annual goodwill impairment test as of October 31, 2003 for all of its reporting units and recorded impairment charges to goodwill and indefinite-lived intangible assets totaling $400.4 million in the quarter ended December 31, 2003. The Company also recorded a $16.1 million impairment charge to a finite-lived intangible asset in December 2003. The Company reached an agreement to settle the consolidated shareholder class action lawsuits pending in the U.S. District Court for the Central District of California and recorded a pre-tax charge of $67.5 million in the fourth quarter of 2003. The Company also recorded $8.7 million related to other matters in the fourth quarter of 2003.
(2)	Effective January 1, 2002, the Company adopted Statement 142. Pursuant to the transitional rules, management calculated an impairment charge of $223.2 million and $4.0 billion in the quarters ended March 31, 2002 and June 30, 2002, respectively. As required by this statement, these charges are recorded as of January 1, 2002 and are therefore shown in this period.
(3)	The Company determined certain events and circumstances indicated that the estimated fair values of goodwill, indefinite-lived and finite-lived intangible assets were less than their carrying value as of June 30, 2002 and recorded impairment charges to goodwill, indefinite-lived and finite-lived intangible assets totaling $1.3 billion in the quarter ended June 30, 2002.
(4)	The Company completed its annual goodwill impairment test as of October 31, 2002 for all of its reporting units and recorded impairment charges to goodwill and indefinite-lived intangible assets totaling $950.8 million in the quarter ended December 31, 2002. The Company also recorded a $188.0 million impairment charge to a finite-lived intangible asset in December 2002.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(18) Parent Company Only Financial Statements

The Revolving Facility is guaranteed by Gemstar and by certain subsidiaries of TV Guide, and the ownership interest of certain TV Guide subsidiaries is pledged as collateral. In addition, 79% of the cash and marketable securities balance of Superstar/Netlink Group LLC is subject to a lien pursuant to the terms of the Revolving Facility. The Revolving Facility also restricts TV Guide’s ability to pay dividends and transfers of assets to Gemstar, the parent company.

The following are summarized condensed parent-only financial statements of Gemstar as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001. The investments in subsidiaries, including TV Guide, are accounted for under the equity method. The condensed parent-only financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto (in thousands).

CONDENSED BALANCE SHEETS

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$57,906	$24,347
Other current assets	233	6,133

Total current assets	58,139	30,480
Investments in and receivables from subsidiaries, including tax balances	330,848	830,331
Income taxes receivable	69,329	89,770
Other assets	2,659	3,387

	$460,975	$953,968

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$85,002	$59,498
Stockholders’ equity:
Preferred stock	—	—
Common stock	4,279	4,182
Additional paid-in capital	8,452,702	8,422,797
Accumulated deficit	(7,983,239)	(7,405,841)
Accumulated other comprehensive income, net of tax	743	4,204
Unearned compensation	(246)	(32,606)
Treasury stock	(98,266)	(98,266)

Total stockholders’ equity	375,973	894,470

	$460,975	$953,968

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(18) Parent Company Only Financial Statements (continued)

CONDENSED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2003	2002	2001
Operating expenses:
Operating expenses, exclusive of expenses shown below	$123,667	$36,342	$3,153
Stock compensation	33,551	23,965	46,538
Impairment of intangible assets	416,481	2,446,836	—

Operating loss	(573,699)	(2,507,143)	(49,691)
Equity in (losses) income in subsidiaries	(43,923)	222,964	(707,130)
Other income (expense), net	13,041	(12,630)	2,951

Loss before income taxes and cumulative effect of an accounting change	(604,581)	(2,296,809)	(753,870)
Income tax benefit	(27,183)	(61,671)	(3,194)

Loss before cumulative effect of an accounting change	(577,398)	(2,235,138)	(750,676)
Cumulative effect of an accounting change, net of tax	—	(4,188,037)	—

Net loss	$(577,398)	$(6,423,175)	$(750,676)

CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net loss	$(577,398)	$(6,423,175)	$(750,676)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Cumulative effect of an accounting change	—	4,188,037	—
Deferred income taxes	30,317	(36,042)	45,345
Tax benefit associated with stock options	—	1,651	21,580
Stock compensation expense	33,551	23,965	46,538
Impairment of intangible assets	416,481	2,446,836	—
Equity in losses (income) of subsidiaries	43,923	(222,964)	707,130
Changes in assets and liabilities:
Receivables	(2)	48	(36)
Other assets	27,175	(95,010)	27
Accounts payable and accrued liabilities	25,504	56,668	(9,002)

Net cash (used in) provided by operating activities	(449)	(59,986)	60,906

Cash flows from investing activities:
Investments and acquisitions	—	(1,500)	(22,237)
Investments and receivables from subsidiaries	4,921	55,927	(148,761)
Purchases of marketable securities	—	(40,822)	(104,343)
Sales and maturities of marketable securities	—	100,644	106,680

Net cash provided by (used in) investing activities	4,921	114,249	(168,661)

Cash flows from financing activities:
Proceeds from exercise of stock options	28,811	1,270	20,273
Purchase of treasury stock	—	(63,423)	(6,404)

Net cash provided by (used in) financing activities	28,811	(62,153)	13,869

Effect of exchange rate changes on cash and cash equivalents	276	216	(108)

Net increase (decrease) in cash and cash equivalents	33,559	(7,674)	(93,994)
Cash and cash equivalents at beginning of period	24,347	32,021	126,015

Cash and cash equivalents at end of period	$57,906	$24,347	$32,021

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(19) Subsequent Events

(a) In February 2004, the Company reached an agreement to settle the consolidated shareholder class action lawsuits pending in the U.S. District Court for the Central District of California. Under the proposed agreement, the Company will pay a total settlement amount of $67.5 million, which will be paid in cash and stock. The Company will pay an aggregate of $42.5 million in cash to the class in a combination of direct payments and payments which may be made through the SEC. In addition, the Company agreed to issue 4,105,090 shares of its common stock, which was valued at $6.09 per share on the date the agreement was reached, or $25 million in the aggregate. The number of shares will increase if the price per share at the time of distribution to the class is less than $6.09 per share. The agreement also provides the Company with an option to substitute cash for up to 2,052,545 of the shares at $6.09 per share prior to the final settlement being approved. The Company retains its claims against its former Chief Executive Officer and former Chief Financial Officer and its claims against its insurance carriers related to the defense and settlement of these actions and related matters. This settlement is subject to approval by the Court and notice to the class. Accordingly, the Company recorded a pre-tax charge of $67.5 million in the fourth quarter of 2003, which is included in operating expenses. The Company expects to pay this amount in 2004.

(b) In February 2004, the Company signed an agreement with Comcast Corporation (“Comcast”) to form a joint IPG development group using the Company’s existing TV Guide Interactive IPG as a foundation to create an industry-leading cable IPG. The Company also agreed to enter into a long-term non-exclusive patent license and distribution agreement, which includes a one-time cash payment of $250 million by Comcast to the Company. The payment provides Comcast with the right to use the Company’s intellectual property and technology as well as the Company’s TV Guide brand and content on its IPGs. Additionally, the Company will enter into a new distribution arrangement with Comcast that provides for carriage of the TV Guide Channel, TV Guide On Demand and TVG throughout various Comcast systems. The Company expects to receive the one-time cash payment in the first half of 2004.

(c) On February 24, 2004, the Company agreed to settle its pending legal disputes with Pioneer Digital Technologies, Inc. (“Pioneer”) and its affiliates. The settlement includes a one-time payment of $14 million by Pioneer along with multi-year licensing agreements under which, among other things, Pioneer will pay per-unit license fees for digital products incorporating the Company’s technology. The Company expects to receive the one-time payment in the first half of 2004.

(d) On February 26, 2004, the Company was served with the complaint in a lawsuit captioned Minas Litos, et al v. Gemstar-TV Guide International, Inc. On February 17, 2004, individual shareholders filed a separate suit against the Company in the United States District Court for the Northern District of Indiana alleging breaches of fiduciary duty and violations of state and federal securities laws based on the same allegations as the federal shareholder class action and the state court derivative litigation. This latest action brings to six the number of shareholder and derivative lawsuits pending against the Company.

(e) In March 2004, the Company entered into a long-term non-exclusive patent license and distribution agreement with EchoStar Communications Corporation, which does business as DISH Network. The agreement includes a one-time payment by EchoStar of $190 million in cash and entitles EchoStar to utilize the Company’s intellectual property and technology as well as the TV Guide brand and content on its interactive program guides. Additionally, the Company entered into distribution arrangements with EchoStar providing for the launch and carriage of the TV Guide Channel as well as the extension of the existing distribution agreement for carriage of TVG on the DISH Network. The Company also signed an agreement with EchoStar that resolves all outstanding litigation between the parties. Separately, EchoStar will acquire the assets of SNG, UVTV and SpaceCom for approximately $48 million in cash. The sale of these assets to EchoStar is subject to certain regulatory approvals.

The carrying values at December 31, 2003 of the assets and liabilities that will be included in the disposal group are as follows (in thousands):

Other current assets	$1,032
Property and equipment, net	2,668
Goodwill	50,316
Finite-lived intangible assets	41,868
Accrued liabilities	(6,770)
Deferred revenue	(36,707)
Deferred tax liabilities	(18,267)

In February 2004, the Company also agreed to purchase the minority interest in Superstar/Netlink Group LLC for $15 million. The licenses and settlement agreement will become effective upon the closing of the asset sale transaction.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(19) Subsequent Events (continued)

As a result of this transaction, the Company intends to reclassify the assets that will be sold to EchoStar as assets held for sale. Effectively January 1, 2004, the Company will report results of operations of the related entities as discontinued operations and will cease amortization of certain finite-lived intangibles. Assuming the transaction is consummated, amortization expense will be decreased by $27.3 million and $14.5 million in 2004 and 2005, respectively.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES.

The Company’s Chairman and Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of the end of the period covered by this annual report and, based on this evaluation, have concluded that the disclosure controls and procedures are effective.

There have been no changes in the Company’s internal control over financial reporting that occurred during the Company’s fourth fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B. OTHER INFORMATION.

None.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Directors and Executive Officers

The directors and executive officers of News Corporation as of November 22, 2004 are as follows:

Name	Age	Position with the Company	Date Director’s Term Expires
K. Rupert Murdoch AC	73	Chairman and Chief Executive Officer	2007
Peter L. Barnes	61	Director	2007
Chase Carey	50	Director	2005
Peter Chernin	63	Director, President and Chief Operating Officer	2005
Kenneth E. Cowley AO	69	Director	2007
David F. DeVoe	57	Director, Senior Executive Vice President and Chief Financial Officer	2007
Viet Dinh	36	Director	2007
Roderick I. Eddington	54	Director	2005
Andrew S.B. Knight	65	Director	2005
Lachlan K. Murdoch	33	Director and Deputy Chief Operating Officer	2006
Thomas J. Perkins	72	Director	2006
Stanley S. Shuman	69	Director	2006
Arthur M. Siskind	66	Director, Senior Executive Vice President and Group General Counsel	2006
John L. Thornton	50	Director	2006
Lawrence A. Jacobs	49	Executive Vice President and Deputy General Counsel	n/a
John P. Nallen	47	Executive Vice President and Deputy Chief Financial Officer	n/a

There is no arrangement or understanding between any of the above listed persons and any other person pursuant to which he or she was elected as a director or executive officer. There is no family relationship between any director or executive officer of News Corporation and any other director of News Corporation, except that Lachlan K. Murdoch is a son of K. Rupert Murdoch.

Further information with respect to the directors and executive officers is set forth below.

K. Rupert Murdoch AC has been Chairman of the Board of Directors and Chief Executive of News Corporation since November 12, 2004 (the “Implementation Date”). Mr. Murdoch was Chairman of the Board of Directors of TNCL from 1991 until the Implementation Date and Executive Director and Chief Executive from 1979 until the Implementation Date. He has been a Director of News Limited, News Corporation’s principal subsidiary in Australia, since 1953, a Director of News International, News Corporation’s principal subsidiary in the United Kingdom, since 1969 and a Director of News America, News Corporation’s principal subsidiary in the United States, since 1973. Mr. Murdoch has been a Director of STAR Group since 1993 and served as Chairman of STAR Group from 1993 to 1998. Mr. Murdoch has been a Director of FEG since 1985, Chairman since 1992 and Chief Executive Officer since 1995. Mr. Murdoch has served as a Director of BSkyB since 1990 and Chairman since 1999. Mr. Murdoch has served as a Director of Gemstar-TV Guide since 2001 as Chairman of DIRECTV since December 2003 and a Director of China Netcom Group Corporation (Hong Kong) Limited since October 2004.

Peter Barnes has been has been a Director of News Corporation since the Implementation Date. Mr. Barnes served as a Non-Executive Director of TNCL from April 2004 until the Implementation Date. Mr. Barnes has been a Director of Ansell Ltd since 2001 and a Director of Metcash Trading Ltd. since 1999. Mr. Barnes has been a Director of Samuel Smith & Sons Pty Ltd. since 1999 and a Chairman since 2002. Mr. Barnes served as the President of Phillip Morris Asia Inc. from 1993 until 1998. Mr. Barnes is a member of the Audit Committee of News Corporation.

Chase Carey has been a Director of News Corporation since the Implementation Date. Mr. Carey was an Executive Director of TNCL from 1996 until the Implementation Date and a consultant from 2002 until 2003. Mr. Carey has served as Chief Executive Officer of DIRECTV since December 2003. Mr. Carey served as Co-Chief Operating

Officer of TNCL from 1996 until 2002. Mr. Carey served as a Director, President and Chief Executive Officer of Sky Global Networks, Inc. from 2001 until 2002. Mr. Carey served as a Director of FEG from 1992 and served as Co-Chief Operating Officer from 1998 until 2002. Mr. Carey was Chairman and Chief Executive Officer of Fox Television from 1994 until 2000. Mr. Carey was a Director of News America until 2002, President and Chief Operating Officer from 1998 until 2002 and Executive Vice President from 1996 to 1998. Mr. Carey served as a Director of STAR from 1993 until 2002, a Director of NDS from 1996 until 2002, and a Director of Gemstar-TV Guide from 2000 until 2002. Mr. Carey was appointed to the Board of Directors of BSkyB in 2003. Mr. Carey has served on the Boards of Gateway, Inc. and Colgate University since 1996.

Peter Chernin has been a Director and the President and Chief Operating Officer of News Corporation since the Implementation Date. Mr. Chernin was an Executive Director, President and Chief Operation Officer of TNCL from 1996 until the Implementation Date. Mr. Chernin has been a Director, President and Chief Operating Officer of FEG since 1998. Mr. Chernin has been a Director, Chairman and Chief Executive Officer of News America since 1996. Mr. Chernin served as Chairman and Chief Executive Officer of FFE from 1994 to 1996 and in various executive capacities at Fox subsidiaries since 1989. Mr. Chernin has served as a Director of Gemstar–TV Guide since 2002 and was a Director of TV Guide, Inc. from 1999 to 2000. Mr. Chernin has served as a Director of DIRECTV since December 2003.

Kenneth E. Cowley AO has been a Director of News Corporation since the Implementation Date. Mr. Cowley was a Non-Executive Director of News Corporation from 1997 until the Implementation Date. Mr. Cowley has been a Director of Independent Newspapers Limited since 1990 and its Chairman since 2001. Mr. Cowley served as an Executive Director of TNCL from 1979 to 1997, as a Director of News Limited from 1978 to 1997 and as Chairman of News Limited from 1992 to 1997. Mr. Cowley was the Managing Director of News Corporation’s Australian operations from 1980 to 1996. Mr. Cowley was a Director and Executive Vice President of News America from 1992 until 1997. Mr. Cowley served as an Executive Director of Ansett Holdings Limited (“AHL”) from 1988 to 2000 and Chairman from 1992 to 1996. Mr. Cowley served as a Director of Commonwealth Bank of Australia from 1997 until 2001 and as Chairman of PMP Communications Limited from 1991 until 2001. Mr. Cowley has been the Chairman of RM Williams Holdings Limited since 1994. Mr. Cowley is a member of the Nominating and Corporate Governance Committee of News Corporation.

David F. DeVoe has been a Director, Senior Executive Vice President and Chief Financial Officer of News Corporation since the Implementation Date. Mr. DeVoe was an Executive Director, Chief Financial Officer and Finance Director of TNCL from 1990 until the Implementation Date and Senior Executive Vice President of TNCL from 1996 until the Implementation Date. Mr. DeVoe served as an Executive Vice President of TNCL from 1990 until 1996. Mr. DeVoe has been a Director of News America since 1991, Senior Executive Vice President since 1998 and Executive Vice President from 1991 to 1998. Mr. DeVoe has been a Director of FEG since 1991 and Senior Executive Vice President and Chief Financial Officer since 1998. Mr. DeVoe has been a Director of

STAR since 1993, a Director of BSkyB since 1994, a Director of NDS since 1996, Director of Gemstar-TV Guide since 2001 and a Director of DIRECTV since December 2003.

Viet Dinh has been a Director of News Corporation since the Implementation Date. Mr. Dinh served as a Non-Executive Director of TNCL from April 2004 until the Implementation Date. Mr. Dinh has been a Professor of Law at Georgetown University since 1996. Mr. Dinh served as an Assistant Attorney General for Legal Policy in the U.S. Department of Justice from 2001 until 2003. Mr. Dinh is a member of the Nominating and Corporate Governance Committee of News Corporation.

Roderick I. Eddington has been a Director of News Corporation since the Implementation Date. Mr. Eddington was a Non-Executive Director of TNCL from 2000 until the Implementation Date. Mr. Eddington served as an Executive Director of TNCL from 1999 until 2000. Mr. Eddington has been Chief Executive of British Airways Plc since 2000. Mr. Eddington served as a Director of News Limited from 1998 until 2000. Mr. Eddington served as Executive Chairman of AHL and as a Director of each of Ansett Australia Limited and Ansett Australia Holdings Limited from 1997 until 2000. Mr. Eddington served as Managing Director of Cathay Pacific Airways from 1992 to 1996. Mr. Eddington has been a Director of John Swire & Sons Pty Ltd since 1997. Mr. Eddington is the Chairman of the Audit Committee and a member of the Compensation Committee of News Corporation.

Andrew S. B. Knight has been a Director of News Corporation since the Implementation Date. Mr. Knight was a Non-Executive Director of TNCL from 1994 until the Implementation Date. Mr. Knight served as an Executive Director of TNCL from 1991 to 1994 and served as Executive Chairman of News International and as a Director of BSkyB from 1990 to 1994. Mr. Knight was Editor of The Economist from 1974 to 1986, and Chief Executive and Editor in Chief of the Daily Telegraph plc from 1986 to 1989. Mr. Knight has been a Non-Executive Director of Rothschild Investment Trust Capital Partners plc since 1997. Mr. Knight is Chairman of the Compensation Committee and a member of the Audit Committee of News Corporation.

Lachlan K. Murdoch has been a Director and Deputy Chief Operating Officer of News Corporation since the Implementation Date. Mr. Murdoch was an Executive Director of TNCL from 1996 to the Implementation Date and Deputy Chief Operating Officer of TNCL from 2000 to the Implementation Date. Mr. Murdoch served as a Senior Executive Vice President of TNCL from 1999 until 2000. Mr. Murdoch has been a Director of News Limited since 1995, Chairman since 1997 and served as Chief Executive from 1997 to 2000, Managing Director from 1996 to 1997 and Deputy Chief Executive from 1995 to 1996. Mr. Murdoch has been the Chairman of Queensland Press Limited since 1996 and a Director since 1994. Mr. Murdoch has been Deputy Chairman of STAR since 1995. Mr. Murdoch has been a Director of FOXTEL Management since 1998, a Director of Gemstar-TV Guide since 2001, and a Director of NDS since 2002.

Thomas J. Perkins has been a Director of News Corporation since the Implementation Date. Mr. Perkins was a Non-Executive Director of TNCL from 1996 until the Implementation Date. Mr. Perkins has been partner of Kleiner Perkins Caufield & Byers, a venture capital company, since 1972. Mr. Perkins is a member of the Audit and Compensation Committees of News Corporation.

Stanley S. Shuman has been a Director of News Corporation since the Implementation Date. Mr. Shuman was a Non-Executive Director of TNCL from 1982 until the Implementation Date. Mr. Shuman has been a Managing Director of Allen & Company LLC, an investment banking firm, since 1970. Mr. Shuman has been a Director of News America since 1985. Mr. Shuman has been a Director of Six Flags, Inc. since 2000.

Arthur M. Siskind has been a Director, Senior Executive Vice President and Group General Counsel of News Corporation since the Implementation Date. Mr. Siskind was an Executive Director of TNCL from 1991 and Senior Executive Vice President from 1996 until the Implementation Date. Mr. Siskind served as Executive Vice President of News Corporation from 1991 until 1996. Mr. Siskind has been a Director of News America since 1991, a Senior Executive Vice President since 1998 and served as Executive Vice President from 1991 to 1998. Mr. Siskind has been a Director, Senior Executive Vice President and General Counsel of FEG since 1998. Mr. Siskind has been a Director of STAR since 1993 and a Director of NDS since 1996. Mr. Siskind has been a Director of BSkyB since 1992. Mr. Siskind has been a Member of the Bar of the State of New York since 1962. Mr. Siskind has announced that he will retire as Senior Executive Vice President and Group General Counsel on December 31, 2004. Mr. Siskind will serve as a Senior Advisor to the Chairman of the Company and remain on the Board of Directors of the Company.

John L. Thornton has been a Director of News Corporation since the Implementation Date. Mr. Thornton served as a Non-Executive Director of TNCL from June 2004 until the Implementation Date. Mr. Thornton has been a Professor and Director of Global Leadership at Tsinghua University in Beijing since 2003. Mr. Thornton served as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. from 1999 until 2003. Mr. Thornton is a Senior Advisor to The Goldman Sachs Group, Inc. and Director of The Goldman Sachs Foundation. Mr. Thornton has been a Director of the Ford Motor Company since 1996, a Director of Intel Corporation since 2003 and a Director of DIRECTV since December 2003. Mr. Thornton is a member of the Compensation Committee of News Corporation.

Lawrence A. Jacobs has served as Executive Vice President and Deputy General Counsel of News Corporation since the Implementation Date. Mr. Jacobs served as Executive Vice President and Deputy General Counsel of TNCL from 2001 until the Implementation Date. Mr. Jacobs was Senior Vice President and Deputy General Counsel of TNCL from 1996 until 2001. Mr. Jacobs was a partner at the New York law firm of Squadron, Ellenoff, Plesent & Sheinfeld prior to joining TNCL. Mr. Jacobs has served on the Management Boards of Innova S. de R.L. de C.V. and Sky Brasil Servicos Ltda since 2002. Upon the retirement of Mr. Siskind as Senior Executive Vice President and Group General Counsel of News Corporation, Mr. Jacobs will become Senior Executive Vice President and Group General Counsel of News Corporation.

John P. Nallen has served as Executive Vice President and Deputy Chief Financial Officer of News Corporation since the Implementation Date. Mr. Nallen served as Executive Vice President and Deputy Chief Financial Officer of TNCL from 2001 until the Implementation Date. Mr. Nallen was Senior Vice President of Finance of TNCL from 1995 until 2001. Mr. Nallen was a partner at Arthur Andersen LLP prior to joining TNCL. Mr. Nallen has served on the Management Board of Sky Brasil Servicos Ltda. since May 2004.

Audit Committee and Audit Committee Financial Expert

The Company has a standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Messrs. Roderick I. Eddington (Chair), Peter Barnes, Andrew S.B. Knight, and Thomas J. Perkins, each of whom is a Director who is also “independent” under the Sarbanes Oxley Act of 2002, SEC rules and the NYSE listing standards. The Board has determined that each of the members of the Audit Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that Messrs. Eddington, Perkins and Barnes are “audit committee financial experts” as defined under the SEC rules. The authority and responsibility of the Audit Committee is set forth in detail in its Charter, which is posted on the Company’s website at www.newscorp.com.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that a Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s voting securities, file reports of equity ownership and changes in ownership with the SEC. Directors, officers and beneficial owners of more than 10% of the Company’s Class B Common Stock are required by the SEC to furnish the Company with copies of the reports they file.

Beginning on November 12, 2004, as a result of the reorganization of the Company to the United States, the Company’s directors, officers and persons who beneficially own more than 10% of the Company’s Class B Common Stock became subject to Section 16(a) reporting obligations. The initial reports filed on November 12, 2004 on behalf of Mr. A. Siskind, Mr. P. Chernin, Mr. Lachlan K. Murdoch and Mr. D. DeVoe inadvertently excluded an August 11, 2004 grant of certain stock appreciation rights. Those initial reports were amended on November 19, 2004 to include the August 11, 2004 grant.

Code of Ethics

The Company and its predecessor, TNCL, have adopted a Standards of Business Conduct which confirm the Group’s policy to conduct its affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics. The Group intends that the spirit, as well as the letter of those standards is followed by all Directors, officers and employees of the Group, its subsidiaries and divisions. The Board has also established a Code of Ethics for the Chief Executive Officer and senior financial officers that is included in the Group’s Standards of Business Conduct. The full text of the Standards may be found on the Group’s website at www.newscorp.com.

ITEM 11. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation paid for the fiscal years ended June 30, 2004, 2003 and 2002 to the Company’s chief executive officer and each of the four other most highly compensated executive officers of the Company who served in such capacity for News Corporation on June 30, 2004 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Annual Compensation				Number of Stock Options and SARs Awarded	All Other Compensation (3)
		Salary (1)	Bonus	Other Annual Compensation (2)
K. Rupert Murdoch Chairman and Chief Executive Officer	2004 2003 2002	$4,509,000 4,508,000 4,357,000	$12,500,000 7,500,000 3,000,000		$211,322 146,459 126,520	0 0 0	$6,150 6,000 5,100

Peter Chernin President and Chief Operating Officer	2004 2003 2002	$8,296,000 8,104,000 8,065,000	$8,000,000 8,000,000 7,000,000		$134,834 188,084 93,626	500,000 500,000 500,000	$330,476 311,469 487,856

David DeVoe Senior Executive Vice-President and Chief Financial Officer	2004 2003 2002	$2,292,000 2,104,000 1,754,000	$2,350,000 7,150,000 2,000,000	$	— — —	250,000 240,000 130,000	$6,150 6,000 5,100

Lachlan Murdoch Deputy Chief Operating Officer	2004 2003 2002	$1,800,000 1,403,000 1,313,000	$2,000,000 1,200,000 700,000	$	— — —	187,500 170,000 130,000	$6,150 6,000 5,100

Arthur Siskind Senior Executive Vice-President and Group General Counsel	2004 2003 2002	$2,142,000 1,959,000 1,755,000	$1,300,000 1,200,000 1,000,000	$	— — —	250,000 240,000 130,000	$6,150 6,000 5,100

(1)	Includes all amounts earned for the respective years, even if deferred under the Company's 401(k) plan or pursuant to an employment agreement.
(2)	In accordance with SEC rules, amounts totaling less than $50,000 have been omitted. The amounts of personal benefits shown in this column that represent more than 25% of the applicable executive’s total Other Annual Compensation include transportation related benefits for Mr. K. Rupert Murdoch for 2004 in the amount of $159,086, for 2003 in the amount of $113,937 and for 2002 in the amount of $107,624 and for Mr. Peter Chernin for 2004 in the amount of $106,330, for 2003 in the amount of $161,450 and for 2002 in the amount of $56,105, these amounts have been calculated based on the incremental costs to the Company. For security reasons, the Company requires the named executive officers to use the Company aircraft for all travel. In addition, in lieu of incurring costs for outside facilities for Company functions and hotel accommodations, the Company maintained a residence in Los Angeles, California for the Company’s benefit and the use by Mr. K. Rupert Murdoch for business purposes and related overnight accommodations when he visited the Company’s West Coast offices. The entire cost to the Company of maintaining the residence was approximately $660,000 in each of the three years ended June 30, 2004. As noted below, the residence was subsequently purchased for its fair market value by Mr. Murdoch in fiscal 2004.
(3)	This amount includes matching contributions under the Company's 401(k) plan for all named executive officers. In addition, Mr. Chernin’s amount includes earned interest on deferred compensation in excess of 120% of the long-term applicable federal rate determined pursuant to the SEC rules in the amount of $66,990, $48,133 and $31,064 for 2004, 2003 and 2002, respectively, and premiums paid on universal life insurance policies of $257,336, $257,336 and $451,692 for 2004, 2003 and 2002, respectively.

Stock Appreciation Rights (SARs) Granted in Fiscal Year 2004

Name	Number of Securities Underlying SARs Granted	% of Total SARs Granted to Employees in Fiscal Year	Exercise Price per Share ($/Share)	Expiration Date	Grant Date Present Value(1)
K. Rupert Murdoch	0	—	—	—	—
Peter Chernin	500,000	42%	$12.94	8/11/2013	$1,790,000
David DeVoe	250,000	21%	$12.94	8/11/2013	$895,000
Lachlan Murdoch	187,500	16%	$12.94	8/11/2013	$671,250
Arthur Siskind	250,000	21%	$12.94	8/11/2013	$895,000

(1)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the SAR grant reflected in the above table include the following:(i) exercise price for the SARs equal to the fair market value of the underlying Class A common stock on the date of grant; (ii) expected SAR term of 7 years; (iii) dividend yield of .90%; (iv) risk-free interest rate of 5.60%; and (v) volatility of 41.83%. The ultimate values of the SARs will depend on the future market price of the Company's Class A common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, a holder will realize upon exercise of a SAR will depend on the excess of the market value of the Company's Class A common stock over the exercise price on the date the SAR is exercised.

Summary of Options/SARs Exercised

The following sets forth certain summary information concerning the exercise of stock options/SARs by the named executive officers during the fiscal year ended June 30, 2004, together with the fiscal year-end value of unexercised options/SARs.

Aggregated Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End		Value of Unexercised In-The-Money Options/SARs at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
K. Rupert Murdoch	0	0	12,000,000	0	0	0
Peter Chernin	0	0	8,387,500	1,250,000	$13,597,857	$3,254,754
David DeVoe	0	0	1,560,000	525,000	$2,023,004	$1,588,064
Lachlan Murdoch	0	0	1,602,500	405,000	$3,398,049	$1,151,734
Arthur Siskind	0	0	1,565,000	525,000	$1,747,454	$1,588,064

(1)	Value of the securities underlying the “in the money” options/SARs at year end minus the exercise price of the options/SARs based on the closing price of $16.67 for the shares underlying the options/SARs on June 30, 2004.

Pension plans

Under the terms of the News America Incorporated Employees’ Pension and Retirement Plan and the News America Publishing Incorporated Supplemental Executive Retirement Plan (collectively, the "News Corp Pension Plans"), an eligible employee will receive a benefit at retirement that is based upon (a) the employee's number of years of benefit service from 1989 and final average compensation (salary and bonus) for the highest 60 consecutive months out of the final 120 months plus (b) the benefit calculated as of 1989 under the prior plan formula indexed for future increases in earnings. Compensation, for benefit purposes, is currently limited to $305,000 per year.

For the named executive officers, News Corporation provides enhanced benefits where the compensation limit has been extended to $2,000,000 and this benefit is integrated with social security. In addition, these executives, as a minimum, receive an annual benefit of $500,000 adjusted annually for inflation. The benefits under the News America Incorporated Supplemental Executive Retirement Plan and the enhanced benefits are not subject to the Internal Revenue Code provisions that limit the compensation used to determine benefits and the amount of annual benefits payable under the News America Incorporated Employees’ Pension and Retirement Plan. The table below illustrates, for representative average annual pensionable compensation and years of benefit service classifications, the retirement benefit payable to the named executive officers under the News Corp Pension Plans and the enhanced benefits upon retirement in 2004 at age 65, based on the 100% Joint and Survivor annuity form of benefit payment. For all the named executive officers, the estimated benefits payable under the News Corp Pension Plans and the enhanced benefits, as of June 30, 2004, is based on the compensation limit of $2,000,000 stated above. Messrs. K. Rupert Murdoch, Chernin, DeVoe, Lachlan K. Murdoch and Siskind have been credited with 52.3, 15.3, 21, 7.1 and 13.3 years of benefit service, respectively.

Pension Plan Table

Annual Remuneration	Estimated Annual Pension for Years of Service
	5	10	15	20	35	50
$1,000,000	$558,936	$558,936	$558,936	$558,936	$558,936	$700,284
$1,200,000	558,936	558,936	558,936	558,936	662,280	842,280
$1,400,000	558,936	558,936	558,936	558,936	774,276	984,276
$1,600,000	558,936	558,936	558,936	558,936	886,284	1,126,284
$1,800,000	558,936	558,936	558,936	570,444	998,280	1,268,280
$2,000,000	558,936	558,936	558,936	634,440	1,110,276	1,410,276

Director Compensation

The basic fees payable to the Directors who are not executives of the Company (the “Non-executive Directors”) are set by the Board of Directors. The Non-executive Directors receive an annual retainer of $125,000 with each director investing $40,000 of this retainer in the Company’s stock through a deferred stock unit account. Audit Committee members receive an additional $15,000 per year, Compensation Committee members an additional $6,000 per year and Nominating and Corporate Governance Committee members an additional 6,000 per year with the Audit Committee Chairman receiving an additional $10,000 per year and Compensation and Nominating and Corporate Governance Committee Chairmen receiving an additional $5,000 annually. Because the focus of the Board is on the long-term direction of the Group, there is no direct link between Non-executive Director remuneration and the short-term results of the Group.

Directors’ fees are not paid to Directors that are executives of News Corporation since the responsibilities of Board membership are considered in determining remuneration provided as part of the normal employment conditions.

Employment Arrangements

Summary of Peter Chernin’s Employment Agreement. After review and approval of the terms and conditions of the agreement by the Company’s Compensation Committee and Board of Directors, the Company entered into the Amended and Restated Employment Agreement described below with Peter Chernin, the Company’s President and Chief Operating Officer, effective August 1, 2004 through June 30, 2009. Mr. Chernin’s agreement provides that he will receive a base salary of $3,800,000 per year, and he is eligible to receive an annual performance-based bonus based on the Company’s achievement of financial performance targets determined by (i) calculating the percentage change in adjusted earnings per share (as defined in the agreement) of the Company for the fiscal year then ended compared to the prior fiscal year and (ii) then determining the required amount (as defined in the agreement) of bonus payable in amounts ranging from $0 to $25 million based on guidelines in the agreement setting forth the required bonus amount for the corresponding percentage change in adjusted earnings per share (as defined in the agreement). Pursuant to the terms of the agreement, the first $5 million of the annual performance-based bonus will be payable in cash and one-half any remaining balance will also be payable in cash and the other half will be payable in restricted stock units (paid in three equal annual installments except for any restricted stock units earned in the fiscal years ended 2007 and 2008 which are required to be paid in two equal annual installments and one installment, respectively). The number of restricted stock units to be delivered is equal to the applicable value divided by the average market price (as defined in the agreement) of the Class A non-voting common stock. Any bonus earned for the period ending June 30, 2009 will be payable solely in cash.

Pursuant to Mr. Chernin’s agreement, in August 2004, he received a grant of stock appreciation rights on 500,000 shares of Class A non-voting common stock. In addition, Mr. Chernin is also eligible to receive grants of annual equity-based awards in the form of stock, stock options or other stock related grants in amounts equal to and on terms at least as favorable as grants made to other Company executives. Mr. Chernin may participate in the Company’s pension and welfare plans that are applicable to the Company’s senior executives, which generally include retirement plans, supplemental and excess retirement plans, group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plans and any plan or program providing fringe benefits or perquisites to the Company’s executive officers. In addition to these pension and welfare benefits, Mr. Chernin is entitled to monthly Company contributions of $41,667 through November 15, 2004 to a pension account, which earns a guaranteed annual rate of return and, commencing on August 1, 2004, a savings account with monthly Company contributions of $358,334, which earns a rate of return equal to his investments in the 401(k) plan which both shall be fully vested at all times. The pension and savings account shall be paid in cash in a lump sum to Mr. Chernin, upon his termination of employment with the Company or at a time otherwise elected by Mr. Chernin in accordance with procedures developed by the Company. Pursuant to the terms of the agreement, the Company will continue to pay premiums under Mr. Chernin’s existing variable universal life insurance policies with a death benefit of $5 million. Mr. Chernin is also entitled to reimbursement in accordance with the policies of the Company for traveling and other expenses incurred in the performance of the Company’s business, including, to the extent available, use of the Company jet for business travel.

If Mr. Chernin’s employment is terminated by the Company for cause, by reason of death or if Mr. Chernin resigns without good reason (as defined in the agreement), he is entitled to receive (i) a payment equal to his base salary accrued through the date of such termination or resignation, (ii) a payment of the pro-rata portion of his annual bonus, (iii) a payment of any bonus earned but not yet paid for any period ending prior to the date of such termination or resignation, (iv) a payment of the total accrued amount in Mr. Chernin’s pension account and savings account (as defined in the agreement), (v) a grant of stock appreciation rights or other equity-based awards that he may be eligible to receive prior to the date of such termination or resignation to the extent not yet granted and (vi) other benefits such as enhanced SERP benefits, lifetime medical and life insurance and lifetime health and welfare benefits. Unvested equity awards would be forfeited upon such termination unless Mr. Chernin elects to enter into a post-termination production agreement. Good reason is defined under the agreement to include, among other things, any material reduction in Mr. Chernin’s benefits under any employee benefit plan or any material reduction in fringe benefits and perquisites provided to Mr. Chernin (unless failure to reduce such benefits would constitute a violation of applicable law), the assignment to Mr. Chernin of any duties inconsistent with his positions, duties and status with the Company, a change in Mr. Chernin’s reporting responsibilities, title or offices and if any person other than Mr. K. Rupert Murdoch is Chairman and Chief Executive Officer of the Company. If Mr. Chernin terminates his employment without good reason to become the chief executive officer of another company engaged in material business that is competitive (as defined in the agreement) with the business conducted by the Company and such company is not a listed company and its direct or indirect parent is a listed company, the Company and its affiliates will have no claim for damages against Mr. Chernin or any other person or entity if Mr. Chernin has provided six months notice to the Company and obtained the consent of the Chairman.

If Mr. Chernin’s employment is terminated by the Company without cause, for reason of disability, or if Mr. Chernin resigns for good reason, he is entitled to receive the payments listed as (i) through (v) above in addition to: (a) full vesting and exercisability of outstanding unvested stock appreciation rights, stock options and other equity-based awards granted to him prior to, on or after his termination, and the ability to exercise such stock appreciation rights or options for their full 10-year term, as well as payment of all restricted stock units, (b) a lump sum cash amount equal to $40,000,000, (c) payment of all restricted stock units paid in accordance to the terms of the agreement and (d) other benefits such as continued medical, disability, dental and life insurance coverage. If Mr. Chernin becomes subject to golden parachute excise taxes the Company will pay him a “Gross-up Amount” (as defined in the Agreement).

Unless Mr. Chernin resigns after declining to replace Mr. K. Rupert Murdoch as Chief Executive Officer of the Company (a “CEO Termination”) or Mr. Chernin becomes a full-time employee of an entity that derives more than 10% of its revenue from film or television production, within 30 days following the termination of Mr. Chernin’s employment for any reason (including for cause), he may require that the Company enter into separate six-year motion picture and television production agreements. The motion picture agreement will provide for the purchase by the Company of at least two motion pictures per year, and both the motion picture and television production agreements will contain terms relating to guarantees, fees and compensation at least as favorable as the most favorable agreements entered into by the Company and any other producer. The production agreements will provide the Company with the first look with respect to any television programming or motion picture projects developed thereunder. During the term of the production agreements, Mr. Chernin’s equity awards under the Employment Agreement will continue to vest or be paid out on their original schedule and Mr. Chernin will continue to receive credit for age and service for the purposes of post-retirement benefits. During the term of the agreement and for one year thereafter, Mr. Chernin may not induce any employee of the Company or its affiliates to leave his or her employment or to provide services for any other person or entity.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following Directors:

Andrew S B Knight (Chairman)

Roderick I Eddington

John L Thornton

Thomas J Perkins

The Compensation Committee consists entirely of Directors whom the Board has determined are independent in accordance with the NYSE listing standards.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Ownership of News Corporation Securities

News Corporation has issued two classes of securities: non-voting Class A Common Stock and voting Class B Common Stock. The following table sets forth the beneficial ownership of both Class A Common Stock and Class B Common Stock as of November 12, 2004 for the following: (i) each person who is known by News Corporation to own beneficially more than 5% of the outstanding shares of Class B Common Stock; (ii) each member of News Corporation’s Board of Directors; (iii) each Named Executive Officer (as defined in Item 402(a)(3) of Regulation S-K) of News Corporation; and (iv) all directors and executive officers of News Corporation as a group.

	Common Stock Beneficially Owned(1)
Name(2)	Number of Shares Beneficially Owned		Option Shares(3)	Percent of Class(4)
	Non-Voting Class A Common Stock	Voting Class B Common Stock(5)	Non-Voting Class A Common Stock	Non-Voting Class A Common Stock	Voting Class B Common Stock(5)
AE Harris Trust (6) c/o McDonald Carano Wilson LLP 100 W. Liberty Street, 10th Floor Reno, NV 89501	57,931,399	297,280,548	0	3.1%	28.5%
Liberty Media Corporation (7) 12300 Liberty Boulevard Englewood, CO 80112	421,531,830	96,000,000	0	22.3%	9.2%
FMR Corp.(8) 82 Devonshire Street, Boston, MA 02109	Not reported	65,265,427	0	—	6.2%
K. Rupert Murdoch(9)	61,948,141	307,943,137	12,000,000	3.9%	29.5%
Peter L. Barnes	7,959	0	0	*	0
Chase Carey	0	0	1,500	*	0
Peter Chernin(10)	1,400	0	8,762,500	*	0
Kenneth E. Cowley AO	25,717	0	68,500	*	0
David F. DeVoe	0	0	1,682,500	*	0
Viet Dinh	0	440	0	*	0
Roderick I. Eddington	0	0	444,000	*	0
Andrew S.B. Knight	201,123	120,657	31,500	*	*
Lachlan K. Murdoch	1,056	7,057	1,702,500	*	*
Thomas J. Perkins	0	15,936	31,500	*	*
Stanley S. Shuman	320,515	60,996	43,500	*	*
Arthur M. Siskind	25,066	10,934	1,687,500	*	*
John L. Thornton	0	0	0	0	0

All current directors and executive officers as a group (16 members)	62,530,977	308,159,157	27,315,650	4.7%	29.5%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Class A Common Stock or Class B Common Stock, as applicable, on November 12, 2004.
(1)	This table does not include, unless otherwise indicated, any shares of non-voting Class A Common Stock or any shares of Class B Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.
(2)	The address for all directors and executive officers of News Corporation is c/o News Corporation, 1211 Avenue of Americas, New York, NY 10036.
(3)	The number of option shares reported reflects the number of option shares currently exercisable or that become exercisable within 60 days following November 12, 2004.
(4)	Applicable percentage of ownership is based on 1,891,822,555 shares of Class A Common Stock and 1,044,784,226 shares of Class B Common Stock outstanding as of November 12, 2004 together with the exercisable options for such shareholder or group of shareholders, as applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(5)	Beneficial ownership of Class B Common Stock as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, beneficial ownership of Class B Common Stock represents both sole voting and sole investment power.
(6)	Beneficial ownership is as of November 12, 2004 as reported on Schedule 13G/A filed with the SEC on November 12, 2004. Cruden Financial Services LLC, a Delaware corporation (“Cruden Financial Services”) and CFS 2 LLC, a Delaware corporation (“CFS 2”), the two corporate trustees of AE Harris Trust share the powers to vote and to dispose or direct the vote and disposition of the reported Class B Common Stock. As a result of Mr. K. Rupert Murdoch’s ability to appoint certain members of the boards of directors of Cruden Financial Services and CFS 2, the two corporate trustees of AE Harris Trust, Mr. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by AE Harris Trust. Mr. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership of non-voting Class A Common Stock reported includes 57,000 shares of Class A Common Stock over which Cruden Financial Services, a trustee of AE Harris Trust, has sole dispositive power.
(7)	Beneficial ownership of Class A Common Stock is as of January 20, 2004 as reported on Schedule 13D filed by Liberty Media Corporation (“Liberty”) on January 21, 2004 as adjusted for the Reorganization. Liberty reported in its Form 10-Q filed on August 9, 2004 that on June 7, 2004, it contributed 5 million American Depositary Shares for preferred limited voting ordinary shares of TNCL (which converted in the Reorganization to 10,000,000 shares of Class A Common Stock) to Liberty Media International, Inc., a wholly-owned subsidiary of Liberty (“Liberty Media International”), pursuant to the spin off of Liberty Media International to its shareholders. The beneficial ownership of Class A Common Stock reported includes the shares now reportedly owned by Liberty Media International. Beneficial ownership of Class B Common Stock is as of November 12, 2004 as reported on Schedule 13G filed by Liberty on November 12, 2004. Based on the Schedule 13D, Liberty holds such shares through its wholly owned subsidiary, Liberty NC XII, Inc., a Delaware corporation. Pursuant to the Form 8-K filed by Liberty on November 4, 2004, Liberty disclosed that it had entered into an arrangement with a third party allowing Liberty to purchase an additional 8% (approximately 84,700,000 shares) of News Corporation Class B Common Stock in connection with the termination of such arrangement. As reported on the Form 8-K, the arrangement “terminates pursuant to its terms in April 2005, unless automatically terminated earlier upon the occurrence of certain market conditions outside the control of Liberty.”

(8)	Beneficial ownership is as of December 31, 2003 as reported on Schedule 13G filed by FMR Corp., an investment advisor, on February 17, 2004, as adjusted for the Reorganization. Beneficial ownership reported includes 12,501,193 shares of Class B Common Stock of which FMR Corp. has sole voting power and no shares of which FMR Corp. has shared voting power. FMR Corp. has sole dispositive power over 65,265,427 shares of Class B Common Stock. Of these shares, 52,652,618 shares (approximately 5.04% of the Company’s outstanding voting Class B Common Stock) are held by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp (the “Fidelity Fund”). FMR Corp. does not have sole power to vote or direct the voting of the shares owned directly by the Fidelity Fund, which power resides with the Funds’ Board of Trustees. The family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp, and his daughter Abigail Johnson, a director, and trusts for the family members’ benefit may be deemed to form a controlling group with respect to FMR Corp.
(9)	As stated in footnote 5 above, beneficial ownership reported includes 57,931,399 shares of Class A Common Stock and 297,280,548 shares of Class B Common Stock beneficially owned by AE Harris Trust. Mr. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by AE Harris Trust. Mr. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership reported includes 4,012,402 shares of Class A Common stock and 10,646,571 shares of Class B Common Stock held by the K. Rupert Murdoch 2004 Revocable Trust of which Mr. Murdoch holds a beneficial and trustee interest.
(10)	Beneficial ownership reported includes 1,400 shares of Class A Common Stock held by the Peter and Megan Chernin Revocable Trust of which Mr. Chernin holds a beneficial and trustee interest.

Ownership of Subsidiary Securities

News Corporation is deemed to be the parent company of two public companies, FEG and NDS. FEG has issued shares of two classes of securities, Class A common stock and Class B common stock. None of the directors or executive officers of News Corporation currently owns FEG Class B common stock. NDS has issued shares of two classes of securities, Series A ordinary shares and Series B ordinary shares. None of the directors or executive officers of News Corporation currently owns NDS securities or American Depositary Shares representing NDS securities. The following table sets forth the beneficial ownership of Class A common stock of FEG for the following: (i) each member of News Corporation’s Board of Directors; (ii) each Named Executive Officer (as defined in Item 402(a)(3) of Regulation S-K) of News Corporation; and (iii) all directors and executive officers of News Corporation as a group. Beneficial ownership information is as of October 1, 2004 as reported in the proxy statement filed by FEG on October 19, 2004.

	Common Stock Beneficially Owned(1)
Name(2)	Number of Shares Beneficially Owned	Percent of Class(3)
K. Rupert Murdoch(4)	5,000	*
Peter L. Barnes	0	0
Chase Carey	0	0
Peter Chernin	4,444	*
Kenneth E. Cowley AO	0	0
David F. DeVoe	4,000	*
Viet Dinh	0	0
Roderick I. Eddington	0	0
Andrew S.B. Knight	0	0
Lachlan K. Murdoch	0	0
Thomas J. Perkins	0	0
Stanley S. Shuman	0	0
Arthur M. Siskind	4,000	*
John L. Thornton	0	0

All current directors and executive officers as a group (16 members)	17,444	*

*	Represents beneficial ownership of less than one percent of the issued and outstanding Class A common stock.
(1)	This table does not include, unless otherwise indicated, any shares of equity securities of FEG that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.
(2)	The address for all directors and executive officers of News Corporation is c/o News Corporation, 1211 Avenue of Americas, New York, NY 10036.
(3)	Applicable percentage of ownership is based on 426,959,080 shares of FEG Class A Common Stock outstanding as of September 24, 2004 as reported in the proxy statement filed by FEG on October 19, 2004.
(4)	Mr. Murdoch owns voting preferred stock representing 76% of the voting power of FEG’s subsidiary, Fox Television Holdings, Inc. See “Ownership of Fox Television Holdings, Inc.” under the caption “Certain Relationships and Related Transactions” in the proxy statement filed by FEG on October 19, 2004.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of November 12, 2004, concerning shares of the Company's Class A common stock authorized for issuance under (i) equity compensation plans approved by the Company's stockholders, and (ii) equity compensation plans not approved by shareholders. All shares reflected in the table are shares of the Company's Class A common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	135,945,627	$16.61	45,288,466
Equity compensation plans not approved by security holders	—	—	—
Total (2)	135,945,627	$16.61	45,288,466

(1)	These plans are the News Corporation 2004 Stock Option Plan and the News Corporation 2004 Replacement Stock Option Plan.
(2)	Does not include options to purchase an aggregate of 6,963,351 Class A common shares, at a weighted average exercise price of $5.62, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arrangements between News Corporation and Director-Related Entities

Directors of News Corporation and directors of its related parties, or their director-related entities, conduct transactions with subsidiaries of News Corporation that occur within a normal employee, customer or supplier relationship on terms and conditions no more favorable than those with which it is reasonable to expect the entity would have adopted if dealing with the director or director-related entity at arm’s length in similar circumstances.

In fiscal 2000, the Company advanced $1 million to Mr. Carey, a Director of the Company, in connection with the Director’s relocation when he was an employee of the Company. Mr. Carey resigned from his position as an executive of the Company in January 2004, but continued as a Director. In fiscal 2004, concurrent with the resignation of Mr. Carey as an executive, the Company cancelled his outstanding advance of $1 million and Mr. Carey received compensation totaling $1.3 million.

Mr. Shuman, a Director of the Company, is also the Managing Director of Allen & Company LLC, a United States-based investment bank. The fees paid to Allen & Company LLC were US$3.9 million for fiscal year ended June 30, 2004.

During fiscal 2004, Mr. K. Rupert Murdoch purchased real estate from the Company for its fair market value of $13 million in cash.

During the fiscal year ended June 30, 2004, the Company was party to employment agreements with certain of its executive officers which have now expired. Those executive officers were Mr. DeVoe and Mr. Lachlan K. Murdoch. During the fiscal year ended June 30, 2004, the Company was also party to an agreement with Mr. Siskind, who has announced that he will retire as Group General Counsel effective December 31, 2004 and thereafter will serve as Senior Advisor to the Chairman of the Company. Under the agreements with Messrs. DeVoe, Lachlan K. Murdoch and Siskind, the individual executives agreed to perform services for the Company and receive compensation in the form of a salary, an annual minimum or greater bonus determined by the Compensation Committee of the Company’s board of directors and other benefits such as automobile reimbursement, enhanced pension benefits, medical insurance and option/SAR awards. The amounts received by the executive officers under those agreements are disclosed in the Summary Compensation table.

Arrangements with QPL

During fiscal 2003 and 2004 there were a number of transactions between News Corporation and Queensland Press Limited (“QPL”). Prior to the consummation of the Reorganization, QPL was controlled by Cruden Pty. Limited in which K. Rupert Murdoch, by reason of his beneficial and trustee interest, may be deemed to have an interest. The net value of these transactions was $55 million and $56 million for the years ending June 30, 2004 and 2003, respectively. Details of these transactions are set forth in “Item 8: Financial Statements and Supplementary Data, Note 15”.

Cruden / QPL Transaction

As part of the Reorganization which was consummated on November 12, 2004, News Corporation acquired from certain trusts the beneficiaries of which include Mr. Murdoch, members of his family and certain charities (the “Murdoch Trusts”), the 58.34% shareholding in QPL not already owned by News Corporation through the acquisition of certain companies (the “Cruden / QPL Transaction”). Prior to the Reorganization, QPL owned a publishing business which included two metropolitan and eight regional newspapers in Queensland, Australia, as well as shares of TNCL. The terms of the Cruden / QPL Transaction were agreed between the Murdoch Trusts and News Corporation, acting through the Special Committee, which consisted of a committee of independent directors set up to consider the Reorganization, and its independent legal and financial advisors.

Arrangement with the Murdoch Interests

The Company, Mr. K. Rupert Murdoch and certain trusts the beneficiaries of which include Mr. Murdoch and members of his family (the “Murdoch Interests”), are parties to an agreement, dated October 7, 2004 (the “Murdoch Agreement”), which restricts the right of the Murdoch Interests to acquire further shares, and to transfer existing shares, in the Company. In particular, the Murdoch Interests have agreed that they will not acquire additional voting shares above the 29.5 percent holdings in News Corporation they received in the Reorganization, except to the extent of 3 percent of News Corporation’s outstanding shares, every six months, or 6 percent in aggregate every 12 months. The Murdoch Interests have also agreed not to sell any of their Voting Common Stock to any individual or related group if, following such a sale, the purchaser will own more than 19.9 percent of the Company’s outstanding Voting Common Stock, unless such purchaser agrees to purchase all the shares of the Company’s common stock. The Murdoch Agreement terminates on the earliest of: (1) the tenth anniversary of the consummation of the Reorganization; (2) the date that any third party acquires 15% or more of the Voting Common Stock; (3) the commencement by a third party of any tender or exchange offer; and (4) the date that the Murdoch Interests cease to own at least 10% of the outstanding Voting Common Stock. The certificate of incorporation of News Corporation includes a prohibition on News Corporation agreeing to terminate, or in any material respect amend or waive, any of the above provisions of the Murdoch Agreement, without the affirmative vote of a majority of the votes cast at a meeting of holders of Voting Common Stock (excluding any votes cast by the Murdoch Interests).

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

Services Provided by the Independent Auditor and Fees Paid

The following table set forth the fees paid by the Company and its subsidiaries for services rendered by Ernst & Young LLP (“E&Y”) for the years ended June 30, 2004 and 2003.

	2004	2003
Audit Fees(1)	$12,145,000	$8,824,000
Audit-Related Fees(2)	$1,060,000	$1,923,000
Tax Fees(3)	$9,738,000	$8,169,000
All Other Fees(4)	$1,150,000	$0
Total	$24,093,000	$18,916,000

(1)	Audit fees include fees rendered in connection with the annual audit of the Company’s consolidated financial statements as of and for the years ended June 30, 2004 and June 30, 2003; statutory audits required internationally; reviews of the Company’s unaudited condensed consolidated interim financial statements included in the Company’s statutory and regulatory filings; and other services normally provided by the independent auditor in connection with statutory and regulatory filings.
(2)	Audit-related fees principally relate to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations, agreed-upon procedures, reports and other services related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax fees include fees for tax compliance and tax consultations for domestic and international operating units.
(4)	All other fees in 2004 principally consist of services relating to a review of a system implementation, assistance on a regulatory reporting project and compliance reviews of certain customer contracts and related revenue sharing arrangements. Fees for the compliance reviews of certain customer contracts and related revenue sharing arrangements represent the Company’s share for work performed by E&Y on behalf of various film studios.

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by the Company’s principal auditors must be approved in advance by the Audit Committee. The Audit Committee’s policy provides for pre-approval of audit, audit-related, tax and certain other services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as certain other services, must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for tax services would exceed total fees for audit and audit-related services in any given fiscal year. The policy also provides that the Audit Committee can delegate pre-approval authority to the Audit Committee Chairman provided that the decision to pre-approve is communicated to the full Audit Committee at the next meeting. As provided in the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided after May 6, 2003 have been pre-approved by the Audit Committee in accordance with these policies and procedures. The Audit Committee reviewed the non-audit services provided by E&Y during the fiscal years ended June 30, 2004 and 2003, and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

Our independent auditor, E&Y, has recently notified the SEC and the Company’s Audit Committee that certain non-audit work it has performed in China has raised questions regarding E&Y’s independence with respect to its performance of audit services. For the fiscal years ended June 30, 2004, 2003 and 2002, E&Y performed tax return preparation services for certain subsidiaries of the Company or their employees in China, and made payment of the relevant taxes on behalf of the Company’s subsidiaries or employees. Although reimbursed by employees or the Company, the payment of the taxes involved the handling by E&Y of Company funds, which is not permitted under SEC auditor independence rules. These payment services have been discontinued. The fees paid by the Company to E&Y’s affiliated firm in China for the tax compliance services were approximately $3,000 in 2004, $6,000 in 2003, and $22,000 in 2002. The Audit Committee and E&Y have discussed E&Y’s independence with respect to the Company in light of the foregoing facts. E&Y has concluded, and the Audit Committee has concurred, that there has been no impairment in E&Y’s independence. In making this determination, E&Y and the Audit Committee considered the de minimis amount of funds involved, the ministerial nature of E&Y’s actions in handling the funds, and that the operations conducted at the locations involved were not material to the consolidated financial statements of the Company.

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) and (d) Financial Statements and Schedules (see Index on Page 72)

(c) Exhibits (see Exhibit Index)

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWS CORPORATION
(Registrant)

By:	/s/ K. Rupert Murdoch
K. Rupert Murdoch Chairman and Chief Executive Officer (Principal Executive Officer)

By:	/s/ David F. DeVoe
David F. DeVoe Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date:    November 24, 2004

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ K. Rupert Murdoch K. Rupert Murdoch	Director	November 24, 2004

/s/ Peter Barnes Peter Barnes	Director	November 24, 2004

/s/ Chase Carey Chase Carey	Director	November 24, 2004

/s/ Peter Chernin Peter Chernin	Director	November 24, 2004

/s/ Kenneth Cowley Kenneth E. Cowley	Director	November 24, 2004

/s/ David F. DeVoe David F. DeVoe	Director	November 24, 2004

/s/ Viet Dinh Viet Dinh	Director	November 24, 2004

/s/ Roderick I. Eddington Roderick I. Eddington	Director	November 24, 2004

/s/ Andrew S.B. Knight Andrew S.B. Knight	Director	November 24, 2004

/s/ Lachlan K. Murdoch Lachlan K. Murdoch	Director	November 24, 2004

/s/ Thomas J. Perkins Thomas J. Perkins	Director	November 24, 2004

/s/ Stanley S. Shuman Stanley S. Shuman	Director	November 24, 2004

/s/ Arthur M. Siskind Arthur M. Siskind	Director	November 24, 2004

/s/ John L. Thornton John L. Thornton	Director	November 24, 2004

Number	Description
3.1	Restated Certificate of Incorporation of News Corporation.*

3.2	Amended and Restated By-Laws of News Corporation.[1]

4.1	Specimen Certificate for Shares of Class A Common Stock of News Corporation.[2]

4.2	Specimen Certificate for Shares of Class B Common Stock of News Corporation.[3]

4.3	Indenture, dated as of February 28, 2001, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the Liquid Yield Option™ Notes due February 28, 2021.[4]

4.4	First Supplemental Indenture, dated as of June 27, 2003, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the Liquid Yield Option™ Notes due February 28, 2021.[5]

4.5	Second Supplemental Indenture, dated as of November 12, 2004, by and among News America Incorporated, News Corporation, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the Liquid Yield Option™ Notes due February 28, 2021.*

4.6	Indenture, dated as of January 28, 1993, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[6]

4.7	First Supplemental Indenture, dated as of March 24, 1993, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[7]

4.8	Second Supplemental Indenture, dated as of April 8, 1993, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[8]

4.9	Third Supplemental Indenture, dated as of May 20, 1993, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[9]

4.10	Fourth Supplemental Indenture, dated as of May 28, 1993, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[10]

4.11	Fifth Supplemental Indenture, dated July 21, 1993, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[11]

4.12	Form of Sixth Supplemental Indenture, dated as of January 25, 1994, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[12]

4.13	Form of Seventh Supplemental Indenture, dated as of February 4, 1994, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[13]

4.14	Form of Eighth Supplemental Indenture, dated as of May 12, 1994, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[14]

4.15	Form of Ninth Supplemental Indenture, dated as of August 1, 1995, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[15]

4.16	Form of Tenth Supplemental Indenture, dated as of March 2, 2000, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[16]

4.17	Form of Eleventh Supplemental Indenture, dated as of February 14, 2001, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[17]

4.18	Twelfth Supplemental Indenture, dated as of June 27, 2003, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.[18]

4.19	Thirteenth Supplemental Indenture, dated as of November 12, 2004, by and among News America Incorporated, News Corporation, The News Corporation Limited, the other Guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), as Trustee, with respect to senior debt securities.*

4.20	Amended and Restated Indenture, dated as of March 24, 1993, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.[19]

4.21	First Supplemental Indenture, dated as of May 20, 1993, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.[20]

4.22	Second Supplemental Indenture, dated as of May 28, 1993, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.[21]

4.23	Third Supplemental Indenture, dated as of July 21, 1993, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.[22]

4.24	Fourth Supplemental Indenture, dated as of October 20, 1995, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.[23]

4.25	Fifth Supplemental Indenture, dated as of January 8, 1998, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.[24]

4.26	Sixth Supplemental Indenture, dated as of March 1, 1999, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.[25]

4.27	Seventh Supplemental Indenture, dated as of February 14, 2001, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.[26]

4.28	Eighth Supplemental Indenture, dated as of June 27, 2003, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.[27]

4.29	Ninth Supplemental Indenture, dated as of November 12, 2004, by and among News America Incorporated, News Corporation, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to senior debt securities.*

4.30	Indenture, dated as of November 12, 1996, by and among News America Incorporated (formerly News America Holdings Incorporated), The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the 5% Subordinated Discount Debentures due 2016.[28]

4.31	First Supplemental Indenture, dated as of March 2, 2000, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the 5% Subordinated Discount Debentures due 2016.[29]

4.32	Second Supplemental Indenture, dated as of February 14, 2001, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the 5% Subordinated Discount Debentures due 2016.[30]

4.33	Third Supplemental Indenture, dated as of June 27, 2003, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the 5% Subordinated Discount Debentures due 2016.[31]

4.34	Fourth Supplemental Indenture, dated as of November 12, 2004, by and among News America Incorporated, News Corporation, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the 5% Subordinated Discount Debentures due 2016.*

4.35	Indenture, dated as of March 21, 2003, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the Beneficial Unsecured exChangeable Securities.[32]

4.36	First Supplemental Indenture, dated as of June 27, 2003, by and among News America Incorporated, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the Beneficial Unsecured exChangeable Securities.[33]

4.37	Second Supplemental Indenture, dated as of November 12, 2004, by and among News America Incorporated, News Corporation, The News Corporation Limited, the other Guarantors named therein and The Bank of New York, as Trustee, with respect to the Beneficial Unsecured exChangeable Securities.*

4.38	Rights Agreement, by and between News Corporation, Inc. and Computershare Investor Services, LLC, as Rights Agent, dated as of November 8, 2004.[34]

4.39	Amendment No. 1 to Rights Agreement, by and between News Corporation and Computershare Investor Services, LLC*

10.1	Five Year Credit Agreement, dated as of June 27, 2003, among News America Incorporated, various guarantors, various lenders, agents and banks.[35]

10.2	Letter Amendment No. 1 to Five Year Credit Agreement, dated as of August 13, 2003, among News America Incorporated, various guarantors, various lenders, agents and banks. [36]

10.3	Letter Amendment No. 2 to Five Year Credit Agreement, dated as of August 30, 2004, among News America Incorporated, various guarantors, various lenders, agents and banks.*

10.4	Stock Purchase Agreement, dated as of April 9, 2003, by and among The News Corporation Limited, Hughes Electronics Corporation and General Motors Corporation.[37]

10.5	Amendment No. 1 to the Stock Purchase Agreement, dated as of April 25, 2003, by and among The News Corporation Limited, Hughes Electronics and General Motors Corporation.[38]

10.6	Amendment No. 2 to the Stock Purchase Agreement, dated as of August 20, 2003, by and among The News Corporation Limited, Hughes Electronics Corporation and General Motors Corporation.[39]

10.7	Agreement and Plan of Merger, dated as of April 9, 2003, by and among Hughes Electronics Corporation, The News Corporation Limited and GMH Merger Sub, Inc.[40]

10.8	Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 16, 2003, by and among Hughes Electronics Corporation, The News Corporation Limited and GMH Merger Sub, Inc.[41]

10.9	Employee Matters Agreement, dated as of April 9, 2003, by and between Hughes Electronics Corporation and The News Corporation Limited.[42]

10.10	Registration Rights Agreement, dated as of April 9, 2003, by and between General Motors and News Corporation.[43]

10.11	Amended and Restated Employment Agreement, dated as of August 1, 2004, by and between News America Incorporated and Peter Chernin.*

10.12	News Corporation 2004 Stock Option Plan.*

10.13	News Corporation 2004 Replacement Stock Option Plan.*

10.14	Master Assignment, Assumption and Indemnity Agreement, dated as of September 13, 2004, by and between The News Corporation Limited, Carlholt Pty. Ltd. and News Corporation, Inc.*

21	List of Subsidiaries.*

23.1	Consent of Ernst & Young LLP regarding News Corporation.*

23.2	Consent of Ernst & Young LLP regarding Fox Entertainment Group, Inc.*

23.3	Consent of Ernst & Young LLP regarding Gemstar–TV Guide International, Inc.*

31.1	Certification of the Chairman and Chief Executive Officer.*

31.2	Certification of the Chief Financial Officer.*

32.1	Certification of the Chairman and Chief Executive Officer.*

32.2	Certification of the Chief Financial Officer.*

*	Filed herewith.
[1]	Incorporated by reference to Exhibit 3.4 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004.
[2]	Incorporated by reference to Exhibit 4.1 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004.
[3]	Incorporated by reference to Exhibit 4.2 to the Report of News Corporation on Form 8-K (File No. 000-51022) filed with the Securities and Exchange Commission on November 12, 2004.
[4]	Incorporated by reference to Exhibit 4.1 to the Registration Statement of The News Corporation Limited on Form F-3 (Registration No. 333-13556) filed with the Securities and Exchange Commission on May 25, 2001.
[5]	Incorporated by reference to Exhibit 4.29 to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2003.
[6]	Incorporated by reference to Exhibit 2 to the Report of The News Corporation Limited on Form 6-K (File No.1-9141) filed with the Securities and Exchange Commission dated January 28, 1993.
[7]	Incorporated by reference to Exhibit 2 to the Report of The News Corporation Limited on Form 6-K (File No.1-9141) filed with the Securities and Exchange Commission dated April 26, 1993.
[8]	Incorporated by reference to Exhibit 3 to the Report of The News Corporation Limited on Form 6-K (File No.1-9141) filed with the Securities and Exchange Commission dated April 26, 1993.
[9]	Incorporated by reference to Exhibit 4.7 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-63604) and Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 of News America Holdings Incorporated (Registration No. 33-59688) filed with the Securities and Exchange Commission on May 28, 1993.
[10]	Incorporated by reference to Exhibit 4.8 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-63604) and Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 of News America Holdings Incorporated (Registration No. 33-59688) filed with the Securities and Exchange Commission on May 28, 1993.
[11]	Incorporated by reference to Exhibit 4.6 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-74574) filed with the Securities and Exchange Commission on January 28, 1994.
[12]	Incorporated by reference to Exhibit 4.7 to Amendment No. 1 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-74574) filed with the Securities and Exchange Commission on February 4, 1994.
[13]	Incorporated by reference to Exhibit 4.8 to Amendment No. 1 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-79334) filed with the Securities and Exchange Commission on June 14, 1994.
[14]	Incorporated by reference to Exhibit 4.9 to Amendment No. 1 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-79334) filed with the Securities and Exchange Commission on June 14, 1994.

[15]	Incorporated by reference to Exhibit 4.10 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-94868) filed with the Securities and Exchange Commission on July 24, 1995.
[16]	Incorporated by reference to Exhibit 10.12 to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission on September 28, 2001.
[17]	Incorporated by reference to Exhibit 10.13 to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission on September 28, 2001.
[18]	Incorporated by reference to Exhibit 4.14 to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2003.
[19]	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-59688) filed with the Securities and Exchange Commission on March 24, 1993.
[20]	Incorporated by reference to Exhibit 4.2 to the Registration Statement of The News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-63604) and Post-Effective Amendment No. 1 to the Registration Statement of News America Holdings Incorporated on Form F-3 (Registration No. 33-59688) filed with the Securities and Exchange Commission on May 28, 1993.
[21]	Incorporated by reference to Exhibit 4.3 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-63604) and Post-Effective Amendment No. 1 to the Registration Statement of News America Holdings Incorporated on Form F-3 (Registration No. 33-59688) filed with the Securities and Exchange Commission on May 28, 1993.
[22]	Incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-98238) filed with the Securities and Exchange Commission on October 23, 1995.
[23]	Incorporated by reference to Exhibit 4.15 to Amendment No. 1 to the Registration Statement of News America Holdings Incorporated (currently News America Incorporated) on Form F-3 (Registration No. 33-98238) filed with the Securities and Exchange Commission on October 23, 1995.
[24]	Incorporated by reference to Exhibit 4.6 to the Registration Statement of News America Incorporated on Form F-4 (Registration No. 333-8744) filed with the Securities and Exchange Commission on May 12, 1998.
[25]	Incorporated by reference to Exhibit 10.20 to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission on September 28, 2001.
[26]	Incorporated by reference to Exhibit 10.21 to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission on September 28, 2001.
[27]	Incorporated by reference to Exhibit 4.23 to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2003.
[28]	Incorporated by reference to Exhibit 4(i) to the Registration Statement of The News Corporation Limited on Form F-3 (Registration No. 333-6896) filed with the Securities and Exchange Commission on May 9, 1997.
[29]	Incorporated by reference to Exhibit 2.39 to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2001.
[30]	Incorporated by reference to Exhibit 2.40 to the Annual Report of The News Corporation Limited on Form 20-F (File No. 1-9141) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2001.
[31]	Incorporated by reference to Exhibit 4.27 to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2003.
[32]	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form F-3/S-3 of News America Incorporated (Registration No. 333-106837) filed with the Securities and Exchange Commission on August 19, 2003.
[33]	Incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form F-3/S-3 of News America Incorporated (Registration No. 333-106837) filed with the Securities and Exchange Commission on August 19, 2003.
[34]	Incorporated by reference to Exhibit B to Report on Form 6-K (File No. 1-09141) filed with the Securities and Exchange Commission on November 8, 2004.
[35]	Incorporated by reference to Exhibit 10.1 to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2003.
[36]	Incorporated by reference to Exhibit 10.2 to the Annual Report of Fox Entertainment Group, Inc. on Form 10-K (File No. 1-14595) filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2003.
[37]	Incorporated by reference to Exhibit 99.A to the Current Report on Form 6-K of The News Corporation Limited (File No. 1-9141) filed with the Securities and Exchange Commission on April 14, 2003.
[38]	Incorporated by reference to Exhibit 2.2 to the Registration Statement of The News Corporation Limited on Form F-4 (File No. 333-105853) filed with the Securities and Exchange Commission on June 5, 2003.
[39]	Incorporated by reference to Exhibit 2.7 to Amendment No. 2 to the Registration Statement of The News Corporation Limited on Form F-4 (Registration Statement No. 333-105853) filed with the Securities and Exchange Commission on August 21, 2003.
[40]	Incorporated by reference to Exhibit 99.B to the Current Report on Form 6-K of The News Corporation Limited (File No. 1-9141) filed with the Securities and Exchange Commission on April 14, 2003.
[41]	Incorporated by reference to Exhibit 2.5 to Amendment No. 1 to the Registration Statement of The News Corporation Limited on Form F-4 (Registration No. 333-105853) filed with the Securities and Exchange Commission on July 24, 2003.
[42]	Incorporated by reference to Exhibit 99.5 to the Registration Statement of The News Corporation Limited on Form F-4 (Registration No. 333-105853) filed with the Securities and Exchange Commission on June 5, 2003.
[43]	Incorporated by reference to Exhibit 99.6 to the Registration Statement of The News Corporation Limited on Form F-4 (Registration No. 333-105853) filed with the Securities and Exchange Commission on June 5, 2003.

Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

NEWS CORPORATION

NEWS CORPORATION organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation (the “Corporation”) is NEWS CORPORATION

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 23, 2003, under the name “NPAL Sub, Inc.” Such Certificate of Incorporation was amended on June 14, 2004 and was further amended on July 28, 2004. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 15, 2004. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 7, 2004 which was amended on November 8, 2004 and was further amended on November 10, 2004 (as amended and supplemented, the “Certificate of Incorporation”).

3. This Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) only restates and integrates and does not further amend the Certificate of Incorporation and there is no discrepancy between the provisions of the Certificate of Incorporation and this Restated Certificate of Incorporation. This Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. The text of the Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is NEWS CORPORATION.

ARTICLE II

The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

The name of the Corporation’s registered agent in the State of Delaware is Corporation Service Company and the address of such registered agent is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.

ARTICLE IV

SECTION 1. Authorized Stock; No Pre-Emptive Rights

(a) The total number of shares of capital stock which the Corporation shall have authority to issue is nine billion two hundred million (9,200,000,000) shares, consisting of six billion (6,000,000,000) shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), three billion (3,000,000,000) shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), one hundred million (100,000,000) shares of Series Common Stock, par value $0.01 per share (“Series Common Stock”) and one hundred million (100,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The Class A Common Stock and Class B Common Stock are hereinafter referred to as the “Common Stock.” Subject to the provisions of this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock), the number of authorized shares of any of the Class A Common Stock, the Class B Common Stock, the Series Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock, the Series Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

(b) The holders of shares of capital stock of the Corporation, as such, shall have no pre-emptive right to purchase or have offered to them for purchase any shares of Preferred Stock, Common Stock, Series Common Stock or other equity securities issued or to be issued by the Corporation. The powers, preferences and rights and the limitations, qualifications and restrictions in respect of the shares of each class are set forth in the following sections.

SECTION 2. Preferred Stock

Subject to the limitations set forth in this Restated Certificate of Incorporation (including Section 4 of this Article IV), the Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Pursuant to the authority conferred upon the Board of Directors of the Corporation by this Section 2 of Article IV, the Board of Directors created a series of 9,000,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”) by filing a Certificate of Designation of the Corporation with the

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Secretary of State of the State of Delaware on November 8, 2004, and the voting powers, designations, preferences and relative, participating, optional and other special rights, and any qualifications, limitations or restrictions of the Series A Junior Participating Preferred Stock are set forth in Exhibit A hereto and are incorporated herein by reference.

SECTION 3. Series Common Stock

Subject to the limitations set forth in this Restated Certificate of Incorporation (including Section 4 of this Article IV), the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Series Common Stock, for series of Series Common Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Series Common Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4. Rights of Holders of Common Stock and Preferred Stock

(a)	Voting Rights

(i)	Class A Common Stock

(1) Subject to applicable law and the voting rights of any outstanding series of Preferred Stock and Series Common Stock, each of the shares of Class A Common Stock shall entitle the record holders thereof, voting together with the holders of Class B Common Stock as a single class, to one (1) vote per share only in the following circumstances and not otherwise:

(A) on a proposal to dissolve the Corporation or to adopt a plan of liquidation of the Corporation, and with respect to any matter to be voted on by the stockholders of the Corporation following adoption of a proposal to dissolve the Corporation or to adopt a plan of liquidation of the Corporation;

(B) on a proposal to sell, lease or exchange all or substantially all of the property and assets of the Corporation;

(C) on a proposal to adopt an agreement of merger or consolidation in which the Corporation is a constituent corporation, as a result of which the stockholders of the Corporation prior to the merger or consolidation would own less than sixty percent (60%) of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; and

(D) with respect to any matter to be voted on by the stockholders of the Corporation during a period during which a dividend (or part of a dividend) in respect of the Class A Common Stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof);

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provided, however, that, with respect to any matter set forth in subclause (A), (B), (C), or (D) above, as to which the holders of the Class A Common Stock are entitled by law to vote as a separate class, such holders shall not be entitled to vote together thereon with the holders of the Class B Common Stock as a single class.

(2) Notwithstanding the foregoing provisions of this clause (i), except as otherwise required by law, the holders of the Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Series Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) or pursuant to the DGCL.

(3) As used in this clause (i), the phrase “on a proposal” shall refer to a proposal that is required by law, this Restated Certificate of Incorporation, the by-laws of the Corporation or pursuant to a determination by the Board of Directors, to be submitted to a vote of the stockholders of the Corporation. This clause (i) shall not limit or restrict in any way the right or ability of the Board of Directors to approve or adopt any resolutions or to take any action without a vote of the stockholders pursuant to applicable law, this Restated Certificate of Incorporation, or the by-laws of the Corporation.

(4) Except as required by law, or expressly provided for in the foregoing provisions of this clause (i), the holders of the Class A Common Stock shall have no voting rights whatsoever.

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(ii)	Class B Common Stock

Subject to applicable law, the rights of any outstanding series of Preferred Stock and Series Common Stock to vote as a separate class or series, and the rights of the Class A Common Stock set forth in clause (i) above, each of the shares of Class B Common Stock shall entitle the record holders thereof to one (1) vote per share on all matters on which stockholders shall have the right to vote; provided, however, that, except as otherwise required by law, the holders of the Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Series Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) or pursuant to the DGCL.

(iii)	Preferred Stock and Series Common Stock

Except as otherwise required by law, holders of a series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Restated Certificate of Incorporation (including any Certificate of Designation relating to such series).

(iv)	Issuance of Certain Stock; Listing on ASX

The Corporation shall not, without the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock (as defined in Article V), take any of the following actions:

(1) request removal of the Corporation’s full foreign listing from the Australian Stock Exchange (ASX); or

(2) issue any shares of Series Common Stock or Preferred Stock which entitle the holders thereof to more than one vote per share.

(v)	Murdoch Agreement

The Corporation shall not, without the affirmative vote of a majority of the votes cast at a meeting of holders of Voting Stock (excluding any votes cast by the Murdoch Interests), during the term of the Murdoch Agreement agree to terminate, or in any material respect amend or waive any provision of, the Murdoch Agreement. For purposes of this Section 4(a)(v), (i) the term “Murdoch Agreement” means the Murdoch Interests Agreement, dated October 7, 2004, by and among the Corporation, Safeguard Nominees Pty Limited, Secure Nominees Pty Limited and K. Rupert Murdoch, and (ii) the term “Murdoch Interests” has the meaning set forth in the Murdoch Agreement. The transfer of any shares of Class B Common Stock which are subject to the Murdoch Agreement shall be governed by the restrictions on transfer set forth in the Murdoch Agreement during the term thereof.

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(b)	Dividends

(i) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock, holders of Class A Common Stock and holders of Class B Common Stock shall be entitled to such dividends, if any, as may be declared thereon by the Board of Directors from time to time in its sole discretion out of assets or funds of the Corporation legally available therefor; provided, however, that the holders of Class A Common Stock and Class B Common Stock shall have such dividend rights set forth in clauses (ii) and (iii) below; and provided further, however, that if dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively). In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(ii) In the event that dividends are declared by the Board of Directors on the Class B Common Stock with respect to fiscal years 2005, 2006 or 2007 (regardless of the date on which such dividend shall be declared or paid), each share of Class A Common Stock shall confer on the holder thereof the right (which right shall rank pari passu with the right to dividends conferred on the Class B Common Stock) to receive:

(1) in the case of cash dividends, non-cumulative cash dividends equal to the greater of the following amounts:

(x) such amount as shall be declared by the Board of Directors on a share of the Class A Common Stock with respect to such fiscal year, which amount shall not exceed in the aggregate $0.10 per share of Class A Common Stock with respect to such fiscal year; and

(y) an amount equal to 120% of the aggregate of all cash dividends declared with respect to such fiscal year on a share of Class B Common Stock;

(2) in the case of dividends payable in securities (other than in shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation) or property, like securities or property with a value (as determined in good faith by the Board of Directors in its sole discretion) equal to 120% of the aggregate value of all such dividends payable in such securities or property and declared with respect to such fiscal year on a share of Class B Common Stock; and

6

(3) in the case of dividends payable in shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation, such dividends as are provided for in Section 4(b)(i) hereof.

(iii) Any dividends declared by the Board of Directors on a share of Common Stock with respect to fiscal years 2008 and thereafter (regardless of the date on which such dividends shall be declared or paid) shall be declared in equal amounts with respect to each share of Class A Common Stock and Class B Common Stock (as determined in good faith by the Board of Directors in its sole discretion), provided that in the case of dividends payable in shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation, such dividends shall be paid as provided for in Section 4(b)(i) hereof.

(iv) As used in this Section 4(b), references to “fiscal years 2005, 2006 and 2007” and “fiscal year 2008”are to the fiscal years of the Corporation ending on or about June 30 of the year set forth. In the event of a change to the fiscal year of the Corporation, the references to specific fiscal years referred to in clauses (ii) and (iii) above shall be adjusted by the Board of Directors to provide for the dividend allocation referred to in clause (ii) above to apply with respect to three full (i.e., twelve month) fiscal years (assuming for this purpose that any allocation with respect to fiscal year 2005 is with respect to a full fiscal year), and for the dividend allocation referred to in clause (iii) above to apply with respect to all fiscal years following such three full fiscal year period. In the event of any change to the fiscal year of the Corporation that would result in a transition fiscal period that is less than 360 days, any dividends declared with respect to such transition fiscal year shall be deemed to refer to the twelve-month period ending on the last day of the fiscal year, as changed.

(c)	Merger or Consolidation

In the event of any merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to receive substantially identical per share consideration as the per share consideration, if any, received by the holders of such other class; provided that, if such consideration shall consist in any part of voting securities (or of options, rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, voting securities), then the Corporation may provide in the applicable merger or other agreement for the holders of shares of Class A Common Stock to receive, on a per share basis, either non-voting securities or securities with a vote comparable to the voting rights associated with the Class A Common Stock hereunder (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, non-voting securities or securities with a vote comparable to the voting rights associated with the Class A Common Stock). Any determination as to the matters described above shall be made in good faith by the Board of Directors in its sole discretion.

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(d)	Rights Upon Liquidation, Dissolution or Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock or Series Common Stock, the holders of shares of Class A Common Stock, Class B Common Stock and, to the extent fixed by the Board of Directors with respect thereto, the Series Common Stock and Preferred Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the Series Common Stock or Preferred Stock, as so fixed by the Board of Directors.

(e)	Transfer Restrictions Relating to Certain Offers

An Owner (as defined in Section 5(a) of this Article IV) of shares of Class A Common Stock or Class B Common Stock may not sell, exchange or otherwise transfer Ownership (as defined in Section 5(a) of this Article IV) of such shares of Class A Common Stock or Class B Common Stock to any person who has made an Offer (as defined herein) pursuant to such Offer unless such Offer relates to both the Class A Common Stock and the Class B Common Stock, or another Offer or Offers are contemporaneously made with such Offer by such person such that, between all the Offers, they relate to both the Class A Common Stock and the Class B Common Stock, and the terms and conditions of such Offer or Offers as they relate to each of the Class A Common Stock and the Class B Common Stock are Comparable (as defined herein). The Corporation shall, to the extent required by law, note on the certificates of its Common Stock that shares represented by such certificates are subject to the restrictions set forth in this Section 4(e).

For purposes of this Section 4(e), the following terms shall have the respective meanings specified herein:

(i) “Offer” shall mean an offer (or series of related offers) to acquire Ownership (as defined in Section 5(a) of this Article IV) of 15% or more of the outstanding shares of Class A Common Stock or Class B Common Stock (whether or not the offer is directed to one class or to both classes, and whether or not such offer is subject to an overall limit on the number of shares to be acquired), but shall not include (A) any purchase or offer to purchase such shares on or through a national or foreign securities exchange or regulated securities association if such purchase or offer to purchase (x) would not constitute a “tender offer” under Section 14(d) of the Securities Exchange Act of 1934, as amended, and (y) does not result from the solicitation or arrangement for the solicitation of orders to sell Class A Common Stock or Class B Common Stock in anticipation of or in connection with the transaction, (B) any merger or consolidation in which the Corporation is a constituent corporation, any sale of all or substantially all of the assets of the Corporation, or any similar transaction pursuant, in any such case, to an agreement approved by the Board of Directors, or any tender or exchange offer or similar offer conducted pursuant to any such agreement or (C) any transaction privately negotiated with any stockholder or group of stockholders that would not constitute a “tender offer” under Section 14(d) of the Securities Exchange Act of 1934, as amended. No transaction directly with the Corporation or any of its subsidiaries shall be deemed to constitute an Offer.

(ii) “Comparable” shall mean that (x) the percentage of outstanding shares of Class A Common Stock and Class B Common Stock sought to be acquired pursuant to the Offer or Offers shall be substantially identical, (y) the principal terms of the Offer or Offers relating, among

8

other things, to conditions for acceptance, relevant time periods, termination, revocation rights and terms of payment shall be substantially identical, and (z) the amount of cash and the value of each other type of consideration offered for a share of each such class shall be substantially identical. Any determination as to the matters described in subclauses (x), (y) and (z) above shall be made in good faith by the Board of Directors in its sole discretion.

(f) Subsidiary-Owned Shares

(i) Notwithstanding any other provisions of this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock), except as otherwise required by law:

(A) no dividend shall be payable on any share of Class A Common Stock or Class B Common Stock of the Corporation that is owned of record by a Subsidiary of the Corporation, except in the case of dividends payable in shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation; for the purposes of this Subsection (f), any such share owned of record by a Subsidiary of the Corporation is referred to as a “Subsidiary-Owned Share” and “Subsidiary” shall have the meaning ascribed to such term in Section 5(a)(xviii) of this Article IV;

(B) no Subsidiary-Owned Share shall be entitled to vote or be counted for quorum purposes;

(C) no Subsidiary-Owned Share shall be treated as or deemed outstanding (x) for purposes of determining voting requirements, including under Articles IV, V, VII and VIII hereof, (y) for purposes of any applicable securities or regulatory laws, rules or regulations or (z) for any other purpose (including, without limitation, the provisions of Section 4(e) of this Article IV); provided, however, that each Subsidiary-Owned Share shall be entitled to (i) participate in any distribution of assets to holders of Class A Common Stock or Class B Common Stock, as the case may be, upon the dissolution, liquidation or winding up of the Corporation, and (ii) the receipt of such consideration as may be payable to holders of Class A Common Stock or Class B Common Stock, as the case may be, in the event of any merger, consolidation, recapitalization or reclassification of the Corporation; and provided further that in the event that the shares of Class A Common Stock and Class B Common Stock shall be split, divided, or combined, the Subsidiary-Owned Shares shall be split, divided or combined in a like manner; and

(D) no holder of a Subsidiary-Owned Share may sell, exchange or otherwise transfer such Share pursuant to an Offer (as defined in Section 4(e) of Article IV hereof), regardless of the terms thereof.

(ii) Should a Subsidiary-Owned Share cease to be owned by a Subsidiary of the Corporation, the foregoing restrictions with respect to such Share shall immediately terminate and be of no further force or effect, except as otherwise required by law.

(iii) A Subsidiary-Owned Share shall not include any share of capital stock of the Corporation that (x) is held on behalf of an employee stock ownership or other plan for the benefit of employees, (y) is held in a fiduciary capacity on behalf of a person or entity which is not a Subsidiary of the Corporation; or (z) is acquired on or after January 1, 2005 by a Subsidiary of the Corporation from a person or entity that is not a Subsidiary of the Corporation.

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SECTION 5. Regulatory Restrictions on Transfer; Redemption in Certain Circumstances

(a) Definitions. For purposes of this Section 5, the following terms shall have the respective meanings specified herein:

(i) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule, and shall also include (to the extent not provided for in Rule 13d-3) (A) the possession of any direct or indirect interest in any security, including, without limitation, rights to a security deriving from the ownership of, or control over, depositary or similar receipts (such as CHESS Depositary Interests relating to the CHESS system in Australia) relating to such security, (B) the possession of any direct or indirect interest in any Encumbrance with respect to any security, and (C) the possession or exercise, directly or indirectly, of any rights of a security holder with respect to any security.

(ii) “Closing Price” shall mean, with respect to a share of the Corporation’s capital stock of any class or series on any day, the reported last sales price regular way or, in case no such sale takes place, the average of the reported closing bid and asked prices regular way on the New York Stock Exchange Composite Tape, or, if stock of the class or series in question is not quoted on such Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States registered securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on The Nasdaq Stock Market or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

(iii) “Contract” shall mean any note, bond, mortgage, indenture, lease, order, contract, commitment, agreement, arrangement or instrument, written or otherwise.

(iv) “Disqualified Person” shall mean any stockholder, other Owner or Proposed Transferee as to which clause (i) or (ii) of paragraph (c) of this Section 5 is applicable.

(v) “Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge, option, warrant, right of first refusal, license, easement, adverse claim of Ownership or use, or other encumbrance of any kind.

(vi) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the average (unweighted) Closing Price for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to paragraph (d) of this Section 5; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided further, however, that “Fair Market Value” as to any Disqualified Person that has purchased its stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such Disqualified Person.

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(vii) “Governmental Body” shall mean any government or governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any State, local or foreign government or any political subdivision, agency, commission, office, authority, or bureaucracy of any of the foregoing, including any court or arbitrator (public or private), whether now or hereinafter in existence.

(viii) “Law” shall mean any law (including common law), statute, code, ordinance, rule, regulation, standard, requirement, guideline, policy or criterion, including any interpretation thereof, of or applicable to any Governmental Body, whether now or hereinafter in existence.

(ix) “Legal Requirement” shall mean any Order, Law or Permit, or any binding Contract with any Governmental Body.

(x) “Order” shall mean any judgment, ruling, order, writ, injunction, decree, decision, determination or award of any Governmental Body.

(xi) “Ownership” shall mean, with respect to any shares of capital stock of the Corporation, direct or indirect record ownership or Beneficial Ownership. The term “Owner” shall mean any Person that has or exercises Ownership with respect to any shares of capital stock of the Corporation.

(xii) “Person” shall mean any individual, estate, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or other entity.

(xiii) “Permit” shall mean any permit, authorization, consent, approval, registration, franchise, Order, waiver, variance or license issued or granted by any Governmental Body.

(xiv) “Proceeding” shall mean any Order, action, claim, citation, complaint, inspection, litigation, notice, arbitration or other proceeding of or before any Governmental Body.

(xv) “Proposed Transferee” shall mean any person presenting any shares of capital stock of the Corporation for Transfer into such Person’s name or that otherwise is or purports to be a Transferee with respect to any shares of capital stock of the Corporation.

(xvi) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 5.

(xvii) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (d) of this Section 5, at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section 5 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

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(xviii) “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is owned, directly or indirectly, by the Corporation.

(xix) “Transfer” shall mean, with respect to any shares of capital stock of the Corporation, any direct or indirect issuance, sale, gift, assignment, devise or other transfer or disposition of Ownership of such shares, whether voluntary or involuntary, and whether by merger or other operation of law, as well as any other event or transaction (including, without limitation, the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement) that results or would result in the Ownership of such shares by a Person that did not possess such rights prior to such event or transaction. Without limitation as to the foregoing, the term “Transfer” shall include any of the following that results or would result in a change in Ownership: (A) a change in the capital structure of the Corporation, (B) a change in the relationship between two or more Persons, (C) the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement, (D) any exercise or disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable, (E) any disposition of any securities or rights convertible into or exercisable or exchangeable for such shares or any exercise of any such conversion, exercise or exchange right, and (F) Transfers of interests in other entities. The term “Transferee” shall mean any Person that becomes an Owner of any shares of capital stock of the Corporation as a result of a Transfer.

(xx) “Violation” shall mean (A) any violation of, or any inconsistency with, any Legal Requirement applicable to the Corporation or any Subsidiary, (B) the loss of, or failure to secure or secure the reinstatement of, any Permit held or required by the Corporation or any Subsidiary, (C) the creation, attachment or perfection of any Encumbrance with respect to any property or assets of the Corporation or any Subsidiary, (D) the initiation of a Proceeding against the Corporation or any Subsidiary by any Governmental Body, (E) the effectiveness of any Legal Requirement that, in the judgment of the Board of Directors, is adverse to the Corporation or any Subsidiary or any portion of the business of the Corporation or any Subsidiary; or (F) any circumstance or event giving rise to the right of any Governmental Body to require the sale, transfer, assignment or other disposition of any property, assets or rights owned or held directly or indirectly by the Corporation or any Subsidiary.

(b) Requests for Information. If the Corporation has reason to believe that the Ownership, or proposed Ownership, of shares of capital stock of the Corporation by any stockholder, other Owner or Proposed Transferee could, either by itself or when taken together with the Ownership of any shares of capital stock of the Corporation by any other Person, result in any Violation, such stockholder, other Owner or Proposed Transferee, upon request of the Corporation, shall promptly furnish to the Corporation such information (including, without limitation, information with respect to citizenship, other Ownership interests and affiliations) as the Corporation may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by such stockholder, other Owner or Proposed Transferee could result in any Violation.

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(c) Rights of the Corporation. If (i) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to paragraph (b) of this Section 5 within the period of time (including any applicable extension thereof) determined by the Board of Directors, or (ii) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any request for information pursuant to paragraph (b) of this Section 5, the Board of Directors shall conclude that effecting, permitting or honoring any Transfer or the Ownership of any shares of capital stock of the Corporation, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of the Corporation to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then the Corporation may (A) refuse to permit any Transfer of record of shares of capital stock of the Corporation that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person, (B) refuse to honor any such Transfer of record effected or purported to have been effected, and in such case any such Transfer of record shall be deemed to have been void ab initio, (C) suspend those rights of stock ownership the exercise of which could result in any Violation, (D) redeem such shares in accordance with paragraph (d) of this Section 5, and/or (E) take all such other action as the Corporation may deem necessary or advisable in furtherance of the provisions of this Section 5, including, without limitation, exercising any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any Disqualified Person. Any such refusal of Transfer or suspension of rights pursuant to subclauses (A), (B) and (C) respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Board of Directors has determined that such Transfer, or the exercise of any such suspended rights, as the case may be, would not constitute a Violation.

(d) Redemption by the Corporation. Notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the Board of Directors adopted pursuant to this Article IV creating any series of Series Common Stock or any series of Preferred Stock, outstanding shares of Common Stock, Series Common Stock or Preferred Stock shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken with respect to any shares of capital stock of the Corporation of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee. The terms and conditions of such redemption shall be as follows:

(1) the redemption price of the shares to be redeemed pursuant to this paragraph (d) shall be equal to the Fair Market Value of such shares;

(2) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(3) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

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(4) at least 30 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(5) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the record holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(6) such other terms and conditions as the Board of Directors shall determine.

(e) Legends. The Corporation shall, to the extent required by law, note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Section 5.

ARTICLE V

SECTION 1. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) relating to the rights of the holders of any series of Preferred Stock or Series Common Stock to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than three (3), with the then-authorized number of directors being fixed from time to time exclusively by the Board of Directors.

The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock (the “Preferred Stock Directors”) or by holders of any series of Series Common Stock (the “Series Common Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation and until the election and qualification of their respective successors in office; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation and until the election and qualification of their respective successors in office; and Class III directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation and until the election and qualification of their respective successors in office. Commencing with the first annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, at each annual meeting of stockholders, successors to the directors of the class the term of which shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors and the Series Common Stock Directors), the number of directors in each class shall be apportioned as nearly equally as possible.

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Subject to the rights of the holders of any one or more series of Preferred Stock or Series Common Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock or Series Common Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class; provided that at any time that there shall be three or fewer stockholders of record, directors may be removed with or without cause.

During any period when the holders of any series of Preferred Stock or Series Common Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock or Series Common Stock, as applicable, shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified, unless such director’s right to hold such office terminates earlier pursuant to said provisions, subject in all such cases to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock or Series Common Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Notwithstanding the foregoing, whenever the holders of outstanding shares of one or more series of Preferred Stock or Series Common Stock issued by the Corporation shall have the right, voting separately as a series or as a separate class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies, and other features of such directorship shall be governed by the terms of this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series of Common Stock) applicable thereto.

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SECTION 2. The election of directors need not be by written ballot.

SECTION 3. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, at any time that there shall be more than three stockholders of record, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, special meetings of stockholders of the Corporation (a) may be called by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the By-laws of the Corporation and (b) shall be called by the Secretary of the Corporation upon the written request of holders of record of not less than 20% of the outstanding shares of Class B Common Stock, proposing a proper matter for stockholder action under the DGCL at such special meeting, provided that (i) no such special meeting of stockholders shall be called pursuant to this clause (b) if the written request by such holders is received less than 135 days prior to the first anniversary of the date of the preceding annual meeting of stockholders of the Corporation and (ii) any special meeting called pursuant to this clause (b) shall be held not later than 100 days following receipt of the written request by such holders, on such date and at such time and place as determined by the Board of Directors.

ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors or such greater vote as shall be specified in the By-laws of the Corporation. In addition to any requirements of law and any other provision of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of sixty-five percent (65%) or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.

ARTICLE VIII

In addition to any requirements of law and any other provisions of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of sixty-five percent (65%) or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a

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single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Section 5 of Article IV, Article V, Article VII, this Article VIII, or Article IX, of this Restated Certificate of Incorporation. Subject to the foregoing provisions of this Article VIII, the Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

ARTICLE IX

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE X

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

This Restated Certificate of Incorporation shall become effective upon filing pursuant to the DGCL.

IN WITNESS WHEREOF, I, Lawrence A. Jacobs, Executive Vice President and Deputy General Counsel of NEWS CORPORATION have executed this Restated Certificate of Incorporation as of the 22nd day of November, 2004, and DO HEREBY CERTIFY under the penalties of perjury that the facts stated in this Restated Certificate of Incorporation are true.

/s/ Lawrence A. Jacobs

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Exhibit A

CERTIFICATE OF DESIGNATION, PREFERENCES AND

RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

NEWS CORPORATION, INC.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

We, the undersigned, Arthur Siskind, Senior Executive Vice-President, and David F. Devoe, Senior Executive Vice-President, of News Corporation, Inc., a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designation and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Section 1(a) and 2 of ARTICLE IV of the Amended and Restated Certificate of Incorporation (Section 1(a) which authorizes 100,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”) of which none have already been designated), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock;

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 9,000,000.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 1st day of March, June, September and December in

each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.10 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Class B Common Stock of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after November 8, 2004 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.10 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares

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at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The

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absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration

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of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

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(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1000 per share of Series A Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the

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Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, the Amended and Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

Section 12. Certain Definitions. As used herein with respect to the Series A Junior Participating Preferred Stock, the following terms shall have the following meanings:

(A) The term “Class A Common Stock” means the class of common stock designated as the Class A common stock, par value $0.01 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.

(B) The term “Class B Common Stock” means the class of common stock designated as the Class B common stock, par value $0.01 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.

(C) The term “Common Stock” means the common stock, par value $0.01 per share, of the Corporation at the date hereof or any other stock resulting from successive changes or reclassifications of the common stock, and includes both the Class A Common Stock and the Class B Common Stock.

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IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 8th day of November, 2004.

/s/ Arthur Siskind
Name:	Arthur Siskind
Title:	Senior Executive Vice President

Attest:

/s/ David F. Devoe
Name:	David F. Devoe
Title:	Senior Executive Vice President

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Exhibit 4.5

NEWS AMERICA INCORPORATED,

Company,

NEWS CORPORATION,

NEWS HOLDINGS LIMITED,

NEWS AUSTRALIA HOLDINGS PTY LIMITED,

FEG HOLDINGS, INC.,

FOX ENTERTAINMENT GROUP, INC.,

NEWS AMERICA MARKETING FSI, INC.,

NEWS PUBLISHING AUSTRALIA LIMITED,

Guarantors

and

THE BANK OF NEW YORK,

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 12, 2004

Amending and Supplementing the Indenture

Dated as of February 28, 2001

due 2021

Liquid Yield Option/TM/ Notes

/TM/	Trademark of Merrill Lynch & Co., Inc.

SECOND SUPPLEMENTAL INDENTURE, dated as of November 12, 2004, among News America Incorporated, a Delaware corporation (the “Company”), with its principal office located at 1211 Avenue of the Americas, New York, NY 10036, News Corporation, a Delaware corporation (“News Corporation”), News Holdings Limited (formerly known as The News Corporation Limited), an Australia corporation (ABN 40 007 910 330) (“News Holdings”), News Australia Holdings Pty Limited (formerly known as Carlholt Pty Ltd), an Australia corporation (“NAHPL”), FEG Holdings, Inc., Fox Entertainment Group, Inc., News America Marketing FSI, Inc., News Publishing Australia Limited, and The Bank of New York, a New York banking corporation (the “Trustee”), amending and supplementing the Indenture, dated as of February 28, 2001 (the “Original Indenture”), among the Company, the guarantors named therein and the Trustee, which provided for the issuance of the Company’s Liquid Yield Option ™ Notes due 2021 (the “Securities”). (The Original Indenture, as supplemented by the First Supplemental Indenture, dated as of June 27, 2003 and this Second Supplemental Indenture, dated as of November 12, 2004, and as it may hereafter be supplemented is referred to herein as the or this “Indenture”.) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

RECITALS:

WHEREAS, on November 12, 2004, News Holdings will effect a corporate reorganization in accordance with the Corporations Act of Australia pursuant to which the publicly held shares of News Holdings will be exchanged for shares of News Corporation (the “Share Exchange”); and

WHEREAS, in connection with the Share Exchange, NAHPL will become a Subsidiary of News Corporation, and News Holdings will become a Subsidiary of NAHPL and News Corporation; and

WHEREAS, in the Share Exchange, each of the Preferred Ordinary Shares will be exchanged for shares of the Class A Common Stock, par value $0.01 per share, of News Corporation (“Class A Common Stock”), on a two for one basis, such that a holder of two Preferred Ordinary Shares will receive one share of News Corporation Class A Common Stock; and

WHEREAS, in the Share Exchange, each of the Preferred ADSs will be exchanged for shares of News Corporation Class A Common Stock on a one for two basis, such that a holder of one Preferred ADS will receive two shares of News Corporation Class A Common Stock; and

WHEREAS, Section 1014 of the Indenture provides that, if News Holdings is a party to a binding share exchange which reclassifies or changes the outstanding Preferred Ordinary Shares, the Person succeeding to News Holdings’ obligation under Article X of the Indenture to deliver securities, cash or other assets upon a Holder’s surrender of Securities for exchange shall enter into a supplemental indenture, which shall provide that the Holder of a Security may exchange it into the kind and amount of securities, cash or other assets which such Holder would have received immediately after the binding share exchange or transfer if such Holder had exchanged the Security immediately before the effective date of such transaction, subject to certain assumptions; and

WHEREAS Section 1014 of the Indenture provides that such supplemental indenture shall provide for adjustments as nearly equivalent as may be practical to the adjustments provided for in Article X of the Indenture; and

WHEREAS, Section 801 of the Indenture further provides that, without the consent of the Holders, the parties may enter into an indenture supplemental to the Indenture to cure any ambiguity or inconsistency in the Indenture; and

WHEREAS, the Indenture contains various ambiguous and inconsistent provisions, insofar as certain provisions of the Indenture do not make provision for the issuer of the securities deliverable upon exchange of the Securities being a different Person than News Holdings; and

WHEREAS, the Original Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the Original Indenture and the Indenture shall, to the extent applicable, be governed by such provisions; and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Second Supplemental Indenture and have done all things necessary to make this Second Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

ORIGINAL INDENTURE

SECTION 101. Effect of Original Indenture.

Except as specifically provided in this Second Supplemental Indenture, the Original Indenture (as amended and supplemented prior to the date hereof) shall remain in full force and effect.

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ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201. Amendments to the Indenture

Effective upon the Share Exchange, in accordance with Section 801 of the Original Indenture:

(a) Each of News Corporation and NAHPL shall be added as a Guarantor under the Indenture.

(b) Section 101 of the Indenture shall be amended as follows:

(i) To add the following definitions immediately following the definition of “Capital Stock”:

“CDIs” shall mean CHESS Depositary Interests, each representing beneficial ownership of a share or shares of Class A Common Stock, legal title to such shares of Class A Common Stock being held by CHESS Depository Nominees Pty Limited.

“Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of News Corporation

(ii) To delete, in their entirety, the definitions of “Deposit Agreement,” “Depositary,” “Preferred ADRs,” “Preferred ADSs” and “Preferred Ordinary Shares.”

(iii) To amend the definition of “News Corporation” in its entirety to read as follows:

“News Corporation” means News Corporation, a corporation organized under the laws of the State of Delaware, until a successor Guarantor replaces it pursuant to this Indenture and thereafter means such successor Guarantor.

(iv) To add the following definition immediately following the definition of “News Corporation”:

“News Holdings” means News Holdings Limited (formerly known as The News Corporation Limited), a corporation organized under the laws of South Australia in the Commonwealth of Australia (ABN 40 007 910 330), until a successor Guarantor replaces it pursuant to this Indenture and thereafter means such successor Guarantor.

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(v) The definition of “Sale Price” shall be amended in its entirety to read as follows:

“Sale Price” of a single share of Class A Common Stock on any Trading Day means (1) the closing sale price per share of Class A Common Stock (or, if no closing sale price is reported, the average of the bid and asked prices or, if there is more than one such price in either case, the average of the average bid and average asked prices) on such Trading Day (a) as reported on the NYSE Composite Tape or (b) if the shares of Class A Common Stock are not listed or admitted to trading on the NYSE, as reported in the composite transactions for the principal United States national or regional securities exchange on which the shares of Class A Common Stock are listed or admitted to trading or (c) if the shares of Class A Common Stock are not listed or admitted to trading on any United States national or regional securities exchange, as reported by Nasdaq; or (2) if the shares of Class A Common Stock are not listed or reported on any of the exchanges or quotation systems described above, and if the shares of Class A Common Stock are listed thereon, the London Stock Exchange, or such other quoted price as more accurately represents the price of such share, as determined by the Company, as appropriately adjusted to calculate the equivalent price of a share of Class A Common Stock in Dollars based on the Noon Buying Rate on such Trading Day). In the absence of one or more such quotations, News Corporation shall be entitled to determine the Sale Price on the basis of such quotations as it considers appropriate, as evidenced by a resolution of its board of directors. For purposes of determining the Sale Price of a CDI, if clause (1) or (2) above is applicable, the price of a CDI shall be determined with reference to the price of a share of Class A Common Stock by making an appropriate adjustment to give effect to the number of shares of Class A Common Stock then represented by each CDI.

(c) The fourth paragraph of Section 308(d) of the Indenture shall be amended in its entirety to read as follows:

The Company’s right to exercise its election to purchase Securities on a Purchase Date through the delivery of shares of Class A Common Stock shall be conditioned upon:

(i) the Company’s not having given its Company Notice of an election to pay entirely in cash and its giving of timely Company Notice of election to purchase all or a specified percentage of the Securities with shares of Class A Common Stock as provided herein;

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(ii) the registration of such shares of Class A Common Stock under the Securities Act, or the Exchange Act, in each case, if required, and any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration;

(iii) the listing of such shares of Class A Common Stock on the Purchase Date on the principal United States securities exchange on which the shares of Class A Common Stock are then listed or, if not so listed, on Nasdaq; and

(iv) the receipt by the Trustee of (a) an Officers’ Certificate to the effect that (A) the terms of the issuance of such shares of Class A Common Stock are in conformity with this Indenture, and (B) such shares of Class A Common Stock have been duly authorized and, when such shares have been issued and delivered pursuant to the terms of this Indenture in payment of such specified percentage of the Purchase Price in respect of Securities, such shares will be duly and validly issued, fully paid and nonassessable, free of any preemptive rights and free and clear of any lien or adverse claim created or incurred by News Corporation, the Company or any of their respective Affiliates and stating that conditions (i), (ii) and (iii) above and the condition set forth in the second succeeding sentence have been satisfied; and (b) an Opinion of Counsel to the effect of (A) and (B) above and, stating that conditions (ii) and (iii) above have been satisfied.

(d) Clause (7) of Section 309(b) shall be amended to read in its entirety as follows:

(7) that Securities as to which a Change in Control Purchase Notice has been provided may be exchanged for shares of Class A Common Stock (or CDIs, in accordance with Section 1001) at any time prior to the close of business on the Change of Control Purchase Date only if the applicable Change in Control Purchase Notice, once provided, has been withdrawn in accordance with the terms hereof;

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(e) The first sentence of Section 401 of the Indenture shall be amended in its entirety to read as follows:

At such time that (i) the Company and News Corporation deliver to the Trustee all outstanding Securities (other than Securities which are replaced pursuant to Section 204, Securities which are purchased pursuant to Section 308 or 309 or Securities in respect of the payment of which money (in Dollars) has theretofore been held in trust and thereafter repaid or redelivered to the Company or the Guarantors, as provided in Section 903) for cancellation or (ii) all outstanding Securities have become due and payable and the Company or the Guarantors irrevocably deposit with the Trustee, any Paying Agent or Exchange Agent, if applicable, money (in Dollars) or shares of Class A Common Stock sufficient to pay all amounts due and owing in respect of all outstanding Securities (other than Securities replaced pursuant to Section 204) in accordance with the terms hereof and the Securities and the Guarantees, and, in either case, money (in Dollars) or shares of Class A Common Stock sufficient to pay all other amounts payable hereunder by the Company and News Corporation, this Indenture shall cease to be of further effect.

(f) The last sentence of Section 905 of the Indenture shall be deleted in its entirety.

(g) Sections 1001, 1002, 1003, 1004, 1005, 1006, 1007 and 1008 of the Indenture shall be amended in their entirety to read as follows:

SECTION 1001. Exchange Privilege.

(a) The Company covenants with the Trustee, for the benefit of all Holders, that a Holder of a Security may exchange such Security for 24.2966 shares of Class A Common Stock (or at the option of the Company, in its sole discretion, CDIs representing a like number of shares of Class A Common Stock, with respect to an exchange as to which the Holder has requested that the Company deliver CDIs), subject to adjustment as herein set forth, or, at the Company’s option, an amount in cash determined in accordance with paragraph (b) of this Section 1001 at any time prior to the close of business on the Business Day immediately preceding February 28, 2021. The number of

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shares of Class A Stock (or CDIs, if applicable) or the amount in cash determined in accordance with paragraph (b) of this Section 1001 deliverable by the Company upon exchange of a Security is sometimes referred to herein as the “Exchange Rate”.

A Holder may exchange a portion of the Principal Amount at Maturity of a Security if the portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to exchange of all of a Security also apply to exchange of a portion of a Security.

Any shares of Class A Common Stock (or CDIs, if applicable) delivered by the Company under this Article X to effect any exchange hereunder or under Article III hereof to pay any portion of the Purchase Price with respect to any Security, as permitted thereunder, may be acquired by the Company from News Corporation or any other Person.

(b) In lieu of delivering shares of Class A Common Stock (or CDIs, if applicable) following notice of exchange of any Securities, the Company may elect to pay the Holder surrendering such Securities an amount in cash per Security equal to the average of each product of (1) the Sale Price of a share of Class A Common Stock on each of the five consecutive Trading Days immediately following (A) the Exchange Notice Date, if the Company has not given notice of redemption specifying that the Company intends to deliver cash upon an exchange, or (B) the Exchange Date, if the Company has given notice of redemption specifying that the Company intends to deliver cash upon an exchange (either period, a “Cash Determination Period”), in either case and (2) the Exchange Rate in effect on such Trading Day, subject to adjustment upon the occurrence of the events described in Sections 1006 through 1008 hereof; provided, that if such payment of cash is not permitted pursuant to the provisions hereof or otherwise, the Company will deliver shares of Class A Common Stock (or CDIs, if applicable) (and cash in lieu of fractional shares or CDIs) as set forth below. Upon exchange of any Securities, the Company shall inform the Holders through the Exchange Agent of its election to deliver or to pay cash in lieu of delivery of such shares of Class A Common Stock (or CDIs, if applicable) no later than the second Business Day (the “Exchange Notice Date”) following the Exchange Date in the place of exchange. If the Company elects to

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deliver shares of Class A Common Stock (or CDIs, if applicable), such shares of Class A Common Stock (or CDIs, if applicable) will be delivered through the Exchange Agent no later than the fifth Business Day following the Exchange Notice Date. If the Company elects to pay cash, such cash payment will be made to the Holder surrendering such Securities no later than the second Business Day following the expiration of the applicable Cash Determination Period.

In the event that the Ex-Dividend Time (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which Section 1006(l), (2), (3) or (5) applies occurs during a Cash Determination Period, the “Sale Price” of a share of Class A Common Stock (or CDI, if applicable) on one or more of the Trading Days during such Cash Determination Period shall be adjusted in a manner determined by the Board of Directors of the Company to reflect the impact of such dividend, subdivision, combination or reclassification on the Sale Price of the shares of Class A Common Stock (or CDIs, if applicable).

SECTION 1002. Exchange Procedure. In order to exchange a Security, a Holder or, in the case of a global Security held by the U.S. Depositary, any person having a beneficial interest therein, must (i) in the case of a definitive security, complete and manually sign the exchange notice on the back of the Securities (or complete and manually sign a facsimile thereof) and deliver such notice to an Exchange Agent, (ii) surrender (by physical or book-entry delivery) the Security to an Exchange Agent, (iii) if required, furnish appropriate endorsements and transfer documents, (iv) indicate an election to receive shares of Class A Common Stock or to request receipt of CDIs, if applicable and (v) if required, pay all transfer or similar taxes, The date on which the Holder satisfies all those requirements shall be the “Exchange Date.” The Company shall, within five Business Days after the Exchange Notice Date, deliver or cause delivery to the Holder (through delivery first to the Exchange Agent) a certificate or certificates for the number of full shares of Class A Common Stock (or CDIs, if applicable), issuable upon such exchange and cash in lieu of any fractional share (or CDI, if applicable) determined pursuant to Section 1003.

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Any Person in whose name the certificate described in the preceding sentence is registered or, in the case of a global Security held by the U.S. Depositary, the holder of the beneficial interest therein shall be treated as a stockholder of record on and after the Exchange Date; provided, that no surrender of a Security on any date when the stock transfer books shall be closed shall be effective to constitute the Person or Persons entitled to receive the shares of Class A Common Stock (or CDIs, if applicable) upon such exchange as the record holder or holders of such shares of Class A Common Stock (or CDIs, if applicable) on such date, but such surrender shall be effective to constitute the Person or Persons entitled to receive such shares of Class A Common Stock (or CDIs, if applicable) as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided, further, that such exchange shall be at the Exchange Rate in effect on the date that such Security shall have been surrendered for exchange, as if the stock transfer books of News Corporation had not been closed. A Holder shall cease to be a Holder upon exchange of its applicable Security.

No payment or adjustment will be made for dividends on or other distributions with respect to any of the shares of Class A Common Stock (or CDIs) except as provided in this Article X. Upon exchange of a LYON, that portion of accrued Original Issue Discount attributable to the period from the Issue Date of the LYON to the Exchange Date with respect to the exchanged LYON shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through delivery of shares of Class A Common Stock (or CDIs, if applicable) (together with the cash payment, if any, in lieu of any fractional shares of Class A Common Stock or CDIs, if applicable), in exchange for the LYON being exchanged, pursuant to the provision s hereof, and the fair market value of such shares of Class A Common Stock or CDIs, as the case may be (together with any such cash payment in lieu of any fractional shares of Class A Common Stock or CDIs, if applicable) shall be treated as issued, to the extent thereof, first in exchange for Original Issue Discount accrued through the Exchange Date, and the balance, if any, of such fair market value of such shares of Class A Common Stock (or CDIs, if applicable), shall be treated as issued in exchange for the Issue Price of the LYON being exchanged pursuant to the provisions hereof.

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Upon surrender of a Security that is exchanged in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Security in an authorized denomination equal in Principal Amount at Maturity to the unexchanged portion of the Security surrendered.

If the last day on which a Security may be exchanged is not a Business Day in a place where an Exchange Agent is located, the Security may be surrendered to that Exchange Agent on the next succeeding day that is a Business Day.

SECTION 1003. Fractional Shares. The Company will not deliver a fractional share of Class A Common Stock (or fractional CDI, if applicable) upon exchange of a Security. Instead, the Company will deliver cash in Dollars for the current market value of the fractional shares of Class A Common Stock (or fractional CDIs, if applicable), as the case may be, which shall be determined by multiplying the Sale Price, on the last Trading Day immediately preceding the Exchange Date, of a full share of Class A Common Stock (or CDI, if applicable) by the fractional amount and rounding the product to the nearest whole cent one-half cent being rounded upward.

SECTION 1004. Taxes on Exchange. If a Holder exchanges a Security into shares of Class A Common Stock (or CDIs, if applicable), the Company, rather than the Holder, shall be responsible for the payment of any documentary, stamp or similar issue or transfer tax due on the issuance of any such shares of Class A Common Stock upon such exchange. The Holder, however, shall pay any such tax that is due as a result of any request by such Holder that such shares be issued in the form of CDIs or that such shares of Class A Common Stock (or CDIs, if applicable) be issued in a name other than the Holder’s name. Each Exchange Agent may refuse to deliver the certificates representing the shares of Class A Common Stock (or CDIs, if applicable) being issued in a name other than the Holder’s name until such Exchange Agent receives an amount sufficient to pay any tax that will be due because the shares (or CDIs, if applicable) are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any income tax or other withholding required by law or regulations.

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SECTION 1005. Provision of Class A Common Stock. The Company covenants with the Trustee, for the benefit of the Holders, that it shall cause News Corporation to, from time to time as may be necessary, reserve out of its authorized but unissued Capital Stock, or otherwise procure or make available, a sufficient number of shares of Class A Common Stock to permit the exchange of all of the Securities into shares of Class A Common Stock, including pursuant to Section 308(d). All shares of Class A Common Stock delivered upon exchange of the Securities shall be duly authorized and duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free and clear of any lien or adverse claim created or incurred by News Corporation, the Company or any of their respective Affiliates.

The Company covenants with the Trustee, for the benefit of the Holders, that it shall cause News Corporation to cause prompt compliance with United States federal and state securities laws (and if CDIs are delivered, all applicable Australian securities laws, including those of any applicable political subdivision) regulating the offer and delivery of shares of Class A Common Stock or CDIs or upon exchange of Securities, if any, and will cause to be listed or cause to have quoted such shares of Class A Common Stock on the NYSE or other major national securities exchange. Shares of Class A Common Stock deliverable upon exchange of a Security are subject to registration of such shares under the Securities Act, unless there exists an applicable exemption from registration thereunder. If such exemption or registration is not available prior to the close of business on the Exchange Date, the Company will pay the appropriate amount in Dollars.

SECTION 1006. Adjustment for Change in Class A Common Stock. If, after the Issue Date, News Corporation:

(1) pays a dividend or makes a distribution on its shares of Class A Common Stock in shares of Class A Common Stock;

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(2) subdivides its outstanding shares of Class A Common Stock into a greater number of shares;

(3) combines any of its outstanding shares of Class A Common Stock into a smaller number of shares;

(4) pays a dividend or makes a distribution on its shares of Class A Common Stock in shares of its Capital Stock (other than in shares of Class A Common Stock or rights, warrants or options to acquire shares of Class A Common Stock); or

(5) issues by reclassification of its Class A Common Stock any shares of its Capital Stock (other than shares of Class A Common Stock or rights, warrants or options for its shares of Class A Common Stock);

then the exchange privilege under this Indenture and the Exchange Rate in effect immediately prior to such action shall be adjusted so that the Holder of any Security thereafter exchanged may receive the number of shares of Class A Common Stock (or, if applicable, CDIs representing such shares) or shares or units of Capital Stock which such Holder would have owned immediately following such action if such Holder had exchanged the Security immediately prior to such action.

The foregoing shall not apply to the issuance of shares of Class A Common Stock pursuant to a dividend reinvestment plan or any similar plan in effect from time to time, as such may be amended from time to time, or to give effect to stockholders’ options or rights to receive shares of Class A Common Stock (or CDIs) in lieu of regular cash dividends under such plans.

The adjustment pursuant to this Section 1006 shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of subdivision, combination or reclassification.

If after an adjustment a Holder, upon exchange of any Security, may receive shares or other units of two or more classes or series of Capital Stock of News Corporation, the Exchange Rate shall thereafter be subject to further adjustment upon the occurrence of each action taken with

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respect to any such class or series of Capital Stock as is contemplated by Sections 1006, 1007, 1008 or 1014 with respect to the shares of Class A Common Stock, on terms comparable to those applicable to the shares of Class A Common Stock in this Article X.

SECTION 1007. Adjustment for Rights Issue. If after the Issue Date, News Corporation distributes any rights, warrants or options to all holders of shares of Class A Common Stock entitling them, for a period expiring within 60 days after the record date for such distribution, to purchase any shares of Class A Common Stock at a price per share less than the Sale Price as of the Time of Determination, the Exchange Rate shall be adjusted in accordance with the formula:

R’= R x	(0 + N)

(0 + (N x P))

M

where:

R’=	the adjusted Exchange Rate.

R =	the current Exchange Rate.

0 = the number of shares of Class A Common Stock outstanding on the record date for the distribution to which this Section 1007 is being applied.

N = the number of additional shares of Class A Common Stock directly or indirectly (if the dilution is effected through the distribution of CDIs) offered pursuant to the distribution.

P =	the offering price per share of such additional shares of Class A Common Stock.

M = the Sale Price, minus, in the case of (i) a distribution to which Section 1006(4) applies or (ii) a distribution to which Section 1008 applies, for which, in each case, (x) the record date shall occur on or before the record date for the distribution to which this Section 1007 applies and (y) the Ex-Dividend Time shall occur on or after the date of the

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Time of Determination for the distribution to which this Section 1007 applies, the fair market value (on the record date for the distribution to which this Section 1007 applies) of:

(1) the Capital Stock of News Corporation distributed in respect of each share of Class A Common Stock in such Section 1006(4) distribution, and

(2) the assets of News Corporation or debt securities or any rights, warrants or options to purchase securities of the Company distributed in respect of each share of Class A Common Stock in such Section 1008 distribution.

The Board of Directors of News Corporation shall determine fair market values for the purposes of this Section 1007.

The adjustment pursuant to this Section 1007 shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, warrants or options to which this Section 1007 applies.

To the extent such rights, warrants or options expire unexercised (or to the extent such rights, warrants or options are redeemed by News Corporation or any of its Subsidiaries, or otherwise cease to be exchangeable into, to be exchangeable for or to carry any such right to purchase shares of Class A Common Stock or CDIs), the Exchange Rate shall be readjusted to the Exchange Rate that would then be in effect had the adjustments made under this Section 1007 for the issuance of such rights, warrants or options been made upon the basis of the issuance of rights, warrants or options to subscribe for or purchase only the number of shares as to which such rights, warrants or options were actually exercised, but such readjustment shall not affect the number of shares of Class A Common Stock (or CDIs, if applicable) delivered upon any exchange prior to the date such readjustment is made.

No adjustment shall be made under this Section 1007 if the application of the formula stated above in this Section 1007 would result in a value of R’ that is equal to or less than the value of R.

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“Time of Determination” means the time and date of the earlier of (1) the determination of stockholders entitled to receive rights, options, warrants or a distribution, in each case, to which this Section 1007 or Section 1008 applies and (2) the time (“Ex-Dividend Time”) immediately prior to the commencement of “ex-dividend” trading for such rights, options, warrants or distribution on the NYSE or such other national or regional securities exchange or market on which the Class A Common Stock is then listed or quoted.

SECTION 1008. Adjustment for Other Distributions. (a) If, after the Issue Date, News Corporation distributes or causes the distribution to all holders of Class A Common Stock of any of its assets or debt securities or any rights, warrants or options to purchase securities of News Corporation (including securities or cash, but excluding (x) distributions of Capital Stock referred to in Section 1006, distributions of rights, warrants or options referred to in Section 1007 and dividends or distributions of Capital Stock or similar equity interests of a Subsidiary or other business unit of News Corporation referred to in Section 1008(b) and (y) cash dividends or other cash distributions that are paid out of consolidated current net income or earned surplus as shown on the books of News Corporation unless such cash dividends or other cash distributions are Extraordinary Cash Dividends (as defined below)), the Exchange Rate shall be adjusted, subject to the provisions of the last paragraph of this Section 1008(a) in accordance with the formula:

R’= R	x	M

M-F

where:

R’=	the adjusted Exchange Rate.

R =	the current Exchange Rate.

M =     the Sale Price, minus, in the case of a distribution to which Section 1006(4) applies, for which (i) the record date shall occur on or be fore the record date for the distribution to which this Section 1008(a) applies and (ii) the Ex-Dividend Time shall occur on or after the date of the Time of Determination for distribution to which this Section

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1008(a) applies, the fair market value (on the record date for the distribution to which this Section 1008(a) applies) of any Capital Stock of News Corporation distributed in respect of each share of Class A Common Stock in such Section 1006(4) distribution.

F =     the fair market value (on the record date for the distribution to which this Section 1008(a) applies) of the assets, debt securities, rights, warrants or options to be distributed in respect of each share of Class A Common Stock in the distribution to which this Section 1008(a) is being applied (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently).

The Board of Directors of News Corporation shall determine fair market values for the purposes of this Section 1008.

Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution to which this Section 1008(a) applies.

For purposes of this Section 1008, the term “Extraordinary Cash Dividend” shall mean any cash dividend with respect to the Class A Common Stock the amount of which, together with the aggregate amount of cash dividends on the Class A Common Stock to be aggregated with such cash dividend in accordance with the provisions of this paragraph, equals or exceeds the threshold percentage set forth in the following paragraph. For purposes of the following paragraph, the “Measurement Period” with respect to a cash dividend on the Class A Common Stock shall mean the 365 consecutive day period ending on the date prior to the Ex-Dividend Time with respect to such cash dividend, and the “Relevant Cash Dividends” with respect to a cash dividend on the Class A Common Stock shall mean the cash dividends on the Class A Common Stock with Ex-Dividend Times occurring in the Measurement Period.

If, upon the date prior to the Ex-Dividend Time with respect a cash dividend on the Class A Common Stock, the aggregate amount of such cash dividend together with the amounts of all Relevant Cash Dividends equals or exceeds

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on a per share basis 10% of the Sale Price of the Class A Common Stock on the last trading day preceding the date of declaration by the Board of Directors of the cash dividend with respect to which this provision is being applied, then such cash dividend together with all Relevant Cash Dividends, shall be deemed to be an Extraordinary Cash Dividend and for purposes of applying the formula set forth above in this Section 1008(a), the value of “F” shall be equal to (y) the aggregate amount of such cash dividend together with the amount of all Relevant Cash Dividends, minus (z) the aggregate amount of all Relevant Cash Dividends for which a prior adjustment in the Exchange Rate was previously made under this Section 1008(a).

In making the determinations required by the preceding paragraph, the amount of cash dividends paid on a per share basis and the amount of any Relevant Cash Dividends specified in the preceding paragraph, shall be appropriately adjusted to reflect the occurrence during such period of any event described in Section 1006 or 1014.

(b) If, after the Issue Date of the Securities, News Corporation pays a dividend or makes a distribution to all holders of its Class A Common Stock consisting of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company, the Exchange Rate shall be adjusted in accordance with the formula:

R’ = R x (I + F/M)

where:

R’ = the adjusted Exchange Rate.

R = the current Exchange Rate.

M = the average of the Sales Prices of the shares of Class A Common Stock for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the principal United States exchange or market which such securities are then listed or quoted (the “Ex-Dividend Date”).

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F = the fair market value of the securities distributed in respect of each share of Class A Common Stock for which this Section 1008(b) shall mean the number of securities distributed in respect of each share of Class A Common Stock multiplied by the average of the Post-Distribution Prices of those securities distributed for the 10 trading days commencing on and including the fifth trading day after the Ex-Dividend Date.

“Post-Distribution Price” of Capital Stock or any similar equity interest on any date means the closing per unit sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for trading of such units on a “when issued” basis without due bills (or similar concept) as reported in the composite transactions for the principal United States securities exchange on which such Capital Stock or equity interest is traded or, if the Capital Stock or equity interest, as the case may be, is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated; provided that if on any date such units have not traded on a “when issued” basis, the Post-Distribution Price shall be the closing per unit sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for trading of such units on a “regular way” basis without due bills (or similar concept) as reported in the composite transactions for the principal United States securities exchange on which such Capital Stock or equity interest is traded or, if the Capital Stock or equity interest, as the case may be, is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated. In the absence of such quotation, the Company shall be entitled to determine the Post-Distribution Price on the basis of such quotations which reflect the post-distribution value of the Capital Stock or equity interests as it considers appropriate.

(c) In the event that, with respect to any distribution to which Section 1008(a) would otherwise apply, the difference “M-F” as defined in the formula in Section

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1008(a) is less than $1.00 or “F” is equal to or greater than “M”, then the adjustment provided by Section 1008(a) shall not be made and in lieu thereof the provisions of Section 1014 shall apply to such distribution.

(h) The first paragraph of Section 1010 of the Indenture shall be amended in its entirety to read as follows:

SECTION 1010. When No Adjustment Required. No adjustment under this Article X need be made for a change in par value (including a change to or from no par value) of the shares of Class A Common Stock.

(i) The first paragraph of Section 1014 of the Indenture shall be amended in its entirety to read as follows:

SECTION 1014. Reorganization of News Corporation, Special Distributions. If News Corporation is a party to a transaction subject to Section 701 (other than a sale of News Corporation’s properties and assets substantially as an entirety to any Person in a transaction or series of related transactions in which the holders of shares of Class A Common Stock immediately prior to such transaction do not receive securities, cash or other assets of News Corporation or any other Person) or a merger or binding share exchange which reclassifies or changes the outstanding shares of Class A Common Stock, the Person succeeding to News Corporation’s obligation pursuant to this Article X to deliver securities, cash or other assets upon a Holder’s surrender of Securities for exchange shall enter into a supplemental indenture. If the issuer of securities deliverable upon exchange of Securities is an Affiliate of such Person succeeding to News Corporation’s exchange obligations, such issuer shall join in such supplemental indenture.

(j) The Holder of a Security may exchange it for 24.2966 shares of Class A Common Stock (or, at the option of the Company, in its sole discretion, CDIs representing such number of shares, with respect to an exchange as to which the Holder has requested that the Company deliver CDIs) per US$1,000 Principal Amount at Maturity, subject to adjustment upon terms as nearly practical as possible to those set forth in Article X of the Indenture (after giving effect to this Second Supplemental Indenture, including, without limitation, Section 201(g) hereof), which shares of Class A Common Stock, constitute the kind and amount of securities which such Holder would have received immediately after the Share Exchange, if such Holder had exchanged the Security immediately before the effective date of such transaction, assuming that such Holder (i) was not a constituent Person or an Affiliate of a constituent Person to such

19

transaction, (ii) made no election with respect thereto, and (iii) was treated alike with the plurality of non-electing Holders. The terms and provisions of the Securities shall be subject to this paragraph (j) and the other terms and provisions of this Second Supplemental Indenture.

(k) The respective forms of “Exchange Notice” and “Purchase Notice” annexed to each of the Securities shall be amended to read in their entirety as follows:

EXCHANGE NOTICE

To exchange this Security for shares of Class A Common Stock of News Corporation, check this box ☐

If you are requesting delivery of CHESS Depositary Interests, representing beneficial ownership of the same number of shares of Class A Common Stock of News Corporation as are otherwise issuable upon exchange of this Security (CDIs), rather than shares of Class A Common Stock, check this box    ☐

Please note that, if you have requested delivery of CDIs, News Corporation may, in its sole discretion, deliver either CDIs or shares of Class A Common Stock.

To exchange only part of this Security, state the Principal Amount at Maturity to be exchanged (which must be $1,000 or an integral multiple of $1,000):

$

Please fill in the form below providing the information requested with respect to the holder of the shares of Class A Common Stock or, if applicable, CDIs:

_______________________________________
(Insert social security or tax ID no.)

_______________________________________

_______________________________________

_______________________________________

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(Print or type other person’s name, address and zip code)

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, the Exchange Agent, the Security Registrar or the Transfer Agent, as the case may be, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Trustee, the Exchange Agent, the Security Registrar or the Transfer Agent, as the case may be, in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

PURCHASE NOTICE

To cause the Company to purchase this Security on                          , 20    , check the box:  ☐

In addition, set forth the following information:

(a) The Certificate Number(s) of the Securities that will be delivered to be purchased;

(b) The portion of the Principal Amount at Maturity of the Securities that will be delivered for purchase (which must be $1,000 or an integral multiple thereof); and

(c) If the Company has elected to pay all or a portion of the Purchase Price by the delivery of shares of Class A Common Stock, but such portion may not be paid as a result of failure to satisfy one or more required conditions prior to the Purchase Date, the undersigned elects (select one):

☐  to withdraw such Purchase Notice as to $                     Principal Amount at Maturity of Securities (Certificate Nos.             ) and to receive cash as to the remainder of the Securities referred to in clause (b) above

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☐  to receive cash in respect of the Purchase Price for all Securities subject to such Purchase Notice

The undersigned acknowledges that this Security will be delivered pursuant to the terms and conditions specified in the Indenture and paragraph 6 hereof.

________________________________________________________________________________________________

Date:                            Your Signature:

_________________________________________________________________________________________________

(Sign exactly as your name appears on the other side of this Security)

_________________________________________________________________________________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, the Exchange Agent, the Security Registrar or the Transfer Agent, as the case may be, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Trustee, the Exchange Agent, the Security Registrar or the Transfer Agent, as the case may be, in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

(l) Subject to the other provisions of this Second Supplemental Indenture, all references in the Indenture and in the Securities to Preferred ADSs shall be deemed to be references to shares of Class A Common Stock, all references to a Preferred ADS shall be deemed to be references to a share of Class A Common Stock and all references to the Preferred Ordinary Shares (or a Preferred Ordinary Share) shall be deemed to be deleted. Any such references to shares of Class A Common Stock or a share of Class A Common Stock shall be deemed to include CDIs or a CDI, as the context may require, in reference to the securities deliverable upon an exchange of the Securities.

(m) All references (in any form or terms) in the Indenture, the Securities and the Guarantees to News Holdings under its former name or any variation thereof, including News Corporation, shall be deemed to be references to News Corporation (and not News Holdings); provided that any such references to News Corporation in Article VII of the Indenture and in the parentheticals in Section 1103 of the Indenture shall be deemed to refer severally to each of News Holdings and News Corporation, as applicable. The foregoing shall not be deemed to release News Holdings from its obligations as a Guarantor.

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ARTICLE THREE

MISCELLANEOUS

SECTION 301. Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

SECTION 302. Governing Law.

Subject to the following sentence, this Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Second Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Original Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 303. Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 304. Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

News America Incorporated

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and General Counsel

News Holdings Limited, as Guarantor

News Corporation (a Delaware corporation),
as Guarantor

News Australia Holdings Pty Limited, as Guarantor

FEG Holdings, Inc., as Guarantor

Fox Entertainment Group, Inc., as Guarantor

News America Marketing FSI, Inc., as Guarantor

News Publishing Australia Limited, as Guarantor

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and Group
General Counsel, News Corporation (a
Delaware corporation), as Attorney for the
Guarantors

The Bank of New York

By:	/s/ Kisha A. Holder
Name:	Kisha A. Holder
Title:	Assistant Vice President

24

STATE OF NEW YORK    )

                                               ) ss.:

COUNTY OF NEW YORK)

On this 8th day of November, 2004, before me personally appeared Arthur M. Siskind, who acknowledged himself to be a Senior Executive Vice President of each of News America Incorporated and News Corporation, and that he, as such Senior Executive Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing in the name of each such corporation as such Senior Executive Vice President.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By:	/s/ Angela D. Weissert
Name:	Angela D. Weissert
Title:	Notary Public, State of New York
No. 01WE4956083
Qualified in Nassau County
Commission Expires September 11, 2005

[Notarial Seal]

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Exhibit 4.19

NEWS AMERICA INCORPORATED,

Company,

NEWS CORPORATION,

NEWS HOLDINGS LIMITED,

NEWS AUSTRALIA HOLDINGS PTY LIMITED,

FEG HOLDINGS, INC.,

FOX ENTERTAINMENT GROUP, INC.,

NEWS AMERICA MARKETING FSI, INC.,

NEWS PUBLISHING AUSTRALIA LIMITED,

Guarantors

and

U.S. BANK NATIONAL ASSOCIATION

(as successor to STATE STREET BANK AND TRUST COMPANY

and THE FIRST NATIONAL BANK OF BOSTON),

Trustee

THIRTEENTH SUPPLEMENTAL INDENTURE

Dated as of November 12, 2004

Amending and Supplementing the Indenture

Dated as of January 28, 1993

Senior Securities

THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of November 12, 2004, among News America Incorporated, a Delaware corporation (the “Company”), with its principal office located at 1211 Avenue of the Americas, New York, NY 10036, News Corporation, a Delaware corporation (“News Corporation”), News Holdings Limited (formerly known as, The News Corporation Limited), an Australia corporation (ABN 40 007 910 330) (“News Holdings”), News Australia Holdings Pty Limited (formerly known as Carlholt Pty Ltd), an Australia corporation (“NAHPL”), FEG Holdings, Inc., Fox Entertainment Group, Inc., News America Marketing FSI, Inc., News Publishing Australia Limited, and U.S. Bank National Association (as successor to State Street Bank Trust Company and The First National Bank of Boston), a national banking association, as trustee (the “Trustee”), amending and supplementing the Indenture, dated as of January 28, 1993 (the “Original Indenture”), among the Company, the guarantors named therein and the Trustee, which provided for the issuance from time to time of the Company’s senior debt securities to be issued in one or more series as provided therein (the “Securities”). (The Original Indenture, as supplemented by the First Supplemental Indenture, dated as of March 24, 1993, the Second Supplemental Indenture, dated as of April 8, 1993, the Third Supplemental Indenture, dated as of May 20, 1993, the Fourth Supplemental Indenture, dated as of May 28, 1993, the Fifth Supplemental Indenture, dated July 21, 1993, the Sixth Supplemental Indenture, dated as of January 25, 1994, the Seventh Supplemental Indenture, dated as of February 4, 1994, the Eighth Supplemental Indenture, dated as of May 12, 1994, the Ninth Supplemental Indenture, dated as of August 1, 1995, the Tenth Supplemental Indenture, dated as of March 2, 2000, the Eleventh Supplemental Indenture, dated as of February 14, 2001, the Twelfth Supplemental Indenture, dated as of June 27, 2003, and this Thirteenth Supplemental Indenture, dated as of November 12, 2004 and as it may hereafter be supplemented is referred to herein as the or this “Indenture”.) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

RECITALS:

WHEREAS, on November 12, 2004, News Holdings will effect a corporate reorganization in accordance with the Corporations Act of Australia pursuant to which the publicly held shares of News Holdings will be exchanged for shares of News Corporation (the “Share Exchange”); and

WHEREAS, in connection with the Share Exchange, NAHPL will become a Subsidiary of News Corporation, and News Holdings will become a Subsidiary of NAHPL and News Corporation; and

WHEREAS, Section 801 of the Indenture further provides that, without the consent of Holders, the parties to the Indenture may enter into an indenture supplemental to the Indenture to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect; and

WHEREAS, the Original Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the Original Indenture and the Indenture shall, to the extent applicable, be governed by such provisions; and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Thirteenth Supplemental Indenture and have done all things necessary to make this Thirteenth Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

ARTICLE ONE

ORIGINAL INDENTURE

SECTION 101. Effect of Original Indenture.

Except as specifically provided in this Thirteenth Supplemental Indenture, the Original Indenture (as amended and supplemented prior to the date hereof) shall remain in full force and effect.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201. Amendments to the Indenture

Effective upon the Share Exchange, in accordance with Section 801 of the Original Indenture:

(a) Each of News Corporation and NAHPL shall be added as a Guarantor under the Indenture.

(b) Section 101 of the Indenture shall be amended as follows:

(i) To amend the definition of News Corporation in its entirety to read as follows:

“News Corporation” means News Corporation, a corporation organized under the laws of the State of Delaware, until a successor Guarantor replaces it pursuant to this Indenture and thereafter means the successor Guarantor.

2

(ii) To add the following definition immediately following the definition of “News Corporation”:

“News Holdings” means News Holdings Limited (formerly known as The News Corporation Limited, a corporation organized under the laws of South Australia in the Commonwealth of Australia (ABN 40 007 910 330), until a successor Guarantor replaces it pursuant to this Indenture and thereafter means such successor Guarantor.

(c) All references (in any form or terms) in the Indenture, the Securities and the Guarantees to News Holdings under its former name or any variation thereof, including News Corporation, shall be deemed to be references to News Corporation (and not News Holdings); provided that any such references (i) in the definition of “Override Agreement” in Section 101 of the Indenture shall be deemed to refer to News Holdings, and (ii) in Article VII (other than any reference therein to a Wholly Owned Restricted Subsidiary of News Corporation), Section 801(a) of the Indenture and the second parenthetical in clause (i) of Section 1205 of the Indenture shall be deemed to refer severally to each of News Holdings and News Corporation, as applicable. The foregoing shall not be deemed to release News Holdings from its obligations as a Guarantor.

ARTICLE THREE

MISCELLANEOUS

SECTION 301. Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

3

SECTION 302. Governing Law.

Subject to the following sentence, this Thirteenth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Thirteenth Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Original Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 303. Counterparts.

This Thirteenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 304. Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Thirteenth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

4

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Supplemental Indenture to be duly executed as of the day and year first above written.

News America Incorporated

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and
General Counsel

News Holdings Limited, as Guarantor

News Corporation (a Delaware corporation),
as Guarantor

News Australia Holdings Pty Limited, as Guarantor

FEG Holdings, Inc., as Guarantor

Fox Entertainment Group, Inc., as Guarantor

News America Marketing FSI, Inc., as Guarantor

News Publishing Australia Limited, as Guarantor

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and
General Counsel, News America
Incorporated, as Attorney for the
Guarantors

5

U.S. Bank National Association, as Trustee

By:	/s/ Marie A. Hattinger
Name:	Marie A. Hattinger
Title:	Vice President

6

STATE OF NEW YORK	)

) ss.:

COUNTY OF NEW YORK	)

On this 8th day of November, 2004, before me personally appeared Arthur M. Siskind, who acknowledged himself to be a Senior Executive Vice President of News America Incorporated, and that he, as such Senior Executive Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing in the name of such corporation as such Senior Executive Vice President.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By:	/s/ Angela D. Weissert
Name:	Angela D. Weissert
Title:	Notary Public, State of New York
No. 01WE4956083
Qualified in Nassau County
Commission Expires September 11, 2005

[Notarial Seal]

7

Exhibit 4.29

NEWS AMERICA INCORPORATED,

Company,

NEWS CORPORATION,

NEWS HOLDINGS LIMITED,

NEWS AUSTRALIA HOLDINGS PTY LIMITED,

FEG HOLDINGS, INC.,

FOX ENTERTAINMENT GROUP, INC.,

NEWS AMERICA MARKETING FSI, INC.,

NEWS PUBLISHING AUSTRALIA LIMITED,

Guarantors

and

THE BANK OF NEW YORK,

Trustee

NINTH SUPPLEMENTAL INDENTURE

Dated as of November 12, 2004

Amending and Supplementing the

Amended and Restated Indenture

Dated as of March 24, 1993

Senior Securities

NINTH SUPPLEMENTAL INDENTURE, dated as of November 12, 2004, among News America Incorporated, a Delaware corporation (the “Company”), with its principal office located at 1211 Avenue of the Americas, New York, NY 10036, News Corporation, a Delaware corporation (“News Corporation”), News Holdings Limited (formerly known as, The News Corporation Limited), an Australia corporation (ABN 40 007 910 330) (“News Holdings”), News Australia Holdings Pty Limited (formerly known as Carlholt Pty Ltd), an Australia corporation (“NAHPL”), FEG Holdings, Inc., Fox Entertainment Group, Inc., News America Marketing FSI, Inc., News Publishing Australia Limited, and The Bank of New York, a New York banking corporation (the “Trustee”), amending and supplementing the Amended and Restated Indenture, dated as of March 24, 1993 (the “Original Indenture”), among the Company, the guarantors named therein and the Trustee, which provided for the issuance from time to time of the Company’s senior debt securities to be issued in one or more series as provided therein (the “Securities”). (The Original Indenture, as supplemented by the First Supplemental Indenture, dated as of May 20, 1993, the Second Supplemental Indenture, dated as of May 28, 1993, the Third Supplemental Indenture, dated as of July 21, 1993, the Fourth Supplemental Indenture, dated as of October 20, 1995, the Fifth Supplemental Indenture, dated as of January 8, 1998, the Sixth Supplemental Indenture, dated as of March 1, 1999, the Seventh Supplemental Indenture, dated as of February 14, 2001, the Eighth Supplemental Indenture, dated as of June 27, 2003 and this Ninth Supplemental Indenture, dated as of November 12, 2004 and as it may hereafter be supplemented is referred to herein as the or this “Indenture”.) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

RECITALS:

WHEREAS, on November 12, 2004, News Holdings will effect a corporate reorganization in accordance with the Corporations Act of Australia pursuant to which the publicly held shares of News Holdings will be exchanged for shares of News Corporation (the “Share Exchange”); and

WHEREAS, in connection with the Share Exchange, NAHPL will become a Subsidiary of News Corporation and News Holdings will become a Subsidiary of NAHPL and News Corporation; and

WHEREAS, Section 801 of the Indenture further provides that, without the consent of Holders, the parties to the Indenture may enter into an indenture supplemental to the Indenture to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect; and

WHEREAS, the Original Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the Original Indenture and the Indenture shall, to the extent applicable, be governed by such provisions; and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Ninth Supplemental Indenture and have done all things necessary to make this Ninth Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

ARTICLE ONE

ORIGINAL INDENTURE

SECTION 101. Effect of Original Indenture.

Except as specifically provided in this Ninth Supplemental Indenture, the Original Indenture (as amended and supplemented prior to the date hereof) shall remain in full force and effect.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201. Amendments to the Indenture

Effective upon the Share Exchange, in accordance with Section 801 of the Original Indenture:

(a) Each of News Corporation and NAHPL shall be added as a Guarantor under the Indenture.

(b) Section 101 of the Indenture shall be amended as follows:

(i) To amend the definition of “News Corporation” in its entirety to read as follows:

“News Corporation” means News Corporation, a corporation organized under the laws of the State of Delaware, until a successor Guarantor replaces it pursuant to this Indenture and thereafter means the successor Guarantor.

2

(ii) To add the following definition immediately following the definition of “News Corporation”:

“News Holdings” means News Holdings Limited (formerly known as The News Corporation Limited), a corporation organized under the laws of South Australia in the Commonwealth of Australia (ABN 40 007 910 330), until a successor Guarantor replaces it pursuant to this Indenture and thereafter means such successor Guarantor.

(c) All references (in any form or terms) in the Indenture, the Securities and the Guarantees to News Holdings under its former name or any variation thereof, including News Corporation, shall be deemed to be references to News Corporation (and not News Holdings); provided that any such references News Corporation (i) in the definition of “Override Agreement” in Section 101 of the Indenture shall be deemed to refer to News Holdings and (ii) in Article VII (other than any reference to a Wholly Owned Restricted Subsidiary of News Corporation), Section 801(a) of the Indenture, the seventh sentence of Section 1201 of the Indenture and the second parenthetical in clause (i) of Section 1205 of the Indenture shall be deemed to refer severally to each of News Holdings and News Corporation, as applicable. The foregoing shall not be deemed to release News Holdings from its obligations as a Guarantor.

ARTICLE THREE

MISCELLANEOUS

SECTION 301. Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

SECTION 302. Governing Law.

Subject to the following sentence, this Ninth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Ninth Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Original Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 303. Counterparts.

This Ninth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3

SECTION 304. Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Ninth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

4

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the day and year first above written.

News America Incorporated

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and General Counsel

News Holdings Limited, as Guarantor

News Corporation (a Delaware corporation), as Guarantor

News Australia Holdings Pty Limited, as Guarantor

FEG Holdings, Inc., as Guarantor

Fox Entertainment Group, Inc., as Guarantor

News America Marketing FSI, Inc., as Guarantor

News Publishing Australia Limited, as Guarantor

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and General Counsel, News America Incorporated, as Attorney for the Guarantors

The Bank of New York, as Trustee

By:	/s/ Kisha A. Holder
Name:	Kisha A. Holder
Title:	Assistant Vice President

5

STATE OF NEW YORK	)

) ss.:

COUNTY OF NEW YORK	)

On this 8th day of November, 2004, before me personally appeared Arthur M. Siskind, who acknowledged himself to be a Senior Executive Vice President of News America Incorporated, and that he, as such Senior Executive Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing in the name of such corporation as such Senior Executive Vice President.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By:	/s/ Angela D. Weissert
Name:	Angela D. Weissert
Title:	Notary Public, State of New York
No. 01WE4956083
Qualified in Nassau County
Commission Expires September 11, 2005

[Notarial Seal]

7

Exhibit 4.34

NEWS AMERICA INCORPORATED,

Company,

NEWS CORPORATION,

NEWS HOLDINGS LIMITED,

NEWS AUSTRALIA HOLDINGS PTY LIMITED,

FEG HOLDINGS, INC.,

FOX ENTERTAINMENT GROUP, INC.,

NEWS AMERICA MARKETING FSI, INC.,

NEWS PUBLISHING AUSTRALIA LIMITED,

Guarantors

and

THE BANK OF NEW YORK,

Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of November 12, 2004

Amending and Supplementing the Indenture

Dated as of November 12, 1996

5% Subordinated Discount Debentures due 2016

FOURTH SUPPLEMENTAL INDENTURE, dated as of November 12, 2004, among News America Incorporated, a Delaware corporation (the “Company”), with its principal office located at 1211 Avenue of the Americas, New York, NY 10036, News Corporation, a Delaware corporation (“News Corporation”), News Holdings Limited (formerly known as The News Corporation Limited), an Australia corporation (ABN 40 007 910 330) (“News Holdings”), News Australia Holdings Pty Limited (formerly known as Carlholt Pty Ltd), an Australia corporation (“NAHPL”), FEG Holdings, Inc., Fox Entertainment Group, Inc., News America Marketing FSI, Inc., News Publishing Australia Limited, and The Bank of New York, a New York banking corporation (the “Trustee”), amending and supplementing the Amended and Restated Indenture, dated as of November 12, 1996 (the “Original Indenture”), among the Company, the guarantors named therein and the Trustee, which provided for the issuance of the Company’s 5% Subordinated Discount Debentures due November 12, 2016 (the “Securities”). (The Original Indenture, as supplemented by the First Supplemental Indenture, dated as of March 2, 2000, the Second Supplemental Indenture, dated as of February 14, 2001, the Third Supplemental Indenture, dated as of June 27, 2003, and this Fourth Supplemental Indenture, dated as of November 12, 2004, and as it may hereafter be supplemented is referred to herein as the or this “Indenture”.) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

RECITALS:

WHEREAS, on November 12, 2004, News Holdings will effect a corporate reorganization in accordance with the Corporations Act of Australia pursuant to which the publicly held shares of News Holdings will be exchanged for shares of News Corporation (the “Share Exchange”); and

WHEREAS, in connection with the Share Exchange, NAHPL will become a Subsidiary of News Corporation, and News Holdings will become a Subsidiary of NAHPL and News Corporation; and

WHEREAS, Section 901 of the Indenture provides that, without the consent of Holders, the parties to the Indenture may enter into an indenture supplemental to the Indenture to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities or, so long as any of the Preferred Securities shall remain outstanding, the holders of the Preferred Securities;

WHEREAS, the Original Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the Original Indenture and the Indenture shall, to the extent applicable, be governed by such provisions; and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Fourth Supplemental Indenture and have done all things necessary to make this Fourth Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

ORIGINAL INDENTURE

SECTION 101. Effect of Original Indenture.

Except as specifically provided in this Fourth Supplemental Indenture, the Original Indenture (as amended and supplemented prior to the date hereof) shall remain in full force and effect.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201. Amendments to the Indenture:

(i) Effective upon the Share Exchange, in accordance with Section 901 of the Indenture:

(a) Each of News Corporation and NAHPL shall be added as a Guarantor under the Indenture.

(b) Section 101 of the Indenture shall be amended as follows:

(i) To amend the definition of “News Corporation” in its entirety to read as follows:

“News Corporation” means News Corporation, a corporation organized under the laws of the State of Delaware, until a successor Guarantor replaces it pursuant to this Indenture and thereafter means the successor Guarantor.

(ii) To add the following definition immediately following the definition of “News Corporation”:

“News Holdings” means News Holdings Limited (formerly known as The News Corporation Limited), a corporation organized under the laws of South Australia in the Commonwealth of Australia (ABN 40 007 910 330), until a successor Guarantor replaces it pursuant to this Indenture and thereafter means such successor Guarantor.

(iii) To amend the definition of “Revolving Credit Agreement” in its entirety to read as follows:

“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of May 19, 1993, among the Company and the other borrowers named therein, the guarantors named therein, the arrangers/managing agents named therein, the lead managers named therein, the banks named therein and the agents named therein, as amended and in effect on the date hereof, and as it may be further amended, supplemented or otherwise modified from time to time by the parties thereto, or any refinancings, refundings, or renewals thereof.

(c) Clause (i) of Section 1205 of the Indenture shall be amended in its entirety to read as follows:

(i) the sale or disposition (by merger or otherwise) of a Subsidiary Guarantor (other than News Holdings) to an entity that is not a Subsidiary of News Corporation or

(d) All references (in any form or terms) in the Indenture, the Securities and the Debt Guarantees to News Holdings under its former name or any variation thereof, including News Corporation, shall be deemed to be references to News Corporation (and not News Holdings); provided that any such references (i) in Section 1007 of the Indenture shall be deemed to refer to News Holdings and (ii) in the seventh paragraph of the recitals (solely as it relates to the Preferred Security Guarantees) in clause (ii) of Section 310 and in the seventh, eighth and ninth sentences of Section 1201 of the Indenture shall be deemed to refer severally to each of News Holdings and News Corporation, as applicable. The foregoing shall not be deemed to release News Holdings from its obligations as a Guarantor.

ARTICLE THREE

MISCELLANEOUS

SECTION 301. Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not effect the construction hereof.

SECTION 302. Governing Law.

Subject to the following sentence, this Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Fourth Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Original Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 303. Counterparts.

This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 304. Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

News America Incorporated

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and
General Counsel

News Holdings Limited, as Guarantor

News Corporation (a Delaware corporation),
as Guarantor

News Australia Holdings Pty Limited, as Guarantor

FEG Holdings, Inc., as Guarantor

Fox Entertainment Group, Inc., as Guarantor

News America Marketing FSI, Inc., as Guarantor

News Publishing Australia Limited, as Guarantor

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and
General Counsel, News America
Incorporated, as Attorney for the
Guarantors

The Bank of New York, as Trustee

By:	/s/ Kisha A. Holder
Name:	Kisha A. Holder
Title:	Assistant Vice President

STATE OF NEW YORK	)

) ss.:

COUNTY OF NEW YORK	)

On this 8th day of November, 2004, before me personally appeared Arthur M. Siskind, who acknowledged himself to be a Senior Executive Vice President of News America Incorporated, and that he, as such Senior Executive Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing in the name of such corporation as such Senior Executive Vice President.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By:	/s/ Angela D. Weissert
Name:	Angela D. Weissert
Title:	Notary Public, State of New York
No. 01WE4956083
Qualified in Nassau County
Commission Expires September 11, 2005

[Notarial Seal]

Exhibit 4.37

NEWS AMERICA INCORPORATED,

Company,

NEWS CORPORATION,

NEWS HOLDINGS LIMITED,

NEWS AUSTRALIA HOLDINGS PTY LIMITED,

FEG HOLDINGS, INC.,

FOX ENTERTAINMENT GROUP, INC.,

NEWS AMERICA MARKETING FSI, INC.,

NEWS PUBLISHING AUSTRALIA LIMITED,

Guarantors

and

THE BANK OF NEW YORK,

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 12, 2004

Amending and Supplementing the Indenture

Dated as of March 21, 2003

Senior Exchangeable

Beneficial Unsecured exChangeable Securities (BUCS)/TM/ due 2023

/TM/	Trademark of Merrill Lynch & Co., Inc.

SECOND SUPPLEMENTAL INDENTURE, dated as of November 12, 2004, among News America Incorporated, a Delaware corporation (the “Company”), with its principal office located at 1211 Avenue of the Americas, New York, NY 10036, News Corporation, a Delaware corporation (“News Corporation”), News Holdings Limited (formerly known as The News Corporation Limited), an Australia corporation (ABN 40 007 910 330) (“News Holdings”), News Australia Holdings Pty Limited (formerly known as Carlholt Pty Ltd), an Australia corporation (“NAHPL”), FEG Holdings, Inc., Fox Entertainment Group, Inc., News America Marketing FSI, Inc., News Publishing Australia Limited, and The Bank of New York, a New York banking corporation (the “Trustee”), amending and supplementing the Indenture, dated as of March 21, 2003 the “Original Indenture”), among the Company, the guarantors named therein and the Trustee, which provided for the issuance of the Company’s Senior Exchangeable Beneficial Unsecured exChangeable Securities due 2023 (the “Securities”). (The Original Indenture, as supplemented by the First Supplemental Indenture, dated as of June 27, 2003, and this Second Supplemental Indenture, dated as of November 12, 2004 and as it may hereafter be supplemented is referred to herein as the or this “Indenture”.) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

RECITALS:

WHEREAS, on November 12, 2004, News Holdings will effect a corporate reorganization in accordance with the Corporations Act of Australia pursuant to which the publicly held shares of News Holdings will be exchanged for shares of News Corporation (the “Share Exchange”); and

WHEREAS, in connection with the Share Exchange, NAHPL will become a Subsidiary of News Corporation, and News Holdings will become a Subsidiary of NAHPL and News Corporation; and

WHEREAS, Section 3.8 of the Indenture provides that the Purchase Price of the Debentures in respect of which a Purchase Notice has been given, or a specified percentage thereof, may be paid by delivery of News Corporation Preferred ADSs; and

WHEREAS, in connection with the Share Exchange, each of the News Corporation Preferred ADSs will be exchanged for shares of the Class A Common Stock, par value $0.01 per share, of News Corporation (“News Corporation Class A Common Stock”), on a two for one basis, such that a holder of one of the News Corporation Preferred ADSs will receive two shares of News Corporation Class A Common Stock in such share exchange; and

WHEREAS, Section 9.1 of the Indenture provides that, without the consent of Holders, the parties to the Indenture may enter into an indenture supplemental to the Indenture to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities or, so long as any of the BUCS shall remain outstanding, the holders of the BUCS;

WHEREAS, the Original Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the Original Indenture and the Indenture shall, to the extent applicable, be governed by such provisions; and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Second Supplemental Indenture and have done all things necessary to make this Second Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

ORIGINAL INDENTURE

SECTION 1.1 Effect of Original Indenture.

Except as specifically provided in this Second Supplemental Indenture, the Original Indenture (as amended and supplemented prior to the date hereof) shall remain in full force and effect.

ARTICLE II

AMENDMENTS TO THE INDENTURE

SECTION 2.1 Amendments to the Indenture

Effective upon the Share Exchange, in accordance with Section 9.1 of the Original Indenture:

(a) Each of News Corporation and NAHPL shall be added as a Guarantor under the Indenture.

(b) Section 1.1(b) of the Indenture shall be amended as follows:

(i) The definition of “News Corporation” shall be amended in its entirety to read as follows:

“News Corporation” means News Corporation, a corporation organized under the laws of the State of Delaware, or a successor entity pursuant to a merger, consolidation, amalgamation or other reorganization.

(ii) The definitions of “News Corporation Preferred ADRs,” “News Corporation Preferred ADSs,” “News Corporation Preferred Ordinary Shares,” “News Deposit Agreement” and “News Depositary,” in Section 1.1(b) of the Indenture shall be deleted in their entirety.

(iii) The following definitions shall be added immediately following the definition of “News Corporation”:

“News Corporation Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of News Corporation.

“News Holdings” means News Holdings Limited (formerly known as The News Corporation Limited, a corporation organized under the laws of South Australia in the Commonwealth of Australia (ABN 40 007 910 330), until a successor Guarantor replaces it pursuant to this Indenture and thereafter means such successor Guarantor.

(c) The last sentence of the second paragraph of Section 2.5 of the Indenture and the third paragraph of such section shall be amended in their entirety as follows:

For purposes of this paragraph, the term “hold” means (i) receipt from the Transfer Agent of a notice advising the Paying Agents that the shares of News Corporation Class A Common Stock are available for delivery or (ii) receipt from the Transfer Agent of a notice advising the Paying Agent that the BSkyB Ordinary Shares are available for delivery.

If the Paying Agents hold, in accordance with the terms of this Indenture, money or BSkyB Ordinary Shares sufficient to pay the Purchase Price of such Security on a Purchase Date, then, immediately after such Purchase Date, such Security will cease to be outstanding and interest on such Security will cease to accrue, whether or not such Security is delivered to the Paying Agent, and all other rights of the Holder, including the Holder’s right to exchange a Security for BSkyB Ordinary Shares, shall terminate and lapse (other than the right to receive the Purchase Price upon delivery of the Security). For purposes of this paragraph, the term “hold” means receipt from the Transfer Agent of a notice advising the Paying Agent that the BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock are available for delivery.

(d) Clause (iv) of Section 3.8(e) of the Indenture shall be amended in its entirety to read as follows:

(iv) the receipt by the Trustee of (a) an Officers’ Certificate to the effect that (A) the terms of the issuance of such BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock are in conformity with this Indenture, (B) the BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock to be delivered on or prior to the Purchase Date will be deposited with the Transfer Agent, and (C) (i) if such BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock are newly issued or are treasury shares, such shares have been duly authorized and, when such BSkyB Ordinary Shares or News Corporation Preferred ADSs have been issued and delivered pursuant to the terms of this Indenture in payment of such specified percentage of the Purchase Price in respect of Securities, such BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock will be duly and validly issued, fully paid and nonassessable, free of any preemptive rights and free and clear of any lien or adverse claim or (ii) if such BSkyB Ordinary Shares or shares of News Corporation Class A Common Stock are not newly issued or treasury shares, such shares will be free and clear of any lien or adverse claim, and stating that conditions (i), (ii) and (iii) above and the condition set forth in the second succeeding sentence have been satisfied; and (b) an Opinion of Counsel to the effect of (A) and (C) above and, stating that conditions (ii) and (iii) above have been satisfied.

(e) Clause (i) of Section 2.4 of the Indenture shall be amended in its entirety to read as follows:

(i) the sale or disposition (by merger or otherwise) of a Subsidiary Guarantor (other than News Holdings) to an entity which is not a subsidiary of News Corporation or

(f) All references (in any form or terms) in the Indenture, the Securities and the Guarantees to News Corporation Preferred ADSs shall be deemed to be references to shares of News Corporation Class A Common Stock

(g) All references (in any form or terms) in the Indenture, the Securities and the Guarantees to News Holdings under its former name or any variation thereof, including News Corporation, shall be deemed to be references to News Corporation (and not News Holdings); provided that any such references (i) in the definition of “Registration Rights Agreement” in

Section 101 of the Indenture shall be deemed to refer to News Holdings, and (ii) in the fourth paragraph of the recitals, in clause (ii) of Section 2.10, in Article VIII, in the last sentence of the fifth paragraph from the end of Section 12.1, and in the parenthetical in clause (ii) of the fourth paragraph from the end of Section 12.1 of the Indenture shall be deemed to refer severally to each of News Holdings and News Corporation, as applicable. The foregoing shall not be deemed to release News Holdings from its obligations as a Guarantor.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

SECTION 3.2 Governing Law.

Subject to the following sentence, this Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Second Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Original Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 3.3 Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

SECTION 3.4 Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

News America Incorporated

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and
General Counsel

News Holdings Limited, as Guarantor

News Corporation (a Delaware corporation),
as Guarantor

News Australia Holdings Pty Limited, as Guarantor

FEG Holdings, Inc., as Guarantor

Fox Entertainment Group, Inc., as Guarantor

News America Marketing FSI, Inc., as Guarantor

News Publishing Australia Limited, as Guarantor

By:	/s/ Arthur M. Siskind
Name:	Arthur M. Siskind
Title:	Senior Executive Vice President and Group
General Counsel, News Corporation (a
Delaware corporation), as Attorney for the
Guarantors

The Bank of New York, as Trustee

By:	/s/ Kisha A. Holder
Name:	Kisha A. Holder
Title:	Assistant Vice President

STATE OF NEW YORK	)

) ss.:

COUNTY OF NEW YORK	)

On this 8th day of November, 2004, before me personally appeared Arthur M. Siskind, who acknowledged himself to be a Senior Executive Vice President of each of News America Incorporated and News Corporation, and that he, as such Senior Executive Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing in the name of each such corporation as such Senior Executive Vice President.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By:	/s/ Angela D. Weissert
Name:	Angela D. Weissert
Title:	Notary Public, State of New York
No. 01WE4956083
Qualified in Nassau County
Commission Expires September 11, 2005

[Notarial Seal]

Exhibit 4.39

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of November 24, 2004 (this “Amendment”), to the Rights Agreement, dated as of November 8, 2004 (the “Rights Agreement”), between News Corporation, Inc. (n/k/a News Corporation), a Delaware corporation (the “Company”), and Computershare Investor Services, LLC (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

WHEREAS, the Board of Directors of the Company has authorized and adopted this Amendment at a meeting of directors duly called and held;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1. The Rights Agreement is hereby amended by (x) deleting all references to the name “News Corporation, Inc.” and replacing such references with the name “News Corporation” and (y) adding the following as Section 35 thereof:

“Section 35. Book-Entry. Reference in this Agreement to certificates for shares of Common Stock shall include, in the case of uncertificated shares, the balances indicated in the book-entry account system of the transfer agent for the Common Stock, and any uncertificated share of Common Stock shall also represent the associated Right. Any legend required to be placed on any certificate for shares of Common Stock may instead be included on any book-entry confirmation or notification to the holder of such shares of Common Stock.”

2. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

3. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		NEWS CORPORATION

By:		By:
Name:		Name:
Title:		Title:

Attest:		COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/s/ Blanche Hurt	By:	/s/ Donald W. Koslow
Name:	Blanche Hurt	Name:	Donald W. Koslow
Title:	General Counsel and Secretary	Title:	Senior Relationship Manager

Exhibit 10.3

LETTER AMENDMENT NO. 2

Dated as of August 30, 2004

To the banks, financial institutions

      and other institutional lenders

      (collectively, the “Lenders”) parties

      to the Credit Agreement referred to

      below and to Citibank, N.A., as agent

      (the “Agent”) for the Lenders

Ladies and Gentlemen:

We refer to the Five Year Credit Agreement dated as of June 27, 2003, as amended by Letter Amendment No. 1 dated as of August 13, 2003 (the “Credit Agreement”) among the undersigned and you. Capitalized terms not otherwise defined in this Letter Amendment have the same meanings as specified in the Credit Agreement.

The News Corporation Limited (“News Corp.”) is contemplating moving its jurisdiction of incorporation from Australia to the United States through a series of transactions pursuant to which a new Delaware corporation will be imposed above News Corp. and will be the publicly traded parent entity. Section 5.02(b) of the Credit Agreement contemplates that the Parent Guarantor may move its jurisdiction of incorporation from Australia to the United States (such transactions being, collectively, the “U.S. Domestication”). Pursuant to Section 5.01(i) of the Credit Agreement, the Parent Guarantor is required to provide periodic Compliance Certificates which require, among other things, in the event of any change in generally accepted accounting principles used in the preparation of financial statements of the Parent Guarantor, a statement of reconciliation conforming such financial statements to GAAP. Inasmuch as GAAP is defined by reference to the financial statements of News Corp. as of June 30, 2002, on and after the completion of the U.S. Domestication, the Parent Guarantor will be required to reconcile U. S. generally accepted accounting principles to those Australian generally accepted accounting principles in effect as of June 30, 2002. Accordingly, we hereby request that the Credit Agreement be amended to eliminate the requirement to report such reconciliation.

You have indicated your willingness, on the terms and conditions stated below, to so agree. Accordingly, it is hereby agreed by you and us that (a) Section 1.03 of the Credit Agreement be amended in full to read as follows:

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States consistent with such principles in effect as of June 30, 2004 (“GAAP”).

and (b) Section 5.02(c) is amended by deleting from the proviso thereto the phrase “but, in such event, each Compliance Certificate delivered to the Lenders pursuant to Sections 5.01(i) and (c) shall be provided together with a reconciliation to GAAP in respect of the information reported therein”.

This Letter Amendment shall become effective as of the date on which the U.S. Domestication shall have occurred, and only when the Agent shall have received counterparts of this Letter Amendment executed by the undersigned and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Letter Amendment. This Letter Amendment is subject to the provisions of Section 9.01 of the Credit Agreement.

On and after the effectiveness of this Letter Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Letter Amendment.

The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Letter Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Letter Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning at least two counterparts of this Letter Amendment to Susan L. Hobart at Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022.

This Letter Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Letter Amendment.

This Letter Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, NEWS AMERICA INCORPORATED

By
Title:

FEG HOLDINGS, INC.

By
Title:

FOX ENTERTAINMENT GROUP, INC.

By
Title:

NEWS AMERICA MARKETING FSI, INC.

By
Title:

2

NEWS PUBLISHING AUSTRALIA LIMITED

By
Title:

THE NEWS CORPORATION LIMITED

By
Title:

Agreed as of the date first above written:

CITIBANK, N.A.

By
Title:

JPMORGAN CHASE BANK

By
Title:

BANK OF AMERICA, N.A.

By
Title:

BNP PARIBAS

By
Title:

By
Title:

HSBC BANK USA

By
Title:

HSBC BANK PLC

By
Title:

LLOYDS TSB BANK PLC

By
Title:

3

NATIONAL AUSTRALIA BANK LIMITED

By
Title:

ABN AMRO BANK N.V.

By
Title:

DRESDNER BANK AG, NEW YORK BRANCH

By
Title:

THE BANK OF NOVA SCOTIA

By
Title:

CREDIT LYONNAIS

By
Title:

THE BANK OF NEW YORK

By
Title:

COMMONWEALTH BANK OF AUSTRALIA GRAND CAYMAN BRANCH

By
Title:

WESTPAC BANKING CORPORATION

By
Title:

4

Exhibit 10.11

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made as of August 1, 2004 (the “Effective Date”), between News America Incorporated (formerly News America Publishing Incorporated), a Delaware corporation (the “Company”) and Peter Chernin (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive, prior to the Effective Date, has served in an executive capacity for The News Corporation Limited, a South Australian corporation (“News Corp.”), the Company and its affiliates pursuant to the terms of an employment agreement between the Company and the Executive dated as of November 15, 1999 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to continue such employment relationship and enter into this Agreement, which will, except as otherwise set forth herein, supersede the Prior Agreement and set forth the terms and conditions under which the Executive will continue to serve News Corp., the Company and its affiliates.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Employment; Position and Duties; Exclusive Services.

(a) Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to be employed by the Company, for the Term provided in Section 2 below and upon the other terms and conditions hereinafter provided.

(b) Positions; Reporting Responsibility; Power and Authority.

(i) The Executive shall hold the following positions:

(A) The Executive shall serve as President and Chief Operating Officer of News Corp. and shall serve as Co-Chairman of the Executive Committee of News Corp. (with K. Rupert Murdoch serving as Chairman thereof); and News Corp. shall make its best efforts to assure that the Executive continues to serve as a member of the News Corp. Board of Directors (the “Board”) during the Term hereof.

(B) The Executive shall serve as: Chairman and Chief Executive Officer of and a member of the Board of Directors of the Company; Chairman and Chief Executive Officer of the “Fox Group” (as defined below); President and Chief Operating Officer and a member of the Board of Directors of Fox Entertainment Group, Inc. (“FEG”). The “Fox Group” shall mean all of the North American operations of News Corp., the Company, FEG and their direct and indirect subsidiaries, to the extent of News Corp.’s interest therein including but not limited to Fox Filmed Entertainment, Fox Broadcasting Company, Twentieth Television, Twentieth Century Fox Television, Fox Television Stations, Fox Television Studios, Fox News, Fox Sports, fX, fXM, News America Marketing, HarperCollins Publishers, National Geographic, Fuel, Fox World, Fox Sports Net, Fox Sports Espanol, all cable channels, all digital media, as well as all matters relating to the creation and distribution of all content in all forms in North America.

(ii) The Executive shall be required to report only to the person who is the Chairman and CEO of News Corp. (the “News Corp. Chairman”) and the Board.

(A) As President and Chief Operating Officer of News Corp., the Executive shall have the powers, responsibilities and authorities that are customary for presidents and chief operating officers of corporations of the size, type and nature of News Corp. and shall have meaningful involvement in all areas of the operations of News Corp. and its subsidiaries and affiliates. Other than the News Corp. Chairman, the Executive will be the highest ranking executive of News Corp. Executives of all subsidiaries and divisions of News Corp. will report to the Executive and to the News Corp. Chairman; provided, however, it is understood that the principal Legal and the principal Financial officer of News Corp. may continue to report directly to the News Corp. Chairman. It shall be a condition of the Executive’s agreement to perform services hereunder that this Agreement be guaranteed in all respects by News Corp.

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(B) In his positions at the Company, FEG and the Fox Group, the Executive, subject to the responsibility to report to the News Corp. Chairman and the Board and the Boards of Directors of the Company and FEG, shall have the powers, responsibilities and authorities that are customary for such positions of corporations (and controlled groups) of the size, type and nature of the Company, FEG and Fox Group, including the exclusive power and authority to supervise and determine the business, affairs and operations of the Company, FEG and the Fox Group. Subject to the foregoing, without limiting the generality of the immediately preceding sentence, the Executive shall have the power and authority: to initiate any and all action with respect to the Company, FEG and the Fox Group and supervise or determine all administrative and operational functions of the Company, FEG and the Fox Group including, without limitation, to hire, replace and terminate any and all personnel and to direct all of its business operations and management.

(c) Exclusive Services. During the Term, and except for illness or incapacity, the Executive shall devote his full business time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries and affiliates, and shall perform and discharge the duties which may be assigned to him from time to time by the Board and the News Corp. Chairman; provided, however, that so long as they do not in any manner interfere with his performance hereunder nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

(i) serving, in accordance with the Company’s policies and with the prior approval of the Board or the News Corp. Chairman or Group General Counsel, as a director or member of a committee of any company or organization, and as a director of those companies for which he currently serves as a director, any such companies being set forth on Exhibit A hereof,

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(ii) delivering lectures and fulfilling speaking engagements,

(iii) engaging in charitable and community activities, and

(iv) investing his personal assets in such form and in such manner as will not violate Section 8 below, which shall be construed to permit investment in any Company-controlled investment fund.

(d) Location. The Executive’s initial principal place of business shall be at the Company’s headquarters in Los Angeles, California on the date thereof. The Executive’s principal place of business shall not be relocated outside of Los Angeles, California without the written consent of the Executive.

2. Term of Agreement.

The term of employment under this Agreement shall be the period commencing on the Effective Date and ending on June 30, 2009 (the “Term”).

3. Salary and Annual Bonus.

(a) Salary. The Executive shall be paid a base salary (the “Salary”) at the rate of $3,800,000 per annum from and after the Effective Date. The Salary shall be payable in accordance with the customary payroll practices for senior executives of the Company; provided, however, that the Executive may elect to defer all or any portion of the Salary into the Savings Account (as defined in Section 5(c)), into a Company stock account or another account mutually agreed upon by the Executive and the Company (each, a “Deferral Account”).

(b) Annual Bonus. (i) In accordance with the provisions contained herein, the Executive may be entitled to an annual bonus (“Bonus”) for each fiscal year of the Company (currently July 1 to June 30) (the “Fiscal Year”) ending coincident with or during the Term. Any Bonus payable to the Executive shall be paid in the manner hereinafter provided no later than 90 days after the end of the period to which it relates or 10 days after earnings for such period are announced, whichever occurs first, unless the Executive voluntarily defers receipt of any such payment into a Deferral Account.

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(ii) Bonuses with respect to the Fiscal Year ending June 30, 2004 (including the Bonus and Additional Bonus, as those terms are defined in the Prior Agreement) will be calculated and paid pursuant to the Prior Agreement, as if such Prior Agreement had remained in effect.

(iii) The bonus periods shall end on June 30, 2005, June 30, 2006, June 30, 2007, June 30, 2008 and June 30, 2009, respectively. The Bonus payable for any of these bonus periods shall be the amount calculated pursuant to subsection (iv) below by (A) determining the EPS Percentage Comparison for the Fiscal Year then ended compared to the prior Fiscal Year and (B) determining the Required Amount for such EPS Percentage Comparison.

(iv) “EPS Percentage Comparison” shall mean the amount of percentage change (calculated to 1/100th of a percent) in Earnings Per Share (as calculated below) of News Corp. (or if the reincorporation of News Corp. in the United States has occurred, the successor corporation (“New News Corp.”)), determined as follows and as confirmed by News Corp.’s auditors:

(A) Net Income for each Fiscal Year shall be determined in accordance with United States generally accepted accounting principles and will be such amount reported as Net Income in News Corp.’s (or New News Corp.’s, as appropriate) audited consolidated financial statements (the “Financial Statements”);

(B) Adjusted Net Income (which is to be used as the basis for the EPS Percentage Comparison computation) shall be determined by adjusting Net Income by eliminating the effect on Net Income of the following items, which will apply equally to income and losses from “Associated Entities” (as that term is used in the Financial Statements) included in Net Income (the “Adjustments”) – (i) non-cash intangible asset impairment charges and writedowns on investments to realizable values; (ii) gains or losses on the sale or other disposition of businesses or investments; (iii) items classified as Extraordinary Items (or a

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similar classification); (iv) the impact of changes in accounting in the Fiscal Year of such change (with the intent being to measure Adjusted Net Income in each Fiscal Year on the same bases of accounting); (v) costs of material business restructurings, reorganizations and relocations (includes severances, shut down, asset writeoffs – whether immediately recognized or the incremental impact of accelerated charges over the restructuring period); and (vi) gains and losses from capital and debt issuances and retirements;

(C) Earnings Per Share shall be calculated by dividing Adjusted Net Income by the number of shares of stock (or stock equivalents) of the combined classes of News Corp. (or New News Corp., as appropriate) utilized in the Financial Statements for the respective Fiscal Year in determining diluted earnings per share (e.g., such number of shares for the 2003 Fiscal Year is set forth in Note 11 to News Corp’s Full Financial Report for such Fiscal Year), after adjusting for new share issuances and the effect of corporate reorganizations such as stock splits; and

(D) In such determination, Earnings Per Share for the Fiscal Year then ended (“Current Year”) shall be divided by Earnings Per Share for the prior Fiscal Year (“Prior Year”) to determine the EPS Percentage Comparison. If Prior Year Earnings Per Share is a negative number, the difference between Earnings Per Share for the Current Year and Prior Year shall be divided by Prior Year Earnings Per Share (expressed as a positive number) to determine the EPS Percentage Comparison. For example: (A) if Prior Year Earnings Per Share is ($2.00) and Current Year Earnings Per Share is ($2.50), the EPS Percentage Comparison shall be negative 25% (negative change of $.50 divided by absolute value of $2.00 = negative 25%); (B) if Prior Year Earnings Per Share is ($2.00) and Current Year Earnings Per Share is $1.00, the EPS Percentage Comparison shall be 150% (positive change of $3.00 divided by absolute value of $2.00 = 150%); and (C) if Prior Year Earnings Per Share is $2.00 and Current Year Earnings Per Share is $1.80, the EPS Percentage Comparison is negative 10% (negative change of $.20 divided by absolute value of $2.00 = negative 10%).

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(v) The “Required Amount” shall equal the following amounts, using straight-line interpolation between low and high Required Amounts for any EPS Percentage Comparison that falls within any applicable EPS Percentage Comparison range:

EPS Percentage Comparison Ranges:	The Required Amount is
If the EPS Percentage Comparison is	Low	High
Negative 25% or less	0	0
Between negative 25% and negative 12 1/2%	0	$4 million
Between negative 12 1/2% and 0	$4 million	$5 million
Between 0 and 10%	$5 million	$10 million
Between 10% and 20%	$10 million	$15 million
Between 20% and 30%	$15 million	$20 million
Between 30% and 40%	$20 million	$25 million
More than 40%	$25 million	$25 million

For example: (A) if the EPS Percentage Comparison is a negative 26% no Bonus will be payable; (B) if the EPS Percentage Comparison is a negative 14% the Bonus payable will be $3,520,000; (C) if the EPS Percentage Comparison is a negative 6.2455% the Bonus payable will be $4,500,000 (i.e., negative 6.2455% rounded to the nearest 1/100th of a percent is negative 6.25%); (D) if the EPS Percentage Comparison is 1.5313% the Bonus Payable will he $5,765,000 (i.e., 1.5313% rounded to the nearest 1/100th of a percent is 1.53%); (E) if the EPS Percentage Comparison is 14.9555% the Bonus payable will be $12,480,000 (i.e., 14.9555% rounded to the nearest 1/100th of a percent is 14.96%); (F) if the EPS Percentage Comparison is 22.0036%, the Bonus payable will be $16 million (i.e., 22.0036% rounded to the nearest 1/100th of a percent is 22.00%); and (G) if the EPS Percentage Comparison is 50.6587% the Bonus payable will be $25 million.

(vi) Bonuses shall be paid to the Executive in the following manner:

(A) Any Bonuses payable to the Executive for the periods ending June 30, 2005, June 30, 2006, June 30, 2007 and June 30, 2008 shall be payable (1) the first $5 million in cash and (2) any balance payable one-half in cash and one-half in Restricted Stock Units, and

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(B) Any bonus payable to the Executive for the period ending June 30, 2009 shall be payable in cash.

(vii) The number of the Restricted Stock Units to be granted to the Executive shall be determined by dividing (A) the amount of the Bonus allocated to the Restricted Stock Units, by (B) the Average Market Price of the News Corp. Preferred ADSs (or, if the reincorporation of News Corp. in the United States has occurred, of New News Corp.’s Class A non-voting common stock) (the “Stock”). The “Average Market Price” of the Stock shall be the average of the closing price for the Stock on The New York Stock Exchange for the twenty-day trading period ending on the date prior to the date the cash portion such Bonus is paid (without regard to any deferrals).

(viii) The Restricted Stock Units earned by the Executive shall be paid to the Executive in the following manner:

(A) The Restricted Stock Units shall be paid by delivery of one share of Stock for each Restricted Stock Unit.

(B) The Restricted Stock Units shall be paid on the following dates, unless the Executive voluntarily defers receipt of any such payment to a Deferral Account:

(1) Any Restricted Stock Units for the bonus period ending June 30, 2005 shall be paid in three equal installments on July 1, 2006, July 1, 2007 and July 1, 2008.

(2) Any Restricted Stock Units for the bonus period ending June 30, 2006 shall be paid in three equal installments on July 1, 2007, July 1, 2008 and June 30, 2009.

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(3) Any Restricted Stock Units for the bonus period ending June 30, 2007 shall be paid in two equal installments on July 1, 2008 and June 30, 2009.

(4) Any Restricted Stock Units for the bonus period ending June 30, 2008 will be paid on June 30, 2009.

(C) Notwithstanding anything to the contrary contained herein (capitalized terms not already defined shall have the meanings set forth in Section 7 hereof): (1) the Restricted Stock Units shall be paid within 15 business days after the date of the Executive’s death, the Executive’s Disability, termination of the Executive’s employment by the Executive’s resignation for Good Reason (other than if the Executive quits for the reason set forth in Section 7(a)(iii)(H) after News Corp. has offered him the position of Chief Executive of News Corp. on at least as favorable terms as those provided in this Agreement (a “CEO Termination”)) or termination of the Executive’s employment by the Company without Cause; and (2) subject to Section 19, the Restricted Stock Units not previously paid shall terminate and be forfeited by the Executive in the event the Executive’s employment is terminated by the Company for Cause, terminated by the Executive without Good Reason (including the Executive’s termination of this Agreement under Section 7(a)(vi)) or terminated by the Executive for a CEO Termination; provided, however, that, in the event the Executive’s employment is terminated by the Executive without Good Reason (including the Executive’s termination of this Agreement under Section 7(a)(vi)), the Executive will be treated as having continued employment through the last date that the post-employment production agreements remain in effect, for purposes of the Restricted Stock Units.

(D) If on any date while Restricted Stock Units are outstanding under this Agreement the Company shall pay a dividend on the Stock (or the record date for such dividend shall occur), the number of Restricted Stock Units held by the Executive shall, as of such dividend payment date, be increased by a number of Restricted Stock Units equal to: (a) the product of (x) the number of Restricted Stock Units held by the Executive as of the related

9

dividend record date, multiplied by (y) the amount of any cash dividend per share of Stock (or, in the case of any dividend payable in whole or in part other than in cash or Stock, the value of such dividend per share of Stock, as determined in good faith by the Company), divided by (b) the closing price of the Stock on The New York Stock Exchange on the payment date of such dividend (or, if no closing price is reported on such date, the immediately preceding date upon which a closing price is reported). In the case of any dividend declared on the Stock that is payable in the form of Stock, the number of Restricted Stock Units held by the Executive shall be increased by a number equal to the product of (I) the aggregate number of Restricted Stock Units held by the Executive as of the related dividend record date, multiplied by (II) the number of shares of Stock (including any fraction thereof) payable as a dividend on a share of Stock.

(E) In the event of any change in the outstanding Stock by reason of any merger, reorganization, consolidation, recapitalization, separation, spin-off, liquidation, stock dividend, split-up, share combination or other change in the corporate or capital structure affecting Stock, the Company shall adjust the Restricted Stock Units described herein to reflect such event. The Executive may designate a beneficiary who may possess all rights with respect to the Restricted Stock Units under this Agreement in the event of the Executive’s death; otherwise payment will be made to the Executive’s estate.

4. Equity-Based Awards.

(a) Prior Agreement Grants. In August of 2004, the Executive shall receive, at the same time that grants are made to other senior executives, a grant of stock appreciation rights on News Corp. preferred stock in substantially the same form and on the same terms and conditions (other than exercise price) as stock appreciation granted to the Executive in 2003. The level of such grant shall be commensurate with the Executive’s senior officer status, but in no event shall it be less than stock appreciation rights with respect to 1,000,000 shares of News Corp. preferred stock, at an exercise price equal to that generally provided for senior executives of News Corp.; provided, however, that no senior executive of News Corp., other than the News

10

Corp. Chairman, shall receive any 2004 annual grant of a greater number of shares or their equivalent or with more favorable terms than such grant received by the Executive. If News Corp. should, prior to the grant of such stock appreciation rights, be involved in any merger, reorganization, consolidation, recapitalization, separation, spin-off, liquidation, stock dividend, split-up, share combination or other change in the corporate or capital structure affecting its preferred stock, or any event described in clause 13.2 of the News Corporation Share Option Plan, the number of shares of preferred stock subject to the stock appreciation rights set forth above shall be appropriately adjusted.

(b) Grant of Annual Equity-Based Awards. With respect to each Fiscal Year during the Term, the Executive shall receive, at the same time that such grants are made to other senior executives during the Term, grants of Stock, options to purchase Stock, or other Stock-related grants, as the case may be, in amounts at least equal to the largest corresponding grant to any other executive of News Corp. or the Company (other than in connection with the hire of such other executive or an isolated, ad hoc grant to such other executive in connection with renewal of his employment contract) and on terms at least as favorable as the most favorable terms received by any such other executive.

5. Pension and Welfare Benefits.

(a) General. During the Term, unless otherwise specified herein, the Executive will participate in all pension and welfare plans (other than provisions in individual contracts that might be deemed plans), programs and benefits at the highest levels that are from time to time applicable to senior executives of the Company (including, without limitation, each retirement plan, supplemental and excess retirement plan, group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plan and any plan or program providing fringe benefits or perquisites).

(b) Pension Account. In addition to any pension benefits set forth in Section 5(a), the Executive shall be credited with the amounts set forth in this Section 5(b). On the first

11

day of each of the first four months commencing during the Term, the Executive will be credited under the Executive’s pension account (as described in Section 5(b) of the Prior Agreement) with an amount equal to $41,667 for each of August, September and October of 2004 and $20,855.50 for November of 2004 (each such amount, a “Monthly Pension Contribution”). Monthly Pension Contributions, and all such prior contributions (as described in Section 5(b) of the Prior Agreement), shall be credited with interest at the rate of 10% per annum, compounded monthly. The amounts credited, with interest, shall be fully vested at all times and shall be paid in cash in a lump sum to the Executive upon the Executive’s termination of employment with the Company or at a time or times otherwise elected by the Executive in accordance with reasonable procedures developed by the Company.

(c) Savings Account. In addition to any pension benefits set forth in Sections 5(a) and 5(b), the Executive shall be credited with the amounts set forth in this Section 5(c). On the first day of each month commencing during the Term, an account maintained for the benefit of the Executive will be credited with an amount equal to $358,334, and such amounts shall be increased or decreased by the same investment experience as if all contributions to such account had been invested in the identical manner as the Executive’s account under the Company’s qualified 401(k) plan is invested from time to time (such account, the “Savings Account”). The amounts credited to the Savings Account shall be fully vested at all times and shall be paid in cash in a lump sum to the Executive upon the Executive’s termination of employment with the Company or at a time or times otherwise elected by the Executive in accordance with reasonable procedures developed by the Company.

(d) Life Insurance. With respect to the Executive, the Company shall continue to (i) pay the premiums under the Executive’s existing variable universal life insurance policies with a death benefit equal to $5,000,000 in the aggregate (the “Current Policy”) purchased by the Company in accordance with the Prior Agreement on the Executive’s behalf (or on behalf of a trust or trusts formed by the Executive) and (ii) provide group life insurance

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provided to executives of the Company generally. The premiums on the Current Policy shall continue to be paid by the Company semi-annually and shall consist of equal payments calculated so the policies shall be fully paid for by the fifth anniversary of the Effective Date of the Prior Agreement. Solely for this purpose, the premiums for which the Company is responsible hereunder shall be calculated by assuming that the assets held under the policy earn interest at an annual rate of 6%, regardless of their actual earnings, so that the Company’s obligations to pay the premiums hereunder shall be unaffected by the actual investment performance of such assets. The Executive (or the trust(s) referred to above) shall be the owner of the Current Policy, although the Executive shall have the right to assign such policies to his spouse, his issue or a trust or trusts formed by the Executive. Notwithstanding the foregoing, the Company shall have the right to discontinue payment of all premiums if the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason.

6. Other Benefits.

(a) Travel and Business-Related Expenses. During the Term, the Executive agrees to travel to the extent reasonably necessary to perform his duties hereunder, and shall be reimbursed in accordance with the policies of the Company for traveling and other expenses (including, without limitation, the expense of first class travel and accommodations for the Executive and the Executive’s immediate family, on an after-tax basis, if they choose to accompany the Executive) incurred in the performance of the business of the Company and shall be entitled to other perquisites normally afforded to senior executive officers of the Company.

(b) Corporate Jet. During the Term, to the extent available the Executive shall be permitted to use a jet owned by News Corp. for business travel. Following the Term and during the term of the post-employment production agreements (described in Section 19), the Executive shall be permitted to use a jet provided by the Company for 50 hours per year.

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(c) Automobile. During the Term (subject to the provisions of Section 19), the Executive shall receive a car allowance equal to the highest car allowance available to a senior executive in News Corp. or the Fox Group, other than the News Corp. Chairman.

(d) Screening Room. During the Term (subject to the provisions of Section 19), the Company shall, at its expense, on an after-tax basis, continue to maintain and operate the screening room it constructed under the terms of the Employment Agreement between Twentieth Century Fox and the Executive, commencing November 2, 1992 (the “Fox Agreement”).

(e) Country Club. During the Term, the Company shall pay all dues related to the Executive’s membership in a country club of his choice.

7. Termination of Employment.

(a) Termination for Cause; Resignation Without Good Reason; Death.

(i) If the Executive’s employment is terminated by the Company for Cause (as defined below in this Section) or if the Executive resigns from his employment without Good Reason (as defined below in this Section) or if the Executive’s employment hereunder terminates due to death, prior to the expiration of the Term, the Executive shall be entitled to receive:

(A) the Salary provided for in Section 3(a) as accrued through the date of such termination or resignation plus any accrued vacation pay;

(B) any Bonus earned but not yet paid in respect of any Fiscal Year or other period ending prior to the date such termination or resignation occurs, and, to the extent unpaid, any Bonus, Additional Bonus or Special Bonus (as those terms are defined in the Prior Agreement);

(C) a pro rata portion of the Bonus the Executive would have earned for the Fiscal Year of such termination had no termination occurred, payable when such Bonus would have been paid had no termination occurred, based on the Company’s actual financial results for such Fiscal Year of termination and based on the number of days the Executive was employed by the Company in the Fiscal Year during which his employment terminated compared to the total number of days in such Fiscal Year;

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(D) the total accrued pension amount (as described in Section 5(b) and representing all amounts credited under that section and Section 5(b) of the Prior Agreement), including all earnings accrued thereon hereunder until the date of distribution;

(E) the total accrued amount in the Savings Account (as described in Section 5(c)), and any other Deferral Account, including all earnings accrued thereon hereunder until the date of distribution;

(F) the enhanced SERP benefits and lifetime medical and life insurance benefits as provided in the SERP and Welfare Benefit Letter (as defined in Section 13 below) and the option vesting and exercise period enhancements as provided in the Option Letter (as defined in Section 13 below); provided, that the lifetime medical and life insurance benefits provided in the SERP and Welfare Benefit Letter shall become secondary during the term of the production agreements described in Section 19; provided, further, that the Option Letter shall also be deemed to apply, for all purposes under this Agreement, to any stock appreciation rights heretofore or hereafter granted to the Executive;

(G) the stock appreciation rights or other Stock-based award grants described in Sections 4(a) and (b) above in respect of any Fiscal Year ending prior to the date such termination or resignation occurs to the extent not yet granted to the Executive;

(H) subject to Section 19, provided the Executive’s employment terminates on or after Early Retirement Date (as defined in the News America Incorporated Employees’ Pension and Retirement Plan, as amended from time to time), (I) the Executive and his surviving spouse shall receive from the Company health and welfare benefits (including without limitation, medical, dental and vision benefits) during each of

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their lifetimes on the same terms and conditions as then apply to the highest paid group of executives of the Company and (II) life insurance shall be maintained for the Executive on the same basis and at not less than the level of coverage as was being provided to the Executive on date of his termination of employment; provided, however, that the Executive will be treated for purposes of this clause (G) as having continued employment with the Company through the last date that the post-employment production agreements remain in effect, although nothing in this paragraph shall entitle the Executive to further pension accruals after termination of employment; and

(I) in the case of the Executive’s death, the benefits described in Sections 7(b)(v) and (vi).

Payments required hereunder shall be made within 10 days following the termination of the Executive’s employment except as otherwise provided in this Section 7. In addition to the foregoing, in the event of any termination of employment hereunder, the Executive shall also receive, when due, any other compensation or benefit payable to him under any plan, program or arrangement maintained by the Company or any of its affiliates, other than a severance plan or arrangement.

(ii) Cause. For purposes of this Agreement, “Cause” shall mean:

(A) a deliberate and material breach by the Executive of his duties and responsibilities under this Agreement that results in material harm to the Company and its affiliates which breach is committed without reasonable belief that such breach is in, or not contrary to, the best interests of the Company, and is not remedied within 30 days after receipt of written notice from the Company specifying such breach; or

(B) the Executive’s plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material damage to the reputation or financial position of the Company.

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(C) the Executive’s addiction to drugs or alcohol that results in a material breach of his duties and responsibilities under this Agreement and that results in material harm to the Company and its affiliates, which addiction is not remedied within 30 days after receipt of written notice from the Company specifying such breach.

(iii) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s express written consent:

(A) The assignment to the Executive of any duties inconsistent with the Executive’s positions, duties, responsibilities and status with News Corp., the Company and its subsidiaries, as set forth herein, a change in the Executive’s reporting responsibilities, title or offices, as set forth herein, or any removal of the Executive from or failure to elect or re-elect the Executive to any position with the Company or News Corp. (including membership on the Board of Directors of the Company, News Corp. and Fox Entertainment Group, Inc.) or any subsidiary thereof except in connection with the Executive’s promotion or a termination of employment for Cause;

(B) A reduction in the Executive’s Base Salary, as such Base Salary may be increased from time to time thereafter;

(C) A material reduction in the Executive’s benefits under any employee benefit plan (unless failure to reduce such benefits would constitute a violation of applicable law);

(D) Any relocation of the Executive’s work location from the location set forth herein;

(E) Any material reduction in fringe benefits and perquisites provided to the Executive (unless failure to reduce such benefits would constitute a violation of applicable law);

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(F) Any material breach by the Company or News Corp. of any provision of this Agreement;

(G) Failure by any successor to the Company or News Corp. expressly to assume all obligations of News Corp. and the Company under this Agreement;

(H) Any person other than K. Rupert Murdoch is Chairman and Chief Executive of News Corp.; or

(I) News Corp. or any successor entity is no longer a public company; provided, however, that an event specified in (A), (B), (C), (E) or (F) that has occurred inadvertently and in good faith shall not constitute “Good Reason” if it is remedied within 30 days after receipt of written notice from the Executive specifying such event.

(iv) For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform all of his material duties under this Agreement for a period of six consecutive months (it being understood that a Disability shall be deemed not to have occurred until the expiration of such six-month period) as a result of physical or mental incapacity or illness which is reasonably likely to continue indefinitely.

(v) The date of termination of employment by the Company or the Executive pursuant to Section 7(a) or (b) shall be the date specified in a written notice of termination from the Company to the Executive or the Executive to the Company, as the case may be, which, in the case of a proposed termination to which the 30-day cure period provided for in Section 7(a)(ii) or (iii) applies, shall be no less than 31 days after the delivery of such notice to the other party.

(vi) In the event that the Executive terminates his employment without Good Reason to pursue an opportunity to be the chief executive officer of another company (“Other Company”), News Corp. and its affiliates shall have no claim for damages against the Executive or any other person or entity based on such termination by the Executive or such opportunity provided to the Executive. The preceding sentence shall apply only if the Executive,

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if required as set forth below, provides six months notice of his intention to terminate his employment to pursue such opportunity, and discusses such opportunity with and obtains the consent of the News Corp. Chairman; provided that this obligation to give notice, to discuss and obtain consent shall only apply if (a) the Other Company engaged in a “Material Business” that is “Competitive” (as defined below) with a business conducted by News Corp. or any of its affiliates at the time that the Executive discusses the opportunity with the News Corp. Chairman and (b) the equity securities of such Other Company are not, at the time that the Executive discusses the opportunity with the News Corp. Chairman, listed on a U.S. national securities exchange, NASDAQ or a similar international securities exchange, by reason of the fact that Other Company is a direct or indirect subsidiary of a company, the shares of which are so listed. For this purpose, “Competitive” means engaged in the same business in a particular geographic area, and “Material Business” means a business that accounted for at least $100 million of gross revenues in the immediately preceding Fiscal Year of the entity conducting such business.

(b) Termination Without Cause; Resignation for Good Reason; Termination by Reason of Disability; Special Provisions on Death. If the Executive’s employment is terminated by the Company without Cause, if the Executive should resign for Good Reason or if the Executive’s employment hereunder terminates due to Disability, prior to the expiration of the Term, he shall be entitled to receive:

(i) the amounts set forth in Sections 7(a)(i)(A), (B), (C), (D), (E), (F) and (G); and

(ii) a lump sum cash amount equal to $40 million; provided, however, that if any such termination occurs on or before November 15, 2004, such amount shall be equal to $48 million;

(iii) (A) continued medical, disability, dental and life insurance coverage for the Executive and the Executive’s eligible dependents on the same basis as in effect immediately prior to the Executive’s termination of employment (without regard

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to any decreases in such benefits that would constitute “Good Reason” under this Agreement) through the third anniversary of the termination of employment and (B) (I) the lifetime medical and life insurance benefits provided in the SERP and Welfare Benefit Letter; provided that the benefits provided under Section 7(b)(iii)(B) shall be secondary to any duplicative coverage under Section 7(b)(iii)(A); provided; further; that such benefit continuation shall be suspended during any period that the Executive shall be subject to any production agreement, as described in Section 19 hereof, and shall resume thereafter; provided, further, that the Company shall pay all remaining premiums, when due, with respect to the Executive’s life insurance policies described in Section 5(d); and provided, further, that the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA) coverage period shall not run during the period of continued coverage;

(iv) (A) the sum of all additional pension amounts, if any, that would have been credited to the Executive’s pension account pursuant to Section 5(b) after the date the Executive’s employment terminated, had the Executive remained employed hereunder through November 15, 2004; and (B) unless otherwise expressly elected by the Executive prior to such termination and as provided in (vii) below, payment, in a cash lump sum, of all amounts deferred by the Executive under any non-qualified plan of deferred compensation maintained by the Company or any of its affiliates (notwithstanding the payment provisions of any such plan to the contrary);

(v) full acceleration of vesting and exercisability of any stock appreciation rights, stock options, restricted Stock or rights related to Stock granted to the Executive (whether pursuant to Section 4(a), Section 4(b) or otherwise) prior to, on or after the Executive’s termination of employment (and the ability to exercise such stock appreciation rights or options for their full 10-year term); provided that this Section 7(b)(v) shall also apply in the event that the Executive’s employment hereunder should terminate due to death;

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(vi) payment of all Restricted Stock Units in accordance with Section 3(b); provided that this Section 7(b)(vi) shall also apply in the event that the Executive’s employment hereunder should terminate due to death; and

(vii) the number of months of age and service credit for all purposes under all defined benefit plans of the Company equal to the greater of 36 or the number of months and fractional months remaining until the fifth anniversary of the Effective Date; provided, however, that to the extent any increase in benefits that would result from such additional age and service credits cannot be paid under the terms of any plan, the amount of such increase shall be calculated under the terms of each such plan and paid to the Executive directly by the Company in the same form and at the same time that the benefits under each such plan would otherwise be paid.

The Executive shall also be provided a personal secretary of his choosing and suitable and appropriate office facilities at the Company’s offices in Los Angeles until the conclusion of the Term (determined as if no termination of employment had occurred), provided that nothing in this sentence shall create any rights that are duplicative of those set forth in Section 19 hereof pertaining to the Executive’s production agreements. Payments required hereunder shall be made within 10 days following the termination of the Executive’s employment except as otherwise provided in this Section 7. In addition to the foregoing, in the event of any termination of employment hereunder, the Executive shall also receive, when due, any other compensation or benefit payable to him under any plan, program or arrangement maintained by the Company or any of its affiliates, other than a severance plan or arrangement.

8. Personal Investments; Confidentiality.

(a) Restrictions on Personal Investments. Any other provision in this Agreement to the contrary notwithstanding, while employed hereunder the Executive shall not

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make a personal investment which results in the Executive beneficially owning, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, a greater than two percent interest in any class of securities of a Public Company which engages in the media business or any interest in a company or business entity which is not a Public Company and which engages in the media business, unless the Executive shall have received prior written approval for such investment from the News Corp. Chairman or Group General Counsel. For purposes of this Agreement, (i) the phrase “engage(s) in the media business” shall refer not only to the activities of such Public Company or such other company or business entity, as the case may be, but shall also refer to the activities of any subsidiary, affiliate or joint venture thereof, (ii) the term “business entity” shall include, without limitation, individuals, sole proprietorships, partnerships and corporations, and (iii) the term “Public Company” shall mean any company or business entity which has any class of equity securities listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc.

(b) Confidential Information. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operations of the Company, News Corp. and their subsidiaries. Accordingly, the Executive agrees that he will not, except with the prior written consent of the Board or as may be required by law or court of competent jurisdiction, directly or indirectly, disclose during the Term or any time thereafter any secret or confidential information that he has learned by reason of his association with the Company and News Corp. or use any such information to the detriment of the Company and News Corp. so long as such confidential information or trade secrets have not been disclosed or are not otherwise in the public domain.

(c) Employees of the Company. The Executive shall not, during the Term of his employment and for a period of one year thereafter, directly or indirectly, induce or attempt to induce any employee of the Company or its affiliates, to leave the Company or its affiliates or to render services for any other person, firm or corporation.

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(d) Standard of Business Conduct. Attached hereto as Exhibit C (but not made a part of this Agreement) is the News Corp. Standard of Business Conduct. The Executive shall be subject to the provisions of such document, in the form attached hereto and any amendments thereto that the Executive receives, which amendments are consistent with the tenor of the current document.

9. Excise Taxes.

If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement, or any other agreement referred to herein or other arrangement with the Company, News Corp. or any of their affiliates is deemed to constitute a Parachute Payment (which, for this purpose, shall mean any payment deemed to constitute a “Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment, and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code or any successor statute or regulation, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount (the “Gross-Up Amount”) in cash equal to the sum of the excise taxes (and any associated interest and penalties) payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position as if no such excise taxes, interest and penalties under Section 4999 of the Code had been imposed with respect to Parachute Payments. Whether a payment or benefit results in the imposition of an excise tax and the amount of any payment under this Section 9 shall be determined by a nationally recognized certified public accounting firm mutually agreed upon by the Executive and the Company. All fees and expenses of such accounting firm shall be paid by the Company. Payment of the Gross-Up

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Amount shall be made when any such amount is required to be paid to the Internal Revenue Service or other appropriate taxing authority. In the event that the Company pays the Executive a Gross-Up Amount that exceeds the Executive’s actual liabilities intended to be covered by the Gross-Up Amount, the Executive agrees to cooperate with the Company in obtaining a refund from the Internal Revenue Service of any such excess amount.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Amount in addition to that previously paid, if any, by the Company pursuant to this Section 9. Such notification shall be given as soon as practicable but no later than 15 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by it relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect so such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

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provided that the Company shall pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest.

10. Legal Fees. The Company shall pay (i) all reasonable legal fees and disbursements incurred by the Executive in connection with the negotiation and preparation of this Agreement and (ii) all reasonable fees and disbursements incurred by the Executive in connection with any dispute over the enforcement of the Executive’s rights under this Agreement, provided that no such payment shall be required if the judge presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith.

11. Tax Withholding.

Payments to the Executive shall be subject to all applicable legal requirements with respect to the withholding of taxes.

12. Nonassignability; Binding Agreement.

Except as expressly provided in this Agreement or by law, neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; provided, however, that nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate. The Company will not consolidate with or merge into, or sell all or substantially all of its assets to, another corporation, partnership or other entity, unless such other corporation, partnership or entity shall assume this Agreement, and upon such assumption the Executive and the successor corporation, partnership or other entity shall become obligated to perform all of the terms and conditions set forth herein.

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13. Prior Agreement; Amendment; Waiver.

This Agreement (including references herein to the Fox Agreement and the Prior Agreement), the letter to the Executive from News Corp. dated March 1, 2000 providing for vesting of options and exercisability thereof for a ten-year term in certain events (the “Option Letter”) and the letter to the Executive from News Corp. dated March 1, 2000 providing for enhanced retirement and welfare benefits in certain events (the “SERP and Welfare Benefit Letter”) contain the entire understanding of the parties with respect to the employment of the Executive by the Company. Except as expressly set forth herein, the Prior Agreement and the Fox Agreement are hereby superseded in full. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14. No Mitigation; No Offset. Without limiting any other provision hereof, the Company agrees that any income and other employment benefits received by the Executive from any and all sources other than the Company and any affiliate thereof before, during or after the expiration or termination of this Agreement for any reason whatsoever shall in no way reduce or otherwise affect the Company’s obligation to make payments and afford benefits hereunder.

Except for being able to use payments from Company funded disability insurance, the Company shall have no right to offset against any payments or other benefits due to the Executive under this Agreement the amount of any claims it or any of its affiliates may have against the Executive by reason of any breach or alleged breach of this Agreement by the Executive or otherwise.

15. Notices.

Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:

(i)	To the Company:	News America Incorporated
1211 Avenue of the Americas
New York, New York 10036
Attention: Arthur Siskind, Esq.

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(ii)	To the Executive:	Peter Chernin
At the address on file with the Company

	With a copy to:	Kenneth C. Edgar, Jr., Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

(or such other address as may from time to time be designated by notice by any party hereto for such purpose). Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.

16. Indemnification. The Company and News Corp. shall indemnify the Executive to the extent permitted by applicable law, against all costs, charges and expenses, including, without limitation, reasonable attorneys’ fees incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party be reason of being an officer, director or employee of the Company or any of its affiliates, or being a director of any other company, in any case, to the fullest extent permitted by law. In connection with the foregoing, the Executive will be given the benefit of any liability insurance policy which protects other executive officers of the Company.

17. Governing Law.

This Agreement is to be governed by and interpreted in accordance with the laws of the State of California, without giving effect to the choice-of-law provisions thereof. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

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18. Representations.

The Company represents that the execution of this Agreement and the performance of its obligations hereunder will not conflict with, result in any breach of, or constitute a default under, any contract, agreement or arrangement to which the Company is a party. The Executive represents that the execution of this Agreement and the performance of his obligations hereunder will not conflict with, result in any breach of, or constitute a default under, any contract, agreement or arrangement to which he is a party.

19. Post-Employment Production Agreements.

Not more than 30 days following the termination of the Executive’s employment with the Company, whether or not such termination occurs during or after the Term, if requested by the Executive separate production agreements shall commence between the Company (or an appropriate affiliate of the Company) and the Executive. The production agreements shall be negotiated in good faith, shall each have a six-year term and shall provide separate arrangements with respect to film and television production. With respect to motion pictures, the production agreements shall provide for at least two put pictures per year at the Motion Picture Association of America average per year, and will contain substantive provisions at least as favorable to the Executive with respect to each matter as the most favorable agreement entered into by the Company or any affiliate of the Company with a producer prior to the Effective Date, including but not limited to, guarantees, producer fees, contingent compensation and overhead. With respect to television, the production agreements will contain substantive provisions at least as favorable to the Executive with respect to each matter as the most favorable agreement entered into by the Company or any affiliate of the Company with a producer prior to the Effective Date, including but not limited to, guarantees, producer fees, contingent compensation, license fees, overhead and commitments. The production agreements will also provide that the Executive will provide Fox Broadcasting

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Company with the first look for proposed television programming developed thereunder and Twentieth Century Fox a first look at any motion picture projects developed thereunder. During the term of the production agreements, the Executive shall continue to receive the benefits described in Sections 5(a) and 6(a) through (d) hereof, and the Executive’s equity awards (including without limitation stock appreciation rights, stock options and Restricted Stock Units), to the extent not already vested or paid out, will continue to vest or be paid out, as the case may be, on their original schedule, and the Executive shall continue to receive credit for age and service for purposes of post-retirement benefits. This provision shall survive any termination of this Agreement. Notwithstanding anything to the contrary contained herein, if the Executive’s employment is terminated for a CEO Termination or if the Executive, following the termination of his employment, shall become a full-time employee of another company that is engaged in, and derives more than 10% of its revenue from, film or television production, the obligations of the Company under this Section 19 shall terminate upon the occurrence of such event.

20. Counterparts.

This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 1 day of August, 2004, effective as of the day and year first set forth above.

News America Incorporated

By:	/s/ Arthur Siskind

/s/ Peter Chernin
Peter Chernin

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Guaranty

The undersigned guarantees the performance of the foregoing agreement in all respects.

The News Corporation Limited.

By:	/s/ K.R. Murdoch

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EXHIBIT A

American Film Institute

UCLA School of Film and Television

Museum of Television and Radio (Los Angeles Board)

The Music Center of Los Angeles

The Yellowstone Club

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EXHIBIT B

News Corp. Standard of Business Conduct

I.	Introduction

The News Corporation (the “Company”) has a firmly established policy of conducting its affairs in compliance with all applicable laws and regulations and observing the highest standards of business ethics. Integrity, honesty, forthrightness and fairness are of primary importance in all business relationships involving the Company. The Company expects each employee to deal fairly with the Company’s customers, suppliers and competitors and to perform his or her duties in such a manner as to preserve the Company’s good name and reputation. The Company intends that the spirit, as well as the letter, of these Standards of Business Conduct shall be followed by every employee.

These Standards have been adopted by the Board of Directors of the Company and shall apply to the Company, its subsidiaries and divisions and their directors, officers and employees. Accordingly, references to the Company shall include its subsidiaries and divisions. References to the Company’s General Counsel shall refer to the General Counsel, Head of Legal Affairs or Secretary, as applicable, of the company that employs the applicable employee. These Standards are not intended to be all encompassing. Situations may arise that are not expressly covered or where the proper course of action is unclear. Employees should consult with their supervisors if any questions as to interpretation of these Standards arise. Any employee may bring problems to the attention of higher management for review. The Company’s attorneys are also available to assist in resolving such matters.

The Company may modify or supplement these Standards from time to time, as it deems appropriate. Accordingly, all employees must review these Standards at least once every year. Additionally, some Company subsidiaries or divisions may adopt more restrictive or supplemental rules governing certain matters. Employees of these subsidiaries or divisions have the obligation to become familiar with and observe any such rules as well.

Application of these Standards to executive officers and directors may only be waived by the Board of Directors of the Company or a committee of the Board. The Company must disclose any changes to, or waivers of, these Standards in its periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”) or on its Internet website.

Any employee of the Company having information or knowledge regarding a violation, or potential violation, of these Standards shall immediately report the same to his or her supervisor. If an employee has reason to believe that it would be inappropriate to report the relevant information to his or her supervisor, then the information should be reported directly to another high-level authority within the Company (refer to Section VIII regarding the procedure for receipt and investigation of complaints.) Retaliation or reprisal of any kind against an employee who reports a violation (or, in good faith, potential violation) of these Standards is strictly prohibited.

The Company may regard any employee’s acts in violation of these Standards to be outside the course and scope of that employee’s employment. Any employee who shall be found to have violated these Standards may be subject to immediate disciplinary action, including reassignment, demotion or, when appropriate, dismissal. Legal proceedings may also be commenced against such individual to recover the amount of any improper expenditures, any other losses that the Company may have incurred or other appropriate relief. Violators may also be prosecuted by public officials under applicable criminal statutes.

II.	Corporate Assets And Information

A.	Company Funds And Property

Employees of the Company are responsible and accountable for the proper expenditure of funds and use of Company assets under their control, including all funds and assets entrusted to the Company’s custody by customers and others. The Company’s assets are to be used only for proper purposes both during and following employment with the Company. Examples of improper uses include unauthorized taking or use of corporate property or other resources, and the disbursement of corporate funds, directly or indirectly, for any form of payment that is illegal or otherwise not in accordance with Company policy. Unless authorized by appropriate Company executives, the sale, loan or gift of Company assets to Company employees, customers or suppliers is prohibited.

B.	Corporate Records And Public Disclosure

Data, Records And Reports

All Company data, records and reports must be accurate and truthful and prepared in a proper manner. These include everyday documents such as expense reports and accounting entries, as well as cost estimates, contract proposals and other presentations to management, customers and the public. It is essential that those who rely on these records and reports, such as managers, creditors, customers, auditors and other decision makers have truthful and accurate information. The integrity of the Company’s accounting, technical, personnel, financial and other records is based on their validity, accuracy and completeness.

Anyone preparing the type of information described above must be diligent in assuring its integrity and anyone representing or certifying the accuracy of such information should make an inquiry or review adequate to establish a good faith belief in the accuracy of the information. Custodians of the Company’s data, records and reports must be sure that such information is released, whether internally or outside the Company, only if adequately protected and then only for authorized purposes.

The Company files periodic reports and other documents with various stock exchanges and regulatory authorities, including the SEC and the New York Stock Exchange. Employees involved in the preparation and submission of these reports and other public disclosures must ensure that the information presented is full, fair, accurate, timely and understandable.

C.	Confidential And Proprietary Information

The Company’s employees are responsible for protecting the Company’s confidential and proprietary information. No employee shall disclose confidential or proprietary information to a third-party without proper authorization or use such information for his or her own personal benefit, or in any manner inconsistent with the Company’s interest. Confidential information includes, without limitation, information or data relating to the Company’s planning, business strategy, projects, existing or potential customers, competitors or suppliers, financial results or operations, or any other information that is not generally known to the public. This prohibition also applies to the confidential information of the Company’s customers, suppliers and other parties with whom the Company does business.

Proprietary information includes, without limitation, information relating to trade secrets, patents, research studies and results, manufacturing techniques and marketing strategies. It includes records, practices, letters, plans, drawings, software and data stored on electronic or magnetic media. Proprietary information also includes inventions and other information employees may create or develop that relate to the Company’s business.

Proprietary information is a Company asset. Employees are required to report the creation or development of proprietary information to permit the Company to take the necessary steps to protect its assets. Improper disclosure or use could destroy the value of such information to the Company, substantially weaken the Company’s competitive position and subject it to substantial liability to any third-party licensor of such information.

Access to confidential and proprietary information must be limited to authorized persons with a need to know that particular information. Unauthorized disclosure even to other Company employees, for example, in non-job related discussions, is prohibited. Employees should take care not to:

•	Discuss Company matters in public places where discussions can be overheard;

•	Read Company documents where others can see them; or

•	Discard Company documents where they can be retrieved.

Employees should also be aware of the insecure nature of conversations conducted on cars, airplanes, and mobile and cellular telephones, and act accordingly.

At the conclusion of employment with the Company, employees are required to return all Company documents, records and other property in their possession, including those that contain confidential or proprietary information. After leaving the Company, former employees have a continuing obligation to safeguard confidential and proprietary information, including keeping it confidential and avoiding its unauthorized use.

D.	Insider Trading

If an employee has material, non-public information relating to the Company, he or she may not buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. Information is “material” if it would influence a reasonable person to buy or sell stock. Examples include undisclosed earnings, sales or profitability data, impending announcements of acquisitions or investments, and significant project or product developments. Information should be considered “non-public” until a reasonable time after it has been disseminated widely to the general public through press releases, news ticker or newspaper items, or quarterly or annual reports.

The prohibition on insider trading also applies to information relating to any other company, including any customer, competitor or supplier of the Company. These restrictions also apply to an employee’s family members and others living in his or her household, and any other person with whom the employee may share material, nonpublic information. Employees are expected to be responsible for the compliance of their immediate family and personal household. Transactions that may appear to be necessary or justifiable for personal, independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided.

Any short-term or speculative transaction involving the stock of the Company may also be improper and inappropriate. These transactions may include purchases of securities on margin, short sales, or buying or selling of puts or calls with respect to securities of the Company.

Any employee who buys or sells securities of the Company should be aware that if the transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any such transaction, an individual should carefully consider how regulators and others might view the transaction. In the United States, as a general rule, it is considered safe for employees to buy or sell securities of the company that employs them on or after the third business day after the release to the general public of the Company’s quarterly or annual reports. However, the rules differ from jurisdiction to jurisdiction and are subject to change. Accordingly, any employee in possession of confidential information wishing to trade in Company securities should consult the Company’s General Counsel beforehand.

E.	Legal Disputes

Employees involved with a Company lawsuit or other legal dispute may not discuss it with outsiders or other Company employees without the prior approval of the Company’s General Counsel. Failure to follow these restrictions could constitute a breach of the attorney-client privilege and result in the loss of confidential information. Additionally, any employee contacted by any regulatory or law enforcement authority seeking Company information should promptly contact his or her supervisor who shall immediately bring the matter to the attention of the Company’s General Counsel. No employee should respond to any inquiry regarding the Company without first consulting with the Company’s General Counsel.

III.	Conflicts Of Interest

A.	Conflicts Of Interest

Although Company employees are generally free to engage in personal financial and business transactions, there are certain limitations. No employee, officer or director, or a member of his or her family, should receive improper benefits as a result of his or her position with the Company. All employees have a duty to avoid situations where their loyalties may be divided between the Company’s interests and their own interests.

Employees should avoid even the appearance of such a conflict of interest. While it is impossible to outline every situation that may give rise to a conflict of interest or the appearance of impropriety, the following are some examples:

1.	No employee or closely related family member may have a financial interest or stock ownership in, or obligation to, a competitor, customer or supplier of the Company, where the interest or obligation might cause divided loyalty or even the appearance of divided loyalty.

2.	No employee may perform services as an employee, independent contractor, advisor or consultant for any competitor of the Company. No employee may perform such services for a customer or supplier of the Company without the written approval of the Company’s General Counsel.

3.	No employee may serve as a director of any competitor of the Company. No employee may serve as a director of any customer or supplier of the Company without the written approval of the Company’s General Counsel.

4.	No employee may accept a position with another company if doing so would impair the employee’s ability to fulfill his or her obligations to the Company.

5.	No employee may seek or accept elected or appointed public office, unless he or she has received written authorization from the Company’s General Counsel.

6.	No employee may deprive the Company of a business opportunity, or divert a business opportunity to such employee’s own benefit.

Memberships On Outside Boards Of Directors

Any News Corporation employee seeking permission to serve on an outside board of directors must submit his or her request for a waiver of the Conflicts of Interest policy to the Company’s General Counsel together with a description of the company, and his or her obligations as a board member. A Committee appointed by the Company shall review employee requests for permission to serve on outside boards. The Committee shall evaluate requests on a case-by-case basis and make its determination based on several factors, the most important of which will be whether the employee’s service as a director will be beneficial to the employee’s primary obligation to News Corporation. Other factors to be considered include the nature of the company’s business, whether it is a publicly traded company with shares traded on the New York Stock Exchange or NASDAQ, and whether the obligations of a board member can be performed without interfering with the individual’s job performance (i.e., as a general rule, fewer than fifteen hours are to be spent annually on directorship matters). No requests shall be entertained by the Committee unless first approved by the employee’s immediate supervisor. Finally, no requests shall be entertained for participation on outside boards for companies that fall within the restrictions as set forth above. News Corporation encourages its employees to actively support charitable and community activities. This section is not intended to inhibit or discourage employees of News Corporation from engaging in such activities.

B.	Dealing With Government Officials

Employees who have dealings with government officials shall conform to the following standards:

1.	All employees who contact public officials must be familiar with the applicable lobbying laws and public disclosure requirements, particularly those laws or regulations pertaining to registrations or filings that must be made by the Company.

2.	No payment shall be made to, or for the benefit of, any public official in order to induce or entice such official to: enact, defeat or violate any law or regulation for the Company’s benefit; influence any official act; or obtain any favorable action by a governmental agency or official on behalf of the Company.

3.	Social amenities, entertainment and other courtesies may be extended to government officials or employees only to the extent appropriate and reasonable under applicable laws and customs. Gifts of greater than nominal value to, or lavish entertainment of, public officials are prohibited. No gifts in the form of cash, stock or other similar consideration shall be given, regardless of amount. Any gift about which an employee is uncertain should not be made without the prior written approval of the Company’s General Counsel. Any expenses incurred by a Company employee in connection with the matters discussed herein shall be accurately recorded on the Company’s books and records.

C.	Business Hospitality

Business entertainment (including meals and transportation), gratuities and gifts, whether offered by Company employees or their families to third-parties or extended to Company employees or their families by third-parties, are permitted, provided the entertainment, meal or transportation provided is not lavish or excessive and the gift or gratuity given is of nominal value and does not consist of cash or cash equivalents (e.g., gift certificates). Neither should exceed the bounds of good taste or customary business standards in the community. Care should be exercised to ensure that any business entertainment or gift cannot reasonably be construed by the recipient as a bribe or improper inducement. The nature of the transactions should be such that their public disclosure would not be embarrassing to the Company or the recipient. All funds expended for business entertainment and gifts must be documented accurately and reflected in the books and records of the Company.

D.	Prohibited Payments

Bribery And Kickbacks

No employee of the Company shall directly or indirectly offer, give, solicit or accept any money, privilege, special benefit, gift, or other item of value for the purpose of obtaining, retaining or directing business, or bestowing or receiving any kind of special or favored treatment for the Company. The Company does not permit or condone the use or receipt of bribes, kickbacks, or any other illegal or improper payments or transfers in the transaction of its business. The use of any outside consultant, attorney, accountant, or agent in any manner or for any purpose that would be contrary to this prohibition will not be permitted.

Business Dealings Outside The United States

The Foreign Corrupt Practices Act (the “Act”) prohibits a U.S. citizen from engaging in certain types of activities while conducting business outside the United States. In accordance with the provisions of the Act, no director, officer, employee, or agent of the Company shall give or offer to give, directly or indirectly, anything of value to any foreign official (including an official of any political party or candidate for any political office) for the purpose of:

•	Influencing any act or decision of the recipient in his or her official capacity;

•	Inducing the recipient to use his or her influence to affect any act or decision of any foreign government; or

•	Inducing the recipient to do or omit to do any act in violation of the lawful duty of such person.

The Act provides that an individual may be fined up to $100,000 and imprisoned for up to five years for violations of the Act. In addition, the Company is subject to substantial monetary penalties for violations of the Act by its employees or agents and is prohibited from directly or indirectly paying the monetary fines imposed on individual violators of the law. Modest gratuities and tips may be paid solely for the purpose of expediting or securing the performance of a routine action required to be taken by foreign governmental officials, representatives of customers or suppliers or other persons whose duties are essentially ministerial or clerical in nature. However, such payments may not be made if in violation of local law or to influence a foreign official or other person to make a decision that the individual is not required to make, such as any decision whether, or on what terms, to award new business to or to continue business with a particular party. Any expenses incurred by a Company employee in connection with the matters discussed herein shall be accurately recorded on the Company’s books and records.

Political Contributions

No corporate funds or services shall be paid or furnished to any political party or any candidate for, or incumbent in, any public office except as permitted by law and as approved by the Company’s General Counsel.

The prohibitions and limitations on political contributions outlined above relate only to the use of corporate funds and services and are not intended to discourage employees from making personal contributions to candidates or political parties of their choice. Personal involvement in political activity is permitted as long as the activity does not interfere with or impair the performance of the employee’s duties for the Company. In addition, any employee who becomes involved with a political group must make it clear that his or her activities are being conducted purely in a personal capacity and not on behalf of or in connection with the Company.

IV.	Equal Employment Opportunity And Unlawful Harassment

A.	Equal Employment Opportunity Statement

The Company maintains a strong policy of equal employment opportunity for all employees and applicants for employment. The Company hires, trains, promotes and compensates each employee based upon job-related factors such as the individual’s ability, work quality, attitude, competence and potential, as well as the Company’s operational needs, without regard for race, color, religion, sex, sexual orientation, national origin, citizenship, age, marital status, or disability, as well as all other classifications protected by applicable laws (collectively, the “Protected Classifications”).

The Company’s equal employment opportunity philosophy applies to all aspects of employment with the Company, including, but not limited to, recruiting, hiring, training, transfer, promotion, employee benefits and compensation, termination, educational assistance, leave of absence and social and recreational activities.

B.	Fair Work Environment

It is the Company’s policy to promote a fair and collegial working environment for all our employees. In keeping with this policy, sexual, racial, religious, ethnic, sexual orientation, age, national origin or other harassment of any employee by anyone is contrary to Company policy and will not be condoned. The Company will endeavor to keep the workplace free of any conduct that creates an intimidating, hostile or abusive work environment.

C.	Unlawful Harassment

The Company opposes harassment of others on the basis of sex, sexual orientation, age, race, or any other Protected Classification. Harassment includes making derogatory remarks about an employee’s characteristics, using negative epithets, making “jokes” about ethnic or other groups, and other verbal and physical behavior.

All employees are expected to cooperate in maintaining this work environment. Any form of unlawful harassment, whether verbal or physical, will not be tolerated by the Company at any level.

While all forms of harassment are prohibited, be they based on one’s race or ethnicity, the Company wishes to emphasize the special problems of sexual harassment. Sexual harassment includes unwelcome sexual advances, requests for sexual favors or other verbal or physical conduct of a sexual nature when:

•	Submission to such conduct is made either explicitly or implicitly a term or condition of an individual’s employment;

•	Submission to or rejection of such conduct by an individual is used as a basis of employment decisions affecting such individual; or

•	Such conduct has the purpose or effect of unreasonably interfering with the affected individual’s work performance or creating an intimidating, hostile or offensive work environment.

Sexual harassment is prohibited whether directed toward men or women, and regardless of whether the employee accepts or rejects the advance.

The Company does not wish to interfere with the personal lives of its staff. However, conduct of a sexual nature directed toward Company employees that is not welcome and creates a hostile or abusive work environment can be unlawful sexual harassment, whether committed by supervisory or non-supervisory personnel. Examples of conduct that could constitute sexual harassment include:

•	Sexual touching, advances or propositions;

•	Verbal abuse, epithets, derogatory statements or slurs;

•	Graphic or suggestive comments about an individual’s dress or body;

•	Sexually degrading words to describe an individual; and

•	The display in the workplace of sexually suggestive objects or pictures, including nude photographs.

The Company policy also applies to sexually improper conduct toward the Company’s staff by clients, customers or other non-employees. If an employee informs the Company that he or she has been subject to sexual or other harassment in the workplace by a non-employee, that individual will be informed of the Company’s policy and appropriate corrective action and preventative steps will be taken.

Please keep in mind that each of the concepts described in the preceding discussion of “sexual harassment” applies with equal force to all other types of prohibited harassment.

D.	Handling Complaints

It is the Company’s policy to investigate thoroughly and remedy any incidents of harassment or discrimination. In order to accomplish this, however, employees who believe they have been subjected to unlawful workplace harassment or discrimination of any kind, should report the matter as soon as possible to the Company. Accordingly, employees who feel aggrieved because of harassment or discrimination have an obligation to immediately notify the Head of the Human Resources Department, or any member of management with whom they feel comfortable discussing the situation.

The Company understands that complaints of harassment and discrimination can be extremely sensitive and, as far as practicable, will keep such complaints and all communications concerning them in strict confidence. Complaints may also be made to the Alertline and Alertline Website, as described in Section VIII. However, such contacts do not constitute compliance with each employee’s obligation to reasonably use the preventive and corrective measures provided by the Company.

To make the policy effective, each employee is expected and, indeed obligated, to cooperate fully with the Company in any such investigation. This includes all employees involved in any way, including the complaining employee, the alleged harasser and any individuals identified as witnesses. It is an independent violation of this policy for an employee to refuse to cooperate in any such investigation and, depending on the circumstances, any such employee will be subject to appropriate disciplinary action up to and including discharge. The Company will investigate all complaints of harassment promptly, fairly, thoroughly and as confidentially as practicable. If the Company determines that harassment has occurred, appropriate corrective action will be taken as warranted by the circumstances. Any employee, supervisor or manager who, after investigation, is found to have engaged in unlawful harassment or discrimination of an employee will be subject to appropriate disciplinary action, depending on the circumstances, up to and including discharge.

E.	Accommodation For Disabilities

The Company endeavors to provide equal employment opportunities to otherwise qualified individuals with disabilities. Opportunities include, to the extent practical, providing reasonable accommodations.

In general, it is an employee’s responsibility to notify the Company of the need for an accommodation. If an employee communicates to his or her supervisor that an accommodation is required, the supervisor may ask the employee for input about the type of accommodation necessary, or the functional limitations caused by the disability.

F.	Discrimination And Harassment Complaints

The Company respects the right of each employee who, in good faith, complains about illegal discrimination of any kind, including sexual or other workplace harassment, or who provides information in connection with any such complaint. Retaliation against any employee for engaging in these protected activities is contrary to Company policy and will not be condoned. An employee who believes that he or she has experienced illegal discrimination or retaliation should report that immediately to the Human Resources Department or, if that is problematic, to the Company’s Senior Deputy General Counsel, or other appropriate Company representative.

V.	Safety Of The Workplace And Environmental Protection

The Company requires each employee to perform his or her work in a safe manner so as not to cause harm to themselves or to others. The Company similarly insists that work conducted under its leadership or supervision be performed safely. Work performed individually or under Company leadership must also comply with applicable environmental standards and regulations.

Working or supervising work with hazardous equipment or materials, or under hazardous conditions, requires knowledge of and compliance with all applicable occupational safety and health standards, informational requirements and government regulations. Any employee having any questions about these standards, requirements or regulations should consult with his or her supervisor.

VI.	Relationships With Competitors And Other Trade Practices

A.	Relationships With Competitors.

Employees of the Company must be aware that there are laws protecting and promoting proper competition, including laws protecting competitors’ proprietary and other sensitive information. Such laws apply in many of the countries in which the Company does business. Company employees and consultants, especially any persons having direct contact with competitors, have a clear responsibility to know and obey these laws.

Proprietary And Sensitive Information

The Company will not acquire another company’s trade secrets or other proprietary information by improper means, or permit the unauthorized use of a third-party’s patents, copyrights or trademarks. The acquisition of trade secrets or other proprietary information by other than open, independent (e.g., “reverse engineering”) or owner authorized means (e.g., teaming agreements or written releases from suppliers) may subject individuals and entities to criminal or civil liability. Additionally, means such as reverse engineering may be prohibited by contractual arrangements or may violate certain patent or other proprietary rights.

Fair Competition

The Company will compete fairly for business, respecting the rights of other parties. This includes respect for the legitimate business relationships of competitors with the Company’s prospective customers. If, as a result of our wrongful act, a customer breaches a contract or terminates a business relationship with a competitor, the Company and its employees may be liable for damages.

Price Fixing

Any kind of joint action taken by two or more companies that directly or indirectly influences the price of the products or services they sell in competition with one another is price fixing. Such an agreement is illegal whether or not the parties have arrived at a specific price or even a range of prices.

Customer Allocation, Dividing Territories Or Limiting Production

Any agreement between competitors not to compete by allocating customers or potential customers is illegal, whether the allocation is by territory, specific customer or customer classification. Agreements to limit production or avoid production innovation are also illegal.

B.	Restrictive International Trade Practices

United States law prohibits U.S. corporations and their foreign operations from complying with restrictive trade practices, including boycotts, instituted by foreign countries against other countries or against U.S. organizations or persons. These laws require companies to report any such requests to the U.S. Government.

To ensure compliance with United States and applicable foreign laws, employees must report promptly to management any requests received for compliance with international restrictive trade practices.

VII.	Code Of Ethics For The Chief Executive And Senior Financial Officers

The Company has developed and adopted a Code of Ethics applicable to its Chief Executive and senior financial officers to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable laws, rules and regulations.

As used herein, “senior financial officers” means the Company’s principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Company’s Chief Executive and senior financial officers are also subject to the following specific policies (Code of Ethics referred to in Item 406 of Regulation S-K promulgated by the SEC):

1.	The Chief Executive and each senior financial officer shall, at all times, conduct himself or herself in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.	The Chief Executive and each senior financial officer are responsible for full, fair, accurate, timely and understandable disclosure in: (a) the reports and documents that the Company files with, or submits to, the SEC, and; (b) the Company’s other communications with the public, including both written and oral disclosures, statements and presentations. It shall be the responsibility of the Chief Executive and each senior financial officer to promptly bring to the attention of the Company’s Board or Audit Committee any material information of which he or she may become aware that may render the disclosures made by the Company in its public filings or other public communication materially misleading, and to assist the Company’s Board and Audit Committee in fulfilling their responsibilities.

3.	The Chief Executive and all senior financial officers shall not, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent, public or certified public accountant engaged in the performance of any audit or review of the financial statements of the Company that are required to be filed with the SEC if such person knew (or was unreasonable in not knowing) that such action, if successful, could result in rendering such financial statements materially misleading. For purposes of this Code of Ethics, actions that “if successful, could result in rendering such financial statements materially misleading” include, but are not limited to, actions taken at any time with respect to the professional engagement period to coerce, manipulate, mislead or fraudulently influence, an auditor:

•	To issue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards or other applicable standards);

•	Not to perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;

•	Not to withdraw an issued report; or

•	Not to communicate matters to the Company’s Audit Committee.

4.	The Chief Executive and each senior financial officer shall promptly bring to the attention of the Company’s Audit Committee any information he or she may have concerning:

•	Significant deficiencies or control weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or

•	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

5.	The Chief Executive and each senior financial officer shall promptly bring to the attention of the Company’s Group General Counsel or the Chief Executive or, where he or she deems it appropriate, directly to the Company’s Board or Audit Committee, any information he or she may have concerning any violations of this Code of Ethics.

6.	The Company intends to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s). Those found to be in violation of this Code of Ethics are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.

VIII.	Procedure For Receipt And Investigation Of Complaints

The Company is committed to honest and ethical conduct in all our business activities. Our Standards of Business Conduct, including a long-established complaint process, embodies the Company’s values and is the backbone of the Company’s ethics program. To ensure compliance with the Sarbanes-Oxley Act of 2002, which requires a process for accepting and handling all complaints concerning accounting, internal accounting controls and auditing matters, we have recently changed our process. This section describes the program approved by the Board of Directors of the Company and its Audit Committee and broadly defines certain critical duties and responsibilities. It is intended as a tool to prevent or mitigate the effect of improper or ill-advised behavior, enhance the Company’s reputation and boost public trust in our business. This policy shall be disseminated as required by law.

The Company has established News Corporation’s Alertline and Alertline Website to formalize a procedure for the reporting of complaints regarding:

•	The Company’s accounting, internal accounting controls and auditing matters; or

•	Notification to the Company of any suspected unethical or illegal conduct or violation of any laws or the Company’s Standards of Business Conduct.

News Corporation’s General Counsel (“the Group General Counsel”) is the executive responsible for overseeing the investigation and reporting of complaints on matters covered by the Sarbanes-Oxley Act to the Company’s Audit Committee regarding accounting, internal accounting controls and auditing issues and violations of certain federal and state laws.

The Company has designated a Corporate Ethics Officer who is responsible for overseeing the ethics program and business conduct matters brought to the Company’s attention from external and internal sources, principally through the Alertline and the Alertline Website. The Ethics Officer will report to the Group General Counsel.

Alertline and the Alertline Website are available to assist all employees as well as vendors, suppliers, customers and others, when reporting any perceived violation of Company policy and foreign, federal, state and local laws or regulations. Calls to the Alertline and reports on the Alertline Website can be made on an anonymous basis and employees who report alleged wrongdoing based on a reasonable belief or who participate in an investigation will be protected from retaliation. Complaints regarding accounting, internal accounting controls and auditing issues that involve senior executives of the Company will, in addition to being submitted to the Group General Counsel, be submitted directly to the Chairman of the Company’s Audit Committee. Complaints by employees regarding workplace discrimination or harassment must also be reported to the Human Resources Department or to any manager with whom the employee feels comfortable discussing the situation and will be handled in accordance with the Company’s policies prohibiting discrimination and harassment set forth in Section IV herein.

A dedicated domestic/international toll-free Alertline telephone number has been established for this purpose. The Alertline telephone number is:

866-480-6129*

The Alertline may be called any time, day or night, as it is available 24 hours a day, 365 days a year. Translation services are available through Alertline on request.

The Alertline Website is accessible at:

https://www.compliance-helpline.com/welcomepagenewscorp.jsp

Reports on the Alertline Website are also accepted anonymously. However, anonymity may limit the investigator’s ability to fully investigate a given concern. The Company, therefore, encourages employees to identify themselves and provide a detailed complaint in order to facilitate an effective investigation.

All employees of News Corporation companies are encouraged to use the News Corporation Alertline or Alertline Website to report complaints to the Company so that they can be reviewed, investigated and resolved expeditiously.

*	International dialers need to first access the AT&T network before dialing the toll-free number. To obtain your country’s AT&T international local access code, visit http://www.business.att.com/bt/dial.jsp

Notes:

Exhibit 10.12

NEWS CORPORATION

2004 STOCK OPTION PLAN

1. Purpose of the Plan. The purpose of the News Corporation 2004 Stock Option Plan (the “Plan”) is:

(a) upon the Implementation Date, to issue Options to acquire Shares to Eligible Persons who are holders of outstanding and unexercised TNCL Options in exchange for the cancellation of their TNCL Options, in accordance with the Option Scheme, and

(b) to further the growth and success of the Company and its Affiliates by enabling Eligible Persons to acquire Shares of the Company, thereby increasing their personal interest in such growth and success.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 5 of the Plan.

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such other Person.

(c) “Applicable Laws” means the legal requirements relating to the administration of stock option plans under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any Stock Exchange rules or regulations and the applicable laws, rules or regulations of any other country or jurisdiction where Options are granted or the Shares may be issued under the Plan (and including any requirement of any applicable approval, waiver, modification or exemption in relation to such laws, rules or regulations), as such laws, rules, regulations and requirements shall be in place from time to time; provided, however, that to the extent permitted under such laws, rules, regulations and requirements, and except to the extent that the laws of the state of incorporation of the Company are applicable by virtue of such incorporation, the rights of any Grantee under the Plan shall be determined in accordance with the law of the State of New York applicable to contracts made and entirely to be performed within such State.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a Committee appointed by the Board in accordance with Section 3 of the Plan.

(g) “Company” means News Corporation, a Delaware corporation.

(h) “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(i) “Director” means a member of the Board.

(j) “Eligible Person” means a person to whom Options may be granted under Section 6 of the Plan.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Exercise Price” means, in relation to a TNCL Option, all amounts paid or payable with respect to that TNCL Option, including any amount paid or payable on grant of the TNCL Option and/or on exercise of the TNCL Option.

(m) “Grant Date” means the date upon which an Option is granted to a Grantee.

(n) “Grantee” means a person who receives or holds Options granted under the Plan.

(o) “Implementation Agreement” means the agreement among the Company, Carlholt Pty Ltd and TNCL dated as of September 8, 2004.

(p) “Implementation Date” has the meaning given in the Implementation Agreement.

(q) “Independent Director” means a member of the Board who satisfies the definition of “independence” as set forth by the NYSE in its listing standards as such may be amended from time to time or by the SEC.

(r) “Named Executive” means any individual who, on the last day of the Company’s fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four most highly compensated Officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

(s) “NYSE” means the New York Stock Exchange.

(t) “Officer” means an individual who is an officer of the Company within the meaning of Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(u) “Option” means an option to purchase a Share granted pursuant to the Plan.

(v) “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(w) “Option Price” means the exercise price for each Share subject to an Option.

(x) “Option Scheme” has the meaning given in the Implementation Agreement.

(y) “Plan” means this News Corporation 2004 Stock Option Plan.

(z) “Reporting Person” means an Officer, Director or greater than 10% stockholder of the Company within the meaning of Rule 16a-2 of the Exchange Act, who is required to file reports pursuant to Rule 16a-3 of the Exchange Act.

(aa) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

(bb) “Share” means a share of the Class A Common Stock of the Company, par value $.01 per share, as adjusted in accordance with Section 13 of the Plan.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time.

(ee) “Subsidiary” means any “subsidiary” as the term is defined in the regulations promulgated under the Securities Act.

(ff) “TNCL” means The News Corporation Limited, an Australian corporation.

(gg) “TNCL Options” means (i) the options to acquire preferred limited voting ordinary shares of TNCL (“TNCL Preferred Stock”) issued pursuant to The News Corporation Share Option Plan first adopted on October 13, 1992 and (ii) the options to acquire TNCL Preferred Stock issued pursuant to the News Corporation Australian Executive Option Plan first adopted on October 7, 1997.

3. Scope and Duration of the Plan.

(a) The aggregate number of Shares of the Company reserved for grant from time to time under the Plan shall equal six (6) percent of the Company’s total issued and outstanding share capital (the Shares plus the Class B Common Stock, par value $.01 per share) immediately following the Implementation Date plus the number of Shares underlying options forfeited or cancelled under the News Corporation Replacement Option Plan. Such aggregate number shall be subject to adjustments as provided in Sections 13 and 15 of the Plan.

(b) If an Option expires or becomes unexercisable for any reason without having been exercised in full, the unissued Shares that were subject thereto shall, unless the Plan has been terminated, become available for future grant under the Plan. In addition, any Shares that are retained by the Company upon exercise of an Option in order to satisfy the exercise or purchase price for such Option or any withholding taxes due with respect to such exercise or purchase shall be treated as not issued and shall continue to be available under the Plan.

(c) The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date as provided in Section 15.

4. Initial Grant of Options in Exchange for Outstanding Options Issued by TNCL.

On the Implementation Date, in exchange for TNCL Options cancelled pursuant to the Option Scheme, the Company shall issue to the holders of TNCL Options who are eligible to participate in the Plan pursuant to Section 6 of the Plan, without requiring the approval of the Administrator under Section 6(a)(ii), Options on the terms set out in the Option Scheme. For the purpose of determining who is eligible to participate in the Plan, a holder of TNCL Options who is otherwise a qualifying employee under Section 6 of the Plan will be deemed to have satisfied the requirement for the Administrator to form an opinion that the person has achieved management or equivalent status. The Company shall issue to each such holder of TNCL Options that number of Options which is equal to half the number of that holder’s TNCL Options which are cancelled pursuant to the Option Scheme (rounded up to the next whole number if necessary). Each Option granted in accordance with this Section 4 will

(a) Have an Option Price (per Option) equal to twice the Exercise Price (per option) of the TNCL Options it replaces;

(b) Have an exercise period equal to the unexpired exercise period of the TNCL Option it replaces;

(c) Be vested to the same extent and have the same terms including the vesting schedules as the TNCL Option it replaces; and

(d) Otherwise be issued on the terms set forth in this Plan.

The Option Agreement for Options issued pursuant to this Section 4 shall be the form of notice of grant and exercise notice that is attached to the Plan.

5. Administration of the Plan.

(a) General. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

(b) Committee Composition. If a Committee has been appointed pursuant to this Section 5, such Committee shall consist entirely of Independent Directors of the Company who meet the requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act. This Committee shall initially be the Compensation Committee of the Company’s Board of Directors.

(c) Administration with Respect to Reporting Persons. With respect to Options granted to Reporting Persons and Named Executives, the Plan may (but need not) be administered so as to permit grants of Options to Reporting Persons to qualify for the exemption set forth in Rule 16b-3 and to qualify grants of Options to Named Executives as performance-based compensation under Section 162(m) of the Code, and otherwise so as to satisfy the Applicable Laws.

(d) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion, subject to Applicable Law:

(i) to designate Grantees;

(ii) to determine whether and to what extent Options are granted;

(iii) to determine the number of Shares to be covered by each such Option granted, provided, however, that Options granted pursuant to Section 4 will be issued on the basis of one Option representing one Share;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions of any Option granted hereunder;

(vi) amend, modify, or supplement the terms of any outstanding Option. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Options granted to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom; provided, however, that such authority does not include the authority to decrease the Option Price of any Option after the Grant Date except for adjustments pursuant to Sections 13 and 15;

(vii) to construe and interpret the terms of the Plan and Options granted pursuant to the Plan; and

(viii) to make all other determinations deemed necessary or advisable for administering the Plan; provided, however, that the authority granted pursuant to this Section 5(d) does not extend to varying the terms of the Options granted pursuant to Section 4 of this Plan, other than as provided in Section 5(d)(vi).

(e) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees.

6. Participation in the Plan.

(a) Options may be granted under the Plan to: (i) any person who is in the employment of the Company, a Subsidiary or an Affiliate who in the opinion of the Administrator has achieved management or equivalent status or who is a Director of the Company, a Subsidiary or an Affiliate; and (ii) whose participation as such an employee or Director in the Plan has been approved by the Administrator, except, other than with regard to Options issued pursuant to Section 4 of the Plan, that where Options are to be issued in a country where an Applicable Law limits the persons to whom Options (or Shares pursuant to the exercise of Options) can be issued, then this Section shall be limited accordingly in respect of persons receiving Options or Shares in that country.

(b) No Employment Rights. Neither the Plan nor any Option shall confer upon a Grantee any right with respect to continuing the Grantee’s employment relationship with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause.

(c) No Qualifying Period. No qualifying period of employment or appointment is required, and a new employee or Director will be eligible to participate in the Plan if he meets the requirements of this Section 6.

7. Option Price. Except as set forth in Section 4 hereto and subject to Section 5(d), the Option Price shall be equal to the weighted average market price per share of the Shares sold on the NYSE during the five (5) trading days immediately prior to the Grant Date (provided that if no such Shares were sold on the NYSE during such five (5) day period, the Option Price shall be equal to the weighted average market price of the Shares sold on the NYSE on the last trading day on which such Shares were traded).

8. Option Limitations. Except as set forth in Section 4 hereto, the term of each Option shall be fixed by the Administrator, but in no event shall it be more than 10 years from and including the Grant Date, subject to earlier termination as provided in Section 15. The term of any Option may be extended from time to time by the Administrator, provided that no such extension shall extend the term beyond 10 years from the Grant Date.

9. Exercise of Options.

(a) Except as set forth in Section 4 hereto and subject to Section 5(d), each Option shall upon grant be an unvested Option but on each anniversary of the Grant Date of any Option to a Grantee one quarter of the Option the subject of such grant shall ipso facto become vested and thereby exercisable until the entirety of such Option is vested.

(b) An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of Shares with respect to which the Option is being exercised. The minimum number of Shares with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Option Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise.

(c) The purchase price of the Shares as to which an Option is exercised shall be paid in full at the time of exercise in cash, including, at the discretion of the Administrator, personal, certified, banker’s or cashier’s check. The Administrator may also, at its sole discretion, permit any other form of payment of the purchase price of the Shares as it may deem acceptable; provided that, such payment may not be made by a promissory note or any other form of loan from the Company to the Grantee. In addition, the Grantee shall, upon notification of the amount due and prior to or concurrently with delivery to the Grantee of such Shares, pay promptly any amount necessary to satisfy applicable federal, state, local or international tax requirements.

10. Exercise of Rights. A Grantee or his representative shall have no rights as a stockholder with respect to the Shares covered by his Option until the date of the issuance to him or his representative of Shares, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall cause to be issued and delivered such Shares within ten (10) business days upon receipt of payment under Section 9(c). No adjustment will be made for a dividend distribution or other rights for which the record date is prior to the date that entry is made on the stock register of the Company.

11. Non-transferability of Options and Rights. Only the Grantee may exercise an Option. No Option shall be assignable or transferable by the Grantee to whom it is granted.

12. Termination of Options. In the event that a Grantee shall, prior to the exercise of any Option held by that Grantee, die or cease to be a person falling within the description contained in Section 6 hereto, such Option shall terminate, unless the Administrator within its absolute discretion (either subject to conditions or unconditionally) otherwise determines either before or after such termination.

13. Adjustments upon Changes in Capitalization and Rights to Participate in New Issues. Subject to Applicable Law, and notwithstanding any other provision of the Plan, the number of Shares which may be acquired on the exercise of an Option or the Option Price in respect of such Shares, or both such number and Option Price, may at the discretion of the Administrator be determined to be such number and/or Option Price as is appropriate in the event of changes in the outstanding capital structure or capitalization affecting the Shares by reason of stock splits, stock dividends, split-ups, reverse splits, recapitalizations, mergers, consolidations, combinations or exchanges of Shares, spin-offs, reorganizations, liquidations and the like. In the event of any such change in the outstanding capital structure or capitalization affecting the Shares, the aggregate number of Shares as to which Options may be granted under the Plan and to any Grantee shall be appropriately adjusted by the Administrator, whose determination shall be conclusive. Other than as provided in this Section 13, or as required by an Applicable Law, a holder of an Option granted hereunder does not have the right to a change in the number of Shares which may be acquired on the exercise of the Option or in the Option Price for such Option. Holders of Options cannot participate in new issues without exercising the Option (unless the Administrator shall determine otherwise, in its discretion, subject to Applicable Law).

14. Effectiveness of the Plan. The Plan shall be effective as of the Implementation Date, and was approved by the Company’s stockholders on September 10, 2004.

15. Termination and Amendment of the Plan. The Administrator may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Shares as to which Options have not been granted. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by Applicable Law or required by applicable Stock Exchange listing requirements. No Options shall be granted after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Option theretofore granted under the Plan.

16. Requirements of Law.

(a) General. The Company shall not be required to sell or issue any Shares under any Option Agreement if the sale or issuance of such Shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any foreign, federal or state securities laws or regulations or any Applicable Law.

(b) Listing of Shares. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to an Option upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares hereunder, no Shares may be issued or sold to the Grantee or any other individual exercising an Option unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Option. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Option, unless a registration statement under such Act is in effect with respect to the Shares covered by such Option, the Company shall not be required to sell or issue such Shares unless the Administrator has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such Shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Administrator shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares pursuant to the Plan to comply with any Applicable Law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

(c) Rule 16b-3. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that the grant and exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Administrator does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Administrator, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

(d) Withholding Taxes. As a condition to the issuance of Shares upon exercise of Options issued under the Plan, each Grantee authorizes the Company or any Subsidiary or Affiliate of the Company to withhold in accordance with applicable law from any compensation payable to him any taxes required to be withheld by the Company or any Subsidiary or Affiliate of the Company under foreign, federal, state or local law as a result of such Grantee’s exercise of an Option. Alternatively, as a condition to the issuance of Shares under the Plan, each Grantee agrees to remit to the Company or to a Subsidiary or Affiliate of the Company at the time of any exercise of an Option any taxes required to be withheld under foreign, federal, state or local law as a result of such Grantee’s exercise of such Option.

17. Severability. In the event that any one or more provisions of the Plan or any Option Agreement, or any action taken pursuant to the Plan or such Option Agreement, should, for any reason, be unenforceable or invalid in any respect under the laws of the United States, any state of the United States or any other government, such unenforceability or invalidity shall not affect any other provision of the Plan or of such or any other Option Agreement, but in such particular jurisdiction and instance the Plan, and the affected Option Agreement shall be construed as if such unenforceable or invalid provision had not been contained therein or if the action in question had not been taken thereunder.

18. Nonexclusivity of the Plans. The adoption of the Plan shall have no effect on outstanding options previously granted by the Company. Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

Exhibit 10.13

NEWS CORPORATION

2004 REPLACEMENT STOCK OPTION PLAN

1. Purpose of the Plan. The purpose of the News Corporation 2004 Replacement Stock Option Plan (the “Plan”) is, upon the Implementation Date, to issue Options to acquire Shares to Plan Participants in exchange for the cancellation of their TNCL Options, in accordance with the Option Scheme.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 5 of the Plan.

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such other Person.

(c) “Applicable Laws” means the legal requirements relating to the administration of stock option plans under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any Stock Exchange rules or regulations and the applicable laws, rules or regulations of any other country or jurisdiction where Options are granted or the Shares may be issued under the Plan (and including any requirement of any applicable approval, waiver, modification or exemption in relation to such laws, rules or regulations), as such laws, rules, regulations and requirements shall be in place from time to time; provided, however, that to the extent permitted under such laws, rules, regulations and requirements, and except to the extent that the laws of the state of incorporation of the Company are applicable by virtue of such incorporation, the rights of any Grantee under the Plan shall be determined in accordance with the law of the State of New York applicable to contracts made and entirely to be performed within such State.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a Committee appointed by the Board in accordance with Section 3 of the Plan.

(g) “Company” means News Corporation, a Delaware corporation.

(h) “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(i) “Director” means a member of the Board.

(j) “Exercise Price” means, in relation to a TNCL Option, all amounts paid or payable with respect to that TNCL Option, including any amount paid or payable on grant of the TNCL Option and/or on exercise of the TNCL Option.

(k) “Eligible Person” means a person to whom Options may be granted under Section 6 of the News Corporation 2004 Stock Option Plan.

(l) “Grantee” means a person who receives or holds Options granted under the Plan.

(m) “Implementation Agreement” means the agreement among the Company, Carlholt Pty Ltd and TNCL dated as of September 8, 2004.

(n) “Implementation Date” has the meaning given in the Implementation Agreement.

(o) “Option” means an option to purchase a Share granted pursuant to the Plan.

(p) “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(q) “Option Price” means the exercise price for each Share subject to an Option.

(r) “Option Scheme” has the meaning given in the Implementation Agreement.

(s) “Plan” means this News Corporation 2004 Replacement Stock Option Plan.

(t) “Plan Participants” means persons who, as of the Implementation Date, are not Eligible Persons and who hold outstanding and unexercised TNCL Options.

(u) “Share” means a share of the Class A Common Stock of the Company, par value $.01 per share, as adjusted in accordance with Section 13 of the Plan.

(v) “Securities Act” means the Securities Act of 1933, as amended.

(w) “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time.

(x) “Subsidiary” means any “subsidiary” as the term is defined in the regulations promulgated under the Securities Act.

(y) “TNCL” means The News Corporation Limited, an Australian corporation.

(z) “TNCL Options” means (i) the options to acquire preferred limited voting ordinary shares of TNCL (“TNCL Preferred Stock”) issued pursuant to The News Corporation Share Option Plan first adopted on October 13, 1992 and (ii) the options to acquire TNCL Preferred Stock issued pursuant to the News Corporation Australian Executive Option Plan first adopted on October 7, 1997.

3. Scope and Duration of the Plan.

(a) The aggregate number of Shares of the Company reserved for issuance pursuant to Options granted under the Plan on the Implementation Date shall equal Eleven Million (11,000,000) Shares. Such aggregate number shall be subject to adjustments as provided in Sections 13 and 15 of the Plan.

(b) If an Option expires or becomes unexercisable for any reason without having been exercised in full, the unissued Shares that were subject thereto shall become available for future grant under the News Corporation 2004 Stock Option Plan. In addition, any Shares that are retained by the Company upon exercise of an Option in order to satisfy the exercise or purchase price for such Option or any withholding taxes due with respect to such exercise or purchase shall be available for future grant under the News Corporation 2004 Stock Option Plan.

(c) The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date as provided in Section 15.

4. Initial Grant of Options in Exchange for Outstanding Options Issued by TNCL.

On the Implementation Date, in exchange for TNCL Options cancelled pursuant to the Option Scheme, the Company shall issue to Plan Participants, Options on the terms set out in the Option Scheme. The Company shall issue to each Plan Participant that number of Options which is equal to half the number of that Plan Participant’s TNCL Options which are cancelled pursuant to the Option Scheme (rounded up to the next whole number if necessary). Each Option granted in accordance with this Section 4 will:

(a) Have an Option Price (per Option) equal to twice the Exercise Price (per option) of the TNCL Options it replaces;

(b) Have an exercise period equal to the unexpired exercise period of the TNCL Option it replaces;

(c) Be vested to the same extent and have the same terms including the vesting schedules as the TNCL Option it replaces; and

(d) Otherwise be issued on the terms set forth in this Plan.

The Option Agreement for Options issued pursuant to this Section 4 shall be the form of notice of grant and exercise notice that is attached to the Plan.

5. Administration of the Plan.

(a) General. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to designate Grantees;

(ii) to determine whether and to what extent Options are granted;

(iii) to approve forms of agreement for use under the Plan;

(iv) to determine the terms and conditions of any Option granted hereunder;

(v) amend, modify, or supplement the terms of any outstanding Option. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Options granted to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom; provided, however, that such authority does not include the authority to decrease the Option Price of any Option after the date of grant of such Option except for adjustments pursuant to Sections 13 and 15;

(vi) to construe and interpret the terms of the Plan and Options granted pursuant to the Plan; and

(vii) to make all other determinations deemed necessary or advisable for administering the Plan; provided, however, that the authority granted pursuant to this Section 5(d) does not extend to varying the terms of the Options granted pursuant to the Plan other than as provided in Section 5(d)(v).

(e) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees.

6. Participation in the Plan. Options may be granted under the Plan to Plan Participants.

9. Exercise of Options.

(a) An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of Shares with respect to which the Option is being exercised. The minimum number of Shares with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Option Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise.

(b) The purchase price of the Shares as to which an Option is exercised shall be paid in full at the time of exercise in cash, including, at the discretion of the Administrator, personal, certified, banker’s or cashier’s check. The Administrator may also, at its sole discretion, permit any other form of payment of the purchase price of the Shares as it may deem acceptable; provided that, such payment may not be made by a promissory note or any other form of loan from the Company to the Grantee. In addition, the Grantee shall, upon notification of the amount due and prior to or concurrently with delivery to the Grantee of such Shares, pay promptly any amount necessary to satisfy applicable federal, state, local or international tax requirements.

10. Exercise of Rights. A Grantee or his representative shall have no rights as a stockholder with respect to the Shares covered by his Option until the date of the issuance to him or his representative of Shares, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall cause to be issued and delivered such Shares within ten (10) business days upon receipt of payment under Section 9(b). No adjustment will be made for a dividend distribution or other rights for which the record date is prior to the date that entry is made on the stock register of the Company.

11. Non-transferability of Options and Rights. Only the Grantee may exercise an Option. No Option shall be assignable or transferable by the Grantee to whom it is granted.

12. Termination of Options. In the event that a Grantee shall, prior to the exercise of any Option held by that Grantee, die, such Option shall terminate, unless the Administrator within its absolute discretion (either subject to conditions or unconditionally) otherwise determines either before or after such termination.

13. Adjustments upon Changes in Capitalization and Rights to Participate in New Issues. Subject to Applicable Law, and notwithstanding any other provision of the Plan, the number of Shares which may be acquired on the exercise of an Option or the Option Price in respect of such Shares, or both such number and Option Price, may at the discretion of the Administrator be determined to be such number and/or Option Price as is appropriate in the event of changes in the outstanding capital structure or capitalization affecting the Shares by reason of stock splits, stock dividends, split-ups, reverse splits, recapitalizations, mergers, consolidations, combinations or exchanges of Shares, spin-offs, reorganizations, liquidations and the like. In the event of any such change in the outstanding capital structure or capitalization affecting the Shares, the aggregate number of Shares as to which Options may be granted under the Plan and to any Grantee shall be appropriately adjusted by the Administrator, whose determination shall be conclusive. Other than as provided in this Section 13, or as required by Applicable Law, a holder of an Option granted hereunder does not have the right to a change in the number of Shares which may be acquired on the exercise of the Option or in the Option Price for such Option. Holders of Options cannot participate in new issues without exercising the Option (unless the Administrator shall determine otherwise, in its discretion, subject to Applicable Law).

14. Effectiveness of the Plan. The Plan shall be effective as of the Implementation Date, and was approved by the Company’s stockholders on September 10, 2004.

15. Termination and Amendment of the Plan. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by Applicable Law or required by applicable Stock Exchange listing requirements. No Options shall be granted after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair rights or obligations under any Option theretofore granted under the Plan.

16. Requirements of Law.

(a) General. The Company shall not be required to sell or issue any Shares under any Option Agreement if the sale or issuance of such Shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any foreign, federal or state securities laws or regulations or any Applicable Law.

(b) Listing of Shares. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to an Option upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares hereunder, no Shares may be issued or sold to the Grantee or any other individual exercising an Option unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Option. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Option, unless a registration statement under such Act is in effect with respect to the Shares covered by such Option, the Company shall not be required to sell or issue such Shares unless the Administrator has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such Shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Administrator shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

(c) Withholding Taxes. As a condition to the issuance of Shares upon exercise of Options issued under the Plan, each Grantee authorizes the Company or any Subsidiary or Affiliate of the Company to withhold in accordance with applicable law from any compensation payable to him any taxes required to be withheld by the Company or any Subsidiary or Affiliate of the Company under foreign, federal, state or local law as a result of such Grantee’s exercise of an Option. Alternatively, as a condition to the issuance of Shares under the Plan, each Grantee agrees to remit to the Company or to a Subsidiary or Affiliate of the Company at the time of any exercise of an Option any taxes required to be withheld under foreign, federal, state or local law as a result of such Grantee’s exercise of such Option.

17. Severability. In the event that any one or more provisions of the Plan or any Option Agreement, or any action taken pursuant to the Plan or such Option Agreement, should, for any reason, be unenforceable or invalid in any respect under the laws of the United States, any state of the United States or any other government, such unenforceability or invalidity shall not affect any other provision of the Plan or of such or any other Option Agreement, but in such particular jurisdiction and instance the Plan, and the affected Option Agreement shall be construed as if such unenforceable or invalid provision had not been contained therein or if the action in question had not been taken thereunder.

18. Nonexclusivity of the Plans. The adoption of the Plan shall have no effect on outstanding options previously granted by the Company. Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

Exhibit 10.14

MASTER ASSIGNMENT,

ASSUMPTION AND INDEMNITY AGREEMENT

dated as of September 13, 2004

by and between

THE NEWS CORPORATION LIMITED,

CARLHOLT PTY LTD

and

NEWS CORPORATION, INC.

- i -

MASTER ASSIGNMENT,

ASSUMPTION AND INDEMNITY AGREEMENT

MASTER ASSIGNMENT, ASSUMPTION AND INDEMNITY AGREEMENT (this “Agreement”) dated as of September 13, 2004, by and between The News Corporation Limited (ABN 40 007 910 330), a South Australia corporation having an address at Level 5, 2 Holt Street, Surry Hills, NSW 2000, Australia (“TNCL”), Carlholt Pty Ltd (ABN 32 105 197 028), an Australian corporation having an address at Level 5, 2 Holt Street, Surry Hills, NSW 2000, Australia (“Carlholt”), and News Corporation, Inc., a Delaware corporation having an address at 1211 Avenue of the Americas, New York, NY 10036 (“NewNews”).

WHEREAS, the parties hereto are parties to that certain Implementation Agreement dated September 8, 2004 (the Implementation Agreement”), pursuant to which TNCL shall implement schemes of arrangement under Australian law (the “Schemes”), which will result in all outstanding shares of TNCL (except those held by NewNews) being cancelled and replacement shares of NewNews being issued to the shareholders of TNCL, and TNCL becoming a wholly-owned subsidiary of NewNews on the Implementation Date; and

WHEREAS, News Publishing Australia Limited, a Delaware company (“NPAL”), is currently the parent entity of TNCL’s U.S. and Latin American Subsidiaries and Newscorp Investments Limited, a corporation organized under the laws of the United Kingdom (“NCI”), is currently the parent entity of TNCL’s U.K. Subsidiaries and each of NPAL and NCI are wholly-owned Subsidiaries of TNCL on the date hereof; and

WHEREAS, TNCL intends to distribute (by way of a dividend, and a reduction of capital conducted under the Australian Corporations Act) all of the shares held by it in NPAL and NCI to Carlholt, its parent; and

WHEREAS, on and as of the Implementation Date, NewNews, as successor to TNCL, is delivering guarantees (or assuming TNCL’s obligations as guarantor pursuant to supplemental indentures) and, as of the Internal Restructuring Date, TNCL will be released from its guarantees relating to certain debt instruments of entities that will no longer be Subsidiaries of TNCL following the Internal Restructuring Date, as identified on Annexure A hereto (the “Released Agreements”); and

WHEREAS, NewNews, Carlholt and TNCL wish to provide for the various relationships between them as of and after the date hereof; and

WHEREAS, as of the Restructuring Date, NewNews wishes to allow any TNCL Creditor to assert any unsatisfied Existing Claim against NewNews to the same extent and in the same manner as such TNCL Creditor has the right to assert such claim against TNCL.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

“Agreement” shall have the meaning set forth in the recitals.

“Assigned Agreements” shall have the meaning set forth in Section 2.1 hereof.

“Australian Agreements” shall have the meaning set forth in Section 2.1 hereof.

“Claim” shall mean any claim asserted against TNCL by a Person in respect of an Indemnifiable Claim.

“Carlholt” shall have the meaning set forth in the recitals.

“Consent Agreements” shall have the meaning set forth in Section 2.1 hereof.

“DOCG” means the Deed of Cross Guarantee dated June 19, 1992 between (among others) TNCL and News Limited.

“Deed Poll” means a deed poll in the form of Annexure B.

“Existing Claim” means any claim which a Person has against TNCL under, in connection with, or pursuant to, any Obligation.

“Group Company” means a Group Company under the DOCG on the Internal Restructuring Date other than TNCL.

“Indemnifiable Claim” shall mean any liability, loss, obligation, claim, cost, damage or expense against which TNCL is entitled to seek indemnification from an Indemnitor under Section 3.1 hereof.

“Implementation Date” shall mean the Implementation Date under the Implementation Agreement.

“Indemnitor” shall mean NewNews or Carlholt.

“Indemnity Notice” shall have the meaning set forth in Section 3.2 hereof.

“Internal Restructuring Date” shall mean the date on which TNCL distributes shares held by it in NPAL and NCI to Carlholt.

“Intracompany Indebtedness” shall have the meaning set forth in Section 3.1 hereof.

“Liquidation” includes receivership, compromise, arrangement, amalgamation, administration, reconstruction, winding up, dissolution or assignment for the benefit of creditors.

“Loss” shall mean any liability, loss, cost, damage or expense incurred by TNCL in respect of an Indemnifiable Claim.

“NewNews” shall have the meaning set forth in the recitals.

“NCI” shall have the meaning set forth in the recitals.

“Obligation” shall mean:

(a) subject to paragraph (b) below, any monetary or non-monetary obligation of TNCL under any agreement, obligation or undertaking to which TNCL is a party or by which it is bound on the Internal Restructuring Date, including, without limitation, under any Consent Agreement or Australian Agreement; and

(b) an obligation of TNCL under the DOCG is only included within this definition if the relevant primary debt or claim guaranteed under the DOCG is not itself a guarantee obligation of another Group Company under the DOCG and has arisen under an agreement, obligation or undertaking to which a Group Company is a party or by which it is bound on the Internal Restructuring Date.

“NPAL” shall have the meaning set forth in the recitals.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Released Agreements” shall have the meaning set forth in the recitals.

“Relevant Instrument” shall mean (a) the certificate of incorporation, the constitution, the by laws or charter documents of NewNews; (b) any agreement, note, bond, security interest, indenture, deed of trust, contract, undertaking, lease, or other instrument or obligation to which NewNews is a party or its assets are bound or affected; (c) any authorization, license, permit or authority, granted to or entered into by NewNews; or (d) any writ, order, decree, injunction, judgment, law, statute, rule or regulation applicable to NewNews or its assets or by which it or they are bound or affected.

“Schemes” shall have the meaning set forth in the recitals.

“Solvent” means, with respect to NewNews, taken together with its consolidated Subsidiaries, on any date, that on such date it has not incurred and does not believe that it will incur, debts or liabilities beyond its ability to pay as such debts and liabilities mature.

“Subsidiary” of any Person means (a) any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership or joint venture or (iii) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one of more of such Person’s other Subsidiaries, (b) in relation to any Person that is, or becomes, subject to the Australian Corporations Law, a “subsidiary” of such Person as defined in and for the purposes of the Australian Corporations Law.

“TNCL” shall have the meaning set forth in the recitals.

“TNCL Creditor” shall mean at any time any Person who at that time has an Existing Claim against TNCL.

ARTICLE II

ASSIGNMENT AND ASSUMPTION

Section 2.1 Assignment and Assumption. In consideration for NewNews’ assumption of the liabilities under the Assigned Agreements (as defined below), its guarantee of Existing Claims and for the indemnification provided in Section 3.1 below, effective as of the Internal Restructuring Date and without the need for any further action by TNCL or NewNews, TNCL shall assign, transfer and convey to NewNews, and NewNews shall assume, and agree to perform and discharge, all rights and obligations under each and every agreement, obligation or undertaking to which TNCL is a party or by which it is bound on such date, including, without limitation, all guarantees, indemnities or similar undertakings given or made by TNCL in respect of the obligations of any Subsidiary of TNCL or the obligations of any other Person in which TNCL or any of its Subsidiaries has an interest, except for the following:

(i)	any agreement, obligation or undertaking which, by its terms, is not capable of being assigned or transferred without the consent of any third party or the taking of any other action by or involving a third party, which consent has not been obtained or which action has not been taken as of the Internal Restructuring Date (the “Consent Agreements”), all of which Consent Agreements shall not be assigned, or transferred or conveyed pursuant hereto until such time as such consent has been obtained or such action has been taken;

(ii)	any other agreement, obligation or undertaking relating to the business, if any, conducted by TNCL in Australia or to the business of any Subsidiary of TNCL which will be a direct or indirect Subsidiary of TNCL after the Internal Restructuring Date, including without limitation the DOCG (the “Australian Agreements”); and

(iii)	the Released Agreements,

(collectively, the “Assigned Agreements”).

Section 2.2 Benefits under Certain Agreements. TNCL and NewNews shall cooperate with each other to establish arrangements that are reasonable, lawful and in compliance with each Consent Agreement, and which provide that NewNews shall receive the benefits, risks and burdens of each such Consent Agreement.

Section 2.3 Existing Claims. NewNews unconditionally and irrevocably agrees that on and from the Internal Restructuring Date:

(i)	any TNCL Creditor may assert any unsatisfied Existing Claim against NewNews to the same extent and in the same manner as such TNCL Creditor has at such time the right to assert such claim against TNCL;

(ii)	to the extent that NewNews is not otherwise directly liable to any TNCL Creditor for an Existing Claim as a result of the assignments and assumptions in Section 2.1, NewNews guarantees the due and punctual performance and discharge by TNCL of all Existing Claims; and

(iii)	on demand from time to time by any TNCL Creditor NewNews will perform and discharge any unsatisfied Existing Claim in the same manner and currency in which TNCL is obliged to satisfy such claim (or would have been obliged but for its Liquidation).

ARTICLE III

INDEMNITY

Section 3.1 Indemnification by NewNews and Carlholt. On and from the Implementation Date, each Indemnitor jointly and severally unconditionally and irrevocably agrees to indemnify and hold TNCL harmless from and against any and all liabilities, loss, obligations, claims, costs, damages and expenses including reasonable attorneys’ fees it may thereafter incur under, in connection with or pursuant to (i) any Assigned Agreement, (ii) any Consent Agreement, (iii) any Released Agreement, (iv) any debt existing as of the Implementation Date owed to TNCL by any Subsidiary of NewNews (“Intracompany Indebtedness”), or (v) any Obligation that TNCL is otherwise unable to satisfy or discharge.

Section 3.2 Indemnification Procedures.

(i)	TNCL shall give prompt written notice to each Indemnitor as soon as it has knowledge of any Claim or Loss which is asserted against, resulting to, imposed upon or incurred by TNCL and which may give rise to liability of an Indemnitor pursuant to this Agreement, stating (to the extent known or reasonably anticipated) the nature and basis of such Claim or Loss and, if applicable, the amount thereof (an “Indemnity Notice”). Any failure of or delay in notification to an Indemnitor of such Claim or Loss shall not relieve an Indemnitor of its obligations hereunder.

(ii)	In the event that an Indemnitor disputes TNCL’s liability in respect of any Claim which is the subject of an Indemnity Notice delivered hereunder, such Indemnitor shall have the right, but not the obligation, to control the defense and engage counsel or representatives of its own choosing with respect to such Claim, such defense and representation (including the compromise or settlement of any such Claim) to be undertaken on behalf of and for the account and risk of such Indemnitor. In the event the Indemnitor elects not to undertake such defense by its own representatives, such Indemnitor shall give prompt written notice of such election to TNCL, and upon request TNCL shall undertake the defense thereof by counsel or other representatives designated by it. In the event that TNCL is found to be liable in respect of any disputed Claim, NewNews will discharge such Claim in accordance with the provisions of Section 3.2(vi) below.

(iii)	In the event that neither TNCL nor the Indemnitors dispute TNCL’s liability in respect of a Claim which is the subject of an Indemnity Notice delivered hereunder, the Indemnitor(s) shall either (a) perform the Obligation in a timely manner in accordance with the terms of the underlying obligations; (b) reimburse TNCL for the amount of the Loss in connection with such Claim in accordance with Section 3.2(vi) hereof or (c) pay the amount of such Claim (x) directly to the third party claimant if and when the amount of such Claim is due, or (y) to TNCL in time for TNCL to pay the third party claimant on a timely basis.

(iv)	To the extent an indemnification payment hereunder shall be reduced by withholding tax or causes a tax to be payable by TNCL with respect to such payment without TNCL having received and utilized a corresponding tax reduction or benefit with respect to the Claim or Loss for which the indemnification payment was made, the gross amount of such payment shall be increased by a sufficient amount so that the net balance held by TNCL, after imposition of such withholding tax or tax payable with respect to such payment, equals the amount of the indemnity payment to which TNCL is entitled hereunder.

(v)	Any indemnification due to TNCL hereunder in connection with any Loss shall be reduced by the amount of any insurance proceeds or other amounts actually received by TNCL in respect of such Indemnifiable Claim.

(vi)	Any indemnification payments required to be made to TNCL hereunder shall be made by wire transfer of immediately available funds to the account designated by TNCL within 15 days following delivery by TNCL of an Indemnity Notice setting forth a Loss or within 15 days following the determination of a disputed Claim.

Section 3.3 Indemnification of Carlholt. On and from the Implementation Date, NewNews shall indemnify and hold Carlholt harmless from and against any and all liabilities, loss, obligations, claims, costs, damages and expenses, including reasonable attorneys’ fees it may incur to TNCL under Section 3.1 above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of TNCL. TNCL hereby represents and warrants to NewNews and Carlholt as follows:

(i) Authority. TNCL is a corporation duly incorporated and validly existing under the laws of Australia, with full power to execute this Agreement and to perform its obligations hereunder in accordance with its terms. TNCL has taken all requisite action necessary to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of TNCL, enforceable against TNCL in accordance with its terms.

Section 4.2 Representations and Warranties of Carlholt. Carlholt hereby represents and warrants to NewNews and TNCL as follows:

(i) Authority. Carlholt is a corporation duly incorporated and validly existing under the laws of Australia, with full power to execute this Agreement and to perform its obligations hereunder in accordance with its terms. Carlholt has taken all requisite action necessary to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Carlholt, enforceable against Carlholt in accordance with its terms.

Section 4.3 Representations, Warranties and Covenants of NewNews. NewNews hereby represents, warrants and covenants to TNCL and Carlholt as follows:

(i) Authority. NewNews is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power to execute this Agreement and to perform its obligations hereunder in accordance with its terms. NewNews has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of NewNews, enforceable against NewNews in accordance with its terms.

(ii) No Conflicts. The execution, delivery and performance by NewNews of this Agreement does not or will not:

(a)	(with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under any Relevant Instrument to which NewNews is a party or by which it is bound;

(b)	entitle any Person to terminate, withdraw, accelerate or call for a default under a Relevant Instrument;

(c)	create a security interest upon any of the assets or properties of NewNews; or

(d)	require any consent or approval of, or registration or filing by NewNews with any third party (including a governmental agency), which consent or filing has not been obtained or made.

(iii) Solvency. On the date of this Agreement and on the Internal Restructuring Date, after giving effect to the assignments and assumptions contemplated in Section 2 hereof, NewNews will be Solvent.

(iv) Payments by NCI and NPAL. Following the Internal Restructuring Date, NewNews will cause each of NCI and NPAL to pay their debts and liabilities as such debts and liabilities mature.

ARTICLE V

MISCELLANEOUS

Section 5.1 Indemnities and Assumption of Liabilities. The indemnities, guarantees and obligations assumed in this Agreement are continuing, principal and independent obligations of the parties under this Agreement. Neither this Agreement nor the obligations of any Indemnitor under this Agreement will be affected by anything which but for this provision might operate to release, prejudicially affect or discharge them or in any way relieve any Indemnitor from any obligation including, (i) the grant to any Person by TNCL of any time, waiver or other indulgence, or the discharge or release of any Person; (ii) any transaction or arrangement that may take place between TNCL and any Person; (iii) the Liquidation of any Person; (iv) all or any part of any Obligation changing, ceasing or being transferred (this includes amendment, variation, or assignment of any agreement, obligation or undertaking). Notwithstanding the foregoing, NewNews shall be entitled to assert any defense and/or counterclaim with respect to any Existing Claim to the extent that such defense or counterclaim is available to TNCL with respect to such Existing Claim.

Section 5.2 Release of Carlholt. Carlholt shall be released from any and all obligations under this Agreement upon the transfer by it of NPAL and NCI to NewNews.

Section 5.3 Entire Agreement. This Agreement and the Deed Poll contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, and supersedes any previous agreements and understandings between the parties with respect to those matters.

Section 5.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 5.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by recognized overnight delivery service or, to the extent receipt is confirmed, by telecopy, telefax, or other electronic transmission service to the parties at the following addresses (or to its registered office or such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to TNCL, to:

The News Corporation Limited

Level 5

2 Holt Street, Surry Hills

NSW 2000, Australia

Attention: General Counsel

With a copy to:

The News Corporation Limited

Level 5

2 Holt Street, Surry Hills

NSW 2000, Australia

Attention: General Counsel

If to Carlholt, to:

Carlholt Pty Ltd

Level 5

2 Holt Street, Surry Hills

NSW 2000, Australia

Attention: General Counsel

With a copy to:

Carlholt Pty Ltd

Level 5

2 Holt Street, Surry Hills

NSW 2000, Australia

Attention: General Counsel

If to NewNews, to:

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Attention: General Counsel

With a copy to:

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Attention: General Counsel

Section 5.6 Separability. If at any time any of the covenants or the provisions contained herein shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, by reason of being vague or unreasonable as to duration, geographic scope, scope of activities restricted or for any other reason, such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction over this Agreement. The parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

Section 5.7 Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Notwithstanding the foregoing, following the Internal Restructuring Date, the parties shall not modify, amend or terminate this Agreement in any respect that is detrimental to any TNCL Creditor, and any such purported modification, amendment or termination shall be ineffective as against any TNCL Creditor unless agreed to, in writing, by such TNCL Creditor. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing. Each Indemnitor and TNCL will enter into the Deed Poll on or about the date of this Agreement.

Section 5.8 Assignment and Binding Effect. No Party may assign any of its rights or delegate any of its duties under this Agreement.

Section 5.9 Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons, except for TNCL Creditors who shall have the rights specified in Section 2.3 and Article 5 hereof. Each TNCL Creditor may severally enforce its rights under this Agreement even though it is not a party to this Agreement. If any taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) are required to be withheld from any amounts payable by New News to any such TNCL Creditor hereunder, the amounts so payable to such TNCL Creditor shall be increased to the extent necessary to yield to such TNCL Creditor (after payment of all Taxes) the amount that such TNCL Creditor would have received had such payment been made by TNCL.

Section 5.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

Section 5.11 Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Annexures referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import, the singular includes the plural and vice versa, and references to any agreement or other document are to such agreement or document as amended and supplemented from time to time. All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles as in effect from time to time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the masculine as well as the feminine and neuter genders of such term, and references to a person are also to its permitted successors and assigns.

Section 5.12 Consent to Jurisdiction: No Jury Trial. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, (ii) the United States District Court for the Southern District of New York and (iii) the Courts of New South Wales, Australia, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, including any action commenced hereunder by or on behalf of any TNCL Creditor. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 5.5 will be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. NewNews appoints TNCL as its agent to receive service of process for any action, suit or proceeding arising out of or related to this Agreement or any transaction contemplated hereby in the Courts of New South Wales. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or related to this Agreement or any transaction contemplated hereby, including any action commenced hereunder by or on behalf of any TNCL Creditor in (i) the Supreme Court of the State of New York, New York County, (ii) the United States District Court for the Southern District of New York or (iii) the Courts of New South Wales, Australia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the undersigned have executed this Master Assignment, Assumption and Indemnity Agreement as of the date first above written.

THE NEWS CORPORATION LIMITED

By:	/s/ Arthur M. Siskind
Name: Arthur M. Siskind
Title: Director

CARLHOLT PTY LTD

By:	/s/ David F. DeVoe
Name: David F. DeVoe
Title: Director

/s/ Laura A. O’Leary
Laura A. O’Leary, Secretary

NEWS CORPORATION, INC.

By:	/s/ David F. DeVoe
Name: David F. DeVoe
Title: Senior Executive Vice President and Chief Financial Officer

ANNEXURE A

PUBLIC INDENTURES

1)	Indenture, dated as of January 28, 1993, among News America Incorporated, the guarantors named therein and The Bank of New York, as Trustee, with respect to Senior Securities

2)	a)	Indenture, dated as of November 12, 1996, among News America Incorporated, the guarantors named therein and The Bank of New York (“BONY”), as Trustee, with respect to 5% Subordinated Discount Debentures due 2016 (the TOPrS Indenture)

	b)	Amended and Restated Declaration of Trust of Exchange Trust, dated as of November 12, 1996, among News America Holdings, Incorporated (“NAHI”) as Sponsor, The Bank of New York (Delaware) (“BONY-Del”), as Delaware Trustee, the Regular Trustees named therein and BONY, as Property Trustee

	c)	Amended and Restated Declaration of Trust of Finance Trust, dated as of November 12, 1996, among NAHI, as Sponsor, BONY-Del, as Delaware Trustee, the Regular Trustees named therein and BONY, as Property Trustee

	d)	Common Securities Guaranty Agreement, dated as of November 12, 1996, by The News Corporation Limited (“News Corp”) as guarantor for Exchange Trust

	e)	Preferred Securities Guaranty Agreement, dated as of November 12, 1996, between News Corp, guarantor and BONY, as trustee for Exchange Trust

	f)	Common Securities Guaranty Agreement, dated as of November 12, 1996, by News Corp, as guarantor, for Finance Trust

	g)	Preferred Securities Guaranty Agreement, dated as of November 12, 1996, between News Corp, as guarantor and BONY, as trustee, for Finance Trust

	h)	Indenture, dated as of November 12, 1996, by and among NAHI, News Corp, each of the Subsidiary Guarantors and BONY, as Indenture Trustee

	i)	Warrant Agreement, dated as of November 12, 1996, by and among NAHI, News Corp, each of the Subsidiary Guarantors and BONY, as Exchange Agent

3)	a)	Indenture, dated as of March 21, 2003, among News America Incorporated, News Corp, the guarantors named therein and The Bank of New York, as Trustee, with respect to Beneficial Unsecured exChangeable Securities (BUCS)

	b)	Preferred Securities Guaranty Agreement, dated as of March 21, 2003, made by News Corp with respect to the BUCS

c)	Common Securities Guaranty Agreement, dated as of March 21, 2003, made by News Corp with respect to the BUCS

d)	Amended and Restated Declaration of Trust of News Corporation Finance Trust II, dated March 21, 2003 with respect to the BUCS

4)	Indenture, dated as of February 28, 2001, among News America Incorporated, News Corp, the guarantors named therein and The Bank of New York, as Trustee, with respect to Liquid Yield Option Notes due 2021 (LYONS)

5)	Amended and Restated Indenture, dated as of April 8, 1993, among News America Incorporated, News Corp and The Bank of New York, as Trustee, with respect to Senior Subordinated Securities and Subordinated Securities

6)	Indenture, dated as of January 28, 1993, among News America Incorporated, the guarantors named therein and U.S. Bank National Association (as successor to State Street Bank and Trust Company and The First National Bank of Boston), with respect to Senior Securities

7)	Amended and Restated Indenture, dated as of April 8, 1993, among News America Incorporated, News Corp and State Street Bank and Trust Company (now known as U.S. Bank National Association) (as successor to The First National Bank of Boston), with respect to Senior Subordinated Securities and Subordinated Securities

NEWSCORP OVERSEAS LIMITED

1)	Guaranty Agreement, dated June 24, 1994, made by TNCL for the benefit of the holders of the Series A Preference Shares.

2)	Guaranty Agreement, dated as of June 24, 1994, made by TNCL for the benefit of the holders of the Series B Preference Shares.

BANK LOAN AGREEMENTS

1)	The US$1,750,000,000 Five Year Credit Agreement, dated June 27, 2003, among News America Incorporated, as Borrower (“NAI”) and various Initial Guarantors (including TNCL) and the Lenders named therein (the “Revolver”).

2)	Guaranty dated as of June 16, 1995 made by TNCL in favor of the Agent named therein guaranteeing the ¥ 22,000,000,000 License Fee Financing, dated June 16, 1995, for Twentieth Century Fox Film Corporation arranged by Citibank, N.A.

3)	Amended and Restated Undertaking and Guaranty dated as of June 28, 1996, as amended and restated as of March 30, 2001 made by TNCL guaranteeing the New Millennium Investors L.L.C. Master Agreement, dated as of March 30, 2001, between New Millennium Investors L.L.C. and Twentieth Century Fox Film Corporation.

4)	Guarantee letter agreement, dated February 6, 2004, by TNCL in favor of Citigroup Inc. and each subsidiary or affiliate thereof (including Citibank N.A.), whereby TNCL guarantees obligations of various News subsidiaries under certain listed credit facilities with Citibank.

5)	US$210,000,000 Credit Agreement among Sky Brasil Serviços Ltda., as Borrower; The News Corporation Limited, Fox Entertainment Group, Inc., News America Marketing FSI, Inc., News America Incorporated, News Publishing Australia Limited and FEG Holdings, Inc., as Initial Guarantors; JP Morgan Chase Bank, as Syndication Agent and Citibank, N.A., as Administrative Agent.

ANNEXURE B

FORM OF DEED POLL

ANNEXURE B

Form of Deed Poll

Date	, 2004

Parties

1.	News Corporation, Inc. a company incorporated in Delaware, United States of America, of 1211 Avenue of the Americas, New York, NY 10036 USA (NewNews);

2.	Carlholt Pty Limited (ABN 32 105 197 028), a company incorporated in Victoria, Australia (Carlholt); and

3.	The News Corporation Limited (ABN 40 007 910 330) a company incorporated in South Australia (TNCL), in favour of each TNCL Creditor.
Recitals

On , 2004 TNCL, NewNews and Carlholt entered into a Master Assignment, Assumption and Indemnity Agreement (Master Assignment, Assumption and Indemnity Agreement).

OPERATIVE PROVISIONS

1.	Definitions and Interpretations

1.1	Interpretation

In this Deed Poll (including the Recitals), TNCL Creditor and Internal Restructuring Date have the meanings given in the Master Assignment, Assumption and Indemnity Agreement on the date of this Deed Poll.

1.2	Nature of Deed Poll

Each of NewNews, Carlholt and TNCL acknowledges that this Deed Poll may be relied on and enforced by any TNCL Creditor in accordance with its terms even though the TNCL Creditors are not party to it.

2.	No amendment

Each of NewNews, Carlholt and TNCL:

(a)	undertakes that, following the Internal Restructuring Date, it will not modify, amend or terminate the Master Assignment, Assumption and Indemnity Agreement in any respect detrimental to any TNCL Creditor; and

(b)	acknowledges that any such purported modification, amendment or termination shall be ineffective as against any TNCL Creditor unless agreed to in writing by such TNCL Creditor.

3.	Irrevocable

This Deed Poll is irrevocable.

4.	Governing law and jurisdiction

(a)	This Deed Poll is governed by the laws of New South Wales.

(b)	NewNews, Carlholt and TNCL irrevocably submit to the non-exclusive jurisdiction of the Courts of New South Wales.

Executed as a Deed Poll

Signed Sealed and Delivered for

NEWS CORPORATION, INC. by an

authorised officer or attorney in the

presence of:

Witness Signature	Officer/Attorney Signature

Print Name	Print Name

Signed Sealed and Delivered for CARLHOLT PTY LTD:

Director Signature	Director/Secretary Signature

Print Name	Print Name

Signed Sealed and Delivered for THE NEWS CORPORATION LIMITED:

Director Signature	Director/Secretary Signature

Print Name	Print Name

EXHIBIT 21

LIST OF SUBSIDIARIES, AS OF JUNE 30, 2004

Company	Country of Incorporation	Percent Ownership
The following entities are wholly owned unless otherwise stated.

THE NEWS CORPORATION LIMITED # (n/k/a News Holdings Limited)	Aust
A.C.N. 000 024 028 Pty. Limited	Aust
A.C.N. 105 222 026 Pty. Limited	Aust
A.C.N. 105 222 035 Pty Limited	Aust
A.C.N. 105 222 044 Pty Limited	Aust
A.N. Investments Pty. Limited #	Aust
Access Securities Pty. Limited #	Aust
Advertiser Newspapers Pty. Limited #	Aust
Advertiser-News Weekend Publishing Company Pty. Limited #	Aust
Allied Press Pty. Limited**	PNG
ALW Pty. Limited #	Aust
Asia Productions Limited	Mauritius
Australian Indoor Tennis Championships Pty. Limited	Aust
Australian News Network Pty. Limited #	Aust
Ayr Newspapers Pty. Limited #	Aust
B.B.A.C. Pty. Limited #	Aust
BB Sports Pty. Limited #	Aust
Binni Pty. Limited #	Aust
Bookcraft Printing Pty. Limited	Aust
Cable Media Investment Pty. Limited	Aust
Careerone Pty. Limited	Aust
Careerone Services Pty. Limited	Aust
Carlholt Pty Limited (n/k/a/ News Australia Holdings Pty Ltd)	Aust
Central Coast Publications Pty. Limited #	Aust
Chesterland Pty Limited	Aust
Control Investments Pty. Limited #	Aust
Cowboys Rugby League Football Limited	Aust
Cumberland Printers Pty. Limited #	Aust
Davies Brothers Pty. Limited #	Aust
Daventchell Pty Limited	Aust
E-Port Internet Services Pty. Limited	Aust
EP Securities Pty. Limited	Aust
F.T.H. Properties Limited**	Fiji
Festival Allied International Trading House Pty. Limited #	Aust
Festival Music Pty. Limited #	Aust
Festival Records (NZ) Ltd**	NZ
Festival Records Pty. Limited #	Aust
Fiji Times Limited**	Fiji
Flying Nun Records (Australia) Pty. Limited #	Aust
Flying Nun Records Limited**	NZ
Geelong Advertiser (Holdings) Pty. Limited	Aust
Geelong Newspapers Pty. Limited	Aust
GoFish Online Services Pty. Limited	Aust
HWT (N.S.W.) Pty. Limited #	Aust
Larrikin Entertainment Pty. Limited	Aust
Leader Associated Newspapers Pty. Limited #	Aust
Leader Media Group Pty. Limited #	Aust
Leteno Pty. Limited	Aust
Lisrich Pty. Limited #	Aust
Lower Burdekin Newspaper Company Pty. Limited #	Aust

Company	Country of Incorporation	Percent Ownership
Melodian Records Pty. Limited #	Aust
Messenger Press Pty. Limited #	Aust
Mirror Newspapers Limited #	Aust
Mushroom Assets Pty. Limited #	Aust
Mushroom Distribution Services Pty. Limited #	Aust
Mushroom Multi Media Pty. Limited #	Aust
Mushroom Records International B.V.	Netherlands
Mushroom Records Pty. Limited #	Aust
N.Q.N. Investments Pty. Limited #	Aust
National Rugby League Investments Pty. Limited	Aust
Nationwide News Pty. Limited #	Aust
Nationwide Newspapers Pty. Limited #	Aust
News Broadcasting Australia Pty. Limited	Aust

News Classifieds Network (NCN) Pty. Limited #	Aust
News Data Security Products Limited	Hong Kong
News Finance (HK) Limited	Hong Kong
News Finance Pty	Aust
News Group Holdings Pty. Limited #	Aust
News Holdings (NZ) Limited**	NZ
News Interactive Pty. Limited #	Aust
News Limited #	Aust
News Magazines Operations Pty. Limited	Aust
News Magazines Pty. Limited	Aust
News (NAPI) Pty. Limited	Aust
News NT Investments Limited #	Aust
News Pay TV Pty. Limited	Aust
News Printing Limited	Hong Kong
News Publishers Holding Pty Limited	Aust
News Sports Programming Pty. Limited #	Aust
News TV Magazines Pty. Limited	Aust
News U.S. Holdings Pty. Limited #	Aust
Newscorp Investment Partnership	Aust
Newscorp Music Pty. Limited #	Aust
Newscorp Overseas Limited	Cayman Islands
Pacific Publications (Fiji) Limited**	Fiji
Perth Print Pty. Limited #	Aust
Picture This Records Pty. Limited #	Aust
Radmar Pty. Limited #	Aust
Reef League Limited	Aust
Rosella Music Pty. Limited	Aust
Rugby International Pty. Limited #	Aust
SmartSource Marketing Pty. Limited	Aust
Sparad (No 9) Pty. Limited #	Aust
Sports Online Pty. Limited #	Aust
SRC Holdings Limited	Cayman Islands
Standard Newspapers Pty. Limited #	Aust
Star China Investment (No. 1) Limited	BVI
Super League Pty. Limited	Aust
Tejeku Pty. Limited #	Aust
Terrace Investments Pty. Limited #	Aust
Thanatas Pty. Limited	Aust
The Geelong Advertiser Pty. Limited	Aust
The Herald and Weekly Times Pty. Limited #	Aust
The North Queensland Newspaper Company Pty. Limited #	Aust
The Sydney Suburban Newspaper Company Pty. Limited #	Aust
T-Net Online Pty. Limited #	Aust
United Media Pty. Limited #	Aust
Valimanda Pty. Ltd.	Aust
Wespre Pty. Limited #	Aust
Winston Investments Pty. Limited	Aust

Company	Country of Incorporation	Percent Ownership
NEWSCORP INVESTMENTS LIMITED	UK
Admacroft Limited	UK
Applied Decision Systems Limited	UK
Broadsystem Limited	UK
Broadsystem Ventures Limited	UK
Canterpath Investments Limited	UK
Canterpath Limited	UK
Centrecore Limited	UK
Convoys Limited	UK
Convoys Pension Trustees Limited	UK
CRAIB Limited	Ireland
Delphi Internet Limited	UK
Deptford Cargo Handling Services Limited	UK
Educational Exhibitions Limited	UK
Eric Bemrose Limited	UK
Eric Bemrose Staff Pension Trustees Limited	UK
Eric Bemrose Works Pension Trustees Limited	UK
Festival Records International Limited	UK
Fiori Limited	UK
Firedup.com Limited	UK
HDM Worboys Limited	UK

Homeground Marketing Limited	UK
Integrated Solutions Development Limited	UK
KIP Limited	UK
Learnfree Limited	UK
Lyntress Limited	UK
Media Debt Collections Limited	UK
News (UK) Limited	UK
News 2026 Limited	UK
News Collins Holdings Limited	UK
News Collins Limited	UK
News Communications (HK) Limited	Hong Kong
News Corp Europe Limited	UK
News Corp Europe S.r.l.	Italy
News Corp Europe d.o.o	Croatia
Newscorp Finance Limited	Cayman Islands
News German Television Holdings GmbH	Germany
News Group Newspapers Limited	UK
News International (Advertisements) Limited	UK
News International Advertisements (Ireland) Limited	UK
News International Associated Services Limited	UK
News International Distribution Limited	UK
News International Holdings	UK
News International Limited	UK
News International Newspapers (Knowsley) Limited	UK
News International Newspapers (Scotland) Limited	UK
News International Newspapers (Ireland) Ltd	UK
News International Newspapers Limited	UK
News International Pension Trustees Limited	UK
News International Publishers Limited	UK
News International Supply Company Limited	UK
News International Television Investment Company Limited	UK

Company	Country of Incorporation	Percent Ownership
News Japan Programming Services	UK
News Magazines Holdings Limited	UK
News NCH	UK
News Network Holdings Limited	UK
News Network Limited	UK
News Notes Limited	UK
News of the World Limited	UK
News Omnimedia Limited	UK
News Outdoor Limited	UK
News Promotions Limited	UK
News Property One Limited	UK
News Property Two Limited	UK
News Property Three Limited	UK
News Publishers Limited	Bermuda
News Retail Services Limited	UK
News Securities B.V.	Netherlands
News Securitie B.V.	Netherlands
News Netherlands B.V.	Netherlands
News Television Japan	UK
News Television	UK
News Times Holdings Limited	UK
News UK Nominees Limited	UK
Newscorp Netherlands Antilles N.V.	Netherlands Antilles
Newscorp Preference Limited	Cayman Islands
NGN Editorial Pension Trustees Limited	UK
NGN Executive Pension Trustees Limited	UK
NGN Staff Pension Plan Trustees Limited	UK
NI Radio Limited	UK
NI Syndication Limited	UK
Nursery World Limited	UK
Ordinto Investments	UK
Radio Productions London Ltd	UK
Salcombe Securities Limited	UK
Satellite Marketing and Advertising Limited	UK

Sky Channel Limited	UK
The Sun Limited	UK
The Sunday Times Limited	UK
The Times Educational Supplement Limited	UK
The Times Higher Educational Supplement Limited	UK
The Times Limited	UK
The Times Literary Supplement Limited	UK
The Times Pension Trusts Limited	UK
Times Crosswords Limited	UK
Times Newspapers Holdings Limited	UK
Times Newspapers Limited	UK
Times Newspapers Production Company Limited	UK
TNL Pension Trustees Limited	UK
Tower Trustees Limited	UK
TSL Education Limited	UK
Virginia Three Limited	UK
Virginia Two Limited	UK

Company	Country of Incorporation	Percent Ownership
Worldwide Learning Limited	UK
HARPERCOLLINS PUBLISHERS INC.	USA
Editora Harper & Row de Brazil Ltda.	Brazil
Editora Vida Ltda.	Brazil
The Zondervan Corporation	USA
Vida Publishers, Inc.	USA
Zondervan (republica Dominicana) S.A	Dominican Republic
Zondervan International, Inc.	USVI

HARPERCOLLINS (UK)	UK
Collins Bartholomew Limited	UK
Collins Desktop Publishing Limited	NZ
Dolphin Bookclub Limited	UK
Dovcom Nominees Pty. Limited	Aust
Fourth Estate Limited	UK
George Allen & Unwin (Publ) Limited	UK
HarperKids Pty Ltd	Aust
Harper Educational (Australia) Pty. Limited	Aust
HarperCollins Canada Limited	Canada
HarperCollins Investments (UK) Limited	UK
HarperCollins Publishers (Australia) Pty. Limited	Aust
HarperCollins Publishers (New Zealand) Limited	NZ
HarperCollins Publishers Limited	UK
HarperCollins Publishers Pensions Trustee Co. Limited	UK
HarperCollins Publishers Pty Limited	Aust
Marshall Pickering Holdings Limited	UK
Pollokshields Printing Services Limited	UK
Thorsons Publishers Limited	UK
Thorsons Publishing Group Limited	UK
Times Books Group Limited	UK
Times Books Limited	UK
Unwin Hyman Limited	UK
William Collins Holdings Limited	UK
William Collins International Limited	UK
William Collins Sons & Company Limited	UK

NEWS PUBLISHING AUSTRALIA LIMITED	USA
21st Century Holdings Limited	Hong Kong
All Satellite T.V. Equipment Company Limited	Hong Kong
All Satellite Broadcasting Company Limited	BVI
Anurak Investments Ltd	Mauritius
ASkyB Holdings, Inc.	USA
Acetic Investments Ltd	Mauritius
Asian Broadcasting FZE - LLC	UAE
Asian Cable Systems Private Limited	Mauritius
Asian Music Corporation Limited	BVI

Austair, Inc.	USA
Australian Finance Company Inc.	USA
BAHU Taiwan Co., Ltd	Taiwan
Best Alliance Profits Limited	BVI
Balkan News Corporation EAD	Bulgaria
Broadsystem Incorporated	USA
BSkyB Holdco, Inc.	USA
Buzzer Investments Ltd	Mauritius
Cable Technology Asia Corporation	Philippines
Carlton Hall Ltd	Malaysia

Company	Country of Incorporation	Percent Ownership
Channel V Music Networks Limited Partnership	Hong Kong
Channel [V] Netherlands No 1 B.V.	Netherlands
Channel [V] Netherlands No 2 B V.	Netherlands
Crombie International Ltd	Mauritius
Digital Star Company Limited	Cayman Islands
Dimples Investments Limited	BVI
DLO Corporation	USA
Eastrise Profits Limited	BVI
Edgecliff Investments Ltd	Mauritius
EFL Licensing, Inc.	USA
epartners Limited	USA
Evergreen Trading Co, Inc.	USA
FEG Holdings, Inc.	USA
Festival Books and Associates Limited**	Hong Kong
Fieldmouse Production, Inc.	USA
Fortune Star Entertainment (HK) Limited	Hong Kong
Fortune Star Entertainment (UK) Limited	UK
Fortune Star Entertainment Limited	BVI
Fox Acquisition Sub, Inc.	USA
Fox, Inc.	USA
Fox Studios East, Inc.	USA
Fox TV 10 Holdings, Inc.	USA
Fruition Goal Limited	BVI
Genuine Internet, Inc.	USA
Global Cricket Corporation Pte Ltd	Singapore
Greenwich Investments Limited	Hong Kong
Heiko, LLC	USA
Heritage Broadcasting Group, Inc.	USA
Heritage GP, Inc.	USA
Heritage Media Corporation	USA
Heritage Media Management, Inc.	USA
Heritage Media Services, Inc.	USA
HMI Broadcasting Corporation	USA
Hong Kong DTV Company Limited	Hong Kong
Indian Region Broadcasting Limited	Hong Kong
International Global Networks B.V.	Netherlands
Invicom Limited	Ireland
Kayrem US Sub, Inc.	USA
KIHT, Inc.	USA
Kushmore Profits Limited	BVI
Live Wire Programme Trading Co. Private Limited**	India
LJL Corp.	USA
LTVGIA Holdco, Inc.	USA
LUVSG Holdco, Inc.	USA
Mandarin-Media Assets Limited	BVI
Maximum Marks Limited	Hong Kong
Media Assets (Cayman) Limited	Cayman Islands
Media Consultancy YH	Korea
Moonglow International Limited	BVI
Mulberry Investments Ltd	Mauritius
Murdoch Publications, Inc.	USA
NAHI Real Estate Corporation	USA
NAI Media International, Inc.	USA
NAPI G.P. Corp., Inc.	USA
NAPI/WNS, Inc.	USA

Company	Country of Incorporation	Percent Ownership
NDS Holdco, Inc.	USA
Network Digital Distribution Services FZ-LLC	UAE
New Found International Limited	BVI
New NPAL, Inc.	USA
New STAR US Holdings, Inc.	USA

News Air, Inc.	USA
News Advertising Sales, Incorporated	USA
News America DTH Leasing, Inc.	USA
News America DTH Techco, Inc.	USA
News America Finance, Inc.	USA
News America Holdings Incorporated	USA
News America Incorporated	USA
News America In-Store, Inc.	USA
News America Magazines, Inc.	USA
News America Marketing FSI, Inc.	USA
News America Marketing In-Store Services, Inc.	USA
News America Marketing Interactive, Inc.	USA
News America Marketing Properties, Inc.	USA
News America Publishing Incorporated	USA
News America Real Estate, Inc.	USA
News Asia Pacific Investments Partnership	USA
News Asia Pacific Holdings Partnership	USA
News Bulgaria, Inc.	USA
News Bulgaria Television, LLC	USA
News Cayman 2000 Limited	Cayman Islands
News Cayman DTH (Mexico) Limited	Cayman Islands
News Cayman DTH Limited	Cayman Islands
News Cayman Holdings Limited	Cayman Islands
Newscorp Cayman International Limited	Cayman Islands
Newscorp Cayman International Limited	Cayman Islands
News Corporation (China) Limited	Hong Kong
News Digital Media, Inc.	USA
News DTH (Latin America) Investments Ltd.	Cayman Islands
News DTH (Mexico) Investments Ltd.	Cayman Islands
News DTH do Brasil Comercios & Paticipacoes	Brazil
News DTH Argentina Holdings, Inc.	USA
News DTH Investment Limited	Cayman Islands
News Finance (Cayman) Limited	Cayman Islands
News Group / Times Newspapers U.K., Inc.	USA
News Group Realty Corporation	USA
News In-Flight Network Company	USA
News Investments UK Limited	USA
News Limited of Australia, Inc.	USA
News Marketing Canada Corp.	Canada
News PD Investments (BVI) Limited	BVI
News PLD LLC	USA
News Publishers Investments Pty Limited	Aust
News Regional Sports Holdings Limited	Cayman Islands
News Regional Sports Member Limited	Cayman Islands
News Romania Inc.	USA
News Sports Programming, Inc.	USA
News STAR US Holdings Subsidiary, Inc.	USA
News T Investments, Inc.	USA
News T Magazines, Inc.	USA
News T Operations, Inc.	USA
News Television B.V.	Netherlands

Company	Country of Incorporation	Percent Ownership
News Triangle Finance, Inc.	USA
News Yacht Limited	Cayman Islands
NJHBV HoldCo Inc	USA
NYP Holdings, Inc.	USA
NYP Realty Corporation	USA
Omni Holdings, Inc.	USA
Pine Hill Investments Private Ltd	Mauritius
Precision Components Private Limited**	India
Quazar Investments (Mauritius) Limited	Mauritius
Repaca, Inc.	USA
Riddle Investments Ltd	Mauritius
Rugged Limited	Bermuda
SAAS Taiwan Co., Ltd	Taiwan

San Antonio Film Features, Inc.	USA
Satellite Television Asian Region B.V.	Netherlands
Satellite Television Asian Region Limited	Hong Kong
SESLA, Inc.	USA
SGH Stream Sub, Inc.	USA
SGL Entertainment Limited	BVI
Shining Profits Limited	BVI
Sky Global Holdings, Inc.	USA
Sky Global Holdings LLC	USA
Sky Global Networks, Inc.	USA
Sky Global Operations, Inc.	USA
Sky Global Services, Inc.	USA
Sky Hill Enterprises Limited	Hong Kong
Smart Source Direct, Inc.	USA
Spanish Investments Ltd	Mauritius
Sports Team Analysis and Tracking System of Missouri, Inc.	USA
STARTV ATC Holding Limited	BVI
STARTV.COM (BVI) Limited	Bermuda
STARTV.COM Holdings Limited	Canada
Starvision Hong Kong Limited	Hong Kong
Star (China) Limited	BVI
Star (Middle East) Limited	BVI
Star (Taiwan) Limited	BVI
Star Advertising Sales Limited	UK
Star Alfaro Ltd	Cayman Islands
Star Asia Region FZ-LLC	UAE
Star Asian Movies Limited	BVI
Star Astorage Ltd	Cayman Islands
Star Baazee Investment Limited	BVI
Star Barbastro Ltd	Cayman Islands
Star Daroca Ltd	Cayman Islands
Star DTH (No. 1) Co. Ltd	Mauritius
Star EKCS Cable Holding Company Limited	Cayman Islands
Star Encryption Networks Limited	Cayman Islands
Star Group Limited	Cayman Islands
Star India Private Limited	India
Star Indiaproperties Investment Limited	BVI
Star International Movies Limited	BVI
Star Investment Company Limited by shares	Taiwan
Star ISP Ltd	Mauritius
Star Lerida Ltd	Cayman Islands
Star Macedo Ltd	Cayman Islands
Star Mertola Ltd	Cayman Islands
Star Motilla Ltd	Cayman Islands
Star News Broadcasting Limited	BVI
Star Regional (SEA) Pte. Ltd	Singapore
Star Serpa Ltd	Cayman Islands

Company	Country of Incorporation	Percent Ownership
Star Television Advertising Limited	BVI
Star Television Asia Limited	BVI
Star Television Entertainment Limited	BVI
Star Television News Limited	BVI
Star Television Oriental Limited	BVI
Star Television Productions Limited	BVI
Star Television Technical Services Limited	BVI
Star TV (Nominees) Limited	Hong Kong
Star TV Filmed Entertainment (HK) Limited	Hong Kong
Star TV Filmed Entertainment Limited	BVI
STAR US Holdings, Inc.	USA
STAR US Holdings Subsidiary, LLC	USA
Star Villena Ltd	Cayman Islands
Star Zafra Ltd	Cayman Islands
Success Echo Limited	BVI
Superfair Development Limited	Hong Kong
Supermarket Radio Network, Inc.	USA
SVJ Holding Limited	Mauritius
TENC, Inc.	USA
The Express-News Corporation	USA
The News Corporation Limited Japan	Japan
TI US Sub, Inc	USA
Touch Tele Content (India) Private Limited	India
Twentieth Century Fox Film Distributors Pty. Limited	USA
TVGH Holdco, Inc.	USA
V Business (Thai) Limited	Thailand
vDotcom (Thailand) Company Limited	Thailand
vDotcom Holdings Limited	Hong Kong

WGH, Inc.	USA
WIL Music, Inc.	USA
World Printing Company, Inc.	USA
WVAI, Inc.	USA
Yarraton Limited	BVI
Xing Kong Chuan Mei Group Co., Ltd	BVI

Advert LLC	Russia	50.85%
AH WR Pty. Limited	Aust	62.50%
Alanda Techstroy LLC	Russia	50.85%
Aldril International Limited	BVI	50.85%
Anzh LLC	Russia	25.93%
APR City/TVD LLC*	Russia	46.05%
APR Petersburg LLC	Russia	50.85%
Atena Servizi S.p.A.	Italy	80.10%
Ator-Alliance LLC	Russia	50.85%
Abor-Media LLC	Russia	50.85%
Aurum Media Group	Czech Republic	56.25%
Beijing PDN Xin Ren Information Technology Co. Limited	China	69.60%
Brisbane Broncos Limited	Aust	68.87%
Channel Digitale S.r.I.	Italy	80.10%
Citylight LLC	Russia	50.85%
Classic FM VOF	Netherlands	59.17%
Cobuild Limited	UK	75.00%

Company	Country of Incorporation	Percent Ownership
Display LLC	Russia	50.85%
epartners UK Management Limited	UK	80.00%
Espar Analyst LLC	Russia	23.67%
European Outdoor Company Inc.	BVI	50.85%
eVentures Limited	UK	50.00%
Forcewide Limited	Hong Kong	60.00%
Gamma Televisiva S.p.A.	Italy	80.10%
Infosports NRL Pty. Limited	Aust	90.00%
Kiwi Services Limited***	BVI	25.93%
News Media LLC	Russia	50.00%
Media Support Services Limited*	BVI	46.05%
Mercury Outdoor Displays Limited*	BVI	46.05%
Microtrans Limited	UK	80.00%
Multimedia Holdings B.V.	Netherlands	50.00%
Natural History Limited	NZ	80.00%
News Offset Limited	UK	75.00%
News Out of Home BV	Netherlands	75.00%
News Out of Home GmbH	Austria	75.00%
News Out of Home Limited	UK	75.00%
News Outdoor Czech Republic Sro	Czech Republic	75.00%
News Outdoor Hungary Kft	Hungary	75.00%
News Outdoor NN LLC***	Russia	25.93%
News Outdoor Romania S.R.L.	Romania	75.00%
News Outdoor Russia LLC	Russia	46.05%
Newsett Limited	UK	50.00%
News Radio (Romania) S.r.l.***	Romania	12.50%
News Telemedia Europe Limited	UK	70.00%
News Television (Romania) S.r.l.***	Romania	12.50%
Nizhnoreklama LLC	Russia	25.93%
North-West Factory LLC	Russia	50.85%
North-West Production LLC	Russia	50.85%
Northern Outdoor Displays Limited	BVI	50.85%
Omega TV S.p.A.	Italy	80.10%
Outdoor LLC	Russia	50.85%
Outdoor Advertising Research Limited	BVI	24.92%
Outdoor Marketing LLC	Russia	50.85%
Outdoor Marketing Region LLC	Russia	50.85%
Outdoor Media Management LLC	Russia	50.85%
Outdoor Systems Limited*	BVI	46.05%
Pioneer Asset Media Corp	BVI	50.80%
Post Courier Limited	PNG	62.50%
Primesite Limited	BVI	46.05%
Primesite LLC	Russia	46.05%
Radio Veronica 103 FM BV	Netherlands	93.00%
Radio 103 BV	Netherlands	93.00%
Radio Modern LLC	Russia	50.00%
Radio Natsionalnoi Sluzhbi Novostei	Russia	50.00%
Radio Nostalgia LLC	Russia	50.00%
RCMO Advertising Centre of Moscow Region LLC	Russia	25.93%
Rekart International Limited*	BVI	46.05%
Rekart Media*	Russia	46.05%
Reklama Service LLC	Russia	50.85%
Rektime LLC***	Russia	25.93%
Rim NN LLC***	Russia	25.93%
Rosserv LLC***	Russia	25.93%
SBUKV Management Limited	UK	80.00%
Scrope Trade & Finance S.A.	BVI	50.85%
Service Reklama LLC*	Russia	46.05%
SKY Italia S.r.l	Italy	80.10%
Sky News S.r.I.	Italy	80.10%
Sky Radio A/S	Denmark	93.00%
Sky Radio B.V.	Netherlands	93.00%
Sky Radio Evenementen BV	Netherlands	93.00%
Sky Radio Hessen GmbH and Co. KG	Germany	93.00%
Sky Radio Verwaltung GmbH	Germany	93.00%
Sky Radio Limited	UK	93.00%
Sky TV Italia S.r.I.	Italy	80.10%
South Pacific Post Pty. Limited	PNG	62.50%
St. Petersburg Advertising LLC	Russia	50.85%
STAR Group Regional (Thailand) Ltd.	Thailand	73.99%
STAR International Holdings (Thailand) Co., Ltd ***	Thailand	49.00%
STAR-TRAVEL.COM Limited	BVI	88.00%
Techno Stroy LLC***	Russia	25.93%
Tele + S.r.I.	Italy	80.10%
Telecare S.p.A.	Italy	80.10%
Telepiu Funding S.A.	Italy	80.10%
Telepiu S.p.A.	Italy	80.10%
Town & City II S.A	Poland	75.00%
TV Romania BV	Netherlands	12.50%
Ultra Production LLC	Russia	50.00%

Company	Country of Incorporation	Percent Ownership
United Outdoor Holding Inc.	BVI	50.85%
Universal Advertising Equipment Company	USA	50.85%
Vector Design Associates Limited	Belize	50.85%
VIJAY Television Private Limited	India	56.11%
Vivid Pink Limited***	BVI	25.93%
White Nights Advertising Limited	BVI	50.85%
Wild Plum Limited***	BVI	25.93%

FOX ENTERTAINMENT GROUP, INC.	USA	82.06%
18th Street Productions, Inc	USA	82.06%
19th Holdings Corporation	USA	82.06%
21st Century Fox Film Corporation	USA	82.06%
AHN/FIT Cable, LLC	USA	82.06%
AHN/FIT Holdings, Inc.	USA	82.06%
AHN/FIT Internet, LLC	USA	82.06%
AHN/FIT Ventures, Inc.	USA	82.06%
America’s Prince Productions Ltd	Canada	82.06%
America’s Prince Productions, Inc.	USA	82.06%
Ames Entertainment Ltd.	Canada	82.06%
ARC Holding, Ltd.	USA	82.06%
Auction Media Ventures, LLC	USA	82.06%
Baja Holdings, Inc.	USA	82.06%
Baja Studios, Inc.	USA	82.06%
Bazmark Film Pty. Limited	Aust	82.06%
Because He Can Productions, Inc.	USA	82.06%
BHC International Television, Inc.	USA	82.06%
BHC Network Partner II, Inc.	USA	82.06%
BHC Network Partner III, Inc.	USA	82.06%
BHC Network Partner, Inc.	USA	82.06%
BHC Properties, Inc.	USA	82.06%
Blacktree Productions, LLC	USA	82.06%
BlueBush Productions, LLC	USA	82.06%
Blue Sky Studios, Inc.	USA	82.06%
BST, S.A. de C.V.	Mexico	82.06%
Camp Management Incorporated, S.A.	Dominican Republic	82.06%
Can’t Can’t Productions, Inc.	USA	82.06%
CAN Laws Productions Ltd	Canada	82.06%
Cannell Entertainment, Inc.	USA	82.06%
Cannell Production Services, Inc.	Canada	82.06%
CCI Broadcasting, Inc.	USA	82.06%
CCI Television Productions, Inc.	USA	82.06%
CCI Television, Inc.	USA	82.06%
Centfox Film GmbH	Austria	82.06%
Centfox-Film, GSmbH	Austria	82.06%
Cinemascope Products, Inc.	USA	82.06%
Clearwater Entertainment, Inc.	USA	82.06%
Colony Productions, Ltd.	Canada	82.06%
Cornwall Ventures, LLC	USA	8.53%
Cotton Cage Productions, Inc.	USA	82.06%
Crash, LLC	USA	82.06%
D.A.W. Productions, Inc.	USA	82.06%
DAS Productions Ltd.	Canada	82.06%
DAS Productions Inc.	USA	82.06%
DAT Productions, Inc.	USA	82.06%
Day John Died Productions, Inc.	USA	82.06%
Deliberate Intent Productions Ltd.	Canada	82.06%
Deliberate Intent, Inc.	USA	82.06%

Deluxe Laboratories Film Storage, Inc.	USA	82.06%
Died Rich Productions	Canada	82.06%
Digital Leaseholds, Inc.	USA	82.06%

Company	Country of Incorporation	Percent Ownership
Drive-In Cinemas Limited	Kenya	82.06%
ELC Productions Ltd	Canada	82.06%
Elekbra Productions, Inc.	USA	82.06%
Elling Productions, Inc.	USA	82.06%
Emmett Street Films, Inc.	USA	82.06%
End of Day Productions, Inc	USA	82.06%
Evergreen Television Production, Inc.	USA	82.06%
F4 Productions, Inc.	USA	82.06%
FA Productions, Inc.	USA	82.06%
Family Forensics Productions, Inc.	USA	82.06%
FBC Sub, Inc.	USA	82.06%
Fever Pitch Productions, Inc.	USA	82.06%
FF Productions Limited	Canada	82.06%
Final Stretch Productions, Inc.	USA	82.06%
FLAC Worldwide LLC	USA	82.06%
Footsteps Productions Ltd.	Canada	82.06%
Footsteps Productions, Inc.	USA	82.06%
Four Star Entertainment Corp.	USA	82.06%
Four Star International, Inc.	USA	82.06%
Fox 21, Inc.	USA	82.06%
Fox Animation Los Angeles, Inc.	USA	82.06%
Fox Animation Studios, Inc.	USA	82.06%
Fox Australia Investments Pty. Limited	Aust	82.06%
Fox Australia Pty. Limited	Aust	82.06%
Fox Baseball Holdings, Inc.	USA	82.06%
Fox Broadcasting Company	USA	82.06%
Fox Broadcasting Sub, Inc.	USA	82.06%
Fox BSB Holdco, Inc.	USA	82.06%
Fox Cable Networks, Inc.	USA	82.06%
Fox Cable Networks Productions, LLC	USA	82.06%
Fox Cable Network Services, LLC	USA	82.06%
Fox Cable Ventures, Inc.	USA	82.06%
Fox Cable RPP Holdings, Inc.	USA	82.06%
Fox Cable Technical Operations, Ltd.	USA	82.06%
Fox Center Productions, Inc.	USA	82.06%
Fox Channels Columbia Ltda.	Columbia	82.06%
Fox Channels Japan, Inc.	USA	82.06%
Fox Channels Venezuela, S.R.L.	Venezuela	82.06%
Fox Circle Productions, Inc.	USA	82.06%
Fox College Sports, Inc.	USA	82.06%
Fox Daytime Prods., Inc.	USA	82.06%
Fox Development Group, Inc.	USA	82.06%
Fox Dome Holding Company, Inc.	USA	82.06%
Fox East Productions, Inc.	USA	82.06%
Fox Film De Cuba S.A.	Cuba	82.06%
Fox Film de la Argentina S.A.	Argentina	82.06%
Fox Film Do Brasil Ltda.	Brazil	82.06%
Fox Film Music Corporation	USA	82.06%
Fox Filmed Entertainment Australia Pty. Limited	Aust	82.06%
Fox Global Holdings, Inc.	USA	82.06%
Fox Home Entertainment Ltd.	UK	82.06%
Fox Home Entertainment Worldwide, LLC	USA	82.06%
Fox Interactive Ltd.	UK	82.06%
Fox Interactive, Inc.	USA	82.06%
Fox Interamericana S.A.	Mexico	82.06%
Fox International Channels (UK) Limited	UK	82.06%
Fox International Channels (US), Inc.	USA	82.06%
Fox International Channels Espana S.L.	Spain	82.06%
Fox International Channels Italy S.r.L.	Italy	82.06%
Fox International Equity, Inc.	USA	82.06%

Company	Country of Incorporation	Percent Ownership
Fox International, Inc.	USA	82.06%
Fox Island Productions, Inc.	USA	82.06%
Fox Japan Movie Channels, Inc.	USA	82.06%
Fox Lane Productions, Inc.	USA	82.06%
Fox LAPTV LLC	USA	82.06%
Fox Late Night Productions, Inc.	USA	82.06%

Fox Latin American Channels do Brasil Ltda.	Brazil	82.06%
Fox Latin American Channel, Inc.	USA	82.06%
Fox Latin American Channel SRL	Argentina	82.06%
Fox Media Services, Inc.	USA	82.06%
Fox Mobile Holdings, LLC	USA	61.13%
Fox Moore Park Pty. Limited	Aust	82.06%
Fox Motion Picture Venture No. 1, Inc.	USA	82.06%
Fox Movie Channel, Inc.	USA	82.06%
Fox Movietonews, Inc.	USA	82.06%
Fox Music, Inc.	USA	82.06%
Fox Net, Inc.	USA	82.06%
Fox News Holdings, Inc.	USA	82.06%
Fox News Network, LLC	USA	82.06%
Fox News Productions, Inc.	USA	82.06%
Fox News Service, Inc.	USA	82.06%
Fox News, Inc.	USA	82.06%
Fox Nitetime Prods., Inc.	USA	82.06%
Fox Optco, LLC	USA	82.06%
Fox Partnership Investment Pty. Limited	Aust	82.06%
Fox Pay-Per-View Services, Inc.	USA	82.06%
Fox Production Services Pty. Limited	Aust	82.06%
Fox Professional Services 2, LLC	USA	82.06%
Fox Professional Services 3, LLC	USA	82.06%
Fox Professional Services, LLC	USA	82.06%
Fox Records, Inc.	USA	82.06%
Fox Regional Sports Holdings, Inc.	USA	82.06%
Fox Regional Sports Member II, Inc.	USA	82.06%
Fox Searchlab, Inc.	USA	82.06%
Fox Searchlight Pictures, Inc.	USA	82.06%
Fox Searchlight UK Limited	UK	82.06%
Fox Services, Inc.	USA	82.06%
Fox Software, Inc.	USA	82.06%
Fox Sports Arena, LLC	USA	82.06%
Fox Sports Baseball Holdings, Inc.	USA	82.06%
Fox Sports Interactive Media, LLC	USA	82.06%
Fox Sports International B.V	Netherlands	82.06%
Fox Sports International Inc.	USA	82.06%
Fox Sports International Distribution Ltd.	Cayman Islands	82.06%
Fox Sports Israel Distribution LLC	USA	82.06%
Fox Sports Middle East Ltd.	Cayman Islands	82.06%
Fox Sports Net Arizona, LLC	USA	82.06%
Fox Sports Net Bay Area Holdings, LLC	USA	82.06%
Fox Sports Net Canada Holdings, LLC	USA	82.06%

Company	Country of Incorporation	Percent Ownership
Fox Sports Net Chicago Holdings, LLC	USA	82.06%
Fox Sports Net Detroit, LLC	USA	82.06%
Fox Sports Net Distribution, LLC	USA	82.06%
Fox Sports Net Finance, Inc.	USA	82.06%
Fox Sports Net National Ad Sales Holdings, LLC	USA	82.06%
Fox Sports Net National Network Holdings, LLC	USA	82.06%
Fox Sports Net North, LLC	USA	82.06%
Fox Sports Net Northwest, LLC	USA	82.06%
Fox Sports Net Pittsburgh, LLC	USA	82.06%
Fox Sports Net Rocky Mountain LLC	USA	82.06%
Fox Sports Net West 2, LLC	USA	82.06%
Fox Sports Net West, LLC	USA	82.06%
Fox Sports Net, Inc.	USA	82.06%
Fox Sports Productions, Inc.	USA	82.06%
Fox Sports RPP Holdings, LLC	USA	82.06%
Fox Sports U.S. Distribution LLC	USA	82.06%

Fox Sports World Middle East, LLC	USA	82.06%
Fox Sports World, LLC	USA	82.06%
Fox Square Productions (Canada), Inc.	USA	82.06%
Fox Square Productions, Inc.	USA	82.06%
Fox Stations Sales, Inc.	USA	82.06%
Fox Studios Australia Pty. Limited	Aust	82.06%
Fox Television Animation, Inc.	USA	82.06%
Fox Television Group S. de R.L. de C.V.	Mexico	82.06%
Fox Television Holdings, Inc.	USA	82.06%
Fox Television Stations of Birmingham, Inc.	USA	82.06%
Fox Television Stations, Inc.	USA	82.06%
Fox Television Stations, of Philadelphia, Inc.	USA	82.06%
Fox Television Studios Productions, Inc.	USA	82.06%
Fox Television Studios, Inc.	USA	82.06%
Fox Town Holdco, Inc.	USA	82.06%
Fox Transactional TV, Inc.	USA	82.06%
Fox Tunes, Inc.	USA	82.06%
Fox Unit Investment Pty. Limited	Aust	82.06%
Fox Video International Corporation	USA	82.06%
Fox West Pictures, Inc.	USA	82.06%
Fox World Australia Pty. Limited	Aust	82.06%
Fox World Productions, Inc.	USA	82.06%
Fox World UK Limited	UK	82.06%
Fox World Ventures Holland, Inc.	USA	82.06%
Fox Worldwide Telecommunications LLC	USA	82.06%
Fox Worldwide Television LLC	USA	82.06%
Fox Worldwide Theatrical LLC	USA	82.06%
Fox/UTV Holdings, Inc.	USA	82.06%
Foxfilmes Limitada	Portugal	82.06%
Foxlab, Inc.	USA	82.06%
Fox-NGC (International) Holdings, Inc.	USA	82.06%
Fox-NGC (US) Holdings, Inc.	USA	82.06%

Company	Country of Incorporation	Percent Ownership
FoxStar Productions, Inc.	USA	82.06%
FoxVideo International Distribution, Inc.	USA	82.06%
FoxVideo Ltd.	UK	82.06%
FoxVideo New Zealand Limited	NZ	82.06%
FoxView, Inc.	USA	82.06%
FRSM FX, Inc.	USA	82.06%
FRSM Holdings, Inc.	USA	82.06%
FRT Productions, Inc.	USA	82.06%
FS Australia LLC	USA	82.06%
FS Spanish Channels LLC	USA	82.06%
FSI SPV, Inc.	USA	82.06%
FSO Productions, Inc.	USA	82.06%
FTS Boston, Inc.	USA	82.06%
FTS Investments, Inc.	USA	82.06%
FTS North Carolina, Inc.	USA	82.06%
FTS Philadelphia, Inc.	USA	82.06%
Fuel TV, Inc	USA	82.06%
Fury Road Productions Pty. Limited	Aust	82.06%
FWA Productions, Inc.	USA	82.06%
FX Networks, LLC	USA	82.06%
Galaxy Way Finance Company, Inc.	USA	82.06%
Galaxy Way Productions, Inc.	USA	82.06%
GATV Productions, Inc.	USA	82.06%
Geek Productions, Inc.	USA	82.06%
Genesis Video Entertainment, Inc.	USA	82.06%
Georgetown Productions Ltd.	Canada	82.06%
Georgetown Productions, Inc.	USA	82.06%
Giant Bowling Pin Productions, Inc.	USA	82.06%
Glen Avenue Films, Inc.	USA	82.06%
Glimpse of Hell Productions Ltd.	Canada	82.06%
Glimpse of Hell Productions, Inc.	USA	82.06%
Glow Productions Ltd.	Canada	82.06%
Gold Key Entertainment, Inc.	USA	82.06%
Gone Fission, Inc.	USA	82.06%

Good Ghouls, Inc.	USA	82.06%
Green River Productions Ltd.	Canada	82.06%
Greenleaves Productions, Inc.	USA	82.06%
GTH-103, Inc.	USA	82.06%
Gum Tree Productions Pty. Limited	Aust	82.06%
Guthy-Renker Holding Corporation	USA	82.06%
Harmon Cove Productions, Inc.	USA	82.06%
Harsh Realm US Prodco, Inc.	USA	82.06%
HEC Holdco, Inc.	USA	82.06%
Highgate Pictures, Inc.	USA	82.06%
Highgate Productions, Inc.	USA	82.06%
Hispano FoxFilm S.A.E.	Spain	82.06%
Hornrim Productions, Inc.	USA	82.06%
Hot Zone Productions, Inc.	USA	82.06%
HP Integration, Inc.	USA	82.06%
Hurt Bert Productions, Inc.	USA	82.06%
HZ Productions Ltd.	Canada	82.06%
In-Cine Distribuitora Cinematografica, S.L.	Spain	82.06%
ISP Transponder LLC	USA	82.06%
J&A Productions, Inc.	Canada	82.06%
KCOP Television, Inc.	USA	82.06%
KDFW License, Inc.	USA	82.06%

Company	Country of Incorporation	Percent Ownership
KDFW Television, Inc.	USA	82.06%
KNSD License, Inc.	USA	82.06%
Kronenberg Chronicles, Inc.	USA	82.06%
KSAZ License, Inc.	USA	82.06%
KSAZ Television, Inc.	USA	82.06%
KTBC License, Inc.	USA	82.06%
KTBC Television, Inc.	USA	82.06%
KTVI License, Inc.	USA	82.06%
KTVI Television, Inc.	USA	82.06%
L.C. Holding Corp.	USA	82.06%
LAPTV A Corporation	USA	82.06%
LAPTV B Corporation	USA	82.06%
Larchmont Productions, Inc.	USA	82.06%
Latin America Finance Company, Inc.	Cayman Islands	82.06%
Law Productions Ltd.	Canada	82.06%
Leap Off Productions, Inc.	USA	82.06%
Learning Corporation of America	USA	82.06%
Learning Corporation of America Films, Inc.	USA	82.06%
Les Productions Fox Europa S.A.	France	82.06%
Liberty Productions, Inc.	USA	82.06%
Liberty/Fox Southeast LLC	USA	82.06%
Library Holdings, Inc.	USA	82.06%
Looks At Productions, Inc.	USA	82.06%
Lunit Productions, Inc.	USA	82.06%
Millennium Canadian Productions East Ltd.	Canada	82.06%
Millennium Canadian Productions Ltd.	Canada	82.06%
Millennium US Prodco, Inc.	USA	82.06%
Mirror Pictures Corporation	USA	82.06%
Monet Lane Prods., Inc.	USA	82.06%
Monty Two, Inc.	USA	82.06%
Mooseport Productions, Inc.	USA	82.06%
Mounty Productions Ltd.	Canada	82.06%
Movietonews, Inc.	USA	82.06%
MVP Video Productions, Inc.	USA	82.06%
NA Property Holdings, Inc.	USA	82.06%
National Studios, Inc.	USA	82.06%
Natural Blonde Films, Inc.	USA	82.06%
Natural History New Zealand Ltd.	NZ	82.06%
Netherlands Fox Film Corporation B.V.	Netherlands	82.06%
New Dallas Media, Inc.	USA	82.06%
New DMIC, Inc.	USA	82.06%
New Millennium Investors LLC	USA	82.06%
New World Administration	USA	82.06%
New World Animation, Ltd.	USA	82.06%
New World Communications Group Incorporated	USA	82.06%
New World Communications of Atlanta, Inc.	USA	82.06%
New World Communications of Detroit, Inc.	USA	82.06%
New World Communications of Kansas City, Inc.	USA	82.06%

New World Communications of Milwaukee, Inc.	USA	82.06%
New World Communications of Ohio, Inc.	USA	82.06%
New World Communications of St Louis, Inc.	USA	82.06%

Company	Country of Incorporation	Percent Ownership
New World Communications of Tampa, Inc.	USA	82.06%
New World Entertainment, Ltd.	USA	82.06%
New World Pictures, Ltd.	USA	82.06%
New World Television Incorporated	USA	82.06%
New World Television Productions, Inc.	USA	82.06%
New World Television Programming	USA	82.06%
New World Video	USA	82.06%
New World/Genesis Distribution	USA	82.06%
News Broadcasting Japan Co. Ltd.	USA	82.06%
News From The Edge Productions Ltd.	USA	82.06%
News From The Edge, Inc.	USA	82.06%
News Germany Holding GmbH	USA	82.06%
News Preferred Finance, Inc.	USA	82.06%
NF Productions, Inc.	USA	82.06%
Norcal Communications, Inc.	USA	82.06%
Northgate Productions, Inc.	USA	82.06%
NW Communications of Austin, Inc.	USA	82.06%
NW Communications of Phoenix, Inc.	USA	82.06%
NW Communications of San Diego, Inc.	USA	82.06%
NW Communications of Texas, Inc.	USA	82.06%
NW Management Incorporated	USA	82.06%
NW Programs Incorporated	USA	82.06%
NWC Acquisition Corporation	USA	82.06%
NWC Holdings Corporation	USA	82.06%
NWC Intermediate Holdings Corporation	USA	82.06%
NWC Management Corporation	USA	82.06%
NWC Sub I Holdings Corporation	USA	82.06%
NWC Sub II Holdings Corporation	USA	82.06%
NWCG Holdings Corporation	USA	82.06%
NWE Holdings Corporation	USA	82.06%
NWE Sub I Incorporated	USA	82.06%
NWTV Intermediate Holdings Corporation	USA	82.06%
O/Y Fox Film A/B	Finland	82.06%
Oregon Television, Inc.	USA	82.06%
P&T Productions, Inc.	USA	82.06%
Panoramic Productions, Inc.	USA	82.06%
Pico Films, Inc.	USA	82.06%
Pinelands Broadcasting, Inc.	USA	82.06%
Pinelands, Inc.	USA	82.06%
President Video Limited	UK	82.06%
Prime Network LLC	USA	82.06%
Prime Time Media, Inc.	USA	82.06%
Rags Productions, Inc.	USA	82.06%
Raekwon Productions Ltd.	Canada	82.06%
Raekwon Productions, Inc.	USA	82.06%
Ray Tracing Films, Inc.	USA	82.06%
Redemption Productions, Inc.	USA	82.06%
Redweed Productions, LLC	USA	82.06%
REI Datacast, Inc.	USA	82.06%
Reunite Productions, Inc.	USA	82.06%
Rewind Music, Inc.	USA	82.06%
Rubicon Enterprises, Inc.	USA	82.06%
SAI Productions Ltd.	Canada	82.06%
Say It Isn’t So Productions, Inc.	USA	82.06%
SC Productions, Inc.	USA	82.06%
Schrodinger’s Cat Productions, Inc.	USA	82.06%
SCI Sub 1 Incorporated	USA	82.06%
SCI Subsidiary Corporation	USA	82.06%
SCPI, Inc.	USA	82.06%

Company	Country of Incorporation	Percent Ownership
Servicios BST, S.A. de C.V.	Mexico	82.06%
Seven Seas Ventures II, Inc.	USA	82.06%
Shadow Productions, Ltd.	UK	82.06%
Shadow Walkers Productions Ltd.	Canada	82.06%
Shoot the Horse Productions, Inc.	USA	82.06%
Sin Eater Productions, Inc.	USA	82.06%
Small Cages Productions, Inc.	USA	82.06%
SOB Productions, Inc.	USA	82.06%

Speed Channel, Inc.	USA	82.06%
Sports Geniuses, Inc.	USA	82.06%
Sports Holding, Inc.	USA	82.06%
Sports One, LLC	USA	82.06%
SportSouth Holdings, LLC	USA	82.06%
Springwood Productions, Inc.	USA	82.06%
Sprocket Music, Inc.	USA	82.06%
STF Productions, Inc.	USA	82.06%
Strange Universe Productions, Inc.	USA	82.06%
Strange World Productions, Inc.	USA	82.06%
Strike-A-Match Productions, Inc.	USA	82.06%
Studios De La Playa, S.A. de C.V.	Mexico	82.06%
Sunshine Network, Inc.	USA	82.06%
TCF Canadian TV Enterprises, Inc.	USA	82.06%
TCF Digital Holdings, Inc.	USA	82.06%
TCF Distributing, Inc.	USA	82.06%
TCF Eastern Europe, Inc.	USA	82.06%
TCF Harsh Realm Productions, Inc.	USA	82.06%
TCF Hungary Film Rights Exploitation, Limited Liability Company	Hungary	82.06%
TCF Music Publishing, Inc.	USA	82.06%
TCF Speed II Productions, Inc.	USA	82.06%
TCFTV Canadian Productions, Inc.	USA	82.06%
TCFTV Canadian Services, Inc.	USA	82.06%
TCFTV CanPro II, Inc.	Canada	82.06%
TCFTV CanPro III Ltd.	Canada	82.06%
TCFTV CanPro, Inc.	USA	82.06%
TCFTV US Prodco #1, Inc.	USA	82.06%
TCFTV US Prodco #2, Inc.	USA	82.06%
TCFTV US Prodco #3, Inc.	USA	82.06%
TCFTV US Prodco #4, Inc.	USA	82.06%
TCFTV US Prodco #5, Inc.	USA	82.06%
TCFTV US Prodco #6, Inc.	USA	82.06%
TCFTV US Prodco #7, Inc.	USA	82.06%
TCFTV US Prodco #8, Inc.	USA	82.06%
TCFTV US Prodco #9, Inc.	USA	82.06%
TCFTV US Prodco #10, Inc.	USA	82.06%
TCFTV US Prodco #11, Inc.	USA	82.06%
TCFTV US Prodco #12, Inc.	USA	82.06%
TCFTV Van II Services Ltd.	USA	82.06%
TCFTV Van Services Ltd.	Canada	82.06%
TCFTV Worldwide Productions, Inc.	Canada	82.06%
The Barn Productions, Inc.	USA	82.06%
The Colony Productions, Inc.	USA	82.06%
The Fox Interactive Store, Inc.	USA	82.06%
The Fox Store, Inc.	USA	82.06%
The Greenblatt Janollari Studio, Inc.	USA	82.06%

Company	Country of Incorporation	Percent Ownership
The Test Productions, Inc.	USA	82.06%
Tintagel Investors L.L.C.	USA	82.06%
Tomorrow Films Ltd.	USA	82.06%
Transient Films, Inc.	Canada	82.06%
Trash Productions, Inc.	USA	82.06%
TVF II Productions, Inc.	USA	82.06%
TVF Productions, Inc.	USA	82.06%
TVM Productions, Inc.	USA	82.06%
TVT License, Inc.	USA	82.06%
Twelve Mile Road Productions Ltd.	USA	82.06%
Twelve Mile Road Productions, Inc.	Canada	82.06%
Twentieth Century Fox A/O	Russia	82.06%
Twentieth Century Fox Canada Limited	Canada	82.06%
Twentieth Century Fox Chile, Inc.	USA	82.06%
Twentieth Century Fox Distributing Corporation	USA	82.06%
Twentieth Century Fox Film (East) Private Limited	Singapore	82.06%
Twentieth Century Fox Film (Malaya) Sendirian Berhad	Malaysia	82.06%
Twentieth Century Fox Film Belge S.A.	Belgium	82.06%
Twentieth Century Fox Film Company (Export) Limited	UK	82.06%
Twentieth Century Fox Film Company Limited	UK	82.06%

Twentieth Century Fox Film Company Services Limited	UK	82.06%
Twentieth Century Fox Film Corporation	USA	82.06%
Twentieth Century Fox Film Corporation (Australia) Pty. Limited	Aust	82.06%
Twentieth Century Fox Film Corporation Betriebsgesellschaft fur die Schweiz	Switzerland	82.06%
Twentieth Century Fox Film de Mexico, S.A.	Mexico	82.06%
Twentieth Century Fox Film Netherlands B.V.	Netherlands	82.06%
Twentieth Century Fox Films S.A.	Panama	82.06%
Twentieth Century Fox France, Inc.	USA	82.06%
Twentieth Century Fox Home Entertainment AB	Sweden	82.06%
Twentieth Century Fox Home Entertainment Australia Pty. Limited	Aust	82.06%
Twentieth Century Fox Home Entertainment B.V.	Netherlands	82.06%
Twentieth Century Fox Home Entertainment Canada Limited	Canada	82.06%
Twentieth Century Fox Home Entertainment de Mexico S.A. de C.V.	Mexico	82.06%
Twentieth Century Fox Home Entertainment Espana S.A.	Spain	82.06%
Twentieth Century Fox Home Entertainment France S.A.	France	82.06%
Twentieth Century Fox Home Entertainment Germany GmbH	Germany	82.06%
Twentieth Century Fox Home Entertainment Italia S.r.l.	Italy	82.06%
Twentieth Century Fox Home Entertainment Japan KK	Japan	82.06%

Company	Country of Incorporation	Percent Ownership
Twentieth Century Fox Home Entertainment Korea	Korea	82.06%
Twentieth Century Fox Home Entertainment Latin America, Inc.	Cayman Islands	82.06%
Twentieth Century Fox Home Entertainment Limited	UK	82.06%
Twentieth Century Fox Home Entertainment Middle East, Inc.	USA	82.06%
Twentieth Century Fox Home Entertainment South Pacific Pty. Limited	Aust	82.06%
Twentieth Century Fox Home Entertainment,	USA	82.06%
Twentieth Century Fox Hong Kong, Inc.	USA	82.06%
Twentieth Century Fox Import Corporation	USA	82.06%
Twentieth Century Fox, Inc., U.S.A.	USA	82.06%
Twentieth Century Fox India, Inc.	USA	82.06%
Twentieth Century Fox Inter-America,	USA	82.06%
Twentieth Century Fox International Corporation	USA	82.06%
Twentieth Century Fox International Limited	UK	82.06%
Twentieth Century Fox International Telecommunications Distribution, Inc.	USA	82.06%
Twentieth Century Fox International Television Distribution, Inc.	USA	82.06%
Twentieth Century Fox International Television, Inc.	USA	82.06%
Twentieth Century Fox International Theatrical Distribution, Inc.	USA	82.06%
Twentieth Century Fox Japan, Inc.	USA	82.06%

Twentieth Century Fox Italy S.p.A., Inc.	Italy	82.06%
Twentieth Century Fox Italy S.p.A., Inc.	USA	82.06%
Twentieth Century Fox Korea, Inc.	Korea	82.06%
Twentieth Century Fox Latin America Theatrical, Inc.	Cayman Islands	82.06%

Company	Country of Incorporation	Percent Ownership
Twentieth Century Fox Licensing & Merchandising Limited	UK	82.06%
Twentieth Century Fox Merchandise Store, Inc.	USA	82.06%
Twentieth Century Fox Norway A.S.	Norway	82.06%
Twentieth Century Fox of Germany GmbH	Germany	82.06%
Twentieth Century Fox Pakistan, Inc.	USA	82.06%
Twentieth Century Fox Pay Television (Australia) Pty. Limited	Aust	82.06%
Twentieth Century Fox Peruana S.A.	Peru	82.06%
Twentieth Century Fox Philippines, Inc.	Philippines	82.06%
Twentieth Century Fox Productions Limited	UK	82.06%
Twentieth Century Fox Puerto Rico, Inc.	Rico	82.06%
Twentieth Century Fox Studio Club	USA	82.06%
Twentieth Century Fox Telecommunications International, Inc.	USA	82.06%
Twentieth Century Fox Television Limited	UK	82.06%
Twentieth Century Fox Thailand, Inc.	USA	82.06%
Twentieth Century Fox Titanic Productions, Inc.	USA	82.06%
Twentieth Century Fox Trinidad Limited	Trinidad	82.06%
Twentieth Century Fox Worldwide Productions, Inc.	USA	82.06%
Twentieth Century Fox, Sweden Aktiebolaget	Sweden	82.06%
Twentieth Television, Inc.	USA	82.06%
Twenty-First Century Film Corporation	USA	82.06%
Twenty-First Century Fox Corporation	USA	82.06%
Twenty-First Century Fox Film Company Limited	UK	82.06%
Twenty-First Century Fox Film Distributors Pty. Limited	Aust	82.06%
Twenty-First Century Fox Italy S.r.l.	Italy	82.06%
Twenty-First Century Fox Mexico, S.A. de C.V.	Mexico	82.06%
Twenty-First Century Fox Productions, Inc.	USA	82.06%
Twenty-First Century Fox Varieties, Inc.	USA	82.06%
TX Productions, Inc.	USA	82.06%
UEG Productions, Inc.	USA	82.06%
United Entertainment Group, Inc.	USA	82.06%
USLaws, Inc.	USA	82.06%
USS and Productions, Inc.	USA	82.06%
UTV of Baltimore, Inc.	USA	82.06%
UTV of Orlando, Inc.	USA	82.06%
UTV of San Francisco, Inc.	USA	82.06%
Van Ness Films, Inc.	USA	82.06%
Venue Merchandising, Inc.	USA	82.06%
Verde River Productions, Inc.	USA	82.06%
Very Imaginative Pictures, Inc.	USA	82.06%
WAGA License, Inc.	USA	82.06%
WBRC and WGHP Holdings Corporation	USA	82.06%
WBRC and WGHP Television Corporation	USA	82.06%
WBRC License, Inc.	USA	82.06%
WDAF License, Inc.	USA	82.06%
WDAF Television, Inc.	USA	82.06%
Wedron Silica Company	USA	82.06%
Welcome Productions Ltd.	Canada	82.06%
West End Circle Studios, Inc.	USA	82.06%
Westgate Productions, Inc.	USA	82.06%

Company	Country of Incorporation	Percent Ownership
WFXT, Inc.	USA	82.06%
WGHP License, Inc.	USA	82.06%
WITI License, Inc.	USA	82.06%
WJBK License, Inc.	USA	82.06%
WJW License, Inc.	USA	82.06%
Wolg Productions, Inc.	USA	82.06%
World War III Productions Ltd.	Canada	82.06%
World War III Productions, Inc.	USA	82.06%
WWOR-TV, Inc.	USA	82.06%
X-F Productions, Inc.	USA	82.06%
XM2 Productions, Inc.	USA	82.06%

NDS GROUP plc.	UK	77.51%
Digi Media Vision Limited	UK	77.51%
NDS Americas, Inc.	USA	77.51%
NDS Asia Pacific Limited	HK	77.51%
NDS Asia Pacific Pty. Limited	Aust	77.51%
NDS Beijing Information Technology Co	China	77.51%
NDS Limited	UK	77.51%
NDS Marketing Israel Limited **	Israel	77.51%
NDS Technologies France SAS	France	77.51%
NDS Technologies Israel Limited **	Israel	77.51%
News Datacom Limited	UK	77.51%
OpenBet Software Limited	UK	77.51%
Orbis Technology Limited	UK	77.51%
Visionik A/S	Denmark	77.51%

*	These entities are consolidated as the Group has 61.4% voting rights.
**	Companies of which firms other than Ernst & Young or its affiliates have acted as auditors.
***	These entities are consolidated as the Group has a majority of Board seats.

BVI represents British Virgin Islands.

USVI represents United States Virgin Islands.

UAE represents United Arab Emirates

PNG represents Papua New Guinea

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-106837 and Form S-8 Nos. 333-112428, 333-112405, 333-4962, 333-51434, 333-6324, 333-7466 and 333-51434) of our report dated August 27, 2004 (except for Notes 3 and 27, as to which the date is November 23, 2004), with respect to the consolidated financial statements of News Corporation included in this Annual Report (Form 8-K) for the year ended June 30, 2004.

/s/ Ernst & Young LLP

New York, New York

November 23, 2004

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-106837 and Form S-8 Nos. 333-112428, 333-112405, 333-4962, 333-51434, 333-6324, 333-7466 and 333-51434) of News Corporation of our report dated August 11, 2004, with respect to the consolidated financial statements of Fox Entertainment Group, Inc. for the year ended June 30, 2004, included in this Annual Report (Form 8-K) for the year ended June 30, 2004.

/s/ Ernst & Young LLP

Los Angeles, California

November 23, 2004

Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-106837 and Form S-8 Nos. 333-112428, 333-112405, 333-4962, 333-51434, 333-6324, 333-7466 and 333-51434) of News Corporation of our report dated February 23, 2004 (except for items c, d, e of Note 19, as to which the date is March 2, 2004), with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. for the year ended December 31, 2003, included in this Annual Report (Form 8-K) for the year ended June 30, 2004.

/s/ Ernst & Young LLP

Los Angeles, California

November 23, 2004

Exhibit 31.1

CERTIFICATION AS ADOPTED PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, K. Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation, certify that:

I have reviewed this report on Form 8-K of News Corporation;

1.             Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

2.             Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

3.             The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

4.             The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ K. Rupert Murdoch
K. Rupert Murdoch
Chairman and Chief Executive Officer
November 24, 2004

Exhibit 31.2

CERTIFICATION AS ADOPTED PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, David F. DeVoe, Chief Financial Officer of News Corporation, certify that:

I have reviewed this report on Form 8-K of News Corporation;

1.             Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

2.             Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

3.             The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

4.             The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ David F. DeVoe
David F. DeVoe
Chief Financial Officer
November 24, 2004

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Current Report of News Corporation (“News Corp”) on Form 8-K, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, K. Rupert Murdoch, Chairman and Chief Executive Officer of News Corp, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of News Corp.

/s/ K. Rupert Murdoch
K. Rupert Murdoch
Chairman and Chief Executive Officer
November 24, 2004

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Current Report of News Corporation (“News Corp”) on Form 8-K, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David F. DeVoe, Chief Financial Officer of News Corp, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of News Corp.

/s/ David F. DeVoe
David F. DeVoe
Chief Financial Officer
November 24, 2004